As filed with the Securities and Exchange Commission on February 14, 2022
Registration
No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM
S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

DYNAMICS SPECIAL PURPOSE CORP.
(Exact name of Registrant as specified in its charter)

Delaware	6770	86-2437900
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
2875 El Camino Real
Redwood City, California, 94061
United States of America
Telephone: (408)
212-0200
(Address, including zip code and telephone number, including area code, of Registrant’s principal executive offices)

Mostafa Ronaghi, Chief Executive Officer
c/o Dynamics Special Purpose Corp.
2875 El Camino Real
Redwood City, California, 94061
United States of America
Telephone: (408)
212-0200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Alan F. Denenberg Davis Polk & Wardwell LLP 1600 El Camino Real Menlo Park, CA 94025 Telephone: (650) 752-2000	Jocelyn M. Arel Maggie Wong Michael R. Patrone Goodwin Procter LLP 620 Eigth Avenue New York, NY 10018 Telephone: (212) 813-8800

Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after this Registration Statement is declared effective and all other conditions to the transactions contemplated by the Business Combination Agreement described in the enclosed proxy statement/prospectus have been satisfied or waived.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated
filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in
Rule 12b-2
of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act
Rule 13e-4(i)
(Cross-Border Issuer Tender Offer)  ☐
Exchange Act
Rule 14d-1(d)
(Cross-Border Third-Party Tender Offer)  ☐
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. These securities may not be issued until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This preliminary proxy statement/prospectus does not constitute an offer to sell or a solicitation of offers to buy these securities in any jurisdiction in which such offer or sale is not permitted.

PRELIMINARY — SUBJECT TO COMPLETION, DATED     , 2022
PROXY STATEMENT FOR SPECIAL MEETING OF
DYNAMICS SPECIAL PURPOSE CORP.
PROSPECTUS FOR 26,000,000 SHARES OF CLASS A COMMON STOCK

All of the members of the board of directors of Dynamics Special Purpose Corp., a Delaware corporation (“DYNS”), voting on the transaction approved the Business Combination Agreement, dated as of December 19, 2021 (as amended from time to time, the “Business Combination Agreement”), as amended on February 12, 2022 by Amendment No. 1 to Business Combination Agreement, by and among DYNS, Explore Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of DYNS (“Merger Sub”), and Senti Biosciences, Inc., a Delaware corporation (“Senti”), pursuant to which Merger Sub will merge with and into Senti, with Senti surviving as a wholly owned subsidiary of DYNS (the “Business Combination”). In connection with the consummation of the Business Combination, DYNS will change its corporate name to “Senti Biosciences, Inc.” In this proxy statement/prospectus, when we refer to “Senti,” we mean Senti Biosciences, Inc. prior to the consummation of the Business Combination, and when we refer to “New Senti” or the “Combined Company” we mean DYNS, under its new corporate name after the consummation of the Business Combination.
At the effective time of the Business Combination (the “Effective Time”), (i) each outstanding share of Senti common stock will be cancelled and converted into the right to receive a number of shares of Class A Common Stock equal to the Exchange Ratio (as defined in this proxy statement/prospectus); (ii) each outstanding share of Senti preferred stock will be cancelled and converted into the right to receive a number of shares of Class A Common Stock equal to (A) the aggregate number of shares of Senti common stock that would be issued upon conversion of the shares of Senti preferred stock based on the applicable conversion ratio immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio; and (iii) each outstanding Senti option will be converted into an option to purchase a number of shares of Class A Common Stock equal to (A) the number of shares of Senti common stock subject to such option immediately prior to the Effective time, multiplied by (B) the Exchange Ratio, at an exercise price per share equal to the current exercise price per share for such option divided by the Exchange Ratio; in each case, rounded down to the nearest whole share, and rounded up to the nearest whole cent in the case of the exercise price of the Senti options. Holders of shares of Senti common stock and Senti preferred stock may also be eligible to receive up to an aggregate of 2,000,000 shares of Class A Common Stock based on the share price of the Class A Common Stock following the Business Combination or, in some circumstances, upon a change of control of New Senti. See the section titled “
Proposal 1: The Business Combination Proposal
.” Based on an assumed closing date of          2022 for the Business Combination, the Exchange Ratio is approximately         . Based on this Exchange Ratio, the total number of shares of Class A Common Stock expected to be issued in connection with the Business Combination (not including shares that will be issuable upon exercise of outstanding stock options) is approximately         shares, and these shares are expected to represent approximately         % or         % of the issued and outstanding shares of Class A Common Stock immediately following the closing of the PIPE Investment (as defined in this proxy statement/prospectus) and the Business Combination, assuming no redemptions occur and maximum redemptions occur, respectively, and assuming that no shares of Class A Common Stock subject to Non-Redemption Agreements (as defined in this proxy statement/prospectus) are redeemed. Please see the section of the accompanying proxy statement/prospectus entitled
“Unaudited Pro Forma Condensed Combined Financial Information”
for further information regarding what constitutes a “maximum redemption” scenario.
Proposals to approve the Business Combination Agreement and the other matters discussed in this proxy statement/prospectus will be presented for approval by DYNS’s stockholders at the special meeting of stockholders of DYNS (the “Special Meeting”) scheduled to be held on         , 2022, in virtual format.
DYNS’s Class A Common Stock is currently listed on The Nasdaq Capital Market (“Nasdaq”) under the symbol “DYNS.” DYNS intends to apply to continue the listing of the shares of Class A Common Stock effective upon the consummation of the Business Combination on Nasdaq under the proposed symbol “SNTB.” No shares will trade on Nasdaq under the symbol “DYNS” following the consummation of the Business Combination. It is a condition of the consummation of the Business Combination that the Class A Common Stock is approved for listing on Nasdaq (subject only to official notice of issuance thereof), but there can be no assurance such listing condition will be met. If such listing condition is not met, the Business Combination will not be consummated unless the listing condition set forth in the Business Combination Agreement is waived by the parties to that agreement.
DYNS is an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended, and has elected to comply with certain reduced public company reporting requirements.
This proxy statement/prospectus incorporates by reference important business and financial information about DYNS from documents that are not included in or delivered with this proxy statement/prospectus. You can obtain documents incorporated by reference in this proxy statement/prospectus and other filings of DYNS with the Securities and Exchange Commission (the “SEC”) by visiting its website at
www.sec.gov
or requesting them in writing or by telephone from DYNS at the following address:
2875 El Camino Real
Redwood City, California, 94061
Telephone: (408)
212-0200
You will not be charged for any of these documents that you request. Stockholders requesting documents should do so by         , 2022 (five business days prior to the date of the Special Meeting) in order to receive them before the Special Meeting.
This proxy statement/prospectus provides you with detailed information about the Business Combination and other matters to be considered at the Special Meeting. We urge you to carefully read this entire document and the documents incorporated herein by reference. In particular, you should review the matters discussed under the heading “Risk Factors” beginning on page 22 of this proxy statement/prospectus.
Neither the SEC nor any state securities commission has approved or disapproved of the transactions described in this proxy statement/prospectus or the securities referenced herein, passed upon the merits or fairness of the Business Combination or related transactions, or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.
The proxy statement/prospectus is dated         , 2022 and is first being mailed to stockholders of DYNS on or about         , 2022.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
OF DYNAMICS SPECIAL PURPOSE CORP.
To Be Held On             , 2022
To the Stockholders of Dynamics Special Purpose Corp.:
NOTICE IS HEREBY GIVEN that a special meeting of stockholders (the “Special Meeting”) of Dynamics Special Purpose Corp., a Delaware corporation (“DYNS,” “we,” “our” or “us”), will be held on             , 2022, at             A.M. Eastern time, via live webcast at the following address:

. You will need the
12-digit
meeting control number that is printed on your proxy card to enter the Special Meeting. DYNS recommends that you log in at least 15 minutes before the Special Meeting to ensure you are logged in when the Special Meeting starts. Please note that you will not be able to attend the Special Meeting in person. You are cordially invited to attend the Special Meeting to consider the following proposals (the “Proposals”):

1.
to (a) adopt and approve the Business Combination Agreement, dated as of December 19, 2021 (the “Business Combination Agreement”), as amended on February 12, 2022 by Amendment No. 1 to Business Combination Agreement, among DYNS, Explore Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of DYNS (“Merger Sub”), and Senti Biosciences, Inc., a Delaware corporation (“Senti”), pursuant to which Merger Sub will merge with and into Senti, with Senti surviving the merger as a wholly-owned subsidiary of DYNS (the “Combined Company”) and (b) approve such merger and the other transactions contemplated by the Business Combination Agreement (the “Business Combination”), and (c) adopt and approve each Ancillary Document (as defined in the Business Combination Agreement) to which DYNS is a party and approve all transactions contemplated therein. Subject to the terms and conditions set forth in the Business Combination Agreement, at the effective time of the Business Combination (the “Effective Time”):

(i)
each outstanding share of Senti common stock will be cancelled and converted into the right to receive a number of shares of Class A Common Stock (rounded down to the nearest whole share) equal to the Exchange Ratio (as defined in the accompanying proxy statement/prospectus);

(ii)
each outstanding share of Senti preferred stock will be cancelled and converted into the right to receive a number of shares of Class A Common Stock (rounded down to the nearest whole share) equal to (A) the aggregate number of shares of Senti common stock that would be issued upon conversion of the shares of Senti preferred stock based on the applicable conversion ratio immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio;

(iii)
each outstanding Senti option (whether vested or unvested) will be converted into an option to purchase a number of shares of Class A Common Stock (rounded down to the nearest whole share) equal to (A) the number of shares of Senti common stock subject to such option immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio, at an exercise price per share equal to the current exercise price per share for such option divided by the Exchange Ratio (rounded up to the nearest whole cent); and

(iv)
holders of shares of Senti common stock and Senti preferred stock may also be eligible to receive up to an aggregate of 2,000,000 shares of Class A Common Stock based on the share price of the Class A Common Stock following the Business Combination or, in some circumstances, upon a change of control of New Senti.

We refer to this proposal as the “Business Combination Proposal.” A copy of the Business Combination Agreement and Amendment No.1 to Business Combination Agreement is attached to the accompanying proxy statement/prospectus as
Annex A and Annex AA
,
respectively
;

2.
to approve, assuming the Business Combination Proposal is approved and adopted, a proposed second amended and restated certificate of incorporation (the “Proposed Charter,” a copy of which is attached to the accompanying proxy statement/prospectus as
Annex
 B
), which will amend and restate DYNS’s current Amended and Restated Certificate of Incorporation (the “Current Charter”), and amended by-laws
for the Combined Company (a copy of which is also attached to the accompanying proxy statement/prospectus at
Annex
 B
), which will be in effect upon the closing (the “Closing”) of the Business Combination (the “Charter Amendment Proposal”);

3.
to approve, on a
non-binding
advisory basis, the following material differences between the Proposed Charter and the Current Charter, which are being presented pursuant to guidance of the Securities and Exchange Commission as seven separate sub-proposals
(the “Advisory Charter Amendment Proposals”):

(a)	Advisory Charter Proposal A — to change the corporate name of the Combined Company to “Senti Biosciences, Inc.” on and from the time of the Business Combination;

(b)	Advisory Charter Proposal B — to increase the authorized shares of common stock of the Combined Company to shares;

(c)	Advisory Charter Proposal C — to increase the authorized shares of preferred stock that the Combined Company’s board of directors could issue to shares;

(d)
Advisory Charter Proposal D — to provide that certain named individuals be elected to serve as Class I, Class II and Class III directors to serve staggered terms on the board of directors of New Senti until their respective successors are duly elected and qualified, or until their earlier resignation, death, or removal and to provide that the removal of any director be only for cause (and by the affirmative vote of at least 75% of the Combined Company’s then-outstanding shares of capital stock entitled to vote generally in the election of directors);

(e)
Advisory Charter Proposal E — to provide that certain amendments to provisions of the Proposed Charter will require the approval of at least 75% of the Combined Company’s then-outstanding shares of capital stock entitled to vote on such amendment and of each class entitled to vote thereon as a class;

(f)
Advisory Charter Proposal F — to make the Combined Company’s corporate existence perpetual instead of requiring DYNS to be dissolved and liquidated 24 months following the closing of DYNS’s initial public offering (the “Initial Public Offering”), and to omit from the Proposed Charter the various provisions applicable only to special purpose acquisition companies; and

(g)	Advisory Charter Proposal G — to remove the provision that allows stockholders to act by written consent as opposed to holding a stockholders meeting.

4.
to approve, assuming the Business Combination Proposal is approved and adopted, for purposes of complying with the applicable provisions of Nasdaq Listing Rule 5635, (a) the issuance of up to 26,000,000 shares of Class A Common Stock in connection with the Business Combination, which amount will be determined as described in more detail in the accompanying proxy statement/prospectus, and (b) the issuance of an aggregate of 6,680,000 shares of Class A Common Stock in a private placement (the “PIPE Investment”) concurrent with the Business Combination (the “Nasdaq Stock Issuance Proposal”);

5.
to approve, assuming the Business Combination Proposal is approved and adopted, the appointment of seven directors who, upon consummation of the Business Combination, will become directors of the Combined Company (the “Director Election Proposal”);

6.
to approve, assuming the Business Combination Proposal is approved and adopted, the Incentive Plan, a copy of which is attached to the accompanying proxy statement/prospectus as
Annex
 C
, which will become effective as of and contingent on the consummation of the Business Combination (the “Incentive Plan Proposal”);

7.
to approve, assuming the Business Combination Proposal is approved and adopted, the ESPP, a copy of which is attached to the accompanying proxy statement/prospectus as
Annex D
, which will become effective as of and contingent on the consummation of the Business Combination (the “ESPP Proposal”); and

8.
to approve a proposal to adjourn the Special Meeting to a later date or dates if it is determined that more time is necessary or appropriate, in the judgment of the board of directors of DYNS or the officer presiding over the Special Meeting, for DYNS to consummate the Business Combination (the “Adjournment Proposal”).

Only holders of record of Class A Common Stock and Class B Common Stock of DYNS (collectively, the “DYNS Common Stock”) at the close of business on             , 2022 (the “Record Date”) are entitled to notice of

the Special Meeting and to vote at the Special Meeting and any adjournments or postponements of the Special Meeting. A complete list of DYNS stockholders of record entitled to vote at the Special Meeting will be available for ten (10) days before the Special Meeting at the principal executive offices of DYNS for inspection by stockholders during ordinary business hours for any purpose germane to the Special Meeting.
Pursuant to the Current Charter, DYNS is providing its public stockholders (“Public Stockholders”) with the opportunity to redeem, upon the Closing, the shares of Class A Common Stock (the “Public Shares”) issued in the Initial Public Offering then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the Closing) in the trust account (the “Trust Account”) that holds the proceeds (including interest but less franchise and income taxes payable) of the Initial Public Offering. For illustrative purposes, based on funds in the Trust Account of approximately $             on the Record Date, the estimated per share redemption price would have been approximately             .
Public Stockholders may elect to redeem Public Shares even if they vote for the Business Combination Proposal
. A Public Stockholder, together with any of his, her or its affiliates or any other person with whom he, she or it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, with respect to 20% or more of the Public Shares issued in the Initial Public Offering. DYNS’s Sponsor and DYNS’s other initial stockholders have agreed to waive their redemption rights with respect to any Founder Shares and Private Placement Shares (each as defined in the accompanying proxy statement/prospectus) and any Public Shares they may hold, and the Sponsor has also agreed to waive its redemption rights with respect to any other equity securities it holds in connection with the Closing, and such shares will be excluded from the pro rata calculation used to determine the per-share
redemption price. The Sponsor and DYNS’s other initial stockholders have agreed to vote any Founder Shares, Private Placement Shares and Public Shares owned by them, and the Sponsor has also agreed to vote any other equity securities in favor of the Business Combination Proposal, which represent approximately         % of the voting power of DYNS as of the Record Date. These holders have also agreed to vote their shares in favor of all other Proposals being presented at the Special Meeting.
Pursuant to DYNS’s bylaws, a majority of the shares of DYNS Common Stock entitled to vote, represented at the Special Meeting or by proxy, will constitute a quorum for the transaction of business at the Special Meeting. Under the Delaware General Corporation Law, shares that are voted “abstain” or “withheld” are counted as present for purposes of determining whether a quorum is present at the Special Meeting. Because the Proposals are
“non-discretionary”
items, your broker will not be able to vote uninstructed shares for any of the Proposals. As a result, if you do not provide voting instructions, a broker
“non-vote”
will be deemed to have occurred for each of the Proposals. Broker
“non-votes”
will not be counted as present for purposes of determining whether a quorum is present.
The approval of the Business Combination Proposal requires the affirmative vote of the holders of a majority of the shares of DYNS Common Stock cast in respect of that Proposal and entitled to vote thereon at the Special Meeting, voting together as a single class. The approval of each of the Nasdaq Stock Issuance Proposal, the Incentive Plan Proposal, the ESPP Proposal, the Adjournment Proposal and each of the Advisory Charter Amendment Proposals also requires the affirmative vote of the holders of a majority of the shares of DYNS Common Stock cast in respect of the relevant Proposal and entitled to vote thereon at the Special Meeting, voting together as a single class. The approval of the Charter Amendment Proposal requires the affirmative vote of a majority of the issued and outstanding shares of each of the Class A Common Stock and Class B Common Stock, voting separately, as well as the vote of a majority of the issued and outstanding shares of Class A Common Stock and Class B Common Stock, voting together as a single class.
The approval of the Director Election Proposal requires a plurality vote of the shares of DYNS Class B Common Stock cast in respect of that Proposal and entitled to vote thereon at the Special Meeting. “Plurality” means that the individuals who receive the largest number of votes cast “FOR” are elected as directors. Consequently, any shares not voted “FOR” a particular nominee (whether as a result of an abstention, a direction to withhold authority or a broker non-vote)
will not be counted in the nominee’s favor.
If the Business Combination Proposal is not approved, the Charter Amendment Proposal, the Advisory Charter Amendment Proposals, the Nasdaq Stock Issuance Proposal, the Director Election Proposal, the

Incentive Plan Proposal and the ESPP Proposal will not be presented to the DYNS stockholders for a vote. The approval of the Business Combination Proposal, the Charter Amendment Proposal, the Nasdaq Stock Issuance Proposal, the Director Election Proposal, the Incentive Plan Proposal and the ESPP Proposal are preconditions to the Closing.
As of the Record Date, there was approximately $             in the Trust Account. Each redemption of Public Shares by Public Stockholders will decrease the amount in the Trust Account. DYNS will not redeem Public Shares in an amount that would cause it to have net tangible assets of less than $5,000,001.
Your attention is directed to the proxy statement/prospectus accompanying this notice (including the Annexes thereto) for a more complete description of the proposed Business Combination and related transactions and each of the Proposals. We encourage you to read this proxy statement/prospectus carefully. If you have any questions or need assistance voting your shares, please call our proxy solicitor,          at          or email at         .
            , 2022

By Order of the Board of Directors

Annex A	Business Combination Agreement by and among Dynamics Special Purpose Corp., Explore Merger Sub, Inc., and Senti Biosciences, Inc., dated as of December 19, 2021	A-1
Annex A-A	Amendment No. 1 to Business Combination Agreement by and among Dynamics Special Purpose Corp., Explore Merger Sub, Inc., and Senti Biosciences, Inc., dated as of February 12, 2022
Annex B	Form of Dynamics Special Purpose Corp. Second Amended and Restated Certificate of Incorporation and Amended By-Laws (to be filed by Amendment)	B-1
Annex C	Senti Biosciences, Inc. 2022 Equity Incentive Plan (to be filed by Amendment)	C-1
Annex D	Senti Biosciences, Inc. 2022 Employee Stock Purchase Plan (to be filed by Amendment)	D-1

i

MARKET AND INDUSTRY DATA
Certain information contained in this document relates to or is based on studies, publications, surveys and other data obtained from third-party sources and DYNS’s own internal estimates and research. While we believe these third-party sources to be reliable as of the date of this proxy statement/prospectus, we have not independently verified the market and industry data contained in this proxy statement/prospectus or the underlying assumptions relied on therein. Finally, while we believe our own internal research is reliable, such research has not been verified by any independent source.
TRADEMARKS
This document contains references to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this proxy statement/prospectus may appear without the
®
or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other entities’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other entities.
FREQUENTLY USED TERMS
As used in this proxy statement/prospectus, unless otherwise noted or the context otherwise requires, references to:
“
Anchor Investors”
means the funds and accounts managed by Counterpoint Global (Morgan Stanley Investment Management), T. Rowe Price Group, Inc., ARK Investment Management LLC and Invus Public Equities, L.P.
“
Board
” means DYNS’s board of directors.
“
BofA Securities
” means BofA Securities, Inc., Senti’s financial advisor in connection with the Business Combination.
“
Business Combination
” means the transactions contemplated by the Business Combination Agreement, including the merger between Merger Sub and Senti.
“
Business Combination Agreement
” means the Business Combination Agreement, dated as of December 19, 2021, as amended or modified from time to time, including as amended by Amendment No. 1 to Business Combination Agreement, dated as of February 12, 2022, by and among DYNS, Merger Sub and Senti.
“
Business Combination Consideration
” means the consideration to be paid to holders of Senti common stock, Senti preferred stock and Senti options upon the Closing.
“
Class
 A Common Stock
” means the Class A Common Stock of DYNS, par value $0.0001.
“
Class
 B Common Stock
” means the Class B Common Stock of DYNS, par value $0.0001, which is convertible into shares of Class A Common Stock on a one-for-one
basis.
“
Closing
” means the closing of the Business Combination.
“
Closing Date
” has the meaning given in the Business Combination Agreement.
“
Code
” means the Internal Revenue Code of 1986, as amended.

“
Combined Company
” means DYNS subsequent to the Business Combination (also referred to herein as “
New Senti
”).
“
Concurrent Private Placement
” means the private placement of shares of Class A Common Stock, which was consummated simultaneously with the Initial Public Offering. The shares of Class A Common Stock included within the Concurrent Private Placement are referred to herein as “
Private Placement Shares
.”
“
Continental
” means Continental Stock Transfer & Trust Company, transfer agent for DYNS.
“
Contingency Consideration
” means the aggregate of 2,000,000 shares of Class A Common Stock that holders of shares of Senti common stock and Senti preferred stock may be eligible to receive based on the share price of Class A Common Stock following the Business Combination or, in some circumstances, upon a change of control of New Senti.
“
Current Charter
” means DYNS’s amended and restated certificate of incorporation.
“
DGCL
” means the Delaware General Corporation Law, as amended.
“
Dollars
” or “
$
” means U.S. dollars.
“
DYNS
” means Dynamics Special Purpose Corp., a Delaware corporation.
“
DYNS Common Stock
” means the Class A Common Stock and Class B Common Stock.
“
DYNS’s initial stockholders
” means the Sponsor and any other holders of Founder Shares prior to our Initial Public Offering (or their permitted transferees).
“
Effective Time
” means the effective time of the Business Combination.
“
ESPP
” means the Senti Biosciences, Inc. 2022 Employee Stock Purchase Plan, approved by the Board and the holders of DYNS Common Stock, effective as of and contingent on the consummation of the Business Combination.
“
Exchange Act
” means the Securities Exchange Act of 1934, as amended.
“
Exchange Ratio
” shall have the meaning given to such term in the Business Combination Agreement.
“
Founder Shares
” mean the shares of Class B Common Stock initially purchased by the Sponsor, and the shares of Class A Common Stock issuable upon conversion thereof.
“
HSR Act
” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“
Incentive Plan
” means the Senti Biosciences, Inc. 2022 Equity Incentive Plan, approved by the Board and the holders of DYNS Common Stock, effective as of and contingent on the consummation of the Business Combination.
“
Initial Public Offering
” means the initial public offering of DYNS, which closed on May 28, 2021.
“
Investor Rights Agreement
” means the investor rights agreement into which DYNS, certain of the Senti stockholders and certain of the DYNS stockholders will enter at the Effective Time, the form of which is exhibited to the Business Combination Agreement.

“
JOBS Act
” means the Jumpstart Our Business Startups Act of 2012, as amended.
“
Merger Sub
” means Explore Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of DYNS.
“
Morgan Stanley
” means Morgan Stanley & Co. LLC, DYNS’s financial advisor in connection with the Business Combination and co-placement agent in connection with the PIPE financing.
“
Nasdaq
” means the Nasdaq Stock Market LLC.
“
New Senti
” refers to the Combined Company following the consummation of the Business Combination.
“
New Senti Board
” means the board of directors of New Senti.
“
PIPE Investment
” means the private placement of an aggregate of 6,680,000 shares of Class A Common Stock with the PIPE Investors pursuant to Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder, for a purchase price of $10.00 per share to DYNS in an aggregate amount of $66.8 million, pursuant to subscription agreements with the PIPE Investors.
“
PIPE Investors
” means those investors participating in the PIPE Investment.
“
Proposals
” means each of the Proposals to be considered for approval at the Special Meeting, as set forth in the section entitled
“Summary Term Sheet”
below.
“
Proposed Charter
” means the second amended and restated certificate of incorporation of DYNS, attached to this proxy statement/prospectus as
Annex
 B
.
“
Public Shares
” means the shares of Class A Common Stock issued in the Initial Public Offering.
“
Public Stockholders
” means holders of Class A Common Stock.
“
Record Date
” means             , 2022.
“
Sarbanes-Oxley Act
” means the Sarbanes-Oxley Act of 2002.
“
SEC
” means the U.S. Securities and Exchange Commission.
“
Securities Act
” means the Securities Act of 1933, as amended.
“
Sellers
” means the holders of Senti common stock and Senti preferred stock immediately prior to the Effective Time.
“
Senti
” means Senti Biosciences, Inc., a Delaware corporation.
“
Senti common stock
” means the common stock, par value $0.001 per share, of Senti.
“
Senti options
” means options to purchase Senti common stock, whether vested or unvested.
“
Senti preferred stock
” means the preferred stock, par value $0.001 per share, of Senti designated as Series A preferred stock (“
Series A preferred
”) and Series B preferred stock (“
Series B preferred
”).

“
Special Meeting
” means the special meeting of stockholders of DYNS, scheduled to be held on             , 2022 at          A.M.
“
Sponsor
” means Dynamics Sponsor LLC, a Delaware limited liability company.
“
Trust Account
” means the trust account maintained by Continental, acting as trustee, established for the benefit of holders of Public Shares in connection with the Initial Public Offering.
SUMMARY TERM SHEET
This Summary Term Sheet and the sections entitled “
Questions and Answers About the Proposals
” and “
Summary of the Proxy Statement/Prospectus
” summarize certain information contained in this proxy statement/prospectus, but do not contain all of the information that is important to you. You should carefully read this entire proxy statement/prospectus, including all of the accompanying financial statements and the attached annexes, for a more complete understanding of the matters to be considered at the Special Meeting.

•
DYNS is a special purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

•
On May 28, 2021, DYNS completed its Initial Public Offering of 23,000,000 shares of Class A Common Stock at a price of $10.00 per share, generating proceeds of $230,000,000 before underwriting discounts and expenses. Simultaneously with the closing of the Initial Public Offering, DYNS closed the Concurrent Private Placement of 715,500 shares of Class A Common Stock at a price of $10.00 per share to the Sponsor, generating proceeds of $7,155,000.

•
Senti’s mission is to create a new generation of smarter therapies that can outmaneuver complex diseases in ways previously not implemented by conventional medicines. To accomplish this mission, Senti has built a synthetic biology platform that it believes may enable it to program next-generation cell and gene therapies with what it refers to as “gene circuits.” These gene circuits, which Senti created from novel and proprietary combinations of genetic parts, are designed to reprogram cells with biological logic to sense inputs, compute decisions and respond to their respective cellular environments. Senti aims to design and optimize gene circuits through its Design-Build-Test-Learn Engine, or DBTL Engine, to improve the “intelligence” of cell and gene therapies in order to enhance their therapeutic effectiveness against a broad range of diseases that conventional medicines are unable to address. Senti’s gene circuit platform technologies can be applied in a modality-agnostic manner, with applicability to natural killer (NK) cells, T cells, tumor infiltrating lymphocytes (TILs), stem cells including Hematopoietic Stem Cells (HSCs), in vivo gene therapy and messenger ribonucleic acid (mRNA). All of Senti’s current product candidates are in preclinical development. Senti’s lead product candidates utilize allogeneic chimeric antigen receptor (CAR) NK cells outfitted with its gene circuit technologies in several oncology indications with currently high unmet need. Subject to the successful identification of lead product candidates and the completion of IND-enabling studies, Senti expects to file investigational new drug applications, or INDs, for multiple product candidates starting in 2023.

•
On December 19, 2021, DYNS, Senti and Merger Sub entered into the Business Combination Agreement. Under the terms of the Business Combination Agreement, the parties thereto will enter into a business combination transaction pursuant to which Merger Sub will merge with and into Senti, with Senti surviving as a wholly owned subsidiary of DYNS.

•
In accordance with and subject to the terms of the Business Combination Agreement, the consideration to be paid in connection with the Business Combination is $240,000,000, which will be paid as equity consideration to the Sellers. The Sellers may also be entitled to the Contingency Consideration. For more information regarding the consideration to be paid in connection with the Business Combination, please see the section entitled
“Summary of the Proxy Statement/Prospectus – Business Combination Consideration.”

v

•
Concurrently with the execution of the Business Combination Agreement, DYNS entered into subscription agreements with the PIPE Investors in respect of the PIPE Investment, pursuant to which the PIPE Investors have collectively subscribed for 6,680,000 shares of Class A Common Stock for an aggregate purchase price equal to $66,800,000. The PIPE Investment will be consummated substantially concurrently with the Closing. It is anticipated that upon Closing:

•	the PIPE Investors will own approximately 11% of the outstanding DYNS Common Stock;

•	the Sellers will own approximately 39% of the outstanding DYNS Common Stock;

•	the Sponsor will own approximately 9% of the outstanding DYNS Common Stock; and

•	Public Stockholders will own approximately 41% of the outstanding DYNS Common Stock.
These levels of ownership interest: (i) assume that no Public Shares are elected to be redeemed in connection with the Business Combination, (ii) assume no exercise of any options to purchase Class A Common Stock that will be outstanding immediately following the Business Combination, whether such options are issued under the Incentive Plan or otherwise, (iii) excludes the Contingency Consideration, and (iv) exclude the issuance of any shares in connection with the Incentive Plan and the ESPP following the Business Combination. If the actual facts are different from these assumptions, then the levels of ownership interest set forth above will be different. For more information, please see the section entitled
“Unaudited Pro Forma Condensed Combined Financial Information.”

•
On February 12, 2022, DYNS, Merger Sub, and Senti entered into Amendment No.1 to Business Combination Agreement, to, among other things: (i) clarify section 5.7 of the Business Combination Agreement with respect to certain parameters of the Incentive Plan, and (ii) restructure certain option grants made to Senti employees at the time the Business Combination Agreement was signed, to (a) acknowledge that certain of such employees’ option award agreements reflect the fact that their option grants, which are for a number of shares of Senti common stock, are subject to adjustment, and (b) provide that certain of such employees’ options will commence vesting on the grant date (being the date the Business Combination Agreement was signed) while other employees’ options will commence vesting on the Closing Date.

•
In evaluating the Business Combination, our Board considered various factors in determining whether to approve the Business Combination Agreement. For more information about our decision-making process, as well as other factors, uncertainties and risks considered, see the section entitled “
Proposal 1: The Business Combination Proposal
 — The Board’s Reasons for Approval of the Business Combination
.”

•
Pursuant to the Current Charter, holders of Public Shares may request that we redeem all or a portion of their Public Shares for cash if the Business Combination is consummated. Holder of Public Shares may elect to redeem their Public Shares even if they vote “FOR” the proposal to approve the Business Combination, or any other Proposal. If the Business Combination is not consummated, the Public Shares will be returned to the respective holder or their broker, bank or other nominee. If the Business Combination is consummated, and if a holder of Public Shares properly exercises their right to redeem all or a portion of the Public Shares that they hold, including by timely delivering their shares to Continental, we will redeem such Public Shares for a per-share
price, payable in cash, equal to the pro rata portion of the Trust Account, calculated as of two business days prior to the consummation of the Business Combination, including interest but less franchise and income taxes payable. For illustrative purposes, based on funds in the Trust Account of approximately $             on the Record Date, the estimated per share redemption price would have been approximately $10.00. If a holder of Public Shares properly exercises their redemption rights in full, then they will be electing to exchange all of their Public Shares for cash and will not own any shares of the Combined Company. Please see the section entitled
“Summary of the Proxy Statement/Prospectus—Redemption Rights of DYNS Stockholders
” for further information regarding the redemption rights of holders of Public Shares.

•
In addition to voting on the proposal to approve and adopt the Business Combination Agreement and approve the Business Combination (together, the “Business Combination Proposal”) at the Special Meeting, our stockholders will be asked to vote to approve the following Proposals:

•
assuming the Business Combination Proposal is approved and adopted, the Proposed Charter, which will amend and restate the Current Charter, and amended bylaws for the Combined Company, which will be in effect upon the Closing (the “Charter Amendment Proposal”);

•
on a
non-binding
advisory basis, the following material differences between the Proposed Charter and the Current Charter, which are being presented pursuant to guidance of the SEC as seven separate sub-proposals
(the “Advisory Charter Amendment Proposals”):

•	Advisory Charter Proposal A — to change the corporate name of the Combined Company to “Senti Biosciences, Inc.” on and from the time of the Business Combination;

•	Advisory Charter Proposal B — to increase the authorized shares of common stock of the Combined Company to shares;

•	Advisory Charter Proposal C — to increase the authorized shares of preferred stock that the Combined Company’s board of directors could issue to shares;

•
Advisory Charter Proposal D — to provide that certain named individuals be elected to serve as Class I, Class II and Class III directors to serve staggered terms on the board of directors of New Senti until their respective successors are duly elected and qualified, or until their earlier resignation, death, or removal and to provide that the removal of any director be only for cause (and by the affirmative vote of at least 75% of the Combined Company’s then-outstanding shares of capital stock entitled to vote generally in the election of directors)

•
Advisory Charter Proposal E — to provide that certain amendments to provisions of the Proposed Charter will require the approval of at least 75% of the Combined Company’s then-outstanding shares of capital stock entitled to vote on such amendment and of each class entitled to vote thereon as a class;

•
Advisory Charter Proposal F — to make the Combined Company’s corporate existence perpetual instead of requiring DYNS to be dissolved and liquidated 24 months following the closing of the Initial Public Offering, and to omit from the Proposed Charter the various provisions applicable only to special purpose acquisition companies; and

•	Advisory Charter Proposal G — to remove the provision that allows stockholders to act by written consent as opposed to holding a stockholders meeting;

•
assuming the Business Combination Proposal is approved and adopted, for purposes of complying with the applicable provisions of Nasdaq Listing Rule 5635, (a) the issuance of up to 26,000,000 shares of Class A Common Stock in connection with the Business Combination, and (b) the issuance of an aggregate of 6,680,000 shares of Class A Common Stock in connection with the PIPE Investment concurrent with the Business Combination (the “Nasdaq Stock Issuance Proposal”);

•
assuming the Business Combination Proposal is approved and adopted, the appointment of seven directors who, upon consummation of the Business Combination, will become directors of the Combined Company (the “Director Election Proposal”);

•
assuming the Business Combination Proposal is approved and adopted, the Incentive Plan, which will become effective as of and contingent on the consummation of the Business Combination (the “Incentive Plan Proposal”);

•	assuming the Business Combination Proposal is approved and adopted, the ESPP, which will become effective as of and contingent on the consummation of the Business Combination (the “ESPP Proposal”);

•
the adjournment of the Special Meeting to a later date or dates if it is determined that more time is necessary or appropriate, in the judgment of the Board or the officer presiding over the Special Meeting, for DYNS to consummate the Business Combination (the “Adjournment Proposal”).

For further information, please see the section entitled
“Summary of the Proxy Statement/Prospectus—Additional Matters Being Voted On By DYNS Stockholders
. The approval of the Business Combination Proposal, the Charter Amendment Proposal, the Nasdaq Stock Issuance Proposal, the Director Election Proposal, Incentive Plan Proposal and the ESPP Proposal are preconditions to the Closing. Each of these Proposals is more fully described in this proxy statement/prospectus, which each DYNS stockholder is encouraged to read carefully and in its entirety.

•
Unless waived by the parties to the Business Combination Agreement, and subject to applicable law, the closing of the Business Combination is subject to a number of conditions set forth in the Business Combination Agreement, including, among others: (i) there being at least $150,000,000 in cash available at Closing; (ii) the registration statement of which this proxy statement/prospectus forms a part becoming effective in accordance with the Securities Act; (iii) customary bringdown conditions; and (iv) no material adverse effect of either DYNS or Senti having occurred. There can be no assurance that the parties to the Business Combination Agreement would waive any such provision of the Business Combination Agreement. For more information about the closing conditions to the Business Combination, please see the section entitled “
Proposal 1: The Business Combination Proposal.”

•
To assist with minimizing redemptions of shares of Class A Common Stock and satisfying the condition to Closing that here being at least $150,000,000 in available cash, on December 19, 2021, DYNS entered into non-redemption agreements (the “Non-Redemption Agreements”) with the Anchor Investors pursuant which such investors agreed to, among other things, not redeem the shares of Class A Common Stock beneficially owned by them as at such date and to not, subject to certain exceptions, transfer such shares of Class A Common Stock. These commitments apply in respect of 8,691,655 shares of Class A Common Stock in the aggregate. In connection with these commitments from the Anchor Investors, the Sponsor agreed to forfeit 965,728 Founder Shares and DYNS agreed to cancel such Founder Shares and concurrently issue to such investors an equivalent number of shares of Class A Common Stock, in each case, at or promptly following Closing. For more information about the Non-Redemption Agreements, please see the section entitled “Proposal 1: The Business Combination Proposal – Related Agreements – Non-Redemption Agreements.”

•
The proposed Business Combination, including our business following the Business Combination, involves numerous risks. For more information about these risks, please see the section entitled
“Risk Factors.”

•
When you consider the recommendation of our Board in favor of approval of the Business Combination Proposal and the other Proposals included herein, you should keep in mind that the Sponsor and our directors have interests in such Proposals that are different from, or in addition to, those of our stockholders generally. Our Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combination Agreement and the other transaction agreements and in recommending to our stockholders that they vote in favor of the Proposals presented at the Special Meeting, including the Business Combination Proposal. DYNS stockholders should take these interests into account in deciding whether to approve the Proposals presented at the Special Meeting, including the Business Combination Proposal. For further information, please see the section entitled “
Summary of the Proxy Statement/Prospectus —
 Interests of the Sponsor and DYNS’s Directors and Officers in the Business Combination”
.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS
The questions and answers below highlight only selected information from this proxy statement/prospectus and only briefly address some commonly asked questions about the Special Meeting and the Proposals to be presented at the Special Meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that may be important to DYNS stockholders. DYNS stockholders are urged to read this entire proxy statement/prospectus, including the Annexes and the other documents referred to herein.
QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION

Q:	What is the Business Combination?

A:
DYNS and Senti have entered into the Business Combination Agreement, pursuant to which Merger Sub will merge with and into Senti, with Senti surviving the Business Combination as a wholly-owned subsidiary of DYNS.

Q:	Why am I receiving this proxy statement/prospectus?

A:
DYNS and Senti have agreed to a Business Combination under the terms of the Business Combination Agreement that is described in this proxy statement/prospectus. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as
Annex
 A
, and DYNS encourages its stockholders to read it in its entirety. DYNS’s stockholders are being asked to consider and vote upon a proposal to approve the Business Combination Agreement, which, among other things, provides for the Business Combination whereby Merger Sub will merge with and into Senti, with Senti surviving the Business Combination as a wholly-owned subsidiary of DYNS. See the section entitled “
Proposal 1: The Business Combination Proposal
.”

This document is a proxy statement because the Board is soliciting proxies using this proxy statement/prospectus from DYNS stockholders. It is a prospectus because DYNS, in connection with the Business Combination, is offering shares of Class A Common Stock in exchange for the outstanding shares of Senti common stock and Senti preferred stock. See the section entitled “
Proposal 1: The Business Combination Proposal.
”

Q:	What will Senti stockholders and holders of Senti options receive in the Business Combination?

A:	If the Business Combination is completed:

•
Each outstanding share of Senti common stock will be cancelled and converted into the right to receive a number of shares of Class A Common Stock equal to the Exchange Ratio (rounded down to the nearest whole share).

•
Each outstanding share of Senti preferred stock will be cancelled and converted into the right to receive a number of shares of Class A Common Stock equal to (A) the aggregate number of shares of Senti common stock that would be issued upon conversion of the shares of Senti preferred stock based on the applicable conversion ratio immediately prior to the Effective Time, multiplied by (ii) the Exchange Ratio (rounded down to the nearest whole share).

•
Each outstanding Senti option (whether vested or unvested) will be converted into an option to purchase a number of shares of Class A Common Stock (rounded down to the nearest whole share) equal to (A) the number of shares of Senti common stock subject to such option immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio, at an exercise price per share equal to the current exercise price per share for such option divided by the Exchange Ratio (rounded up to the nearest whole cent).

The consideration described in the foregoing bullets is referred to collectively as the “Business Combination Consideration.” Based on the number of shares of Senti common stock and Senti preferred stock outstanding and the number of shares of Senti common stock underlying outstanding Senti options, in each case as of the Record Date, the total number of shares of Class A Common Stock expected to be issued as Business Combination Consideration is 24,000,000 shares. Following the closing of the Business Combination, the Sellers may also be eligible to receive the Contingency Consideration of up to an aggregate of 2,000,000 shares of Class A Common Stock. For further information, please see the section titled “
Proposal 1: The Business Combination Proposal — Structure of the Business Combination
.”

Q:	When do you expect the Business Combination to be completed?
A:
It is currently anticipated that the Business Combination will be consummated promptly following the Special Meeting, which is set for                 , 2022; however, the Special Meeting could be adjourned, as described herein. DYNS cannot assure you of when or if the Business Combination will be completed, and it is possible that factors outside of the control of DYNS and Senti could result in the Business Combination being completed at a different time or not at all. DYNS must first obtain the approval of its stockholders for certain of the Proposals set forth in this proxy statement/prospectus.

Q:	What happens if the Business Combination is not consummated?
A:
If DYNS does not complete the Business Combination with Senti, for whatever reason, DYNS will search for another target business with which to complete a business combination. If DYNS does not complete the Business Combination with Senti or another business combination by May 28, 2023 (or such later date as may be approved by DYNS stockholders in an amendment to its Current Charter), DYNS must redeem 100% of the Public Shares, at a per-share
price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to DYNS to pay its franchise and income taxes (less up to $100,000 of such net interest to pay dissolution expenses), divided by the number of then-outstanding Public Shares. The Sponsor has waived any rights it may have with respect to any monies held in the Trust Account or any other asset of DYNS as a result of any liquidation of DYNS with respect to the Founder Shares and Private Placement Shares and, accordingly, in the event a business combination is not effected by DYNS in the required time period, the Founder Shares and Private Placement Shares held by the Sponsor would be worthless.

Q:	Did the Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?
A:
No, the Board did not obtain a third-party valuation or fairness opinion. Consequently, you have no assurance from an independent source that the price proposed to be paid for Senti is fair from a financial point of view.
QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

Q:	How do I attend a virtual meeting?

A:
As a registered stockholder, along with this proxy statement/prospectus, you received a proxy card from Continental, DYNS’s transfer agent, which contains instructions on how to attend the virtual Special Meeting, including the URL address and your control number. You will need your control number for access. If you do not have your control number, contact Continental at (917)
262-2373,
or email Continental at [proxy@continentalstock.com].

You can
pre-register
to attend the virtual Special Meeting starting on                 , 2022 (five business days prior to the meeting). Enter the following URL address into your browser             , then enter your control number, name and email address. Once you pre-register,
you can vote or enter questions in the chat box. At the start of the Special Meeting, you will need to re-login
using the same control number and, if you want to vote during the meeting, you will be prompted to enter your control number again.

x

Beneficial owners who own their Class A Common Stock through a bank, broker or other nominee will need to contact Continental to receive a control number. If you plan to vote at the Special Meeting, you will need to have a legal proxy from your broker, bank or other nominee or, if you would like to join and not vote, Continental can issue you a guest control number with proof of ownership. Either way, you must contact Continental at the number or email address above for specific instructions on how to receive the control number. Please allow up to 72 hours prior to the meeting for processing your control number.
If you do not have internet capabilities, you can only listen to the Special Meeting by dialing                  (toll-free, within the U.S. and Canada) or                  (with toll, outside the U.S. or Canada) and when prompted, enter the pin                 . This method supports listening only, so you will not be able to vote or enter questions during the Special Meeting.

Q:	Are there any other matters being presented to DYNS stockholders at the Special Meeting?
A:
In addition to voting on the Business Combination Proposal, assuming it is approved and adopted, the stockholders of DYNS will vote on each of the other Proposals described in the section above entitled
“Summary Term Sheet.”
DYNS will hold the Special Meeting to consider and vote upon these Proposals. This proxy statement/prospectus contains important information about the proposed Business Combination and the other matters to be acted upon at the Special Meeting. Stockholders should read it carefully.
Consummation of the Business Combination is conditioned on approval of the Business Combination Proposal, the Charter Amendment Proposal, the Nasdaq Stock Issuance Proposal, the Director Election Proposal, Incentive Plan Proposal and the ESPP Proposal (and each such Proposal is cross-conditioned on the approval of such other Proposals). If any of these Proposals is not approved, the other Proposals will not be presented to stockholders for a vote.
The vote of stockholders is important. DYNS stockholders are encouraged to vote as soon as possible after carefully reviewing this proxy statement/prospectus.

Q:	What will happen to DYNS’s securities upon consummation of the Business Combination?
A:
DYNS’s Class A Common Stock is currently listed on Nasdaq under the symbol “DYNS.” Upon the Closing, the Combined Company will have one class of common stock, which will be listed on Nasdaq under the symbol “SNTB.” Public Stockholders who do not elect to have their Public Shares redeemed for a pro rata share of the Trust Account need not submit Public Shares, and such shares of stock (which will be Class A Common Stock upon the Closing) will remain outstanding. Each outstanding share of Class B Common Stock, by its terms, will automatically convert into one share of Class A Common Stock upon the Closing.

Q:	Why is DYNS proposing the Business Combination?

A :	DYNS was organized to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses.
On May 28, 2021, DYNS completed its Initial Public Offering of shares of Class A Common Stock, at a price of $10.00 per share, raising total gross proceeds of $230 million. Since its Initial Public Offering, DYNS’s activity has been limited to the evaluation of business combination candidates.
Senti’s mission is to create a new generation of smarter therapies that can outmaneuver complex diseases in ways previously not implemented by conventional medicines. To accomplish this mission, Senti has built a synthetic biology platform that it believes may enable it to program next-generation cell and gene therapies with what it refers to as “gene circuits.” These gene circuits, which Senti created from novel and proprietary combinations of genetic parts, are designed to reprogram cells with biological logic to sense inputs, compute decisions and respond to their respective cellular environments. Senti aims to design and optimize gene circuits through its Design-Build-Test-Learn Engine, or DBTL Engine, to improve the “intelligence” of cell and gene therapies in order to enhance their therapeutic effectiveness against a broad range of diseases that conventional medicines are unable to address. Senti’s gene circuit platform technologies can be applied in a modality-agnostic manner, with applicability to natural killer (NK) cells, T cells, tumor infiltrating lymphocytes (TILs), stem cells including Hematopoietic Stem Cells (HSCs), in vivo
gene therapy and messenger ribonucleic acid (mRNA). All of Senti’s current product candidates are in preclinical development. Senti’s lead product candidates utilize allogeneic chimeric antigen receptor (CAR) NK cells outfitted with its gene circuit technologies in several oncology indications with currently high unmet need. Subject to the successful identification of lead product candidates and completion of IND- enabling studies, Senti expects to file investigational new drug applications, or INDs, for multiple product candidates starting in 2023.
Based on its due diligence investigations of Senti and the industry in which Senti operates, including the financial and other information provided by Senti in the course of the negotiations in connection with the Business Combination Agreement, DYNS believes that Senti has an appealing market opportunity and growth profile and a compelling valuation. As a result, DYNS believes that the Business Combination with Senti will provide DYNS stockholders with an opportunity to participate in the ownership of a company with significant value. See the section entitled “
Proposal 1: The Business Combination Proposal
 — The Board’s Reasons for Approval of the Business Combination
.”

Q:	Do I have redemption rights?

A:
If you are a DYNS stockholder holding Public Shares, you have the right to demand that DYNS redeem your Public Shares for a pro rata portion of the cash held in the Trust Account. We sometimes refer to these rights to demand redemption of the Public Shares as “redemption rights.”

Notwithstanding the foregoing, a DYNS stockholder, together with any affiliate or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from exercising redemption rights with respect to 20% or more of the Public Shares without the prior consent of DYNS.

Q:	How do I exercise my redemption rights?

A:
A Public Stockholder may exercise redemption rights regardless of whether they vote on the Business Combination Proposal or if they are a stockholder on the Record Date. If you are a Public Stockholder and wish to exercise your redemption rights, you must demand that DYNS redeem your Public Shares for cash and deliver your Public Shares to DYNS’s transfer agent, Continental, at Continental Stock Transfer & Trust Company, One State Street Plaza, 30
th
Floor, New York, New York 10004, Attn: Mark Zimkind, physically or electronically using mzimkind@continentalstock.com, at least two business days before the Special Meeting, or                 , 2022. Rather than delivering your Public Shares directly to Continental, you may also deliver your Public Shares either physically or electronically through DTC to Continental at least two business days before the Special Meeting. Any Public Stockholder seeking redemption will be entitled to a full pro rata portion of the amount then in the Trust Account (which, for illustrative purposes, was $            , or $             per share, as of the Record Date), less any owed but unpaid franchise and income taxes. Such amount will be paid promptly upon consummation of the Business Combination. There are currently no owed but unpaid franchise or income taxes on the funds in the Trust Account.

Any request for redemption, once made by a Public Stockholder, may be withdrawn at any time prior to the time the vote is taken with respect to the Business Combination Proposal at the Special Meeting. If you deliver your Public Shares for redemption directly to Continental, or deliver your Public Shares either physically or electronically through DTC to Continental, and later decide prior to the Special Meeting not to elect redemption, you may request that Continental return the shares (physically or electronically). You may make such request by contacting Continental at the phone number or address set forth in this proxy statement/prospectus.

Any written demand of redemption rights must be received by Continental at least two business days prior to the vote taken on the Business Combination Proposal at the Special Meeting. No demand for redemption will be honored unless the holder’s stock has been delivered (either physically or electronically) to Continental.

Q:	What is a Non-Redemption Agreement?

A:
In an effort to reduce the number of redemptions of Class A Common Stock at Closing,
Non-Redemption
Agreements were entered into with the Anchor Investors. Pursuant to the agreements, the Anchor Investors agreed to, among other things, not redeem the shares of Class A Common Stock beneficially owned by them as at the date the Non-Redemption Agreements were signed and to not, subject to certain exceptions, transfer such shares of Class A Common Stock. These commitments apply in respect of 8,691,655 shares of Class A Common Stock in the aggregate. In connection with these commitments from the Anchor Investors, the Sponsor agreed to forfeit 965,728 Founder Shares and DYNS agreed to cancel such Founder Shares and concurrently issue to such investors an equivalent number of shares of Class A Common Stock, in each case, at or promptly following Closing.

Q:	Do I have appraisal rights if I object to the proposed Business Combination?

A:	No. DYNS stockholders do not have appraisal rights in connection with the proposed Business Combination under Delaware law.

Q:	What happens if a substantial number of stockholders vote in favor of the Business Combination Proposal and exercise redemption rights?

A:
Public Stockholders may vote in favor of the Business Combination and still exercise their redemption rights and are not required to vote in any way to exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of Public Shares are substantially reduced as a result of redemptions by Public Stockholders (however, the condition to the consummation of the Business Combination requiring that DYNS have at least $5,000,001 of net tangible assets may not be waived). Also, with fewer Public Shares and Public Stockholders, the trading markets for Class A Common Stock following the closing of the Business Combination may be less liquid than the market for Class A Common Stock was prior to the Business Combination and New Senti may not be able to meet the listing standards of a national securities exchange, including Nasdaq. In addition, with fewer funds available from the Trust Account, the capital infusion from the Trust Account into New Senti’s business will be reduced and New Senti may not be able to achieve its business plans.

Q:	How do the Sponsor and the officers and directors of DYNS intend to vote on the Proposals?

A:
The Sponsor, as well as DYNS’s officers and directors, beneficially own and are entitled to vote an aggregate of approximately 21.9% of the outstanding DYNS Common Stock as of the Record Date. These holders have agreed to vote their shares in favor of the Business Combination Proposal. These holders have also agreed to vote their shares in favor of all other Proposals being presented at the Special Meeting.

Q:	What do I need to do now?

A:
DYNS urges you to carefully read and consider the information contained in this proxy statement/prospectus, including the Annexes, and to consider how the Business Combination will affect you as a stockholder of DYNS. DYNS stockholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q:	How do I vote?

A:	If you are a holder of record of DYNS Common Stock on the Record Date, you may vote virtually at the Special Meeting or by submitting a proxy for the Special Meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed
postage paid envelope. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the meeting and vote in person (which would include presence at a virtual meeting), obtain a legal proxy from your broker, bank or nominee.
If you do not give instructions to your brokerage firm, the brokerage firm will not be allowed to vote your shares with respect to the Proposals. The Proposals are
“non-discretionary”
items. Your broker may not vote for
non-discretionary
items, and those votes will be counted as broker
“non-votes.”
After obtaining a valid legal proxy from your broker, bank or nominee, to register to attend the Special Meeting, you must submit proof of your legal proxy reflecting the number of your shares along with your name and email address to Continental at proxy@continentalstock.com. Beneficial owners who
e-mail
a valid legal proxy will be issued a
12-digit
meeting control number that will allow them to register to attend and participate in the Special Meeting. Beneficial owners who wish to attend the Special Meeting online should contact Continental no later than                 , 2022 to obtain this information. Written requests can be emailed to [proxy@continentalstock.com].

Q:	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:
No. Your broker, bank or nominee cannot vote your shares unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee.

Q:	May I change my vote after I have mailed my signed proxy card?

A:
Yes. DYNS stockholders may send a later-dated, signed proxy card to Continental at the address set forth above so that it is received prior to the vote at the Special Meeting or attend the Special Meeting virtually and vote. DYNS stockholders also may revoke their proxy by sending a notice of revocation to Continental, which must be received prior to the vote at the Special Meeting.

Q:	What happens if I fail to take any action with respect to the Special Meeting?

A:
If you fail to take any action with respect to the Special Meeting and the Business Combination is approved by stockholders and consummated, you will continue to be a holder of Class A Common Stock. As a corollary, failure to deliver (either physically or electronically) your stock certificate(s) to DYNS’s transfer agent, Continental, no later than two business days prior to the Special Meeting, means you will not have any right in connection with the Business Combination to exchange your Public Shares for a pro rata share of the funds held in the Trust Account. If you fail to take any action with respect to the Special Meeting and the Business Combination is not approved, you will continue to be a stockholder of DYNS.

Q:	What should I do with my share certificate(s)?

A:
Those Public Stockholders who do not elect to have their Public Shares redeemed for a pro rata share of the funds held in the Trust Account need not submit their certificate(s). Public Stockholders who exercise their redemption rights must deliver their share certificate(s) to Continental (either physically or electronically) or through DTC to Continental at least two business days before the Special Meeting, as described above.

Q:	What should I do if I receive more than one set of voting materials?

A:
DYNS stockholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your DYNS shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold such shares. If you are a holder of record and your DYNS shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your DYNS shares.

Q:	Who can help answer my questions?

A:	If you have questions about the Business Combination or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact:
You may also obtain additional information about DYNS from documents filed with the SEC by following the instructions in the section entitled “
Where You Can Find More Information.
” If you are a DYNS stockholder and you intend to seek redemption of your shares, you will need to deliver your Public Shares (either physically or electronically) to Continental (or through DTC to Continental) at the address listed below at least two business days prior to the vote at the Special Meeting. If you have questions regarding the certification of your position or delivery of your stock, please contact:
Continental Stock Transfer & Trust Company
One State Street Plaza, 30
th
 Floor
New York, New York 10004
Attn: Mark Zimkind
E-mail:
mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS
This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the Special Meeting, including the Business Combination Proposal, you should read this entire document carefully, including the Annexes attached to this proxy statement/prospectus. The Business Combination Agreement is the primary legal document that governs the Business Combination and other transactions that will be undertaken in connection with the Business Combination. It is described in detail in this proxy statement/prospectus in the section entitled “Proposal 1: The Business Combination Proposal.”
The Parties
DYNS
Dynamics Special Purpose Corp. is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. DYNS was incorporated under the laws of the State of Delaware on March 1, 2021.
On May 28, 2021, DYNS closed its Initial Public Offering of 23,000,000 shares of Class A Common Stock. The shares of Class A Common Stock were sold at an offering price of $10.00 per share, generating gross proceeds of $230 million. The Initial Public Offering was conducted pursuant to a registration statement on
Form S-1
(File
No. 333-255930).
Simultaneously with the consummation of the Initial Public Offering, DYNS consummated the Concurrent Private Placement of 715,500 shares of Class A Common Stock at $10.00 per share, generating gross proceeds of $7,155,000. A total of $230 million, comprised of $225,400,000 of the net proceeds from the Initial Public Offering (which amount included $8,050,000 of the underwriter’s deferred discount (prior to such amount being reduced to $7,050,000, as described in this proxy statement/prospectus) and $4,600,000 representing part of the proceeds of the sale of the Private Placement Shares, was deposited into the Trust Account, and the remaining proceeds, net of underwriting discounts and commissions and other costs and expenses, became available to be used by DYNS as working capital to provide for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses. As of the Record Date, there was approximately $             held in the Trust Account.
DYNS’s Class A Common Stock is listed on Nasdaq under the symbol “DYNS.”
The mailing address of DYNS’s principal executive office is 2875 El Camino Real, Redwood City, California 94061, and its telephone number is (408)
212-0200.
After the consummation of the Business Combination, DYNS’s principal executive office will be that of Senti.
For additional information about DYNS, see the section entitled “
Information about DYNS
.”
Merger Sub
Merger Sub is a wholly-owned subsidiary of DYNS, formed solely for the purpose of effectuating the Business Combination described herein. Merger Sub was incorporated under the laws of the State of Delaware on December 14, 2021. Merger Sub owns no material assets and does not operate any business.
The mailing address of Merger Sub’s principal executive office is 2875 El Camino Real, Redwood City, California 94061, and its telephone number is (408)
212-0200.
After the consummation of the Business Combination, Merger Sub will cease to exist.

Senti
Senti Biosciences, Inc. is a preclinical biotechnology company developing next-generation cell and gene therapies engineered with its gene circuit platform technologies to fight challenging diseases. Senti’s mission is to create a new generation of smarter therapies that can outmaneuver complex diseases in ways previously not implemented by conventional medicines. To accomplish this mission, Senti has built a synthetic biology platform that it believes may enable it to program next-generation cell and gene therapies with what it refers to as “gene circuits.” These gene circuits, which Senti created from novel and proprietary combinations of genetic parts, are designed to reprogram cells with biological logic to sense inputs, compute decisions and respond to their respective cellular environments. Senti aims to design and optimize gene circuits through its Design-Build-Test-Learn Engine, or DBTL Engine, to improve the “intelligence” of cell and gene therapies in order to enhance their therapeutic effectiveness against a broad range of diseases that conventional medicines are unable to address. Senti’s gene circuit platform technologies can be applied in a modality-agnostic manner, with applicability to natural killer (NK) cells, T cells, tumor infiltrating lymphocytes (TILs), stem cells including Hematopoietic Stem Cells (HSCs), in vivo
gene therapy and messenger ribonucleic acid (mRNA). All of Senti’s current product candidates are in preclinical development. Senti’s lead product candidates utilize allogeneic chimeric antigen receptor (CAR) NK cells outfitted with its gene circuit technologies in several oncology indications with currently high unmet need. Subject to the successful identification of lead product candidates and completion of IND- enabling studies, Senti expects to file investigational new drug applications, or INDs, for multiple product candidates starting in 2023.
Senti was incorporated under the laws of the State of Delaware on June 9, 2016. The mailing address of Senti’s principal executive office is 2 Corporate Drive, First Floor, South San Francisco, California 94080, and its telephone number is (650) 382-3281.
For additional information about Senti, see the section entitled “
Information about Senti.
”
Emerging Growth Company
DYNS is an “emerging growth company,” as defined under the JOBS Act. As an emerging growth company, DYNS is eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. These include, but are not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and the requirement to obtain stockholder approval of any golden parachute payments not previously approved.
New Senti will remain an emerging growth company until the earlier of (1) December 31, 2026 (the last day of the fiscal year following the fifth anniversary of the consummation of the Initial Public Offering), (2) the last day of the fiscal year in which New Senti has total annual gross revenue of at least $1.07 billion, (3) the last day of the fiscal year in which New Senti is deemed to be a “large accelerated filer,” as defined in the Exchange Act, and (4) the date on which New Senti has issued more than $1.0 billion in nonconvertible debt securities during the prior three-year period.
The Business Combination Proposal
Pursuant to the Business Combination Agreement, a Business Combination between DYNS and Senti will be effected whereby Merger Sub will merge with and into Senti, with Senti surviving as a wholly-owned subsidiary of DYNS.

After consideration of the factors identified and discussed in the section entitled “
Proposal 1: The Business Combination Proposal — The Board’s Reasons for Approval of the Business Combination
,” our Board concluded that the Business Combination met all of the requirements disclosed in the prospectus for our Initial Public Offering.
The terms and conditions of the Business Combination are contained in the Business Combination Agreement, which is attached to this proxy statement/prospectus as
Annex
 A
and is incorporated by reference herein in its entirety. DYNS encourages you to read the Business Combination Agreement carefully, as it is the legal document that governs the Business Combination. For more information on the Business Combination Agreement, see the section entitled “
Proposal 1: The Business Combination Proposal
.”
Business Combination Consideration
Pursuant to the Business Combination Agreement:

•
Each outstanding share of Senti common stock held by the Sellers immediately before the Effective Time will be cancelled and converted into the right to receive a number of shares of Class A Common Stock equal to the Exchange Ratio (rounded down to the nearest whole share).

•
Each outstanding share of Senti preferred stock held by the Sellers immediately before the Effective Time will be cancelled and converted into the right to receive a number of shares of Class A Common Stock equal to (A) the aggregate number of shares of Senti common stock that would be issued upon conversion of the shares of Senti preferred stock based on the applicable conversion ratio immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio (rounded down to the nearest whole share).

•
Each outstanding Senti option held immediately before the Effective Time will be converted into an option to purchase a number of shares of Class A Common Stock (rounded down to the nearest whole share) equal to (A) the number of shares of Senti common stock subject to such option as at the time immediately before the Effective Time, multiplied by (B) the Exchange Ratio, at an exercise price per share equal to the current exercise price per share for such option divided by the Exchange Ratio (rounded up to the nearest whole cent).

Following the Closing, the Sellers may also be eligible to receive Contingency Consideration of up to an aggregate of 2,000,000 shares of Class A Common Stock based on the share price of the Class A Common Stock following the Business Combination or, in certain circumstances, upon the occurrence of a change in control in respect of DYNS. See the section titled “
Proposal 1: The Business Combination Proposal — Structure of the Business Combination
.”
As of the Record Date, the Exchange Ratio was approximately             . Based on this Exchange Ratio, the total number of shares of Class A Common Stock expected to be issued in connection at the Closing of the Business Combination is 24,000,000 shares, and these shares are expected to represent approximately 40% or 52% of the issued and outstanding shares of Class A Common Stock immediately following the closing of the PIPE Investment and the Business Combination, assuming no redemptions occur and maximum redemptions occur, respectively, and assuming that no shares of Class A Common Stock subject to Non-Redemption Agreements are redeemed. Please see the section entitled “
Unaudited Pro Forma
Condensed Combined Financial Information”
for further information regarding what constitutes a “maximum redemption” scenario.
The Board’s Reasons for Approval of the Business Combination
The Board considered a wide variety of factors in connection with its evaluation of the Business Combination. In light of the complexity of those factors, the Board, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual members of the Board may have given different weight to different factors.
For a more complete description of the Board’s reasons for the approval of the Business Combination and its recommendations in favor of the Business Combination Proposal, please see the section entitled “
Proposal 1: The Business Combination — The Board’s Reasons for Approval of the Business Combination.
”
Accounting Treatment
Notwithstanding the legal form of the Business Combination pursuant to the Business Combination Agreement, the Business Combination will be accounted for as a reverse recapitalization in accordance with U.S. generally accepted accounting principles (“GAAP”). Under this method of accounting, DYNS will be treated as the acquired company for financial reporting purposes, whereas Senti will be treated as the accounting acquiror. In accordance with this accounting method, the Business Combination will be treated as the equivalent of Senti issuing stock for the net assets of DYNS, accompanied by a recapitalization. The net assets of DYNS will be stated at historical cost, with no goodwill or other intangible assets recorded, and operations prior to the Business Combination will be those of Senti. Senti has been determined to be the accounting acquiror for purposes of the Business Combination based on an evaluation of the following facts and circumstances:

•	Senti will control a majority of the governing body of New Senti;

•	Senti’s operations prior to the Business Combination will comprise the ongoing operations of New Senti; and

•	Senti’s existing senior management team will comprise the senior management team of the Combined Company.
Pro Forma Ownership of New Senti Upon Closing
Immediately after the Closing, assuming no Public Stockholder exercises its redemption rights, the Sellers will own approximately 39% of the shares of DYNS Common Stock to be outstanding immediately after the Business Combination, Public Stockholders will own approximately 41% of the shares of DYNS Common Stock, the Sponsor will own approximately 9% of the shares of DYNS Common Stock, the PIPE Investors will own approximately 11% of the shares of DYNS Common Stock and the Anchor Investors will own approximately             % of the shares of DYNS Common Stock, in each case, based on the number of shares of Class A Common Stock and Class B Common Stock outstanding as of the Record Date. These pro forma ownership percentages also assume no exercise of any options to purchase Class A Common Stock that will be outstanding immediately following the Business Combination, whether such options are issued under the Incentive Plan or otherwise, and exclude the issuance of any shares in connection with the Incentive Plan and the ESPP following the Business Combination. If the actual facts are different from the assumptions stated above, then the levels of ownership interest set forth above will be different. For more information, please see the section entitled “
Unaudited Pro Forma Condensed Combined Financial Information
.”
Additional Matters Being Voted On By DYNS Stockholders
In addition to voting on the Business Combination Proposal, DYNS stockholders will vote on the following Proposals.
The Charter Amendment Proposal
Assuming the Business Combination Proposal is approved and adopted, DYNS stockholders will vote on a proposal to approve the Proposed Charter, which will amend and restate the Current Charter, and amended bylaws for the Combined Company. If approved, the Proposed Charter and amended by-laws
will be in effect upon the closing of the Business Combination. See the section entitled “
Proposal 2: The Charter Amendment Proposal
.” A copy of the Proposed Charter and the amended bylaws is attached to this proxy statement/prospectus as
Annex
 B
.
The Advisory Charter Amendment Proposals
On a
non-binding
advisory basis, DYNS stockholders will vote on a proposal to approve the Advisory Charter Amendment Proposals, which are being presented pursuant to guidance of the SEC as seven separate sub-proposals.
See the section entitled “
Proposal 3: The Advisory Charter Amendment Proposals.
”
The Nasdaq Stock Issuance Proposal
Assuming the Business Combination Proposal is approved and adopted, for purposes of complying with the applicable provisions of Nasdaq Listing Rule 5635, DYNS stockholders will vote on (a) the issuance of up to 26,000,000 shares of Class A Common Stock in connection with the Business Combination, and (b) the issuance of an aggregate of 6,680,000 shares of Class A Common Stock in connection with the PIPE Investment concurrent with the Closing. See the section entitled “
Proposal 4: The Nasdaq Stock Issuance Proposal.
”
The Director Election Proposal
Assuming the Business Combination Proposal is approved and adopted, DYNS stockholders of Class B Common Stock will vote on a proposal to approve of the appointment of seven directors who, upon consummation of the Business Combination, will become the directors of the Combined Company. See the section entitled “
Proposal 5: The Director Election Proposal
.”
The Incentive Plan Proposal
Assuming the Business Combination Proposal is approved and adopted, DYNS stockholders will vote on a proposal to approve the Incentive Plan, which will become effective as of and contingent on the consummation of the Business Combination. See the section entitled “
Proposal 6: The Incentive Plan Proposal.
”
The ESPP Proposal
Assuming the Business Combination Proposal is approved and adopted, DYNS stockholders will vote on a proposal to approve the ESPP, which will become effective as of and contingent on the consummation of the Business Combination. See the section entitled
“Proposal 7: The ESPP Proposal.”
The Adjournment Proposal
DYNS stockholders will be asked to consider and vote upon a proposal to adjourn the Special Meeting to a later date or dates if it is determined that more time is necessary or appropriate, in the judgment of the Board or the officer presiding over the Special Meeting, for DYNS to consummate the Business Combination (including to solicit additional votes in favor of any of the Proposals). See the section entitled “
Proposal 8: The Adjournment Proposal
.”
DYNS’s Sponsor and Officers and Directors
As of the Record Date, the Sponsor and DYNS’s officers and directors beneficially owned and were entitled to vote an aggregate of 6,465,500 shares of DYNS Common Stock. The shares owned by the Sponsor and DYNS’s officers and directors currently constitute approximately 21.9% of the outstanding DYNS Common Stock.

In connection with the Initial Public Offering, the Sponsor and each of DYNS’s officers and directors agreed to vote their Founder Shares, Private Placement Shares and Public Shares in favor of an initial business combination.
In connection with the Initial Public Offering, the Sponsor and the directors, officers and advisors of DYNS entered into a lock-up
agreement pursuant to which they agreed not to transfer the Founder Shares (subject to limited exceptions) until one year after the consummation of an initial business combination or earlier if, subsequent to the consummation of an initial business combination, (i) the last sales price of Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any
30-trading
day period commencing at least 150 days after the initial business combination, or (ii) New Senti consummates a subsequent liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of its stockholders having the right to exchange their shares of Class A Common Stock for cash, securities or other property. Additionally, the holders of Private Placement Shares purchased in the Concurrent Private Placement agreed not to transfer such shares (subject to limited exceptions) until 30 days after the consummation of an initial business combination (together with the lock-up
described in the preceding sentence, the “Existing Sponsor
Lock-ups”).
In connection with DYNS’s entry into the Business Combination Agreement, pursuant to the Sponsor Support Agreement (a copy of which is exhibited to the Business Combination Agreement), and effective as of the consummation of the Closing, the Existing Sponsor
Lock-ups
will be replaced with the
lock-up
arrangements described in the Investor Rights Agreement further described in the section entitled “
Proposal 1: The Business Combination Agreement
–
Related Agreements
– Investor Rights Agreement”
.
Special Meeting Information
Date, Time and Place of Special Meeting
The Special Meeting will be held virtually on              2022, at         AM, Eastern Time, at

. DYNS stockholders may attend, vote and examine the list of DYNS stockholders entitled to vote at the Special Meeting by visiting              and entering the control number found on their proxy card, voting instruction form or notice they previously received. In light of public health concerns regarding the coronavirus
(COVID-19),
the Special Meeting will be held in a virtual meeting format only. You will not be able to attend the Special Meeting physically.
Voting Power; Record Date
DYNS stockholders will be entitled to vote or direct votes to be cast at the Special Meeting if they owned DYNS Common Stock at the close of business on             , 2022, which is the Record Date for the Special Meeting. Stockholders will have one vote for each share of DYNS Common Stock owned at the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. On the Record Date, there were 29,465,500 shares of DYNS Common Stock entitled to vote at the Special Meeting, of which 6,465,500 were owned by the Sponsor or an affiliate thereof.
Quorum and Vote of DYNS Stockholders
A quorum of DYNS stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if a majority of the voting power of all outstanding shares of DYNS Common Stock entitled to vote at the meeting are represented in person (which would include presence at a virtual meeting) or by proxy. As of the Record Date, there were 23,715,500 shares of Class A Common Stock and 5,750,000 shares of Class B Common Stock outstanding; therefore, a total of 14,732,751 shares of DYNS Common Stock must be represented at the Special Meeting in order to constitute a quorum. Abstentions and withheld votes will count as present for the purposes of establishing a quorum, but will not count as votes cast at the Special Meeting for any of the Proposals. Because the Proposals are
“non-discretionary”
items, your broker will not be able to vote uninstructed shares for any of the Proposals. As a result, if you do not provide voting instructions, a broker
“non-vote”
will be deemed to have occurred for each of the Proposals. Broker
“non-votes”
will not be counted as present for purposes of determining whether a quorum is present. As of the Record Date, the Sponsor holds approximately 21.9% of the outstanding DYNS Common Stock.
The Proposals presented at the Special Meeting will require the following votes:

•
The approval of the Business Combination Proposal will require the affirmative vote of the holders of a majority of the shares of DYNS Common Stock cast in respect of that Proposal and entitled to vote thereon at the Special Meeting, voting as a single class.

•
The approval of the Charter Amendment Proposal and each of the Charter Amendment Proposals will require the affirmative vote of a majority of the issued and outstanding shares of each of the Class A Common Stock and Class B Common Stock, voting separately as well as the vote of a majority of the issued and outstanding shares of Class A Common Stock and Class B Common Stock, voting together as a single class. Accordingly, a DYNS stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting or an abstention will have the same effect as a vote “AGAINST” the Charter Amendment Proposal.

•
The approval of each of the Nasdaq Stock Issuance Proposal, the Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal and each of the Advisory Charter Amendment Proposals will require the affirmative vote of the holders of a majority of the shares of DYNS Common Stock cast in respect of the relevant Proposal and entitled to vote thereon at the Special Meeting, voting as a single class.

•
The Director Election Proposal will require a plurality vote of the shares of DYNS Class B Common Stock cast in respect of that Proposal and entitled to vote thereon at the Special Meeting. “Plurality” means that the individuals who receive the largest number of votes cast “FOR” are elected as directors. Consequently, any shares not voted “FOR” a particular nominee (whether as a result of an abstention, a direction to withhold authority or a broker non-vote)
will not be counted in the nominee’s favor.

Abstentions and broker
non-votes
will have no effect on any of the Proposals that will be presented at the Special Meeting.
Consummation of the Business Combination is conditioned on approval of the Business Combination Proposal, the Charter Amendment Proposal, the Nasdaq Stock Issuance Proposal, the Director Election Proposal, Incentive Plan Proposal and the ESPP Proposal (and each such Proposal is cross-conditioned on the approval of such other Proposals). If any of these Proposals is not approved, the other Proposals will not be presented to stockholders for a vote.
Redemption Rights of DYNS Stockholders
Pursuant to the Current Charter, any holders of Public Shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account, less franchise and income taxes payable. If demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount then on deposit in the Trust Account (including interest earned on the funds held in the Trust Account and not previously released to pay the Company’s franchise and income taxes, less any owed but unpaid taxes on the funds in the Trust Account). For illustrative purposes, based on funds in the Trust Account of $

on the Record Date, the estimated per share redemption price would have been approximately $

.

In order to exercise your redemption rights, you must:

•	check the box on the enclosed proxy card to elect redemption;

•
provide, in the written request to redeem your Public Shares for cash to Continental, DYNS’s transfer agent, a “Stockholder Certification” if you are not acting in concert or as a “group” (as defined in
Section 13d-3
of the Exchange Act) with any other stockholder with respect to shares of DYNS Common Stock; and

•
prior to                 , 2022 (two business days before the Special Meeting), tender your shares physically or electronically and submit a request in writing that DYNS redeem your Public Shares for cash to Continental at the following address:

Continental Stock Transfer & Trust Company
One State Street Plaza, 30
th
 Floor
New York, New York 10004
Attn: Mark Zimkind
E-mail:
mzimkind@continentalstock.com; or
deliver your Public Shares either physically or electronically through DTC to Continental at least two business days before the Special Meeting. Public Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from Continental and time to effect delivery. It is DYNS’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from Continental. However, DYNS does not have any control over this process and it may take longer than two weeks. Stockholders who hold their Public Shares in “street” name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your Public Shares as described above, your shares will not be redeemed.
Any request for redemption, once made by a Public Stockholder, may be withdrawn at any time prior to the time the vote is taken with respect to the Business Combination Proposal at the Special Meeting. If you deliver your Public Shares for redemption directly to Continental or deliver your Public Shares either physically or electronically through DTC to Continental, and later decide prior to the Special Meeting not to elect redemption, you may request that Continental return the shares (physically or electronically). You may make such request by contacting Continental at (917)
262-2373,
by email at [proxy@continentalstock.com] or by writing to the address listed above.
Prior to exercising redemption rights, stockholders should verify the market price of shares of Class A Common Stock as they may receive higher proceeds from the sale of their shares of Class A Common Stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. We cannot assure you that you will be able to sell your shares of Class A Common Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in Class A Common Stock when you wish to sell your shares.
If you exercise your redemption rights, your shares of Class A Common Stock will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account, as described above. You will no longer own those shares and will have no right to participate in, or have any interest in, the future growth of the Combined Company, if any. You will be entitled to receive cash for these shares only if you properly and timely demand redemption, in accordance with the process described above.
If the Business Combination is not approved or completed for any reason, then Public Stockholders who elected to exercise their redemption rights will not be entitled to redeem their shares. In such case DYNS will promptly return any Public Shares previously delivered by the Public Stockholders.

Tax Consequences of Business Combination
For a description of the material U.S. federal income tax consequences of the Business Combination, please see the information set forth in the section entitled “
Material U.S. Federal Income Tax Considerations
.”
Appraisal Rights
DYNS’s stockholders do not have appraisal rights in connection with the Business Combination under Delaware law.
Regulatory Matters
Under the HSR Act and the rules that have been promulgated thereunder by the U.S. Federal Trade Commission (“FTC”), certain transactions may not be consummated unless information has been furnished to the Antitrust Division of the Department of Justice (“Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. The Business Combination is subject to these requirements and may not be completed until the expiration of a
30-day
waiting period following the filing of the required Notification and Report Forms with the Antitrust Division and the FTC or until early termination is granted. On January 10, 2022, DYNS and Senti filed their respective HSR Act Notification and Report Forms with the Antitrust Division and the FTC. Consequently, the required waiting period expired at 11:59 p.m. Eastern Time on February 9, 2022.
At any time before or after consummation of the Business Combination, notwithstanding expiration or termination of the waiting period under the HSR Act, the applicable competition authorities in the United States or any other applicable jurisdiction could take such action under applicable antitrust laws as such authority deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination, conditionally approving the Business Combination upon divestiture of certain of New Senti’s assets, subjecting the completion of the Business Combination to regulatory conditions or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. DYNS cannot assure you that the Antitrust Division, the FTC, any state attorney general, or any other government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, DYNS cannot assure you as to its result. Under the Business Combination Agreement, DYNS and Senti are not obligated to agree to sell, license or otherwise dispose of any entities, assets or facilities (or agree to do so), or terminate, assign or amend any existing relationships or contractual rights or obligations, or enter into new licenses or other contracts in order to obtain approval of the Business Combination by the FTC, the Antitrust Division or otherwise.
Neither DYNS nor Senti is aware of any material regulatory approvals or actions that are required for completion of the Business Combination other than the expiration of the waiting period under the HSR Act, which period has expired. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.
Proxy Solicitation
Proxies may be solicited by mail, telephone or in person (which would include presence at a virtual meeting). DYNS has engaged              to assist in the solicitation of proxies. If a stockholder grants a proxy, they may still vote their shares in person (which would include presence at a virtual meeting) if they revoke their proxy before the Special Meeting. A stockholder may also change their vote by submitting a later-dated proxy as described in the section entitled “
Special Meeting of DYNS Stockholders — Revoking Your Proxy
.”
Interests of the Sponsor and DYNS’s Directors and Officers in the Business Combination
In considering the recommendation of the Board to vote in favor of approval of the Business Combination Proposal, the Charter Amendment Proposal and the other Proposals, DYNS stockholders should keep in mind that the Sponsor (which is affiliated with certain of DYNS’s officers and directors) and DYNS’s officers and directors have interests in such Proposals that are different from, or in addition to, your interests as a DYNS stockholder. These interests include, among other things:

•
If the Business Combination with Senti or another business combination is not consummated by May 28, 2023 (or such later date as may be approved by DYNS’s stockholders), DYNS will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares for cash and, subject to the approval of its remaining stockholders and its Board, dissolving and liquidating. In such event, (i) the 5,750,000 Founder Shares held by the Sponsor, which were acquired by the Sponsor for a purchase price of approximately $0.004 per share, or $25,000 in the aggregate, prior to the Initial Public Offering, and (ii) the 715,500 shares of Class A Common Stock purchased by the Sponsor for a purchase price of $10.00 per share, or $7,155,000 in the aggregate, in the Concurrent Private Placement, would be worthless because the holders are not entitled to participate in any redemption or distribution from the Trust Account with respect to such securities. Such securities had an aggregate market value of approximately $             million based upon the closing price of $             per share of Class A Common Stock on Nasdaq on the Record Date.

•
The fact that given the differential in the purchase price that the Sponsor paid for the Founder Shares, as compared to the price of the Public Shares sold in the Initial Public Offering and the         shares of Class A ordinary shares that the sponsor will receive upon conversion of the Founder Shares in connection with the Business Combination, the Sponsor may earn a positive rate of return on its investment even if the Class A Common Stock trades below the price initially paid for the Public Shares in the Initial Public Offering and the Public Stockholders experience a negative rate of return following the completion of the Business Combination;

•
If DYNS is unable to complete a business combination within the required time period, the Sponsor will be personally liable under certain circumstances described herein to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by DYNS for services rendered or contracted for or products sold to DYNS. If DYNS consummates a business combination, on the other hand, DYNS will be liable for all such claims.

•
The Business Combination Agreement provides for the continued indemnification of DYNS’s current directors and officers and the continuation of directors’ and officers’ liability insurance covering DYNS’s current directors and officers from and after the Effective Time for a period of six (6) years.

•
the fact that         of DYNS’s current directors and officers, are expected to be directors of New Senti after the consummation of the Business Combination and as such, in the future, they may receive cash fees, stock options, stock awards or other remuneration that the New Senti Board determines to pay to them and any other applicable compensation as described under section “Executive Compensation - Director Compensation”;

•
None of DYNS’s officers or directors will be required to commit his or her full time to the affairs of New Senti and, accordingly, may have conflicts of interest in allocating his or her time among various business activities.

•
In the course of their other business activities, DYNS’s officers and directors may become aware of investment and business opportunities which may be appropriate for presentation to New Senti as well as the other entities with which they are affiliated. DYNS’s management may have conflicts of interest in determining to which entity a particular business opportunity should be presented.

•
The Sponsor and DYNS’s other initial stockholders have agreed to waive their redemption rights with respect to any shares of DYNS Common Stock they may hold in connection with the Business Combination. Additionally, our initial stockholders have agreed to waive their redemption rights with respect to any Founder Shares and Public Shares held by them if we fail to consummate our initial business combination within 24 months after the closing of the Initial Public Offering. If DYNS does not complete an initial business combination within such applicable time period, the proceeds of the sale of the Private Placement Shares held in the Trust Account will be used to fund the redemption of the Public Shares, and the Private Placement Shares purchased in the Concurrent Private Placement will expire worthless. The Private Placement Shares purchased in the Concurrent Private Placement held by DYNS’s initial stockholders had an aggregate market value of approximately $             million based upon the closing price of $             per DYNS share on Nasdaq on the Record Date. In addition, effective as of the consummation of the Closing, with certain limited exceptions, the lock-up
arrangements described in the Investor Rights Agreement (a copy of the form of which is exhibited to the Business Combination Agreement) will prevent the transfer or assignment of Class A Common Stock (or any securities convertible into or exercisable or exchangeable for shares of Class A Common Stock) in accordance with the terms thereof. These lock-up
arrangements are further described in the section entitled “
Proposal 1: The Business Combination Agreement
–
Related Agreements
–
Investor Rights Agreement
.” Since the Sponsor and DYNS’s officers and directors may directly or indirectly own DYNS Common Stock following the Initial Public Offering, DYNS’s officers and directors may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate the initial business combination.

•
DYNS’s officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors was included by a target business as a condition to any agreement with respect to the initial business combination.

•
The Sponsor and DYNS’s officers or directors may have a conflict of interest with respect to evaluating a business combination and financing arrangements as DYNS may obtain loans from the Sponsor or an affiliate of the Sponsor or any of DYNS’s officers or directors to finance transaction costs in connection with an intended initial business combination. As of             , 2022, no such loans are outstanding.

•
The Sponsor, certain stockholders of DYNS, and certain stockholders of Senti will be party to the Investor Rights Agreement, which will come into effect at the Effective Time. See the section entitled “
Proposal 1: The Business Combination Agreement
–
Related Agreements
– Investor Rights Agreement”
for a discussion of the terms of this agreement.

Recommendation to DYNS Stockholders
After careful consideration, the Board determined unanimously that each of the Business Combination Proposal, the Charter Amendment Proposal, the Advisory Charter Amendment Proposals, the Nasdaq Stock Issuance Proposal, the Director Election Proposal, the Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal, if presented, is fair to and in the best interests of DYNS and its stockholders. The Board has approved and declared advisable and unanimously recommends that you vote or give instructions to vote “FOR” each of these Proposals.
For a description of various factors considered by the Board in reaching its decision to recommend in favor of voting for each of the Proposals to be presented at the Special Meeting, see the sections herein regarding each of the Proposals.
Summary of Risk Factors
The following is a summary of the principal risks to which (i) Senti’s business, operations and financial performance and (ii) the Business Combination are subject. Each of these risks is more fully described in the individual risk factors set forth under “
Risk Factors
” in this proxy statement/prospectus. Unless the context otherwise requires, all references in this subsection to the “Company,” “we,” “us” or “our” refer to the business of Senti prior to the consummation of the Business Combination, which will be the business of the Combined Company following the consummation of the Business Combination.

Risks Related to the Business, Operations and Financial Performance of Senti

•	We are a preclinical stage biotechnology company with a history of losses. We expect to continue to incur significant losses for the foreseeable future and may never achieve or maintain profitability.

•
We will need substantial additional funds to advance development of product candidates and our gene circuit platform, and we cannot guarantee that we will have sufficient funds available in the future to develop and commercialize our current or potential future product candidates and technologies.

•
We have identified a material weakness in our internal control over financial reporting. If our remediation of the material weakness is not effective, or if we experience additional material weaknesses or otherwise fail to maintain an effective system of internal controls in the future, we may not be able to accurately report our financial condition or results of operations, which may adversely affect investor confidence in us and, as a result, the value of our common stock.

•
Our history of recurring losses and anticipated expenditures raises substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern requires that we obtain sufficient funding to finance our operations.

•
If any of our current or potential future product candidates is ever tested in humans, it may not demonstrate the safety, purity and potency, or efficacy, necessary to become approvable or commercially viable.

•
Our gene circuit platform technologies are based on novel technologies that are unproven and may not result in approvable or marketable products, which exposes us to unforeseen risks and makes it difficult for us to predict the time and cost of product development and potential for regulatory approval.

•
Although we intend to explore other therapeutic opportunities in addition to the product candidates we are currently pursuing, we may fail to identify viable new product candidates for clinical development, which could materially harm our business.

•	Clinical development includes a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results.

•
We rely on third parties to conduct our preclinical studies, and plan to rely on third parties to conduct clinical trials, and those third parties may not perform satisfactorily. If third parties on which we intend to rely to conduct certain preclinical and clinical studies do not perform as contractually required, fail to satisfy regulatory or legal requirements or miss expected deadlines, our development program could be delayed or unsuccessful, and we may not be able to obtain regulatory approval for or commercialize our product candidates when expected, or at all.

•
We may not be able to maintain our existing strategic partnerships and collaboration arrangements or enter into new strategic partnerships and collaborations for the development, manufacture and commercialization of product candidates based on our platform technology on terms that are acceptable to us, or at all.

•
The manufacturing of our product candidates is complex. We may encounter difficulties in production. If we encounter any such difficulties, our ability to supply our product candidates for clinical trials or, if approved, for commercial sale, could be delayed or halted entirely.

•
We face competition from companies that have developed or may develop product candidates for the treatment of the diseases that we may target, including companies developing novel therapies and platform technologies. If these companies develop platform technologies or product candidates more rapidly than we do, or if their platform technologies or product candidates are more effective or have fewer side effects, our ability to develop and successfully commercialize product candidates may be adversely affected.

•	Our future success depends on our ability to retain key employees, directors, consultants and advisors and to attract, retain and motivate qualified personnel.

•
We may experience difficulties in managing our growth and expanding our operations. We have limited experience in therapeutic development. As our current and potential future product candidates enter and advance through preclinical studies and any clinical trials, we will need to expand our development, regulatory and manufacturing capabilities or contract with other organizations to provide these capabilities for us.

•
Our business, operations and clinical development plans and timelines could be adversely affected by the ongoing COVID-19 pandemic, including business interruptions, staffing shortages and supply chain issues arising from the pandemic on the manufacturing, clinical trial and other business activities performed by us or by third parties with whom we may conduct business, including our anticipated contract manufacturers, contract research organizations (CROs), suppliers, shippers and others.

•
If we are unable to obtain or protect intellectual property rights related to our technology and current or future product candidates, or if our intellectual property rights are inadequate, our competitors could develop and commercialize products and technology similar or identical to ours, and we may not be able to compete effectively in our market or successfully commercialize any product candidates we may develop.

•	We may be unable to obtain U.S. or foreign regulatory approval and, as a result, be unable to commercialize our current or potential future product candidates.

•
Even if we are able to commercialize any product candidate, such product candidate may become subject to unfavorable pricing regulations or third-party coverage and reimbursement policies, which would harm our business.

•	We or the third parties upon whom we depend may be adversely affected by natural disasters, including earthquake, flood, fire, explosion, extreme weather conditions, or medical epidemics.
Risks Related to the Business Combination and Redemptions

•
DYNS will not have any right after the Closing to make damage claims against Senti or Senti’s stockholders for the breach of any representation, warranty or covenant made by Senti in the Business Combination Agreement.

•
Subsequent to the Closing, New Senti may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.

•
The Sponsor and DYNS’s officers and directors own DYNS Common Stock that will be worthless and have incurred reimbursable expenses that may not be reimbursed or repaid if the Business Combination is not approved. Such interests may have influenced their decision to approve and, in the case of the Board, recommend, the Business Combination with Senti.

•
The exercise of DYNS’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination Agreement may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in the best interests of DYNS’s stockholders.

•
If DYNS is unable to complete the Business Combination with Senti or another business combination by May 28, 2023 (or such later date as may be approved by DYNS’s stockholders), DYNS will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares for cash and, subject to the approval of its remaining stockholders and its Board, dissolving and liquidating. In such event, third parties may bring claims against DYNS and, as a result, the proceeds held in the Trust Account could be reduced and the per-share liquidation price received by stockholders could be less than $10.00 per Public Share.

•	Neither the Board nor any committee thereof obtained a third-party financial opinion in determining whether or not to pursue the Business Combination.

•
There is no guarantee that a Public Stockholder’s decision to continue to hold shares of Class A Common Stock following the Business Combination will put the stockholder in a better future economic position than if they decided to redeem their Public Shares for a pro rata portion of the Trust Account, and vice versa.

•
The consummation of the Business Combination is conditioned on, among other things, there being at least $150,000,000 in cash available at Closing. DYNS has entered into Non-Redemption Agreements with the Anchor Investors to assist with satisfying this condition, however, the Anchor Investors’ commitments not to redeem or to transfer their shares of Class A Common Stock do not apply in circumstances where they are compelled to do so in connection with non-discretionary ETF or mutual fund pro rata rebalancing transfers. If one or more Anchor Investors was compelled to transfer shares of Class A Common Stock for this reason, it is possible that there would not be $150,000,000 in cash available at Closing. As this condition is for Senti’s benefit, it is possible that Senti could waive it prior to Closing, although there is no guarantee that it would. If Senti did waive the condition in these circumstances, it is possible that New Senti would have insufficient capital to conduct and grow its business after Closing in the manner described in this proxy statement/prospectus.

Comparison of Governance and Stockholders’ Rights
Following the Closing, the rights of DYNS stockholders who remain New Senti stockholders will no longer be governed by the Current Charter and DYNS’s duly adopted bylaws and will instead be governed by the Proposed Charter and the new bylaws (as amended from time to time) adopted in connection with the Charter Amendment Proposal. See “
Comparison of Governance and Stockholders’ Rights
” beginning on page 331.

SELECTED HISTORICAL FINANCIAL INFORMATION
DYNS is providing the following selected historical financial information to assist you in your analysis of the financial aspects of the Business Combination.
DYNS’s selected historical financial information is derived from DYNS’s unaudited financial statements included elsewhere in this proxy statement/prospectus as of September 30, 2021, for the three months ended September 30, 2021 and for the period from March 1, 2021 (inception) through September 30, 2021.
Senti’s balance sheet data as of December 31, 2019 and December 31, 2020, and statement of operations and comprehensive loss data for the fiscal years ended December 31, 2019 and December 31, 2020 are derived from Senti’s audited financial statements, included elsewhere in this proxy statement/prospectus. Senti’s balance sheet data as of September 30, 2021 and statement of operations and comprehensive loss data for the nine months ended September 30, 2020 and September 30, 2021 are derived from Senti’s unaudited financial statements, included elsewhere in this proxy statement/prospectus.
The financial data set forth below should be read in conjunction with, and is qualified by reference to, the text of the sections entitled “
Information about DYNS – DYNS Management’s Discussion and Analysis of Financial
Condition and Results of Operations
” and “
Information about Senti – Senti Management’s Discussion and Analysis of Financial Condition and Results of Operations”
and the financial statements and notes thereto included elsewhere in this proxy statement/prospectus. DYNS’s and Senti’s financial statements are prepared and presented in accordance with U.S. GAAP. The historical results included below and elsewhere in this proxy statement/prospectus are not indicative of future performance of DYNS or Senti.
Selected Historical Financial Information: DYNS

As of September 30, 2021
Balance Sheet Data:
Cash	$984,544
Investments held in trust account	$230,003,925
Total assets	$231,661,492
Total liabilities	$8,178,846
Class A common stock subject to possible redemption	$230,000,000
Total stockholders’ deficit	$(6,517,354)

	Three Months Ended September 30, 2021	For the Period From March 1, 2021 (Inception) Through September 30, 2021
Statements of Operations Data:
Loss from operations	$(294,640)	$(502,849)
Interest and dividend income on investments held in trust account	2,960	3,925

Net loss	$(291,680)	$(498,924)
Basic and diluted weighted average shares outstanding, Class A common stock	23,715,500	13,917,547

Basic and diluted net loss per share, Class A common stock	$(0.01)	$(0.03)

Basic and diluted weighted average shares outstanding, Class B common stock	5,750,000	5,275,821

Basic and diluted net loss per share, Class B common stock	$(0.01)	$(0.03)

For the Period From March 1, 2021 (Inception) Through September 30, 2021
Statement of Cash Flows Data:
Net cash used in operating activities	$(1,047,026)
Net cash used in investing activities	$(230,000,000)
Net cash provided by financing activities	$232,031,570

Selected Historical Financial Information: Senti

	Year Ended December 31,		Nine Months Ended September 30,
	2019	2020	2020	2021
			(unaudited)
	(in thousands, except share and per share data)
Consolidated Statements of Operations Data:
Revenue:
Contract revenue	$85	$394	$480	$1,748
Grant income	—	172	84	220

Total revenue	85	566	564	1,968

Operating expenses:
Research and development	14,524	15,956	12,400	15,548
General and administrative	7,343	9,304	6,310	15,981

Total operating expenses	21,867	25,260	18,710	31,529

Loss from operations	(21,782)	(24,694)	(18,146)	(29,561)

Other income (expense):
Interest income, net	674	88	87	7
Change in fair value of convertible notes	—	(720)	(682)	—
Change in preferred stock tranche liability	—	5,748	—	(14,742)
Loss on impairment of fixed assets	(6)	(238)	—	(9)
Other expense	(43)	(46)	(45)	(110)

Total other income (expense), net	625	4,832	(640)	(14,854)

Net loss	$(21,157)	$(19,862)	$(18,786)	$(44,415)

Comprehensive loss:
Net loss	$(21,157)	$(19,862)	$(18,786)	$(44,415)
Other comprehensive gain (loss)	13	(13)	(13)	—

Comprehensive loss	$(21,144)	$(19,875)	$(18,799)	$(44,415)

Net loss per share attributable to common stockholders, basic and diluted	$(1.56)	$(1.43)	$(1.37)	$(3.00)

Weighted average shares outstanding, basic and diluted	13,586,903	13,862,582	13,696,481	14,807,712

	December 31, 2019	December 31, 2020	September 30, 2021
Consolidated Balance Sheet Data:
Cash and cash equivalents	$5,301	$30,537	$73,692
Working capital	14,454	26,843	64,455
Total assets	35,842	48,345	104,682
Total liabilities	17,877	17,396	34,218
Redeemable convertible preferred stock	57,408	89,662	171,833
Total stockholders’ (deficit) equity	(39,443)	(58,713)	(101,369)

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following selected unaudited pro forma condensed combined financial data is derived from the unaudited pro forma condensed combined balance sheet and unaudited pro forma condensed combined statements of operations included elsewhere in this proxy statement/prospectus and is provided to aid you in your analysis of the financial aspects of the Business Combination, Non-Redemption Agreement and the consummation of the PIPE Investment, which are collectively referred to as the “Transactions.”
The unaudited pro forma condensed combined financial statements are based on the DYNS historical financial statements and the Senti historical consolidated financial statements as adjusted to give effect to the Transactions. The unaudited pro forma condensed combined balance sheet gives pro forma effect to the Transactions as if they had been consummated on September 30, 2021. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2021 and the year ended December 31, 2020 give effect to the Transactions as if they had occurred on January 1, 2020, which is the beginning of the earliest period presented. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 does not reflect the DYNS historical financial statements since DYNS was only incorporated on March 1, 2021.
The unaudited pro forma condensed combined financial statements were prepared in accordance with Article 11 of SEC Regulation S-X, as amended by the final rule, Release No. 33-10786,
Amendments to Financial Disclosures
about Acquired
and Disposed
Businesse
s
. Release No. 33-10786 replaced the previous pro forma adjustment criteria with simplified requirements to depict the accounting for the Transactions (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Management has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information. The adjustments presented in the unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an understanding of the Combined Company reflecting the Transactions.
The unaudited pro forma condensed combined financial statements are provided for illustrative purposes only and are not necessarily indicative of what the actual results of operations and financial position would have been had the Transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the Combined Company.
The unaudited pro forma condensed combined financial statements have been derived from and should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma condensed combined financial statements included elsewhere in this proxy statement/prospectus;

•
the historical unaudited condensed financial statements of DYNS as of September 30, 2021 and for the period from March 1, 2021 (inception) through September 30, 2021 and the related notes included elsewhere in this proxy statement/prospectus;

•	the historical unaudited consolidated financial statements of Senti as of and for the nine months ended September 30, 2021 and the related notes included elsewhere in this proxy statement/prospectus;

•	the historical audited consolidated financial statements of Senti as of and for the year ended December 31, 2020 and the related notes included elsewhere in this proxy statement/prospectus; and

•
the sections entitled “
DYNS Management’s
Discussion
and Analysis
of Financial
Condition
and
Results
of Operations
,
” “
Senti
Management’s
Discussion
and Analysis
of Financial
Condition
and Results
of Operation
s
,” and other financial information relating to DYNS and Senti included elsewhere in this proxy statement/prospectus.

The selected unaudited pro forma condensed combined financial data below presents two redemption scenarios as follows:

•
Assuming No Redemptions (Scenario 1)
: This presentation assumes that no Public Stockholders exercise their right to redeem their Public Shares for their pro rata share of the trust account and thus the full amount held in the Trust Account as of the Closing is available for the Business Combination; and

•
Assuming Maximum Redemptions (Scenario 2)
: This presentation assumes that 14,308,345 Public Shares are redeemed resulting in an aggregate cash payment of approximately $143.1 million out of the Trust Account based on an assumed redemption price of $10.00 per share. This redemption figure is derived by substracting the 8,691,655 shares that will not be redeemed by Anchor Investors (due to Non-Redemption Agreements) from the 23,000,000 Public Shares issued and outstanding as at the Record Date. After a redemption of approximately $143.1 million out of the $230.0 million Trust Account, and the $66.8 million PIPE Investment, the available cash at Closing would be approximately $153.7 million, which would satisfy the condition in the Business Combination Agreement that there be at least$150.0 million in available Closing cash. When considering this maximum redemptions scenario, you should consider that the Anchor Investors’ commitments under the Non-Redemption Agreements not to redeem or to transfer their shares of Class A Common Stock do not apply in circumstances where they are compelled to do so in connection with non-discretionary ETF or mutual fund pro rata rebalancing transfers. If one or more Anchor Investors was compelled to transfer shares of Class A Common Stock for this reason, it is possible that more than 14,308,345 Public Shares could be redeemed and that there may not be $150,000,000 in cash available at Closing. As this condition is for Senti’s benefit, it is possible that Senti could waive it prior to Closing, although there is no guarantee that it would. The redemption of more than 14,308,345 Public Shares would change some of the figures presented in the maximum redemptions scenario in the unaudited pro forma financial data.

	Unaudited Pro Forma
	Nine Months Ended September 30, 2021		Year Ended December 31, 2020
	Scenario 1 (Assuming No Redemptions)	Scenario 2 (Assuming Maximum Redemptions)	Scenario 1 (Assuming No Redemptions)	Scenario 2 (Assuming Maximum Redemptions)
	(in thousands)
Combined Statement of Operations data:
Revenue	$1,968	$1,968	$566	$566
Loss from operations	$(41,851)	$(39,433)	$(57,347)	$(51,058)
Net loss	$(41,963)	$(39,545)	$(67,200)	$(60,911)
Basic and diluted net loss per share, Class A common stock	$(0.72)	$(0.90)	$(1.15)	$(1.38)
Basic and diluted weighted average shares outstanding, Class A common stock	58,376,963	44,068,618	58,376,963	44,068,618

	Unaudited Pro Forma
	As of September 30, 2021
	Scenario 1 (Assuming No Redemptions)	Scenario 2 (Assuming Maximum Redemptions)
	(in thousands)
Combined Balance Sheet data:
Total assets	$380,560	$237,477
Total liabilities	$34,218	$34,218
Total shareholders’ equity	$346,342	$203,259

FORWARD-LOOKING STATEMENTS
This proxy statement/prospectus contains statements that are forward-looking and as such are not historical facts. This includes, without limitation, statements regarding the financial position, business strategy and the plans and objectives of management for future operations, including as they relate to the potential Business Combination. These statements constitute projections, forecasts and forward-looking statements, and are not guarantees of performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this proxy statement/prospectus, words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “strive,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. When DYNS discusses its strategies or plans, including as they relate to the potential Business Combination, it is making projections, forecasts or forward-looking statements. Such statements are based on the beliefs of, as well as assumptions made by and information currently available to, DYNS’s management.
Forward-looking statements in this proxy statement/prospectus may include, for example, statements about:

•	DYNS’s ability to complete the Business Combination or, if DYNS does not consummate such Business Combination, any other initial business combination;

•	satisfaction or waiver (if applicable) of the conditions to the Business Combination Agreement;

•	the occurrence of any other event, change or other circumstances that could give rise to the termination of the Business Combination Agreement;

•	the projected financial information, anticipated growth rate, and market opportunities of the Combined Company;

•	the ability to obtain or maintain the listing of New Senti common stock on Nasdaq following the Business Combination;

•	New Senti’s public securities’ potential liquidity and trading;

•	New Senti’s ability to raise financing in the future;

•	New Senti’s success in retaining or recruiting, or changes required in, officers, key employees or directors following the completion of the Business Combination;

•	DYNS’s officers and directors allocating their time to other businesses and potentially having conflicts of interest with DYNS’s business or in approving the Business Combination;

•	the use of proceeds not held in the Trust Account or available to DYNS from interest income on the Trust Account balance; or

•	factors relating to the business, operations and financial performance of Senti, including:

•
the initiation, cost, timing, progress and results of research and development activities, preclinical studies or clinical trials with respect to Senti’s current and potential future product candidates;

•	Senti’s ability to develop and advance its gene circuit platform technologies;

•	Senti’s ability to identify product candidates using its gene circuit platform technologies;

•	Senti’s ability to identify, develop and commercialize product candidates;

•	Senti’s ability to advance its current and potential future product candidates into, and successfully complete, preclinical studies and clinical trials;

•
Senti’s ability to obtain and maintain regulatory approval of its current and potential future product candidates, and any related restrictions, limitations and/or warnings in the label of an approved product candidate;

•	Senti’s ability to obtain funding for its operations;

•	Senti’s ability to obtain and maintain intellectual property protection for its technologies and any of its product candidates;

•	Senti’s ability to successfully commercialize its current and any potential future product candidates;

•	the rate and degree of market acceptance of Senti’s current and any potential future product candidates;

•	regulatory developments in the United States and international jurisdictions;

•	potential liability lawsuits and penalties related to Senti’s technologies, product candidates and current and future relationships with third parties;

•	Senti’s ability to attract and retain key scientific and management personnel;

•	Senti’s ability to effectively manage the growth of its operations;

•	Senti’s ability to contract with third-party suppliers and manufacturers and their ability to perform adequately under those arrangements;

•	Senti’s ability to compete effectively with existing competitors and new market entrants;

•	potential effects of extensive government regulation;

•	Senti’s future financial performance and capital requirements;

•	Senti’s ability to implement and maintain effective internal controls;

•	the impact of supply chain disruptions; and

•	the impact of the COVID-19 pandemic on Senti’s business, including its preclinical studies and potential future clinical trials.
DYNS cautions you that the foregoing list may not contain all of the forward-looking statements made in this proxy statement/prospectus.
These forward-looking statements are only predictions based on the current expectations and projections of DYNS and Senti about future events and are subject to a number of risks, uncertainties and assumptions, including those described in “
Risk Factors
” and elsewhere in this proxy statement/prospectus. Moreover, Senti operates in a competitive industry, and new risks emerge from time to time. It is not possible for the management of DYNS or Senti to predict all risks, nor can DYNS or Senti assess the impact of all factors on their respective businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements DYNS may make in this proxy statement/prospectus. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this proxy statement/prospectus may not occur, and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements in this proxy statement/prospectus.
The forward-looking statements included in this proxy statement/prospectus are made only as of the date hereof. You should not rely upon forward-looking statements as predictions of future events. Although DYNS believes that the expectations reflected in its forward-looking statements are reasonable, neither DYNS nor Senti can guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. Neither DYNS nor Senti undertakes any obligation to update publicly any forward-looking statements for any reason after the date of this proxy statement/prospectus to conform these statements to actual results or to changes in expectations, except as required by law.
You should read this proxy statement/prospectus and the documents that have been filed as Annexes and exhibits hereto with the understanding that the actual future results, levels of activity, performance, events and circumstances of DYNS and Senti may be materially different from what is expected.

RISK FACTORS
Stockholders should consider and read carefully all of the risks and uncertainties described below, as well as other information included in this proxy statement/prospectus, before they decide whether to vote or instruct their vote to be cast to approve the Proposals described in this proxy statement/prospectus. The value of your investment in New Senti following consummation of the Business Combination will be subject to the significant risks affecting New Senti and inherent to the industry in which it operates. If any of the events described below occur, the post-acquisition business and financial results could be adversely affected in a material way. This could cause the trading price of the Combined Company’s common stock to decline, perhaps significantly, and you therefore may lose all or part of your investment. Unless the context otherwise requires, all references in this subsection to the “Company,” “we,” “us” or “our” refer to the business of Senti prior to the consummation of the Business Combination, which will be the business of the Combined Company following the consummation of the Business Combination.
Summary of Risk Factors
The following is a summary of principal risk to which (i) our business, operations and financial performance and (ii) the Business Combination and redemptions are subject. Each of these risks is more fully described in the individual risk factors immediately following this summary:
Risks Related to the Business, Operations and Financial Performance of Senti

•	We are a preclinical stage biotechnology company with a history of losses. We expect to continue to incur significant losses for the foreseeable future and may never achieve or maintain profitability.

•
We will need substantial additional funds to advance development of our product candidates and our gene circuit platform, and we cannot guarantee that we will have sufficient funds available in the future to develop and commercialize our current or potential future product candidates and technologies.

•
We have identified a material weakness in our internal control over financial reporting. If our remediation of the material weakness is not effective, or if we experience additional material weaknesses or otherwise fail to maintain an effective system of internal controls in the future, we may not be able to accurately report our financial condition or results of operations, which may adversely affect the value of our common stock.

•
Our history of recurring losses and anticipated expenditures raises substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern requires that we obtain sufficient funding to finance our operations.

•
Our current product candidates are in preclinical development and have never been tested in humans. One or all of our current product candidates may fail in clinical development or suffer delays that materially and adversely affect their commercial viability.

•
If any of our current or potential future product candidates is ever tested in humans, it may not demonstrate the safety, purity and potency, or efficacy, necessary to become approvable or commercially viable.

•
Our gene circuit platform technologies are based on novel technologies that are unproven and may not result in approvable or marketable products, which exposes us to unforeseen risks and makes it difficult for us to predict the time and cost of product development and potential for regulatory approval.

•
Although we intend to explore other therapeutic opportunities in addition to the product candidates we are currently pursuing, we may fail to identify viable new product candidates for clinical development, which could materially harm our business.

•	Clinical development includes a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results.

•
We rely on third parties to conduct our preclinical studies, and plan to rely on third parties to conduct clinical trials, and those third parties may not perform satisfactorily. If third parties on which we intend to rely to conduct certain preclinical and clinical studies do not perform as contractually required, fail to satisfy regulatory or legal requirements or miss expected deadlines, our development program could be delayed or unsuccessful, and we may not be able to obtain regulatory approval for or commercialize our product candidates when expected, or at all.

•
We may not be able to maintain our existing strategic partnerships and collaboration arrangements or enter into new strategic partnerships and collaborations for the development, manufacture and commercialization of product candidates based on our platform technology on terms that are acceptable to us, or at all.

•
The manufacturing of our product candidates is complex. We may encounter difficulties in production. If we encounter any such difficulties, our ability to supply our product candidates for clinical trials or, if approved, for commercial sale, could be delayed or halted entirely.

•
We face competition from companies that have developed or may develop product candidates for the treatment of the diseases that we may target, including companies developing novel therapies and platform technologies. If these companies develop platform technologies or product candidates more rapidly than we do, or if their platform technologies or product candidates are more effective or have fewer side effects, our ability to develop and successfully commercialize product candidates may be adversely affected.

•	Our future success depends on our ability to retain key employees, directors, consultants and advisors and to attract, retain and motivate qualified personnel.

•
We may experience difficulties in managing our growth and expanding our operations. We have limited experience in therapeutic development. As our current and potential future product candidates enter and advance through preclinical studies and any clinical trials, we will need to expand our development, regulatory and manufacturing capabilities or contract with other organizations to provide these capabilities for us.

•
Our business, operations and clinical development plans and timelines could be adversely affected by the ongoing
COVID-19 pandemic,
including business interruptions, staffing shortages and supply chain issues arising from the pandemic, on the manufacturing, clinical trial and other business activities performed by us or by third parties with whom we may conduct business, including our anticipated contract manufacturers, contract research organizations (CROs), suppliers, shippers and others.

•
If we are unable to obtain or protect intellectual property rights related to our technology and current or future product candidates, or if our intellectual property rights are inadequate, our competitors could develop and commercialize products and technology similar or identical to ours, and we may not be able to compete effectively in our market or successfully commercialize any product candidates we may develop.

•	We may be unable to obtain U.S. or foreign regulatory approval and, as a result, be unable to commercialize our current or potential future product candidates.

•
Even if we are able to commercialize any product candidate, such product candidate may become subject to unfavorable pricing regulations or third-party coverage and reimbursement policies, which would harm our business.

•	We or the third parties upon whom we depend may be adversely affected by other natural disasters, including earthquake, flood, fire, explosion, extreme weather conditions, or medical epidemics.
Risks Related to the Business Combination and Redemptions

•
DYNS will not have any right after the Closing to make damage claims against Senti or Senti’s stockholders for the breach of any representation, warranty or covenant made by Senti in the Business Combination Agreement.

•
Subsequent to the Closing, New Senti may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.

•
The Sponsor and DYNS’s officers and directors own DYNS Common Stock that will be worthless and have incurred reimbursable expenses that may not be reimbursed or repaid if the Business Combination is not approved. Such interests may have influenced their decision to approve and, in the case of the Board, recommend, the Business Combination with Senti.

•
The exercise of DYNS’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination Agreement may result in a conflict of interest when determining whether such changes to the terms of the Business Combination Agreement or waivers of conditions are appropriate and in the best interests of DYNS’s stockholders.

•
If DYNS is unable to complete the Business Combination with Senti or another business combination by May 28, 2023 (or such later date as may be approved by DYNS’s stockholders), DYNS will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares for cash and, subject to the approval of its remaining stockholders and its Board, dissolving and liquidating. In such event, third parties may bring claims against DYNS and, as a result, the proceeds held in the Trust Account could be reduced and the per-share
liquidation price received by stockholders could be less than $10.00 per Public Share.

•	Neither the Board nor any committee thereof obtained a third-party financial opinion in determining whether or not to pursue the Business Combination.

•
There is no guarantee that a Public Stockholder’s decision whether to continue to hold shares of Class A Common Stock following the Business Combination will put the stockholder in a better future economic position than if they decided to redeem their Public Shares for a pro rata portion of the Trust Account, and vice versa.

•
The consummation of the Business Combination is conditioned on, among other things, there being at least $150,000,000 in cash available at Closing. DYNS has entered into Non-Redemption Agreements with the Anchor Investors to assist with satisfying this condition, however, the Anchor Investors’ commitments not to redeem or to transfer their shares of Class A Common Stock do not apply in circumstances where they are compelled to do so in connection with non-discretionary ETF or mutual fund pro rata rebalancing transfers. If one or more Anchor Investors was compelled to transfer shares of Class A Common Stock for this reason, it is possible that there would not be $150,000,000 in cash available at Closing. As this condition is for Senti’s benefit, it is possible that Senti could waive it prior to Closing, although there is no guarantee that it would. If Senti did waive the condition in these circumstances, it is possible that New Senti would have insufficient capital to conduct and grow its business after Closing in the manner described in this proxy statement/prospectus.

Risks Related to Senti’s Limited Operating History and Financial Condition
We are a preclinical stage biotechnology company with a history of losses. We expect to continue to incur significant losses for the foreseeable future and may never achieve or maintain profitability.
We are a preclinical stage biotechnology company with a history of losses. Since our inception, we have devoted substantially all of our resources to research and development, preclinical studies, building our management team and building our intellectual property portfolio, and we have incurred significant operating losses. Our net losses were $21.2 million and $19.9 million for the years ended December 31, 2019 and 2020, respectively. Our net loss was $44.4 million as of September 30, 2021. As of September 30, 2021, we had an accumulated deficit of $104.2 million. Substantially all of our losses have resulted from expenses incurred in connection with our research and development programs and from general and administrative costs associated with our operations. To date, we have not generated any revenue from product sales, and we have not sought or obtained regulatory approval for any product candidate. Furthermore, we do not expect to generate any revenue from product sales for the foreseeable future, and we expect to continue to incur significant operating losses for the foreseeable future due to the cost of research and development, preclinical studies, clinical trials, manufacturing and the regulatory approval process for our current and potential future product candidates.

We expect our net losses to increase substantially as we:

•	continue to advance our gene circuit platform technologies;

•	continue preclinical development of our current and future product candidates and initiate additional preclinical studies;

•	commence clinical trials of our current and future product candidates;

•	establish our manufacturing capability, including developing our contract development and manufacturing organization relationships and building our internal manufacturing facilities;

•	acquire and license technologies aligned with our gene circuit platform technologies;

•	seek regulatory approval of our current and future product candidates;

•	expand our operational, financial, and management systems and increase personnel, including personnel to support our preclinical and clinical development, manufacturing and commercialization efforts;

•	continue to develop, perfect, and defend our intellectual property portfolio; and

•	incur additional legal, accounting, or other expenses in operating our business, including the additional costs associated with operating as a public company.
However, the amount of our future losses is uncertain. Our ability to achieve or sustain profitability, if ever, will depend on, among other things, successfully developing product candidates, obtaining regulatory approvals to market and commercialize product candidates, manufacturing any approved products on commercially reasonable terms, entering into potential future alliances, establishing a sales and marketing organization or suitable third-party alternatives for any approved product and raising sufficient funds to finance business activities. If we, or our potential future collaborators, are unable to commercialize one or more of our product candidates, or if sales revenue from any product candidate that receives approval is insufficient, we will not achieve or sustain profitability, which could have a material adverse effect on our business, financial condition, results of operations and prospects.
Even if we consummate the Business Combination, we will need substantial additional funds to advance development of product candidates and our gene circuit platform, and we cannot guarantee that we will have sufficient funds available in the future to develop and commercialize our current or potential future product candidates and technologies.
The development of biotechnology product candidates is capital-intensive. If any of our current or potential future product candidates enter and advance through preclinical studies and clinical trials, we will need substantial additional funds to expand our development, regulatory, manufacturing, marketing and sales capabilities. We have used substantial funds to develop our gene circuit platform,
SENTI-202,
SENTI-301,
SENTI-401
and other product candidates, and we will require significant funds to continue to develop our platform and conduct further research and development, including preclinical studies and clinical trials. In addition, upon the closing of the Business Combination, we expect to incur significant additional costs associated with operating as a public company.
As of September 30, 2021, we had $73.7 million in cash and cash equivalents. Our future capital requirements and the period for which we expect our existing resources to support our operations may vary significantly from what we expect. Our monthly spending levels vary based on new and ongoing research and development and other corporate activities. Because the length of time and activities associated with successful research and development of platform technologies and product candidates is highly uncertain, we are unable to estimate the actual funds we will require for development and any approved marketing and commercialization activities. The timing and amount of our operating expenditures will depend largely on:

•	the timing and progress of preclinical and clinical development of our current and potential future product candidates;

•	the timing and progress of our development of our gene circuit platforms;

•	the number and scope of preclinical and clinical programs we decide to pursue;

•
the costs of building and operating our own dedicated Current Good Manufacturing Practice, or cGMP, and Current Good Tissue Practice, or cGTP facility to support clinical and commercial-scale production of multiple allogeneic NK cell product candidates, and the terms of any third-party manufacturing contract or biomanufacturing partnership we may enter into;

•	our ability to maintain our current licenses and collaborations, conduct our research and development programs and establish new strategic partnerships and collaborations;

•	the progress of the development efforts of our existing strategic partners and third parties with whom we may in the future enter into collaboration and research and development agreements;

•	the costs involved in obtaining, maintaining, enforcing and defending patents and other intellectual property rights;

•	the impact of the COVID-19 pandemic on our business;

•	the cost and timing of regulatory approvals; and

•	our efforts to enhance operational systems and hire additional personnel, including personnel to support development of our product candidates and satisfy our obligations as a public company.
To date, we have primarily financed our operations through the sale of equity securities. We may seek to raise any necessary additional capital through a combination of public or private equity offerings, debt financings, collaborations, strategic alliances, licensing arrangements, grants and other marketing and distribution arrangements. We cannot assure you that we will be successful in acquiring additional funding at levels sufficient to fund our operations or on terms favorable to us. If we are unable to obtain adequate financing when needed, we may have to delay, reduce the scope of or suspend one or more of our preclinical studies, clinical trials, research and development programs or commercialization efforts. Because of the numerous risks and uncertainties associated with the development and commercialization of our current and potential future product candidates and the extent to which we may enter into collaborations with third parties to participate in their development and commercialization, we are unable to estimate the amounts of increased capital outlays and operating expenditures associated with our current and anticipated preclinical studies and clinical trials, including related manufacturing costs. To the extent that we raise additional capital through collaborations, strategic alliances or licensing arrangements with third parties, we may have to relinquish valuable rights to our current and potential future product candidates, future revenue streams or research programs or to grant licenses on terms that may not be favorable to us. If we do raise additional capital through public or private equity or convertible debt offerings, the ownership interest of our existing stockholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect our stockholders’ rights. If we raise additional capital through debt financing, we may be subject to covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends.
We do not expect to realize revenue from product sales or royalties from licensed products for the foreseeable future, if at all, and unless and until our current and potential future product candidates are clinically tested, approved for commercialization and successfully marketed.
We have identified a material weakness in our internal control over financial reporting. If our remediation of the material weakness is not effective, or if we experience additional material weaknesses in the future or otherwise fail to maintain an effective system of internal controls in the future, we may not be able to accurately report our financial condition or results of operations, which may adversely affect investor confidence in us and, as a result, the value of our common stock.
Prior to the closing of the Business Combination, we have been a private company with limited accounting personnel and other resources with which to address our internal control over financial reporting. In connection with our preparation and the audit of our consolidated financial statements as of and for the year ended

December 31, 2020, we and our independent registered public accounting firm identified a material weakness as defined under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and by the Public Company Accounting Oversight Board (United States) in our internal control over financial reporting. The material weakness related to a lack of sufficient and adequate resources in the finance and accounting function that resulted in a lack of formalized risk assessment process, lack of segregation of duties, and ineffective process level control activities over the management review of journal entries, account reconciliations and non-routine
transactions. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our consolidated financial statements will not be prevented or detected on a timely basis.
We are in the process of implementing a risk assessment process and measures designed to improve our internal control over financial reporting and remediate the control deficiencies that led to the material weakness, including hiring additional accounting personnel. The process of designing and implementing effective internal controls is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company. For example, to maintain and improve the effectiveness of our financial reporting, we will need to commit significant resources, implement and strengthen existing disclosure processes, train personnel and provide additional management oversight.
We cannot be certain that the measures we have taken to date, and actions we may take in the future, will be sufficient to remediate the control deficiencies that led to our material weakness in our internal control over financial reporting or that they will prevent or avoid potential future material weaknesses. In addition, neither our management nor an independent registered public accounting firm has performed an evaluation of our internal control over financial reporting because no such evaluation has been previously required. The rules governing the standards that must be met for our management to assess our internal control over financial reporting are complex and require significant documentation, testing and remediation. Testing internal controls may divert our management’s attention from other matters that are important to our business.
Pursuant to Section 404 of the Sarbanes-Oxley Act, or Section 404, our management will be required to report upon the effectiveness of our internal control over financial reporting beginning with the annual report for our fiscal year ending December 31, 2022. Even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm may issue a report that is qualified if it is not satisfied with our controls or the level at which our controls are documented, designed, operated or reviewed. The rules governing the standards that must be met for management to assess our internal control over financial reporting are complex and require significant documentation, testing, and possible remediation. To comply with the requirements of being a reporting company under the Exchange Act, we will need to implement additional financial and management controls, reporting systems, procedures, and hire additional accounting and finance staff.
When we lose our status as an “emerging growth company” and become an “accelerated filer” or a “large accelerated filer,” our independent registered public accounting firm will be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404. Accordingly, you may not be able to depend on any attestation concerning our internal control over financial reporting from our independent registered public accountants for the foreseeable future.
Our testing, or the subsequent testing by our independent registered public accounting firm, may reveal deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses. A material weakness in internal controls could result in our failure to detect a material misstatement of our annual or quarterly consolidated financial statements or disclosures. We may not be able to conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404. If we are unable to conclude that we have effective internal controls over financial reporting, investors could lose confidence in our reported financial information, which could have a material adverse effect on the trading price of our common stock.
We cannot be certain as to the timing of completion of our evaluation, testing and any remediation actions or the impact of the same on our operations. If we are unable to successfully remediate our existing or any future material weaknesses in our internal control over financial reporting, or identify any additional material weaknesses, the accuracy and timing of our financial reporting may be negatively impacted, we may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in our financial reporting and our stock price may decline as a result. If we are not able to implement the requirements of Section 404 in a timely manner or with adequate compliance, our independent registered public accounting firm may issue an adverse opinion due to ineffective internal controls over financial reporting, and we may be subject to sanctions or investigation by regulatory authorities, such as the SEC. As a result, there could be a negative reaction in the financial markets due to a loss of confidence in the reliability of our consolidated financial statements. In addition, we may be required to incur costs in improving our internal control system and the hiring of additional personnel. Any such action could negatively affect our results of operations and cash flows.
Members of our management team have limited experience in managing the day-to-day
operations of a public company and, as a result, we may incur additional expenses associated with the management of our company.
Members of our management team have limited experience in managing the day-to-day
operations of a public company. As a result, we may need to obtain outside assistance from legal, accounting, investor relations, or other professionals that could be more costly than planned. We also plan to hire additional personnel to comply with additional SEC reporting requirements. These compliance costs will make some activities significantly more time-consuming and costly. If we lack cash resources to cover these costs in the future, our failure to comply with reporting requirements and other provisions of securities laws could negatively affect our stock price and adversely affect our potential results of operations, cash flow and financial condition after we commence operations.
Our history of recurring losses and anticipated expenditures raises substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern requires that we obtain sufficient funding to finance our operations.
We have incurred significant operating losses to date, and it is possible we may never generate a profit. Our consolidated financial statements included elsewhere in this proxy statement/prospectus have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the ordinary course of business. These consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of these uncertainties related to our ability to operate on a going concern basis.
We have concluded that our recurring losses from operations and need for additional financing to fund future operations raise substantial doubt about our ability to continue as a going concern. Similarly, our independent registered public accounting firm included an explanatory paragraph in its report on our consolidated financial statements as of and for the year ended December 31, 2020 with respect to this uncertainty. We believe that the $64.7 million of gross proceeds raised in May 2021 from the sale of our Series B redeemable convertible preferred stock, coupled with successful completion of the Business Combination, will eliminate this doubt and enable us to continue as a going concern; however, we may need to obtain alternative financing or significantly modify our operational plans for us to continue as a going concern. Based upon our current operating plan and assumptions, we believe that our existing cash and cash equivalents, including the results of the Business Combination, will be sufficient to fund our operations for at least the next 12 months. This estimate is based on assumptions that may prove to be wrong, and we could use our available capital resources sooner than we expect. Changes may occur beyond our control that would cause us to consume our available capital before that time, including changes in and progress of our development activities and changes in regulation. Our future capital requirements will depend on many factors, including:

•	the scope, rate of progress, results and costs of platform development activities, preclinical studies, laboratory testing and clinical trials for our product candidates;

•	the number and development requirements of product candidates that we may pursue, and other indications for our current product candidates that we may pursue;

•	the costs, timing and outcome of regulatory review of our product candidates;

•	the scope and costs of constructing and operating our planned cGMP and cGTP facility and any commercial manufacturing activities;

•	the cost associated with commercializing any approved product candidates;

•	the cost and timing of developing our ability to establish sales and marketing capabilities, if any;

•	the cost and timing of maintaining and expanding the applications of our gene circuit platform technology;

•
the costs of preparing, filing and prosecuting patent applications, maintaining, enforcing and protecting our intellectual property rights, defending intellectual property-related claims and obtaining licenses to third-party intellectual property;

•	the timing and amount of any milestone and royalty payments we are required to make under our present or future license agreements;

•
our ability to establish and maintain strategic partnerships and collaborations, including any biomanufacturing partnerships or collaborations involving the use of our platform technology, on favorable terms, if at all; and

•	the extent to which we acquire or in-license other product candidates and technologies and associated intellectual property.
We will require additional capital to complete our planned clinical development programs for our current product candidates to obtain regulatory approval. Any additional capital raising efforts may divert our management from their day-to-day
activities, which may adversely affect our ability to develop and commercialize our current and future product candidates, if approved.
In addition, we cannot guarantee that future financing will be available on a timely basis, in sufficient amounts or on terms acceptable to us, if at all. Moreover, the terms of any financing may adversely affect the holdings or the rights of our stockholders and the issuance of additional securities by us, whether equity or debt, or the market perception that such issuances are likely to occur, could cause the market price of our common stock to decline. If we are unable to raise sufficient capital when needed, our business, financial condition and results of operations will be harmed, and we will need to significantly modify our operational plans to continue as a going concern. If we are unable to continue as a going concern, we might have to liquidate our assets and the values we receive for our assets in liquidation or dissolution could be significantly lower than the values reflected in our consolidated financial statements.
Our ability to use net operating loss carryforwards, or NOLs, and credits to offset future taxable income may be subject to certain limitations.
Our net operating loss carryforwards, or NOLs, could expire unused and be unavailable to offset future income tax liabilities because of their limited duration or because of restrictions under U.S. tax law. NOLs generated in taxable years beginning before January 1, 2018 are permitted to be carried forward for 20 taxable years under applicable U.S. federal income tax law. Under the Tax Cuts and Jobs Act of 2017, or the Tax Act, as modified by the Coronavirus Aid, Relief and Economic Security Act, or the CARES Act, NOLs arising in tax years beginning after December 31, 2020 may not be carried back. Moreover, under the Tax Act as modified by the CARES Act, NOLs generated in taxable years beginning after December 31, 2017 may be carried forward indefinitely, but the deductibility of such NOLs generally will be limited in taxable years beginning after December 31, 2020 to 80% of current year taxable income. As of December 31, 2020, we had NOLs for federal and state income tax purposes of approximately $109.9 million, a portion of which expire beginning in 2036 if not utilized. NOLs generated in 2020 for federal tax reporting purposes of approximately $23.7 million have an indefinite life.
In general, under Section 382 of the Internal Revenue Code of 1986, as amended, or the Code, a corporation that undergoes an “ownership change” (defined under Section 382 of the Code and applicable Treasury Regulations as a greater than 50 percentage point change (by value) in a corporation’s equity ownership by certain stockholders over a rolling three-year period) is subject to limitations on its ability to utilize its pre-change
NOLs to offset future taxable income. We have not determined whether our NOLs are limited under Section 382 of the Code. We may have experienced ownership changes in the past and may experience ownership changes in the future, including as a result of the Business Combination or subsequent shifts in our stock ownership (some of which are outside our control). Furthermore, our ability to utilize NOLs of companies that we may acquire in the future may be subject to limitations. There is also a risk that due to regulatory changes, such as suspensions on the use of NOLs or other unforeseen reasons, our existing NOLs could expire or otherwise be unavailable to reduce future income tax liabilities, including for state tax purposes. For these reasons, we may not be able to utilize a material portion of the NOLs reflected on our balance sheet, even if we attain profitability, which could potentially result in increased future tax liability to us and could adversely affect our operating results and financial condition.
Risks Related to the Development and Clinical Testing of Our Product Candidates
Our current product candidates are in preclinical development and have never been tested in humans. One or all of our current product candidates may fail in clinical development or suffer delays that materially and adversely affect their commercial viability.
We have no products on the market or that have gained regulatory approval or that have entered clinical trials. None of our product candidates has ever been tested in humans. Our ability to achieve and sustain profitability depends on obtaining regulatory approvals for and successfully commercializing product candidates, either alone or with collaborators.
Before obtaining regulatory approval for the commercial distribution of our product candidates, we or a collaborator must conduct extensive preclinical studies, followed by clinical trials to demonstrate the safety, purity and potency, or efficacy of our product candidates in humans. There is no guarantee that the U.S. Food and Drug Administration, or the FDA, will permit us to conduct clinical trials. Further, we cannot be certain of the timely completion or outcome of our preclinical studies and cannot predict if the FDA or other regulatory authorities will accept our proposed clinical programs, our clinical protocols or if the outcome of our preclinical studies will ultimately support the further development of our preclinical programs or testing in humans. As a result, we cannot be sure that we will be able to submit Investigational New Drugs, or INDs, or similar applications for our proposed clinical programs on the timelines we expect, if at all, and we cannot be sure that submission of INDs or similar applications will result in the FDA or other regulatory authorities allowing clinical trials for any of our product candidates to begin.
Our current product candidates are in preclinical development and we are subject to the risks of failure inherent in the development of product candidates based on novel approaches, targets and mechanisms of action. Although we anticipate initiating clinical trials for our lead product candidates, there is no guarantee that we will be able to proceed with clinical development of any of these product candidates or that any product candidate will demonstrate a clinical benefit once we advance these candidates to testing in patients. Accordingly, you should consider our prospects in light of the costs, uncertainties, delays and difficulties frequently encountered by preclinical stage biotechnology companies such as ours.
We may not be able to access the financial resources to continue development of, or to enter into any collaborations for, any of our current or potential future product candidates. This may be exacerbated if we experience any issues that delay or prevent regulatory approval of, or our ability to commercialize, a product candidate, such as:

•
negative or inconclusive results from our preclinical studies or clinical trials or the clinical trials of others for product candidates similar to ours, leading to a decision or requirement to conduct additional preclinical studies or clinical trials or abandon any or all of our programs;

•	product-related side effects experienced by participants in our clinical trials or by individuals using therapeutics similar to our product candidates;

•
delays in submitting IND applications or comparable foreign applications, or delays or failures to obtain the necessary approvals from regulatory authorities to commence a clinical trial, or a suspension or termination of a clinical trial once commenced;

•	conditions imposed by the FDA or other regulatory authorities regarding the scope or design of our clinical trials;

•	delays in enrolling research subjects in clinical trials;

•	high drop-out rates of research subjects;

•	inadequate supply or quality of product candidate components or materials or other supplies necessary for the conduct of our clinical trials;

•
chemistry, manufacturing and control, or CMC, challenges associated with manufacturing and scaling up biologic product candidates to ensure consistent quality, stability, purity and potency among different batches used in clinical trials;

•	greater-than-anticipated clinical trial costs;

•	poor potency or effectiveness of our product candidates during clinical trials;

•	unfavorable FDA or other regulatory authority inspection and review of a clinical trial or manufacturing site;

•	delays as a result of the COVID-19 pandemic or events associated with the pandemic;

•	failure of our third-party contractors or investigators to comply with regulatory requirements or otherwise meet their contractual obligations in a timely manner, or at all;

•	delays and changes in regulatory requirements, policies and guidelines; or

•	the FDA or other regulatory authorities interpreting our data differently than we do.
Further, we and any existing or potential future collaborator may never receive approval to market and commercialize any product candidate. Even if we or any existing or potential future collaborator obtains regulatory approval, the approval may be for targets, disease indications or patient populations that are not as broad as we intended or desired or may require labeling that includes significant use or distribution restrictions or safety warnings. We or an existing or potential future collaborator may also be subject to post-marketing testing requirements to maintain regulatory approval.
If any of our current or potential future product candidates is ever tested in humans, it may not demonstrate the safety, purity and potency, or efficacy, necessary to become approvable or commercially viable.
None of our current product candidates have ever been tested in humans. We may ultimately discover that our current product candidates do not possess certain properties that we believe are helpful for therapeutic effectiveness and safety or would otherwise support the submission of an IND application on the timelines we expect, or at all. We do not know if the observations we have made regarding our gene circuits generally and our product candidates in particular will translate into any clinical response when tested in humans. As an example, while the Tumor-Associated Antigen (TAA) CD33 has been clinically validated as a target for an approved antibody-drug conjugate therapy, it has not been clinically validated as a target for
CAR-NK
or
CAR-T
therapies, and may not prove to be a clinically sufficient target for the
CAR-NK
therapies we are developing. As a result of these uncertainties related to our gene circuit platform technologies and our product candidates, we may never succeed in developing a marketable product based on our current product candidates. If any of our current or potential future product candidates prove to be ineffective, unsafe or commercially unviable, our entire pipeline could have little, if any, value, which could have a material adverse effect on our business, financial condition, results of operations and prospects.
Our gene circuit platform technologies are based on novel technologies that are unproven and may not result in approvable or marketable products, which exposes us to unforeseen risks and makes it difficult for us to predict the time and cost of product development and potential for regulatory approval.
We are seeking to identify and develop a broad pipeline of product candidates using our gene circuit platform technologies. The scientific research that forms the basis of our efforts to develop product candidates with our platforms is still ongoing. We are not aware of any FDA approved therapeutics utilizing similar technologies as ours. Further, the scientific evidence to support the feasibility of developing therapeutic treatments based on our platform technologies is preliminary. As a result, we are exposed to a number of unforeseen risks and it is difficult to predict the types of challenges and risks that we may encounter during development of our product candidates. For example, we have not tested any of our current product candidates in humans, and our current data is limited to animal models and preclinical cell lines, the results of which may not translate into humans. Further, relevant animal models and assays may not accurately predict the safety and efficacy of our product candidates in humans, and we may encounter significant challenges creating appropriate models and assays for demonstrating the safety and efficacy of our product candidates. In addition, our gene circuit technologies have potential safety risks. For example, if the NOT GATE gene circuit, as described below, engineered into one of our product candidates, such as
SENTI-202,
does not provide a clinically sufficient level of inhibition, it may kill healthy cells that it has been designed to preserve or may cause systemic immune cytotoxicity. As another example, if the small-molecular Regulator Dial does not achieve a clinically sufficient level of control over
IL-12
secretion, either leaky
IL-12
production in the uninduced state or overproduction of
IL-12
in the induced state may result in systemic immune toxicity. It is possible that safety events or concerns such as these or others could negatively affect the development of our product candidates, including adversely affecting patient enrollment among the patient populations that we intend to treat.
Given the novelty of our technologies, we intend to work closely with the FDA and comparable foreign regulatory authorities to evaluate our proposed approaches to obtain regulatory approval for our product candidates; however, due to a lack of comparable experiences, the regulatory pathway with the FDA and comparable regulatory authorities may be more complex and time-consuming relative to other more well-known therapeutics. Even if we obtain human data to support our product candidates, the FDA or comparable foreign regulatory agencies may lack experience in evaluating the safety and efficacy of our product candidates developed using our platforms, which could result in a longer than expected regulatory review process, increase our expected development costs, and delay or prevent commercialization of our product candidates. The validation process takes time and resources, may require independent third-party analyses, and may not be accepted or approved by the FDA and comparable foreign regulatory authorities. We cannot be certain that our approach will lead to the development of approvable or marketable products, alone or in combination with other therapies.
We may not be successful in our efforts to use and expand our gene circuit platform to expand our pipeline of product candidates.
A key element of our strategy is to use and advance our gene circuit platform to design, test and build our portfolio of product candidates focused on allogeneic gene circuit-equipped
CAR-NK
cell therapies for the

treatment of cancer. Although our research and development efforts to date have resulted in our discovery and preclinical development of
SENTI-202,
SENTI-301,
SENTI-401
and other potential product candidates, none of these product candidates has advanced to clinical development. We cannot assure you that any of our existing product candidates will advance to clinical trials or, if they do, that such trials will demonstrate these product candidates to be safe or effective therapeutics, and we may not be able to successfully develop any product candidates. Even if we are successful in expanding our pipeline of product candidates, any additional product candidates that we identify may not be suitable for clinical development or generate acceptable clinical data, including as a result of being shown to have unacceptable effects or other characteristics that indicate that they are unlikely to be products that will receive marketing approval from the FDA or other regulatory authorities or achieve market acceptance. If we do not successfully develop and commercialize product candidates, we will not be able to generate product revenue in the future.
Although we intend to explore other therapeutic opportunities in addition to the product candidates that we are currently developing, we may fail to identify viable new product candidates for clinical development for a number of reasons. If we fail to identify additional potential product candidates, our business could be materially harmed.
Although a substantial amount of our efforts will focus on the planned clinical trials and potential approval of the current and potential future product candidates we are evaluating, a key element of our strategy is to discover, develop, manufacture and globally commercialize additional targeted therapies beyond our current product candidates to treat various conditions and in a variety of therapeutic areas. Even if we identify investigational therapies that initially show promise, we may fail to successfully develop and commercialize such products for many reasons, including the following:

•	the research methodology used may not be successful in identifying potential investigational therapies;

•	competitors may develop alternatives that render our investigational therapies obsolete;

•	investigational therapies we develop may nevertheless be covered by third parties’ patents or other exclusive rights;

•
an investigational therapy may, on further study, be shown to have harmful side effects or other characteristics that indicate it is unlikely to be effective or otherwise does not meet applicable regulatory criteria;

•
it may take greater human and financial resources than we will possess to identify additional therapeutic opportunities for our product candidates or to develop suitable potential product candidates through internal research programs, thereby limiting our ability to develop, diversify and expand our product portfolio;

•	an investigational therapy may not be capable of being produced in clinical or commercial quantities at an acceptable cost, or at all; and

•	an approved product may not be accepted as safe and effective by trial participants, the medical community or third-party payors.
Identifying new investigational therapies requires substantial technical, financial and human resources, whether or not any investigational therapies are ultimately identified. Because we have limited financial and human resources, we may initially focus on research programs and product candidates for a limited set of indications. As a result, we may forgo or delay pursuit of opportunities with other product candidates or for other indications that later prove to have greater commercial potential or a greater likelihood of success. Our resource allocation decisions may cause us to fail to capitalize on viable commercial products or profitable market opportunities. For example, if we do not accurately evaluate the commercial potential or target market for a particular product candidate or technology, we may relinquish valuable rights to that product candidate or technology through collaborations, licensing or other royalty arrangements in cases in which it would have been more advantageous for us to retain sole development and commercialization rights to such product candidate or technology.
Accordingly, there can be no assurance that we will ever be able to identify additional therapeutic opportunities for our product candidates or to develop suitable potential product candidates through internal research programs, which could materially adversely affect our future growth and prospects. We may focus our efforts and resources on potential product candidates or other potential programs that ultimately prove to be unsuccessful.
The market, physicians, patients, regulators and potential investors, may not be receptive to our current or potential future product candidates and may be skeptical of the viability and benefits of our gene circuit pipeline technology because it is based on a relatively novel and complex technology.
The market, physicians, patients, regulators and potential investors, may be skeptical of the viability and benefits of our gene circuit pipeline technology or our product candidates because they are based on a relatively novel and complex technology and there can be no assurance that our product candidates or platform technologies will be understood, approved, or accepted. If potential investors are skeptical of the success of our pipeline products, our ability to raise capital and the value of our stock may be adversely affected. If physicians, patients, or regulators do not understand or accept our gene circuit platform technologies or our product candidates, we may be delayed in or unable to develop our product candidates.
Even if regulatory approval is obtained for a product candidate, including
SENTI-202,
SENTI-301
and
SENTI-401,
we may not generate or sustain revenue from sales of approved products. Market acceptance of our gene circuit platform technologies and our current and potential future product candidates, if approved, will depend on, among other factors:

•	the timing of our receipt of any marketing and commercialization approvals;

•	the terms of any approvals and the countries in which approvals are obtained;

•	the safety and efficacy of our product candidates and gene circuit technologies in general;

•	the prevalence and severity of any adverse side effects associated with our product candidates;

•	limitations or warnings contained in any labeling approved by the FDA or other regulatory authority;

•	relative convenience and ease of administration of our product candidates;

•	the success of our physician education programs;

•	the availability of coverage and adequate government and third-party payor reimbursement;

•	the pricing of our products, particularly as compared to alternative treatments; and

•	availability of alternative effective treatments for the disease indications our product candidates are intended to treat and the relative risks, benefits and costs of those treatments.
If any product candidate we commercialize fails to achieve market acceptance, it could have a material adverse effect on our business, financial condition, results of operations and prospects.
The occurrence of serious complications or side effects in connection with use of our product candidates, either in clinical trials or post-approval, could lead to discontinuation of our clinical development programs, refusal of regulatory authorities to approve our product candidates or, post-approval, revocation of marketing authorizations or refusal to approve applications for new indications, which could severely harm our business, prospects, operating results and financial condition.
Undesirable side effects caused by any of our current or potential future product candidates could cause regulatory authorities to interrupt, delay or halt clinical trials and could result in a more restrictive label or the delay or denial of regulatory approval by the FDA or other regulatory authorities. While we have not yet initiated clinical trials for
SENTI-202,
SENTI-301,
SENTI-401
or any other product candidate, it is likely that there will be side effects associated with their use. Results of our clinical trials could reveal a high and unacceptable severity and prevalence of these side effects. For example, if the NOT GATE gene circuit engineered into one of our product candidates, such as
SENTI-202,
does not provide a clinically sufficient level of inhibition, it may kill healthy cells that it has been designed to preserve or may cause systemic immune cytotoxicity. As another example, if the small-molecular Regulator Dial does not achieve a clinically sufficient level of control over
IL-12
secretion, either leaky
IL-12
production in the uninduced state or overproduction of
IL-12
in the induced state may result in systemic immune toxicity. It is possible that safety events or concerns such as these or others could negatively affect the development of our product candidates, including adversely affecting patient enrollment among the patient populations that we intend to treat. In such an event, our trials could be suspended or terminated, and the FDA or other regulatory authorities could order us to cease further development of or deny approval of a product candidate for any or all targeted indications. Such side effects could also affect patient recruitment or the ability of enrolled patients to complete the trial or result in potential product liability claims. To date, we have not observed any such effects in our preclinical studies, but there can be no guarantee that our current or future product candidates will not cause such effects in clinical trials. Any of these occurrences may materially and adversely affect our business and financial condition and impair our ability to generate revenues.
Further, clinical trials by their nature utilize a sample of the potential patient population. With a limited number of patients and limited duration of exposure, rare and severe side effects of a product candidate may only be uncovered when a significantly larger number of patients are exposed to the product candidate or when patients are exposed for a longer period of time.
In the event that any of our current or potential future product candidates receives regulatory approval and we or others identify undesirable side effects caused by one of these products, any of the following events could occur, which could result in the loss of significant revenue to us and materially and adversely affect our results of operations and business:

•	regulatory authorities may withdraw their approval of the product or seize the product;

•	we may be required to recall the product or change the way the product is administered to patients;

•	additional restrictions may be imposed on the marketing of the particular product or the manufacturing processes for the product or any component thereof;

•	we may be subject to fines, injunctions or the imposition of civil or criminal penalties;

•	regulatory authorities may require the addition of labeling statements, such as a “black box” warning or a contraindication;

•	we may be required to create a Medication Guide outlining the risks of such side effects for distribution to patients;

•	we could be sued and held liable for harm caused to patients;

•	the product may become less competitive; and

•	our reputation may suffer.
Any of these events could prevent us from achieving or maintaining market acceptance of the particular product candidate, if approved, and could significantly harm our business, results of operations and prospects.
While we believe our pipeline will yield multiple INDs, we may not be able to file INDs to commence clinical trials on the timelines we expect, and even if we are able to, the FDA may not permit us to proceed.
We expect our pipeline to yield multiple INDs beginning as early as 2023, including INDs for
SENTI-202
and
SENTI-301.
We cannot be sure that submission of an IND will result in the FDA allowing testing and clinical trials to begin, or that, once begun, issues will not arise that suspend or terminate such clinical trials. The manufacturing of our product candidates, including
SENTI-202,
SENTI-301
and
SENTI-401,
remains an emerging and evolving field. Accordingly, we expect chemistry, manufacturing and control related topics, including product specifications, will be a focus of IND reviews, which may delay the clearance of INDs. Additionally, even if such regulatory authorities agree with the design and implementation of the clinical trials set forth in an IND or clinical trial application, we cannot guarantee that such regulatory authorities will not change their requirements in the future.
In addition to the submission of an IND to the FDA before initiation of a clinical trial in the United States, certain human clinical trials involving recombinant or synthetic nucleic acid molecules are subject to oversight of institutional biosafety committees, or IBCs, as set forth in the NIH Guidelines for Research Involving Recombinant or Synthetic Nucleic Acid Molecules, or NIH Guidelines. Under the NIH Guidelines, recombinant and synthetic nucleic acids are defined as: (i) molecules that are constructed by joining nucleic acid molecules and that can replicate in a living cell (i.e., recombinant nucleic acids); (ii) nucleic acid molecules that are chemically or by other means synthesized or amplified, including those that are chemically or otherwise modified but can base pair with naturally occurring nucleic acid molecules (i.e., synthetic nucleic acids); or (iii) molecules that result from the replication of those described in (i) or (ii). Specifically, under the NIH Guidelines, supervision of human gene transfer trials includes evaluation and assessment by an IBC, a local institutional committee that reviews and oversees research utilizing recombinant or synthetic nucleic acid molecules at that institution. The IBC assesses the safety of the research and identifies any potential risk to public health or the environment, and such review may result in some delay before initiation of a clinical trial. While the NIH Guidelines are not mandatory unless the research in question is being conducted at or sponsored by institutions receiving NIH funding of recombinant or synthetic nucleic acid molecule research, many companies and other institutions not otherwise subject to the NIH Guidelines voluntarily follow them.
Interim, topline and preliminary data that we announce or publish from time to time for any clinical trials that we initiate may change as more patient data become available or as additional analyses are conducted, and as the data are subject to audit and verification procedures that could result in material changes in the final data.
From time to time, we may publicly disclose interim, preliminary or topline data from our preclinical studies and clinical trials, which is based on a preliminary analysis of then-available data, and the results and related findings and conclusions are subject to change following a more comprehensive review of the data related to the particular trial. We also make assumptions, estimations, calculations and conclusions as part of our analyses of data, and we may not have received or had the opportunity to fully and carefully evaluate all data. As a result, the interim, preliminary or topline results that we report may differ from future results of the same trials, or different conclusions or considerations may qualify such results, once additional data have been received and fully evaluated. Topline data also remain subject to audit and verification procedures that may result in the final data being materially different from the preliminary data we previously published. As a result, topline data should be viewed with caution until the final data are available. From time to time, we may also disclose interim, preliminary or topline data from our clinical studies. Interim, topline or preliminary data from clinical trials that we may complete are subject to the risk that one or more of the clinical outcomes may materially change as patient enrollment continues and more patient data become available. Adverse differences between preliminary, topline or interim data and final data could significantly harm our business prospects.
Further, others, including regulatory agencies, may not accept or agree with our assumptions, estimates, calculations, conclusions or analyses or may interpret or weigh the importance of data differently, which could impact the value of the particular program, the approvability or commercialization of the particular product candidate or product and the value of our company in general. In addition, the information we choose to publicly disclose regarding a particular study or clinical trial is based on what is typically extensive information, and you or others may not agree with what we determine is the material or otherwise appropriate information to include in our disclosure, and any information we determine not to disclose may ultimately be deemed significant with respect to future decisions, conclusions, views, activities or otherwise regarding a particular product, product candidate or our business. If the topline data that we report differ from actual results, or if others, including regulatory authorities, disagree with the conclusions reached, our ability to obtain approval for, and commercialize, our product candidates may be harmed, which could harm our business, operating results, prospects or financial condition.
We and our collaborators may not achieve projected discovery and development milestones and other anticipated key events in the time frames that we or they announce, which could have an adverse impact on our business and could cause our stock price to decline.
From time to time, we expect that we will make public statements regarding the expected timing of certain milestones and key events, such as the commencement and completion of preclinical and
IND-enabling
studies in our product candidate discovery programs with collaborators as well as the commencement and completion of planned clinical trials in those programs. The actual timing of these events can vary dramatically due to a number of factors such as delays or failures in our or any future collaborators’product candidate discovery and development programs, the amount of time, effort and resources committed by us and any future collaborators, and the numerous uncertainties inherent in the development of therapies. As a result, there can be no assurance that our or any future collaborators’ programs will advance or be completed in the time frames we or they announce or expect. If we or any collaborators fail to achieve one or more of these milestones or other key events as planned, our business could be materially adversely affected, and the price of our common stock could decline.
Clinical trials are expensive, time-consuming and difficult to design and implement.
Human clinical trials are expensive and difficult to design and implement, in part because they are subject to rigorous regulatory requirements. Because our current and potential future product candidates are based on new technologies and discovery approaches, we expect that they will require extensive research and development and have substantial manufacturing and processing costs. In addition, the FDA or other regulatory authorities may require us to perform additional testing before commencing clinical trials and be hesitant to allow us to enroll patients impacted with our targeted disease indications in our future clinical trials. If we are unable to enroll patients impacted by our targeted disease indications in our future clinical trials, we would be delayed in obtaining potential proof-of-concept
data in humans, which could extend our development timelines. In addition, costs to treat patients and to treat potential side effects that may result from our product candidates may be significant. Accordingly, our clinical trial costs are likely to be high and could have a material adverse effect on our business, financial condition, results of operations and prospects.
If we encounter difficulties enrolling patients in our clinical trials, our clinical development activities could be delayed or otherwise adversely affected.
We may not be able to initiate or continue any clinical trials for our current or potential future product candidates if we are unable to locate and enroll a sufficient number of eligible patients to participate in these trials as required by the FDA or other regulatory authorities. We cannot predict how difficult it will be to enroll patients for trials in the indications we are studying. We may experience difficulties in patient enrollment in our clinical trials for a variety of reasons. The enrollment of patients depends on many factors, including:

•	the severity of the disease under investigation;

•	the patient eligibility criteria defined in the clinical trial protocol;

•	the size of the patient population required for analysis of the trial’s primary endpoints;

•	the proximity and availability of clinical trial sites for prospective patients;

•	willingness of physicians to refer their patients to our clinical trials;

•	our ability to recruit clinical trial investigators with the appropriate competencies and experience;

•
clinicians’ and patients’ perceptions as to the potential advantages of the product candidate being studied in relation to other available therapies, including any new drugs that may be approved for the indications we are investigating;

•	our ability to obtain and maintain patient consents;

•	the risk that patients enrolled in clinical trials will drop out of the trials before completion; and

•
factors we may not be able to control, such as current or potential pandemics, including the ongoing
COVID-19 pandemic,
that may limit the availability of patients, principal investigators or staff or clinical sites to participate in our clinical trials.

In addition, our future clinical trials will compete with other clinical trials for product candidates that are in the same therapeutic areas as our product candidates, and this competition will reduce the number and types of patients available to us, because some patients who might have opted to enroll in our trials may instead opt to enroll in a trial being conducted by one of our competitors. Since the number of qualified clinical investigators is limited, we expect to conduct some of our clinical trials at the same clinical trial sites that some of our competitors use, which will reduce the number of patients who are available for our clinical trials at such clinical trial sites. Additionally, because some of our clinical trials will be in patients with advanced disease who may experience disease progression or adverse events independent from our product candidates, such patients may be unevaluable for purposes of the trial and, as a result, we may require additional enrollment. Delays in patient enrollment may result in increased costs or may affect the timing or outcome of the planned clinical trials, which could prevent completion of these trials and adversely affect our ability to advance the development of our product candidates.
If clinical trials for our product candidates are prolonged, delayed or stopped, we may be unable to seek or obtain regulatory approval and commercialize our product candidates on a timely basis, or at all, which would require us to incur additional costs and delay our receipt of any product revenue.
We may experience delays in our ongoing or future preclinical studies or clinical trials, and we do not know whether future preclinical studies or clinical trials will begin on time, need to be redesigned, enroll an adequate number of patients on time or be completed on schedule, if at all. The commencement or completion of these clinical trials could be substantially delayed or prevented by many factors, including:

•
further discussions with the FDA or comparable foreign regulatory authorities regarding the scope or design of our clinical trials, including the endpoint measures required for regulatory approval and our statistical plan;

•
the limited number of, and competition for, suitable study sites and investigators to conduct our clinical trials, many of which may already be engaged in other clinical trial programs with similar patients, including some that may be for the same indication as our product candidates;

•	any delay or failure to obtain timely approval or agreement to commence a clinical trial in any of the countries where enrollment is planned;

•	inability to obtain sufficient funds required for a clinical trial;

•	clinical holds on, or other regulatory objections to, a new or ongoing clinical trial;

•	delay or failure to manufacture sufficient quantities or inability to produce quantities of consistent quality, purity and potency of the product candidate for our clinical trials;

•
delay or failure to reach agreement on acceptable clinical trial agreement terms or clinical trial protocols with prospective sites or CROs, the terms of which can be subject to extensive negotiation and may vary significantly among different sites or CROs;

•	delay or failure to obtain institutional review board, or IRB, or ethics committee approval to conduct a clinical trial at a prospective site;

•	the FDA or other comparable foreign regulatory authorities may require us to submit additional data or impose other requirements before permitting us to initiate a clinical trial;

•	slower than expected rates of patient recruitment and enrollment;

•	failure of patients to complete the clinical trial;

•	the inability to enroll a sufficient number of patients in studies to ensure adequate statistical power to detect statistically significant treatment effects;

•	unforeseen safety issues, including severe or unexpected drug-related adverse effects experienced by patients, including possible deaths;

•	lack of efficacy or failure to measure a statistically significant clinical benefit within the dose range with an acceptable safety margin during clinical trials;

•	termination of our clinical trials by one or more clinical trial sites;

•	inability or unwillingness of patients or clinical investigators to follow our clinical trial protocols;

•	inability to monitor patients adequately during or after treatment by us or our CROs;

•
our CROs or clinical study sites failing to comply with regulatory requirements or meet their contractual obligations to us in a timely manner, or at all, deviating from the protocol or dropping out of a study;

•	inability to address any noncompliance with regulatory requirements or safety concerns that arise during the course of a clinical trial;

•	the impact of, and delays related to, health epidemics such as the COVID-19 pandemic;

•	the need to suspend, repeat or terminate clinical trials as a result of non-compliance with regulatory requirements, inconclusive or negative results or unforeseen complications in testing; and

•
the suspension or termination of our clinical trials upon a breach or pursuant to the terms of any agreement with, or for any other reason by, any future strategic collaborator that have responsibility for the clinical development of any of our product candidates.

Changes in regulatory requirements, policies and guidelines may also occur and we may need to significantly modify our clinical development plans to reflect these changes with appropriate regulatory authorities. These changes may require us to renegotiate terms with CROs or resubmit clinical trial protocols to IRBs for re-examination, which
may impact the costs, timing or successful completion of a clinical trial. Our clinical trials may be suspended or terminated at any time by us, the FDA, other regulatory authorities, the IRB overseeing the clinical trial at issue, any of our clinical trial sites with respect to that site, or us.
Any failure or significant delay in commencing or completing clinical trials for our product candidates, any failure to obtain positive results from clinical trials, any safety concerns related to our product candidates, or any requirement to conduct additional clinical trials or other testing of our product candidates beyond those that we currently contemplate would adversely affect our ability to obtain regulatory approval and our commercial prospects and ability to generate product revenue will be diminished.
If we decide to seek orphan drug designation for one or more of our product candidates, we may be unsuccessful or may be unable to maintain the benefits associated with orphan drug designation for our current or future product candidates that we may develop.
Under the Orphan Drug Act, the FDA may designate a product candidate as an orphan drug if it is a drug or biologic product intended to treat a rare disease or condition, which is generally defined as a patient population of fewer than 200,000 individuals annually in the United States, or where there is no reasonable expectation that the cost of developing the product will be recovered from sales in the United States. We may seek Orphan Drug Designation for certain indications for our product candidates in the future. Orphan Drug Designation neither shortens the development time or regulatory review time of a drug nor gives the drug any advantage in the regulatory review or approval process. Orphan Drug Designation can entitle a party to financial incentives such as opportunities for grant funding towards clinical trial costs, tax advantages and user-fee
waivers.
In addition, if a product candidate with an Orphan Drug Designation receives the first marketing approval for the indication for which it has such designation, the product is entitled to a period of marketing exclusivity, which precludes the FDA from approving another marketing application for the same drug for the same indication for seven years. The FDA may reduce the seven-year exclusivity if the same drug from a competitor demonstrates clinical superiority to the product with orphan exclusivity or if the FDA finds that the holder of the orphan exclusivity has not shown that it can assure the availability of sufficient quantities of the orphan product to meet the needs of patients with the disease or condition for which the drug was designated. Even if one of our product candidates receives orphan exclusivity, the FDA can still approve other drugs that have a different active ingredient for use in treating the same indication or disease.
In addition, exclusive marketing rights in the United States may be limited if we seek approval for an indication broader than the orphan-designated indication or may be lost if the FDA later determines that the request for designation was materially defective or if the manufacturer is unable to assure sufficient quantities of the product to meet the needs of patients with the rare disease or condition. Further, even if we obtain orphan drug exclusivity for a product, that exclusivity may not effectively protect the product from competition because different drugs with different active moieties can be approved for the same condition, and while we may seek orphan drug designation for our product candidates, we may never receive such designations. In addition, the FDA may reevaluate the Orphan Drug Act and its regulations and policies. We do not know if, when, or how the FDA may change the orphan drug regulations and policies in the future, and it is uncertain how any changes might affect our business. Depending on what changes the FDA may make to its orphan drug regulations and policies, our business could be adversely impacted.
We may not be able to conduct, or contract with others to conduct, animal testing in the future, which could harm our research and development activities.
Certain laws and regulations relating to drug development require us to test our product candidates on animals before initiating clinical trials involving humans. Animal testing activities have been the subject of controversy and adverse publicity. Animal rights groups and other organizations and individuals have attempted to stop animal testing activities by pressing for legislation and regulation in these areas and by disrupting these activities through protests and other means. To the extent the activities of these groups are successful, our research and development activities may be interrupted or delayed.
Risks Related to Third Parties
We rely on third parties to conduct our preclinical studies, and plan to rely on third parties to conduct clinical trials, and those third parties may not perform satisfactorily.
We expect to rely on third-party clinical investigators, contract research organizations, or CROs, clinical data management organizations and consultants to design, conduct, supervise and monitor certain preclinical studies and any clinical trials. Because we intend to rely on these third parties and will not have the ability to conduct certain preclinical studies or clinical trials independently, we will have less control over the timing, quality and other aspects of such preclinical studies and clinical trials than we would have had we conducted them on our own. These investigators, CROs and consultants will not be our employees and we will have limited control over the amount of time and resources that they dedicate to our programs. Some of these third parties may terminate their engagements with us at any time. We also expect to have to negotiate budgets and contracts with CROs, clinical trial sites and CMOs and we may not be able to do so on favorable terms, which may result in delays to our development timelines and increased costs. If we need to enter into alternative arrangements with, or replace or add any third parties, it would involve substantial cost and require extensive management time and focus, or involve a transition period, and may delay our drug development activities, as well as materially impact our ability to meet our desired clinical development timelines. These third parties may have contractual relationships with other entities, some of which may be our competitors, which may draw time and resources from our programs. The third parties with which we may contract might not be diligent, careful or timely in conducting our preclinical studies or clinical trials, resulting in the preclinical studies or clinical trials being delayed or unsuccessful.
Our reliance on these third parties for such drug development activities will reduce our control over these activities. As a result, we will have less direct control over the conduct, timing and completion of preclinical studies and clinical trials and the management of data developed through preclinical studies and clinical trials than would be the case if we were relying entirely upon our own staff. Nevertheless, we will be responsible for ensuring that each of our studies and trials is conducted in accordance with applicable protocol, legal and regulatory requirements and scientific standards, including good laboratory practice, or GLP, good clinical practice, or GCP, cGMP, and cGTP and our reliance on third parties does not relieve us of our regulatory responsibilities. For example, we will remain responsible for ensuring that each of our clinical trials is conducted in accordance with the general investigational plan and protocols for the trial. Moreover, the FDA and other regulatory authorities require us to comply with GCP standards, regulations for conducting, recording and reporting the results of clinical trials to assure that data and reported results are reliable and accurate and that the rights, integrity and confidentiality of trial participants are protected. Regulatory authorities enforce these GCP requirements through periodic inspections of trial sponsors, principal investigators and trial sites. If we or any of our CROs fail to comply with applicable GCP requirements, the clinical data generated in our clinical trials may be deemed unreliable and the FDA, European Medicines Agency, or EMA, or other regulatory authorities may require us to perform additional clinical trials before approving our marketing applications. There can be no assurance that upon inspection by a given regulatory authority, such regulatory authority will determine that any of our clinical trials substantially comply with GCP regulations. In addition, our clinical trials must be conducted with product candidates produced under cGMP regulations and will require a large number of test patients. Our failure or any failure by these third parties to comply with these regulations or to recruit a sufficient number of patients, may require us to repeat clinical trials, which would delay the regulatory approval process. Moreover, our business may be implicated if any of these third parties violates FDA regulatory requirements as well as federal or state healthcare laws and regulations or healthcare privacy and security laws.
If these third parties do not successfully carry out their contractual duties, meet expected deadlines or conduct our clinical trials in accordance with regulatory requirements or our stated protocols, or if these third parties need to be replaced, we will not be able to obtain, or may be delayed in obtaining, marketing approvals for our product candidates and will not be able to, or may be delayed in our efforts to, successfully commercialize our product candidates. As a result, our financial results and the commercial prospects for our product candidates would be harmed, our costs could increase and our ability to generate revenue could be delayed.
We depend on strategic partnerships and collaboration arrangements, such as our collaboration arrangements with Spark Therapeutics, Inc., or Spark, and Bluerock Therapeutics, Inc., or Bluerock, for the application of our gene circuit platform technology to the development and commercialization of potential product candidates in certain indications, and if these arrangements are unsuccessful, this could impair our ability to generate additional revenues and materially harm our results of operations.
Our business strategy for exploiting the potential of our gene circuit platform technology is dependent upon maintaining our current arrangements and establishing new arrangements with strategic partners, research collaborators and other third parties. We currently have collaboration agreements with Spark and Bluerock. These collaboration agreements provide for, among other things, research funding and significant future payments should certain development, regulatory and commercial milestones be achieved. Under these arrangements, our collaborators are typically responsible for:

•	electing to advance product candidates through preclinical and into clinical development;

•	conducting clinical development and obtaining required regulatory approvals for product candidates; and

•	commercializing any resulting products.
As a result, we may not be able to conduct these collaborations in the manner or on the time schedule we currently contemplate, which may negatively impact our business operations.
Additionally, the development and commercialization of potential product candidates under our collaboration agreements could be substantially delayed, and our ability to receive future funding could be substantially impaired if one or more of our collaborators:

•	shifts its priorities and resources away from our collaborations due to a change in business strategies, or a merger, acquisition, sale or downsizing of its company or business unit;

•	ceases development in therapeutic areas which are the subject of our collaboration;

•	fails to select a product candidate for advancement into preclinical development, clinical development, or subsequent clinical development into a marketed product;

•	changes the success criteria for a particular product candidate, thereby delaying or ceasing development of such product candidate;

•
significantly delays the initiation or conduct of certain activities which could delay our receipt of milestone payments tied to such activities, thereby impacting our ability to fund our own activities;

•	develops a product candidate that competes, either directly or indirectly, with our product candidates;

•	does not obtain the requisite regulatory approval of a product candidate;

•	does not successfully commercialize a product candidate;

•	encounters regulatory, resource or quality issues and be unable to meet demand requirements;

•	exercises its rights under the agreement to terminate the collaboration, or otherwise withdraws support for, or otherwise impairs development under the collaboration;

•
disagrees on the research, development or commercialization of a product candidate resulting in a delay in milestones, royalty payments or termination of research and development activities for such product candidate; and

•	uses our proprietary information or intellectual property in such a way as to jeopardize our rights in such property.
In addition, the termination of our existing collaborations or any future strategic partnership or collaboration arrangement that we enter into may prevent us from receiving any milestone, royalty payment, sharing of profits, and other benefits under such agreement. Furthermore, disagreements with these parties could require or result in litigation or arbitration, which would be time-consuming and expensive. Any of these events could have a material adverse effect on our ability to develop and commercialize any of our product candidates and may adversely impact our business, prospects, financial condition, and results of operations.
We may not be able to enter into additional strategic transactions on acceptable terms, if at all, which could adversely affect our ability to develop and commercialize current and potential future product candidates and technologies, impact our cash position, increase our expense and present significant distractions to our management.
From time to time, we consider strategic transactions, such as collaborations, regional partnerships for the co-development
and/or
co-commercialization
of our product candidates in selected territories, acquisitions of companies, asset purchases, joint ventures,
out-
or
in-licensing
of product candidates or technologies and biomanufacturing partnerships involving our manufacturing facilities and gene circuit platform technology. For example, we will evaluate and, if strategically attractive, seek to enter into collaborations, including with biotechnology or biopharmaceutical companies, contract development manufacturing organizations or hospitals. The competition for collaborators is intense, and the negotiation process is time-consuming and complex. If we are not able to enter into strategic transactions, we may not have access to required liquidity or expertise to further develop our potential future product candidates or our gene circuit platform. Any such collaboration, or other strategic transaction, may require us to incur non-recurring
or other charges, increase our near- and long-term expenditures and pose significant integration or implementation challenges or disrupt our management or business.
We also may acquire additional technologies and assets, form strategic alliances or create joint ventures with third parties that we believe will complement or augment our existing business, but we may not be able to realize the benefit of acquiring such assets. Conversely, any new collaboration that we do enter into may be on terms that are not optimal for us, our product candidates or our technologies. These transactions would entail numerous operational and financial risks, including:

•	exposure to unknown liabilities;

•	disruption of our business and diversion of our management’s time and attention in order to negotiate and manage a collaboration or develop acquired products, product candidates or technologies;

•	incurrence of substantial debt or dilutive issuances of equity securities to pay transaction consideration or costs;

•	higher-than-expected collaboration, acquisition or integration costs, write-downs of assets or goodwill or impairment charges, increased amortization expenses;

•	difficulty and cost in facilitating the collaboration or combining the operations and personnel of any acquired business;

•	impairment of relationships with key suppliers, manufacturers or customers of any acquired business due to changes in management and ownership; and

•	the inability to retain key employees of any acquired business.
Accordingly, although there can be no assurance that we will undertake or successfully complete any transactions of the nature described above, any transactions that we do complete may be subject to the foregoing or other risks and our business could be materially harmed by such transactions. Conversely, any failure to enter any collaboration or other strategic transaction that would be beneficial to us could delay the development and potential commercialization of our product candidates and technologies and have a negative impact on the competitiveness of any product candidate or technology that reaches market.
In addition, to the extent that any future collaborators terminate a collaboration agreement, we may be forced to independently develop our current and future product candidates and technologies, including funding preclinical studies or clinical trials, assuming marketing and distribution costs and maintaining, enforcing and defending intellectual property rights, or, in certain instances, abandon product candidates and technologies altogether, any of which could result in a change to our business plan and have a material adverse effect on our business, financial condition, results of operations and prospects.
Risks Related to Manufacturing
The manufacturing of our product candidates is complex. We may encounter difficulties in production. If we encounter any such difficulties, our ability to supply our product candidates for clinical trials or, if approved, for commercial sale, could be delayed or halted entirely.
The manufacture of biopharmaceutical products is complex and requires significant expertise, including the development of advanced manufacturing techniques and process controls. The process of manufacturing our product candidates is also extremely susceptible to product loss due to contamination, equipment failure or improper installation or operation of equipment, operator error, contamination and inconsistency in yields, variability in product characteristics and difficulties in scaling the production process. Even minor deviations from normal manufacturing processes could result in reduced production yields, product defects and other supply disruptions. If microbial, viral or other contaminations are discovered in our product candidates or the manufacturing facilities in which they are made, the facilities may need to be closed for an extended period of time to investigate and remedy the contamination. As a result of the complexities, the cost to manufacture biologics in general, and our cell-based product candidates in particular, is generally higher than traditional small molecule chemical compounds, and the manufacturing process is less reliable and is more difficult to reproduce.
Any adverse developments affecting manufacturing operations for our product candidates, if any are approved, may result in shipment delays, inventory shortages, lot failures, product withdrawals or recalls, or other interruptions in the supply of our products. We may also have to take inventory write-offs and incur other charges and expenses for products that fail to meet specifications, undertake costly remediation efforts or seek more costly manufacturing alternatives. Furthermore, it is too early to estimate our cost of goods sold. The actual cost to manufacture our product candidates could be greater than we expect because we are early in our development efforts.
Construction of our planned
in-house
manufacturing may be delayed or, even if completed, supply of our product candidates for preclinical and clinical development may become limited or interrupted or may not be of satisfactory quantity or quality, and we will experience delays if we are unable to operate our own manufacturing facility and are required to relay on third party back-up
manufacturers.
A key to our strategy is operating our own manufacturing facility. We have initiated construction in June 2021 of a dedicated in-house,
state-of-the-art
facility to support clinical and commercial-scale production of allogeneic NK cell product candidates in accordance with cGMP and cGTP requirements. We anticipate that this facility will become operational in time to support initial clinical trials for our lead product candidates. Initial manufacturing efforts at our planned facility will focus on our two lead product candidates,
SENTI-202
and
SENTI-301.
The construction and commissioning of our planned facility may be delayed or may not be completed. As such, we cannot assure that our preclinical or future clinical development product supplies and commercial supplies will not be limited or interrupted. In particular, any change in our plans to construct and operate our own facility, including any decision to rely on third party back-up
manufacturers, could require significant effort and expertise because there may be a limited number, if any, qualified third-party replacements. We do not currently have arrangements in place for a redundant or second-source supply in the event our planned facility does not become operational. Any delays resulting in manufacturing our product candidates could impede, delay, limit or prevent our drug development efforts, which could harm our business, result of operations, financial condition and prospects. Additionally, we may pursue a biomanufacturing partnership in which we grant a third party certain rights to use our manufacturing facility for the manufacture of third parties’ products or product candidates, which could divert our manufacturing capacity and management resources from the manufacture of our product candidates.
We do not currently produce our product candidates in quantities sufficient for preclinical and clinical development, and we do not currently have arrangements with any third parties to produce them for us. We cannot be sure that the manufacturing processes employed by us or the technologies that we incorporate for manufacturing will result in viable or scalable yields of our product candidates that will be safe, be effective, and meet market demand.
The manufacturing process for a product candidate is subject to FDA and other regulatory authority review. We and any third-party manufacturers we may contract with must meet applicable manufacturing requirements and undergo rigorous facility and process validation tests required by regulatory authorities in order to comply with regulatory standards, such as cGMP and cGTP. In the event that we or any third-party manufacturer fails to comply with such requirements or to perform obligations in relation to quality, timing or otherwise, or if our supply of components or other materials becomes limited or interrupted for other reasons, we may be forced to or enter into an agreement with another third party, which we may not be able to do on reasonable terms, or at all. In some cases, the technical skills or technology required to manufacture our current and future product candidates may be difficult or impossible to transfer to a third party and a feasible alternative may not exist. If we are required to change manufacturing facilities or manufacturers for any reason, we will be required to verify that the new facilities and procedures comply with quality standards and with all applicable regulations and guidelines. We will also need to verify, such as through a manufacturing comparability study, that any new manufacturing process will produce our product candidate according to the specifications previously submitted to the FDA or another regulatory authority. The delays associated with the verification of a new manufacturing could negatively affect our ability to develop product candidates in a timely manner or within budget. In addition, changes in manufacturers often involve changes in manufacturing procedures and processes, which could require that we conduct bridging studies between our prior clinical supply used in our clinical trials and that of any new manufacturer. We may be unsuccessful in demonstrating the comparability of clinical supplies which could require the conduct of additional clinical trials.
If we receive regulatory approval for any product candidate and we are unable to for any reason to produce sufficient quantities of the product in our own facility, and we are unable to obtain or maintain third-party manufacturing on commercially reasonable terms, we may not be able to commercialize the product candidate successfully. Our or a third party’s failure to execute on our manufacturing requirements and comply with cGMP and cGTP could adversely affect our business in a number of ways, including:

•	an inability to initiate or continue clinical trials of product candidates under development;

•	delay in submitting regulatory applications, or receiving regulatory approvals, for product candidates;

•	loss of the cooperation of potential future collaborators;

•	subjecting third-party manufacturing facilities or our potential future manufacturing facilities to additional inspections by regulatory authorities;

•	requirements to cease distribution or to recall batches of product candidates; and

•	in the event of approval to market and commercialize a product candidate, an inability to meet commercial demands for our products.
Our future
in-house
manufacturing facility and any third-party manufacturers that we use may be unable to successfully scale the manufacturing of our current or potential future product candidates in sufficient quality and quantity, which would delay or prevent us from developing our current and potential future product candidates and commercializing approved products candidates, if any. We have never operated a cGMP facility before.
In order to conduct clinical trials for our current and potential future product candidates or to commercialize any approved product candidates, we will need to manufacture large quantities of these product candidates. We expect to use our in-house
manufacturing facility to produce required quantities of our product candidates upon its planned completion in 2022. We, or any manufacturing partners, may be unable to successfully increase the manufacturing capacity for any current or potential future product candidate in a timely or cost-effective manner, or at all. In addition, quality issues may arise during scale-up
activities and may result in lower yields than initially expected. While we believe our planned cGMP facility will be sufficiently scalable to produce commercial quantities, any significant revisions to the manufacturing process may create delays, which could negatively impact our overall development timelines. In addition, we have never operated a cGMP facility before. We may encounter difficulties in operating the facility or meeting the requirements of the FDA or other regulatory authorities that we have not anticipated. If we cannot successfully scale the manufacture of any current or potential future product candidate in sufficient quality and quantity, the development, testing, clinical trials and commercialization of that product candidate may be delayed or infeasible and regulatory approval or commercial launch of any potential resulting product may be delayed or not obtained, which could significantly harm our business.
We are exposed to a number of risks related to our supply chain for the materials required to manufacture our product candidates.
Manufacturing our product candidates is highly complex and requires sourcing specialty materials. Many of the risks associated with the complexity of manufacturing our final products are applicable to the manufacture and supply of the raw materials. In particular, these starting materials are subject to inconsistency in yields, variability in characteristics, contamination, difficulties in scaling the production process and defects. Similar minor deviations in the manufacturing process for these starting materials could result in supply disruption and reduced production yields for our final product. In addition, we rely on third parties for the supply of these materials exposing us to similar risks of reliance on third parties as described above with respect to the manufacturing and supply of our drug products.
Our manufacturing processes requires many reagents, some of which are drug substance intermediates used in our manufacturing processes to bring about chemical or biological reactions, and other specialty materials and equipment, some of which are manufactured or supplied by small companies with limited resources and experience to support commercial production. We currently depend on a limited number of vendors for certain materials and equipment used in the manufacture of our product candidates. Some of these suppliers may not have the capacity to support commercial products manufactured under cGMP by biopharmaceutical firms or may otherwise be ill-equipped
to support our needs. Reagents and other key materials from these suppliers may have inconsistent attributes and introduce variability into our manufactured product candidates, which may contribute to variable patient outcomes and possible adverse events. We also do not have supply contracts with many of these suppliers and may not be able to obtain supply contracts with them on acceptable terms or at all. Accordingly, we may experience delays in receiving key materials and equipment to support clinical or commercial manufacturing.
For some of these reagents, equipment, and materials, we rely and may in the future rely on sole source vendors or a limited number of vendors. An inability to continue to source product from any of these suppliers, which could be due to regulatory actions or requirements affecting the supplier, adverse financial or other strategic developments experienced by a supplier, labor disputes or shortages, unexpected demands, or quality issues, could adversely affect our ability to satisfy demand for our product candidates, which could adversely and materially affect our product sales and operating results or our ability to conduct clinical trials, either of which could significantly harm our business. Additionally, in response to governmental shelter-in-place
orders resulting from the ongoing
COVID-19
pandemic, third-party suppliers and manufacturers on whom we rely may from time to time be required to limit their on-site
staff’s availability to conduct activities at their respective facilities, and may encounter problems with shortages of qualified personnel and key contractors, and delays or pauses in the production and delivery of laboratory equipment, materials and supplies necessary for the manufacture of our product candidates. These problems may include workforce reductions, employee absenteeism and attrition, and supply chain failures or delays relating to the ongoing
COVID-19
pandemic or other events affecting raw material supply or manufacturing capabilities.
As we continue to develop and scale our manufacturing process, we expect that we will need to obtain rights to and supplies of certain materials and equipment to be used as part of that process. We may not be able to obtain rights to such materials on commercially reasonable terms, or at all, and if we are unable to alter our process in a commercially viable manner to avoid the use of such materials or find a suitable substitute, it would have a material adverse effect on our business. Even if we are able to alter our process so as to use other materials or equipment, such a change may lead to a delay in our clinical development and/or commercialization plans. If such a change occurs for a product candidate that is already in clinical testing, the change may require us to perform both comparability studies and to collect additional data from patients prior to undertaking more advanced clinical trials.

Changes in methods of product candidate manufacturing or formulation may result in the need to perform new clinical trials, which would require additional costs and cause delay.
As product candidates are developed through preclinical to late-stage clinical trials towards approval and commercialization, it is common that various aspects of the development program, such as manufacturing methods and formulation, are altered along the way in an effort to optimize yield and manufacturing batch size, minimize costs and achieve consistent quality and results. Such changes carry the risk that they will not achieve these intended objectives. Any of these changes could cause our product candidates to perform differently and affect the results of ongoing, planned or future clinical trials conducted with the altered materials. This could delay completion of clinical trials, require the conduct of bridging clinical trials or the repetition of one or more clinical trials, increase clinical trial costs, delay approval of our product candidates and jeopardize our ability to commence product sales and generate revenue.
Risks Related to Our Business and Operations
If the market opportunities for our current and potential future product candidates, including
SENTI-202,
SENTI-301
and
SENTI-401,
are smaller than we believe they are, our future product revenues may be adversely affected, and our business may suffer.
Our understanding of the number of people who suffer from diseases that our current product candidates may be able to treat are based on estimates. These estimates may prove to be incorrect, and new studies may reduce the estimated incidence or prevalence of these diseases. The number of patients in the United States or elsewhere may turn out to be lower than expected, may not be otherwise amenable to treatment with our current or potential future product candidates or patients may become increasingly difficult to identify and access, all of which would adversely affect our business prospects and financial condition. In particular, the treatable population for our candidates may further be reduced if our estimates of addressable populations are erroneous or sub-populations
of patients do not derive benefit from our product candidates.
Further, there are several factors that could contribute to making the actual number of patients who receive our current or potential future product candidates less than the potentially addressable market. These include the lack of widespread availability of, and limited reimbursement for, new therapies in many underdeveloped markets.
We face competition from companies that have developed or may develop product candidates for the treatment of the diseases that we may target, including companies developing novel therapies and platform technologies. If these companies develop platform technologies or product candidates more rapidly than we do, or if their platform technologies or product candidates are more effective or have fewer side effects, our ability to develop and successfully commercialize product candidates may be adversely affected.
The development and commercialization of cell and gene therapies is highly competitive. We compete with a variety of large pharmaceutical companies, multinational biopharmaceutical companies, other biopharmaceutical companies and specialized biotechnology companies, as well as technology and/or therapeutics being developed at universities and other research institutions. Our competitors are often larger and better funded than we are. Our competitors have developed, are developing or will develop product candidates and processes competitive with ours. Competitive therapeutic treatments include those that have already been approved and accepted by the medical community and any new treatments that are currently in development or that enter the market. We believe that a significant number of product candidates are currently under development, and may become commercially available in the future, for the treatment of conditions for which we may try to develop product candidates. There is intense and rapidly evolving competition in the biotechnology and biopharmaceutical fields. We believe that while our gene circuit platform, its associated intellectual property, the characteristics of our current and potential future product candidates and our scientific and technical know-how
together give us a competitive advantage in this space, competition from many sources remains.

Many of our competitors have significantly greater financial, technical, manufacturing, marketing, sales and supply resources or experience than we do. If we successfully obtain approval for any product candidate, we will face competition based on many different factors, including the safety and effectiveness of our product candidates, the ease with which our product candidates can be administered, the timing and scope of regulatory approvals for these product candidates, the availability and cost of manufacturing, marketing and sales capabilities, price, reimbursement coverage and patent position. Competing products and product candidates could present superior treatment alternatives, including by being more effective, safer, less expensive or marketed and sold more effectively than any products we may develop. Competitive products and product candidates may make any product we develop obsolete or noncompetitive before we recover the expense of developing and commercializing such product. Such competitors could also recruit our employees, which could negatively impact our level of expertise and our ability to execute our business plan.
Any inability to attract and retain qualified key management, technical personnel and employees would impair our ability to implement our business plan.
Our success largely depends on the continued service of key executive management, advisors and other specialized personnel, including Timothy Lu, our Chief Executive Officer, Philip Lee, our Chief Technology Officer, Curt Herberts III, our Chief Operating Officer and Deborah Knobelman, our Chief Financial Officer. Our senior management may terminate their employment with us at any time and will continue to be able to do so after the closing of the Business Combination. We do not maintain “key person” insurance for any of our employees. The loss of one or more members of our executive team, management team or other key employees or advisors could delay our research and development programs and have a material adverse effect on our business, financial condition, results of operations and prospects.
Recruiting and retaining qualified scientific and clinical personnel and, if we progress the development of any of our product candidates, commercialization, manufacturing and sales and marketing personnel, will be critical to our success. The loss of the services of members of our senior management or other key employees could impede the achievement of our research, development and commercialization objectives and seriously harm our ability to successfully implement our business strategy. Furthermore, replacing members of our senior management and key employees may be difficult and may take an extended period of time because of the limited number of individuals in our industry with the breadth of skills and experience required to successfully develop, gain regulatory approval of and commercialize our product candidates. Our success also depends on our ability to continue to attract, retain and motivate highly skilled junior, mid-level and
senior managers, as well as junior,
mid-level and
senior scientific and medical personnel. Competition to hire from this limited candidate pool is intense, and we may be unable to hire, train, retain or motivate these key personnel on acceptable terms given the competition among numerous pharmaceutical and biotechnology companies for similar personnel. We also experience competition for the hiring of scientific and clinical personnel from universities and research institutions. In addition, we rely on consultants and advisors, including scientific and clinical advisors, to assist us in formulating our research and development and commercialization strategy. Our consultants and advisors may have commitments under consulting or advisory contracts with other entities that may limit their availability to us. If we are unable to continue to attract and retain high-quality personnel, our ability to pursue our growth strategy will be limited.
We may experience difficulties in managing our growth and expanding our operations.
We have limited experience in therapeutic development. As our current and potential future product candidates enter and advance through preclinical studies and any clinical trials, we will need to expand our development, regulatory and manufacturing capabilities or contract with other organizations to provide these capabilities for us.
To manage our anticipated future growth, we will continue to implement and improve our managerial, operational, and financial systems, expand our facilities, and continue to recruit and train additional qualified personnel. Due to our limited financial resources and the complexity in managing a company with such anticipated growth, we may not be able to effectively manage the expansion of our operations or recruit and train additional qualified personnel. In addition, we have limited experience in managing the manufacturing processes necessary for making cell and gene therapies. The expansion of our operations may lead to significant costs and may divert our management and business development resources. Any inability to manage growth could delay the execution of our business plans or disrupt our operations.
In addition, future growth imposes significant added responsibilities on members of management, including: identifying, recruiting, integrating, maintaining, and motivating additional employees; managing our internal development efforts effectively, including the clinical and FDA review process for our product candidates, while complying with our contractual obligations to contractors and other third parties; and improving our operational, financial and management controls, reporting systems and procedures.
We may also experience difficulties in the discovery and development of potential future product candidates using our gene circuit platform if we are unable to meet demand as we grow our operations. In the future, we also expect to have to manage additional relationships with collaborators, suppliers and other organizations. Our ability to manage our operations and future growth will require us to continue to improve our operational, financial and management controls, reporting systems and procedures and secure adequate facilities for our operational needs. We may not be able to implement improvements to our management information and control systems in an efficient or timely manner and may discover deficiencies in existing systems and controls.
If any of our product candidates is approved for marketing and commercialization in the future and we are unable to develop sales, marketing and distribution capabilities on our own or enter into agreements with third parties to perform these functions on acceptable terms, we will be unable to successfully commercialize any such future products.
We currently have no sales, marketing or distribution capabilities or experience. We will need to develop internal sales, marketing and distribution capabilities to commercialize each current and potential future product candidate that gains, if ever, FDA or other regulatory authority approval, which would be expensive and time-consuming, or enter into collaborations with third parties to perform these services. If we decide to market any approved products directly, we will need to commit significant financial and managerial resources to develop a marketing and sales force with technical expertise and supporting distribution, administration and compliance capabilities. If we rely on third parties with such capabilities to market any approved products or decide to co-promote
products with third parties, we will need to establish and maintain marketing and distribution arrangements with third parties, and there can be no assurance that we will be able to enter into such arrangements on acceptable terms or at all. In entering into third-party marketing or distribution arrangements, any revenue we receive will depend upon the efforts of the third parties and we cannot assure you that such third parties will establish adequate sales and distribution capabilities or be successful in gaining market acceptance for any approved product. If we are not successful in commercializing any product approved in the future, either on our own or through third parties, our business and results of operations could be materially and adversely affected.
Our potential future international operations may expose us to business, political, operational and financial risks associated with doing business outside of the United States.
Our business is subject to risks associated with conducting business internationally. Some of our future clinical trials may be conducted outside of the United States and we may enter into key supply or other business. Furthermore, if we or any future collaborator succeeds in developing any products, we anticipate marketing them in the European Union and other jurisdictions in addition to the United States. If approved, we or any future collaborator may hire sales representatives and conduct physician and patient association outreach activities outside of the United States. Doing business internationally involves a number of risks, including but not limited to:

•
multiple, conflicting and changing laws and regulations such as those relating to privacy, data protection and cybersecurity, tax laws, export and import restrictions, employment laws, regulatory requirements and other governmental approvals, permits and licenses;

•	failure by us to obtain and maintain regulatory approvals for the commercialization of our product candidates in various countries;

•	rejection or qualification of foreign clinical trial data by the competent authorities of other countries;

•	additional potentially relevant third-party patent rights;

•	complexities and difficulties in obtaining, maintaining, protecting and enforcing our intellectual property rights;

•	difficulties in staffing and managing foreign operations;

•	complexities associated with managing multiple payor reimbursement regimes, government payors or patient self-pay systems;

•	limits in our ability to penetrate international markets;

•
financial risks, such as longer payment cycles, difficulty collecting accounts receivable, the impact of local and regional financial crises on demand and payment for our products and exposure to foreign currency exchange rate fluctuations;

•
natural disasters, political and economic instability, including wars, terrorism and political unrest, outbreak of disease (including the
COVID-19
pandemic), boycotts, curtailment of trade and other business restrictions;

•	certain expenses including, among others, expenses for travel, translation and insurance; and

•
regulatory and compliance risks that relate to anti-corruption compliance and record-keeping that may fall within the purview of the U.S. Foreign Corrupt Practices Act, its accounting provisions or its anti-bribery provisions or provisions of anti-corruption or anti-bribery laws in other countries.

Any of these factors could harm our ongoing international operations and supply chain, as well as any future international expansion and operations and, consequently, our business, financial condition, prospects and results of operations.
Our business entails a significant risk of product liability, and our inability to obtain sufficient insurance coverage could have a material adverse effect on our business, financial condition, results of operations and prospects.
As we conduct preclinical studies and future clinical trials of our current and potential future product candidates, we will be exposed to significant product liability risks inherent in the development, testing, manufacturing and marketing of these product candidates. Product liability claims could delay or prevent completion of our development programs. If we succeed in marketing products, such claims could result in an FDA investigation of the safety and effectiveness of our products, our manufacturing processes and facilities or our marketing programs and potentially a recall of our products or more serious enforcement action, limitations on the approved indications for which they may be used or suspension or withdrawal of approvals. Regardless of the merits or eventual outcome, liability claims may also result in decreased demand for our products, injury to our reputation, costs to defend the related litigation, a diversion of management’s time and our resources, substantial monetary awards to trial participants or patients and a decline in our stock price. Any insurance we have or may obtain may not provide sufficient coverage against potential liabilities. Furthermore, clinical trial and product liability insurance is becoming increasingly expensive. As a result, any future collaborators or we may be unable to obtain sufficient insurance at a reasonable cost to protect us against losses caused by product liability claims that could have a material adverse effect on our business, financial condition, results of operations and prospects.
Our employees, principal investigators, consultants and commercial collaborators may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements.
We are exposed to the risk of fraud or other misconduct by our employees, principal investigators, consultants and commercial collaborators. Misconduct by employees could include intentional failures to comply with FDA regulations, provide accurate information to the FDA, comply with manufacturing standards we may establish, comply with federal and state healthcare fraud and abuse laws and regulations, report financial information or data accurately or disclose unauthorized activities to us. In particular, sales, marketing and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Such misconduct could also involve the improper use of information obtained in the course of clinical trials, which could result in regulatory sanctions and serious harm to our reputation. It is not always possible to identify and deter misconduct, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a material adverse effect on our business and financial condition, including the imposition of significant criminal, civil and administrative fines or other sanctions, such as monetary penalties, damages, fines, disgorgement, imprisonment, exclusion from participation in government-funded healthcare programs, such as Medicare and Medicaid, integrity obligations, reputational harm and the curtailment or restructuring of our operations.
We depend on sophisticated information technology systems and data processing to operate our business. If we experience security or data privacy breaches or other unauthorized or improper access to, use of, or destruction of our proprietary or confidential data, employee data or personal data, we may face costs, significant liabilities, harm to our brand and business disruption.
We rely on information technology systems and data processing that we or our service providers, collaborators, consultants, contractors or partners operate to collect, process, transmit and store electronic information in our day-to-day
operations, including a variety of personal data, such as name, mailing address, email addresses, phone number and potentially clinical trial information. Additionally, we, and our service providers, collaborators, consultants, contractors or partners, do or will collect, receive, store, process, generate, use, transfer, disclose, make accessible, protect and share personal information, health information and other information to host or otherwise process some of our anticipated future clinical data and that of users, develop our products, to operate our business, for clinical trial purposes, for legal and marketing purposes, and for other business-related purposes. Our internal computer systems and data processing and those of our third-party vendors, consultants, collaborators, contractors or partners, including future CROs may be vulnerable to a cyber-attack (including supply chain cyber-attacks), malicious intrusion, breakdown, destruction, loss of data privacy, actions or inactions by our employees or contractors that expose security vulnerabilities, theft or destruction of intellectual property or other confidential or proprietary information, business interruption or other significant security incidents. As the cyber-threat landscape evolves, these attacks are growing in frequency, level of persistence, sophistication and intensity, and are becoming increasingly difficult to detect. In addition to traditional computer “hackers,” threat actors, software bugs, malicious code (such as viruses and worms), employee theft or misuse, denial-of-service
attacks (such as credential stuffing), phishing and ransomware attacks, sophisticated nation-state and nation-state supported actors now engage in attacks (including advanced persistent threat intrusions). These risks may be increased as a result of
COVID-19,
owing to an increase in personnel working remotely and higher reliance on internet technology. Furthermore, because the techniques used to obtain unauthorized access to, or to sabotage, systems change frequently and often are not recognized until launched against a target, we may be unable to anticipate these techniques or implement adequate preventative measures. We may also experience security breaches that may remain undetected for an extended period.
There can be no assurance that we, our service providers, collaborators, consultants, contractors or partners will be successful in efforts to detect, prevent or fully recover systems or data from all breakdowns, service interruptions, attacks or breaches of systems that could adversely affect our business and operations and/or result in the loss of critical or sensitive data. Any failure by us or our service providers, collaborators, consultants, contractors or partners to detect, prevent, respond to or mitigate security breaches or improper access to, use of, or inappropriate disclosure of any of this information or other confidential or sensitive information, including patients’ personal data, or the perception that any such failure has occurred, could result in claims, litigation, regulatory investigations and other proceedings, significant liability under state, federal and international law, and other financial, legal or reputational harm to us. Further, such failures or perceived failures could result in liability and a material disruption of our development programs and our business operations, which could lead to significant delays or setbacks in our research, delays to commercialization of our product candidates, lost revenues or other adverse consequences, any of which could have a material adverse effect on our business, results of operations, financial condition, prospects and cashflow. For example, the loss or alteration of clinical trial data from future clinical trials could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data.
Additionally, applicable laws and regulations relating to privacy, data protection or cybersecurity, external contractual commitments and internal privacy and security policies may require us to notify relevant stakeholders if there has been a security breach, including affected individuals, business partners and regulators. Such disclosures are costly, and the disclosures or any actual or alleged failure to comply with such requirements could lead to a materially adverse impact on the business, including negative publicity, a loss of confidence in our services or security measures by our business partners or breach of contract claims. There can be no assurance that the limitations of liability in our contracts would be enforceable or adequate or would otherwise protect us from liabilities or damages if we fail to comply with applicable data protection laws, privacy policies or other data protection obligations related to information security or security breaches.
If we do not comply with laws regulating the protection of the environment and health and human safety, our business could be adversely affected.
Our research, development and manufacturing involve the use of hazardous materials and various chemicals. We maintain quantities of various flammable and toxic chemicals in our facilities that are required for our research, development and manufacturing activities. We are subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of these hazardous materials. We believe our procedures for storing, handling and disposing of these materials in our facilities comply with the relevant guidelines of the state of California and the Occupational Safety and Health Administration of the U.S. Department of Labor. Although we believe that our safety procedures for handling and disposing of these materials comply with the standards mandated by applicable regulations, the risk of accidental contamination or injury from these materials cannot be eliminated. If an accident occurs, we could be held liable for resulting damages, which could be substantial. We are also subject to numerous environmental, health and workplace safety laws and regulations, including those governing laboratory procedures, exposure to blood-borne pathogens and the handling of animals and biohazardous materials. Although we maintain workers’ compensation insurance to cover us for costs and expenses we may incur due to injuries to our employees resulting from the use of these materials, this insurance may not provide adequate coverage against potential liabilities. Although we have some environmental liability insurance covering certain of our facilities, we may not maintain adequate insurance for all environmental liability or toxic tort claims that may be asserted against us in connection with our storage or disposal of biological or hazardous materials. Additional federal, state and local laws and regulations affecting our operations may be adopted in the future. We may incur substantial costs to comply with, and substantial fines or penalties if we violate, any of these laws or regulations.

Our business, operations and clinical development plans and timelines could be adversely affected by the effects of health epidemics, including the ongoing
COVID-19 pandemic,
on the manufacturing, clinical trial and other business activities performed by us or by third parties with whom we may conduct business, including our anticipated contract manufacturers, CROs, shippers and others.
Health epidemics could cause significant disruption in our operations and the operations of third-party manufacturers, CROs and other third parties upon whom we rely. For example, in March 2020, the World Health Organization declared the COVID-19 outbreak
a pandemic. Since then,
COVID-19
has spread to most countries and all 50 states within the United States, and the U.S. government ordered the closure of all non-essential
businesses, imposed social distancing
measures, “shelter-in-place” orders
and restrictions on travel between the United States, Europe and certain other countries. The global pandemic and government measures taken in response have also had a significant impact on businesses and commerce worldwide, as worker shortages have occurred; supply chains have been disrupted; facilities and production have been suspended across a variety of industries; and demand for certain goods and services, such as medical services and supplies, has spiked, while demand for other goods and services, such as travel, has fallen. In connection with COVID-19, we
implemented work-from-home policies for most employees. The effects of government orders and our work-from-home policies may negatively impact productivity, disrupt our business and delay our clinical programs and timelines, the magnitude of which will depend, in part, on the length and severity of the restrictions and other limitations on our ability to conduct our business in the ordinary course.
If our relationships with our suppliers or other vendors are terminated or scaled back as a result of the COVID-19 pandemic
or other health epidemics, we may not be able to enter into arrangements with alternative suppliers or vendors or do so on commercially reasonable terms or in a timely manner. Switching or adding additional suppliers or vendors involves substantial cost and requires management time and focus. In addition, there is a natural transition period when a new supplier or vendor commences work. As a result, delays may occur, which could adversely impact our ability to meet our desired clinical development and any future commercialization timelines. Although we carefully manage our relationships with our suppliers and vendors, there can be no assurance that we will not encounter challenges or delays in the future or that these delays or challenges will not harm our business.
In addition, our preclinical studies and future clinical trials may be affected by the COVID-19 pandemic.
Clinical site initiation, patient enrollment and activities that require visits to clinical sites, including data monitoring, may be delayed due to prioritization of hospital resources toward the COVID-19 pandemic
or concerns among patients about participating in clinical trials during a pandemic. Some patients may have difficulty following certain aspects of clinical trial protocols if quarantines impede patient movement or interrupt healthcare services. These challenges may also increase the costs of completing our clinical trials. Similarly, if we are unable to successfully recruit and retain patients and principal investigators and site staff who, as healthcare providers, may have heightened exposure to COVID-19 or
experience additional restrictions by their institutions, city or state, our preclinical studies and future clinical trial operations could be adversely impacted.
The spread
of COVID-19, which
has caused a broad impact globally, may materially affect us economically. While the potential economic impact brought by, and the duration of, COVID-19 may
be difficult to assess or predict, a widespread pandemic has resulted in significant volatility for global financial markets, resulting in economic uncertainty that could continue to significantly impact our business and operations and may reduce our ability to access capital, which could in the future negatively affect our liquidity. In addition, a recession or market correction resulting from the spread of COVID-19 could
materially affect our business and the value of our common stock. In addition, any recurrence or new increases in the rates and severity of
COVID-19
infection could cause other widespread or more severe impacts depending on where infection rates are highest.

Further, we may experience additional disruptions that could severely impact our business and future clinical trials, including:

•
diversion of healthcare resources away from the conduct of clinical trials, including the diversion of hospitals serving as our clinical trial sites and hospital staff supporting the conduct of our clinical trials;

•	interruption or delays in the operations of the FDA or other regulatory authorities, which may impact review and approval timelines;

•
limitations on employee resources that would otherwise be focused on the conduct of our preclinical studies and clinical trials, including because of sickness of employees or their families or the desire of employees to avoid contact with large groups of people;

•
risk that participants enrolled in our clinical trials will acquire
COVID-19
while the clinical trial is ongoing, which could impact the results of the clinical trial, including by increasing the number of observed adverse events; and

•	refusal of the FDA or other regulatory authorities to accept data from clinical trials in these affected geographies.
In particular, three vaccines for
COVID-19
have been granted Emergency Use Authorization by the FDA, and two of those later received marketing approval. Additional vaccines may be authorized or approved in the future. The resultant demand for vaccines and potential for manufacturing facilities and materials to be commandeered under the Defense Production Act of 1950, or equivalent foreign legislation, may make it more difficult to obtain materials or manufacturing slots for the product candidates needed for our clinical trials, which could lead to delays in these trials. These and similar, and perhaps more severe, disruptions in our operations could have a material adverse effect on our business, results of operations, cash flows, financial condition and/or prospects.
As a result of the
COVID-19
public health emergency, we may be required to develop and implement additional clinical trial policies and procedures designed to help protect subjects from the
COVID-19
virus. The ultimate impact of the
COVID-19
pandemic on our business operations is highly uncertain and subject to change and will depend on future developments, including new regulatory requirements and changes to existing regulations.
The global pandemic
of COVID-19 continues
to evolve rapidly. We do not yet know the full extent of potential delays or impacts on our business, our future clinical trials, healthcare systems or the global economy as a whole that may result from the ongoing
COVID-19
pandemic. However, these effects could have a material impact on our operations, and we continue to monitor the COVID-19 situation
closely. To the extent
the COVID-19 pandemic
adversely affects our business, results of operations, cash flows, financial condition and/or prospects, it may also have the effect of heightening many of the other risks described in this “Risk Factors” section.
Risks Related to Our Intellectual Property
If we are unable to obtain or protect intellectual property rights related to our technology and current or future product candidates, or if our intellectual property rights are inadequate, our competitors could develop and commercialize products and technology similar or identical to ours, and we may not be able to compete effectively in our market or successfully commercialize any product candidates we may develop.
Our success depends in part on our ability to obtain and maintain protection for our owned and in-licensed
intellectual property rights and proprietary technology. We rely on a combination of patents, trademarks, trade secret protection and confidentiality agreements, including in-licenses
of intellectual property rights and biologic materials of others, to protect our current or future platform technologies, product candidates, methods used to manufacture our current or future product candidates and methods for treating patients using our current or future product candidates.

We own or
in-license
patents and patent applications relating to our platform technologies and product candidates. There is no guarantee that any patents covering our platform technologies or product candidates will issue from the patent applications we own, in-license
or may file in the future, or, if they do, that the issued claims will provide adequate protection for our platform technologies or product candidates, or any meaningful competitive advantage. Further, there cannot be any assurance that such patents issued will not be infringed, designed around, invalidated by third parties or effectively prevent others from commercializing competitive technologies, products or product candidates.
The patent prosecution process is expensive, complex and time-consuming. Patent license negotiations also can be complex and protracted, with uncertain results. We may not be able to file, prosecute, maintain, enforce or license all necessary or desirable patents and patent applications at a reasonable cost or in a timely manner. It is also possible that we will fail to identify patentable aspects of our research and development output before it is too late to obtain patent protection. The patent applications that we own or in-license
may fail to result in issued patents, and, even if they do issue as patents, such patents may not cover our current or future technologies or product candidates in the United States or in other countries or provide sufficient protection from competitors. In addition, the coverage claimed in a patent application can be significantly reduced before the patent is issued, and its scope can be reinterpreted after issuance. We do not have exclusive control over the preparation, filing and prosecution of patent applications under certain of our in-license
agreements, and we may not have the right to control the preparation, filing and prosecution of patent applications, or to maintain the rights to patents, that we out-license
to third parties. Therefore, these patents and applications may not be prosecuted and enforced in a manner consistent with the best interests of our business. Even if our owned or in-licensed
patent applications issue as patents, they may not issue in a form that will provide us with any meaningful protection, prevent competitors from competing with us or otherwise provide us with any competitive advantage. Our competitors may be able to circumvent our patents by developing similar or alternative product candidates in a non-infringing
manner.
Further, although we make reasonable efforts to ensure patentability of our inventions, we cannot guarantee that all of the potentially relevant prior art relating to our owned or in-licensed
patents and patent applications has been found. For example, publications of discoveries in scientific literature often lag behind the actual discoveries, and patent applications in the United States and other jurisdictions are typically not published until 18 months after filing, and in some cases not at all. Additionally, pending patent applications that have been published can, subject to certain limitations, be later amended in a manner that could cover our platform technologies, our product candidates, or the use of our technologies. We thus cannot know with certainty whether we or our licensors were the first to file for patent protection of such inventions. In addition, the USPTO might require that the term of a patent issuing from a pending patent application be disclaimed and limited to the term of another patent that is commonly owned or names a common inventor. There is no assurance that all potentially relevant prior art relating to our owned or in-licensed
patent applications has been found. For this reason, and because there is no guarantee that any prior art search is absolutely correct and comprehensive, we may be unaware of prior art that could be used to invalidate an issued patent or to prevent our owned or in-licensed
patent applications from issuing as patents. Invalidation of any of our patent rights, including in-licensed
patent rights, could materially harm our business.
Moreover, the patent positions of biotechnology companies like ours are generally uncertain because they may involve complex legal and factual considerations that have, in recent years, been the subject of legal development and change. The relevant patent laws and their interpretation, both inside and outside of the United States, is also uncertain. Changes in either the patent laws or their interpretation in the United States and other jurisdictions may diminish our ability to protect our platform technology or product candidates and could affect the value of such intellectual property. In particular, our ability to stop third parties from making, using, selling, offering to sell or importing products that infringe, misappropriate or otherwise violate our intellectual property will depend in part on our success in obtaining and enforcing patent claims that cover our platform technology, product candidates, inventions and improvements. We cannot guarantee that patents will be granted with respect to any of our owned or licensed pending patent applications or with respect to any patent applications we may file or license in the future, nor can we be sure that any patents that may be granted to us or our licensors in the future will be commercially useful in protecting our products, the methods of use or manufacture of those products. Additionally, third parties, including our former employees and collaborators, may challenge the ownership or inventorship of our patent rights to claim that they are entitled to ownership and inventorship interest, and we may not be successful in defending against such claims. However, we are not currently facing any such challenges. Moreover, issued patents do not guarantee the right to practice our technology in relation to the commercialization of our products. Issued patents only allow us to block—in some cases—potential competitors from practicing the claimed inventions of the issued patents.
The issuance, scope, validity, enforceability and commercial value of our pending patent rights are uncertain. The standards applied by the United States Patent and Trademark Office, or USPTO, and foreign patent offices in granting patents are not always certain and moreover, are not always applied uniformly or predictably. For example, there is no uniform worldwide policy regarding patentable subject matter or the scope of claims allowable in patents. Our pending and future patent applications may not result in patents being issued in the United States or in other jurisdictions which protect our technology or products or which effectively prevent others from commercializing competitive technologies and products. Changes in either the patent laws or interpretation of the patent laws in the United States and other countries may diminish the value of our owned or in-licensed
patent applications or narrow the scope of any patent protection we may obtain from our owned or in-licensed
patent applications. In addition, the laws of foreign countries may not protect our rights to the same extent as the laws of the United States.
Further, patents and other intellectual property rights in the pharmaceutical and biotechnology space are evolving and involve many risks and uncertainties. For example, third parties may have blocking patents that could be used to prevent us from commercializing our product candidates and any future product candidates and practicing our proprietary technology, and any issued patents may be challenged, invalidated or circumvented, which could limit our ability to stop competitors from marketing related products or could limit the term of patent protection that otherwise may exist for our product candidate and any future product candidates. In addition, the scope of the rights granted under any issued patents may not provide us with protection or competitive advantages against competitors or other parties with similar technology. Additionally, our competitors may initiate legal proceedings, such as declaratory judgment actions in federal court or reexaminations or an inter partes
review at the USPTO in an attempt to invalidate or narrow the scope of our patents. However, we are not currently facing any such proceedings. Furthermore, our competitors or other parties may independently develop similar technologies that are outside the scope of the rights granted under any issued patents. For these reasons, we may face competition with respect to our product candidates and any future product candidates. Moreover, because of the extensive time required for development, testing and regulatory review of a potential product, it is possible that, before any particular product candidate can be commercialized, any patent protection for such product candidate may expire or remain in force for only a short period following commercialization, thereby reducing the commercial advantage the patent provides.
Even if patents do successfully issue from our owned or
in-licensed
patent application, and even if such patents cover our current or any future technologies or product candidates, third parties may challenge their validity, enforceability or scope, which may result in such patents being narrowed, invalidated, or held unenforceable. Any successful challenge to these patents or any other patents owned by or licensed to us could deprive us of rights necessary for the successful commercialization of any current or future technologies or product candidates that we may develop. Likewise, if patent applications we own or have in-licensed
with respect to our development programs and current or future technologies or product candidates fail to issue, if their breadth or strength is threatened, or if they fail to provide meaningful exclusivity, other companies could be dissuaded from collaborating with us to develop current or future technologies or product candidates. Lack of valid and enforceable patent protection could threaten our ability to commercialize current or future products and could prevent us from maintaining exclusivity with respect to the invention or feature claimed in the patent applications. Any failure to obtain or any loss of patent protection could have a material adverse impact on our business and ability to achieve profitability. We may be unable to prevent competitors from entering the market with a product that is similar or identical to any of our current or potential future product candidates or from utilizing technologies similar to those in our gene circuit platform technologies.
The filing of a patent application or the issuance of a patent is not conclusive as to its ownership, inventorship, scope, patentability, validity or enforceability. Issued patents and patent applications may be challenged in the courts and in the patent office in the United States and abroad. For example, our patent applications or patent applications filed by our licensors, or any patents that grant therefrom, may be challenged through third-party submissions, opposition or derivation proceedings. By further example, any issued patents that may result from our owned or in-licensed
patent applications may be challenged through reexamination, inter partes
review or post-grant review proceedings before the USPTO, or in declaratory judgment actions or counterclaims. An adverse determination in any such submission, proceeding or litigation could prevent the issuance of, reduce the scope of, invalidate or render unenforceable our owned or in-licensed
patent rights; result in the loss of exclusivity; limit our ability to stop others from using or commercializing similar or identical platforms and product candidates; or allow third parties to compete directly with us without payment to us. In addition, if the breadth or strength of protection provided by any patents that might result from our owned or in-licensed
patent applications is threatened, it could dissuade companies from collaborating with us to license, develop or commercialize current or future platforms or product candidates. Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations and prospects.
Moreover, we currently
co-own
certain patent applications with third parties and may in the future co-own
additional patents and patent applications with third parties. If we are unable to obtain an exclusive license to any such third-party co-owners’
interest in such patents or patent application, such
co-owners
may be able to license their rights to other third parties, including our competitors, and our competitors could market competing products and technology. We may need the cooperation of any such co-owners
to enforce such patents against third parties, and such cooperation may not be provided to us. Any of the foregoing could have a material adverse effect on our competitive position, business prospects and financial conditions.
Our
in-licensed
patent rights may be subject to a reservation of rights by one or more third parties, such as the U.S. government. In addition, our rights in such inventions may be subject to certain requirements to manufacture product candidates embodying such inventions in the United States. Any exercise by the U.S. government of such rights could harm our competitive position, business, financial condition, results of operations and prospects.
The patent protection and patent prosecution for some of our product candidates and technologies may be dependent on third parties.
While we normally seek to obtain the right to control prosecution, maintenance and enforcement of the patents relating to our product candidates and technologies, there may be times when the filing and prosecution activities for patents and patent applications relating to our product candidates and technologies are controlled by our licensors or collaborators. Our licensors may not successfully prosecute the patent applications to which we are licensed. Even if patents are issued in respect of these patent applications, our licensors may fail to maintain these patents, may determine not to pursue litigation against other companies that are infringing these patents, or may pursue such litigation less aggressively than we would.
If any of our licensors or collaborators fail to prosecute, maintain and enforce such patents and patent applications in a manner consistent with the best interests of our business, including by payment of all applicable fees for patents covering our product candidates and technologies, we could lose our rights to the intellectual property or our exclusivity with respect to those rights, our ability to develop and commercialize those product candidates and technologies may be adversely affected and we may not be able to prevent competitors from making, using and selling competing product candidates. In addition, even where we have the right to control patent prosecution of patents and patent applications we have licensed to and from third parties, we may still be adversely affected or prejudiced by actions or inactions of our licensees, our current and future licensors and their counsel that took place prior to the date upon which we assumed control over patent prosecution.

Further, we may have limited control over the manner in which our licensors initiate an infringement proceeding against a third-party infringer of the intellectual property rights, or defend certain of the intellectual property that is licensed to us. It is possible that the licensors’ infringement proceeding(s) or defense activities may be less vigorous than had we conducted them ourselves.
We may be unable to acquire or
in-license
any relevant third-party intellectual property rights that we identify as necessary or important to our business operations.
Because our development programs may in the future require the use of proprietary rights held by third parties, the growth of our business may depend in part on our ability to acquire, in-license
or use these third-party proprietary rights. We may be unable to acquire or in-license
any compositions, methods of use, processes or other third-party intellectual property rights from third parties that we identify as necessary for our product candidates. The licensing of third-party intellectual property rights is a competitive area, and more established companies may pursue strategies to license or acquire third-party intellectual property rights that we may consider attractive or necessary. More established companies may have a competitive advantage over us due to their size, capital resources and greater clinical development and commercialization capabilities. In addition, companies that perceive us to be a competitor may be unwilling to assign or license rights to us. We also may be unable to license or acquire third-party intellectual property rights on terms that would allow us to make an appropriate return on our investment or at all. Even if we are able to obtain a license, it may be non-exclusive,
thereby giving our competitors access to the same technologies licensed to us. If we are unable to license such technology, or if we are forced to license such technology on unfavorable terms, our business could be materially harmed. If we are unable to obtain a necessary license, we may be unable to develop or commercialize the affected current or future product candidates, which could materially harm our business, and the third parties owning such intellectual property rights could seek either an injunction prohibiting our sales, or, with respect to our sales, an obligation on our part to pay royalties or other forms of compensation. Any of the foregoing could harm our competitive position, business, financial condition, results of operations and prospects.
Further, our licensors may retain certain rights under their agreements with us, including the right to use the underlying technology for noncommercial academic and research use, to publish general scientific findings from research related to the technology, and to make customary scientific and scholarly disclosures of information relating to the technology. It is difficult to monitor whether our licensors limit their use of the technology to these uses, and we could incur substantial expenses to enforce our rights to our licensed technology in the event of misuse.
Additionally, some intellectual property that we have
in-licensed
may have been discovered through government funded programs and thus may be subject to federal regulations such as
“march-in”
rights, certain reporting requirements and a preference for U.S.-based companies. Compliance with such regulations may limit our exclusive rights, and limit our ability to contract with
non-U.S.
manufacturers. As a result, the U.S. government may have certain rights to intellectual property embodied in our current or future product candidates pursuant to the Bayh-Dole Act of 1980, or Bayh-Dole Act, and implementing regulations. These U.S. government rights in certain inventions developed under a government-funded program include a non-exclusive,
non-transferable,
irrevocable worldwide license to use inventions for any governmental purpose. In addition, the U.S. government has the right to require us or our licensors to grant exclusive, partially exclusive, or non-exclusive
licenses to any of these inventions to a third party if it determines that: (i) adequate steps have not been taken to commercialize the invention; (ii) government action is necessary to meet public health or safety needs; or (iii) government action is necessary to meet requirements for public use under federal regulations (also referred to as
“march-in
rights”). The U.S. government also has the right to take title to these inventions if we, or the applicable licensor, fail to disclose the invention to the government and fail to file an application to register the intellectual property within specified time limits. These time limits have recently been changed by regulation, and may change in the future. Intellectual property generated under a government funded program is also subject to certain reporting requirements, compliance with which may require us or the applicable licensor to expend substantial resources. In addition, the U.S. government requires that any products embodying the subject invention or produced through the use of the subject invention be manufactured substantially in the United States. The manufacturing preference requirement can be waived if the owner of the intellectual property can show that reasonable but unsuccessful efforts have been made to grant licenses on similar terms to potential licensees that would be likely to manufacture substantially in the United States or that under the circumstances domestic manufacture is not commercially feasible. This preference for U.S. manufacturers may limit our ability to contract with
non-U.S.
product manufacturers for products covered by such intellectual property. To the extent any of our current or future intellectual property is generated through the use of U.S. government funding, the provisions of the Bayh-Dole Act may similarly apply.
We currently, and in the future may continue to, enter into agreements involving licenses or collaborations that provide for access or sharing of intellectual property. These intellectual property-related agreements may impose certain obligations and restrictions on our ability to develop and commercialize our product candidates and technologies that are the subject of such licenses.
We license rights from third parties to use certain intellectual property relevant to one or more of our current and future product candidates. In the future, we may need to obtain additional licenses from others to advance our research and development activities or allow the commercialization of our current and future product candidates we may identify and pursue. These existing license agreements impose, and any future license agreements we enter into are likely to impose, various development, commercialization, funding, milestone, royalty, diligence, sublicensing, insurance, patent prosecution and enforcement or other obligations on us. For example, we are a party to three license agreements with the U.S. Department of Health and Human Services, as represented by the National Cancer Institute, or the NCI, for intellectual property relevant to our product candidates. For a more detailed description of the license agreements with NCI, see the section titled “Business—Material License Agreements.”
In addition, certain of our future agreements with third parties may limit or delay our ability to consummate certain transactions, may impact the value of those transactions, or may limit our ability to pursue certain activities. For example, we may in the future enter into license agreements that are not assignable or transferable, or that require the licensor’s express consent in order for an assignment or transfer to take place.
Further, we or our licensors, if any, may fail to identify patentable aspects of inventions made in the course of development and commercialization activities before it is too late to obtain patent protection on them. Therefore, we may miss potential opportunities to strengthen our patent position. It is possible that defects of form in the preparation or filing of our patents or patent applications may exist, or may arise in the future, for example with respect to proper priority claims, inventorship, claim scope, or requests for patent term adjustments. If we or our licensors fail to establish, maintain or protect such patents and other intellectual property rights, such rights may be reduced or eliminated. If our licensors are not fully cooperative or disagree with us as to the prosecution, maintenance or enforcement of any patent rights, such patent rights could be compromised. If there are material defects in the form, preparation, prosecution, or enforcement of our patents or patent applications, such patents may be invalid and/or unenforceable, and such applications may never result in valid, enforceable patents. Any of these outcomes could impair our ability to prevent competition from third parties, which may have an adverse impact on our business, financial conditions, results of operations and prospects.
Furthermore, we may not have the right to control the preparation, filing, prosecution, maintenance, enforcement and defense of patents and patent applications that we license from third parties. In certain circumstances, our licensed patent rights are subject to our reimbursing our licensors for their patent prosecution and maintenance costs. If our licensors and future licensors fail to prosecute, maintain, enforce and defend patents we may license, or lose rights to licensed patents or patent applications, our licensed rights may be reduced or eliminated. In such circumstances, our right to develop and commercialize any of our products or product candidates that is the subject of such licensed rights could be materially adversely affected. Even where we have the right to control patent prosecution of patents and patent applications under license from third parties, we may still be adversely affected or prejudiced by actions or inactions of our predecessors or licensors and their counsel that took place prior to us assuming control over patent prosecution.
Our technology acquired or licensed currently or in the future from various third parties is or may be subject to retained rights. Our predecessors or licensors do and may retain certain rights under their agreements with us, including the right to use the underlying technology for non-commercial
academic and research use, to publish general scientific findings from research related to the technology, and to make customary scientific and scholarly disclosures of information relating to the technology. It is difficult to monitor whether our predecessors or licensors limit their use of the technology to these uses, and we could incur substantial expenses to enforce our rights to our licensed technology in the event of misuse.
If we are limited in our ability to utilize acquired or licensed technologies, or if we lose our rights to critical in-licensed
technology, we may be unable to successfully develop,
out-license,
market and sell our product candidates, which could prevent or delay new product introductions. Our business strategy depends on the successful development of acquired technologies and licensed technology into commercial product candidates. Therefore, any limitations on our ability to utilize these technologies may impair our ability to develop, out-license
or market and sell our product candidates.
If we fail to comply with our obligations under any existing or future license, collaboration or other intellectual property-related agreements, we may be required to pay damages and could lose intellectual property rights that may be necessary for developing, commercializing and protecting our current or future technologies or product candidates or we could lose certain rights to grant sublicenses.
We have certain obligations to third-party licensors from whom we license certain patent rights that are relevant to one or more current and future product candidates. In the future, we may need to obtain additional licenses from other third parties to advance our research and development activities or allow the commercialization of our current and future product candidates. Our existing license agreements impose, and any future license agreements we enter into are likely to impose, various development, commercialization, funding, milestone, royalty, diligence, sublicensing, insurance, patent prosecution and enforcement or other obligations on us. For a more detailed description of our existing license agreements, see the section titled “Business—Material License Agreements.” If we breach any of these obligations, including diligence obligations with respect to development and commercialization of product candidates covered by the intellectual property licensed to us, or use the intellectual property licensed to us in an unauthorized manner or we are subject to bankruptcy-related proceedings, we may be required to pay damages and the licensor may have the right to terminate the respective agreement or materially modify the terms of the license, such as by rendering currently exclusive licenses non-exclusive.
License termination or modification could result in our inability to develop, manufacture and sell products that are covered by the licensed intellectual property or could enable a competitor to gain access to the licensed intellectual property.
In certain circumstances, our licensed patent rights are subject to our reimbursing our licensors for their patent prosecution and maintenance costs. If our licensors and future licensors fail to prosecute, maintain, enforce and defend patents we may license, or lose rights to licensed patents or patent applications, our licensed rights may be reduced or eliminated. In such circumstances, our right to develop and commercialize any of our products or product candidates that is the subject of such licensed rights could be materially adversely affected.
Our current or future licensors may own or control intellectual property that has not been licensed to us and, as a result, we may be subject to claims, regardless of their merit, that we are infringing, misappropriating or otherwise violating the licensor’s intellectual property rights. In addition, while we cannot currently determine the amount of the royalty obligations we would be required to pay on sales of future products if infringement or misappropriation were found, those amounts could be significant. The amount of our future royalty obligations will depend on the technology and intellectual property we use in products that we successfully develop and commercialize, if any. Therefore, even if we successfully develop and commercialize products, we may be unable to achieve or maintain profitability.

Disputes may arise between us and our present and future licensors regarding intellectual property subject to a licensing agreement, including:

•	the scope of rights granted under the license agreement and other interpretation-related issues, including but not limited to our right to transfer or assign the license;

•	whether and the extent to which our product candidates, technology and processes infringe on intellectual property of the licensor that is not subject to the licensing agreement;

•	our right to sublicense patents and other rights to third parties, including the terms and conditions therefor;

•
our diligence obligations with respect to the development and commercialization of our product candidates that are covered by the license agreement, and what activities satisfy those diligence obligations;

•	our right to transfer or assign the license;

•	the inventorship and ownership of inventions and know-how resulting from the joint creation or use of intellectual property by our licensors and us and our collaborators; and

•	the priority of invention of patented technology.
If disputes over intellectual property that we license in the future prevent or impair our ability to maintain our licensing arrangements on acceptable terms, we may not be able to successfully develop and commercialize the affected product candidates, which would have a material adverse effect on our business, financial condition, results of operations and prospects.
In addition, the agreements under which we currently license intellectual property or technology from the NCI and other third parties are complex, and certain provisions in such agreements may be susceptible to multiple interpretations. The resolution of any contract interpretation disagreement that may arise could narrow what we believe to be the scope of our rights to the relevant intellectual property or technology, or increase what we believe to be our financial or other obligations under the relevant agreement, either of which could have a material adverse effect on our business, financial condition, results of operations and prospects. Moreover, if disputes over intellectual property that we have licensed prevent or impair our ability to maintain our current licensing arrangements on commercially acceptable terms, we may be unable to successfully develop and commercialize the affected product candidates, which could have a material adverse effect on our business, financial conditions, results of operations and prospects.
In addition, while we currently do not have any liens, security interests, or other encumbrances on the intellectual property that we own, we may, in the future, need to obtain a loan or a line of credit that will require that we put up our intellectual property as collateral to our lenders or creditors. If we do so, and we violate the terms of any such loan or credit agreement, our lenders or creditors may take possession of our collateral intellectual property, including the rights to receive proceeds derived from such intellectual property.
Patent terms may not be able to protect our competitive position for an adequate period of time with respect to our current or future technologies or product candidates.
Patents have a limited lifespan. The term of individual patents and applications in our portfolio depends upon the legal term of patents in the countries in which they are obtained. In most countries in which we file, including the United States, the patent term is 20 years from the earliest date of filing a non-provisional
patent application. Extensions of patent term may be available, but there is no guarantee that we would have patents eligible for extension, or that we would succeed in obtaining any particular extension—and no guarantee any such extension would confer patent term for a sufficient period of time to exclude others from commercializing product candidates similar or identical to ours. In the United States, the term of a patent may be eligible for patent term adjustment, which permits patent term restoration as compensation for delays incurred at the USPTO during the patent prosecution process. In addition, for patents that cover an
FDA-approved
drug, the Drug Price Competition and Patent Term Restoration Act of 1984, or the Hatch-Waxman Act, permits a patent term extension of up to five years beyond the expiration of the patent. While the length of the patent term extension is related to the length of time the drug is under regulatory review, patent term extension cannot extend the remaining term of a patent beyond a total of 14 years from the date of product approval, and only one patent per approved drug—and only those claims covering the approved drug, a method for using it or a method for manufacturing it—may be extended under the Hatch-Waxman Act. Similar provisions are available in Europe and other foreign jurisdictions to extend the term of a patent that covers an approved drug. In the future, if and when our products receive FDA approval or applicable approval in other jurisdictions, we expect to apply for patent term extensions on issued patents covering those products in the United States and other jurisdiction where such extensions are available; however, there is no guarantee that the applicable authorities, including the FDA in the United States, will agree with our assessment of whether such extensions should be granted, and if granted, the length of such extensions. We also may not be granted an extension because of, for example, failing to exercise due diligence during the testing phase or regulatory review process, failing to apply within applicable deadlines, failing to apply prior to expiration of relevant patents or otherwise failing to satisfy applicable requirements. If we are unable to obtain patent term extension or the term of any such extension is less than we request, the period during which we can enforce our patent rights for the applicable product candidate will be shortened and our competitors may obtain approval to market competing products sooner. As a result, our revenue from applicable products could be reduced. Further, if this occurs, our competitors may be able to launch their products earlier by taking advantage of our investment in development and clinical trials along with our clinical and preclinical data. This could have a material adverse effect on our business and ability to achieve profitability.
The life of a patent and the protection it affords are limited. As a result, our owned and in-licensed
patent portfolio provides us with limited rights that may not last for a sufficient period of time to exclude others from commercializing product candidates similar or identical to ours. Even if patents covering our product candidates are obtained, once the patent life has expired, we may be open to competition from competitive products, including generics or biosimilars. For example, given the large amount of time required for the research, development, testing and regulatory review of new product candidates, patents protecting such candidates might expire before or shortly after such candidates are commercialized. As a result, our owned and licensed patent portfolio may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours.
Changes in U.S. patent law or the patent law of other countries or jurisdictions could diminish the value of patents in general, thereby impairing our ability to protect our current or any future technologies or product candidates.
Changes in either the patent laws or interpretation of the patent laws in the United States or elsewhere could increase the uncertainties and costs surrounding the prosecution of patent applications and the enforcement or defense of issued patents. The United States has enacted and implemented wide-ranging patent reform legislation. On September 16, 2011, the Leahy-Smith America Invents Act, or the Leahy-Smith Act, was signed into law, which could increase the uncertainties and costs surrounding the prosecution of our owned or in-licensed
patent applications and the enforcement or defense of any future owned or in-licensed
issued patents. The Leahy-Smith Act includes a number of significant changes to U.S. patent law. These include provisions that affect the way patent applications are prosecuted, redefine prior art, may affect patent litigation and switch the U.S. patent system from a
“first-to-invent”
system to a
“first-to-file”
system. Under a
first-to-file
system, assuming the other requirements for patentability are met, the first inventor to file a patent application generally will be entitled to the patent on an invention regardless of whether another inventor had made the invention earlier. A third party that files a patent application in the USPTO after March 16, 2013, but before us, could therefore be awarded a patent covering an invention of ours even if we had made the invention before it was made by such third party. This will require us to be cognizant of the time from invention to filing of a patent application. Since patent applications in the United States and most other countries are confidential for a period of time after filing or until issuance, we cannot be certain that we or our licensors were the first to either (i) file any patent application related to our product candidates or (ii) invent any of the inventions claimed in our or our licensor’s patents or patent applications. The Leahy-Smith Act also allows third-party submission of prior art to the USPTO during patent prosecution and set forth additional procedures to challenge the validity of a patent by the USPTO administered post grant proceedings, including derivation, reexamination, inter partes
review, post-grant review and interference proceedings. The USPTO developed additional regulations and procedures to govern administration of the Leahy-Smith Act, and many of the substantive changes to patent law associated with the Leahy-Smith Act, and, in particular, the first-to-file
provisions, became effective on March 16, 2013. Accordingly, it is not clear what, if any, impact the Leahy-Smith Act will have on the operation of our business. The Leahy-Smith Act and its implementation could increase the uncertainties and costs surrounding the prosecution of our owned or in-licensed
patent applications and the enforcement or defense of our issued owned or in-licensed
patents, all of which could have a material adverse impact on our business prospects and financial condition.
As referenced above, for example, courts in the U.S. continue to refine the heavily fact-and-circumstance-dependent
jurisprudence defining the scope of patent protection available for therapeutics, narrowing the scope of patent protection available in certain circumstances or weakening the rights of patent owners in certain situations. This creates uncertainty about our ability to obtain patents in the future and the value of such patents. In addition, the patent positions of companies in the development and commercialization of pharmaceuticals are particularly uncertain. Recent U.S. Supreme Court rulings have narrowed the scope of patent protection available in certain circumstances and weakened the rights of patent owners in certain situations. This combination of events has created uncertainty with respect to the validity and enforceability of patents, once obtained. Depending on future actions by the U.S. Congress, the federal courts and the USPTO, the laws and regulations governing patents could change in unpredictable ways that could have a material adverse effect on our existing patent portfolio and our ability to protect and enforce our intellectual property in the future. We cannot provide assurance that future developments in U.S. Congress, the federal courts and the USPTO will not adversely impact our owned or in-licensed
patents or patent applications. The laws and regulations governing patents could change in unpredictable ways that could weaken our and our licensors’ ability to obtain new patents or to enforce our existing owned or in-licensed
patents and patents that we might obtain or
in-license
in the future. Similarly, changes in patent law and regulations in other countries or jurisdictions or changes in the governmental bodies that enforce them or changes in how the relevant governmental authority enforces patent laws or regulations may have a material adverse effect on our and our licensors’ ability to obtain new patents or to protect and enforce our owned or in-licensed
patents or patents that we may obtain or
in-license
in the future.
We may be subject to lawsuits or litigation to protect or enforce our patents or other intellectual property, which could result in substantial costs and liability and prevent us from commercializing our potential products.
Third parties may attempt to invalidate our or our licensors’ intellectual property rights via procedures including but not limited to patent infringement lawsuits, declaratory judgment actions, interferences, oppositions and inter partes
reexamination proceedings before the USPTO, U.S. courts and foreign patent offices or foreign courts. An adverse determination in any such submission or proceeding could reduce the scope or enforceability of, or invalidate, our patent rights, which could adversely affect our competitive position. Because of a lower evidentiary standard in USPTO proceedings compared to the evidentiary standard in United States federal courts necessary to invalidate a patent claim, a third party could potentially provide evidence in a USPTO proceeding sufficient for the USPTO to hold a claim invalid even though the same evidence would be insufficient to invalidate the claim if first presented in a district court action. Accordingly, a third party may attempt to use the USPTO procedures to invalidate our patent claims that would not have been invalidated if first challenged by the third party as a defendant in a district court action. Even if such rights are not directly challenged, disputes could lead to the weakening of our or our licensors’ intellectual property rights. Our defense against any attempt by third parties to circumvent or invalidate our intellectual property rights could be costly to us, could require significant time and attention of our management, and could have a material and adverse impact on our profitability, financial condition and prospects or ability to successfully compete.
We or our licensors may find it necessary to pursue claims or to initiate lawsuits to protect or enforce our owned or in-licensed
patent or other intellectual property rights. The cost to us in defending or initiating any litigation or other proceeding relating to our owned or in-licensed
patent or other intellectual property rights, even if resolved in our favor, could be substantial, particularly in a foreign jurisdiction, and any litigation or other proceeding would divert our management’s attention. Such litigation or proceedings could materially increase our operating losses and reduce the resources available for development activities or any future sales, marketing or distribution activities. Some of our competitors may be able to more effectively sustain the costs of complex patent litigation because they have substantially greater resources. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could delay our research and development efforts and materially limit our ability to continue our operations.
If we or our licensors were to initiate legal proceedings against a third party to enforce a patent covering one of our product candidates or our technology, the defendant could counterclaim that such patent is invalid or unenforceable. In patent litigation in the United States, defendant counterclaims alleging invalidity or unenforceability are commonplace. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, for example, claiming patent-ineligible subject matter, lack of novelty, indefiniteness, lack of written description, non-enablement,
anticipation or obviousness. Grounds for an unenforceability assertion could be an allegation that someone connected with prosecution of the patent withheld relevant information from the USPTO or made a misleading statement during prosecution. The outcome of such invalidity and unenforceability claims is unpredictable. With respect to the validity question, for example, we cannot be certain that there is no invalidating prior art of which we or our licensors and the patent examiner were unaware during prosecution. If a defendant were to prevail on a legal assertion of invalidity or unenforceability, we could lose at least part, and perhaps all, of the patent protection for one or more of our product candidates or certain aspects of our platform technologies. Such a loss of patent protection could have a material adverse effect on our business, financial condition, results of operations and prospects. Patents and other intellectual property rights also will not protect our product candidates and technologies if competitors or third parties design around such product candidates and technologies without legally infringing, misappropriating or violating our owned or in-licensed
patents or other intellectual property rights.
We may not be able to protect our intellectual property rights throughout the world, which could negatively impact our business.
Filing, prosecuting and defending patents on current or future technologies or product candidates in all countries throughout the world would be prohibitively expensive, and our intellectual property rights in some countries outside the United States can be less extensive than those in the United States. In addition, the laws of some countries do not protect intellectual property rights to the same extent as laws in the United States. Consequently, we may not be able to prevent third parties from practicing our inventions in all countries outside the United States, or from selling or importing products made using our inventions in and into the United States or other countries. Competitors or other third parties may use our technologies in jurisdictions where we have not obtained patent protection to develop their own products and, further, may export infringing product candidates to territories where we have patent protection or licenses, but enforcement is not as strong as that in the United States. These product candidates may compete with our products, and our patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.
Many companies have encountered significant difficulties in protecting and defending such rights in such jurisdictions. The legal systems of certain countries, including certain developing countries, do not favor the enforcement of patents and other intellectual property protection, particularly those relating to biotechnology, which could make it difficult for us to stop the infringement of any owned and in-licensed
patents we may obtain in other countries, or the marketing of competing products in violation of our intellectual property and proprietary rights generally. Proceedings to enforce our owned or in-licensed
intellectual property and proprietary rights in foreign jurisdictions could result in substantial costs and could divert our efforts and attention from other aspects of our business. Such proceedings could also put any owned or in-licensed
patents at risk of being invalidated or interpreted narrowly, could put our owned or in-licensed
patent applications at risk of not issuing, and could provoke third parties to assert claims against us or our licensors. We or our licensors may not prevail in any lawsuits or other adversarial proceedings that we or our licensors initiate, and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, our and our licensors’ efforts to enforce such intellectual property and proprietary rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or in-license.
Further, many countries have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. In addition, many countries limit the enforceability of patents against government agencies or government contractors. In these countries, the patent owner may have limited remedies, which could materially diminish the value of its patents. If we or any of our licensors are forced to grant a license to third parties with respect to any patents relevant to our business, our competitive position in the relevant jurisdiction may be impaired and our business prospects may be materially adversely affected.
Third parties may initiate legal proceedings alleging that we are infringing, misappropriating or violating their intellectual property rights, the outcome of which would be uncertain and could have a material adverse impact on the success of our business.
Our commercial success depends, in part, upon our ability or the ability of our potential future collaborators to develop, manufacture, market and sell our current or any future product candidates and to use our proprietary technologies without infringing, misappropriating or violating the proprietary and intellectual property rights of third parties. There is a substantial amount of litigation, both within and outside the United States, involving patent and other intellectual property rights in the biotechnology and pharmaceutical industries, including patent infringement lawsuits, interferences, oppositions and inter partes
review proceedings before the USPTO, U.S. courts, foreign patent offices or foreign courts. As the field of gene and cell therapies advances, patent applications are being processed by national patent offices around the world. There is uncertainty about which patents will issue, and, if they do, there is uncertainty as to when, to whom, and with what claims. Any claims of patent infringement asserted by third parties would be time consuming and could:

•	result in costly litigation that may cause negative publicity;

•	divert the time and attention of our technical personnel and management;

•	cause development delays;

•	prevent us from commercializing any of our product candidates until the asserted patent expires or is held finally invalid or not infringed in a court of law;

•	require us to develop non-infringing technology, which may not be possible on a cost-effective basis;

•
subject us to substantial damages for infringement, which we may have to pay if a court decides that the product candidate or technology at issue infringes on or violates the third party’s rights, and, if the court finds that the infringement was willful, we could be ordered to pay treble damages and the patent owner’s attorneys’ fees; or

•
require us to enter into royalty or licensing agreements, which may not be available on commercially reasonable terms, or at all, or which might be non-exclusive,
which could result in our competitors gaining access to the same technology.

Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources. In addition, any uncertainties resulting from the initiation and continuation of any litigation could have a material adverse effect on our ability to raise the funds necessary to continue our operations or could otherwise have a material adverse effect on our business, results of operations, financial condition and prospects.

Numerous U.S. and foreign issued patents and pending patent applications, which are owned by third parties, exist in the fields in which we are pursuing development candidates. As the biotechnology and pharmaceutical industries expand and more patents are issued, the risk increases that we may be subject to claims of infringement of the patent rights of third parties. Because patent applications can take many years to issue, there may also be currently pending patent applications that may later result in issued patents that our technology or product candidates may infringe. Further, we cannot guarantee that we are aware of all patents and patent applications potentially relevant to our technology or products. We may not be aware of potentially relevant third-party patents or applications for several reasons. For example, U.S. applications filed before November 29, 2000, and certain U.S. applications filed after that date that will not be filed outside the U.S. remain confidential until a patent issues. Patent applications filed in the United States (after November 29, 2000) and elsewhere are published approximately 18 months after the earliest filing for which priority is claimed, with such earliest filing date being commonly referred to as the priority date. Therefore, patent applications covering our product candidates or platform technologies could have been filed by others without our knowledge. Any such patent application may have priority over our patent applications or patents, which could require us to obtain rights to issued patents covering such technologies. Additionally, claims pending in patent applications that have been published can, subject to certain limitations, be later amended in a manner that could cover our platform, our product candidates or the use of our technologies.
Although no third party has asserted a claim of patent infringement against us as of the date of this proxy statement/prospectus, others may hold proprietary rights that could prevent our product candidates from being marketed. We or our licensors, or any future strategic collaborator, may be party to, or be threatened with, adversarial proceedings or litigation regarding intellectual property rights with respect to our current or any potential future product candidates and technologies, including derivation, reexamination, inter partes
review or post-grant review before the USPTO and similar proceedings in jurisdictions outside of the United States such as opposition proceedings. In some instances, we may be required to indemnify our licensors for the costs associated with any such adversarial proceedings or litigation. Third parties may assert infringement claims against us, our licensors or our strategic collaborators based on existing patents or patents that may be granted in the future, regardless of their merit. There is a risk that third parties may choose to engage in litigation or other adversarial proceedings with us, our licensors or our strategic collaborators to enforce or otherwise assert their patent rights. Even if we believe such claims are without merit, a court of competent jurisdiction could hold that these third-party patents are not invalid, enforceable and infringed, which could have a material adverse impact on our ability to utilize our platform technologies or to commercialize our current or any future product candidates. In order to successfully challenge the validity of any such U.S. patent in federal court, we would need to overcome a presumption of validity by presenting clear and convincing evidence of invalidity. There is no assurance that a court of competent jurisdiction, even if presented with evidence we believe to be clear and convincing, would invalidate the claims of any such U.S. patent.
Further, we cannot guarantee that we will be able to successfully settle or otherwise resolve such adversarial proceedings or litigation. If we are unable to successfully settle future claims on terms acceptable to us, we may be required to engage in or to continue costly, unpredictable and time-consuming litigation and may be prevented from or experience substantial delays in marketing our product candidates. If we, or our licensors, or any future strategic collaborators are found to infringe, misappropriate or violate a third-party patent or other intellectual property rights, we could be required to pay damages, including treble damages and attorney’s fees, if we are found to have willfully infringed. In addition, we, or our licensors, or any future strategic collaborators may choose to seek, or be required to seek, a license from a third party, which may not be available on commercially reasonable terms, if at all. Even if a license can be obtained on commercially reasonable terms, the rights may be non-exclusive,
which could give our competitors access to the same technology or intellectual property rights licensed to us, and we could be required to make substantial licensing and royalty payments. Parties making claims against us may obtain injunctive or other equitable relief, which could effectively block our ability to further develop and commercialize our current or future product candidates. We could be forced, including by court order, to cease utilizing, developing, manufacturing and commercializing our platform technologies or product candidates deemed to be infringing. We may be forced to redesign current or future technologies or products. Defense of these claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of employee resources from our business. Any of the foregoing could have a material adverse effect on our ability to generate revenue or achieve profitability and possibly prevent us from generating revenue sufficient to sustain our operations.
Thus, it is possible that one or more third parties will hold patent rights to which we will need a license, which may not be available on reasonable terms or at all. If such third parties refuse to grant us a license to such patent rights on reasonable terms or at all, we may be required to expend significant time and resources to redesign our technology, product candidates or the methods for manufacturing our product candidates, or to develop or license replacement technology, all of which may not be commercially or technically feasible. In such case, we may not be able to market such technology or product candidates and may not be able to perform research and development or other activities covered by these patents. This could have a material adverse effect on our ability to commercialize our product candidates and our business and financial condition.
Lastly, if our technology or products are found to infringe the intellectual property rights of third parties, these third parties may assert infringement claims against our licensees and other parties with whom we have business relationships, and we may be required to indemnify those parties for any damages they suffer as a result of these claims. The claims may require us to initiate or defend protracted and costly litigation on behalf of licensees and other parties regardless of the merits of these claims. If any of these claims succeed, we may be forced to pay damages on behalf of those parties or may be required to obtain licenses for the products they use.
Intellectual property litigation may lead to unfavorable publicity that harms our reputation and causes the market price of our common shares to decline.
During the course of any intellectual property litigation, there could be public announcements of the initiation of the litigation as well as results of hearings, rulings on motions and other interim proceedings or developments in the litigation. If securities analysts or investors regard these announcements as negative, the perceived value of our existing product candidates, approved products, programs or intellectual property could be diminished. Accordingly, the market price of shares of our common stock may decline. Such announcements could also harm our reputation or the market for our future products, which could have a material adverse effect on our business.
Intellectual property rights of third parties could adversely affect our ability to commercialize our current or future technologies or product candidates, and we might be required to litigate or obtain licenses from third parties to develop or market our current or future technologies or product candidates, which may not be available on commercially reasonable terms or at all.
Because the gene and cell therapy landscape is still evolving, it is difficult to conclusively assess our freedom to operate without infringing, misappropriating or violating third-party rights. The scope of a patent claim is determined by an interpretation of the law, the written disclosure in a patent and the patent’s prosecution history. Our interpretation of the relevance or the scope of a patent or a pending application may be incorrect. For example, we may incorrectly determine that our products are not covered by a third-party patent or may incorrectly predict whether a third-party’s pending application will issue with claims of relevant scope. Also, our determination of the expiration date of any patent in the United States or abroad that we consider relevant may be incorrect.
There are numerous companies that have pending patent applications and issued patents broadly covering gene and cell therapy generally or covering related inventions that may be relevant for product candidates that we wish to develop. We are aware of third-party patents and patent applications that claim aspects of our current or potential future product candidates and modifications that we may need to apply to our current or potential future product candidates. There are also many issued patents that claim inventions that may be relevant to products we wish to develop. The holders of such patents may be able to block our ability to develop and commercialize the applicable product candidate unless we obtain a license or until such patent expires. In either case, such a license may not be available on commercially reasonable terms or at all, or it may be non-exclusive,
which could result in our competitors gaining access to the same intellectual property.
Our competitive position may materially suffer if patents issued to third parties or other third-party intellectual property rights cover our current or future technologies, product candidates or elements thereof or our manufacture or uses relevant to our development plans. In such cases, we may not be in a position to develop or commercialize current or future technologies, product candidates unless we successfully pursue litigation to narrow or invalidate the third-party intellectual property right concerned, or enter into a license agreement with the intellectual property right holder, if available on commercially reasonable terms. There may be issued patents of which we are not aware, held by third parties that, if found to be valid and enforceable, could be alleged to be infringed by our current or future technologies or product candidates. There also may be pending patent applications of which we are not aware that may result in issued patents, which could be alleged to be infringed by our current or future technologies or product candidates. If such an infringement claim should successfully be brought, we may be required to pay substantial damages or be forced to abandon our current or future technologies or product candidates or to seek a license from any patent holders. No assurances can be given that a license will be available on commercially reasonable terms, if at all.
Third-party intellectual property right holders may also actively bring infringement, misappropriation, or other claims alleging violations of intellectual property rights against us. We cannot guarantee that we will be able to successfully settle or otherwise resolve such claims. If we are unable to successfully settle future claims on terms acceptable to us, we may be required to engage in or to continue costly, unpredictable and time-consuming litigation and may be prevented from or experience substantial delays in marketing our product candidates. If we fail in any such dispute, in addition to being forced to pay damages, we may be temporarily or permanently prohibited from commercializing any of our current or future technologies or product candidates that are held to be infringing, misappropriating or otherwise violating third-party intellectual property rights. We might, if possible, also be forced to redesign current or future technologies or product candidates so that we no longer infringe, misappropriate or violate the third-party intellectual property rights. Any of these events, even if we were ultimately to prevail, could require us to divert substantial financial and management resources that we would otherwise be able to devote to our business, which could have a material adverse effect on our financial condition and results of operations.
If we are unable to protect the confidentiality of our trade secrets, our business and competitive position would be harmed.
In addition to seeking patent protection for certain aspects of our current or future technologies and product candidates, we rely on trade secrets, including confidential and unpatented know-how,
technology and other proprietary information, to maintain our competitive position and to protect aspects of our business that are not amenable to, or that we do not consider appropriate for, patent protection. Elements of our product candidates, including processes for their preparation and manufacture, may involve proprietary know-how,
information, or technology that is not covered by patents, and thus for these aspects we may consider trade secrets and know-how
to be our primary intellectual property. Our trade secrets include, for example, certain program specific synthesis, formulations, patient selection strategies and certain aspects of our research.
Trade secrets and
know-how
can be difficult to protect. We seek to protect trade secrets and confidential and unpatented know-how,
in part, by entering into
non-disclosure
and confidentiality agreements with parties who have access to such knowledge, such as our employees, corporate collaborators, outside scientific collaborators, contract research organizations, contract manufacturers, consultants, advisors and other third parties. We also enter into confidentiality and invention or patent assignment agreements with our employees and consultants under which they are obligated to maintain confidentiality and to assign their inventions to us. However, we cannot be certain that such agreements have been entered into with all relevant parties, and we cannot be certain that our trade secrets and other confidential proprietary information will not be disclosed or that competitors will not otherwise gain access (such as through a cybersecurity breach) to our trade secrets or independently develop substantially equivalent information and techniques. Moreover, individuals with whom we have such agreements may not comply with their terms. Any of these parties may breach such agreements and disclose our proprietary information, including our trade secrets, and we may not be able to obtain adequate remedies for any such breaches. In addition, we take other appropriate precautions, such as physical and technological security measures, to guard against misappropriation of our proprietary technology by third parties.
We may also become involved in inventorship disputes relating to inventions and patents developed by our employees or consultants under such agreements. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret, or securing title to an employee- or consultant-developed invention if a dispute arises, is difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, some courts in the United States and certain foreign jurisdictions disfavor or are unwilling to protect trade secrets. We may need to share our proprietary information, including trade secrets, with future business partners, collaborators, contractors and others located in countries at heightened risk of theft of trade secrets, including through direct intrusion by private parties or foreign actors, and those affiliated with or controlled by state actors. Further, if any of our trade secrets were to be lawfully obtained or independently developed by a competitor, we would have no right to prevent that competitor from using the technology or information to compete with us. If, in the future, any of our trade secrets were to be disclosed to or independently developed by a competitor, our competitive position would be materially and adversely harmed.
We may be subject to claims that we or our employees or consultants have wrongfully used or disclosed alleged trade secrets or other proprietary information of third parties, including our employees’ or consultants’ former employers or their clients.
We are party to various contracts under which we are obligated to maintain the confidentiality of trade secrets or other confidential and proprietary information of third parties, including our licensors and strategic partners. In addition, many of our employees or consultants and our licensors’ employees or consultants were previously employed at universities or biotechnology or biopharmaceutical companies, including our competitors or potential competitors. We may be subject to claims that one or more of these employees or consultants or we have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of third parties, including former employers of our employees and consultants. Litigation or arbitration may be necessary to defend against these claims. If we fail in defending such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel or may be enjoined from using such intellectual property. Any such proceedings and possible aftermath would likely divert significant resources from our core business, including distracting our technical and management personnel from their normal responsibilities. A loss of key research personnel or their work product could limit our ability to commercialize, or prevent us from commercializing, our current or future technologies or product candidates, which could materially harm our business. Even if we are successful in defending against any such claims, litigation or arbitration could result in substantial costs and could be a distraction to management.
We may be subject to claims challenging the inventorship of our patents and other intellectual property.
We or our licensors may be subject to claims that former employees, collaborators or other third parties have an interest in our owned or in-licensed
patents as an inventor or
co-inventor,
or in our trade secrets or other intellectual property as a contributor to its development. The failure to name the proper inventors on a patent application can result in the patents issuing thereon being unenforceable. Inventorship disputes may arise from conflicting views regarding the contributions of different individuals named as inventors, the effects of foreign laws where foreign nationals are involved in the development of the subject matter of the patent, conflicting obligations of third parties involved in developing our product candidates or as a result of questions regarding co-ownership
of potential joint inventions. For example, we or our licensors may have inventorship disputes arise from conflicting obligations of employees, consultants or others who are involved in developing our product candidates. Litigation may be necessary to defend against these and other claims challenging inventorship or our or our licensors’ ownership of our owned or
in-licensed
patents, trade secrets or other intellectual property. Alternatively, or additionally, we may enter into agreements to clarify the scope of our rights in such intellectual property. If we or our licensors fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, intellectual property that is important to our product candidates. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.
Also, our licensors may have relied on third-party consultants or collaborators or on funds from third parties, such as the U.S. government, such that our licensors are not the sole and exclusive owners of the patents we in-licensed.
If other third parties have ownership rights or other rights to our in-licensed
patents, they may be able to license such patents to our competitors, and our competitors could market competing products and technology. This could have a material adverse effect on our competitive position, business, financial conditions, results of operations and prospects.
Further, while it is our policy to require our employees and contractors who may be involved in the conception or development of intellectual property to execute agreements assigning such intellectual property to us, we may be unsuccessful in executing such an agreement with each party who, in fact, conceives or develops intellectual property that we regard as our own. The assignment of intellectual property rights may not be self-executing, or the assignment agreements may be breached, and we may be forced to bring claims against third parties, or defend claims that they may bring against us, to determine the ownership of what we regard as our intellectual property. Such claims could have a material adverse effect on our business, financial condition, results of operations and prospects.
Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by government patent agencies, and our patent protection could be reduced or eliminated for non-compliance
with these requirements.
Periodic maintenance fees, renewal fees, annuity fees and various other government fees on patents or applications will be due to be paid to the USPTO and various government patent agencies outside of the United States over the lifetime of our owned and in-licensed
patents or applications and any patent rights we may own or
in-license
in the future. The USPTO and various
non-U.S.
patent offices require compliance with several procedural, documentary, fee payment and other similar provisions during the patent application process. We employ reputable law firms and other professionals to help us comply with these requirements, and we are also dependent on our licensors to take the necessary action to comply with these requirements with respect to our in-licensed
intellectual property. In many cases, an inadvertent lapse, including due to the effect of the
COVID-19
on us, our patent counsel or other applicable patent maintenance vendors, can be cured by payment of a late fee or by other means in accordance with the applicable rules. There are situations, however, in which non-compliance
can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction.
Non-compliance
events that could result in abandonment or lapse of a patent or patent application include, but are not limited to, failure to respond to official actions within prescribed time limits, non-payment
of fees and failure to properly legalize and submit formal documents. In such an event, potential competitors might be able to enter the market with similar or identical product candidates or platforms, which could have a material adverse effect on our business prospects and financial condition.
If our trademarks and trade names are not adequately protected, then we may not be able to build name recognition in our markets of interest and our business may be adversely affected.
We use and will continue to use registered and/or unregistered trademarks or trade names to brand and market ourselves and our products. Our trademarks or trade names may be challenged, infringed, circumvented, declared generic or determined to be infringing on other marks. We may not be able to protect our rights to these trademarks and trade names or may be forced to stop using these names, which we use for name recognition by potential collaborators or customers in our markets of interest. At times, competitors may adopt trade names or trademarks similar to ours, thereby impeding our ability to build brand identity and possibly leading to market confusion. In addition, there could be potential trade name or trademark infringement claims brought by owners of other trademarks or trademarks that incorporate variations of our registered or unregistered trademarks or trade names. Over the long term, if we are unable to establish name recognition based on our trademarks and trade names, we may not be able to compete effectively, and our business may be materially adversely affected.
We may also license our trademarks and trade names to third parties, such as distributors. Though these license agreements may provide guidelines for how our trademarks and trade names may be used, a breach of these agreements or misuse of our trademarks and trade names by our licensees may jeopardize our rights in or diminish the goodwill associated with our trademarks and trade names.
Intellectual property rights do not necessarily address all potential threats to our business.
The degree of future protection afforded by our intellectual property rights is uncertain because intellectual property rights have limitations and may not adequately protect our business. The following examples are illustrative:

•
others may be able to create gene circuit technologies that are similar to our technologies or our product candidates, but that are not covered by the claims of any patents that we own, license or control;

•	we or any strategic collaborators might not have been the first to make the inventions covered by the issued patents or pending patent applications that we own, license or control;

•	we or our licensors might not have been the first to file patent applications covering certain of our owned and in-licensed inventions;

•	others may independently develop the same, similar, or alternative technologies without infringing, misappropriating or violating our owned or in-licensed intellectual property rights;

•	it is possible that our owned or in-licensed pending patent applications will not lead to issued patents;

•	issued patents that we own, in-license, or control may not provide us with any competitive advantages, or may be narrowed or held invalid or unenforceable, including as a result of legal challenges;

•
our competitors might conduct research and development activities in the United States and other countries that provide a safe harbor from patent infringement claims for certain research and development activities, as well as in countries where we do not have patent rights, and may then use the information learned from such activities to develop competitive products for sale in our major commercial markets;

•
we may choose not to file a patent application in order to maintain certain trade secrets or know-how,
and a third party may subsequently file a patent application covering such trade secrets or know-how;
and

•	the patents of others may have an adverse effect on our business.
Should any of these events occur, they could have a material adverse impact on our business and financial condition.
Risks Related to Government Regulation
Clinical development includes a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results.
All of our current product candidates are in preclinical development and their risk of failure is high. It is impossible to predict when or if our candidates or any potential future product candidates will prove effective in humans or will receive regulatory approval. Before obtaining marketing approval from regulatory authorities for the sale of any product candidate, we must complete preclinical studies for our current product candidates and then conduct extensive clinical trials to demonstrate the safety, purity and potency, or efficacy of that product candidate in humans. Clinical testing is expensive and can take many years to complete, and its outcome is inherently uncertain. Failure can occur at any time during the development process. The results of preclinical studies and clinical trials of any of our current or potential future product candidates may not be predictive of the results of later-stage clinical trials. Product candidates in later stages of clinical trials may fail to show the desired safety and efficacy traits despite having progressed through preclinical studies and initial clinical trials. A number of companies in the pharmaceutical industry have suffered significant setbacks in advanced clinical trials due to lack of efficacy or safety profiles, notwithstanding promising results in earlier trials.
We are currently conducting
IND-enabling
studies for our current product candidates. We may experience delays in completing our preclinical studies and initiating or completing our clinical studies. We do not know whether planned preclinical studies and clinical trials will be completed on schedule or at all, or whether planned clinical trials will begin on time, need to be redesigned, enroll patients on time or be completed on schedule, if at all. Our development programs may be delayed for a variety of reasons, including delays related to:

•	the FDA or other regulatory authorities requiring us to submit additional data or imposing other requirements before permitting us to initiate a clinical trial;

•	obtaining regulatory approval to commence a clinical trial;

•
reaching agreement on acceptable terms with prospective CROs and clinical trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and clinical trial sites;

•	obtaining IRB or ethics committee approval at each clinical trial site;

•	recruiting suitable patients to participate in a clinical trial;

•	having patients complete a clinical trial or return for post-treatment follow-up;

•	clinical trial sites deviating from trial protocol or dropping out of a trial;

•	the FDA placing the clinical trial on hold;

•	subjects failing to enroll or remain in our trial at the rate we expect;

•	subjects choosing an alternative treatment for the indication for which we are developing or other product candidates, or participating in competing clinical trials;

•	lack of adequate funding to continue the clinical trial;

•	subjects experiencing severe or unexpected drug-related adverse events;

•	any changes to our manufacturing process that may be necessary or desired;

•	adding new clinical trial sites;

•	manufacturing sufficient quantities of our product candidates for use in clinical trials.
Furthermore, we expect to rely on our CROs and clinical trial sites to ensure the proper and timely conduct of our clinical trials and, while we expect to enter into agreements governing their committed activities, we have limited influence over their actual performance.
We could encounter delays if prescribing physicians encounter unresolved ethical issues associated with enrolling patients in clinical trials of our current or potential future product candidates in lieu of prescribing existing treatments that have established safety and efficacy profiles. Further, a clinical trial may be suspended or terminated by us, our collaborators, the IRBs of the institutions in which such trials are being conducted, the Data

Safety Monitoring Board for such trial or by the FDA or other regulatory authorities due to a number of factors, including failure to conduct the clinical trial in accordance with regulatory requirements or our clinical protocols, inspection of the clinical trial operations or trial site by the FDA or other regulatory authorities resulting in the imposition of a clinical hold, unforeseen safety issues or adverse side effects, failure to demonstrate a benefit from using a drug or therapeutic biologic, changes in governmental regulations or administrative actions or lack of adequate funding to continue the clinical trial.
Moreover, principal investigators for our clinical trials may serve as scientific advisors or consultants to us from time to time and receive cash or equity compensation in connection with such services. If these relationships and any related compensation result in perceived or actual conflicts of interest, or a regulatory authority concludes that the financial relationship may have affected the interpretation of the trial, the integrity of the data generated at the applicable clinical trial site may be questioned and the utility of the clinical trial itself may be jeopardized, which could result in the delay or rejection of the marketing application we submit. Any such delay or rejection could prevent or delay us from commercializing our current or future product candidates.
If we experience delays in the completion of, or termination of, any clinical trial of any of our current or potential future product candidates, the commercial prospects of such product candidate will be harmed, and our ability to generate product revenue from such product candidates will be delayed. In addition, any delays in completing our clinical trials will increase our costs, slow our product development and approval process and jeopardize our ability to commence product sales and generate revenue. Any of these occurrences may have a material adverse effect on our business, financial condition, results of operations and prospects. In addition, many of the factors that cause, or lead to, a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of regulatory approval of our current or potential future product candidates.
We may be unable to obtain U.S. or foreign regulatory approval and, as a result, be unable to commercialize our current or potential future product candidates.
Our current and any potential future product candidates are subject to extensive governmental regulations relating to, among other things, research, testing, development, manufacturing, safety, efficacy, approval, recordkeeping, reporting, labeling, storage, packaging, advertising and promotion, pricing, marketing and distribution of therapeutic biologics. Rigorous preclinical testing and clinical trials and an extensive regulatory approval process are required to be successfully completed in the U.S. and in many foreign jurisdictions before a new drug or therapeutic biologic can be marketed. Satisfaction of these and other regulatory requirements is costly, time-consuming, uncertain and subject to unanticipated delays. It is possible that none of the product candidates we may develop will obtain the regulatory approvals necessary for us or our potential future collaborators to begin selling them.
We have very limited experience in conducting and managing the clinical trials necessary to obtain regulatory approvals, including approval by the FDA and other regulatory authorities. The time required to obtain FDA and other approvals is unpredictable but typically takes many years following the commencement of clinical trials, depending upon the type, complexity and novelty of the product candidate. The standards that the FDA and its foreign counterparts use when regulating us require judgment and can change, which makes it difficult to predict with certainty how they will be applied. Any analysis we perform of data from preclinical and clinical activities is subject to confirmation and interpretation by regulatory authorities, which could delay, limit or prevent regulatory approval. We may also encounter unexpected delays or increased costs due to new government regulations, for example, from future legislation or administrative action, or from changes in regulatory policy during the period of product development, clinical trials and FDA regulatory review in the United States and other jurisdictions. It is impossible to predict whether legislative changes will be enacted, or whether FDA or foreign regulations, guidance or interpretations will be changed, or what the impact of such changes, if any, may be.
Any delay or failure in obtaining required approvals could have a material adverse effect on our ability to generate revenue from the particular product candidate for which we are seeking approval. Further, we and our potential future collaborators may never receive approval to market and commercialize any product candidate. Even if we or a potential future collaborator obtains regulatory approval, the approval may be for targets, disease indications or patient populations that are not as broad as we intended or desired or may require labeling that includes significant use or distribution restrictions or safety warnings.
Once a product obtains regulatory approval, numerous post approval requirements apply, including periodic monitoring and reporting obligations, review of promotional material, reports on ongoing clinical trials and adverse events and inspections of manufacturing facilities. In addition, material changes to approved products, including any changes to the manufacturing process or labeling, require further review by the appropriate authorities before marketing. Approvals may also be withdrawn or revoked due to safety, effectiveness or potency concerns, including as a result of adverse events reported in patients or ongoing clinical trials, or failure to comply with cGMP. In addition to revocation or withdrawal of approvals, we and our partners may be subject to warnings, fines, recalls, criminal prosecution or other sanctions if we fail to comply with regulatory requirements. If we or our partners are unable to obtain or maintain regulatory approvals for our products and product candidates, our business, financial position, results of operations and future growth prospects will be negatively impacted and we or our partners may be subject to sanctions. If any of our product candidates prove to be ineffective, unsafe or commercially unviable, we may have to re-engineer
our current or potential future product candidates, and our entire pipeline could have little, if any, value, which could require us to change our focus and approach to product candidate discovery and therapeutic development, which would have a material adverse effect on our business, financial condition, results of operations and prospects.
We will also be subject to numerous foreign regulatory requirements governing, among other things, the conduct of clinical trials, manufacturing and marketing authorization, pricing and third-party reimbursement. The foreign regulatory approval process varies among countries and may include all of the risks associated with FDA approval described above as well as risks attributable to the satisfaction of local regulations in foreign jurisdictions. Moreover, the time required to obtain approval may differ from that required to obtain FDA approval.
Obtaining and maintaining regulatory approval of our product candidates in one jurisdiction does not mean that we will be successful in obtaining regulatory approval of our product candidates in other jurisdictions.
If we succeed in developing any products, we intend to market them in the United States as well as the European Union and other foreign jurisdictions. In order to market and sell our products in other jurisdictions, we must obtain separate marketing approvals and comply with numerous and varying regulatory requirements.
Obtaining and maintaining regulatory approval of our product candidates in one jurisdiction does not guarantee that we will be able to obtain or maintain regulatory approval in any other jurisdiction, but a failure or delay in obtaining regulatory approval in one jurisdiction may have a negative effect on the regulatory approval process in others. For example, even if the FDA or EMA grants marketing approval of a product candidate, comparable regulatory authorities in foreign jurisdictions must also approve the manufacturing, marketing and promotion of the product candidate in those countries. Approval procedures vary among jurisdictions and can involve requirements and administrative review periods different from those in the United States, including additional preclinical studies or clinical trials as clinical trials conducted in one jurisdiction may not be accepted by regulatory authorities in other jurisdictions. In many jurisdictions outside the United States, a product candidate must be approved for reimbursement before it can be approved for sale in that jurisdiction. In some cases, the price that we intend to charge for our products is also subject to approval.
Obtaining foreign regulatory approvals and compliance with foreign regulatory requirements could result in significant delays, difficulties and costs for us and could delay or prevent the introduction of our products in certain countries. If we or any partner we work with fail to comply with the regulatory requirements in international markets or fail to receive applicable marketing approvals, our target market will be reduced, and our ability to realize the full market potential of our product candidates will be harmed.

We may in the future conduct certain of our clinical trials for our product candidates outside of the United States. However, the FDA and other foreign equivalents may not accept data from such trials, in which case our development plans will be delayed, which could materially harm our business.
We may in the future choose to conduct one or more of our clinical trials for our product candidates outside the United States. Although the FDA may accept data from clinical trials conducted outside the United States, acceptance of this data is subject to certain conditions imposed by the FDA. In cases where data from foreign clinical trials are intended to serve as the basis for marketing approval in the United States, the FDA will not approve the application on the basis of foreign data alone unless (i) those data are applicable to the U.S. population and U.S. medical practice; (ii) the studies were performed by clinical investigators of recognized competence; and (iii) the data are considered valid without the need for an on-site
inspection by the FDA or, if the FDA considers such an inspection to be necessary, the FDA is able to validate the data through an on-site
inspection or other appropriate means. For studies that are conducted only at sites outside of the United States and not subject to an IND, the FDA requires the clinical trial to have been conducted in accordance with GCPs, and the FDA must be able to validate the data from the clinical trial through an on-site
inspection if it deems such inspection necessary. For such studies not subject to an IND, the FDA generally does not provide advance comment on the clinical protocols for the studies, and therefore there is an additional potential risk that the FDA could determine that the study design or protocol for a
non-U.S.
clinical trial was inadequate, which could require us to conduct additional clinical trials. There can be no assurance the FDA will accept data from clinical trials conducted outside of the United States. If the FDA does not accept data from our clinical trials of our product candidates, it would likely result in the need for additional clinical trials, which would be costly and time consuming and delay or permanently halt our development of our product candidates.
Many foreign regulatory bodies have similar approval requirements. In addition, such foreign trials would be subject to the applicable local laws of the foreign jurisdictions where the trials are conducted. There can be no assurance that the FDA or any similar foreign regulatory authority will accept data from trials conducted outside of the United States or the applicable jurisdiction. If the FDA or any similar foreign regulatory authority does not accept such data, it would result in the need for additional trials, which would be costly and time-consuming and delay aspects of our business plan, and which may result in our product candidates not receiving approval or clearance for commercialization in the applicable jurisdiction.
Conducting clinical trials outside the United States also exposes us to additional risks, including risks associated with:

•	additional foreign regulatory requirements;

•	foreign exchange fluctuations;

•	compliance with foreign manufacturing, customs, shipment and storage requirements;

•	cultural differences in medical practice and clinical research; and

•	diminished protection of intellectual property in some countries.
Even if we receive regulatory approval for any of our current or potential future product candidates, we will be subject to ongoing regulatory obligations and continued regulatory review, which may result in significant additional expense. Additionally, our current or potential future product candidates, if approved, could be subject to labeling and other restrictions and market withdrawal and we may be subject to penalties if we fail to comply with regulatory requirements or experience unanticipated problems with our products.
Any regulatory approvals that we or potential future collaborators obtain for any of our current or potential future product candidates will be subject to limitations on the approved indicated uses for which a product may be marketed or may be subject to the conditions of approval, or contain requirements for potentially costly post-marketing testing, and surveillance to monitor the safety and efficacy of such product candidate. In addition, if the FDA or any other regulatory authority approves any of our current or potential future product candidates, the manufacturing processes, labeling, packaging, distribution, adverse event reporting, storage, import, export, advertising, promotion and recordkeeping for such product will be subject to extensive and ongoing regulatory requirements. These requirements include submissions of safety and other post-marketing information and reports, registration, as well as continued compliance with cGMP and good clinical practices for any clinical trials that we conduct post-approval. In addition, manufacturers and manufacturers’ facilities are required to comply with extensive FDA, and comparable foreign regulatory authority requirements, including ensuring that quality control and manufacturing procedures conform to cGMP and cGTP regulations and applicable product tracking and tracing requirements.
Later discovery of previously unknown problems with a product candidate, including adverse events of unanticipated severity or frequency, or with our third-party manufacturers or manufacturing processes, or failure to comply with regulatory requirements, may result in, among other things:

•	restrictions on the marketing or manufacturing of the product candidate, withdrawal of the product candidate from the market or voluntary or mandatory product recalls;

•	fines, warning letters, untitled letters or holds on clinical trials;

•	refusal by the FDA to approve pending applications or supplements to approved applications filed by us or our strategic collaborators;

•	suspension or revocation of product approvals;

•	suspension of any ongoing clinical trials;

•	product seizure or detention or refusal to permit the import or export of products; and

•	injunctions or the imposition of civil or criminal penalties or monetary fines.
The occurrence of any event or penalty described above may inhibit our ability to commercialize our product candidates and generate revenue.
The FDA has the authority to require a risk evaluation and mitigation strategy, or REMS, as part of a BLA or after approval, which may impose further requirements or restrictions on the distribution or use of an approved product, such as limiting prescribing to certain physicians or medical centers that have undergone specialized training, limiting treatment to patients who meet certain safe-use
criteria and requiring treated patients to enroll in a registry.
Furthermore, the FDA strictly regulates marketing, labeling, advertising and promotion of products that are placed on the market. Products may be promoted only for the approved indications and in accordance with the provisions of the approved label. While physicians may prescribe, in their independent professional medical judgment, products for off-label
uses as the FDA does not regulate the behavior of physicians in their choice of drug treatments, the FDA does restrict a manufacturer’s communications on the subject of off-label
use of their products. Companies may only share truthful and not misleading information that is otherwise consistent with a product’s FDA approved labeling. The FDA and other authorities actively enforce the laws and regulations prohibiting the promotion of off-label
uses and a company that is found to have improperly promoted off-label
uses may be subject to significant liability including, among other things, adverse publicity, warning letters, corrective advertising and potential civil and criminal penalties. The federal government has levied large civil and criminal fines against companies for alleged improper promotion of off-label
use and has enjoined companies from engaging in
off-label
promotion. The FDA and other regulatory authorities have also required that companies enter into consent decrees or permanent injunctions under which specified promotional conduct is changed or curtailed.
Occurrence of any of the foregoing could have a material adverse effect on our business and results of operations. The FDA’s and other regulatory authorities’ policies may change, and additional government regulations may be enacted that could prevent, limit or delay regulatory approval of our product candidates. We cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action, either in the United States or abroad. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may lose any marketing approval that we may have obtained and we may not achieve or sustain profitability, which would adversely affect our business.
Any product candidates for which we intend to seek approval as biologic products may face competition sooner than anticipated.
The Affordable Care Act includes a subtitle called the Biologics Price Competition and Innovation Act of 2009, or BPCIA, which created an abbreviated approval pathway for biological products that are biosimilar to or interchangeable with an
FDA-licensed
reference biological product. Under the BPCIA, an application for a biosimilar product may not be submitted to the FDA until four years following the date that the reference product was first licensed by the FDA. In addition, the approval of a biosimilar product may not be made effective by the FDA until twelve years from the date on which the reference product was first licensed. During this twelve-year period of exclusivity, another company may still market a competing version of the reference product if the FDA approves a full BLA for the competing product containing the sponsor’s own preclinical data and data from adequate and well-controlled clinical trials to demonstrate the safety, purity and potency of its product. The law is complex. The BPCIA could have a material adverse effect on the future commercial prospects for our biological products.
We believe that any of our future product candidates approved as a biological product under a BLA should qualify for the twelve-year period of exclusivity. However, there is a risk that this exclusivity could be shortened due to Congressional action or otherwise, or that the FDA will not consider our product candidates to be reference products for competing products, potentially creating the opportunity for generic competition sooner than anticipated. Other aspects of the BPCIA, some of which may impact the BPCIA exclusivity provisions, have also been the subject of recent litigation. Moreover, the extent to which a biosimilar, once approved, could be substituted for any one of our reference products in a way that is similar to traditional generic substitution for non-biological
products will depend on a number of marketplace and regulatory factors that are still developing.
Healthcare legislative reform measures may have a material adverse effect on our business and results of operations.
In the United States, there have been and continue to be a number of legislative initiatives to contain healthcare costs. For example, in March 2010, the Patient Protection and Affordable Care Act, or the ACA, was enacted, which substantially changed the way healthcare is financed by both governmental and private insurers, and significantly impacted the U.S. pharmaceutical industry. Among the provisions of the ACA, of greatest importance to the pharmaceutical and biotechnology industry are the following:

•
an annual, nondeductible fee on any entity that manufactures or imports certain specified branded prescription drugs and biologic agents apportioned among these entities according to their market share in some government healthcare programs;

•
an increase in the statutory minimum rebates a manufacturer must pay under the Medicaid Drug Rebate Program to 23.1% and 13% of the average manufacturer price for most branded and generic drugs, respectively, and capped the total rebate amount for innovator drugs at 100% of the Average Manufacturer Price, or AMP;

•
a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for certain drugs and biologics that are inhaled, infused, instilled, implanted or injected;

•	extension of manufacturers’ Medicaid rebate liability to covered drugs dispensed to individuals who are enrolled in Medicaid managed care organizations;

•
expansion of eligibility criteria for Medicaid programs by, among other things, allowing states to offer Medicaid coverage to additional individuals and by adding new mandatory eligibility categories for individuals with income at or below 133% of the federal poverty level, thereby potentially increasing manufacturers’ Medicaid rebate liability;

•
a new Medicare Part D coverage gap discount program, in which manufacturers must agree to offer 50% (and 70% as of January 1, 2019)
point-of-sale
discounts off negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period, as a condition for the manufacturer’s outpatient drugs to be covered under Medicare Part D;

•	expansion of the entities eligible for discounts under the Public Health program;

•	a new Patient-Centered Outcomes Research Institute to oversee, identify priorities in, and conduct comparative clinical effectiveness research, along with funding for such research;

•	establishment of a Center for Medicare Innovation at CMS to test innovative payment and service delivery models to lower Medicare and Medicaid spending; and

•	implementation of the federal physician payment transparency requirements, sometimes referred to as the “Physician Payments Sunshine Act.”
Since its enactment, there have been judicial, Congressional and executive challenges to certain aspects of the ACA. On June 17, 2021, the U.S. Supreme Court dismissed the most recent judicial challenge to the ACA brought by several states without specifically ruling on the constitutionality of the ACA. Prior to the Supreme Court’s decision, President Biden issued an executive order to initiate a special enrollment period from February 15, 2021 through August 15, 2021 for purposes of obtaining health insurance coverage through the ACA marketplace. The executive order also instructed certain governmental agencies to review and reconsider their existing policies and rules that limit access to healthcare, including among others, reexamining Medicaid demonstration projects and waiver programs that include work requirements, and policies that create unnecessary barriers to obtaining access to health insurance coverage through Medicaid or the ACA. It is unclear how other healthcare reform measures of the Biden administration or other efforts, if any, to challenge, repeal or replace the ACA will impact our business. In addition, other legislative changes have been proposed and adopted in the United States since the ACA was enacted.

•
On August 2, 2011, the Budget Control Act of 2011 among other things, included aggregate reductions of Medicare payments to providers of 2% per fiscal year. These reductions went into effect on April 1, 2013 and will remain in effect through 2030.

•
On January 2, 2013, the American Taxpayer Relief Act of 2012 among other things, reduced Medicare payments to several providers, including hospitals and increased the statute of limitations period for the government to recover overpayments to providers from three to five years.

•
On April 13, 2017, CMS published a final rule that gives states greater flexibility in setting benchmarks for insurers in the individual and small group marketplaces, which may have the effect of relaxing the essential health benefits required under the ACA for plans sold through such marketplaces.

•
On May 30, 2018, the Right to Try Act, was signed into law. The law, among other things, provides a federal framework for certain patients to access certain investigational new drug products that have completed a Phase 1 clinical trial and that are undergoing investigation for FDA approval. Under certain circumstances, eligible patients can seek treatment without enrolling in clinical trials and without obtaining FDA permission under the FDA expanded access program. There is no obligation for a pharmaceutical manufacturer to make its drug products available to eligible patients as a result of the Right to Try Act.

•	On May 23, 2019, CMS published a final rule to allow Medicare Advantage Plans the option of using step therapy for Part B drugs beginning January 1, 2020.

•
On December 20, 2019, former President Trump signed into law the Further Consolidated Appropriations Act (H.R. 1865), which repealed the Cadillac tax, the health insurance provider tax, and the medical device excise tax. It is impossible to determine whether similar taxes could be instated in the future.

Additionally, there has been heightened governmental scrutiny recently over the manner in which manufacturers set prices for their marketed products. For example, there have been several recent Congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to drug pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drug products.
At the state level, individual states are increasingly aggressive in passing legislation and implementing regulations designed to control pharmaceutical and biological product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing. In addition, regional health care authorities and individual hospitals are increasingly using bidding procedures to determine what pharmaceutical products and which suppliers will be included in their prescription drug and other health care programs. These measures could reduce the ultimate demand for our products, once approved, or put pressure on our product pricing, which could negatively affect our business, financial conditions, and results of operation and prospects.
We expect that additional state and federal healthcare reform measures will be adopted in the future, any of which could limit the amounts that federal and state governments will pay for healthcare products and services, which could result in reduced demand for our current or future product candidates or additional pricing pressures. Further, it is possible that additional governmental action is taken in response to the
COVID-19
pandemic. Any denial in coverage or reduction in reimbursement from Medicare or other government-funded programs may result in a similar denial or reduction in payments from private payors, which may prevent us from being able to generate sufficient revenue, attain profitability or commercialize our products. It is not clear how other future potential changes to the ACA will change the reimbursement model and market outlook for our current and future product candidates.
Failure to comply with health and data protection laws and regulations could lead to government enforcement actions (which could include civil or criminal penalties), private litigation or adverse publicity and could negatively affect our operating results and business.
We may collect, receive, store, process, generate, use, transfer, disclose, make accessible, protect and share personal information, health information and other sensitive information to develop our products, to operate our business, for clinical trial purposes, for legal and marketing purposes, and for other business-related purposes.
We and any potential future collaborators, partners or service providers may be subject to federal, state and foreign data protection laws, regulations and regulatory guidance, the number and scope of which is changing, subject to differing applications and interpretations, and which may be inconsistent among jurisdictions, or in conflict with other rules, laws or contractual obligations. In the United States, numerous federal and state laws and regulations, including federal health information privacy laws, such as the Health Insurance Portability and Accountability Act, or HIPAA, state data breach notification laws, state health information privacy laws and federal and state consumer protection laws, that govern the collection, use, disclosure and protection of health-related and other personal information could apply to our operations or the operations of any future potential collaborators or service providers. In addition, we may obtain health information from third parties (including research institutions from which we obtain clinical trial data) that are subject to privacy and security requirements under HIPAA, or other privacy and data security laws. Depending on the facts and circumstances, we could be subject to civil or criminal penalties if we obtain, use, or disclose individually identifiable health information maintained by a HIPAA-covered entity in a manner that is not authorized or permitted by HIPAA, or if we otherwise violate applicable privacy and data security laws.

International data protection laws, including the EU’s General Data Protection Regulation, or GDPR, may also apply to health-related and other personal information obtained outside of the United States. The GDPR went into effect on May 25, 2018, and imposes stringent data protection requirements for processing of personal data of individuals within the European Economic Area, or EEA, as well as potential fines for noncompliant companies of up to the greater of €20 million or 4% of annual global revenue. The GDPR imposes numerous requirements for the collection, use and disclosure of personal data, including stringent requirements relating to consent and the information that must be shared with data subjects about how their personal information is used, the obligation to notify regulators and affected individuals of personal data breaches, extensive internal privacy governance obligations and obligations to honor expanded rights of individuals in relation to their personal information.
In addition, the GDPR places restrictions on cross-border data transfers. A decision by the Court of Justice of the European Union, or CJEU, in 2020 invalidated the
EU-U.S.
Privacy Shield Framework, which was one of the primary mechanisms used by U.S. companies to import personal information from Europe in compliance with the GDPR’s cross-border data transfer restrictions, and raised questions about whether the European Commission’s Standard Contractual Clauses, or SCCs, one of the primary alternatives to the Privacy Shield, can lawfully be used for personal information transfers from Europe to the United States or most other countries. Similarly, the Swiss Federal Data Protection and Information Commissioner has opined that the
Swiss-U.S.
Privacy Shield is inadequate for transfers of data from Switzerland to the U.S. Furthermore, on June 4, 2021, the European Commission issued new forms of standard contractual clauses for data transfers from controllers or processors in the EEA (or otherwise subject to the GDPR) to controllers or processors established outside the EEA (and not subject to the GDPR). The new forms of standard contractual clauses have replaced the standard contractual clauses that were adopted previously under the Data Protection Directive. We will be required to transition to the new forms of standard contractual clauses and doing so will require significant effort and cost. The new standard contractual clauses may also impact our business as companies based in Europe may be reluctant to utilize the new clauses to legitimize transfers of personal information to third countries given the burdensome requirements of transfer impact assessments and the substantial obligations that the new standard contractual clauses impose upon exporters. If we are investigated by a European data protection authority, we may face fines and other penalties. Any such investigation or charges by European data protection authorities could have a negative effect on our existing business and on our ability to attract and retain new clients or pharmaceutical partners. We may also experience hesitancy, reluctance, or refusal by European or multi-national clients or pharmaceutical partners to continue to use our products due to the potential risk exposure as a result of the current (and, in particular, future) data protection obligations imposed on them by certain data protection authorities in interpretation of current law, including the GDPR. Such clients or pharmaceutical partners may also view any alternative approaches to compliance as being too costly, too burdensome, too legally uncertain, or otherwise objectionable and therefore decide not to do business with us. Any of the foregoing could materially harm our business, prospects, financial condition, and results of operations.
The GDPR has increased our responsibilities and potential liability in relation to personal data processed subject to the GDPR, and we may be required to put in place additional mechanisms to ensure compliance with the GDPR, including as implemented by individual countries. Companies now have to comply with the GDPR and also the United Kingdom GDPR, or UK GDPR, which, together with the amended UK Data Protection Act 2018, retains the GDPR in UK national law. The UK GDPR mirrors the fines under the GDPR, i.e., fines up to the greater of €20 million (£17.5 million) or 4% of global turnover. In addition, on June 28, 2021, the European Commission adopted an adequacy decision in respect of transfers of personal data to the UK for a four-year period (until June 27, 2025). Similarly, the UK has determined that it considers all of the EEA to be adequate for the purposes of data protection. This ensures that data flows between the UK and the EEA remain unaffected. Compliance with the GDPR and applicable laws and regulations relating to privacy and data protection of EEA Member States and the UK is a rigorous and time-intensive process that may increase our cost of doing business or require us to change our business practices, and despite those efforts, there is a risk that we may be subject to fines and penalties, litigation and reputational harm in connection with our European activities. In addition, any failure by us (or our business partners who handle personal data) to comply with GDPR and applicable laws and regulations relating to privacy and data protection of EEA Member States and the UK may result in regulators prohibiting our processing of the personal data of EEA data subjects, which could impact our operations and ability to develop our products and provide our services, including interrupting or ending EEA clinical trials.
In addition, states are constantly adopting new laws or amending existing laws, requiring attention to frequently changing regulatory requirements. For example, California enacted the California Consumer Privacy Act, or the CCPA, on June 28, 2018, which took effect on January 1, 2020. The CCPA gives California residents expanded rights to access and delete their personal information, opt out of certain personal information sharing and receive detailed information about how their personal information is used by requiring covered companies to provide new disclosures to California consumers (as that term is broadly defined and can include any of our current or future employees who may be California residents) and provide such residents new ways to opt-out
of certain sales of personal information. The CCPA provides for civil penalties for violations, as well as a private right of action for data breaches and statutory damages, which is expected to increase data breach class action litigation and result in significant exposure to costly legal judgments and settlements. Although the law includes limited exceptions for health-related information, including clinical trial data, such exceptions may not apply to all of our operations and processing activities. As we expand our operations and trials (both preclinical and clinical), the CCPA may increase our compliance costs and potential liability. Some observers have noted that the CCPA could mark the beginning of a trend toward more stringent privacy legislation in the United States. In November 2020, California passed the California Privacy Rights Act, or the CPRA, which amends and expands the CCPA. The CPRA will impose additional data protection obligations on covered businesses, including additional consumer rights processes, limitations on data uses, new audit requirements for higher risk data, and opt outs for certain uses of sensitive data. It will also create a new California data protection agency authorized to issue substantive regulations and could result in increased privacy and information security enforcement. The majority of the provisions will go into effect on January 1, 2023, and additional compliance investment and potential business process changes may be required. The CPRA has created additional uncertainty and may increase our cost of compliance. Other states are beginning to pass similar laws. In the event that we are subject to or affected by HIPAA, the GDPR, the CCPA, the CPRA or other domestic privacy and data protection laws, any liability from failure to comply with the requirements of these laws could adversely affect our financial condition.
Compliance with U.S. and international data protection laws and regulations could require us to take on more onerous obligations in our contracts, restrict our ability to collect, use and disclose data, or in some cases, impact our ability to operate in certain jurisdictions. Laws and regulations worldwide relating to privacy, data protection and cybersecurity are, and are likely to remain, uncertain for the foreseeable future. While we strive to comply with applicable laws and regulations relating to privacy, data protection and cybersecurity, external and internal privacy and security policies and contractual obligations relating to privacy, data protection and cybersecurity to the extent possible, we may at times fail to do so, or may be perceived to have failed to do so. Moreover, despite our efforts, we may not be successful in achieving compliance if our personnel, collaborators, partners or vendors do not comply with applicable laws and regulations relating to privacy, data protection and cybersecurity, external and internal privacy and security policies and contractual obligations relating to privacy, data protection and cybersecurity. Actual or perceived failure to comply with any laws and regulations relating to privacy, data protection or cybersecurity in the U.S. or foreign jurisdictions could result in government enforcement actions (which could include civil or criminal penalties), private litigation or adverse publicity and could negatively affect our operating results and business. Moreover, clinical trial subjects about whom we or our potential collaborators or service providers obtain information, as well as the providers who share this information with us, may contractually limit our ability to use and disclose the information. Claims that we have violated individuals’ privacy rights, failed to comply with applicable laws or regulations, or breached our contractual obligations, even if we are not found liable, could be expensive and time consuming to defend, result in regulatory actions and proceedings, in addition to private claims and litigation, and could result in adverse publicity that could harm our business.
We also are, or may be asserted to be, subject to the terms of our external and internal privacy and security policies, representations, certifications, publications and frameworks and contractual obligations to third parties related to privacy, data protection, information security and processing. Failure to comply or the perceived failure to comply with any of these, or if any of these policies or any of our representations, certifications, publications or frameworks are, in whole or part, found or perceived to be inaccurate, incomplete, deceptive, unfair or misrepresentative of our actual practices, could result in reputational harm; result in litigation; cause a material adverse impact to business operations or financial results and; otherwise result in other material harm to our business.
If we or our existing or potential future collaborators, manufacturers or service providers fail to comply with healthcare laws and regulations, we or they could be subject to enforcement actions, which could affect our ability to develop, market and sell our product candidates and may harm our reputation.
Healthcare providers, physicians and third-party payors, among others, will play a primary role in the prescription and recommendation of any product candidates for which we obtain marketing approval. Our current and future arrangements with third-party payors, providers and customers, among others, may expose us to broadly applicable fraud and abuse and other healthcare laws and regulations that may constrain the business or financial arrangements and relationships through which we market, sell and distribute our product candidates for which we obtain marketing approval. Restrictions under applicable federal and state healthcare laws and regulations in the United States and other countries, include the following:

•
the federal Anti-Kickback Statute, which prohibits, among other things, a person or entity from knowingly and willfully soliciting, offering, paying, receiving or providing remuneration, directly or indirectly, in cash or in kind, to induce or reward either the referral of an individual for, or the purchase, lease order, arranging for or recommendation of, any good, facility, item or service, for which payment may be made, in whole or in part, by a federal healthcare program, such as Medicare or Medicaid. A person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation;

•
federal civil and criminal false claims laws, including the federal False Claims Act, which provides for civil whistleblower or qui tam actions, and civil monetary penalties laws, that impose penalties against individuals or entities for knowingly presenting, or causing to be presented, to the federal government, claims for payment that are false or fraudulent or making a false statement to avoid, decrease or conceal an obligation to pay money to the federal government. In addition, the government may assert that a claim including items and services resulting from a referral made in violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the False Claims Act;

•
HIPAA, which imposes criminal and civil liability for executing a scheme to defraud any healthcare benefit program, or knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statement in connection with the delivery of or payment for healthcare benefits, items or services. Similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation;

•
HIPAA, as amended by HITECH, and its implementing regulations, including the Final Omnibus Rule published in January 2013, which impose obligations on certain covered entity healthcare providers, health plans and healthcare clearinghouses as well as their business associates and their subcontractors that perform certain services involving the use or disclosure of individually identifiable health information, including mandatory contractual terms, with respect to safeguarding the privacy, security and transmission of individually identifiable health information, and require notification to affected individuals and regulatory authorities of certain breaches of security of individually identifiable health information. HITECH also created new tiers of civil monetary penalties, amended HIPAA to make civil and criminal penalties directly applicable to business associates, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorneys’ fees and costs associated with pursuing federal civil actions. In addition, there may be additional federal, state, and
non-U.S.
laws which govern the privacy and security of health and other personal information in certain circumstances, many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts

•
the federal false statements statute, which prohibits knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statement in connection with the delivery of or payment for healthcare benefits, items or services;

•
the federal physician payment transparency requirements, sometimes referred to as the “Sunshine Act” under the Affordable Care Act, require certain manufacturers of drugs, devices, biologics and medical supplies that are reimbursable under Medicare, Medicaid, or the Children’s Health Insurance Program to report to the Centers for Medicare & Medicaid Services, or CMS, information related to transfers of value made to physicians (currently defined to include doctors, dentists, optometrists, podiatrists and chiropractors) and teaching hospitals, as well as ownership and investment interests of such physicians and their immediate family members. Effective January 1, 2022, these reporting obligations extend to include payments and transfers of value, made during the previous year to certain non-physician
providers, including physician assistants, nurse practitioners, clinical nurse specialists, certified registered nurse anesthetists, anesthesiologist assistants and certified nurse midwives; and

•
analogous local, state and foreign laws and regulations, such as state anti-kickback and false claims laws that may apply to healthcare items or services reimbursed by third party payors, including private insurers. Local, state and foreign transparency laws that require manufacturers to report information related to payments and transfers of value to other healthcare providers and healthcare entities, marketing expenditures, or drug pricing; state laws that require pharmaceutical companies to register certain employees engaged in marketing activities in the location and comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government; and state and foreign laws governing the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts.

Ensuring that our future business arrangements with third parties comply with applicable healthcare laws and regulations could involve substantial costs. It is possible that governmental authorities will conclude that our business practices, including our relationships with physicians and other healthcare providers, some of whom are compensated in the form of stock options for consulting services provided, may not comply with current or future statutes, regulations, agency guidance or case law involving applicable fraud and abuse or other healthcare laws and regulations. If our operations are found to be in violation of any such requirements, we may be subject to penalties, including criminal and significant civil monetary penalties, damages, fines, imprisonment, disgorgement, contractual damages, reputational harm, exclusion from participation in government healthcare programs, integrity obligations, injunctions, recall or seizure of products, total or partial suspension of production, denial or withdrawal of pre-marketing
product approvals, private qui tam actions brought by individual whistleblowers in the name of the government, refusal to allow us to enter into supply contracts, including government contracts, additional reporting requirements and oversight if subject to a corporate integrity agreement or similar agreement to resolve allegations of non-compliance
with these laws, and the curtailment or restructuring of our operations, any of which could adversely affect our ability to operate our business and our results of operations. Although effective compliance programs can mitigate the risk of investigation and prosecution for violations of these laws, these risks cannot be entirely eliminated. Any action against us for an alleged or suspected violation could cause us to incur significant legal expenses and could divert our management’s attention from the operation of our business, even if our defense is successful. Therefore, even if we are successful in defending against any such actions that may be brought against us, our business may be impaired. If any of the above occur, our ability to operate our business and our results of operations could be adversely affected. In addition, achieving and sustaining compliance with applicable laws and regulations may be costly to us in terms of money, time and resources.

If we fail to comply with U.S. and foreign regulatory requirements, regulatory authorities could limit or withdraw any marketing or commercialization approvals we may receive and subject us to other penalties that could materially harm our business.
Even if we receive marketing and commercialization approval of a product candidate, we will be subject to continuing regulatory requirements, including in relation to adverse patient experiences with the product and clinical results that are reported after a product is made commercially available, both in the United States and any foreign jurisdiction in which we seek regulatory approval. The FDA and other regulatory authorities have significant post- market authority, including the authority to require labeling changes based on new safety information and to require post-market studies or clinical trials to evaluate safety risks related to the use of a product or to require withdrawal of the product candidate from the market. The FDA and other regulatory authorities also have the authority to require a REMS after approval, which may impose further requirements or restrictions on the distribution or use of an approved drug or therapeutic biologic. The manufacturer and manufacturing facilities we use to make a future product, if any, will also be subject to periodic review and inspection by the FDA and other regulatory authorities, including for continued compliance with cGMP and cGTP requirements. The discovery of any new or previously unknown problems with our third-party manufacturers, manufacturing processes or facilities may result in restrictions on the product candidate, manufacturer or facility, including withdrawal of the product candidate from the market. We intend to rely on third-party manufacturers and we will not have control over compliance with applicable rules and regulations by such manufacturers. Any product promotion and advertising will also be subject to regulatory requirements and continuing regulatory review. If we or our existing or future collaborators, manufacturers or service providers fail to comply with applicable continuing regulatory requirements in the U.S. or foreign jurisdictions in which we seek to market our products, we or they may be subject to, among other things, fines, warning letters, holds on clinical trials, delay of approval or refusal by the FDA or other regulatory authorities to approve pending applications or supplements to approved applications, suspension or withdrawal of regulatory approval, product recalls and seizures, administrative detention of products, refusal to permit the import or export of products, operating restrictions, injunction, civil penalties and criminal prosecution.
Even if we are able to commercialize any product candidate, such product candidate may become subject to unfavorable pricing regulations or third-party coverage and reimbursement policies, which would harm our business.
In the United States and markets in other countries, patients generally rely on third-party payors to reimburse all or part of the costs associated with their treatment. Adequate coverage and reimbursement from governmental healthcare programs, such as Medicare and Medicaid, and commercial payors is critical to new product acceptance. Further, due to the
COVID-19
pandemic, millions of individuals have lost/will be losing employer-based insurance coverage, which may adversely affect our ability to commercialize our products. It is unclear what effect, if any, the American Rescue Plan will have on the number of covered individuals.
There is also significant uncertainty related to the insurance coverage and reimbursement of newly approved products and coverage may be more limited than the purposes for which the medicine is approved by the FDA or comparable foreign regulatory authorities. In the United States, the principal decisions about reimbursement for new medicines are typically made by the Centers for Medicare & Medicaid Services, or CMS, an agency within the U.S. Department of Health and Human Services. CMS decides whether and to what extent a new medicine will be covered and reimbursed under Medicare and private payors tend to follow CMS to a substantial degree.
Our ability to commercialize any products successfully will depend, in part, on the extent to which coverage and adequate reimbursement for these products and related treatments will be available from third-party payors, such as government authorities, private health insurers and health maintenance organizations. Patients who are prescribed medications for the treatment of their conditions generally rely on third-party payors to reimburse all or part of the costs associated with their prescription drugs. Coverage and adequate reimbursement from government healthcare programs, such as Medicare and Medicaid, and private health insurers are critical to new product acceptance. Patients are unlikely to use our future products, if any, unless coverage is provided and reimbursement is adequate to cover a significant portion of the cost. Obtaining coverage and adequate reimbursement for our product candidates may be particularly difficult because of the higher prices often associated with drugs administered under the supervision of a physician. Similarly, because our product candidates are physician-administered, separate reimbursement for the product itself may or may not be available. Instead, the administering physician may or may not be reimbursed for providing the treatment or procedure in which our product is used.
Cost-containment is a priority in the U.S. healthcare industry and elsewhere. As a result, government authorities and other third-party payors have attempted to control costs by limiting coverage and the amount of reimbursement for particular medications. Increasingly, third-party payors are requiring that drug companies provide them with predetermined discounts from list prices and are challenging the prices charged for medical products. Third-party payors also may request additional clinical evidence beyond the data required to obtain marketing approval, requiring a company to conduct expensive pharmacoeconomic studies in order to demonstrate the medical necessity and cost-effectiveness of its product. Commercial third-party payors often rely upon Medicare coverage policy and payment limitations in setting their reimbursement rates, but also have their own methods and approval process apart from Medicare determinations. Therefore, coverage and reimbursement for pharmaceutical products in the U.S. can differ significantly from payor to payor. We cannot be sure that coverage and adequate reimbursement will be available for any product that we commercialize and, if reimbursement is available, that the level of reimbursement will be adequate. Coverage and reimbursement may impact the demand for, or the price of, any product candidate for which we obtain marketing approval. If coverage and reimbursement are not available or are available only at limited levels, we may not be able to successfully commercialize any product candidate for which we obtain marketing approval.
Additionally, the regulations that govern regulatory approvals, pricing and reimbursement for new drugs and therapeutic biologics vary widely from country to country. Some countries require approval of the sale price of a drug or therapeutic biologic before it can be marketed. In many countries, the pricing review period begins after marketing approval is granted. In some foreign markets, prescription pharmaceutical pricing remains subject to continuing governmental control even after initial approval is granted. As a result, we might obtain regulatory approval for a product in a particular country, but then be subject to price regulations that delay our commercial launch of the product, possibly for lengthy time periods, and negatively impact the revenues we are able to generate from the sale of the product in that country. Adverse pricing limitations may hinder our ability to recoup our investment in one or more product candidates, even if our product candidates obtain regulatory approval.
We are subject to U.S. and foreign anti-corruption and anti-money laundering laws with respect to our operations and non-compliance
with such laws can subject us to criminal or civil liability and harm our business.
We are subject to the U.S. Foreign Corrupt Practices Act of 1977, as amended, or the FCPA, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, the USA PATRIOT Act, and possibly other state and national anti-bribery and anti-money laundering laws in countries in which we conduct activities. Anti-corruption laws are interpreted broadly and prohibit companies and their employees, agents, third-party intermediaries, joint venture partners and collaborators from authorizing, promising, offering or providing, directly or indirectly, improper payments or benefits to recipients in the public or private sector. We interact with officials and employees of government agencies and government-affiliated hospitals, universities and other organizations. In addition, we may engage third-party intermediaries to promote our clinical research activities abroad or to obtain necessary permits, licenses and other regulatory approvals. We can be held liable for the corrupt or other illegal activities of these third-party intermediaries, our employees, representatives, contractors, collaborators and agents, even if we do not explicitly authorize or have actual knowledge of such activities.
In connection with the Business Combination, New Senti will adopt a Code of Business Conduct and Ethics that will be effective following the closing of the Business Combination and we expect to prepare and implement policies and procedures to ensure compliance with such code. The Code of Business Conduct and Ethics mandates compliance with the FCPA and other anti-corruption laws applicable to our business throughout the world. However, we cannot assure you that our employees and third-party intermediaries will comply with this code or such anti-corruption laws. Noncompliance with anti-corruption and anti-money laundering laws could subject us to whistleblower complaints, investigations, sanctions, settlements, prosecution, other enforcement actions, disgorgement of profits, significant fines, damages, other civil and criminal penalties or injunctions, suspension or debarment from contracting with certain persons, the loss of export privileges, reputational harm, adverse media coverage and other collateral consequences. If any subpoenas, investigations or other enforcement actions are launched, or governmental or other sanctions are imposed, or if we do not prevail in any possible civil or criminal litigation, our business, results of operations and financial condition could be materially harmed. In addition, responding to any action will likely result in a materially significant diversion of management’s attention and resources and significant defense and compliance costs and other professional fees. In certain cases, enforcement authorities may even cause us to appoint an independent compliance monitor which can result in added costs and administrative burdens.
General Risk Factors
Disruptions at the FDA and other government agencies caused by funding shortages or global health concerns could hinder their ability to hire, retain or deploy key leadership and other personnel, or otherwise prevent new or modified products from being developed, approved or commercialized in a timely manner or at all, which could negatively impact our business.
The ability of the FDA to review and approve new products can be affected by a variety of factors, including government budget and funding levels, statutory, regulatory and policy changes, the FDA’s ability to hire and retain key personnel and accept the payment of user fees, and other events that may otherwise affect the FDA’s ability to perform routine functions. Average review times at the FDA have fluctuated in recent years as a result. In addition, government funding of other government agencies that fund research and development activities is subject to the political process, which is inherently fluid and unpredictable. Disruptions at the FDA and other agencies may also slow the time necessary for new drugs and biologics or modifications to approved drugs and biologics to be reviewed and/or approved by necessary government agencies, which would adversely affect our business. For example, over the last several years, including for 35 days beginning on December 22, 2018, the U.S. government has shut down several times and certain regulatory agencies, such as the FDA, have had to furlough critical FDA employees and stop critical activities.
Since March 2020 when foreign and domestic inspections of facilities were largely placed on hold, the FDA has been working to resume routine surveillance, bioresearch monitoring and pre-approval
inspections on a prioritized basis. Since April 2021, the FDA has conducted limited inspections and has employed remote interactive evaluations, using risk management methods, to meet user fee commitments and goal dates. Ongoing travel restrictions and other uncertainties continue to impact oversight operations both domestic and abroad and it is unclear when standard operational levels will resume. The FDA is continuing to complete mission-critical work, prioritize other higher-tiered inspectional needs (e.g., for-cause
inspections), and carry out surveillance inspections using risk-based approaches for evaluating public health. Should FDA determine that an inspection is necessary for approval and an inspection cannot be completed during the review cycle due to restrictions on travel, and the FDA does not determine a remote interactive evaluation to be adequate, the agency has stated that it generally intends to issue, depending on the circumstances, a complete response letter or defer action on the application until an inspection can be completed. During the
COVID-19
public health emergency, a number of companies announced receipt of complete response letters due to the FDA’s inability to complete required inspections for their applications. Regulatory authorities outside the U.S. may adopt similar restrictions or other policy measures in response to the ongoing
COVID-19
pandemic and may experience delays in their regulatory activities.

We or the third parties upon whom we depend may be adversely affected by natural disasters and our business continuity and disaster recovery plans may not adequately protect us from a serious disaster.
Our current operations are located in the San Francisco Bay Area. Any unplanned event, such as earthquake, flood, fire, explosion, extreme weather condition, medical epidemics, including any potential effects from the current global spread of
COVID-19,
power shortage, telecommunication failure or other natural or man-made
accidents or incidents that result in us being unable to fully utilize our facilities, or the manufacturing facilities of our third-party contract manufacturers, may have a material adverse effect on our ability to operate our business, particularly on a daily basis and have significant negative consequences on our financial and operating conditions. Loss of access to these facilities may result in increased costs, delays in the development of our product candidates or interruption of our business operations. Natural disasters or pandemics such as the
COVID-19
outbreak could further disrupt our operations and have a material adverse effect on our business, financial condition, results of operations and prospects. If a natural disaster, power outage or other event occurred that prevented us from using all or a significant portion of our headquarters, that damaged critical infrastructure, such as our research facilities or the manufacturing facilities of our third-party contract manufacturers, or that otherwise disrupted operations, it may be difficult or, in certain cases, impossible, for us to continue our business for a substantial period of time. The disaster recovery and business continuity plans we have in place may prove inadequate in the event of a serious disaster or similar event. We may incur substantial expenses as a result of the limited nature of our disaster recovery and business continuity plans, which could have a material adverse effect on our business. As part of our risk management policy, we maintain insurance coverage at levels that we believe are appropriate for our business. However, in the event of an accident or incident at these facilities, we cannot assure our investors that the amounts of insurance will be sufficient to satisfy any damages and losses. If our facilities or the manufacturing facilities of our third-party contract manufacturers are unable to operate because of an accident or incident or for any other reason, even for a short period of time, any or all of our research and development programs may be harmed. Any business interruption may have a material adverse effect on our business, financial condition, results of operations and prospects.
Our quarterly operating results may fluctuate significantly or may fall below the expectations of investors or securities analysts, each of which may cause our stock price to fluctuate or decline.
We expect our operating results to be subject to quarterly fluctuations. Our net loss and other operating results will be affected by numerous factors, including:

•	variations in the level of expense related to the ongoing development of our product candidates or future development programs;

•	results of preclinical studies and clinical trials, or the addition or termination of preclinical studies and clinical trials or funding support by us or potential future collaborators;

•
our execution of any collaboration, licensing or similar arrangements, and the timing of payments we may make or receive under potential future arrangements or the termination or modification of any of our existing or potential future collaboration, licensing or similar arrangements;

•	any intellectual property infringement, misappropriation or violation lawsuit or opposition, interference or cancellation proceeding in which we may become involved;

•	additions and departures of key personnel;

•	strategic decisions by us or our competitors, such as acquisitions, divestitures, spin-offs, joint ventures, strategic investments or changes in business strategy;

•	if any of our product candidates receives regulatory approval, the terms of such approval and market acceptance and demand for such product candidates;

•	regulatory developments affecting our product candidates or those of our competitors; and

•	changes in general market and economic conditions.

If our quarterly operating results fall below the expectations of investors or securities analysts, the price of our common stock could decline substantially. Furthermore, any quarterly fluctuations in our operating results may, in turn, cause the price of our stock to fluctuate substantially. We believe that quarterly comparisons of our financial results are not necessarily meaningful and should not be relied upon as an indication of our future performance.
We may be subject to claims that our employees, consultants, or independent contractors have wrongfully used or disclosed confidential information of third parties.
We have received confidential and proprietary information from third parties. In addition, we employ individuals who were previously employed at other biotechnology or pharmaceutical companies. We may be subject to claims that we or our employees, consultants, or independent contractors have inadvertently or otherwise used or disclosed confidential information of these third parties or our employees’ former employers, or that we caused an employee to breach the terms of his or her non-competition
or
non-solicitation
agreement. Litigation may be necessary to defend against these claims. Even if we are successful in defending against these claims, litigation could result in substantial cost and be a distraction to our management and employees. If our defenses to these claims fail, in addition to requiring us to pay monetary damages, a court could prohibit us from using technologies or features that are essential to our product candidates, if such technologies or features are found to incorporate or be derived from the trade secrets or other proprietary information of the former employers. Moreover, any such litigation or the threat thereof may adversely affect our reputation, our ability to form strategic alliances or sublicense our rights to collaborators, engage with scientific advisors or hire employees or consultants, each of which would have an adverse effect on our business, results of operations and financial condition. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management.
Risks Related to New Senti and the New Senti Common Stock Following the Business Combination
The New Senti stock price may be volatile.
The New Senti stock price is likely to be volatile. The market price for New Senti common stock may be influenced by many factors, including the other risks described in this section of the prospectus titled “Risk Factors” and the following:

•	New Senti’s ability to advance its current or potential future product candidates into the clinic;

•	results of preclinical studies for New Senti’s current or potential future product candidates, or those of its competitors or potential future collaborators;

•	the impact of the ongoing COVID-19 pandemic on New Senti’s business;

•	regulatory or legal developments in the United States and other countries, especially changes in laws or regulations applicable to New Senti’s future products;

•	New Senti’s ability to successfully construct and operate its planned cGMP and cGTP facility;

•	the success of competitive products or technologies;

•	introductions and announcements of new products by New Senti, its future commercialization collaborators, or its competitors, and the timing of these introductions or announcements;

•	actions taken by regulatory authorities with respect to New Senti future products, clinical trials, manufacturing process or sales and marketing terms;

•	actual or anticipated variations in New Senti’s financial results or those of companies that are perceived to be similar to New Senti;

•	the success of New Senti efforts to acquire or in-license additional technologies, products or product candidates;

•	developments concerning any future collaborations, including, but not limited to, those with any sources of manufacturing supply and future commercialization collaborators;

•	market conditions in the pharmaceutical and biotechnology sectors;

•	announcements by New Senti or its competitors of significant acquisitions, strategic alliances, joint ventures or capital commitments;

•	developments or disputes concerning patents or other proprietary rights, including patents, litigation matters and New Senti’s ability to obtain patent protection for its products;

•	New Senti’s ability or inability to raise additional capital and the terms on which it is raised;

•	the recruitment or departure of key personnel;

•	changes in the structure of healthcare payment systems;

•	actual or anticipated changes in earnings estimates or changes in stock market analyst recommendations regarding New Senti common stock, other comparable companies or the industry generally;

•	New Senti’s failure or the failure of its competitors to meet analysts’ projections or guidance that New Senti or its competitors may give to the market;

•	fluctuations in the valuation of companies perceived by investors to be comparable to New Senti;

•	announcement and expectation of additional financing efforts;

•	speculation in the press or investment community;

•	trading volume of New Senti common stock;

•	sales of New Senti common stock by New Senti or its stockholders;

•	the concentrated ownership of New Senti common stock;

•	changes in accounting principles;

•	terrorist acts, acts of war or periods of widespread civil unrest;

•	natural disasters, public health crises and other calamities; and

•	general economic, industry and market conditions.
In addition, the stock markets in general, and the markets for pharmaceutical, biopharmaceutical and biotechnology stocks in particular, have experienced extreme volatility that has been often unrelated to the operating performance of the issuer. These broad market and industry factors may seriously harm the market price of New Senti common stock, regardless of New Senti’s operating performance.
New Senti may incur significant costs from class action litigation due to the expected stock volatility.
New Senti’s stock price may fluctuate for many reasons, including as a result of public announcements regarding the progress of development efforts for New Senti’s platform and product candidates, the development efforts of future collaborators or competitors, the addition or departure of key personnel, variations in quarterly operating results and changes in market valuations of biopharmaceutical and biotechnology companies. This risk is especially relevant to New Senti because biopharmaceutical and biotechnology companies have experienced significant stock price volatility in recent years. When the market price of a stock has been volatile as New Senti’s stock price may be, holders of that stock have occasionally brought securities class action litigation against the company that issued the stock. If any New Senti stockholders were to bring a lawsuit of this type against New Senti, even if the lawsuit is without merit, New Senti could incur substantial costs defending the lawsuit. The lawsuit could also divert the time and attention of management.

New Senti will be an “emerging growth company” and it cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make the New Senti common stock less attractive to investors and may make it more difficult to compare performance with other public companies.
New Senti will be an emerging growth company as defined in the JOBS Act, and it intends to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. Investors may find the New Senti common stock less attractive because New Senti will continue to rely on these exemptions. If some investors find the New Senti common stock less attractive as a result, there may be a less active trading market for their common stock, and the stock price may be more volatile.
An emerging growth company may elect to delay the adoption of new or revised accounting standards. With DYNS making this election, Section 102(b)(2) of the JOBS Act allows New Senti to delay adoption of new or revised accounting standards until those standards apply to non-public business
entities. As a result, the financial statements contained in this proxy statement/prospectus and those that New Senti will file in the future may not be comparable to companies that comply with public business entities revised accounting standards effective dates.
Future sales and issuances of New Senti common stock or rights to purchase common stock could result in additional dilution of the percentage ownership of New Senti stockholders and could cause the New Senti stock price to fall.
Significant additional capital will be needed in the future to continue New Senti’s planned operations, including further development of New Senti’s gene circuit platform, preparing IND or equivalent filings, conducting preclinical studies and clinical trials, commercialization efforts, expanded research and development activities and costs associated with operating a public company. To raise capital, New Senti may sell common stock, convertible securities or other equity securities in one or more transactions at prices and in a manner as determined from time to time. If New Senti sells common stock, convertible securities or other equity securities, investors may be materially diluted by subsequent sales. Such sales may also result in material dilution to existing stockholders, and new investors could gain rights, preferences and privileges senior to the holders of New Senti common stock.
Pursuant to the Incentive Plan, the New Senti Board or compensation committee is authorized to grant stock options to our employees, directors and consultants. Initially, the aggregate number of shares of New Senti common stock that may be issued pursuant to stock awards under the Incentive Plan is              shares. Additionally, the number of shares of New Senti common stock reserved for issuance under the Incentive Plan will automatically increase on January 1 of each year, beginning on January 1, 2023 and continuing through and including January 1, 2032, by 5% of the total number of shares of New Senti Capital Stock outstanding on December 31 of the preceding calendar year, or a lesser number of shares determined by the New Senti Board. Unless the New Senti Board elects not to increase the number of shares available for future grant each year, New Senti stockholders may experience additional dilution, which could cause the New Senti stock price to fall.
New Senti’s issuance of additional shares of common stock or other equity securities of equal or senior rank would have the following effects:

•	DYNS’ existing stockholders’ proportionate ownership interest in New Senti will decrease;

•	the amount of cash available per share, including for payment of dividends in the future, may decrease;

•	the relative voting strength of each previously outstanding share of common stock may be diminished; and

•	the market price of New Senti’s shares of common stock may decline.
New Senti’s disclosure controls and procedures may not prevent or detect all errors or acts of fraud.
New Senti must design its disclosure controls and procedures to reasonably assure that information we must disclose in reports we file or submit under the Exchange Act is accumulated and communicated to management, and recorded, processed, summarized, and reported within the time periods specified in the rules and forms of the SEC. We believe that any disclosure controls and procedures or internal controls and procedures, no matter how well-conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. For example, our directors or executive officers could inadvertently fail to disclose a new relationship or arrangement causing us to fail to make a required related party transaction disclosure. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people or by an unauthorized override of the controls. Accordingly, because of the inherent limitations in our control system, misstatements due to error or fraud may occur and not be detected.
Reports published by analysts, including projections in those reports that differ from New Senti’s actual results, could adversely affect the price and trading volume of New Senti common stock.
DYNS currently expects that securities research analysts will establish and publish their own periodic projections for the business of New Senti. These projections may vary widely and may not accurately predict the results New Senti actually achieves. New Senti’s stock price may decline if its actual results do not match the projections of these securities research analysts. Similarly, if one or more of the analysts who write reports on New Senti downgrades its stock or publishes inaccurate or unfavorable research about its business, New Senti’s stock price could decline. If one or more of these analysts ceases coverage of New Senti or fails to publish reports on New Senti regularly, its stock price or trading volume could decline. While DYNS expects research analyst coverage following the Business Combination, if no analysts commence coverage of New Senti, the trading price and volume for New Senti common stock could be adversely affected.
New Senti’s actual financial position and results of operations may differ materially from the unaudited pro forma condensed combined financial information included in this proxy statement/prospectus, which may not be indicative of what New Senti’s actual financial position or results of operations would have been.
The unaudited pro forma condensed combined financial information in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what New Senti’s actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated. See the section titled “
Unaudited Pro Forma Condensed Combined Financial Information
” for more information.
The obligations associated with being a public company will involve significant expenses and will require significant resources and management attention, which may divert from New Senti’s business operations.
As a public company, New Senti will become subject to the reporting requirements of the Exchange Act and the Sarbanes-Oxley Act. The Exchange Act requires the filing of annual, quarterly and current reports with respect to a public company’s business and financial condition. The Sarbanes-Oxley Act requires, among other things, that a public company establish and maintain effective internal control over financial reporting. As a result, New Senti will incur significant legal, accounting and other expenses that Senti did not previously incur. New Senti’s entire management team and many of its other employees will need to devote substantial time to compliance, and may not effectively or efficiently manage its transition into a public company.

These rules and regulations will result in New Senti incurring substantial legal and financial compliance costs and will make some activities more time-consuming and costly. For example, these rules and regulations will likely make it more difficult and more expensive for New Senti to obtain director and officer liability insurance, and it may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be difficult for New Senti to attract and retain qualified people to serve on its board of directors, its board committees or as executive officers.
Provisions in New Senti’s amended and restated certificate of incorporation, New Senti’s amended and restated bylaws and Delaware law may have anti-takeover effects that could discourage an acquisition of New Senti by others, even if an acquisition would be beneficial to our stockholders, and may prevent attempts by our stockholders to replace or remove our current management, which could depress the trading price of new Senti’s common stock.
New Senti’s amended and restated certificate of incorporation, amended and restated bylaws and Delaware law contain provisions that may have the effect of discouraging, delaying or preventing a change in control of us or changes in our management that stockholders may consider favorable, including transactions in which you might otherwise receive a premium for your shares. New Senti’s amended and restated certificate of incorporation and amended and restated bylaws include provisions that:

•
authorize “blank check” preferred stock, which could be issued by our board of directors without stockholder approval and may contain voting, liquidation, dividend and other rights superior to our common stock;

•	create a classified board of directors whose members serve staggered three-year terms;

•	specify that special meetings of our stockholders can be called only by our board of directors;

•	prohibit stockholder action by written consent;

•
establish an advance notice procedure for stockholder approvals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to our board of directors;

•	specify that no stockholder is permitted to cumulate votes at any election of directors;

•	expressly authorize our board of directors to make, alter, amend or repeal our amended and restated bylaws; and

•	require supermajority votes of the holders of our common stock to amend specified provisions of our amended and restated certificate of incorporation and amended and restated bylaws.
These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in our management. These provisions could also limit the price that investors might be willing to pay in the future for shares of New Senti’s common stock, thereby depressing the market price of New Senti’s common stock.
In addition, because we are incorporated in the State of Delaware, we are governed by the provisions of Section 203 of the General Corporation Law of the State of Delaware, which prohibits a person who owns in excess of 15% of our outstanding voting stock from merging or combining with us for a period of three years after the date of the transaction in which the person acquired in excess of 15% of our outstanding voting stock, unless the merger or combination is approved in a prescribed manner.
Any provision of New Senti’s amended and restated certificate of incorporation, amended and restated bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of New Senti’s common stock, and could also affect the price that some investors are willing to pay for New Senti’s common stock.

New Senti’s amended and restated bylaws designate the Court of Chancery of the State of Delaware as the exclusive forum for certain state law litigation that may be initiated by our stockholders and the U.S. federal district courts as the exclusive forum for certain securities law actions, which could limit our stockholders’ ability to litigate disputes with us in a different judicial forum and increase the costs for our stockholders to pursue certain claims against us.
Pursuant to New Senti’s amended and restated bylaws, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our current or former directors, officers or employees to us or our stockholders; (iii) any action asserting a claim arising pursuant to any provision of the General Corporation Law of the State of Delaware, our amended and restated certificate of incorporation or our amended and restated bylaws (including their interpretation, validity or enforceability); or (iv) any action asserting a claim governed by the internal affairs doctrine. This exclusive forum provision will not apply to any causes of action arising under the Securities Act or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Unless we consent in writing to the selection of an alternate forum, the United States federal district courts shall be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. In addition, our amended and restated bylaws provide that any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock is deemed to have notice of and consented to these exclusive forum provisions. The forum selection provisions in our amended and restated bylaws may limit our stockholders’ ability to litigate disputes with us in a judicial forum that they find favorable for disputes with us or our directors, officers or employees, which may discourage the filing of lawsuits against us and our directors, officers and employees, even though an action, if successful, might benefit our stockholders. In addition, these forum selection provisions may impose additional litigation costs for stockholders who determine to pursue any such lawsuits against us.
Risks Related to the Business Combination and Redemptions
DYNS will incur significant transaction and transition costs in connection with the Business Combination.
DYNS has incurred and is expect to incur significant, non-recurring costs in connection with consummating the Business Combination and operating as a public company following the consummation of the Business Combination. DYNS may also incur additional costs to retain key employees. Certain transaction expenses incurred in connection with the Business Combination, including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be paid by New Senti following the closing of the Business Combination.
DYNS will not have any right after the Closing to make damage claims against Senti or Senti’s stockholders for the breach of any representation, warranty or covenant made by Senti in the Business Combination Agreement.
The Business Combination Agreement provides that all of the representations, warranties and covenants of the parties contained therein shall not survive the Closing, except for those covenants that by their terms apply or are to be performed in whole or in part after the Closing, and then only with respect to breaches occurring after Closing. Accordingly, there are no remedies available to the parties with respect to any breach of the representations, warranties, covenants or agreements of the parties to the Business Combination Agreement after the Closing of the Business Combination, except for covenants to be performed in whole or in part after the Closing. As a result, DYNS will have no remedy available to it if the Business Combination is consummated and it is later revealed that there was a breach of any of the representations, warranties and covenants made by Senti at the time of the Business Combination.

Subsequent to the Closing, New Senti may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.
Although DYNS has conducted due diligence on Senti, DYNS cannot assure you that this diligence revealed all material issues that may be present in Senti’s business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of DYNS’s and Senti’s control will not later arise. As a result, after the Closing, New Senti may be forced to later write-down or write-off assets, restructure its operations, or incur impairment or other charges that could result in losses. Even if DYNS’s due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with DYNS’s preliminary risk analysis. Even though these charges may be non-cash items and may not have an immediate impact on New Senti’s liquidity, the fact that New Senti may charges of this nature could contribute to negative market perceptions about the Combined Company’s securities. In addition, charges of this nature may cause New Senti to be unable to obtain future financing on favorable terms or at all. Accordingly, any DYNS stockholder who chooses to remain a stockholder of the Combined Company following the Business Combination could suffer a reduction in the value of their shares. Such stockholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by DYNS’s officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the proxy solicitation relating to the Business Combination contained an actionable material misstatement or material omission.
The Sponsor and DYNS’s officers and directors own DYNS Common Stock that will be worthless and have incurred reimbursable expenses that may not be reimbursed or repaid if the Business Combination is not approved. Such interests may have influenced their decision to approve and, in the case of the Board, recommend, the Business Combination with Senti.
The Sponsor and DYNS’s officers and directors and/or their affiliates beneficially own or have a pecuniary interest in Founder Shares and additional securities that they purchased in the Concurrent Private Placement. The holders have no redemption rights with respect to these securities in the event a business combination is not effected in the required time period. Therefore, if the Business Combination with Senti or another business combination is not approved within the required time period, such securities held by such persons will be worthless. Such securities had an aggregate market value of $             million based upon the closing prices of the Class A Common Stock on Nasdaq on the Record Date. Furthermore, the Sponsor and DYNS’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on DYNS’s behalf, such as identifying and investigating possible business targets and business combinations. Any such expenses will be repaid upon completion of the Business Combination with Senti. As of             , no such reimbursable expenses have been incurred. If any such expenses are incurred, however, if DYNS fails to consummate the Business Combination, they will not have any claim against the Trust Account for repayment or reimbursement. Accordingly, DYNS may not be able to repay or reimburse these amounts if the Business Combination is not completed. See the section entitled “
Proposal 1: The Business Combination Proposal—Interests of the Sponsor and DYNS’s Directors and Officers in the Business Combination.
”
These financial interests may have influenced the decision of DYNS’s directors to approve the Business Combination with Senti and to continue to pursue such Business Combination. In considering the recommendations of DYNS’s Board to vote for the Business Combination Proposal and other proposals, DYNS’s stockholders should consider these interests.
The Public Stockholders will experience immediate dilution as a consequence of the issuance of Class A Common Stock as consideration in the Business Combination and in the PIPE Investment.
In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time, (i) each outstanding share of Senti common stock will be cancelled and converted into the right to receive a number of shares of Class A Common Stock equal to the Exchange Ratio (rounded down to the nearest whole share); (ii) each outstanding share of Senti preferred stock will be cancelled and converted into the right to receive a number of shares of Class A Common Stock equal to (A) the aggregate number of shares of Senti common stock that would be issued upon conversion of the shares of Senti preferred stock based on the applicable conversion ratio immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio (rounded down to the nearest whole share); and (iii) each outstanding Senti option will be converted into an option to purchase a number of shares of Class A Common Stock (rounded down to the nearest whole share) equal to (A) the number of shares of Senti common stock subject to such option multiplied by (B) the Exchange Ratio, at an exercise price per share equal to the current exercise price per share for such option divided by the Exchange Ratio (rounded up to the nearest whole cent). In addition, holders of shares of Senti common stock and Senti preferred stock also will be eligible to receive Contingent Consideration of up to an aggregate of 2,000,000 shares of Class A Common Stock based on the share price performance of the Class A Common Stock or upon a change in control. Finally, in connection with the PIPE Investment, an aggregate of 6,680,000 shares of Class A Common Stock will be issued. The issuance of additional Class A Common Stock will significantly dilute the equity interests of existing holders of DYNS securities, and may adversely affect prevailing market prices for the Class A Common Stock.
The exercise of DYNS’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination Agreement may result in a conflict of interest when determining whether such changes to the terms of the Business Combination Agreement or waivers of conditions are appropriate and in the best interests of DYNS’s stockholders.
In the period leading up to the Closing, events may occur that, pursuant to the Business Combination Agreement, would require DYNS to agree to amend the Business Combination Agreement, to consent to certain actions taken by Senti or to waive rights that DYNS is entitled to under the Business Combination Agreement. Such events could arise because of changes in the course of Senti’s business, a request by Senti to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on Senti’s business and would entitle DYNS to terminate the Business Combination Agreement. In any of such circumstances, it would be at DYNS’s discretion, acting through its Board, to grant its consent or waive those rights. The existence of the financial and personal interests of the directors described in the preceding risk factors may result in a conflict of interest on the part of one or more of the directors between what he, she or they may believe is best for DYNS and what he, she or they may believe is best for himself, herself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, DYNS does not believe there will be any material changes or waivers that DYNS’s directors and officers would be likely to make after the mailing of this proxy statement/prospectus. DYNS will circulate a supplemental or amended proxy statement/prospectus if changes to the terms of the Business Combination that would have a material impact on its stockholders are required prior to the vote on the Business Combination Proposal.
If DYNS is unable to complete the Business Combination with Senti or another business combination by May 28, 2023 (or such later date as may be approved by DYNS’s stockholders), DYNS will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares for cash and, subject to the approval of its remaining stockholders and its Board, dissolving and liquidating. In such event, third parties may bring claims against DYNS and, as a result, the proceeds held in the Trust Account could be reduced and the per-share liquidation price received by stockholders could be less than $10.00 per Public Share.
Under the terms of the Current Charter, DYNS must complete the Business Combination with Senti or another business combination by May 28, 2023 (or such later date as may be approved by DYNS stockholders in an amendment to its Current Charter), or DYNS must cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares for cash and, subject to the approval of its remaining stockholders and its Board, dissolving and liquidating. In such event, third parties may bring claims against DYNS. Although DYNS seeks waiver agreements from certain vendors and service providers it has engaged and owes money to, and the prospective target businesses it has negotiated with, whereby such parties will waive any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account, there is no guarantee that vendors, regardless of whether they execute such waivers, will not seek recourse against the Trust Account notwithstanding such agreements. Furthermore, there is no guarantee that a court will uphold the validity of such agreements. Accordingly, the proceeds held in the Trust Account could be subject to claims which could take priority over those of the Public Stockholders. If DYNS is unable to complete a business combination within the required time period, the Sponsor has agreed that it will be liable under certain circumstances described herein to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by DYNS for services rendered or contracted for or products sold to DYNS. However, the Sponsor may not be able to meet such obligation as its only assets are securities of DYNS. Therefore, the per-share distribution from the Trust Account in such a situation may be less than $10.00 due to such claims.
Additionally, if DYNS is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, or if DYNS otherwise enters compulsory or court supervised liquidation, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in its bankruptcy estate and subject to the claims of third parties with priority over the claims of DYNS’s stockholders. To the extent any bankruptcy claims deplete the Trust Account, DYNS may not be able to return to its Public Stockholders at least $10.00 per share of DYNS Common Stock.
DYNS’s stockholders may be held liable for claims by third parties against DYNS to the extent of distributions received by them.
If DYNS is unable to complete the Business Combination with Senti or another business combination within the required time period, DYNS will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our Board, dissolve and liquidate, subject in the case of clauses (ii) and (iii) above to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. DYNS cannot assure you that it will properly assess all claims that may potentially be brought against DYNS. As such, DYNS’s stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of its stockholders may extend well beyond the third anniversary of the date of distribution. Accordingly, DYNS cannot assure you that third parties will not seek to recover from its stockholders amounts owed to them by DYNS.
If DYNS file a bankruptcy petition or an involuntary bankruptcy petition is filed against DYNS that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the Trust Account, DYNS cannot provide any assurance that DYNS will be able to return $10.00 per share to our Public Stockholders. Additionally, if DYNS file a bankruptcy petition or an involuntary bankruptcy petition is filed against DYNS that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by DYNS’s stockholders. Furthermore, DYNS’s Board may be viewed as having breached its fiduciary duty to DYNS‘s creditors and/or may have acted in bad faith, thereby exposing itself and our company to claims of punitive damages, by paying Public Stockholders from the Trust Account prior to addressing the claims of creditors. DYNS cannot provide any assurance that claims will not be brought against DYNS for these reasons.

Activities taken by existing DYNS stockholders to increase the likelihood of approval of the Business Combination Proposal and the other Proposals could have a depressive effect on DYNS Common Stock.
At any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding DYNS or its securities, the Sponsor, DYNS’s officers, directors and stockholders from prior to the Initial Public Offering, Senti or Senti’s stockholders and/or their respective affiliates may enter into transactions with such investors and others to provide them with incentives to acquire DYNS Common Stock or vote their shares in favor of the Business Combination Proposal. The purpose of such transactions would be to increase the likelihood of satisfaction of the requirements to consummate the Business Combination where it appears that such requirements would otherwise not be met. Entering into any such arrangements may have a depressive effect on DYNS Common Stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he, she or it owns, either prior to or immediately after the Special Meeting.
If the Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination, the Board will not have the ability to adjourn the Special Meeting to a later date in order to solicit further votes, and, therefore, the Business Combination will not be approved.
Neither the Board nor any committee thereof obtained a third-party financial opinion in determining whether or not to pursue the Business Combination.
Neither the board of directors of DYNS nor any committee thereof obtained an opinion from an independent investment banking or accounting firm that the price that DYNS is paying for Senti is fair to DYNS from a financial point of view. Neither the board of directors of DYNS nor any committee thereof obtained a third-party valuation in connection with the business combination. In analyzing the business combination, the board of directors of DYNS and management conducted due diligence on Senti and researched the industry in which Senti operates. The board of directors of DYNS reviewed, among other things, financial due diligence materials prepared by Senti, including, financial and market data information on selected comparable companies, the implied purchase price multiple of Senti and the financial terms set forth in the Business Combination Agreement, and concluded that the Business Combination was in the best interest of its stockholders. Accordingly, investors will be relying solely on the judgment of the board of directors and management of DYNS in valuing Senti, and the board of directors and management of DYNS may not have properly valued such businesses. The lack of a third-party valuation may also lead an increased number of shareholders to vote against the business combination or demand redemption of their shares, which could potentially impact our ability to consummate the business combination.
We are dependent upon our current executive officers and directors and their loss could adversely affect our ability to operate.
Our operations are dependent upon a relatively small group of individuals and, in particular, our executive officers and directors. We believe that our success depends on the continued service of our officers and directors, at least until we have completed the Business Combination.
Certain of our existing stockholders have agreed to vote in favor of the Business Combination, regardless of how our Public Stockholders vote.
Certain of our existing shareholdres, including the Sponsor and our directors and officers, have agreed to vote the Founder Shares, as well as any Public Shares purchased during or after the IPO, in favor of the Business Combination.

At the time of the general meeting, we expect that the Sponsor and our directors and officers will collectively own approximately             % of the outstanding DYNS Common Stock. Accordingly, it is more likely that the necessary stockholder approval will be received than would be the case if such persons agreed to vote their shares in accordance with the majority of the votes cas by our Public Stockholders.
Our actual financial position and results of operations may differ materially from the unaudited pro forma financial information included in this proxy statement/prospectus.
The unaudited pro forma condensed combined financial information in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what our actual financial position or results of operations would have been had the Business Combination been completed on the dates incidated. See “Unaudited Pro Forma Condensed Combined Financial Information” for more information.
We do not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for us to complete the Business Combination with which a substantial majority of our stockholders do not agree.
Our amended and restated certificate of incorporation does not provide a specified maximum redemption threshold, except that in no event will we redeem our Public Shares in an amount that would cause our net tangible assets, after payment of the deferred underwriting commissions, to be less than $5,000,001 upon completion of our initial business combination (such that we do not then become subject to the SEC’s “penny stock” rules), or any greater net tangible asset or cash requirement that may be contained in the agreement relating to our initial business combination. As a result, we may be able to complete our initial business combination even though a substantial majority of our public stockholders do not agree with the transaction and have redeemed their shares or have entered into privately negotiated agreements to sell their shares to the Sponsor, our officers and directors, advisors or any of their affiliates. In the event the aggregate cash consideration we would be required to pay for all Class A Common Stock that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the proposed initial business combination exceed the aggregate amount of cash available to us, we will not complete the initial business combination or redeem any shares, all Class A Common Stock submitted for redemption will be returned to the holders thereof, and we instead may search for an alternate business combination.
If the Business Combination’s benefits do not meet the expectations of investors, stockholders or financial analysts, the market price of our Class A Common Stock may decline.
If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of our Class A Common Stock prior to the Closing may decline. The market value of our Class A Common Stock at the time of the Business Combination may vary significantly from its price on the date the Business Combination Agreement was executed, the date of this proxy statement/prospectus, or the date on which our stockholders vote on the Business Combination.
In addition, following the Business Combination, fluctuations in the price of our Class A Common Stock could contribute to the loss of all or part of your investment. Any of the factors listed below could have a material adverse effect on your investment in our Class A Common Stock and our Class A Common Stock may trade at a price significantly below the price you paid for it. In such circumstances, the trading price of our Class A Common Stock may not recover and may experience a further decline.
Factors affecting the trading price of our Class A Common Stock following the Business Combination may include:

•	actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

•	changes in the market’s expectations about our operating results;

•	success of competitors;

•	our operating results failing to meet the expectation of securities analysts or investors in a particular period;

•	changes in financial estimates and recommendations by securities analysts concerning New Senti or the market in general;

•	operating and stock price performance of other companies that investors deem comparable to New Senti;

•	changes in laws and regulations affecting our business;

•	commencement of, or involvement in, litigation involving New Senti;

•	changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

•	the volume of shares available for public sale;

•	any major change in our board of directors or management;

•	sales of substantial amounts of securities by our directors, executive officers or significant stockholders or the perception that such sales could occur;

•	general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism; and

•	other developments affecting the biotechnology industry.
Broad market and industry factors may materially harm the market price of our Class A Common Stock irrespective of our operating performance. The stock market in general and Nasdaq have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies, notably in the biotechnology industry, which investors perceive to be similar to New Senti could depress our stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price for our Class A Common Stock also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.
We are currently an emerging growth company within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.
We are currently an emerging growth company within the meaning of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. As a result, our shareholders may not have access to certain information they may deem important. We could remain an emerging growth company for up to five years from the date of our IPO, although circumstances could cause us to lose that status earlier, including if the market value of our Class A Common Stock held by non-affiliates exceeds $700,000,000 as of any June 30 before that time, in which case we would no longer be an emerging growth company as of the following December 31. We cannot predict whether investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accountant standards used.
Our directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to our Public Stockholders.
The Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party for services rendered or products sold to us, or a prospective target business with which we have entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per public share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the funds held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under our indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act. However, we have not asked the Sponsor to reserve for such indemnification obligations, nor have we independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Sponsor’s only assets are securities of our company. Therefore, we cannot provide any assurance that the Sponsor would be able to satisfy those obligations. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.
If the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against the Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors, in exercising their business judgment, may choose not to do so if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. We have not asked the Sponsor to reserve for such indemnification obligations and we cannot provide any assurance that the Sponsor would be able to satisfy those obligations. Accordingly, we cannot provide any assurance that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.00 per Public Share.
In connection with the recent restatement of our financial statements, our management has concluded that our disclosure controls and procedures were not effective as of September 30, 2021 due to a material weakness in internal control over financial reporting solely related to our accounting for complex financial instruments. If we are unable to maintain an effective system of disclosure controls and procedures and internal control over financial reporting, we may not be able to accurately report our financial results in a timely manner, which may adversely affect investor confidence in us and materially and adversely affect our business and financial results.
Management concluded that it was appropriate to restate our previously issued audited balance sheet as of May 28, 2021, filed as Exhibit 99.1 to our Current Report on Form 8-K filed with the SEC on June 4, 2021, our unaudited interim financial statements included in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2021, filed with the SEC on August 6, 2021, and our unaudited interim financial statements included in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2021, filed with the SEC on November 10, 2021 due to an error in presentation of a portion of Class A Common Stock subject to redemption as permanent equity. As part of such process, we identified a material weakness in our internal control over financial reporting, solely related to our accounting for complex financial instruments.
A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected and corrected on a timely basis. Effective internal controls are necessary for us to provide reliable financial reports and prevent fraud. We expect to take steps to remediate the material weakness, but there is no assurance that any remediation efforts will ultimately have the intended effects.
If we identify any new material weaknesses in the future, any such newly identified material weakness could limit our ability to prevent or detect a misstatement of our accounts or disclosures that could result in a material misstatement of our annual or interim financial statements. In such case, we may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in our financial reporting and our stock price may decline as a result. We cannot assure you that the measures we have taken to date, or any measures we may take in the future, will be sufficient to avoid potential future material weaknesses.
The Business Combination is subject to conditions, including certain conditions that may not be satisfied on a timely basis, if at all.
The completion of the Business Combination is subject to a number of conditions. The completion of the Business Combination is not assured and is subject to risks, including the risk that approval of the Business Combination by DYNS stockholders is not obtained or that there are not sufficient funds in the Trust Account, in each case subject to certain terms specificed in the Business Combination Agreement (as described in the section entitled “The Business Combination Agreement – Conditions to Closing”), or that other Closing conditions are not satisfied. If DYNS does not complete the Business Combination, DYNS could be subject to several risks, including:

•	the parties may be liable for damages to one another under the terms and conditions of the Business Combination Agreement;

•
negative reactions from the financial markets, including declines in the price of our Class A Common Stock due to the fact that current prices reflect a market assumption that the Business Combination will be completed;

•	the attention of our management will have been divereted to the Business Combination rather than the pursuit of other opportunities in respect of an initial business combination; and

•
we will have a limited period of time, if any, to complete an alternative initial business combination and we may not be as attractive to potential altnerative partners to an initial business combination if we are unable to complete the Business Combination.

The ability of DYNS stockholders to exercise redemption rights with respect to a large number of shares of Class A Common Stock could increase the probability that the Business Combination would be unsuccessful and that stockholders would have to wait for liquidation in order to redeem their shares of Class A Common Stock.
At the time we entered into the Business Combination Agreement and related agreements for the Business Agreement, we did not know how many stockholders would exercise their redemption rights, and therefore we structured the Business Combination based on our expectations as to the number of shares that will be submitted for redemption. The Business Combination Agreement requires us to have at least $150 million of aggregate cash proceeds available from the Trust Account, after giving effect to redemptions of Public Shares, if any, and any transaction expenses. If a larger number of shares are submitted for redemption than we initially expected, this may limit our ability to complete the Business Combination or optimize our capital structure.
The consummation of the Business Combination is conditioned on, among other things, there being at least $150,000,000 in cash available at Closing. DYNS has entered into Non-Redemption Agreements with the Anchor Investors to assist with satisfying this condition, however, the Anchor Investors’ commitments not to redeem or to transfer their shares of Class A Common Stock do not apply in circumstances where they are compelled to do so in connection with non-discretionary ETF or mutual fund pro rata rebalancing transfers. If one or more Anchor Investors was compelled to transfer shares of Class A Common Stock for this reason, it is possible that there would not be $150,000,000 in cash available at Closing. As this condition is for Senti’s benefit, it is possible that Senti could waive it prior to Closing, although there is no guarantee that it would. If Senti did waive the condition in these circumstances, it is possible that New Senti would have insufficient capital to conduct and grow its business after Closing in the manner described in this proxy statement/prospectus.
In connection with the execution of the Business Combination Agreement, the Sponsor, DYNS and each of the Anchor Investors entered into Non-Redemption Agreements. Pursuant to the Non-Redemption Agreements, each of the Anchor Investors agreed for the benefit of DYNS (a) to not redeem the shares of Class A Common Stock beneficially owned by it, or any other shares, capital stock or other equity interests, as applicable, of DYNS, which it held on December 19, 2021 and b) to not, among other things, sell encumber or otherwise transfer these shares. The shares of Class A Common Stock held by the Anchor Investors represent 8,691,655 shares of Class A Common Stock in the aggregate. However, pursuant to these Non-Redemption Agreements, the Anchor Investors may sell, encumber or otherwise transfer the shares of Class A Common Stock beneficially owned and held by them in connection with programmatic, non-discretionary sales required due to client redemptions (and not, for the avoidance of doubt, due to active portfolio management activity) in mutual funds managed or offered by each of the Anchor Investors. As a result of these sales, the number of non-redeemable Class A Common Stock under the Non-Redemption Agreements would be reduced, which would cause an increase in the number of redeemable Class A Common Stock. The subsequent holders of these shares of Class A Common Stock sold, encumbered or otherwise transferred from these sales have the right to demand that DYNS redeem their shares for a pro rata portion of the cash held in the Trust Account. If these shares are redeemed from the cash held in the Trust Account and the cash held in the Trust Account is subsequently decreased, DYNS may not be able to guarantee there being at least $150,000,000 in Available Closing Cash (as defined in the Business Combination Agreement), which is a condition DYNS is required to perform in order to consummate the Business Combination Agreement. Pursuant to the Business Combination Agreement, Senti may a) extend the time for the performance of any of the obligations or other acts required of DYNS as set forth in the Business Combination Agreement or b) waive compliance by DYNS with any of the agreements or conditions set for the in the Business Combination Agreement. However, DYNS cannot guarantee that Senti will grant such an extension or waiver.
There is no guarantee that a stockholder’s decision to continue to hold shares of Class A Common Stock following the Business Combination will put the stockholder in a better future economic position than if they decided to redeem their Public Shares for a pro rata portion of the Trust Account will put the stockholder in a better future economic position, and vice versa.
DYNS can give no assurance as to the price at which a stockholder may be able to sell its Public Shares in the future following the completion of the Business Combination or any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in DYNS’s share price, and may result in a lower value realized now than a stockholder of DYNS might realize in the future had the stockholder redeemed their shares. Similarly, if a stockholder does not redeem their shares, the stockholder will bear the risk of ownership of the Public Shares after the consummation of any initial business combination, including the Business Combination, and there can be no assurance that a stockholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A stockholder should consult the stockholder’s own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.
If DYNS stockholders fail to comply with the redemption requirements specified in this proxy statement/ prospectus, they will not be entitled to redeem their Class A Common Stock for a pro rata portion of the funds held in the Trust Account.
In order to exercise their redemption rights, Public Stockholders are required to submit a request in writing and deliver their stock to DYNS’s transfer agent at least two business days prior to the Special Meeting. Stockholders electing to redeem their shares will receive their pro rata portion of the Trust Account less income taxes payable, calculated as of two business days prior to the anticipated consummation of the Business Combination. See the section entitled “Special Meeting of DYNS Stockholders—Redemption Rights” for additional information on how to exercise your redemption rights.
Stockholders of DYNS who wish to redeem their shares for a pro rata portion of the Trust Account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline.
Public Stockholders who wish to redeem their shares for a pro rata portion of the Trust Account must, among other things, as fully described in the section entitled “Special Meeting of DYNS Stockholders— Redemption Rights,” deliver their shares (either physically or electronically) to Continental (or through DTC to Continental) prior to             , local time, on             , 2022.
If you or a “group” of stockholders of which you are a part are deemed to hold an aggregate of more than 20% of DYNS Common Stock issued in the Initial Public Offering, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 20% of common stock issued in the Initial Public Offering.
A Public Stockholder, together with any of his, her or its affiliates or any other person with whom he, she or it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, with respect to
20% or more of the Public Shares issued in the Initial Public Offering. In order to determine whether a stockholder is acting in concert or as a group with another stockholder, DYNS will require each Public Stockholder seeking to exercise redemption rights to certify to DYNS whether such stockholder is acting in concert or as a group with any other stockholder. Such certifications, together with other public information relating to stock ownership available to DYNS at that time, such as Section 13D, Section 13G and Section 16 filings under the Exchange Act, will be the sole basis on which DYNS makes the above-referenced determination. Your inability to redeem any such excess shares will reduce your influence over DYNS’s ability to consummate the Business Combination and you could suffer a material loss on your investment in DYNS if you sell such excess shares in open market transactions. Additionally, you will not receive redemption distributions with respect to such excess shares if DYNS consummates the Business Combination. As a result, you will continue to hold that number of shares aggregating to more than 20% of the shares sold in the Initial Public Offering and, in order to dispose of such excess shares, would be required to sell your stock in open market transactions, potentially at a loss. DYNS cannot assure you that the value of such excess shares will appreciate over time following the Business Combination or that the market price of Class A Common Stock will exceed the per-share redemption price. Notwithstanding the foregoing, stockholders may challenge DYNS’s determination as to whether a stockholder is acting in concert or as a group with another stockholder in a court of competent jurisdiction.
However, DYNS’s stockholders’ ability to vote all of their shares (including such excess shares) for or against the Business Combination is not restricted by this limitation on redemption.

SPECIAL MEETING OF DYNS STOCKHOLDERS
General
DYNS is furnishing this proxy statement/prospectus to its stockholders as part of the solicitation of proxies by the Board for use at the Special Meeting to be held on             , 2022 and at any adjournment or postponement thereof. This proxy statement/prospectus provides DYNS’s stockholders with information they need to know to be able to vote or direct their vote to be cast at the Special Meeting.
Date, Time and Place
The Special Meeting will be held on             , 2022, at              AM, Eastern Time, via live webcast at the following address:             . In light of the
COVID-19
pandemic and to support the well-being of DYNS’s stockholders, directors and management, the Special Meeting will be completely virtual.
Voting Power; Record Date
You will be entitled to vote or direct votes to be cast at the Special Meeting if you owned shares of DYNS Common Stock at the close of business on             , 2022, which is the Record Date. You are entitled to one vote for each share of DYNS Common Stock that you owned as of the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the Record Date, there were 29,465,500 shares of DYNS Common Stock outstanding, of which 23,000,000 are Public Shares, and 6,465,500 shares are held by the Sponsor.
Vote of the Sponsor, Directors and Officers
In connection with the Initial Public Offering, DYNS entered into agreements with each of its Sponsor, directors and officers pursuant to which each agreed to vote the Founder Shares, Private Placement Shares and any Public Shares owned by them in favor of the Business Combination Proposal and for all other proposals presented at the Special Meeting (including the Proposals).
DYNS’s Sponsor, directors and officers have waived any redemption rights with respect to the Founder Shares, Private Placement Shares and any Public Shares which they may hold, and the Sponsor has also agreed to waive its redemption rights with respect to any other equity securities of DYNS it holds, in connection with the Business Combination.
Quorum and Required Vote for Proposals
A quorum of DYNS stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if a majority of the voting power of all outstanding shares of DYNS Common Stock entitled to vote at the meeting are represented in person (which would include presence at a virtual meeting) or by proxy. As of             , 2022, the Record Date, there were 23,715,500 shares of Class A Common Stock and 5,750,000 shares of Class B Common Stock outstanding; therefore, a total of 14,732,751 shares of DYNS Common Stock must be represented at the Special Meeting in order to constitute a quorum. Abstentions and withheld votes will count as present for the purposes of establishing a quorum, but will not count as votes cast at the Special Meeting for any of the Proposals. Because the Proposals are
“non-discretionary”
items, your broker will not be able to vote uninstructed shares for any of the Proposals. As a result, if you do not provide voting instructions, a broker
“non-vote”
will be deemed to have occurred for each of the Proposals. Broker
“non-votes”
will not be counted as present for purposes of determining whether a quorum is present. As of the Record Date, the Sponsor holds approximately 21.9% of the outstanding DYNS Common Stock.

The Proposals presented at the Special Meeting will require the following votes:

•
The approval of the Business Combination Proposal will require the affirmative vote of the holders of a majority of the shares of DYNS Common Stock cast in respect of that Proposal and entitled to vote thereon at the Special Meeting, voting as a single class.

•
The approval of each of the Nasdaq Stock Issuance Proposal, the Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal and each of the Advisory Charter Amendment Proposals will require the affirmative vote of the holders of a majority of the shares of DYNS Common Stock cast in respect of the relevant Proposal and entitled to vote thereon at the Special Meeting, voting as a single class.

•
The approval of the Charter Amendment Proposal will require the affirmative vote of a majority of the issued and outstanding shares of each of the Class A Common Stock and Class B Common Stock, voting separately as well as the vote of a majority of the issued and outstanding shares of each of the Class A Common Stock and Class B Common Stock, voting together as a single class. Accordingly, a DYNS stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting or an abstention will have the same effect as a vote “AGAINST” the Charter Amendment Proposal.

•
The Director Election Proposal will require a plurality vote of the shares of DYNS Class B Common Stock cast in respect of that Proposal and entitled to vote thereon at the Special Meeting. “Plurality” means that the individuals who receive the largest number of votes cast “FOR” are elected as directors. Consequently, any shares not voted “FOR” a particular nominee (whether as a result of an abstention, a direction to withhold authority or a broker non-vote)
will not be counted in the nominee’s favor.

Abstentions and Broker
Non-Votes
At the Special Meeting, DYNS will count a properly executed proxy marked “ABSTAIN” with respect to a particular Proposal as present for purposes of determining whether a quorum is present. Because the Proposals are
“non-discretionary”
items, your broker will not be able to vote uninstructed shares for any of the Proposals. As a result, if you do not provide voting instructions, a broker
“non-vote”
will be deemed to have occurred for each of the Proposals. Broker
“non-votes”
will not be counted as present for purposes of determining whether a quorum is present. The failure to vote, abstentions and broker non-votes
will not be counted as votes cast and will have no effect on any of the Proposals presented at the Special Meeting.
Recommendation of the Board
The Board has unanimously determined that each of the Proposals is fair to and in the best interests of DYNS and its stockholders, and has unanimously approved such Proposals. The Board unanimously recommends that stockholders:

•	vote “FOR” the Business Combination Proposal;

•	vote “FOR” the Charter Amendment Proposal;

•	vote “FOR” each of the Advisory Charter Amendment Proposals;

•	vote “FOR” the Nasdaq Stock Issuance Proposal;

•	vote “FOR” the Director Election Proposal;

•	vote “FOR” the Incentive Plan Proposal;

•	vote “FOR” the ESPP Proposal; and

•	vote “FOR” the Adjournment Proposal, if it is presented to the meeting.

When you consider the recommendation of the Board in favor of approval of the Proposals, you should keep in mind that the Sponsor, members of the Board and officers of DYNS have interests in the Business Combination that are different from or in addition to (or which may conflict with) your interests as a stockholder. See “
Summary of the Proxy Statement/Prospectus—
Interests of the Sponsor and DYNS’s Directors and Officers in the Business Combination
” for additional information on interests of DYNS’s Sponsor, directors and executive officers.
Voting Your Shares
Each share of DYNS Common Stock that you own in your name entitles you to one vote. If you are a record owner of your shares, there are two ways to vote your shares of DYNS Common Stock at the Special Meeting:

•
You Can Vote By Signing and Returning the Enclosed Proxy Card
. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the Board “FOR” the Business Combination Proposal, the Charter Amendment Proposal, each of the Advisory Charter Amendment Proposals, the Nasdaq Stock Issuance Proposal, the Director Election Proposal, the Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal (if presented). Votes received after a matter has been voted upon at the Special Meeting will not be counted.

•
You Can Attend the Special Meeting and Vote Through the Internet
. You will be able to attend the Special Meeting online and vote during the meeting by visiting and entering the control number included on your proxy card or on the instructions that accompanied your proxy materials, as applicable.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. If you wish to attend the Special Meeting and vote online and your shares are held in “street name,” you must obtain a legal proxy from your broker, bank or nominee. That is the only way DYNS can be sure that the broker, bank or nominee has not already voted your shares.
Revoking Your Proxy
If you are a record owner of your shares and you give a proxy, you may change or revoke it at any time before it is exercised by doing any one of the following:

•	submit a new proxy card bearing a later date;

•	give written notice of your revocation to DYNS’s Secretary, which notice must be received by DYNS’s Secretary prior to the vote at the Special Meeting; or

•
vote electronically at the Special Meeting by visiting

and entering the control number found on your proxy card, voting instruction form or notice you previously received. Please note that your attendance at the Special Meeting will not alone serve to revoke your proxy.

If your shares are held in “street name” by your broker, bank or another nominee as of the close of business on the Record Date, you must follow the instructions of your broker, bank or other nominee to revoke or change your voting instructions.
Who Can Answer Your Questions About Voting Your Shares
If you are a stockholder and have any questions about how to vote or direct a vote in respect of your DYNS Common Stock, you may call contact Continental at (917)
262-2373
or by email at proxy@continentalstock.com.

No Additional Matters May Be Presented at the Special Meeting
The Special Meeting has been called only to consider the approval of the Business Combination Proposal, the Charter Amendment Proposal, each of the Charter Amendment Proposals, the Nasdaq Stock Issuance Proposal, the Director Election Proposal, the Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal. Under DYNS’s bylaws, other than procedural matters incident to the conduct of the Special Meeting, no other matters may be considered at the Special Meeting if they are not included in this proxy statement/prospectus, which serves as the notice of the Special Meeting.
Redemption Rights
Pursuant to the Current Charter, any holders of Public Shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account, less any owed but unpaid franchise or income taxes. If demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account which holds the proceeds of the Initial Public Offering (including interest earned on the funds held in the Trust Account and not previously released to DYNS to pay its franchise and income taxes). For illustrative purposes, based on funds in the Trust Account of $             on the Record Date, the estimated per share redemption price would have been approximately $            .
In order to exercise your redemption rights, you must:

•	check the box on the enclosed proxy card to elect redemption;

•
provide, in the written request to redeem your Public Shares for cash to Continental, a “Stockholder Certification” if you are not acting in concert or as a “group” (as defined in
Section 13d-3
of the Exchange Act) with any other stockholder with respect to shares of DYNS Common Stock; and

•
prior to             , 2022 (two business days before the Special Meeting), tender your shares physically or electronically and submit a request in writing that DYNS redeem your Public Shares for cash to Continental, DYNS’s transfer agent, at the following address:

Continental Stock Transfer & Trust Company
One State Street Plaza, 30
th
Floor
New York, New York 10004
Attn: Mark Zimkind
E-mail:
mzimkind@continentalstock.com; or

•
deliver your Public Shares either physically or electronically through DTC to Continental at least two business days before the Special Meeting. Public Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from Continental and time to effect delivery. It is DYNS’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from Continental. However, DYNS does not have any control over this process and it may take longer than two weeks. Stockholders who hold their shares in “street” name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your Public Shares as described above, your shares will not be redeemed.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests (and submitting shares to the transfer agent) and thereafter, with DYNS’s consent, until the Closing. If you delivered your shares for redemption to Continental and decide within the required timeframe not to exercise your redemption rights, you may request that Continental return the shares (physically or electronically). You may make such request by contacting Continental at (917)
262-2373,
by email at proxy@continentalstock.com or by writing to the address listed above.

Prior to exercising redemption rights, stockholders should verify the market price of Class A Common Stock as they may receive higher proceeds from the sale of their Class A Common Stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. We cannot assure you that you will be able to sell your shares of Class A Common Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in Class A Common Stock when you wish to sell your shares.
If you exercise your redemption rights, your shares of Class A Common Stock will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account. You will no longer own those shares and will have no right to participate in, or have any interest in, the future growth of the Combined Company, if any. You will be entitled to receive cash for these shares only if you properly and timely demand redemption.
If the Business Combination is not approved or completed for any reason, then Public Stockholders who elected to exercise their redemption rights will not be entitled to redeem their shares. In such case, DYNS will promptly return any Public Shares previously delivered by the Public Stockholders.
Underwriting Fees as a Percentage of IPO Proceeds Net of Redemptions

	No Redemptions (2)		Interim Redemptions (3)		Maximum Redemptions (4)
IPO underwriting fees (1)	$		$		$
IPO proceeds net of redemptions	$		$		$
Underwriting fees as a % of IPO proceeds net of redemptions		%		%		%

(1)
IPO underwriting fees expected to equal $7,050,000 of deferred underwriting fees (this amount having being reduced from $8,050,000 by $1,000,000 by agreement with J.P. Morgan Securities LLC on December 17, 2021).

(2)	This scenario assumes that no public shares are redeemed.
(3)
This scenario assumes that                      Public Shares are redeemed, resulting in an aggregate payment of $                     million out of the trust account, which is derived from the number of shares that could be redeemed in connection with the business combination at an assumed redemption price of $10.00 per share based on the trust account balance as of the Record Date.

(4)
This scenario assumes that 14,308,345 Public Shares are redeemed, resulting in an aggregate cash payment of approximately $143.1 million out of the Trust Account based on an assumed redemption price of $10.00 per share. This redemption figure is derived by substracting the 8,691,655 shares that will not be redeemed by Anchor Investors (due to Non- Redemption Agreements) from the 23,000,000 Public Shares issued and outstanding as at the Record Date. After a redemption of approximately $143.1 million out of the $230.0 million Trust Account, and the $66.8 million PIPE Investment, the available cash at Closing would be approximately $153.7 million, which would satisfy the condition in the Business Combination Agreement that there be at least $150.0 million in available Closing cash. When considering this maximum redemptions scenario, you should consider that the Anchor Investors’ commitments under the
Non-Redemption
Agreements not to redeem or to transfer their shares of Class A Common Stock do not apply in circumstances where they are compelled to do so in connection with non-discretionary ETF or mutual fund pro rata rebalancing transfers. If one or more Anchor Investors was compelled to transfer shares of Class A Common Stock for this reason, it is possible that more than 14,308,345 Public Shares could be redeemed and that there may not be $150,000,000 in cash available at Closing. As this condition is for Senti’s benefit, it is possible that Senti could waive it prior to Closing, although there is no guarantee that it would. The redemption of more than 14,308,345 Public Shares would change some of the figures presented in this scenario.

Dissenter Rights
DYNS stockholders do not have dissenter rights in connection with the Business Combination or the other Proposals.
Potential Purchases of Shares
In connection with the stockholder vote to approve the proposed Business Combination, the Sponsor, directors, officers or advisors or their respective affiliates may privately negotiate transactions to purchase DYNS Common Stock from stockholders who would have otherwise elected to have their shares redeemed in conjunction with a proxy solicitation pursuant to the proxy rules for a per-share
pro rata portion of the Trust Account. None of DYNS’s Sponsor, directors, officers or advisors or their respective affiliates will make any such purchases when they are in possession of any material non-public
information not disclosed to the seller or during a restricted period under Regulation M under the Exchange Act. Such a purchase would include a contractual acknowledgement that such stockholder, although still the record holder of DYNS Common Stock, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights, and could include a contractual provision that directs such stockholder to vote such shares in a manner directed by the purchaser. In the event that the Sponsor, directors, officers or advisors or their affiliates purchase shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are below or in excess of the per-share
pro rata portion of the Trust Account.
Proxy Solicitation
DYNS is soliciting proxies on behalf of the Board. This solicitation is being made by mail but also may be made by telephone or in person. DYNS and its directors, officers and employees may also solicit proxies in person. DYNS will file with the SEC all scripts and other electronic communications that constitute proxy soliciting materials. DYNS will bear the cost of the solicitation.
DYNS has hired              to assist in the proxy solicitation process. DYNS has agreed to pay              approximately $             for proxy solicitation services.
DYNS will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. DYNS will reimburse them for their reasonable expenses.
Assistance
If you need assistance in completing your proxy card or have questions regarding the Special Meeting, please contact DYNS at (408)
212-0200
or              (individuals call toll-free              ; banks and brokers call             , or Email:             .
PROPOSAL 1: THE BUSINESS COMBINATION PROPOSAL
The discussion in this proxy statement/prospectus of the Business Combination and the principal terms of the Business Combination Agreement is subject to, and is qualified in its entirety by reference to, the Business Combination Agreement. A copy of the Business Combination Agreement is attached as
Annex
 A
to this proxy statement/prospectus, and a copy of Amendment No.1 to the Business Combination Agreement is attached as Annex AA. Unless the context otherwise requires, all references in this subsection to “we,” “us” or “our” refer to DYNS prior to the consummation of the Business Combination.

Headquarters; Trading Symbols
After completion of the transactions contemplated by the Business Combination Agreement:

•	the corporate headquarters and principal executive offices of New Senti will be located at First Floor, 2 Corporate Drive, South San Francisco, CA 94080; and

•	Class A Common Stock is expected to be traded on Nasdaq under the symbol “SNTB”.
Background of the Business Combination
DYNS is a blank check company incorporated in the State of Delaware on March 1, 2021. The Company was formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While DYNS was not limited to pursue an acquisition opportunity in any business, industry or sector, DYNS focused on industries that complement our management team’s backgrounds, and capitalized on the ability of our management team to identify and acquire a business, focusing on the healthcare or healthcare-related industries. The transactions contemplated by the Business Combination Agreement and related agreements, including the Business Combination and PIPE Investment, are results of an extensive search for a potential transaction utilizing the networking, investing, operating and successful transaction experience of DYNS’s management team and Board of Directors.
The terms of the Business Combination Agreement and the various other agreements contemplated therein and herein are the results of extensive arms-length negotiations among DYNS, Senti and certain of its equity holders and their respective representatives. The following is a brief description of the background of these negotiations and summary of the key meetings and events that led to the signing of the Business Combination Agreement. The following chronology does not purport to catalogue every conversation among the parties to the Business Combination Agreement or their respective representatives.
On May 28, 2021, DYNS consummated its Initial Public Offering of 23,000,000 shares of Class A Common Stock (including 3,000,000 shares of Class A Common Stock that were issued pursuant to the underwriters’ exercise of their over-allotment option in full), at an offering price of $10.00 per share, generating, in the aggregate, gross proceeds of $230,000,000. Substantially concurrently with the consummation of our Initial Public Offering and the sale of the Class A Common Stock, we consummated a private placement of 715,500 shares of Class A Common Stock at a price of $10.00 per share, issued to the Sponsor, generating, in the aggregate, gross proceeds of $7,155,000. A total of $230,000,000 was placed in a U.S.-based trust account established for the benefit of our public stockholders.
Prior to the consummation of its Initial Public Offering, neither DYNS, nor anyone on its behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to a business combination with DYNS.
As described in the prospectus for its Initial Public Offering, DYNS’s business strategy was to identify and complete an initial business combination with a target that operates within the life sciences subsector and that complements the experience and expertise of our management team, directors and strategic advisors.
DYNS identified certain general, non-exclusive criteria and guidelines that it believed were important in evaluating prospective targets for our initial business combination. DYNS broadly focused on target businesses that it believed (i) have a compelling risk/reward proposition, (ii) have product candidates grounded in breakthrough science that have first-in-class and best-in-class competitive positioning, (iii) have product candidates or technologies with market-leading potential, (iv) have assets that could meet unmet medical needs with respect to multiple medical indications with the ability to diversify risk and successfully navigate an economic downturn and changes in the industry landscape, social sustainability trends and an evolving regulatory environment, (v) have an IPO-ready management team, and (vi) have an experienced investor base comprised of experienced life sciences investors who have also provided, and would likely continue to provide, strategic inputs to the company. DYNS believed that it was important to look for investments that satisfied many, though not necessarily all, of these criteria.

After its Initial Public Offering, DYNS commenced an active search for prospective business combination candidates meeting much of the above criteria. DYNS contacted, and was contacted by, a number of individuals and entities with respect to business combination opportunities. During this search process, DYNS reviewed, and entered into preliminary discussions with respect to, a number of acquisition opportunities other than Senti.
During that process, DYNS’s management:

a.
developed an initial list of over 70 potential business combination candidates (and subsequently several others), which were primarily identified through DYNS’s general industry knowledge and network and introductions from DYNS’s directors, advisors or contacts;

b.	conducted at least one meeting with 25 potential business combination candidates;

c.	conducted additional diligence on a subset of those 25 candidates, and entered into customary confidentiality and non-disclosure agreements with 11 potential business combination candidates; and

d.	engaged in meaningful and detailed discussions, due diligence, and negotiations with four potential business combination candidates and their representatives, one of which was Senti.
During May 2021, as part of the process of developing an initial target list described above, DYNS’s management team held calls with its three independent directors – Jay Flatley, David Epstein, and Deep Nishar – and with Bob Langer (DYNS’s Chief Scientific Advisor) to help create a list of targets. During each of those four calls, the directors and Dr. Langer provided ideas of potential targets they knew about, and provided input on DYNS’s target list. In two of those four meetings, Senti came up as a potentially disruptive company with an interesting technology platform. Independently, members of DYNS’s management team heard about Senti from calls with people in their network.
In selecting the 25 potential business combination candidates that DYNS’s management team met with following development of the initial list of potential business combination candidates, DYNS’s management team focused on identifying businesses with a combination of all or certain the following general attributes:

1.	have a large target market with favorable trends;

2.	have a compelling risk/reward proposition;

3.	have deep sector expertise in order to convert innovation into commercial success;

4.	are grounded in breakthrough science (i.e., first-in-class or best-in-class competitive positioning);

5.	have potential market leading product candidates that could address an unmet medical need and provide significant benefits to patients;

6.
have multiple assets with the ability to diversify risk and successfully navigate an economic downturn, and changes in the industry landscape, social sustainability trends and evolving regulatory environment;

7.	have an IPO-ready management team; and

8.
have an experienced investor base comprised of companies that have been funded by experienced life sciences investors, including venture capitalists, private equity investors, healthcare companies and other institutional investors who have also provided strategic inputs to the company.

Based on the foregoing criteria and evaluation of the targets, including additional diligence conducted on a subset of the 25 potential business combination candidates, DYNS’s management team determined to sign customary confidentiality and non-disclosure agreements with 11 targets, and then focused deeper evaluation, analysis and due diligence efforts on four potential business combination candidates, one of which was Senti.

DYNS subsequently received, subject to confidentiality obligations requiring DYNS to keep such materials confidential, and DYNS’s management team reviewed business plans, financial statements and market size projections and certain other due diligence information of such four target businesses, one of which was Senti.
DYNS’s management team engaged in varying levels of further due diligence, evaluation and analysis and discussions with these four potential business combination targets. This additional due diligence, evaluation and analysis included access to materials in online data rooms and additional presentations and discussions with these potential business combination targets’ management and included, in addition to the general business and financial due diligence described in this section, with respect to the potential business combination targets:

1.	a review and evaluation of certain financial and operating information of each business combination target;

2.	scientific and technological analyses with assessment of product development, commercial, clinical, regulatory and reimbursement success factors of each business combination target;

3.	review of market factors such as size, growth opportunity, competition, and development trends of each business combination target;

4.	review of proprietary technology content of each business combination target;

5.	commercial review of each business combination target, including, where relevant, interviews with key opinion leaders, customers, competitors and industry experts;

6.	financial evaluation including analysis of historical results and modeling of various scenarios; and

7.	review and evaluation of operations including R&D, manufacturing, sales, and distribution.
In addition to Senti, the other three potential targets included (i) a tools and services company focused on cell and gene therapy, (ii) a novel oncology therapeutic company based on a genomics based discovery platform, and (iii) a next generation diagnostics company.
While Senti was already on DYNS’s target list, on May 28, 2021, Timothy Lu, the Chief Executive Officer of Senti, reached out to the DYNS network to discuss a potential business combination with DYNS. On June 4, 2021, Mostafa Ronaghi and Rowan Chapman participated in an introductory call with Dr. Lu. On June 18, 2021, DYNS and Senti executed a mutual nondisclosure agreement in connection with DYNS’s consideration of a possible business combination involving Senti.
In subsequent weeks after entering a CDA on June 18, 2021 with Senti and until late August 2021, DYNS’s management team continued to conduct its evaluation, analysis and due diligence of multiple potential business combination targets across life science tools, diagnostics, synthetic biology and therapeutics.
On July 10, 2021, DYNS was granted access to the Senti virtual data room. From July 19, 2021 to July 21, 2021, DYNS and Senti held a series of in-depth
business, operational, and strategy meetings regarding Senti’s business and operations, including in-depth
discussions regarding the technology platform, R&D, manufacturing, commercial opportunity, and each of the three lead products. Following these in-depth
discussions, while DYNS’s management conducted its evaluation, analysis and due diligence review of other potential business combination targets, from July 21, 2021 to July 29, 2021, the DYNS management team conducted due diligence, evaluation and analysis of Senti, including numerous calls with key opinion leaders in cell therapy and industry experts, while performing scientific and technological analyses to assess the product development, commercial, clinical, regulatory and reimbursement success factors of Senti.
Following such additional due diligence in July and through late August 2021, evaluation and analysis of Senti and the three other potential targets referred to above, and following initial discussions with the management team of Senti and each of those three other potential business combination targets, DYNS determined not to pursue any further potential transaction with such other potential business combination targets.

In reaching its determination on potential business combination targets, including the three other potential business combination targets with which DYNS engaged in due diligence, evaluation, analysis and discussions as described above, the management of DYNS considered a variety of factors, including:

1.
lack of
first-in-class
or
best-in-class
product candidates competitive positioning based upon scientific and technological analyses performed by DYNS, and review of proprietary technology content of such business combination targets;

2.	lack of public company readiness based upon a review and evaluation of operations including financials, R&D, manufacturing, sales, and distribution;

3.	questions about financial projections and commercial uptake;

4.	concerns about valuation and risk of over-paying; and

5.	mutual decisions to pursue potential alternative transactions.
Based on the additional due diligence, evaluation and analysis of Senti, DYNS’s decision to pursue a transaction with Senti was based on an investment thesis that Senti (i) has a compelling risk/reward proposition, (ii) has product candidates grounded in breakthrough science that have first-in-class and best-in-class competitive positioning, (iii) has product candidates or technologies with market-leading potential, (iv) has assets that could meet unmet medical needs with respect to multiple medical indications with the ability to diversify risk and successfully navigate an economic downturn and changes in the industry landscape, social sustainability trends and an evolving regulatory environment, (v) has an IPO-ready management team, and (vi) has an experienced investor base comprised of experienced life sciences investors who have also provided, and would likely continue to provide, strategic inputs to Senti.
Based on our diligence on evaluation of public comparables and conversations with our advisors, on July 28, 2021, two of our directors, Dr. Farokhzad and Dr. Ronaghi met with Dr. Lu for a dinner meeting where valuation in the range of approximately $300 million to $400 million was discussed, pending further more definitive input from DYNS’s advisors.
On August 1 and 2, 2021, at DYNS’s request, representatives of J.P. Morgan Securities LLC (“J.P. Morgan”) met with the management of DYNS to provide preliminary advice relating to DYNS’s preparation and submission of a non-binding
letter of intent to acquire Senti. J.P. Morgan was not engaged to act as financial advisor to DYNS prior to or after such meeting. Later, on August 1, 2021, DYNS discussed the preparation and submission of a non-binding
letter of intent with representatives of Davis Polk & Wardwell LLP (“Davis Polk”), legal advisors to DYNS.
On August 4, 2021, the board of directors of DYNS held a telephonic meeting in which senior management and representatives of Davis Polk were in attendance to discuss the submission of a non-binding
letter of intent to acquire Senti. At DYNS’s request, representatives of J.P. Morgan also attended such meeting to provide preliminary advice relating to such submission. After internal discussion among DYNS’s management team and the board of directors of DYNS, and with the unanimous approval of the board of directors of DYNS, on August 5, 2021, DYNS delivered a first draft to Senti of a non-binding
letter of intent, which included the following core terms:

•	an equity value of Senti equal to $300 million, payable solely in the form of shares of DYNS Class A Common Stock;

•	financing consisting of (i) $230,0000,000 of equity capital from DYNS’s trust account and (ii) a PIPE financing of between $100,000,000 and $125,000,000;

•
certain conditions to the consummation of the business combination, including stockholder approval and other customary matters, including the receipt of all applicable stock exchange clearances and, solely in respect of Senti’s obligations to consummate the business combination, a minimum cash condition of up to $200,000,000 (before giving effect to any transaction expenses);

•
approximately $350,000,000 of cash being made available to the combined company for use as working capital and for general corporate purposes, including the payment of transactions expenses (assuming no redemptions by Public Stockholders and a PIPE financing of $120,000,000);

•
a board of directors of the combined company consisting of (i) four directors designated by Senti (one of which will be the chief executive officer of Senti), (ii) two directors designated by the Sponsor and (iii) one director mutually agreed by Senti and DYNS;

•	a 180-day lock-up for shares issued in connection with the business combination to existing Senti stockholders;

•	the lock-up applicable to Founder Shares and Private Placement Shares held by the Sponsor described in the prospectus for our Initial Public Offering would continue to apply;

•	any filing, registration or similar fees would be borne 50% by Senti and 50% by DYNS;

•
a customary post-closing incentive equity plan with an initial number of shares reserved and an “evergreen” provision that are customary for recent initial public offerings of companies in Senti’s industry; and

•
a
45-day
period of exclusivity in respect of Senti during which the parties would continue diligence and engage in negotiations to determine agreement on the terms of a definitive agreement (subject to a
30-day
extension if the parties mutually determine that satisfactory progress has been made in the negotiation of the definitive agreements).

Following the receipt of the
non-binding
letter of intent, Senti requested a discussion with DYNS to review and discuss the details of the non-binding
letter of intent and to engage in additional negotiations. On August 8, 2021, Senti and DYNS held a call to further discuss and negotiate the non-binding
letter of intent.
On August 15, 2021, Senti sent a markup to the
non-binding
letter of intent to DYNS, providing, among other things that (i) exclusivity would be mutual and extend for an initial period of ten days, with a 35 day extension if the Anchor Investors indicate a satisfactory level of support for the proposed business combination, (ii) that all outstanding equity awards of Senti would be excluded in the allocation of the equity value to the existing Senti stockholders, (iii) proposing an earnout to Senti’s existing stockholders of a number of additional shares equal to 8% of the equity value to vest in three tranches upon the achievement of certain share price milestones, (iv) increasing the minimum cash condition to $250,000,000 (after giving effect to any transaction expenses), (v) that 100% of any filing, registration or similar fees would be borne by DYNS, (vi) that the executive officers of Senti would continue to be the management of the Combined Company with substantially similar roles and responsibilities, (vii) that the Combined Company board would only include one director designated by the Sponsor and (viii) a post-closing incentive equity plan with an initial number of shares reserved for issuance of between 16% and 21% of the outstanding capital stock of the Combined Company and a customary “evergreen” provision and a post-closing employee stock purchase plan with an initial number of shares reserved for issuance of between 1% and 2% of the outstanding capital stock of the Combined Company and a customary “evergreen” provision. Later that day, DYNS reviewed and discussed the revised non-binding
letter of intent received from Senti with representatives of Morgan Stanley, in its capacity as DYNS’s financial advisor, and Davis Polk, in detail. At DYNS’s request, representative of J.P. Morgan also attended such meeting to provide preliminary advice relating to the revised non-binding letter of intent.
After further internal deliberations between DYNS’s management team and its board of directors – and continued diligence on two of the above-mentioned targets during August 2021 – on August 17, 2021, DYNS delivered an updated non-binding
letter of intent to Senti. The updated
non-binding
letter of intent also proposed (i) a mutual exclusivity period of 30 days, in which some of DYNS’s investors would be brought over the wall to review the opportunity and the proposed PIPE financing, with a 30 day extension if Senti and DYNS mutually agree that the Anchor Investors had indicated a satisfactory level of support for the proposed business combination, (ii) including all outstanding equity awards of Senti in the allocation of the equity value to the existing Senti stockholders, (iii) reducing the size of the earnout to 2,000,000 shares vesting in two equal tranches upon the achievement of certain share price milestones within a period of two and three years, respectively with respect to each tranche, following the closing or earlier upon a change of control in which the share price milestone is achieved, which number of shares and vesting parameters were determined by DYNS with the advice of its financial advisors based on the valuation of Senti, (iv) increasing the number of directors designated by our Sponsor to two directors, (v) reducing the minimum cash condition to $200,000,000 (before giving effect to any transaction expenses), (vi) that filing, registration or similar fees would be borne 50% by Senti and 50% by DYNS and (vii) reducing the amount of the shares initially reserved under the post-closing incentive equity plan to 16% of the outstanding capital stock of the combined company, of which 13.5% out of such 16% reserved for issuance would be granted at consummation of the business combination in the form of stock options.
During August 2021, the DYNS management team continued to conduct extensive due diligence, evaluation and analysis of Senti, including numerous calls with experts in cell therapy, oncology, disease indications for Senti products, and cell therapy manufacturing and production, and DYNS also retained an independent law firm to conduct intellectual property due diligence.
On August 25, 2021, Senti sent a markup to DYNS’s August 17, 2021 draft of the non-binding
letter of intent. Senti accepted most of the terms from the August 17, 2021 draft but (i) proposed that the Anchor Investors would enter into non-redemption
agreements in connection with the business combination and (ii) increased the amount of the shares initially reserved under the post-closing incentive equity plan to 21% of the outstanding capital stock of the combined company, of which 15% out of such 21% reserved for issuance would be granted at consummation of the business combination in the form of stock options.
On August 26, 2021 representatives of Davis Polk met with the management of DYNS to discuss Senti’s revised non-binding
letter of intent, including, among other topics, the proposal that the funds and accounts managed by Counterpoint Global (Morgan Stanley Investment Management) and T. Rowe would enter into non-redemption
agreements in connection with the business combination.
On August 26, 2021, the board of directors of DYNS held a telephonic meeting in which senior management and representatives of Davis Polk were in attendance to discuss the execution of a non-binding
letter of intent to acquire Senti. After internal discussion among DYNS’s management team and the board of directors of DYNS, the board of directors of DYNS unanimously approved the execution and delivery of a non-binding
letter of intent, which included the following core terms:

•
an equity value of Senti equal to $300,000,000 (before accounting for the benefit of the earnout available to existing Senti stockholders), payable solely in the form of shares of DYNS Class A Common Stock;

•
financing consisting of (i) $230,0000,000 of equity capital from DYNS’s trust account, (ii) a PIPE financing of between $100,000,000 and $125,000,000 and
(iii) non-redemption
agreements from the funds and accounts managed by Counterpoint Global (Morgan Stanley Investment Management) and T. Rowe;

•
an earnout to Senti’s existing stockholders of 2,000,000 additional shares to vest in two equal tranches of 1,000,000 shares upon the achievement of certain share price milestones within a period of two and three years, respectively with respect to each tranche, following the closing or earlier upon a change of control in which the share price milestone is achieved, which number of shares and vesting parameters were determined by the parties with the advice of their respective financial advisors;

•
certain conditions to the consummation of the business combination, including shareholder approval and other customary matters, including the receipt of all applicable stock exchange clearances and, solely in respect of Senti’s obligations to consummate the business combination, a minimum cash condition of at least $200,000,000 (before giving effect to any transaction expenses);

•
approximately $350,000,000 of cash being made available to the Combined Company for use as working capital and for general corporate purposes, including the payment of transactions expenses (assuming no redemptions by Public Stockholders and a PIPE financing of $120,000,000);

•
a board of directors of the Combined Company consisting of (i) four directors designated by Senti (one of which will be the chief executive officer of Senti), (ii) two directors designated by our sponsor and (iii) one director mutually agreed by Senti and DYNS;

•	a 180-day lock-up for shares issued in connection with the business combination to existing Senti stockholders;

•	the lock-up applicable to Founder Shares and Private Placement Shares held by our Sponsor described in the prospectus for our Initial Public Offering would continue to apply;

•	any filing, registration or similar fees would be borne 50% by Senti and 50% by DYNS;

•
a post-closing incentive equity plan with an initial number of shares reserved for issuance of 21% of the outstanding capital stock of the combined company, of which 15% out of such 21% reserved for issuance would be granted at consummation of the business combination in the form of stock options, and a customary “evergreen” provision, and a post-closing employee stock purchase plan with an initial number of shares reserved for issuance of between 1% and 2% of the outstanding capital stock of the combined company and a customary “evergreen” provision; and

•
a mutual exclusivity period of 30 days, with a
30-day
extension if Senti and DYNS mutually agreed that the Anchor Investors have indicated a satisfactory level of support for the proposed business combination.

On the evening of August 26, 2021, with the unanimous approval of the board of directors of DYNS and the prior approval of the board of directors of Senti, DYNS and Senti executed the non-binding
letter of intent (the “LOI”).
Following entry into the LOI, DYNS conducted confirmatory diligence in the subsequent weeks through September 2021, including calls with experts and third-party consultants, to further assess the technology, manufacturing, commercial opportunity, and the target product profile for each of Senti’s lead programs, and also conducted intellectual property due diligence. During September 2021, DYNS also spoke with Spark (Roche) and BlueRock to discuss their collaborations with Senti and why they selected Senti to work with.
On August 31, 2021, representatives of Goodwin Procter LLP (“Goodwin”) and Cooley LLP, legal advisors to Senti, held an introductory call with Davis Polk to discuss the proposed business combination and certain due diligence matters, including, among other topics, a review of the virtual data room established in connection with the proposed business combination and an introduction to legal due diligence topics related to Senti.
On September 3, 2021, representatives of DYNS, Senti, J.P. Morgan, Morgan Stanley, BofA Securities and the respective legal advisors held an introductory call, led by Dr. Farokhzad, DYNS’s Executive Chairman, and Dr. Ronaghi, DYNS’s Chief Executive Officer, to discuss the proposed PIPE financing timeline, the work streams for the PIPE financing, and investor targets.
On September 3, 2021, Davis Polk was granted access to the Senti virtual data room and began conducting legal due diligence. Between September 7, 2021 and September 8, 2021, representatives of Davis Polk, DYNS, Senti, Goodwin, and certain other participants, participated in numerous financial and legal due diligence calls.
Between September 3, 2021 and September 22, 2021, representatives of J.P. Morgan, Morgan Stanley, BofA Securities, Davis Polk, and Goodwin assisted Senti and DYNS, based on materials and information provided by the companies, with the investor presentation for the Anchor Investors of DYNS as potential investors in the PIPE financing. The investor presentation outlined the proposed business combination and included information regarding Senti, which was refined through several rounds of review and comment amongst DYNS’s management team, Senti’s management team and their respective advisors. Representatives of Davis Polk and Goodwin also assisted Senti and DYNS in securing non-redemption commitments in respect of such investors’ holdings of DYNS’s Class A Common Stock.

On September 20, 2021, DYNS executed an engagement letter with J.P. Morgan, Morgan Stanley and BofA Securities, effective as of August 28, 2021, pursuant to which J.P. Morgan, Morgan Stanley and BofA Securities were engaged as joint placement agents to DYNS in connection with the potential PIPE financing. Both DYNS and Senti consented to the engagement of BofA Securities as a placement agent to DYNS prior to BofA Securities’ engagement as a placement agent.
On September 22, 2021, following the completion of the investor presentation, representatives of J.P. Morgan, Morgan Stanley, BofA Securities and DYNS began marketing an investment in the PIPE financing to a limited number of DYNS’s investors and representatives of Davis Polk and Goodwin assisted Senti and DYNS seeking non-redemption commitments in respect of such investors’ holdings of Class A Common Stock.
In late September 2021, DYNS and Senti agreed to extend the initial
30-day
period of the LOI to secure PIPE investment commitments and
non-redemption
agreements, before going more broadly to PIPE marketing beyond the limited group of DYNS’s investors.
By the end of October, after feedback from the Anchor Investors and potential PIPE investors, Senti and DYNS decided that, based on discussions with the Anchor Investors and other potential PIPE investors and adverse changes in market conditions, it was clear that the parties would need to negotiate a valuation of Senti that was more attractive to prospective PIPE investors and the Anchor Investors, from whom non-redemption commitments had been requested. During October and November 2021, representatives of Davis Polk and DYNS held numerous discussions with Anchor Investors of DYNS regarding potential non-redemption commitments on terms that would be mutually satisfactory to such Anchor Investors, and DYNS, including a revised valuation of Senti. DYNS then discussed the potential revised valuation with Senti on or around October 31, 2021. During this meeting, Senti reiterated its need for non-redemption agreements from the Anchor Investors in order to agree to a reduction in valuation. In order to secure the non-redemption agreements from the Anchor Investors, the Sponsor agreed to give up approximately 17% of Founder Shares.
Once DYNS agreed to continue to pursue the non-redemption agreements, Senti discussed the transaction and reduced valuation with its board of directors on November 8, 2021. After discussion, Senti’s board of directors indicated its continued support for Senti to pursue the potential business combination.
On November 15, 2021, the DYNS board held a teleconference meeting with Davis Polk in attendance, where DYNS’s management reviewed investor feedback from the first stage of the LOI, and based on initial feedback and adverse market conditions for SPACs and therapeutics/cell therapy public companies, management proposed (i) reducing the size of the PIPE financing from $120 million to $75 million, (i) reducing the valuation from $300 million to $240 million fully-diluted pre-money
equity value, and (iii) offering Anchor Investors economic consideration to secure non-redemption
agreements in the form of new shares, with commensurate forfeiture of Founder Shares by the Sponsor to prevent dilution and help DYNS secure non-redemption
commitments. The DYNS board agreed that it made sense to proceed with those changes. The $240 million proposed valuation corresponded to an approximate 11% increase over Senti’s independently valued Series B equity financing, priced in the summer of 2020. Between the summer of 2020 and November 2021, the Senti management team had made significant progress across all dimensions of the business, including talent acquisition, R&D, pipeline advancement, intellectual property, manufacturing, and business development, comprising of establishing collaborations with Spark (Roche) and BlueRock (Bayer).
Between August 2021 and the signing of the Business Combination Agreement in December 2021, dozens of calls were held between Dr. Farokhzad and Dr. Lu—between the DYNS management team and its advisors or between broader Senti management and DYNS management—covering numerous topics including deal terms, valuation, board composition, Senti management incentives and employment agreements, milestones, cash burn, public market dynamics, technical development, scientific advances in the field, alternative approaches to manufacturing, potential business development opportunities, detailed discussion of risks as well as other matters.

In addition, DYNS’s independent director, David Epstein, met with Dr. Lu telephonically on September 20, 2021 and December 21, 2021 for a detailed corporate presentation and answered Mr. Epstein’s questions. Mr. Epstein is uniquely qualified for Senti’s business matters having served as former CEO of Novartis Pharma, where he was involved in numerous new drug applications, and more recently having served as Executive Chairman of Rubius Therapeutics (Nasdaq: RUBY), a cell therapy platform company. Part of the basis for those calls was to explore Mr. Epstein joining Senti’s board.
On November 18, 2021, after further internal deliberations between DYNS’s management team, its board of directors and its financial advisors regarding the feedback from the Anchor Investors and other potential PIPE investors, DYNS delivered an updated non-binding
letter of intent to Senti proposing, among other things, the following modifications to the LOI: (i) reducing the equity value of Senti from $300,000,000 to $240,000,000, (ii) reducing the size of the PIPE financing to $75,000,000, (iii) proposing that each of the funds and accounts managed by Counterpoint Global (Morgan Stanley Investment Management), T. Rowe, ARK Investment Management LLC (“ARK”) and Invus Public Equities, L.P. (“Invus”) would enter into non-redemption
agreements in connection with the business combination pursuant to which such Anchor Investors would receive additional Class A Common Stock equal to 11.111% of the number of Class A Common Stock held by such anchor investor subject to such non-redemption
agreement, (iv) proposing that our Sponsor agree to forfeit a number of shares of Founder Shares in an amount equal to the shares of Class A Common Stock to be issued to the Anchor Investors in connection with the foregoing non-redemption
agreements, (v) reducing the minimum cash condition to $150,000,000 and (vi) increasing the amount of shares initially reserved under the post-closing incentive equity plan to 22% of the outstanding capital stock of the combined company.
On November 19, 2021, with the unanimous approval of the board of directors of DYNS and the prior approval of the board of directors of Senti, DYNS and Senti executed an amended and restated
non-binding
letter of intent (the “A&R LOI”), which included the following core terms:

•
an equity value of Senti equal to $240,000,000 (before accounting for the benefit of the earnout available to existing Senti stockholders), payable solely in the form of shares of DYNS Class A Common Stock;

•
financing consisting of (i) $230,0000,000 of equity capital from DYNS’s trust account, (ii) a PIPE financing of $75,000,000 and
(iii) non-redemption
agreements from each of the funds and accounts managed by Counterpoint Global (Morgan Stanley Investment Management), T. Rowe, ARK and Invus pursuant to which such Anchor Investors would receive additional Class A Common Stock equal to 11.111% of the number of Class A Common Stock held by such anchor investor subject to such non-redemption
agreement;

•	forfeiture by the Sponsor of a number of Founder Shares in an amount equal to the shares to be issued to the Anchor Investors in connection with the foregoing non-redemption agreements;

•
an earnout to Senti’s existing stockholders of 2,000,000 additional shares to vest in two equal tranches of 1,000,000 shares upon the achievement of certain share price milestones within a period of two and three years, respectively with respect to each tranche, following the closing or earlier upon a change of control in which the share price milestone is achieved, which number of shares and vesting parameters were determined by the parties with the advice of their respective financial advisors;

•
certain conditions to the consummation of the business combination, including stockholder approval and other customary matters, including the receipt of all applicable stock exchange clearances and, solely in respect of Senti’s obligations to consummate the business combination, a minimum cash condition of at least $150,000,000 (before giving effect to any transaction expenses);

•
approximately $328,000,000 of cash being made available to the Combined Company (including Senti’s projected $50 million cash balance as of December 31, 2021) for use as working capital and for general corporate purposes, including the payment of transactions expenses (assuming no redemptions by Public Stockholders and a PIPE financing of $75,000,000);

•
a board of directors of the combined company consisting of (i) four directors designated by Senti (one of which will be the chief executive officer of Senti), (ii) two directors designated by our Sponsor and (iii) one director mutually agreed by Senti and DYNS;

•	a 180-day lock-up for shares issued in connection with the business combination to existing Senti stockholders;

•	the lock-up applicable to Founder Shares and Private Placement Shares held by our sponsor described in the prospectus for our IPO would continue to apply;

•	any filing, registration or similar fees would be borne 50% by Senti and 50% by DYNS;

•
a post-closing incentive equity plan with an initial number of shares reserved for issuance of 22% of the outstanding capital stock of the combined company, of which 15% out of such 21% reserved for issuance would be granted at consummation of the business combination in the form of stock options, and a customary “evergreen” provision, and a post-closing employee stock purchase plan with an initial number of shares reserved for issuance of between 1% and 2% of the outstanding capital stock of the combined company and a customary “evergreen” provision; and

•	a mutual exclusivity period of 30 days following the execution of the A&R LOI.
By the end of November, a significant book of demand for the PIPE financing and the non-redemption
commitments on the terms set forth in the A&R LOI began to form.
Between November 19, 2021 and December 2, 2021, Davis Polk prepared a first draft of the Business Combination Agreement, substantially reflecting the terms agreed to in the A&R LOI, which draft DYNS reviewed and discussed with Davis Polk in detail.
On December 2, 2021, Davis Polk sent Goodwin the first draft of the Business Combination Agreement.
On December 9, 2021, Goodwin sent Davis Polk their markup of the first draft of the Business Combination Agreement, which DYNS reviewed and discussed with Davis Polk.
On December 10, 2021, the board of directors of Senti held a telephonic meeting in which senior management were in attendance. Also in attendance were representatives of Goodwin and observers of the board of directors. The draft of the Business Combination Agreement and ancillary documents thereto, the status of the PIPE financing related to the Business Combination and Agreement, and negotiation and timing considerations for these transactions was reviewed and discussed. The board of directors engaged in extensive discussions and deliberations with Senti management and advisors with regard to these transactions.
On December 11, 2021, following further internal discussions between DYNS management and its legal advisors, Davis Polk provided Goodwin a revised draft of the Business Combination Agreement that, among other things, (i) revised certain interim operating covenants in respect of Senti’s operations, (ii) reflected that expenses will be borne 50% by DYNS and 50% by Senti and (iii) increased the ability of DYNS to incur working capital loans which DYNS may incur from $1,000,000 to $2,000,000.
On December 14, 2021, Goodwin sent Davis Polk its markup of the December 11, 2021 draft of the Business Combination Agreement, which DYNS reviewed and discussed with Davis Polk.
Between December 14, 2021 and December 19, 2021, representatives of each of DYNS, Senti, Davis Polk and Goodwin met telephonically and exchanged numerous emails to finalize the remaining open items related to the Business Combination Agreement and the other agreements contemplated therein. Following these discussions, representatives from Davis Polk and Goodwin exchanged revised drafts of the Business Combination Agreement and such other agreements, which reflected the outcome of their discussions. In addition, during this period, DYNS negotiated and entered into (i) an engagement letter with J.P. Morgan, pursuant to which J.P. Morgan was engaged as DYNS’s capital markets advisor to provide certain capital markets advisory services in connection with the proposed business combination and (ii) an engagement letter with Morgan Stanley pursuant to which Morgan Stanley was engaged as DYNS’s financial advisor to provide certain financial advisory services in connection with the proposed business combination.
On December 15, 2021, the board of directors of Senti held a meeting via videoconference in which senior management of Senti and Goodwin were in attendance. During this meeting, the draft of the Business Combination Agreement and ancillary documents thereto, the status of the PIPE financing related to the proposed business combination, and negotiation and timing considerations for these transactions were reviewed and discussed. The board concluded this meeting by indicating their continued support for the transaction.
On December 16, 2021, the board of directors of DYNS held a telephonic meeting in which senior management were in attendance. Also in attendance were representatives of Davis Polk, J.P. Morgan, and Morgan Stanley. Prior to the meeting, a slide deck summarizing the significant transaction documents was distributed to the directors with the transaction documents in substantially final form. Dr. Farokhzad updated DYNS’s board of directors on the final due diligence findings and the terms of the proposed business combination, including the resolution of the final outstanding items. Representatives of Morgan Stanley, as financial advisor to DYNS, reviewed the materials prepared by DYNS’s management and Senti with DYNS’s board of directors, and discussed current market conditions and trading valuations of similar public companies in the biotech industry, to aid the DYNS board of directors in its evaluation of the proposed transaction (though Morgan Stanley was not asked to provide, and did not provide, a financial opinion regarding the proposed transaction).
DYNS’s board of directors discussed the manner in which the management of DYNS initially determined, and then subsequently adjusted, the valuation of the consideration, which was based on market conditions and valuation analysis prepared by DYNS’s management team. A representative of Davis Polk reviewed with the board of directors the fiduciary duties that applied to their consideration of the proposed business combination. A representative of Davis Polk then discussed with the board of directors the proposed terms of the Business Combination Agreement, the PIPE subscription agreements, the non-redemption
agreements, the other transaction documents to be entered into in connection with the proposed business combination and the timeline to closing. The board of directors then engaged in extensive discussions and deliberations with DYNS management and advisors. Among other things, the board of directors asked questions pertaining to legal due diligence, valuation, feedback from the Anchor Investors and proposed PIPE investors, risks, timing and process to closing. Following these discussions and deliberations, DYNS’s three independent directors held an executive session to further discuss the merits of the proposed business combination. Upon rejoining the broader board of directors meeting, the three independent directors engaged in an additional questions and answers session. The board subsequently determined by a unanimous vote that the proposed business combination is in the best interests of DYNS and its stockholders and adopted resolutions (i) approving the proposed business combination, the Business Combination Agreement and the consummation of the transactions contemplated thereby and (ii) recommending that the proposed business transaction be submitted to DYNS’s stockholders for approval.
Between December 10 and December 16, 2021, members of Senti’s management provided updates on the status of the proposed transaction to its board of directors, including a slide deck summarizing the proposed business combination, and discussed and deliberated with its directors, via email and telephonic meetings, the outstanding items and any resolutions on the proposed transaction. Additionally, during this period, it was generally agreed upon between Senti and DYNS that Senti’s stockholders would be subject to a twelve-month lock-up period following the consummation of the proposed business combination, while certain large stockholders of Senti would be subject to an eighteen month lock-up period following the consummation of the proposed business combination. Throughout the period, the board of directors of Senti indicated their continued support for the transactions contemplated by the draft of the Business Combination Agreement, subject to further revisions by the authorized officers of Senti.
On December 15, 2021, the board of directors of Senti held a meeting via videoconference in which senior management of Senti and Goodwin were in attendance. During this meeting, the draft of the Business Combination

Agreement and ancillary documents thereto, the status of the PIPE financing related to the proposed business combination, and negotiation and timing considerations for these transactions were reviewed and discussed. The board concluded this meeting by indicating their continued support for the transaction.
On December 17, 2021, Senti distributed the proposed transaction documents in substantially final form to its board of directors together with a board resolution seeking approval of the Business Combination, the proposed business combination and the related ancillary documents and the transactions contemplated therein.
On December 19, 2021, the board of directors of Senti determined by a written unanimous consent that the proposed business combination is in the best interests of Senti and its stockholders and adopted resolutions (i) approving the proposed business combination, the Business Combination Agreement, the PIPE Investment, and the consummation of the transactions contemplated thereby and (ii) recommending that the transaction be submitted to Senti’s stockholders for approval.
On December 19, 2021, following the approval of the proposed business combination by the board of directors of DYNS and Senti’s board of directors, DYNS, Senti, and certain other parties thereto, executed the Business Combination Agreement. Concurrently with the execution of the Business Combination Agreement, (i) DYNS, the Sponsor and certain other signatories thereto entered into the Sponsor Support Agreement (a copy of which is exhibited to the Business Combination Agreement), (ii) DYNS and the PIPE Investors entered into the subscription agreements in connection with the PIPE Investment, (iii) DYNS, the Sponsor and the funds and accounts managed by Counterpoint Global (Morgan Stanley Investment Management), T. Rowe, ARK and Invus entered into the non-redemption
agreements, and (iv) DYNS and certain Senti equity holders entered into voting and support agreements in favor of DYNS and Senti.
On December 20, 2021, DYNS and Senti issued a joint press release regarding the proposed business combination and DYNS filed a Current Report on Form
8-K
with the SEC announcing the transactions contemplated by the Business Combination Agreement and filing with the SEC the Business Combination Agreement and certain other transaction documents. The final transaction terms (as detailed in the final investor presentation on file with the SEC) included a $240 million pre-money
equity value for Senti, a $66.8 million PIPE financing, $86.9 million of non-redemption
agreements with Anchor Investors, a pro forma equity market capitalization of $601 million and a pro forma enterprise value of $276 million (net of estimated transaction costs), in each case assuming no redemptions from the Trust Account.
Since December 20, 2021, DYNS and Senti, along with their respective advisors, have worked jointly on the preparation of this proxy statement/prospectus.
Throughout January 2022 and early February 2022, DYNS and Senti, along with their respective advisors, were in regular contact regarding the status of the capital markets in the United States and the market for de-SPAC
transactions, in particular. In light of those discussions, DYNS and Senti, along with certain members of Senti’s executive team, agreed to restructure certain option grants made at the time the Business Combination Agreement was signed. In particular, certain Senti executives agreed to forfeit certain options granted to them at the time the Business Combination Agreement was signed depending on the level of redemptions of Public Shares at Closing; the options granted to all other employees at signing would, however, continue to be held by those employees after Closing, irrespective of the level of redemptions of Public Shares at Closing. In addition, it was agreed that the vesting period for the options held by executives whose options may be subject to forfeiture (as described above) will commence at Closing, whereas the vesting period for all other employees’ options commenced at the time the Business Combination Agreement was signed. These changes were given effect by the Business Combination Agreement Amendment, and by Senti and the relevant executives agreeing to amend the option award agreements they had previously entered into at the time the Business Combination Agreement was executed.
On or about February 12, 2022, Timothy Lu and Philip Lee’s (each a “Holder”) Senti Support Agreements were amended by the Amendment to Company Stockholder Support Agreement (the “Amendment to the Company Stockholder Support Agreement”). The “Lock-Up Release Date” for each of Dr. Lu and Dr. Lee were amended as defined below. “Lock-Up Release Date” means the earliest of (x)(i) the three year anniversary of the Closing with respect to the Shares, as defined in the Amendment, listed on Schedule I of the Amendment hereto only and subject to the parameters set forth on Schedule I of the Amendment, and (ii)(A) the one year anniversary of the Closing, with respect to all other Shares, as defined in the Amendment, that Holder may hold as of the date hereof or may hereafter acquire, and (B) subsequent to the Closing, if the last reported sale price of the Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalization and the like) for any 20 trading days within any 30 consecutive trading day period commencing at least 150 days after the Closing, with respect to any Shares of Holder subject to a Lock-Up Release Date of the one year anniversary of the Closing, or (y) the date upon completion of a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of the public stockholders of New Senti having the right to exchange their New Senti common stock for cash, securities or other property.
DYNS and Senti have continued and expect to continue regular discussions regarding the execution and timing of the Business Combination and to take actions and exercise their respective rights under the Business Combination Agreement to facilitate the completion of the Business Combination.
Certain Engagements in Connection with the Business Combination and Related Transactions
Morgan Stanley was engaged by DYNS to act as financial advisor to DYNS in connection with the Business Combination, and will receive a customary advisory fee in connection therewith. DYNS also engaged Morgan Stanley to act as co-placement agent with J.P. Morgan and BofA Securities on its $66.8 million PIPE pursuant to which the co-placement agents will receive customary fees. In connection with its roles as financial advisor to DYNS and co-placement agent to DYNS on its PIPE herewith, Morgan Stanley will receive total fees of $1,889,776. In addition, DYNS engaged J.P. Morgan as capital markets advisor in connection with the Business Combination. J.P. Morgan also acted as underwriter on the initial public offering of DYNS and will receive a fee of $7,050,000 (this amount having being reduced from $8,050,000 by $1,000,000 by agreement with the underwriter on December 17, 2021) upon consummation of the Business Combination in connection therewith.
J.P. Morgan, Morgan Stanley and BofA Securities (together with their affiliates) are full service financial institution engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, wealth management, investment research, principal investing, lending, financing, hedging, market making, brokerage and other financial and non-financial activities and services. In addition, J.P. Morgan, Morgan Stanley and BofA Securities (together with their affiliates) may provide investment banking and other commercial dealings to DYNS, Senti and their respective affiliates in the future, for which they would expect to receive customary compensation. In addition, in the ordinary course of its business activities, J.P. Morgan, Morgan Stanley and BofA and their affiliates, officers, directors and employees may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of DYNS, Senti or their respective affiliates. J.P. Morgan, Morgan Stanley and BofA and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
The Board’s Reasons for Approval of the Business Combination
DYNS was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. DYNS sought to do this by utilizing the networks and industry experience of both its management team and the Board to identify, acquire and operate one or more businesses within or outside of the United States.
The Board met via videoconference on December 16, 2021 to, among other things, discuss a potential business combination with Senti, and on December 16, 2021, unanimously approved the Business Combination and the Business Combination Agreement. Prior to reaching the decision to approve the Business Combination and the Business Combination Agreement, the Board consulted with our management, as well as with our legal and financial advisors.
In addition, the Board reviewed various industry and scientific data, including, but not limited to, Senti’s existing business model and Senti’s product candidates and development pipeline, and reviewed the results of management’s due diligence review of Senti, which took place over a period of more than five months beginning in July 2021 and continuing through the signing of the Business Combination Agreement on December 19, 2021, including extensive meetings and calls with Senti’s management team, review of Senti’s material contracts, intellectual property matters, labor matters, operations, financing and accounting due diligence, tax due diligence, engaging and consulting financial advisors, and other legal due diligence with assistance from our legal counsel and special intellectual property counsel before determining that the Business Combination was in the best interests of DYNS and its stockholders. The Board also determined, after a thorough review of other business combination opportunities reasonably available, that the Business Combination represents the best potential business combination based upon the process utilized to evaluate and assess other potential acquisition targets.
The Board considered a wide variety of factors in connection with its evaluation of the Business Combination. In light of the complexity of those factors, the Board as a whole did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual members of the Board may have given different weight to different factors. This explanation of DYNS’s reasons for the Board’s approval of the Business Combination, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section entitled
“Forward-Looking Statements.”
In particular, the Board considered the following positive factors, although not weighted or in any order of significance:

•
Pioneering innovation in the field of gene circuit technology.
The Board believes that Senti has proven and experienced leadership, which is poised to execute on Senti’s unique approach to developing and manufacturing intelligent gene circuits for use in next-generation cell and gene therapies.

•
Anticipated FDA filings.
The Board considered Senti’s anticipated Investigational New Drug (IND) filings in 2023 for product candidates
SENTI-202
and
SENTI-301,
each of which is discussed in further detail in the section entitled
“Information About Senti.”

•
Collaborations with Spark and BlueRock.
The Board considered Senti’s existing collaborations with Spark (Roche) and BlueRock (Bayer), which are more fully described in the section entitled “
Information about Senti –
Material License and Collaboration Agreements
,” as providing additional validation of Senti’s clinical strategies.

•
Potential to address an area of high unmet medical need.
The Board considered the potential for Senti’s product candidates, should they proceed through clinical trials and be approved for use, to address patients with high unmet needs in oncology, immunology, genetic diseases, neurology, cardiology and ophthalmology, among others.

•
Diversified risk profile from multimodality approach.
The Board considered that Senti’s pipeline and platform has several potential therapeutic applications, including in the fields of oncology, gene therapies for tissue-directed targets and cell therapies for regenerative medicine applications. The Board believes that this multimodality approach will help Senti to diversity its business risk.

•
Development of the commercial potential of product candidates, if approved.
The Board believes that, driven by its understanding of existing treatment paradigms and patient, physician and payor needs, Senti is in a strong position to build a focused and efficient medical affairs and commercial organization and to commercialize its product candidates, if approved (including by the FDA), in the United States and international markets.

•
Experienced and dedicated management team.
The Board believes that Senti has a proven and experienced management team that will effectively lead the Combined Company after the Business Combination. Additionally, the Board considered Senti’s management’s willingness to forfeit certain options with respect to redemptions and recognized the dedication of Senti’s management to attempt to execute on its business plans.

•
Backed by
top-tier
 healthcare investors.
Senti’s existing investors include NEA, 8VC, Leaps by Bayer, Amgen Ventures, Lux, Matrix, Lifeforce Capital, among others, which the Board believes provides additional validation of Senti’s clinical and business strategies. The Board also considered the strong interest in the PIPE Investment in connection with the transaction from seasoned healthcare investors, including T. Rowe, funds and accounts managed by Counterpoint Global (Morgan Stanley Investment Management), Invus, NEA, 8VC, Lifeforce and others.

•	Financial analysis conducted by DYNS. The financial analysis conducted by DYNS’s management team and reviewed by the Board supported the equity valuation of Senti.
The Board also identified and considered the following factors and risks weighing negatively against pursuing the Business Combination, although not weighted or in any order of significance:

•
Technical and Clinical Risk
. Senti is a preclinical stage biotechnology company, and the Board considered that there is no assurance that Senti will engage in clinical trials or that any clinical trials will succeed.

•
FDA Approval
. The Board considered risks associated with the failure to receive FDA approval (in a timely manner or at all) for Senti’s product candidates, should they ultimately reach late-stage clinical development, and the adverse impact that would have on the commercialization of its product candidates.

•
Manufacturing
. While Senti has plans to develop a manufacturing facility for its product candidates, the Board considered the risks associated with optimizing and scaling up production for clinical trials and commercial sales.

•
Commercialization
. The Board considered the risks that, should Senti’s product candidates proceed through clinical trials and receive FDA approval, they will nevertheless be unable to commercialize them and they will be subject to competition from other businesses involved in developing and commercializing “gene circuit” technology for programing next-generation cell and gene therapies.

•
Reimbursement
. The Board considered the risks that, should Senti’s product candidates proceed through clinical trials and receive FDA approval, they do not become eligible for third-party coverage and/or approved for reimbursement.

•
Exclusivity
. The Board considered the fact that the Business Combination Agreement includes an exclusivity provision that prohibits DYNS from soliciting other business combination proposals, which restricts DYNS’s ability, so long as the Business Combination Agreement is in effect, to consider other potential business combinations.

•
Other risks
. Various other risks associated with the Business Combination and redemptions, the business of DYNS and the business of Senti described in the section entitled “
Risk Factors,
” including Senti’s ongoing need to raise additional capital to finance its operations.

Based on its review of the forgoing considerations, the Board concluded that the potentially negative factors associated with the Business Combination were outweighed by the potential benefits that it expects DYNS stockholders will receive as a result of the Business Combination. The Board noted that there can be no assurance about future results, including results considered or expected as disclosed in the foregoing reasons.
The preceding discussion of the information and factors considered by the Board is not intended to be exhaustive but includes the material factors considered by the Board. In view of the complexity and wide variety of factors considered by the Board in connection with its evaluation of the Business Combination, the Board did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the different factors that it considered in reaching its decision. In addition, in considering the factors described above, individual members of the Board may have given different weight to different factors. The Board considered this information as a whole and overall considered the information and factors to be favorable to, and in support of, its determinations and recommendations.
This explanation of the Board’s reasons for its approval of the Business Combination, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section entitled “
Forward-Looking Statements
.”
Summary of Business Combination Agreement
This subsection of the proxy statement/prospectus describes the material provisions of the Business Combination Agreement, but does not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, a copy of which is attached as
Annex
 A
to this proxy statement/prospectus. You are urged to read the Business Combination Agreement in its entirety because it is the primary legal document that governs the Business Combination.
The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in part by the underlying disclosure schedules delivered by each of DYNS and Senti to each other (the “disclosure schedules”), which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders, and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the disclosure schedules contain information that is material to an investment decision. Additionally, the representations and warranties of the parties to the Business Combination Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Business Combination Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about DYNS, Merger Sub, the Sponsor, Senti or any other matter.
Structure of the Business Combination
On December 19, 2021, DYNS, Merger Sub and Senti entered into the Business Combination Agreement, which provides, among other things, that, on the Closing Date, the parties to the Business Combination Agreement will cause a certificate of merger to be executed and filed with the Secretary of State of the State of Delaware, pursuant to which Merger Sub will merge with and into Senti, with Senti as the surviving company in the merger and, after giving effect to such merger, Senti shall be a wholly owned subsidiary of DYNS.
Pursuant to the Business Combination Agreement, at the Effective Time:

•
each outstanding share of Senti common stock will be cancelled and converted into the right to receive a number of shares of Class A Common Stock equal to the Exchange Ratio (rounded down to the nearest whole share);

•
each outstanding share of Senti preferred stock will be cancelled and converted into the right to receive a number of shares of Class A Common Stock equal to (i) the aggregate number of shares of Senti common stock that would be issued upon conversion of the shares of Senti preferred stock based on the applicable conversion ratio immediately prior to the Effective Time, multiplied by (ii) the Exchange Ratio (rounded down to the nearest whole share); and

•
each outstanding option (whether vested or unvested) to purchase Senti stock will be converted into an option to purchase a number of shares of Class A Common Stock (rounded down to the nearest whole share) equal to (A) the number of shares of Senti common stock subject to such option as at the time immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio, at an exercise price per share equal to the current exercise price per share for such option divided by the Exchange Ratio (rounded up to the nearest whole cent).

The consideration described in the foregoing bullets is collectively referred to as the “Business Combination Consideration.”
In addition, holders of shares of Senti common stock and Senti preferred stock will be eligible to receive (i) 1,000,000 shares of Class A Common Stock, in the aggregate, if, after Closing, the volume weighted average price of Class A Common Stock on Nasdaq, or any other national securities exchange on which the shares of Class A Common Stock are then traded (“VWAP”) is greater than or equal to $15.00 over any 20 trading days within any 30 trading day period, and (ii) an additional 1,000,000 shares of Class A Common Stock, in the aggregate, if, after Closing, the VWAP is greater than or equal to $20.00 over any 20 trading days within any 30 trading day period. These 2,000,000 shares of Class A Common Stock are referred to as the “Contingency Consideration.” Subject to certain exceptions, and provided the per share value of the consideration to be received by holders of Class A Common Stock in connection with the change of control exceeds one or both of the Contingency Consideration price targets set forth above, if a change of control of New Senti occurs following the Closing, then any Contingency Consideration that remains unissued as of immediately prior to the consummation of such change of control will immediately become payable and the former holders of shares of Senti preferred stock and Senti common stock will be entitled to receive the unissued Contingent Consideration prior to the consummation of such change of control.
In connection with the Business Combination, certain related agreements have been, or will be entered into on or prior to the closing of the Business Combination (as amended), including the Subscription Agreements, the
Non-Redemption
Agreements, the Investor Rights Agreement, the Sponsor Support Agreement and the Company Support Agreeements (and related amendment). See “—
Related Agreements
” for more information.
Conditions to Closing of the Business Combination
Conditions to Each Party’s Obligations
The respective obligations of each party to the Business Combination Agreement to consummate the transactions contemplated by the Business Combination are subject to the satisfaction (or, if permitted by applicable law, waiver by the party for whose benefit such condition exists) of the following conditions:

•
each applicable waiting period (and any extensions thereof, or any timing agreements, understandings or commitments obtained by request or other action of the United States Federal Trade Commission or the Antitrust Division of the United States Department of Justice, as applicable) or consent under the HSR Act shall have expired, been terminated or obtained (or deemed, by applicable law, to have been obtained), as applicable;

•
no order or law issued by any court of competent jurisdiction or other governmental entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by the Business Combination Agreement (including the Closing) being in effect;

•
this registration statement/proxy statement becoming effective in accordance with the provisions of the Securities Act, no stop order being issued by the SEC and remaining in effect with respect to this registration statement/proxy statement, and no proceeding seeking such a stop order being threatened or initiated by the SEC and remaining pending;

•
the approval of the Business Combination Agreement, the ancillary transaction documents and the transactions contemplated thereby (including the Business Combination) by the requisite vote of Senti’s stockholders in accordance with the DGCL and Senti’s governing documents;

•
the approval of the Business Combination Agreement, the ancillary transaction documents and the transactions contemplated thereby (including the Business Combination) by DYNS as sole stockholder of Merger Sub;

•
the approval of the Business Combination Agreement, the ancillary documents and the transactions contemplated thereby, and each of the other Proposals being submitted to a vote of DYNS’s stockholders pursuant to this proxy statement/prospectus, in each case by the requisite vote of DYNS’s stockholders in accordance with the DGCL and DYNS’s governing documents (the “DYNS Stockholder Approval”);

•
DYNS’s initial listing application with Nasdaq in connection with the transactions contemplated by the Business Combination Agreement being approved and, immediately following the Effective Time, DYNS satisfying any applicable initial and continuing listing requirements of Nasdaq, and DYNS not having received any notice of non-compliance
in connection therewith that has not been cured or would not be cured at or immediately following the Effective Time, and the Class A Common Stock (including the shares of Class A Common Stock to be issued in connection with the Business Combination) having been approved for listing on Nasdaq; and

•
after giving effect to the transactions contemplated by the Business Combination Agreement (including any DYNS stockholder redemption and the PIPE Investment), DYNS having at least $5,000,001 of net tangible assets (as determined in accordance with
Rule 3a51-1(g)(1)
of the Exchange Act) immediately after the Effective Time.

Other Conditions to the Obligations of the DYNS Parties
The obligations of the DYNS Parties (as defined in the Business Combination Agreement) to consummate the transactions contemplated by the Business Combination Agreement (including the Closing) are subject to the satisfaction (or, if permitted by applicable law, waiver by DYNS on behalf of itself and the other DYNS Parties) of the following further conditions:

•
the Company Fundamental Representations (other than the representations and warranties set forth in Section 3.2(a) and Section 3.9(a)) in the Business Combination Agreement shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of such earlier date), (ii) the representations and warranties set forth in Section 3.2(a) shall be true and correct in all respects (except for de minimis
inaccuracies) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis
inaccuracies) as of such earlier date), (iii) the representations and warranties set forth in Section 3.9(a) shall be true and correct in all respects as of the Closing Date, as though made on and as of the Closing Date, and (iv) the representations and warranties of the Company set forth in Article 3 (other than the Company Fundamental Representations and the representations and warranties set forth in Section 3.2(a) and Section 3.9(a)) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (without giving effect to any limitation as to

“materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) as of such earlier date), except, in the case of this clause (iii), where the failure of such representations and warranties to be true and correct, taken as a whole, does not, and would not reasonably be expected to, cause a Company Material Adverse Effect;

•
Senti having performed and complied in all material respects with the covenants and agreements required to be performed or complied with by it under the Business Combination Agreement at or prior to the Closing;

•	since the date of the Business Combination Agreement, no Senti Material Adverse Effect having occurred that is continuing; and

•
at or prior to the Closing, DYNS having received a certificate duly executed by an authorized officer of Senti, dated as of the Closing Date, to the effect that the conditions specified Section 6.2(a), Section 6.2(b) and Section 6.2(c) of the Business Combination Agreement are satisfied, in a form and substance reasonably satisfactory to DYNS.

Other Conditions to the Obligations of Senti
The obligations of Senti to consummate the transactions contemplated by the Business Combination Agreement (including the Closing) are subject to the satisfaction (or, if permitted by applicable law, waiver by Senti) of the following further conditions:

•
(i) the DYNS Fundamental Representations (other than the representations and warranties set forth in Section 4.6(a)) of the Business Combination Agreement shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “DYNS Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “DYNS Material Adverse Effect” or any similar limitation set forth therein) as of such earlier date), (ii) the representations and warranties set forth in Section 4.6(a) shall be true and correct in all respects (except for de minimis
inaccuracies) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis
inaccuracies) as of such earlier date), and (iii) the representations and warranties of the DYNS Parties (other than the DYNS Fundamental Representations and the representations and warranties set forth in Section 4.6(a)) contained in Article 4 of this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “DYNS Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or “DYNS Material Adverse Effect” or any similar limitation set forth therein) as of such earlier date), except, in the case of this clause (iii), where the failure of such representations and warranties to be true and correct, taken as a whole, does not, and would not reasonably be expected to, cause a DYNS Material Adverse Effect;

•
the DYNS Parties having performed and complied in all material respects with the covenants and agreements required to be performed or complied with by them under the Business Combination Agreement at or prior to the Closing;

•	there being at least $150,000,000 in Available Closing Cash (as defined in the Business Combination Agreement);

•	since the date of the Business Combination Agreement, no DYNS Material Adverse Effect having occurred that is continuing; and

•
at or prior to the Closing, DYNS shall have delivered, or caused to be delivered, to the Company a certificate duly executed by an authorized officer of DYNS, dated as of the Closing Date, to the effect that the conditions specified in Section 6.3(a) and Section 6.3(b) of the Business Combination Agreement are satisfied, in a form and substance reasonably satisfactory to the Company.

Representations and Warranties
Representations and Warranties of Senti
Under the Business Combination Agreement, Senti made various representations and warranties to DYNS that are subject, in some cases, to specified exceptions and qualifications contained in the Business Combination Agreement or in the disclosure schedule that Senti delivered to DYNS in connection with the Business Combination Agreement. These representations and warranties relate to, among other things:

•	organization and qualification;

•	organizational documents and other agreements among the stockholders of Senti;

•	capitalization, and the existence of any obligations to make payments upon a change of control of Senti;

•	authority of Senti to, among other things, enter into the Business Combination Agreement and consummate the transactions contemplated thereby;

•	Senti’s subsidiaries;

•	financial statements;

•	the absence of undisclosed liabilities;

•	consents, approvals and permits;

•	material contracts;

•	absence of material changes or of a Senti Material Adverse Effect since January 1, 2021;

•	litigation;

•	compliance with applicable law;

•	employee benefit plans;

•	labor matters

•	environmental matters;

•	intellectual property;

•	data privacy and security;

•	insurance matters;

•	tax matters;

•	real and personal property;

•	broker fees payable in connection with the Business Combination;

•	transactions with affiliates;

•	compliance with international trade and anti-corruption laws;

•	information supplied;

•	regulatory compliance and investigation;

•	PPP loans; and

•	various matters pertaining to compliance by Senti with healthcare and drug regulatory requirements.
Representations and Warranties of the DYNS Parties
Under the Business Combination Agreement, the DYNS Parties made various representations and warranties to Senti that are subject, in some cases, to specified exceptions and qualifications contained in the Business Combination Agreement or in the disclosure schedule that Senti delivered to DYNS in connection with the Business Combination Agreement. These representations and warranties relate to, among other things:

•	organization and qualification;

•	consents and approvals;

•	information supplied;

•	authority of each DYNS Party to, among other things, enter into the Business Combination Agreement and consummate the transactions contemplated thereby;

•	broker fees payable in connection with the Business Combination;

•	capitalization of DYNS and Merger Sub;

•	indebtedness of DYNS;

•
timely making of all past SEC filings by DYNS, compliance of such filings with all applicable legal requirements, and such filings not containing any untrue statements of material fact or omitting to state any material fact;

•
the balance of funds in Trust Account, the investment of such funds, the existence of agreements giving any person any right to any such funds, and compliance with the trust agreement relating to such Trust Account;

•	transactions with affiliates;

•	litigation;

•	compliance with applicable law;

•	the absence of any activities by Merger Sub other than those related to the entry into the Business Combination Agreement or in connection with the transactions contemplated thereby;

•	internal controls over financial reporting and other financial disclosure compliance requirements;

•	compliance with Nasdaq listing requirements applicable to its shares of common stock;

•	financial statements;

•	the absence of undisclosed liabilities;

•	employee matters;

•	tax matters; and

•	regulatory compliance and investigation.
Material Adverse Effect
Under the Business Combination Agreement, certain representations and warranties of Senti and the DYNS Parties are qualified in whole or in part by materiality thresholds. In addition, certain representations and warranties of Senti and the DYNS Parties are qualified in whole or in part by certain “material adverse effect” standards for purposes of determining whether a breach of such representations and warranties have occurred (and for purposes of determining whether certain conditions to Closing have been satisfied, as discussed above in “—
Conditions to Closing of the Business Combination
”).

Pursuant to the Business Combination Agreement, a “Senti Material Adverse Effect” means any event, change, effect, occurrence, circumstance or development that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (a) the business, assets, results of operations or condition (financial, regulatory, clinical or otherwise) of Senti and its subsidiaries, taken as a whole, or (b) the ability of Senti to consummate the Business Combination; except that, in the case of clause (a), none of the following will be taken into account in determining whether a Senti Material Adverse Effect has occurred or would be reasonably expected to occur: any adverse event, change, effect, occurrence, circumstance or development arising from or related to (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, (iv) changes or proposed changes in any applicable laws or GAAP after the date of the Business Combination Agreement, (v) any event, change, effect, occurrence, circumstance or development that is generally applicable to the industries or markets in which Senti and its subsidiaries operate, (vi) the execution or public announcement of the Business Combination Agreement or the pendency or consummation of the transactions contemplated by the Business Combination Agreement, including the impact thereof on the relationships, contractual or otherwise, of Senti and its subsidiaries with employees, Contingent Workers, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, or other third parties related thereto, (vii) any failure by Senti and its subsidiaries, taken as a whole, to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account), or (viii) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics or pandemics or the worsening of any pandemics (including
COVID-19),
acts of God or other natural disasters or comparable events in the United States or any other country or region in the world, or any escalation of the foregoing. Any event, change, effect, occurrence, circumstance or development resulting from a matter described in any of the foregoing clauses (i) through (v) or (viii) may be taken into account in determining whether a Senti Material Adverse Effect has occurred or would be reasonably expected to occur to the extent the same has a disproportionate adverse effect on Senti relative to other participants operating in the industries or markets in which Senti and its subsidiaries operates.
Pursuant to the Business Combination Agreement, a “DYNS Material Adverse Effect” means any event, change, effect, occurrence, circumstance or development that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (a) the business, assets, results of operations or condition (financial, regulatory or otherwise) of the DYNS Parties, taken as a whole, or (b) the ability of DYNS or Merger Sub to consummate the Business Combination; provided however, in the case of clause (a), none of the following will be taken into account in determining whether a DYNS Material Adverse Effect has occurred or would be reasonably expected to occur: any adverse event, change, effect, occurrence, circumstance or development arising from or related to (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, (iv) changes or proposed changes in any applicable laws or GAAP after the date of the Business Combination Agreement, (v) any event, change, effect, occurrence, circumstance or development that is generally applicable to the industries or markets in which any DYNS Party operates, (vi) subject to certain exceptions, the execution or public announcement of the Business Combination Agreement or the pendency or consummation of the transactions contemplated by the Business Combination Agreement, including the impact thereof on the relationships, contractual or otherwise, of any DYNS Party with investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees or other third parties related thereto, (vii) any failure by any DYNS Party to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account), or (viii) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics or pandemics or the worsening of any pandemic (including
COVID-19),
acts of God or other natural disasters or comparable events in the United States or any other country or region in the world, or any escalation of the foregoing, (ix) any Effect relating to the Company or its Subsidiaries or the Company Stockholders, (x) any DYNS Stockholder Redemption, in and of itself, or (xi) any breach of any covenants, agreements or obligations of an Investor under a Subscription Agreement (including any breach of an Investor’s obligations to fund its commitment thereunder when required); provided, however, that any Effect resulting from a matter described in any of the foregoing clauses (i) through (v) or (viii) may be taken into account in determining whether a DYNS Material Adverse Effect has occurred or would be reasonably likely to occur to the extent, and solely to the extent, the same has a disproportionate adverse effect on the DYNS Parties, taken as a whole, relative to other “SPACs” operating in the industries in which the DYNS Parties operate.
Covenants of the Parties
Covenants of Senti
Senti made certain covenants under the Business Combination Agreement, including, among others, the following:

•
Subject to certain exceptions or as consented to in writing by DYNS (such consent not to be unreasonably withheld, conditioned or delayed), prior to the Closing, Senti shall, and shall cause its subsidiaries to, operate its business in the ordinary course in all material respects and use commercially reasonable efforts to maintain and preserve intact its business organization, assets, properties and material business relations.

•
Subject to certain exceptions, prior to the Closing, Senti shall not do, and cause its subsidiaries not to do, any of the following without DYNS’s consent (such consent not to be unreasonably withheld, conditioned or delayed except in the case of the first or fifteenth sub-bullets
below):

•	declare, set a record date for, set aside, make or pay any dividends or distribution or payment in respect of, or repurchase, any equity securities of Senti;

•
merge, consolidate, combine or amalgamate with any person or purchase or otherwise acquire any corporation, partnership, limited liability company, joint venture, association, or other business entity or organization or division thereof;

•
adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect any change in respect of any equity securities of Senti or issue any other security in respect of, in lieu of or in substitution for Senti’s equity securities;

•
adopt any amendments, supplements, restatements or modifications to Senti’s governing documents, the Senti Support Agreement, the Senti right of first refusal and co-sale
agreement and the Senti investor rights agreement;

•
sell, assign, transfer, convey, abandon, lease, license, allow to lapse or expire or otherwise dispose of any material assets or properties (including the Leased Real Property but excluding Intellectual Property Rights, as defined in the Business Combination Agreement), other than obsolete assets or properties or in the ordinary course of business; or create, subject to or incur any lien (other than certain permitted liens) in respect of any material assets or properties (including the Leased Real Property but excluding Intellectual Property Rights, as defined in the Business Combination Agreement);

•
other than grants to current and new employees, officers and directors pursuant to an existing Senti equity plan in the ordinary course and consistent with past practice, transfer, issue, deliver, sell, pledge, grant or otherwise directly or indirectly dispose of, or subject to a lien, any equity securities of Senti or any equity securities of Senti’s subsidiaries, as applicable, or any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating Senti to transfer, issue, deliver, sell, pledge, grant or otherwise directly or indirectly dispose of, or subject to a lien, any equity securities of Senti or any equity securities of Senti’s subsidiaries, as applicable;

•
incur, create, assume or otherwise become liable for (whether directly, contingently or otherwise), or guarantee for the benefit of another person, any indebtedness in excess of $500,000 (other than equipment financing and trade payables incurred in the ordinary course of business), individually or in the aggregate;

•
enter into, amend, modify, waive any material benefit or right under, novate, assign, assume or terminate or rescind any material contract (excluding any expiration or automatic extension or renewal of any such material contract pursuant to its terms or entering into additional work orders pursuant to, and in accordance with the terms of, any material contract);

•
make any loans, advances or capital contributions of money or other property to, or guarantees for the benefit of, or any investments in, any person, in excess of $250,000, individually or in the aggregate, other than the reimbursement of expenses of employees in the ordinary course of business, and prepayments and deposits to suppliers of Senti and its subsidiaries in the ordinary course of business;

•
except as required under the terms of any employee benefit plan, (i) amend or modify in any material respect, adopt, enter into, materially alter the prior interpretation of, waive any material benefit or right under or terminate or rescind any material employee benefit plan or any benefit or compensation plan, policy, program of contract that would be an employee benefit plan if in effect as of the date of the Business Combination Agreement, (ii) increase or agree to increase the compensation, bonus or other benefits payable, or pay or agree to pay any bonus to, to any current or former Key Employee or Contingent Worker (as defined in the Business Combination Agreement), other than, in each case, individual annual and merit-based raises of up to three percent (3%) in the salary or wages of any such Key Employee or Contingent Worker and bonus payments made in the ordinary course of business and consistent with past practice, as applicable, (iii) take any action to accelerate any payment, right to payment or benefit, or the vesting or funding of any payment, right to payment or benefit, payable or to become payable to any current or former Key Employee or Contingent Worker, (iv) waive or release any noncompetition, non-solicitation,
no-hire,
nondisclosure or other restrictive covenant obligation of any current or former Key Employee, (v) pay or agree to pay any severance or change in control pay or benefits, or otherwise increase the severance or change in control pay or benefits of, any current or former executive director, manager, officer or employee, or (vi) hire or terminate (other than for cause) or furlough the employment of Key Employee (or person who would be a Key Employee, were they hired by Senti or any of its subsidiaries), or terminate any group of employees if such group termination would trigger the U.S. Worker Adjustment and Retraining Notification Act of 1988;

•
make, change or revoke any material tax election or material tax accounting method, file any material tax return in a manner inconsistent with past practices, amend any material tax return, enter into any agreement with a governmental entity with respect to a material amount of taxes, settle or compromise any claim or assessment by a governmental entity in respect of any material amount of taxes, surrender any right to claim a refund of a material amount of taxes, or consent to any extension or waiver of the statutory period of limitation applicable to any material tax claim or assessment or enter into any tax sharing or similar agreement (other than any agreement entered into in the ordinary course of business, the primary purpose of which does not relate to taxes);

•
authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction;

•	change Senti’s methods of accounting, other than changes that are made in accordance with Public Company Accounting Oversight Board (“PCAOB”) standards;

•
enter into any contract providing for the payment of any broker, finder, investment banker or other person under which such person is or will be entitled to any broker fee, finder’s fee or other commission in connection with the transactions contemplated by the Business Combination Agreement;

•
enter into any contract or other arrangement that materially restricts Senti or its affiliates’ ability to engage or compete in any material line of business or enter into a new material line of business;

•
make any capital expenditure that in the aggregate exceeds $1,000,000, other than any capital expenditure (or series of related capital expenditures) consistent with the capital expenditures budget set forth in Section 5.1(b)(xviii) of the Company Disclosure Schedules in the Business Combination Agreement;

•
voluntarily fail to maintain in full force and effect material insurance policies covering Senti and its affiliates and their respective properties, assets and businesses in a form and amount consistent with past practice;

•
enter into any transaction or amend in any material respect any existing contract with any Company Related Party, as defined in the Business Combination Agreement, excluding, to the extent permitted under Section 5.1(b)(x) of the Business Combination Agreement, ordinary course payments of annual compensation, provision of benefits or reimbursement of expenses;

•	make any change of control payment that is not disclosed to DYNS on the Senti disclosure schedules;

•
sell, assign, transfer, convey, abandon, lease, license, allow to lapse or expire, or otherwise dispose of, fail to take any action necessary to maintain, enforce or protect, or create or incur any lien (other than certain permitted liens) on, any intellectual property rights, except granting non-exclusive
licenses pursuant to clinical trial agreements or supply agreements in which clinical trials or supply services are being performed for Senti or any of its subsidiaries, in each case, that are entered into by Senti or any of its subsidiaries in the ordinary course of business and where the grant of rights to use any intellectual property rights are incidental, and not material to, any performance under each such agreement; or

•	enter into any contract to take, or cause to be taken, any of the actions set forth in the foregoing.

•
As promptly as reasonably practicable (and in any event within forty eight (48) hours) following the time at which the registration statement of which the proxy statement/prospectus forms a part is declared effective under the Securities Act, Senti is required to obtain and deliver to DYNS a true and correct copy of a written consent (in form and substance reasonably satisfactory to DYNS) approving the Business Combination Agreement, the ancillary documents to which Senti is or will be a party and the transactions contemplated by the Business Combination Agreement (including the Business Combination), duly executed by the Senti stockholders that hold at least the requisite number of issued and outstanding shares of Senti’s stock to approve and adopt such matters in accordance with the DGCL and Senti’s governing documents (the “Senti Stockholder Written Consent”), and through its board of directors, will recommend to the Senti stockholders, the approval and adoption of the Business Combination Agreement, the ancillary documents to which Senti is or will be a party and the transactions contemplated thereby (including the Business Combination).

•
Subject to certain exceptions, at or prior to the Closing, Senti will purchase and maintain in effect for a period of six years after the Effective Time, without lapses in coverage, a “tail” policy or policies providing liability insurance coverage for Senti’s directors and officers with respect to any acts, errors or omissions occurring on or prior to the Effective Time.

•
Prior to the Closing or termination of the Business Combination Agreement in accordance with its terms, Senti shall not, and shall cause its respective representatives not to, directly or indirectly: (i) solicit, initiate, knowingly encourage (including by means of furnishing or disclosing information), knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a Senti Acquisition Proposal; (ii) furnish or disclose any non-public
information to any person in connection with, or that could reasonably be expected to lead to, a Senti Acquisition Proposal; (iii) enter into any contract or other arrangement or understanding regarding a Senti Acquisition Proposal; (iv) prepare or take any steps in connection with a public offering of any equity securities of Senti (or any affiliate or successor of Senti); or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or knowingly encourage any effort or attempt by any person to do or seek to do any of the foregoing. A “Senti Acquisition Proposal” means any transaction or series of related transactions under which any person(s), directly or indirectly, acquires or otherwise purchases Senti or all or substantially all of the assets or business of Senti and its subsidiaries, or any material equity or similar investment in Senti or any of its subsidiaries, in each case excluding the Business Combination Agreement, the ancillary documents and the transactions contemplated thereby.

Covenants of DYNS
DYNS made certain covenants under the Business Combination Agreement, including, among others, the following:

•
Subject to certain exceptions or as consented to in writing by Senti (such consent not to be unreasonably withheld, conditioned or delayed if such matter is in furtherance of the transactions contemplated by the Business Combination Agreement or any ancillary document), prior to the Closing, DYNS will not, and will cause its subsidiaries not to, do any of the following:

•
seek an approval from the
Pre-Closing
DYNS stockholders, or otherwise adopt any amendments, supplements, restatements or modifications to the DYNS trust agreement or the governing documents of any DYNS Party or any of their subsidiaries;

•
declare, set aside, make or pay any dividends on or make any other distribution or payment in respect of, any equity securities of DYNS or any of its subsidiaries, or repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any issued and outstanding equity securities of DYNS or any of its subsidiaries, as applicable;

•	split, combine or reclassify any of its capital stock or other equity securities or issue any other security in respect of, in lieu of or in substitution for shares of its capital stock;

•	incur, create, guarantee or assume (whether directly, contingently or otherwise) any indebtedness except for indebtedness for borrowed money in an amount not to exceed $1,000,000 in the aggregate;

•	make any loans or advances to, or capital contributions in, any other person, other than to, or in, DYNS or any of its subsidiaries;

•
issue any equity securities of DYNS or any of its subsidiaries or grant any additional options, warrants or stock appreciation rights with respect to equity securities of the foregoing of DYNS or any of its subsidiaries;

•
enter into, renew, modify or revise any DYNS related party transaction (or any contract or agreement that if entered into prior to the execution and delivery of the Business Combination Agreement would be a DYNS related party transaction), other than the entry into any contract with a DYNS related party with respect to the incurrence of indebtedness permitted by Section 5.10(d) of the Business Combination Agreement;

•
engage in any activities or business, or incur any material liabilities, other than with respect to any activities, businesses or liabilities permitted or contemplated by, or liabilities incurred in connection with, the Business Combination Agreement or any ancillary document thereto, or in connection with or incidental or related to DYNS’s continuing corporate (or similar) existence or it being (or continuing to be) a public company listed on Nasdaq, or which are administrative or ministerial in nature and not material;

•
authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving DYNS or its subsidiaries;

•
enter into any contract with any broker, finder, investment banker or other person under which such person is or will be entitled to any brokerage fee, finder’s fee or other commission in connection with the transactions contemplated by the Business Combination Agreement;

•
make, change or revoke any material tax election or material tax accounting method, file any material tax return in a manner inconsistent with past practice, amend any material tax return, enter into any agreement with a governmental entity with respect to a material amount of taxes, settle or compromise any claim or assessment by a governmental entity in respect of any material amount of taxes, surrender any right to claim a refund a material amount of taxes, consent to any extension or waiver of the statutory period of limitation applicable to any tax claim or assessment, or enter into any tax sharing or similar agreement (other than any agreement entered into in the ordinary course of business, the primary purpose of which does not relate to taxes);

•	waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include, but not limited to, any pending or threatened proceeding;

•
make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices except changes that are made (i) in accordance with PCAOB standards, or (ii) as required by any Securities Law or any Order, directive, guideline, recommendation, statement, comment or guidance issued, passed, approved, published, promulgated or released by, the SEC, following reasonable prior consultation with the Senti;

•	make or permit to be made any distribution of amounts held in Trust Account (other than interest income earned on the funds held therein as permitted by its trust agreement);

•	create any new subsidiary (other than Merger Sub); or

•	enter into any contract to take, or cause to be taken, any of the actions set forth in the foregoing.

•
DYNS shall use its reasonable best efforts to cause: (i) the Class A Common Stock issuable in accordance with the Business Combination Agreement to be approved for listing on Nasdaq; (ii) DYNS to satisfy all applicable initial and continuing listing requirements of Nasdaq; and (iii) the trading symbol under which the Class A Common Stock is listed for trading on Nasdaq to be changed to “SNTB” and have the Class A Common Stock listed for trading with such trading symbol.

•
Prior to the effectiveness of the registration statement of which this proxy statement/prospectus forms a part, DYNS will approve and adopt the Incentive Plan, and DYNS will reserve a number of shares of Class A Common Stock equal to the percentage of the aggregate number of shares of Class A Common Stock issued and outstanding immediately after the Closing for grant thereunder.

•
Subject to certain exceptions, at or prior to the Closing, DYNS will purchase and maintain in effect for a period of six years after the Effective Time, without lapses in coverage, a “tail” policy providing liability insurance coverage for DYNS’s directors and officers with respect to any acts, errors or omissions occurring on or prior to the Effective Time.

•
Prior to the Closing or termination of the Business Combination Agreement in accordance with its terms, the DYNS Parties shall not, and each of them shall direct their representatives not to, directly or indirectly: (i) solicit, initiate, knowingly encourage (including by means of furnishing or disclosing information), knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a DYNS Acquisition Proposal; (ii) furnish or disclose any non-public
information to any person in connection with, or that could reasonably be expected to lead to, a DYNS Acquisition Proposal; (iii) enter into any contract or other arrangement or understanding regarding a DYNS Acquisition Proposal; (iv) other than in connection with the Business Combination Agreement, the ancillary documents or the transactions contemplated hereby or thereby, prepare or take any steps in connection with an offering of any securities of any DYNS Party (or any affiliate or successor of any DYNS Party); or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any person to do or seek to do any of the foregoing. DYNS agrees to (A) notify Senti promptly upon any DYNS Party obtaining any DYNS Acquisition Proposal, and to describe the terms and conditions of any such DYNS Acquisition Proposal in reasonable detail (including the identity of any Person making such DYNS Acquisition Proposal), and (B) keep Senti reasonably informed on a reasonably current basis of any modifications to such offer or information. An “DYNS Acquisition Proposal” means any transaction or series of related transactions under which DYNS or any of its controlled affiliates, directly or indirectly, acquires or otherwise purchases any other person(s), engages in a business combination with any other person(s), or acquires or otherwise purchases at least a majority of the voting securities of such person or all or substantially all of the assets or businesses of any other person(s), in each case excluding the Business Combination Agreement, the ancillary documents and the transactions contemplated thereby.

•
At the Closing, DYNS shall (i) cause the documents, certificates and notices required pursuant to the trust agreement pertaining to Trust Account to be so delivered to the trustee of such account and (ii) make all appropriate arrangements to cause such trustee to (A) pay as and when due all amounts payable to any Public Stockholders who elect to redeem their Public Shares, (B) pay any amounts due to the underwriters of the Initial Public Offering for their deferred underwriting commissions as set forth in such trust agreement and (C) immediately thereafter, pay all remaining amounts then available in the Trust Account to DYNS in accordance with such trust agreement. After compliance with the foregoing, Trust Account shall terminate.

•
Unless otherwise approved in writing by Senti, DYNS shall not (other than changes that are solely ministerial) permit any amendment or modification to be made to, permit any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the Subscription Agreements, in each case, other than any assignment or transfer expressly permitted thereby (without any further amendment, modification or waiver to such assignment or transfer provision). Subject to the immediately preceding sentence and in the event that all conditions in the Subscription Agreements have been satisfied, DYNS shall use its reasonable best efforts to take, or to cause to be taken, all actions required, necessary or that it otherwise deems to be proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms described therein. Without limiting the generality of the foregoing, DYNS shall give the Company prompt written notice (a) of any requested amendment to any Subscription Agreement, (b) of any breach or default, to the knowledge of DYNS, by any party to any Subscription Agreement, (c) of the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, or to the knowledge of DYNS, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provisions of any Subscription Agreement, and (d) if DYNS does not expect to receive all or any portion of the applicable purchase price under any Investor’s Subscription Agreement in accordance with its terms.

Mutual Covenants of the Parties
The parties made certain mutual covenants under the Business Combination Agreement, including, among others, the following:

•
using reasonable best efforts to consummate the Business Combination, including to obtain all consents of governmental entities as may be required to consummate the Business Combination, and making appropriate filings pursuant to the HSR Act and take other actions to cause the expiration or termination of any applicable waiting periods under the HSR Act;

•
notify the other party in writing promptly after learning of any stockholder demands or other stockholder proceedings relating to the Business Combination Agreement, any ancillary document or any matters relating thereto and reasonably cooperate with one another in connection therewith;

•
keeping certain information confidential in accordance with the existing non-disclosure
agreements between DYNS and Senti, and providing each other with reasonable access to each other’s directors, officers, books and records (subject to certain customary restrictions);

•	obtaining each other’s consent prior to making relevant public announcements regarding the Business Combination, subject to certain exceptions; and

•	using reasonable best efforts to cause the Business Combination to constitute a transaction treated as a “reorganization” within the meaning of Section 368 of the Code.
In addition, DYNS and Senti agreed that DYNS and Senti will prepare and mutually agree upon, and DYNS will file with the SEC, this registration statement/proxy statement on
Form S-4
relating to the Business Combination.
Board of Directors and Executive Officers
Following the Closing, it is expected that the New Senti Board, which will be divided into three classes, will consist of seven (7) directors, four (4) of whom shall be designated by Senti, two of whom will be designated by the Sponsor and one of whom will be designated by Senti and DYNS (on behalf of the Sponsor).
Following the Closing, it is expected that the current executive officers of Senti will become the executive officers of New Senti.
Survival of Representations, Warranties and Covenants
The representations, warranties, agreements and covenants in the Business Combination Agreement terminate at the Effective Time, except for the covenants and agreements which, by their terms, contemplate performance after the Effective Time and those representations and warranties set forth in Section 3.25, Section 3.27, Section 4.17 and Section 4.18 of the Business Combination Agreement.
Termination
The Business Combination Agreement may be terminated under certain customary and limited circumstances at any time prior to the Closing, including, among others, the following:

•	by the mutual written consent of DYNS and Senti;

•
by DYNS, if any of the representations or warranties made by Senti in the Business Combination Agreement are not true and correct or if Senti fails to perform any of its covenants or agreements under the Business Combination Agreement (including an obligation to consummate the Closing) such that certain conditions to the obligations of DYNS, as described above in the section entitled “—
Conditions to Closing
of the Business Combination
—
Other Conditions to the Obligations of the
DYNS
Parties
” could not be satisfied and the breach (or breaches) of such representations or warranties or failure (or failures) to perform such covenants or agreements is (or are) not cured or cannot be cured within the earlier of (i) 30 days after written notice thereof, and (ii) June 19, 2022 (the “Termination Date”). This termination right is not available to none of the DYNS Parties if any of the DYNS Party is then in breach of the Business Combination Agreement so as to prevent certain conditions to the obligations of Senti, as described above in the section entitled “—
Conditions to Closing of the Business Combination
—
Other Conditions to the Obligations of Senti
,” from being satisfied;

•	by Senti, if any of the representations or warranties made by the DYNS Parties in the Business Combination Agreement are not true and correct or if any DYNS Party fails to perform any of its covenants or agreements under the Business Combination Agreement (including an obligation to consummate the Closing) such that certain conditions to the obligations of Senti, as described above in the section entitled “—
Conditions to Closing of the Business Combination
—
Other Conditions to the
Obligations of Senti
” could not be satisfied and the breach (or breaches) of such representations or warranties or failure (or failures) to perform such covenants or agreements is (or are) not cured or cannot be cured within the earlier of (i) 30 days after written notice thereof, and (ii) the Termination Date. This termination right is not available to Senti if Senti is then in breach of the Business Combination Agreement so as to prevent certain conditions to the obligations of the DYNS Parties, as described above in the section entitled “—
Conditions to Closing of the Business Combination
—
Other Conditions to the Obligations of the DYNS Parties
,” from being satisfied;

•
by either DYNS or Senti, if the transactions contemplated by the Business Combination Agreement (including the Closing) are not consummated on or prior to the Termination Date, unless the breach of any covenants or obligations under the Business Combination Agreement by the party seeking to terminate proximately caused the failure to consummate the transactions contemplated by the Business Combination Agreement;

•	by either DYNS or Senti, if:

•
any governmental entity issues an order or takes any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by the Business Combination Agreement and such order or other action becomes final and nonappealable;

•	the Special Meeting has been held (including any adjournment or postponement thereof), has concluded, DYNS’s stockholders have duly voted and the DYNS Stockholder Approval was not obtained; and

•	by DYNS, if Senti does not deliver the Senti Stockholder Written Consent when required under the Business Combination Agreement.
If the Business Combination Agreement is validly terminated, none of the parties to the Business Combination Agreement will have any liability or any further obligation under the Business Combination Agreement other than customary confidentiality obligations, except in the case of a “Willful Breach” (as defined in the Business Combination Agreement) of any covenant or agreement under the Business Combination Agreement or “Fraud” (as defined in the Business Combination Agreement).
Fees and Expenses
Except as set out below, the fees and expenses incurred in connection with the Business Combination Agreement, the ancillary documents thereto, and the transactions contemplated thereby, including the fees and disbursements of counsel, financial advisors and accountants, will be paid by the party incurring such fees or expenses, except that, (i) if the Business Combination Agreement is terminated in accordance with its terms, Senti shall pay, or cause to be paid, all unpaid Senti expenses and DYNS shall pay, or cause to be paid, all unpaid DYNS expenses and (ii) if the Closing occurs, then New Senti shall pay, or cause to be paid, all unpaid Senti expenses and all unpaid DYNS expenses.
The costs incurred in connection with obtaining any consents necessary to effect the Business Combination, including the HSR Act filing fee, will be borne 50% by Senti and 50% by DYNS (except that each party will bear its out-of-pocket
costs and expenses in connection with the preparation of any such consents).
The lodgement or filing fees incurred in connection with the filing of the this proxy statement/prospectus and the Form
S-4
with the SEC will be borne 50% by Senti and 50% by DYNS.

Governing Law
The Business Combination Agreement is governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of New York.
Amendments
The Business Combination Agreement may be amended or modified only by a written agreement executed and delivered by (i) if prior to Closing, DYNS, Merger Sub and Senti, and (ii) if after the Closing, DYNS and the Sponsor.
Related Agreements
Sponsor Support Agreement
In connection with the execution of the Business Combination Agreement, the Sponsor and each of our officers and directors entered into the Sponsor Support Agreement with DYNS and Senti. Under the Sponsor Support Agreement, the Sponsor has agreed to vote, at any meeting of the stockholders of DYNS and in any action by written consent of the stockholders of DYNS, all of its shares of Class B Common Stock (together with any other equity securities of DYNS that it holds of record or beneficially, as of the date of the Sponsor Support Agreement, or of which it acquires record or beneficial ownership after the date thereof (the “Subject DYNS Equity Securities”) (i) in favor of (a) the Business Combination Agreement and the transactions contemplated thereby and (b) the other proposals that DYNS and Senti agreed in the Business Combination Agreement shall be submitted at such meeting for approval by DYNS’s stockholders together with the proposal to obtain the DYNS stockholders’ approval for the Business Combination (the “Required Transaction Proposals”) and (ii) against any proposal that conflicts or materially impedes or interferes with any Required Transaction Proposals or that would adversely affect or delay the Business Combination. The Sponsor Support Agreement also prohibits the Sponsor from, among other things and subject to certain exceptions, selling, assigning or transferring any Subject DYNS Equity Securities held by the Sponsor or taking any action that would have the effect of preventing or materially delaying the Sponsor from performing its obligations under the Sponsor Support Agreement. In addition, in the Sponsor Support Agreement, the Sponsor agrees to waive, and not to assert or perfect, among other things, any rights to adjustment or other anti-dilution protections with respect to the rate at which the shares of Class B Common Stock held by the Sponsor convert into shares of Class A Common Stock in connection with the transactions contemplated by the Business Combination Agreement.
The foregoing description of the Sponsor Support Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Sponsor Support Agreement, a copy of which is exhibited to the Business Combination Agreement.
Senti Support Agreements
In connection with the execution of the Business Combination Agreement, certain Senti stockholders (the “Senti Supporting Stockholders”) entered into support agreements with the Company (the “Senti Support Agreements”). Under the Senti Support Agreements, each Senti Supporting Stockholder agreed, within forty-eight hours following the effectiveness of the Registration Statement (as defined in the Business Combination Agreement), to execute and deliver a written consent with respect to all outstanding shares of Senti common stock and Senti preferred stock held by such Senti Supporting Stockholder (the “Subject Senti Shares”) approving the Business Combination Agreement and the transactions contemplated thereby (including the Business Combination). In addition to the foregoing, each Senti Supporting Stockholder agreed that, at any meeting of the holders of Senti Capital Stock, each such Senti Supporting Stockholder will appear at the meeting, in person or by proxy, and cause its Subject Senti Shares to be voted (i) to approve and adopt the Business

Combination Agreement, the transactions contemplated thereby (including the Business Combination), and any other matters necessary or reasonably requested by Senti for consummation of the Business Combination, and (ii) against any proposal that conflicts or materially impedes or interferes with, or would adversely affect or delay, the consummation of the transactions contemplated by the Business Combination Agreement (including the Business Combination).
The Senti Support Agreement also prohibits the Senti Supporting Stockholders from, among other things, (i) transferring any of the Subject Senti Shares, (ii) entering into (a) any option, commitment or other arrangement that would require the Senti Support Stockholders to transfer the Subject Senti Shares, or (b) any voting trust, proxy or other contract with respect to the voting or transfer of the Subject Senti Shares, or (iii) taking any action in furtherance of the foregoing. In addition, under the Senti Support Agreement, each Senti Supporting Stockholder agreed (i) not to exercise any rights of appraisal or dissenter’s rights relating to the Business Combination Agreement and the transactions contemplated thereby (including the Business Combination) and (ii) not to commence or participate in any claim or action against Senti, DYNS or any of their affiliates relating to the negotiation, execution or delivery of the Senti Support Agreement or the Business Combination Agreement.
Additionally, certain Senti Support Agreements prohibit the (i) applicable Senti Supporting Stockholders from transferring their shares of Class A Common Stock (or any securities convertible into or exercisable or exchangeable for shares of Class A Common Stock), subject to certain permitted transfers, for up to 18 months following the Closing, which may be reduced to 12 months upon the meeting of certain criteria (such period, the “Extended
Lock-Up”),
and (ii) certain other Senti Support Agreements prohibit the applicable Senti Supporting Stockholders from transferring their shares of Class A Common Stock (or any securities convertible into or exercisable or exchangeable for shares of Class A Common Stock), subject to certain permitted transfers, for 12 months following the Closing (such period, the “General
Lock-Up”);
provided that, (a) with respect to the Extended
Lock-Up,
if the last reported sale price of the Class A Common Stock on Nasdaq, or any other national securities exchange on which the Class A Common Stock is then traded, is greater than or equal to $12.00 per share over any 20 trading days within any consecutive 30 trading day period following the Closing Date, then, commencing at least 330 days after the Closing Date, the period of the Extended
Lock-Up
shall be deemed to have expired with respect to each stockholder’s Class A Common Stock subject to the Extended
Lock-Up,
and (b) with respect to the General
Lock-Up,
if the last reported sale price of the Class A Common Stock on Nasdaq, or any other national securities exchange on which the Class A Common Stock is then traded, is greater than or equal to $12.00 per share over any 20 trading days within any consecutive 30 trading day period following the Closing Date, then, commencing at least 150 days after the Closing Date, the period of the General
Lock-Up
shall be deemed to have expired with respect to each stockholder’s Class A Common Stock subject to the General
Lock-Up,
except in the case of Timothy Lu’s and Philip Lee’s (each a “Holder”) Senti Support Agreements, as amended by the Amendment to Company Stockholder Support Agreement (the “Amendment”), dated as of February 12, 2022, their “
Lock-Up Release Date
” means the earliest of (x)(i) the three year anniversary of the Closing with respect to the Shares, as defined in the Amendment to the Company Stockholder Support Agreement, listed on Schedule I of the Amendment to the Company Stockholder Agreement hereto only and subject to the parameters set forth on Schedule I of the Amendment to the Company Stockholder Agreement, and (ii)(A) the one year anniversary of the Closing, with respect to all other Shares, as defined in the Amendment to the Company Stockholder Agreement, that Holder may hold as of the date hereof or may hereafter acquire, and (B) subsequent to the Closing, if the last reported sale price of the Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalization and the like) for any 20 trading days within any 30 consecutive trading day period commencing at least 150 days after the Closing, with respect to any Shares of Holder subject to a Lock-Up Release Date of the one year anniversary of the Closing, or (y) the date upon completion of a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of the public stockholders of DYNS having the right to exchange their DYNS Common Stock for cash, securities or other property.
The foregoing description of the Senti Support Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Senti Support Agreement, a form of which is exhibited to the

Business Combination Agreement, the Amendment to Company Stockholder Support Agreement, and the terms of which are incorporated herein by reference.
Subscription Agreements
In connection with the execution of the Business Combination Agreement, DYNS entered into subscription agreements with the PIPE Investors (the “Subscription Agreements”), pursuant to which, among other things, the PIPE Investors have subscribed to purchase an aggregate of 6,680,000 shares of Class A Common Stock for a purchase price of $10.00 per share, or an aggregate purchase price of $66,800,000, which shares are to be issued at the Closing. The obligations of each party to consummate the PIPE Investment are conditioned upon, among other things, customary closing conditions and the consummation of the transactions contemplated by the Business Combination Agreement.
The closing of the PIPE Investment will occur on the date of and immediately prior to the consummation of the Business Combination and is conditioned thereon and on other customary closing conditions. The Class A Common Stock to be issued pursuant to the Subscription Agreements has not been registered under the Securities Act, and will be issued in reliance upon the exemption provided under Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder. The Subscription Agreements will terminate and be void and of no further force or effect upon the earliest to occur of: (a) such date and time as the Business Combination Agreement is terminated in accordance with its terms, (b) the mutual written consent of each of the parties to each such Subscription Agreement, (c) June 19, 2022, if the Closing has not occurred by such date (provided that the right to terminate the Subscription Agreement shall not be available to the PIPE Investor if it breaches any of its covenants or obligations under the Subscription Agreement, or if its affiliate breaches any of its covenants or obligations under its Subscription Agreement, and such breaches, either individually or in the aggregate, shall have proximately caused the failure of the Closing to occur on or before such date.
The foregoing description of the Subscription Agreements is subject to and qualified in its entirety by reference to the full text of the form of Subscription Agreement, a copy of which is filed as Exhibit 10.1 to DYNS’s Current Report on Form
8-K
filed with the SEC on December 20, 2021, and the terms of which are incorporated herein by reference.
Investor Rights Agreement
In connection with the Closing, DYNS, certain stockholders of DYNS (including the Sponsor) and certain stockholders of Senti will enter into an Investor Rights and Lock-up Agreement
(the “Investor Rights Agreement”). Pursuant to the Investor Rights Agreement, each signatory thereto (other than DYNS) will be granted certain registration rights with respect to their respective shares of Class A Common Stock.
The Investor Rights Agreement will also restrict the ability of each stockholder who is a party thereto (other than DYNS) to transfer its shares of Class A Common Stock (or any securities convertible into or exercisable or exchangeable for shares of Class A Common Stock), subject to certain permitted transfers, for a period of one year following the Closing Date (the
“Lock-Up Period”);
provided that (i) the foregoing restrictions shall not apply to any shares of Class A Common Stock purchased pursuant to the Subscription Agreements, and (ii) if the last reported sale price of the Class A Common Stock on Nasdaq, or any other national securities exchange on which the Class A Common Stock is then traded, is greater than or equal to $12.00 per share over any 20 trading days within any consecutive 30 trading day period following the Closing Date, then, commencing at least 150 days after the Closing Date, the Lock-Up Period
shall be deemed to have expired with respect to each stockholder’s Class A Common Stock subject to the Lock-Up Period.
The foregoing description of the Investor Rights Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Investor Rights Agreement, a form of which is exhibited to the Business Combination Agreement, and the terms of which are incorporated herein by reference.

Non-Redemption
Agreements
In connection with the execution of the Business Combination Agreement, the Sponsor, as the holder of 5,750,000 shares of Class B Common Stock (“Sponsor Shares”), DYNS and each of the funds and accounts managed by Counterpoint Global (Morgan Stanley Investment Management), T. Rowe Price Group, Inc., The Invus Group, LLC and ARK Investment Management LLC (each, an “Investor”, and collectively, the “Investors”) entered into
Non-Redemption Agreements
(each a
“Non-Redemption Agreement”).
Pursuant to
the Non-Redemption Agreements,
each Investor agreed for the benefit of DYNS (a) to not redeem the shares of Class A Common Stock beneficially owned by it, or any other shares, capital stock or other equity interests, as applicable, of DYNS, which it held on December 19, 2021, representing 8,691,655 shares of Class A Common Stock in the aggregate (the “Investor Shares”), and (b) to not, among other things, sell, encumber or otherwise transfer the Investor Shares, other than in connection with non-discretionary ETF
or mutual fund pro rata rebalancing transfers. In connection with these commitments from the Investors, the Sponsor has agreed to forfeit 965,728 Sponsor Shares and DYNS has agreed to cancel such Sponsor Shares and concurrently issue to the Investors an equivalent number of shares of Class A Common Stock, in each case, at or promptly following the Closing. The Sponsor has advised the Board that it believes it is in the best interests of DYNS for the Sponsor to forfeit Sponsor Shares pursuant to the
Non-Redemption Agreements.
Neither the Sponsor, DYNS nor the Investors, either by the terms of the
Non-Redemption
Agreements or at any time in the future, are to be considered a “group” within the meaning of the Securities Exchange Act of 1934, as amended.
The foregoing description of the
Non-Redemption Agreements
is subject to and qualified in its entirety by reference to the full text of the form of
Non-Redemption Agreement,
a copy of which is filed as Exhibit 10.2 to DYNS’s Current Report on Form
8-K
filed with the SEC on December 20, 2021, and the terms of which are incorporated herein by reference.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
This section describes the material U.S. federal income tax considerations relevant to (i) U.S. Holders (defined below) of Senti common stock and Senti preferred stock (collectively, “Senti Capital Stock”) who exchange their Senti Capital Stock for shares of Class A Common Stock in the Business Combination, and (ii) holders of Class A Common Stock who elect to have their Class A Common Stock redeemed for cash upon the Closing of the Business Combination. This discussion applies only to holders with respect to shares of Senti Capital Stock and shares of Class A Common Stock, as the case may be, that hold such shares as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment).
This discussion is based on the Code, Treasury Regulations promulgated thereunder (whether final, temporary or proposed), judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect the tax consequences discussed below. No rulings have been or will be sought from the IRS concerning the tax consequences of the Business Combination, the redemption or any other related matter. Accordingly, there can be no assurance that the IRS will not take a contrary position to that discussed below regarding the tax consequences of the Business Combination or the redemption, or, if challenged, that any such contrary position would not be sustained by the courts.
The following discussion does not address the effects of other U.S. federal tax laws, such as estate and gift tax laws, net investment income tax nor does it address any tax consequences arising under applicable state, local or
non-U.S.
tax laws are not discussed.
This discussion does not address all U.S. federal income tax consequences relevant to a holder’s particular circumstances, including the impact of the Medicare contribution tax on certain net investment income. In addition, it does not address consequences relevant to holders subject to special rules, including, without limitation:

•	banks, insurance companies, and certain other financial institutions;

•	regulated investment companies and real estate investment trusts;

•	brokers, dealers or traders in securities, commodities or currencies;

•	traders in securities that elect to mark to market;

•	tax-exempt organizations or governmental organizations;

•	persons subject to the alternative minimum tax;

•	U.S. expatriates and former citizens or long-term residents of the United States;

•
persons subject to special tax accounting rules as a result of any item of gross income with respect to Class A Common Stock, as the case may be, being taken into account in an applicable financial statement;

•
holders holding Senti Capital Stock or Class A Common Stock as a position in a “straddle,” as part of a “synthetic security” or “hedge,” as part of a “conversion transaction,” or other integrated investment or risk reduction transaction;

•
controlled foreign corporations, passive foreign investment companies, or foreign corporations with respect to which there are one or more United States stockholders within the meaning of Treasury Regulation Section 1.367(b)-3(b)(1)(ii);

•	persons that actually or constructively own 5% or more by vote or value of the outstanding shares of Senti or DYNS;

•	S corporations, partnerships or other entities or arrangements treated as partnerships or other flow-through entities for U.S. federal income tax purposes (and investors therein);

•	U.S. Holders having a “functional currency” other than the U.S. dollar;

•
persons who hold or received Senti Capital Stock or Class A Common Stock, as the case may be, pursuant to the exercise of any employee stock option, tax-qualified retirement plan or otherwise as compensation; and

•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds.
For purposes of this discussion, a “U.S. Holder” is any beneficial owner of shares of Senti Capital Stock or Class A Common Stock, as the case may be, that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•
a corporation (or other entity that is classified as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of (1) the United States or (2) any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•
a trust that (1) is subject to the primary supervision of a U.S. court and all substantial decisions of which are subject to the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Senti Capital Stock or Class A Common Stock, the tax treatment of an owner of such entity will depend on the status of the owners, the activities of the entity and certain determinations made at the owner level. Accordingly, entities and arrangements treated as partnerships for U.S. federal income tax purposes and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them of the exchange of their Senti Capital Stock for Class A Common Stock in the Business Combination or the redemption of their Class A Common Stock, as applicable.
HOLDERS OF SENTI CAPITAL STOCK OR CLASS A COMMON STOCK SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR
NON-U.S.
TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.
Material Tax Considerations of the Business Combination to U.S. Holders of Senti Capital Stock
Characterization of the Business Combination
Each of Senti and DYNS intends and expects the Business Combination to qualify as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes. In the Business Combination Agreement, each of Senti and DYNS has agreed to, and to cause its affiliates to, use reasonable best efforts to qualify the Business Combination as a reorganization and neither Senti nor DYNS shall take any action, or knowingly fail to take any action, that could reasonably be expected to prevent or impede such qualification. However, the completion of the Business Combination is not conditioned on the Business Combination qualifying as a reorganization within the meaning of Section 368(a) of the Code or upon receipt of an opinion from counsel to that effect.

Senti and DYNS do not intend to seek, and have not sought, any rulings from the IRS regarding the U.S. federal income tax consequences of the Business Combination. Accordingly, there can be no assurance that the Business Combination will constitute a reorganization within the meaning of Section 368(a) of the Code or that the IRS will not assert, or that a court will not sustain, a position contrary to the conclusions set forth below.
U.S. Federal Income Tax Consequences for U.S. Holders
If the Business Combination qualifies as a reorganization within the meaning of Section 368(a) of the Code, a U.S. Holder of Senti Capital Stock will not recognize gain or loss upon the exchange of Senti Capital Stock for Class A Common Stock pursuant to the Business Combination.
A U.S. Holder’s aggregate tax basis in the shares of Class A Common Stock received in the Business Combination in exchange for Senti Capital Stock will equal the U.S. Holder’s aggregate tax basis in the shares of Senti Capital Stock surrendered in the Business Combination, and the holding period of such shares of Class A Common Stock will include the holding period of the shares of Senti capital stock surrendered in exchange therefor.
For purposes of determining the tax bases and holding periods for shares of Class A Common Stock received in the Business Combination, U.S. Holders who acquired different blocks of Senti Capital Stock at different times or for different prices must calculate their bases and holding periods in their shares of Senti Capital Stock separately for each identifiable block of such Senti Capital Stock exchanged in the Business Combination.
A U.S. Holder that receives shares of Class A Common Stock in the Business Combination and is considered a “significant holder” will be required (1) to file a statement with the holder’s U.S. federal income tax return providing certain facts pertinent to the Business Combination, including its tax basis in, and the fair market value of, the shares of Senti Capital Stock surrendered, and (2) to retain permanent records of the facts relating to the Business Combination. A “significant holder” is a U.S. Holder of Senti Capital Stock that, immediately before the Business Combination, owned at least 1% of the outstanding Senti Capital Stock by vote or value, or securities of Senti with an aggregate tax basis of $1 million or more.
U.S. Federal Income Tax Consequences if the Business Combination Failed to Qualify as a Reorganization
If the Business Combination fails to qualify as a reorganization under Section 368(a) of the Code, a U.S. Holder of Senti Capital Stock will recognize gain equal to the difference, if any, between the fair market value of the Class A Common Stock received in exchange for the Senti Capital Stock surrendered in the Business Combination and the U.S. Holder’s adjusted tax basis in such surrendered Senti Capital Stock. Any such gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period in the Senti Capital Stock surrendered in the Business Combination exceeds one year as of the closing date of the Business Combination. Long-term capital gains of non-corporate
taxpayers are taxed at a reduced U.S. federal income tax rate. The deductibility of capital losses is subject to limitations. In addition, a U.S. Holder’s aggregate tax basis in the shares of Class A Common Stock received in the Business Combination would equal their fair market value at the time of the closing of the Business Combination, and the U.S. Holder’s holding period of such shares of Class A Common Stock would commence the day after the closing of the Business Combination.
Information Reporting and Backup Withholding
A U.S. Holder of Senti Capital Stock may be subject to information reporting and backup withholding for U.S. federal income tax purposes on proceeds received in connection with the Business Combination. The current backup withholding rate is 24%. Backup withholding will not apply, however, to a U.S. Holder who (i) furnishes a correct taxpayer identification number and certifies the U.S. Holder is not subject to backup withholding on IRS Form
W-9
or a substantially similar form or (ii) certifies that such U.S. Holder is otherwise exempt from backup withholding. U.S. Holders of shares of Senti Capital Stock should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption. If a U.S. Holder does not provide a correct taxpayer identification number on IRS Form
W-9
or other proper certification, the U.S. Holder may be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against a U.S. Holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS.
THIS DISCUSSION OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE BUSINESS COMBINATION TO U.S. HOLDERS OF SENTI CAPITAL STOCK IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT INTENDED TO BE, AND MAY NOT BE CONSTRUED AS, TAX ADVICE. HOLDERS OF SENTI CAPITAL STOCK ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX RULES, OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION, OR UNDER ANY APPLICABLE TAX TREATY.
Material Tax Considerations Related to a Redemption of Class A Common Stock
Treatment of Redemption of Class A Common Stock
Redemption of Class
 A Common Stock.
In the event that a holder’s Class A Common Stock is redeemed pursuant to the exercise of its redemption right in connection with the shareholder vote regarding the Business Combination Proposal the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of the Class A Common Stock under Section 302 of the Code. If the redemption qualifies as a sale of Class A Common Stock, U.S. Holders will be treated as described under “U.S. Holders — Taxation of Redemption Treated as an Exchange of Class A Common Stock” below and Non-U.S. Holders will be treated as described under “Non-U.S. Holders — Taxation of Redemption Treated as an Exchange of Class A Common Stock” below. If the redemption does not qualify as a sale of Class A Common Stock, U.S. Holders will be treated as receiving a corporate distribution with the tax consequences described below under “U.S. Holders — Taxation of Redemption Treated as a Distribution” and Non-U.S. Holders will be subject to the tax consequences described below under “— Non-U.S. Holders — Taxation of Redemption Treated as a Distribution” below. Whether a redemption qualifies for sale treatment will depend largely on the total number of Class A Common Stock treated as held by the holder (including any Class A Common Stock constructively owned by the holder as a result of owning warrants) relative to all of DYNS’s shares outstanding both before and after such redemption. The redemption of Class A Common Stock generally will be treated as a sale of the Class A Common Stock (rather than as a corporate distribution) if such redemption (i) is “substantially disproportionate” with respect to the holder, (ii) results in a “complete termination” of the holder’s interest in DYNS or (iii) is “not essentially equivalent to a dividend” with respect to the holder (collectively, the “302 tests”). These tests are explained more fully below.
In determining whether any of the 302 tests is satisfied, a holder takes into account not only DYNS shares actually owned by the holder, but also DYNS shares that are constructively owned by such holder under the relevant rules. A holder may constructively own, in addition to shares owned directly, shares owned by certain related individuals and entities in which the holder has an interest or that have an interest in such holder, as well as any shares the holder has a right to acquire by exercise of an option, which would generally include Class A Common Stock which could be acquired pursuant to the exercise of the warrants. In order to meet the substantially disproportionate test, the percentage of DYNS outstanding voting shares actually and constructively owned by the holder immediately following the redemption of Class A Common Stock must, among other requirements, be less than 80% of the percentage of our outstanding voting shares actually and constructively owned by the holder immediately before the redemption. There will be a complete termination of a holder’s interest if either (i) all of the DYNS shares actually and constructively owned by the holder are redeemed or

(ii) all of the DYNS shares actually owned by the holder are redeemed and the holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of shares owned by certain family members and the holder does not constructively own any other DYNS shares. The redemption of Class A Common Stock will not be essentially equivalent to a dividend if such redemption results in a “meaningful reduction” of the holder’s proportionate interest in DYNS. Whether the redemption will result in a meaningful reduction in a holder’s proportionate interest in DYNS will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A holder should consult with its own tax advisors as to the tax consequences of a redemption.
If none of the 302 tests are satisfied, then the redemption will be treated as a corporate distribution and the tax effects will be as described under “U.S. Holders — Taxation of Redemption Treated as a Distribution” and “Non-U.S. Holders — Taxation of Redemption Treated as a Distribution” below. After the application of those rules, any remaining tax basis of the U.S. Holder in the redeemed Class A Common Stock will be added to the holder’s adjusted tax basis in its remaining DYNS shares, or, if it has none, possibly to the U.S. Holder’s adjusted tax basis in its warrants or other shares constructively owned by such U.S. Holder.
U.S. Holders
Taxation of Redemption Treated as an Exchange of Class
 A Common Stock
. If the redemption qualifies as an exchange of Class A Common Stock as described above under “—
Treatment of Redemption of
Class
 A Common Stock
,” a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the Class A Common Stock. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the Class A Common Stock so disposed of exceeds one year. It is unclear, however, whether the redemption rights with respect to the Class A Common Stock may suspend the running of the applicable holding period for this purpose. Long-term capital gains recognized by non-corporate
U.S. Holders will be eligible to be taxed at reduced rates under current law. The deductibility of capital losses is subject to limitations.
Generally, the amount of gain or loss recognized by a U.S. Holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in its Class A Common Stock so disposed of. A U.S. Holder’s adjusted tax basis in its Class A Common Stock generally will equal the U.S. Holder’s adjusted cost less any prior distributions treated as a return of capital for U.S. federal income tax purposes.
Taxation of Redemption Treated as a Distribution
. If the redemption does not qualify as an exchange of Class A Common Stock, a U.S. Holder will generally be treated as receiving a distribution in respect of its Class A Common Stock. Such a distribution generally will be includable in a U.S. Holder’s gross income as dividend income to the extent that such distributions are paid out of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. Dividends will be taxable to a corporate U.S. Holder at regular rates and will generally be eligible for the dividends-received deduction if the requisite holding period is satisfied.
For
non-corporate
U.S. Holders, if the U.S. Holder satisfies certain holding period requirements and the U.S. Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property, dividends are “qualified dividend income” taxed at the preferential applicable long-term capital gain rate. It is unclear whether the redemption rights with respect to the Class A Common Stock may prevent a U.S. Holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be. If the holding period requirements are not satisfied, then non-corporate
U.S. Holders may be subject to tax on such dividends at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividend income.

Distributions in excess of our current or accumulated earnings and profit generally will be applied against and reduce the U.S. Holder’s basis in its Class A Common Stock (but not below zero) and, to the extent in excess of such basis, will be treated as gain from the sale or exchange of such Class A Common Stock in the manner described above under “
—Taxation of Redemption Treated as an Exchange of Class
 A Common Stock.
”
U.S. Information Reporting and Backup Withholding
. Distributions with respect to the Class A Common Stock to a U.S. Holder, whether or not such distributions qualify as dividends for U.S. federal income tax purposes, and proceeds from the sale, exchange or redemption of the Class A Common Stock by a U.S. Holder generally are subject to information reporting to the IRS and possible U.S. backup withholding, unless the U.S. Holder is an exempt recipient. Backup withholding may apply to such payments if a U.S. Holder fails to furnish a correct taxpayer identification number, fails to furnish a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).
Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. Holder’s U.S. federal income tax liability, and such holder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.
Non-U.S.
Holders
For purposes of this discussion, a
“Non-U.S.
Holder” is any beneficial owner of Class A Common Stock that is for U.S. federal income tax purposes:

•	a non-resident alien individual;

•	a foreign corporation; or

•	a foreign estate or trust.
Redemption of Class
 A Common Stock
. The characterization for U.S. federal income tax purposes of the redemption of a
Non-U.S.
Holder’s share of Class A Common Stock pursuant to the redemption provisions described in the section of this proxy statement/prospectus entitled “
Special Meeting of DYNS Stockholders — Redemption Rights
” generally will follow the U.S. federal income tax characterization of such a redemption as described under “
— Treatment of Redemption of Class
 A Common Stock
” above.
Because the satisfaction of the 302 tests described above is dependent on matters of fact, withholding agents may presume, for withholding purposes, that all amounts paid to Non-U.S. Holders in connection with a redemption are treated as distributions in respect of their shares. Accordingly, a Non-U.S. Holder should expect that a withholding agent will likely withhold U.S. federal income tax on the gross proceeds payable to a Non-U.S. Holder pursuant to a redemption at a rate of 30% unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, or other applicable IRS Form W-8). Each holder should consult with its own tax advisors as to the tax consequences to it of any redemption of its Class A common stock, including its ability to obtain a refund of any amounts withheld by filing an appropriate claim for a refund with the IRS in the event that the Non-U.S. Holder is not treated as receiving a dividend under the 302 tests.
Taxation of Redemption Treated as an Exchange of Class
 A Common Stock
. A
Non-U.S.
Holder generally will not be subject to U.S. federal income or withholding tax in respect of any gain realized upon the redemption of Class A Common Stock unless:

•
the gain is effectively connected with the
Non-U.S.
Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the
Non-U.S.
Holder maintains a permanent establishment in the United States to which such gain is attributable);

•	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•
Class A Common Stock constitutes a U.S. real property interest (“USRPI”) by reason of DYNS’s status as a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes, and certain other conditions are met.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular rates applicable to a U.S. Holder, unless an applicable tax treaty provides otherwise. A
Non-U.S.
Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.
Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the
Non-U.S.
Holder (even though the individual is not considered a resident of the United States), provided the
Non-U.S.
Holder has timely filed U.S. federal income tax returns with respect to such losses.
With respect to the third bullet above, DYNS believes that it is not and has not been at any time since its formation, and does not expect to be immediately after the Business Combination is completed, a USRPHC.
Non-U.S.
Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.
Taxation of Redemption Treated as a Distribution.
If the redemption does not qualify as an exchange of Class A Common Stock, with respect to a
Non-U.S.
Holder, such holder will generally be treated as receiving a distribution in respect of Class A Common Stock. Such a distribution to the extent paid out of DYNS’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles) will constitute a dividend, first, for U.S. federal income tax purposes. Amounts not treated as a dividend for U.S. federal income tax purposes will constitute a return of capital and be applied against and reduce a
Non-U.S.
Holder’s adjusted tax basis in its common stock, but not below zero, and thereafter as capital gain and will be treated as described above under “—
Non-U.S.
Holders—Taxation of Redemption Treated as an Exchange of Class
 A Common Stock
.”
Subject to the discussion below on effectively connected income, dividends paid to a
Non-U.S.
Holder of Class A Common Stock will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the
Non-U.S.
Holder furnishes a valid IRS
Form W-8BEN
or
W-8BEN-E
(or other applicable documentation) certifying qualification for the lower treaty rate). A
Non-U.S.
Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.
If dividends paid to a
Non-U.S.
Holder are effectively connected with the
Non-U.S.
Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the
Non-U.S.
Holder maintains a permanent establishment in the United States to which such dividends are attributable), the
Non-U.S.
Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the
Non-U.S.
Holder must furnish to the applicable withholding agent a valid IRS
Form W-8ECI,
certifying that the dividends are effectively connected with the
Non-U.S.
Holder’s conduct of a trade or business within the United States.
Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular rates. A
Non-U.S.
Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items.
Non-U.S.
Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Information Reporting and Backup Withholding.
Payments of dividends on Class A Common Stock will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its
non-U.S.
status, such as by furnishing a valid IRS
Form W-8BEN,
W-8BEN-E
or
W-8ECI,
or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any dividends on Class A Common Stock paid to the
Non-U.S.
Holder, regardless of whether any tax was actually withheld. In addition, proceeds from a sale or other taxable disposition of Class A Common Stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption. Proceeds from a disposition of Class A Common Stock conducted through a
non-U.S.
office of a
non-U.S.
broker generally will not be subject to backup withholding or information reporting.
Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the
Non-U.S.
Holder resides or is established. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a
Non-U.S.
Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.
Foreign Account Tax Compliance
Act
. Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), payments of dividends on and the gross proceeds of dispositions of common stock or warrants of a U.S. issuer paid to (i) a “foreign financial institution” (as specifically defined in the Code) or (ii) a “non-financial foreign entity” (as specifically defined in the Code) will be subject to a withholding tax (separate and apart from, but without duplication of, the withholding tax described above) at a rate of 30%, unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied or an exemption from these rules applies. Under proposed Treasury Regulations, the preamble to which states that taxpayers may rely on them until final Treasury Regulations are issued, this withholding tax will not apply to the gross proceeds from the sale or disposition of New Senti Class A Common Stock. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above, the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. Non-U.S. holders should consult their tax advisors regarding the possible implications of this withholding tax on their New Senti Class A Common Stock.
Anticipated Accounting Treatment of the Business Combination
Notwithstanding the legal form of the Business Combination pursuant to the Business Combination Agreement, the Business Combination will be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, DYNS will be treated as the acquired company for financial reporting purposes; whereas, Senti will be treated as the accounting acquiror. In accordance with this accounting method, the Business Combination will be treated as the equivalent of Senti issuing stock for the net assets of DYNS, accompanied by a recapitalization. The net assets of DYNS will be stated at historical cost, with no goodwill or other intangible assets recorded, and operations prior to the Business Combination will be those of Senti. Senti has been determined to be the accounting acquiror for purposes of the Business Combination based on an evaluation of the following facts and circumstances:

•	Senti will control a majority of the governing body of New Senti;

•	Senti’s existing senior management team will comprise the senior management of the Combined Company; and

•	Senti’s operations prior to the Business Combination will comprise the ongoing operations of New Senti.
Regulatory Matters
The Business Combination is not subject to any additional federal or state regulatory requirement or approval, except for the filings with the State of Delaware necessary to effectuate the Business Combination and the filing of required notifications and the expiration or termination of the required waiting periods under the HSR Act.
Required Vote of DYNS Stockholders
The approval of the Business Combination Proposal will require the affirmative vote of the holders of a majority of the shares of DYNS Common Stock cast in respect of that Proposal and entitled to vote thereon at the Special Meeting, voting together as a single class. Additionally, the Business Combination will not be consummated if DYNS has less than $5,000,001 of net tangible assets after taking into account the redemption into cash of all Public Shares properly demanded to be redeemed by Public Stockholders.
The approval of the Business Combination Proposal is a condition to the consummation of the Business Combination. If the Business Combination Proposal is not approved, the other proposals (except the Adjournment Proposal, as described below) will not be presented to the stockholders for a vote.
Recommendation of the Board
THE BOARD UNANIMOUSLY RECOMMENDS THAT DYNS STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.
The existence of financial and personal interests of one or more of DYNS’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of DYNS and its stockholders and what he or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the Proposals. In addition, DYNS’s directors and officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section entitled “
Proposal 1: The Business Combination Proposal — Interests of the Sponsor and DYNS’s Directors and Officers in the Business Combination
” for a further discussion of these considerations.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following unaudited pro forma condensed combined financial statements are provided to aid you in your analysis of the financial aspects of the Business Combination,
Non-Redemption
Agreement and the consummation of the PIPE Investment, which are collectively referred to as the “Transactions.”
The unaudited pro forma condensed combined financial statements are based on the DYNS historical financial statements and the Senti historical consolidated financial statements as adjusted to give effect to the Transactions. The unaudited pro forma condensed combined balance sheet gives pro forma effect to the Transactions as if they had been consummated on September 30, 2021. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2021 and the year ended December 31, 2020 give effect to the Transactions as if they had occurred on January 1, 2020, which is the beginning of the earliest period presented. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 do not reflect the DYNS historical financial statements since DYNS inception date was March 1, 2021.
The unaudited pro forma condensed combined financial statements have been derived from and should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma condensed combined financial statements;

•
the historical unaudited condensed financial statements of DYNS as of September 30, 2021 and for the period from March 1, 2021 (inception) through September 30, 2021 and the related notes included elsewhere in this proxy statement/prospectus;

•	the historical unaudited consolidated financial statements of Senti as of and for the nine months ended September 30, 2021 and the related notes included elsewhere in this proxy statement/prospectus;

•	the historical audited consolidated financial statements of Senti as of and for the year ended December 31, 2020 and the related notes included elsewhere in this proxy statement/prospectus; and

•
the sections entitled “
DYNS Management’s Discussion and Analysis of Financial Condition and Results of Operations,
” “
Senti Management’s Discussion and Analysis of Financial Condition and Results of Operations
,” and other financial information relating to DYNS and Senti included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined financial statements present two redemption scenarios as follows:

•
Assuming No Redemptions (Scenario 1)
: This presentation assumes that no Public Stockholders exercise their right to redeem their Public Shares for their pro rata share of the Trust Account, and thus, the full amount held in the Trust Account as of the Closing is available for the Business Combination; and

•
Assuming Maximum Redemptions (Scenario 2)
: This presentation assumes that 14,308,345 Public Shares are redeemed, resulting in an aggregate cash payment of approximately $143.1 million out of the Trust Account based on an assumed redemption price of $10.00 per share. This redemption figure is derived by substracting the 8,691,655 shares that will not be redeemed by Anchor Investors (due to Non-Redemption Agreements) from the 23,000,000 Public Shares issued and outstanding as at the Record Date. After a redemption of approximately $143.1 million out of the $230.0 million Trust Account, and the $66.8 million PIPE Investment, the available cash at Closing would be approximately $153.7 million, which would satisfy the condition in the Business Combination Agreement that there be at least $150.0 million in available Closing cash. When considering this maximum redemptions scenario, you should consider that the Anchor Investors’ commitments under the Non-Redemption Agreements not to redeem or to transfer their shares of Class A Common Stock do not apply in circumstances where they are compelled to do so in connection with non-discretionary ETF or mutual fund pro rata rebalancing transfers. If one or more Anchor Investors was compelled to transfer shares of Class A Common Stock for this reason, it is possible that more than 14,308,345 Public Shares could be redeemed and that there may not be $150,000,000 in cash available at Closing. As this condition is for Senti’s benefit, it is possible that Senti could waive it prior to Closing, although there is no guarantee that it would. The redemption of more than 14,308,345 Public Shares would change some of the figures presented in the maximum redemptions scenario in the unaudited pro forma financial data which follows.

The unaudited pro forma condensed combined financial statements are provided for illustrative purposes only and are not necessarily indicative of what the actual results of operations and financial position would have been had the Transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the combined company.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF SEPTEMBER 30, 2021
(in thousands, except share and per share information)

	Historical	Historical	Scenario 1 Assuming No Redemptions for Cash			Scenario 2 Assuming Maximum Redemptions for Cash
	5(A) DYNS	5(B) Senti	Transaction Accounting Adjustments		Pro Forma Balance Sheet	Transaction Accounting Adjustments		Pro Forma Balance Sheet
Assets
Current assets:
Cash and cash equivalents	$985	$73,692	$230,004	5(a)	$349,570	(143,083)	5(h)	$206,487
			(7,050)	5(b)
			(128)	5(c)
			(7,373)	5(d)
			(4,688)	5(e)
			66,800	5(f)
			(2,672)	5(f)
Trade and other receivables	—	433			433			433
Prepaid expenses and other current assets	672	2,392	(672)	5(c)	2,392			2,392

Total current assets	1,657	76,517	274,221		352,395	(143,083)		209,312
Restricted cash	—	1,532			1,532	—		1,532
Investments held in Trust Account	230,004	—	(230,004)	5(a)	—			—
Property and equipment, net	—	5,365			5,365	—		5,365
Operating lease right-of-use assets	—	21,189			21,189	—		21,189
Other long term assets	—	79			79	—		79

Total assets	$231,661	$104,682	$44,217		$380,560	$(143,083)		$237,477

Liabilities, redeemable convertible preferred stock and stockholders’ deficit
Current liabilities:
Accounts payable	—	3,488			3,488			3,488
Early exercise liability, current portion	—	579			579			579
Deferred revenue	—	1,648			1,648			1,648
Accrued expenses and other current liabilities	33	4,659	(33)	5(c)	4,659			4,659
Franchise tax payable	95	—	(95)	5(c)	—			—
Operating lease liabilities	—	1,688			1,688			1,688

Total current liabilities	128	12,062	(128)		12,062	—		12,062
Operating lease liabilities, net of current portion	—	20,879			20,879			20,879
Deferred underwriting fee payable	8,050	—	(8,050)	5(b)	—			—
Early exercise liability, net of current portion	—	693			693			693
Deferred revenue, net of current portion		584			584			584

Total liabilities	$8,178	$34,218	$(8,178)		$34,218	$—		$34,218

See accompanying notes to the unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF SEPTEMBER 30, 2021
(in thousands, except share and per share information)

	Historical	Historical	Scenario 1 Assuming No Redemptions for Cash				Scenario 2 Assuming Maximum Redemptions for Cash
	5(A) DYNS	5(B) Senti Biosciences, Inc.	Transaction Accounting Adjustments			Pro Forma Balance Sheet	Transaction Accounting Adjustments			Pro Forma Balance Sheet
Class A common stock subject to possible redemption, 23,000,000 shares at redemption value	$230,000	$—	$(230,000)	5	(g)	$—	$—			$—
Stockholders’ Equity
DYNS Class A common stock	—	—	—	5	(k)	—				—
			1	5	(l)
			(1)	5	(m)
DYNS Class B common stock	1	—	—	5	(j)	—				—
			(1)	5	(l)
New Senti Class A common stock			1	5	(f)	6	(1)	5	(h)	$5
			2	5	(g)
			2	5	(i)
			1	5	(m)
REDEEMABLE CONVERTIBLE PREFERRED STOCK:
Redeemable convertible preferred stock (A and B), $0.0001 par value; 99,734,554 shares authorized at September 30, 2021 (unaudited); 99,734,543 issued and outstanding at September 30, 2021	—	171,833	(171,833)	5	(i)	—				—
STOCKHOLDER’S DEFICIT
Common stock, $0.0001 par value; 138,000,000 shares authorized as of September 30, 2021 (unaudited); 15,002,159 issued and outstanding at September 30, 2021 (unaudited)	—	1	(1)	5	(i)	—				—
Additional paid-in capital	—	2,802	(672)	5	(c)	450,508	(143,082)	5	(h)	307,426
			(7,373)	5	(d)
			(4,688)	5	(e)
			66,799	5	(f)
			(2,672)	5	(f)
			229,998	5	(g)
			156,657	5	(i)
			—	5	(j)
			9,657	5	(k)
Accumulated deficit	(6,518)	(104,172)	1,000	5	(b)	(104,172)	—			(104,172)
			15,175	5	(i)
			(9,657)	5	(k)

Total stockholders’ deficit	$(6,517)	$(101,369)	$454,228			$346,342	$(143,083)			$203,259

Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$231,661	$104,682	$44,217			$380,560	$(143,083)			$237,477

See accompanying notes to the unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2021
(in thousands, except share and per share amounts)

	Historical			Scenario 1 Assuming No Redemptions for Cash						Scenario 2 Assuming Maximum Redemptions for Cash
	6(A) DYNS		6(B) Senti	Transaction Accounting Adjustments			Pro Forma Statement of Operations			Transaction Accounting Adjustments			Pro Forma Statement of Operations
Revenue
Contract revenue	—		1,748				1,748						1,748
Grant Income	—		220				220						220

Total revenue	—		1,968	—			1,968			—			1,968

Operating expenses:
Research and development	—		15,548	1,078	6	(d)	16,626						16,626
Operating and formation costs	408		—				408						408
Franchise tax expense	95		—				95						95
General and administrative	—		15,981	10,709	6	(d)	26,690			(2,418)	6	(d)	24,272

Total operating expenses	503		31,529	11,787			43,819			(2,418)			41,401

Loss from operations	(503)		(29,561)	(11,787)			(41,851)			2,418			(39,433)

Other income (expense):
Interest income, net	—		7				7						7
Interest and dividend income on investments held in Trust Account	4		—	(4)	6	(a)	—						—
Change in preferred stock tranche liability	—		(14,742)	14,742	6	(c)	—						—
Loss on impairment of fixed assets	—		(9)				(9)						(9)
Other expense	—		(110)				(110)						(110)

Total other income (expense), net	4		(14,854)	14,738			(112)			—			(112)

Net loss	(499)		(44,415)	2,951			(41,963)			2,418			(39,545)

Basic and diluted net loss per share, Class B common stock	$(0.03)

Basic and diluted weighted average shares outstanding, Class B common stock	5,275,821

Basic and diluted net loss per share, Class A common stock	$(0.03	) $	(3.00)				$(0.72)						$(0.90)

Basic and diluted weighted average shares outstanding, Class A common stock	13,917,547		14,807,712				58,376,963	6	(f)				44,068,618	6	(f)
See accompanying notes to the unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2020
(in thousands, except share and per share amounts)

	Historical	Scenario 1 Assuming No Redemptions for Cash						Scenario 2 Assuming Maximum Redemptions for Cash
	6(C) Senti	Transaction Accounting Adjustments			Pro Forma Statement of Operations			Transaction Accounting Adjustments			Pro Forma Statement of Operations
Revenue
Contract revenue	394				394						394
Grant Income	172				172						172

Total revenue	566	—			566			—			566

Operating expenses:
Research and development	15,956	3,116	6	(d)	19,072						19,072
General and administrative	9,304	29,537	6	(d)	38,841			(6,289)	6	(d)	32,552

Total operating expenses	25,260	32,653			57,913			(6,289)			51,624

Loss from operations	(24,694)	(32,653)			(57,347)			6,289			(51,058)

Other income (expense):
Interest income, net	88				88						88
Change in fair value of convertible notes	(720)	720	6	(b)	—						—
Change in preferred stock tranche liability	5,748	(5,748)	6	(c)	—						—
Loss on impairment of fixed assets	(238)				(238)						(238)
Other expense	(46)	(9,657)	6	(e)	(9,703)						(9,703)

Total other income (expense), net	4,832	(14,685)			(9,853)			—			(9,853)

Net loss	(19,862)	(47,338)			(67,200)			6,289			(60,911)

Basic and diluted net loss per share, Class A common stock	$(1.43)				$(1.15)						$(1.38)

Basic and diluted weighted average shares outstanding, Class A common stock	13,862,582				58,376,963	6	(f)				44,068,618	6	(f)
See accompanying notes to the unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. Description	of the Transactions
On December 19, 2021, Senti entered into a definitive merger agreement with DYNS, a publicly traded special purpose acquisition company (“SPAC”). Under the terms of the proposed transaction, a wholly owned subsidiary of DYNS will merge with Senti at an estimated combined enterprise value of approximately $276 million. The cash components of the transaction will be funded by DYNS cash in trust of $230 million (assuming no redemptions) and a $66.8 million private placement of common stock at $10.00 per share from various accredited investors (the “PIPE Investment”). The Business Combination is expected to close on            , 2022 and remains subject to customary closing conditions.
Non-Redemption
Agreement
Funds and accounts managed by Counterpoint Global (Morgan Stanley Investment Management), T. Rowe, ARK and Invus Public Equities (the “Anchor Investors”) in exchange for 965,728 new securities in DYNS, will enter into non-redemption
agreements, pursuant to which they will agree not to redeem any of the 8,691,655 Class A common stock which they hold in DYNS. The new securities issued to the Anchor Investors at the closing of the Business Combination will be Class A common stock in DYNS, and the issuance of such shares will correspond with a simultaneous cancellation/forfeiture of an equivalent aggregate amount of Class B common stock in DYNS held by the Sponsor, such that there is no net effect on the aggregate issued share capital of DYNS. New securities will be issued to the Anchor Investors on the basis that they will each receive, in Class A common stock, 11.111% of the number of shares of Class A common stock which they hold in DYNS at the time of their entry into the non-redemption
agreement.

2. Basis	of Pro Forma Presentation
The unaudited pro forma condensed combined financial statements were prepared in accordance with Article 11 of SEC Regulation
S-X,
as amended by the final rule, Release
No. 33-10786,
Amendments to Financial Disclosures about Acquired and Disposed Businesses
. Release
No. 33-10786
replaced the previous pro forma adjustment criteria with simplified requirements to depict the accounting for the Transactions (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Management has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information. The adjustments presented in the unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an understanding of the combined company reflecting the Transactions.
The unaudited pro forma condensed combined financial statements are based on the DYNS historical financial statements, and the Senti historical consolidated financial statements as adjusted to give effect to the Transactions. The unaudited pro forma condensed combined balance sheet gives pro forma effect to the Transactions as if they had been consummated on September 30, 2021. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2021 and the year ended December 31, 2020 give effect to the Transactions as if they had occurred on January 1, 2020, which is the beginning of the earliest period presented.
Management has made significant estimates and assumptions in its determination of the pro forma adjustments. The pro forma adjustments reflecting the Transactions are based on certain currently available information and certain assumptions and methodologies that management believes are reasonable under the circumstances. The pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the difference may be material. Management believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Transactions based on information available at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined financial statements do not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination. DYNS and Senti have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.
The unaudited pro forma condensed combined financial information presents two redemption scenarios as follows:

•
Assuming No Redemptions (Scenario 1):
This presentation assumes that no Public Stockholders exercise their right to redeem their Public Shares for their pro rata share of the Trust Account, and thus, the full amount held in the Trust Account as of the Closing is available for the Business Combination; and

•
Assuming Maximum Redemptions (Scenario 2):
This redemption figure is derived by substracting the 8,691,655 shares that will not be redeemed by Anchor Investors (due to Non-Redemption Agreements) from the 23,000,000 Public Shares issued and outstanding as at the Record Date. After a redemption of approximately $143.1 million out of the $230.0 million Trust Account, and the $66.8 million PIPE Investment, the available cash at Closing would be approximately $153.7 million, which would satisfy the condition in the Business Combination Agreement that there be at least $150.0 million in available Closing cash. When considering this maximum redemptions scenario, you should consider that the Anchor Investors’ commitments under the Non-Redemption Agreements not to redeem or to transfer their shares of Class A Common Stock do not apply in circumstances where they are compelled to do so in connection with non-discretionary ETF or mutual fund pro rata rebalancing transfers. If one or more Anchor Investors was compelled to transfer shares of Class A Common Stock for this reason, it is possible that more than 14,308,345 Public Shares could be redeemed and that there may not be $150,000,000 in cash available at Closing. As this condition is for Senti’s benefit, it is possible that Senti could waive it prior to Closing, although there is no guarantee that it would. The redemption of more than 14,308,345 Public Shares would change some of the figures presented in the maximum redemptions scenario in the unaudited pro forma financial data which follows.

Shares outstanding as presented in the unaudited pro forma condensed combined financial statements include 22,713,114 shares of New Senti Class A Common Stock to be issued to Senti stockholders, 29,465,500 shares of New Senti Class A Common Stock issued to DYNS stockholders (assuming there are no DYNS public stockholders who exercise their redemption rights) and 6,680,000 shares of New Senti Class A Common Stock issued in connection with the PIPE Investment.
Assuming no DYNS public stockholders elect to redeem their shares for cash, Senti stockholders will own approximately 39% of the shares of New Senti Class A Common Stock, DYNS public stockholders will own approximately 41% of the shares of New Senti Class A Common Stock, the PIPE Investors will own approximately 11% of the shares of New Senti Class A Common Stock, and the Sponsor will own approximately 9% of the shares of New Senti Class A Common Stock, based on the number of New Senti Class A Common Stock outstanding as of September 30, 2021.
If 14,308,345 DYNS Class A Common Stock are redeemed for cash, which assumes the maximum redemption of DYNS Class A Common Stock, Senti stockholders will own approximately 51% of the shares of New Senti Class A Common Stock, DYNS public stockholders will own approximately 22% of the shares of New Senti Class A Common Stock, the PIPE Investors will own approximately 15% of the shares of New Senti Class A Common Stock, and the Sponsor will own approximately 12% of the shares of New Senti Class A Common Stock, based on the number of New Senti Class A Common Stock outstanding as of September 30, 2021.
These unaudited pro forma condensed combined financial statements and related notes have been derived from and should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma condensed combined financial statements;

•
the historical unaudited condensed financial statements of DYNS as of September 30, 2021 and for the period from March 1, 2021 (inception) through September 30, 2021 and the related notes included elsewhere in this proxy statement/prospectus;

•	the historical unaudited consolidated financial statements of Senti as of and for the nine months ended September 30, 2021 and the related notes included elsewhere in this proxy statement/prospectus;

•	the historical audited consolidated financial statements of Senti as of and for the year ended December 31, 2020 and the related notes included elsewhere in this proxy statement/prospectus; and

•
the sections entitled “
DYNS Management’s Discussion and Analysis of Financial Condition and Results of Operations
,” “
Senti Management’s Discussion and Analysis of Financial Condition and Results of Operation
,” and other financial information relating to DYNS and Senti included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined financial statements are provided for illustrative purposes only and are not necessarily indicative of what the actual results of operations and financial position would have been had the Transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the combined company.

3.	Accounting for the Merger
The Business Combination represents a reverse merger and will be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Although DYNS is the legal acquirer, under this method of accounting, DYNS will be treated as the “acquired” company for financial reporting purposes. This determination is primarily based on: (1) subsequent to the Business Combination, Senti will comprise all of the ongoing operations of New Senti, (2) Senti will control a majority of the governing body of New Senti, and (3) Senti senior management will comprise all of the senior management of New Senti. Accordingly, Senti is the accounting acquirer for accounting purposes, and the Business Combination will be treated as the equivalent of Senti issuing shares for the net assets of DYNS, accompanied by a recapitalization. The net assets of Senti will be stated at historical cost. No goodwill or other intangible assets will be recorded. Operations after the Business Combination will be those of Senti.

4.	DYNS Class A Common Stock Issued to Senti Stockholders upon Closing of the Business Combination and the consummation of the PIPE Investment
Based on 117,222,508 shares of Senti Common Stock outstanding after conversion of the preferred stock into common stock and immediately prior to the closing of the Transactions, the estimated Exchange Ratio determined in accordance with the terms of the Merger Agreement is approximately 0.1938, which means New Senti expects to issue approximately 22,713,114 shares of New Senti Common Stock in the Business Combination, determined as follows:

Number of Senti shares as of September 30, 2021
Common stock	15,002,159
Unvested restricted common stock subject to repurchase	2,485,806
Preferred stock	99,734,543

Total	117,222,508

Senti preferred and common stock outstanding prior to the closing of the Transactions	117,222,508
Assumed Exchange Ratio	0.1938

Estimated shares of New Senti common stock issued to Senti Stockholders upon closing of the Transactions	22,713,114

5.	Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet
The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:
Pro forma notes:

(A)	Derived from the unaudited condensed consolidated balance sheet of DYNS as of September 30, 2021.

(B)	Derived from the unaudited consolidated balance sheet of Senti as of September 30, 2021.
Pro forma Transaction Accounting Adjustments:

a)
To reflect the release of investments from the trust account to cash and cash equivalents, assuming no DYNS public stockholders exercise their right to have their DYNS Class A Common Stock redeemed for their pro rata share of the trust account.

b)
To reflect the payment of DYNS’s deferred underwriting fee payable of $7.1 million of costs incurred in connection with the DYNS initial public offering and is payable upon completion of the Business Combination. The payment of $7.1 million has been recorded as a reduction of $8.1 million to deferred underwriting fee payable and a corresponding $1.0 million adjustment to accumulated deficit as a result of a concession agreed with J.P Morgan Securities LLC on December 17, 2021.

c)
To reflect the payment of accrued expenses and other current liabilities of $33 thousand and franchise taxes of $95 thousand and a reclassification of deferred transaction cost of $0.7 million that are deemed to be direct and incremental costs of the Business Combination from prepaid expenses to additional paid-in
capital.

d)
To reflect the payment of DYNS total estimated advisory, legal, accounting and auditing fees and other professional fees of $7.4 million that are deemed to be direct and incremental costs of the Business Combination. The payment of $7.4 million of costs directly attributable to the Business Combination have been recorded as a reduction of $7.4 million to additional paid-in
capital.

e)
To reflect the payment of Senti total estimated advisory, legal, accounting and auditing fees and other professional fees of $4.7 million that are deemed to be direct and incremental costs of the Business Combination. The payment of $4.7 million of costs directly attributable to the Business Combination have been recorded as a reduction of $4.7 million to additional paid-in
capital.

f)
To reflect the issuance of an aggregate of 6,680,000 shares of New Senti Common Stock in the PIPE Investment at a price of $10.00 per share, for proceeds of $66.8 million and to record the fees associated with the consummation of the PIPE Investment in the amount of $2.7 million.

g)
To reflect the reclassification of Class A Common Stock subject to redemption of $230.0 million to New Senti Class A Common Stock of $2 thousand and additional paid-in capital $230.0 million, in Scenario 1, which assumes no DYNS public stockholders exercise their redemption rights.

h)
To reflect, in Scenario 2, the assumption that DYNS public stockholders exercise their redemption rights with respect to a maximum of 14,308,345 DYNS Class A Common Stock prior to the consummation of the Business Combination at a redemption price of approximately $10.00 per share, or $143.1 million in cash. The maximum number of shares of 14,308,345 DYNS Class A Common Stock will result in a cash balance of $153.7 million that would allow the minimum cash condition in the Merger Agreement of $150.0 million to be satisfied.

i)
To reflect the recapitalization of Senti through the contribution of all outstanding common stock and preferred stock of Senti to DYNS and the issuance of 22,713,114 shares of New Senti Class A Common Stock and the elimination of the accumulated deficit of DYNS, the accounting acquiree. As a result of the recapitalization, Senti Common Stock of $1 thousand, Senti redeemable convertible preferred stock of $171.8 million and DYNS accumulated deficit of $15.2 million were derecognized. The shares of New Senti Common Stock issued in exchange for Senti’s capital were recorded as increase to common stock of $2 thousand and increase to additional paid-in
capital in amount of $156.7 million.

j)	To reflect the cancelation of 965,728 Class B common stock of DYNS in order to issue 965,728 Class A common stock of DYNS to the Anchor Investors as discussed in Note 1 above and Note 5(k) below.

k)
To reflect the issuance 965,728 Class A Common Stock of DYNS to the Anchor Investors. To induce Anchor Investors, to not exercise their redemption rights in respect of the Class A Common Stock in connection with the pending merger with Senti, DYNS entered into the non-redemption
agreements with Anchor Investors. Pursuant to the
non-redemption
agreements, concurrently with the execution of the Merger Agreement, the Sponsor will agree to forfeit to DYNS certain Class B Common Stock which it holds, and DYNS will agree to cancel such Class B Common Stock of the Sponsor and concurrently issue to the Anchor Investors an equivalent number of shares of Class A Common Stock. Based on the price of $10.00 per share this transaction results in an increase to common stock of $97, increase to additional paid-in
capital of $9.7 million and increase to accumulated deficit of $9.7 million (see note 6(e) below).

l)	To reflect the conversion of DYNS Class B Common Stock to DYNS Class A Common Stock remaining after cancellation discussed in note 5(j) to DYNS Class A Common Stock.

m)	To reflect the reclassification of DYNS Class A Common Stock including amounts discussed in note 5(k) to New Senti Class A Common Stock.

6.	Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations
The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:
Pro forma notes:

(A)	Derived from the unaudited condensed consolidated statement of operations of DYNS for the period from March 1, 2021 (inception) through September 30, 2021.

(B)	Derived from the unaudited consolidated statement of operations of Senti for the nine months ended September 30, 2021.

(C)	Derived from the audited consolidated statement of operations of Senti for the year ended December 31, 2020.
Pro forma Transaction Accounting Adjustments:

a)	To reflect an adjustment to eliminate interest and dividend income earned on investments held in the trust account as if the Business Combination had occurred on January 1, 2020.

b)
To reflect an adjustment to eliminate the change in fair value of convertible notes as it is assumed that the convertible notes would have been converted to Senti Common Stock and then to shares of New Senti Common Stock as if the Business Combination had occurred on January 1, 2020.

c)
To reflect an adjustment to eliminate the change in preferred stock tranche liability as it is assumed that the preferred stock would have been converted to Senti Common Stock and then to shares of New Senti Common Stock as if the Business Combination had occurred on January 1, 2020.

d)
To reflect an estimated compensation expense associated with the stock options that were granted under new equity incentive plan as if the Business Combination had occurred on January 1, 2020. The compensation expense was estimated on a tranche-by-tranche
basis, using an estimated grant date fair

value as of December 20, 2021. Certain Senti executives agreed to forfeit certain stock options granted to them at the time the Business Combination Agreement was signed depending on the level of redemptions of DYNS Class A Common Stock at Closing. The number of stock options under two redemption scenarios are presented as follows:

	Number of stock options under the new equity incentive plan
	Scenario 1 Assuming No Redemptions for Cash	Scenario 2 Assuming Maximum Redemptions for Cash
Stock options that are contingent on the consummation of the Business Combination and a four-year service period	42,927,654	35,627,801
Stock options that are contingent on the consummation of the Business Combination, market conditions, and an estimated two-year service period	3,093,776	1,564,391

e)	To reflect expense associated with the issuance of the Class A Common Stock equal to $9.7 million in accordance with the non-redemption agreements (see notes 5(j) and 5(k) above).

f)
The pro forma basic and diluted net loss per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of New Senti shares outstanding as if the Transactions occurred on January 1, 2020. The calculation of weighted average shares outstanding for pro forma basic and diluted net loss per share assumes that the shares issuable in connection with the Transactions have been outstanding for the entirety of the periods presented.

Pro forma weighted-average common shares outstanding—basic and diluted is calculated as follows:

	Nine Months Ended September 30, 2021
	Scenario 1 (Assuming No Redemptions for Cash)	Scenario 2 (Assuming Maximum Redemptions for Cash)
Weighted-average shares calculation—basic and diluted
New Senti Class A common stock owned by Sponsors	5,499,772	5,499,772
New Senti Class A common stock owned by public stockholders	23,965,728	9,657,383
Issuance of New Senti Class A common stock in connection with closing of the
PIPE Investment	6,680,000	6,680,000
Issuance of New Senti Class A common stock to Senti stockholders in connection with Business Combination	22,713,114	22,713,114
New Senti Class A common stock issued for Senti unvested restricted common stock subject to repurchase (1)	(481,651)	(481,651)

Pro forma weighted-average shares outstanding—basic and diluted	58,376,963	44,068,618

(1)
New Senti Class A Common Stock issued for Senti’s 2,485,806 shares of unvested restricted common stock subject to repurchase are excluded from the computation of the basic EPS until the shares are no longer contingently returnable.

PROPOSAL 2: THE CHARTER AMENDMENT PROPOSAL
The Charter Amendment Proposal, if approved, will approve the following amendments to the Current Charter to:

•	change the name of the new public entity to “Senti Biosciences, Inc.” as opposed to “Dynamics Special Purpose Corp.”;

•
increase DYNS’s capitalization so that it will have              authorized shares of a single class of common stock and              authorized shares of preferred stock, as opposed to DYNS having 100,000,000 authorized shares of Class A Common Stock, 10,000,000 authorized shares of Class B Common Stock and 1,000,000 authorized shares of preferred stock;

•
require that the removal of any director be only for cause and by the affirmative vote of at least 75% of the Combined Company’s then-outstanding shares of capital stock entitled to vote generally in the election of directors;

•
require that certain amendments to provisions of the Proposed Charter will require the approval of at least 75% of the Combined Company’s then-outstanding shares of capital stock entitled to vote on such amendment and of each class entitled to vote thereon as a class;

•	remove the provision allowing stockholders to act by written consent in lieu of holding a meeting of stockholders; and

•
make the Combined Company’s corporate existence perpetual instead of requiring DYNS to be dissolved and liquidated 24 months following the Initial Public Offering and to remove from the Proposed Charter the various provisions applicable only to special purpose acquisition companies.

In the judgment of the Board, the Charter Amendment Proposal is desirable for the following reasons:

•	the name of the new public entity is desirable to reflect the Business Combination with Senti and the combined business going forward;

•
the greater number of authorized number of shares of capital stock is desirable for the Combined Company to have enough additional authorized shares for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits and to issue upon exercise of equity grants currently outstanding or made under the Incentive Plan (assuming it is approved at the Special Meeting);

•
the single class of common stock is desirable because all shares of Class B Common Stock will be exchanged for Class A Common Stock upon consummation of the Business Combination, and because it will allow the Combined Company to have a streamlined capital structure;

•
it is desirable to increase the voting threshold required to remove a director from the Combined Company board and amend certain provisions of the Current Charter, and to remove the provision allowing stockholder action by written consent, in order to help facilitate corporate governance stability by requiring broad stockholder consensus to effect corporate governance changes, protect minority stockholder interests and enable the Combined Company board to preserve and maximize value for all stockholders in the context of an opportunistic and unsolicited takeover attempt; and

•
it is desirable to delete the provisions that relate to the operation of DYNS as a blank check company prior to the consummation of its initial business combination because they would not be applicable after the Business Combination (such as the obligation to dissolve and liquidate if a business combination is not consummated within a certain period of time).

Notwithstanding the foregoing, certain of the Proposed Charter amendments may make it more difficult or to discourage an attempt to obtain control of New Senti and thereby protect continuity of or entrench its management, which may adversely affect the market price of New Senti’s securities. If, in the due exercise of its fiduciary obligations, for example, the board of New Senti was to determine that a takeover proposal was not in the best interests of New Senti, such shares could be issued by the board without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquiror or insurgent stockholder group, by creating a substantial voting bloc in institutional or other hands that might support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. The authorization of additional shares will, however, enable New Senti to have the flexibility to authorize the issuance of shares in the future for financing its business, acquiring other businesses, forming strategic partnerships and alliances and stock dividends and stock splits. DYNS currently has no such plans, proposals or arrangements, written or otherwise, to issue any of the additional authorized shares for such purposes.
Under the Business Combination Agreement, the approval of the Charter Amendment Proposal is a condition to the adoption of the Business Combination Proposal and vice versa. Accordingly, if the Business Combination Proposal is not approved, each of the Charter Amendment Proposals will not be presented at the Special Meeting.
The approval of the Charter Amendment Proposal requires the affirmative vote of a majority of the issued and outstanding shares of each of the Class A Common Stock and Class B Common Stock, voting separately, as well as the vote of a majority of the issued and outstanding shares of Class A Common Stock and Class B Common Stock, voting together as a single class. Accordingly, a DYNS stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting or an abstention will have the same effect as a vote “AGAINST” the Charter Amendment Proposal.
A copy of the Proposed Charter, as will be in effect assuming approval of all of the Charter Amendment Proposal and upon consummation of the Business Combination and filing with the Delaware Secretary of State, is attached to this proxy statement/prospectus as
 Annex
 B
.
Recommendation of the Board
THE BOARD UNANIMOUSLY RECOMMENDS THAT DYNS STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE CHARTER AMENDMENT PROPOSAL.
The existence of financial and personal interests of one or more of DYNS’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of DYNS and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the Proposals. In addition, DYNS’s directors and officers have interests in the Business Combination that may conflict with or be in addition to your interests as a stockholder. See the section entitled “
Proposal 1: The
 Business Combination Proposal — Interests of the Sponsor and DYNS’s Directors and Officers in the Business Combination
” for a further discussion of these considerations.

PROPOSAL 3: THE ADVISORY CHARTER AMENDMENT PROPOSALS
In connection with the Business Combination, DYNS is asking its stockholders to vote upon, on a non-binding advisory
basis, proposals to approve certain governance provisions contained in the Proposed Charter. This separate vote is not otherwise required by Delaware law separate and apart from the Charter Amendment Proposal. Pursuant to SEC guidance, DYNS is submitting these provisions to its stockholders separately for approval, allowing stockholders the opportunity to present their separate views on important governance provisions. However, the stockholder votes regarding these proposals are advisory votes, and are not binding on DYNS or the Board (separate and apart from the approval of the Charter Amendment Proposal). In the judgment of the Board, these provisions are necessary to adequately address the needs of the Combined Company. Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Charter Amendment Proposals (separate and apart from approval of the Charter Amendment Proposal).
DYNS stockholders will be asked to approve, on a
non-binding advisory
basis, the following material differences between the Proposed Charter and the Current Charter, which are being presented as [seven] separate sub-proposals
(the “Advisory Charter Amendment Proposals”):

•	Advisory Charter Proposal A — to change the corporate name of the Combined Company to “Senti Biosciences Inc.” on and from the time of the Business Combination;

•	Advisory Charter Proposal B — to increase the authorized shares of common stock of the Combined Company to shares;

•	Advisory Charter Proposal C — to increase the authorized shares of preferred stock that the Combined Company’s board of directors could issue to shares;

•
Advisory Charter Proposal D — to provide that certain named individuals be elected to serve as Class I, Class II and Class III directors to serve staggered terms on the board of directors of New Senti until their respective successors are duly elected and qualified, or until their earlier resignation, death, or removal and to provide that the removal of any director be only for cause (and by the affirmative vote of at least 75% of the Combined Company’s then-outstanding shares of capital stock entitled to vote generally in the election of directors);

•
to provide that the removal of any director be only for cause and by the affirmative vote of at least 75% of the Combined Company’s then-outstanding shares of capital stock entitled to vote generally in the election of directors;

•
Advisory Charter Proposal E — to provide that certain amendments to provisions of the Proposed Charter will require the approval of at least 75% of the Combined Company’s then-outstanding shares of capital stock entitled to vote on such amendment [and of each class entitled to vote thereon as a class;

•
Advisory Charter Proposal F — to make the Combined Company’s corporate existence perpetual instead of requiring DYNS to be dissolved and liquidated 24 months following the closing of the Initial Public Offering, and to remove from the Proposed Charter the various provisions applicable only to special purpose acquisition companies; and

•	Advisory Charter Proposal G — to remove the provision that allows stockholders to act by written consent as opposed to holding a stockholders meeting.
Reasons for the Charter Amendments
In the judgment of the Board, the amendments to the Current Charter are desirable for the following reasons:

•	the name of the new public entity is desirable to reflect the Business Combination with Senti and the combined business going forward;

•
the greater number of authorized number of shares of capital stock is desirable for the Combined Company to have enough additional authorized shares for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits and to issue upon exercise of the equity grants currently outstanding or made under the Incentive Plan (assuming it is approved at the Special Meeting);

•
the single class of common stock is desirable because all shares of Class B Common Stock will be exchanged for Class A Common Stock upon consummation of the Business Combination, and because it will allow New Senti to have a streamlined capital structure;

•
it is desirable to increase the voting threshold required to remove a director from the Combined Company board and amend certain provisions of the Current Charter, and to remove the provision allowing stockholder action by written consent, in order to help facilitate corporate governance stability by requiring broad stockholder consensus to effect corporate governance changes, protect minority stockholder interests and enable the Combined Company board to preserve and maximize value for all stockholders in the context of an opportunistic and unsolicited takeover attempt; and

•
it is desirable to delete the provisions that relate to the operation of DYNS as a blank check company prior to the consummation of its initial business combination because they would not be applicable after the Business Combination (such as the obligation to dissolve and liquidate if a business combination is not consummated within a certain period of time).

Notwithstanding the foregoing, certain of the Proposed Charter amendments may make it more difficult or to discourage an attempt to obtain control of New Senti and thereby protect continuity of or entrench its management, which may adversely affect the market price of New Senti’s securities. If, in the due exercise of its fiduciary obligations, for example, the board of New Senti was to determine that a takeover proposal was not in the best interests of New Senti, such shares could be issued by the board without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquiror or insurgent stockholder group, by creating a substantial voting bloc in institutional or other hands that might support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. The authorization of additional shares will, however, enable New Senti to have the flexibility to authorize the issuance of shares in the future for financing its business, acquiring other businesses, forming strategic partnerships and alliances and stock dividends and stock splits. DYNS currently has no such plans, proposals or arrangements, written or otherwise, to issue any of the additional authorized shares for such purposes.
The approval of each of the Advisory Charter Amendment Proposal requires the affirmative vote of the holders of a majority of the shares of DYNS Common Stock cast in respect of the relevant Proposal and entitled to vote thereon at the Special Meeting, voting together as a single class.
A copy of the Proposed Charter, as will be in effect assuming approval of the Charter Amendment Proposal and upon consummation of the Business Combination and filing with the Delaware Secretary of State, is attached to this proxy statement/prospectus as
 Annex
 B
.
Recommendation of the Board
THE BOARD UNANIMOUSLY RECOMMENDS THAT DYNS STOCKHOLDERS VOTE “FOR” THE APPROVAL OF EACH OF THE ADVISORY CHARTER AMENDMENT PROPOSALS.
The existence of financial and personal interests of one or more of DYNS’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of DYNS and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the Proposals. In addition, DYNS’s directors and officers have interests in the Business Combination that may conflict with or be in addition to your interests as a stockholder. See the section entitled “
Proposal 1: The
 Business Combination Proposal — Interests of the Sponsor and DYNS’s Directors and Officers in the Business Combination
” for a further discussion of these considerations.

PROPOSAL 4: THE NASDAQ STOCK ISSUANCE PROPOSAL
For purposes of complying with Rule 5635(a), (b) and (d) of the Nasdaq Stock Market Listing Rules, stockholders of DYNS are being asked to approve the issuance of up to 26,000,000 shares of Class A Common Stock in connection with the Business Combination and the issuance of an aggregate of 6,680,000 shares of Class A Common Stock to the PIPE Investors pursuant to the Subscription Agreements.
Under Nasdaq Rule 5635(a), stockholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and (i) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of common stock (or securities convertible into or exercisable for common stock); or (ii) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities. Collectively, the Business Combination Consideration and the Contingency Consideration (which together comprise 26,000,000 shares of Class A Common Stock), and the shares being issued to the PIPE Investors, will exceed 20% or more of the outstanding DYNS Common Stock and 20% or more of the voting power, in each case outstanding before the issuance of such shares in connection with the Business Combination and the PIPE Investment.
Under Nasdaq Rule 5635(b), stockholder approval is required when any issuance or potential issuance will result in a “change of control” of the issuer. Although Nasdaq has not adopted any rule on what constitutes a “change of control” for purposes of Rule 5635(b), Nasdaq has previously indicated that the acquisition of, or right to acquire, by a single investor or affiliated investor group, as little as 20% of the common stock (or securities convertible into or exercisable for common stock) or voting power of an issuer could constitute a change of control. Under Nasdaq Rule 5635(b), the issuance of the Business Combination Consideration and the Contingency Consideration and/or the shares in the PIPE Investment will result in a “change of control” of DYNS.
Under Nasdaq Listing Rule 5635(d), stockholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the lower of (i) the closing price immediately preceding the signing of the binding agreement or (ii) the average closing price of the common stock for the five trading days immediately preceding the signing of the binding agreement, if the number of shares of common stock (or securities convertible into or exercisable for common stock) to be issued equals 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance. Because shares of Class A Common Stock will be issued in exchange for all of the equity interests of Senti, the deemed issuance price of the shares of Class A Common Stock may be less than the lower of (i) the closing price immediately preceding the signing of the Business Combination Agreement or (ii) the average closing price of the Class A Common Stock for the five trading days immediately preceding the signing of the Business Combination Agreement. If the Business Combination Proposal is approved, the issuance of the shares of Class A Common Stock will exceed 20% of the shares of DYNS Common Stock currently outstanding. Because the issuance price may be deemed to be below the lower of (i) the closing price immediately preceding the signing of the Business Combination Agreement or (ii) the average closing price of the Class A Common Stock for the five trading days immediately preceding the signing of the Business Combination Agreement, the Nasdaq Rules may require that DYNS obtain stockholder approval of the issuance of the shares of Class A Common Stock in connection with the consummation of the Business Combination.
In addition, because the shares of Class A Common Stock issuable to the PIPE Investors (1) will be issued at a price that is less than the lower of (i) the closing price immediately preceding the signing of the Business Combination Agreement or (ii) the average closing price of the Class A Common Stock for the five trading days immediately preceding the signing of the Business Combination Agreement, and (2) will constitute more than 20% of the outstanding shares of DYNS Common Stock and more than 20% of outstanding voting power of DYNS Common Stock prior to such issuance, DYNS is required to obtain stockholder approval of such issuance pursuant to Nasdaq Rule 5635(d).

As a result of the foregoing, DYNS is required to obtain stockholder approval pursuant to The Nasdaq Stock Market Listing Rule 5635. For a summary of the Subscription Agreements, please see the section entitled “
Proposal 1:
 The Business Combination Proposal — Related Agreements — Subscription Agreements
.” DYNS stockholders should read carefully this proxy statement/prospectus in its entirety for more detailed information regarding the Subscription Agreements. You are urged to read carefully the form of Subscription Agreement in its entirety before voting on this Proposal.
The approval of the Nasdaq Stock Issuance Proposal requires the affirmative vote of the holders of a majority of the shares of DYNS Common Stock cast in respect of the relevant Proposal and entitled to vote thereon at the Special Meeting, voting together as a single class.
If the Business Combination Proposal is not approved, the Nasdaq Stock Issuance Proposal will not be presented at the Special Meeting.
Recommendation of the Board
THE BOARD UNANIMOUSLY RECOMMENDS THAT DYNS STOCKHOLDERS VOTE “FOR” THE NASDAQ STOCK ISSUANCE PROPOSAL.
The existence of financial and personal interests of one or more of DYNS’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of DYNS and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the Proposals. In addition, DYNS’s directors and officers have interests in the Business Combination that may conflict with or be in addition to your interests as a stockholder. See the section entitled “
Proposal 1: The
 Business Combination Proposal — Interests of the Sponsor and DYNS’s Directors and Officers in the Business Combination
” for a further discussion of these considerations.

PROPOSAL 5: THE DIRECTOR ELECTION PROPOSAL
Election of Directors
At the Special Meeting, it is proposed that seven directors will be elected to be the directors of New Senti upon consummation of the Business Combination. The Combined Company’s board of directors will reclassify. The term of office of the Class I directors will expire at the first annual meeting of stockholders following the initial reclassification of the board of directors and Class I directors will be elected for a full term of three years. At the second annual meeting of stockholders following such reclassification, the term of office of the Class II directors will expire and Class II directors will be elected for a full term of three years. At the third annual meeting of stockholders following such reclassification, the term of office of the Class III directors will expire and Class III directors will be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors will be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting. Subject to any limitations imposed by applicable law and subject to the special rights of the holders of any series of preferred stock to elect directors, any vacancy occurring in the New Senti Board for any reason, and any newly created directorship resulting from any increase in the authorized number of directors, will, unless (a) New Senti’s board of directors determines by resolution that any such vacancies or newly created directorships will be filled by the stockholders, or (b) as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, and not by the stockholders.
It is proposed that the Company’s board of directors consist of the following directors:

•	Class I directors: , , and .

•	Class II directors: , , and .

•	Class III directors: , , and .
Information regarding each nominee is set forth in the section entitled “
Management of the Combined Company
.”
Under Delaware law, the election of directors requires a plurality vote of the shares of DYNS Class B
Common Stock cast in respect of that Proposal and entitled to vote thereon at the Special Meeting. “Plurality” means that the individuals who receive the largest number of votes cast “FOR” are elected as directors. Consequently, any shares not voted “FOR” a particular nominee (whether as a result of an abstention, a direction to withhold authority or a broker non-vote)
will not be counted in the nominee’s favor.
Unless authority is withheld or the shares are subject to a broker non-vote,
the proxies solicited by the Board will be voted “FOR” the election of these nominees. In case any of the nominees becomes unavailable for election to the board of directors, an event that is not anticipated, the persons named as proxies, or their substitutes, will have full discretion and authority to vote or refrain from voting for any other candidate in accordance with their judgment.
If the Business Combination Proposal is not approved, the Director Election Proposal will not be presented at the Special Meeting.
Following consummation of the Business Combination, the election of directors of the Combined Company will be governed by the Proposed Charter, the Bylaws and the laws of the State of Delaware.
Recommendation of the Board
THE BOARD UNANIMOUSLY RECOMMENDS THAT DYNS STOCKHOLDERS VOTE “FOR” EACH OF THE NOMINEES LISTED IN THIS PROXY STATEMENT/PROSPECTUS.

The existence of financial and personal interests of one or more of DYNS’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of DYNS and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the Proposals. In addition, DYNS’s directors and officers have interests in the Business Combination that may conflict with or be in addition to your interests as a stockholder. See the section entitled “
Proposal 1: The
 Business Combination Proposal — Interests of the Sponsor and DYNS’s Directors and Officers in the Business Combination
” for a further discussion of these considerations.

PROPOSAL 6: THE INCENTIVE PLAN PROPOSAL
Overview
In this Incentive Plan Proposal, DYNS is asking its stockholders to approve the Incentive Plan. DYNS’s board of directors will adopt the Incentive Plan prior to the special meeting, in substantially the form of
 Annex
 C
attached hereto, subject to stockholder approval at the special meeting. If stockholders approve this proposal, the Incentive Plan will become effective on the consummation of the Business Combination.
The Incentive Plan is intended to replace the Senti Biosciences, Inc. 2016 Stock Incentive Plan (the “2016 Plan”). Following the Business Combination, no additional stock awards will be granted under the 2016 Plan, although all outstanding stock options granted under the 2016 Plan immediately prior to the Business Combination will be assumed by DYNS (the “Rollover Options”) and continue to be subject to the terms and conditions as set forth in the agreements evidencing such stock options and the terms of the 2016 Plan (subject to conversion based on the Exchange Ratio, except for terms rendered imperative by the Business Combination).
General Information
The purpose of the Incentive Plan is to provide a means whereby New Senti can secure and retain the services of employees, directors and consultants, to provide incentives for such persons to exert maximum efforts for the success of New Senti and its affiliates and to provide a means by which such persons may be given an opportunity to benefit from increases in value of New Senti common stock through the granting of awards under the Incentive Plan.
Approval of the Incentive Plan by DYNS’s stockholders is required, among other things, in order to comply with stock exchange rules requiring stockholder approval of equity compensation plans and allow the grant of incentive stock options (“ISOs”) under the Incentive Plan. If this Incentive Plan Proposal is approved by DYNS’s stockholders, the Incentive Plan will become effective as of the date of the closing of the Business Combination. In the event that the stockholders do not approve this proposal, the Incentive Plan will not become effective.
New Senti’s equity compensation program, as implemented under the Incentive Plan, will allow New Senti to be competitive with comparable companies in its industry by giving it the resources to attract and retain talented individuals to achieve its business objectives and build stockholder value. It is critical to New Senti’s long-term success that the interests of employees and other service providers are tied to its success as “owners” of the business. Approval of the Incentive Plan will allow New Senti to grant stock options and other equity awards at levels it determines to be appropriate in order to attract new employees and other service providers, retain existing employees and service providers and to provide incentives for such persons to exert maximum efforts for New Senti’s success and ultimately increase stockholder value. The Incentive Plan allows New Senti to utilize a broad array of equity incentives with flexibility in designing equity incentives, including traditional stock option grants, stock appreciation rights, restricted stock awards, restricted stock unit awards, other stock awards and performance awards to offer competitive equity compensation packages in order to retain and motivate the talent necessary for New Senti.
If the request to approve the Incentive Plan is approved by DYNS’ stockholders, there will be                 shares available for grant under the Incentive Plan as of the effective time. In addition, as further described below under “
—Description of the Incentive Plan—Authorized Shares
,” the share reserve is subject to annual increases each January 1 of up to 5% of shares of New Senti common stock (or a lesser number determined by New Senti’s board of directors). The DYNS board of directors believes this pool size is necessary to provide sufficient reserved shares for a level of grants that will attract, retain, and motivate employees and other participants.
Description of the Incentive Plan
A summary description of the material features of the Incentive Plan is set forth below. The following summary does not purport to be a complete description of all the provisions of the Incentive Plan and is qualified by reference
to the Incentive Plan, the form of which is attached to this proxy statement/prospectus as
Annex C
and incorporated by reference in its entirety. DYNS stockholders should refer to the Incentive Plan for more complete and detailed information about the terms and conditions of the Incentive Plan.
Eligibility
. Any individual who is an employee of New Senti or any of its affiliates, or any person who provides services to New Senti or its affiliates, including members of the New Senti Board, is eligible to receive awards under the Incentive Plan at the discretion of the plan administrator. If this proposal is approved by the stockholders, all of New Senti’s employees, directors and consultants will be eligible to receive awards following the closing of the Business Combination. When the Business Combination closes, New Senti is expected to have
approximately                employees,                non-employee directors
and                consultants who will be eligible to receive awards under the Incentive Plan.
Awards
. The Incentive Plan provides for the grant of ISOs, within the meaning of Section 422 of the Code to employees, including employees of any parent or subsidiary, and for the grant of nonstatutory stock options (“NSOs”), stock appreciation rights, restricted stock awards, restricted stock unit awards, performance awards and other forms of awards to employees, directors and consultants, including employees and consultants of New Senti’s affiliates.
Authorized Shares
. Subject to adjustment as set forth in the Incentive Plan, the maximum number of shares of New Senti common stock that may be issued under the Incentive Plan shall be equal to                 shares of New Senti common stock, plus any shares underlying the Rollover Options that expire or terminate without being exercised or otherwise issued in full. In addition, the number of shares of New Senti common stock reserved for issuance under the Incentive Plan will automatically increase on January 1 of each year, starting on January 1, 2023 through January 1, 2032, in an amount equal to (1) 5% of the total number of shares of New Senti common stock on December 31 of the preceding year, or (2) a lesser number of shares of New Senti common stock determined by the New Senti Board prior to the date of the increase. The maximum number of shares of New Senti common stock that may be issued on the exercise of ISOs under the Incentive Plan is                 shares. As of the DYNS record date, the closing price of DYNS Common Stock as reported on the Nasdaq was $     per share.
Shares subject to stock awards granted under the Incentive Plan that expire or terminate without being exercised or otherwise issued in full or that are paid out in cash rather than in shares do not reduce the number of shares available for issuance under the Incentive Plan. Shares withheld under a stock award to satisfy the exercise, strike or purchase price of a stock award or to satisfy a tax withholding obligation do not reduce the number of shares available for issuance under the Incentive Plan. If any shares of New Senti common stock issued pursuant to a stock award or Rollover Option are forfeited back to or repurchased or reacquired by New Senti (1) because of the failure to vest, (2) to satisfy the exercise, strike or purchase price, or (3) to satisfy a tax withholding obligation in connection with an award, the shares that are forfeited or repurchased or reacquired will revert to and again become available for issuance under the Incentive Plan.
Non-Employee
 Director Compensation Limit
. The aggregate value of all compensation granted or paid to any non-employee
director with respect to any calendar year, including awards granted and cash fees paid to such non-employee director, will not exceed (1) $750,000 in total value or (2) if such non-employee director is first appointed or elected to New Senti’s board of directors during such calendar year, $1,000,000 in total value, in each case, calculating the value of any equity awards based on the grant date fair value of such equity awards for financial reporting purposes.
Plan Administration.
 The New Senti Board, or a duly authorized committee thereof, will administer the Incentive Plan and is referred to as the “plan administrator” herein. New Senti’s board of directors (or committee thereof) may also delegate to one or more of New Senti’s officers the authority to (1) designate employees (other than officers) to receive specified stock awards and (2) determine the number of shares subject to such stock awards. Under the Incentive Plan, the New Senti Board (or an authorized delegate) has the authority to determine award recipients, grant dates, the numbers and types of stock awards to be granted, the applicable fair market value, and the provisions of each stock award, including the period of exercisability and the vesting schedule applicable to a stock award.
Under the Incentive Plan, the New Senti Board also generally has the authority to effect, without the approval of stockholders but with the consent of any materially adversely affected participant, (1) the reduction of the exercise, purchase, or strike price of any outstanding option or stock appreciation right; (2) the cancellation of any outstanding option or stock appreciation right and the grant in substitution therefore of other awards, cash, or other consideration; or (3) any other action that is treated as a repricing under generally accepted accounting principles (“GAAP”).
Stock Options
. ISOs and NSOs are granted under stock option agreements adopted by the plan administrator. The plan administrator determines the exercise price for stock options, within the terms and conditions of the Incentive Plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of a share of New Senti common stock on the date of grant. Options granted under the Incentive Plan vest at the rate specified in the stock option agreement as determined by the plan administrator.
The plan administrator determines the term of stock options granted under the Incentive Plan, up to a maximum of 10 years. Unless the terms of an optionholder’s stock option agreement provide otherwise or as otherwise provided by the plan administrator, if an optionholder’s service relationship with New Senti or any of New Senti’s affiliates ceases for any reason other than disability, death, or cause, the optionholder may generally exercise any vested options for a period of three months following the cessation of service. This period may be extended in the event that exercise of the option is prohibited by applicable securities laws. Unless the terms of an optionholder’s stock option agreement provide otherwise or as otherwise provided by the plan administrator, if an optionholder’s service relationship with New Senti or any of New Senti’s affiliates ceases due to death, or an optionholder dies within a certain period following cessation of service, the optionholder or a beneficiary may generally exercise any vested options for a period of 18 months following the date of death. Unless the terms of an optionholder’s stock option agreement provide otherwise or as otherwise provided by the plan administrator, if an optionholder’s service relationship with New Senti or any of New Senti’s affiliates ceases due to disability, the optionholder may generally exercise any vested options for a period of 12 months following the cessation of service. In the event of a termination for cause, options generally terminate upon the termination date. In no event may an option be exercised beyond the expiration of its term.
Acceptable consideration for the purchase of New Senti common stock issued upon the exercise of a stock option will be determined by the plan administrator and may include (1) cash, check, bank draft or money order, (2) a broker-assisted cashless exercise, (3) the tender of shares of New Senti common stock previously owned by the optionholder, (4) a net exercise of the option if it is an NSO or (5) other legal consideration approved by the plan administrator.
Unless the plan administrator provides otherwise, options and stock appreciation rights generally are not transferable except by will or the laws of descent and distribution. Subject to approval of the plan administrator or a duly authorized officer, an option may be transferred pursuant to a domestic relations order.
Tax Limitations on ISOs
. The aggregate fair market value, determined at the time of grant, of New Senti common stock with respect to ISOs that are exercisable for the first time by an award holder during any calendar year under all of New Senti’s stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of New Senti’s total combined voting power or that of any of New Senti’s parent or subsidiary corporations unless (1) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and (2) the term of the ISO does not exceed five years from the date of grant.

Restricted Stock Unit Awards
. Restricted stock unit awards are granted under restricted stock unit award agreements adopted by the plan administrator. Restricted stock unit awards may be granted in consideration for any form of legal consideration (including services) that may be acceptable to the plan administrator and permissible under applicable law. A restricted stock unit award may be settled by cash, delivery of shares of New Senti common stock, a combination of cash and shares of New Senti common stock as determined by the plan administrator, or in any other form of consideration set forth in the restricted stock unit award agreement. Additionally, dividend equivalents may be credited in respect of shares covered by a restricted stock unit award. Except as otherwise provided in the applicable award agreement or by the plan administrator, restricted stock unit awards that have not vested will be forfeited once the participant’s continuous service ends for any reason.
Restricted Stock Awards
. Restricted stock awards are granted under restricted stock award agreements adopted by the plan administrator. A restricted stock award may be awarded in consideration for cash, check, bank draft or money order, services to us, or any other form of legal consideration that may be acceptable to the plan administrator and permissible under applicable law. The plan administrator determines the terms and conditions of restricted stock awards, including vesting and forfeiture terms. If a participant’s service relationship with New Senti ends for any reason, New Senti may receive any or all of the shares of New Senti common stock held by the participant that have not vested as of the date the participant terminates service with New Senti through a forfeiture condition or a repurchase right.
Stock Appreciation Rights
. Stock appreciation rights are granted under stock appreciation right agreements adopted by the plan administrator. The plan administrator determines the strike price for a stock appreciation right, which generally cannot be less than 100% of the fair market value of New Senti common stock on the date of grant. A stock appreciation right granted under the Incentive Plan vests at the rate specified in the stock appreciation right agreement as determined by the plan administrator. Stock appreciation rights may be settled in cash or shares of New Senti common stock or in any other form of payment, as determined by the plan administrator and specified in the stock appreciation right agreement.
The plan administrator determines the term of stock appreciation rights granted under the Incentive Plan, up to a maximum of 10 years. Unless the terms of a participant’s stock appreciation rights agreement provide otherwise or as otherwise provided by the plan administrator, if a participant’s service relationship with New Senti or any of its affiliates ceases for any reason other than cause, disability, or death, the participant may generally exercise any vested stock appreciation right for a period of three months following the cessation of service. This period may be further extended in the event that exercise of the stock appreciation right following such a termination of service is prohibited by applicable securities laws. Unless the terms of a participant’s stock appreciation rights agreement provide otherwise or as otherwise provided by the plan administrator, if a participant’s service relationship with New Senti or any of its affiliates, ceases due to disability or death, or a participant dies within a certain period following cessation of service, the participant or a beneficiary may generally exercise any vested stock appreciation right for a period of 12 months in the event of disability and 18 months in the event of death. In the event of a termination for cause, stock appreciation rights generally terminate immediately upon the occurrence of the event giving rise to the termination of the individual for cause. In no event may a stock appreciation right be exercised beyond the expiration of its term.
Performance Awards
. The Incentive Plan permits the grant of performance awards that may be settled in stock, cash or other property. Performance awards may be structured so that the stock or cash will be issued or paid only following the achievement of
certain pre-established
performance goals during a designated performance period. Performance awards that are settled in cash or other property are not required to be valued in whole or in part by reference to, or otherwise based on, New Senti common stock.
The performance goals may be based on any measure of performance selected by the plan administrator. The performance goals may be based on company-wide performance or performance of one or more business units, divisions, affiliates, or business segments, and may be either absolute or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise by the plan administrator when the performance award is granted, the plan administrator will appropriately make adjustments in the method of calculating the attainment of performance goals as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to GAAP; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of items that are “unusual” in nature or occur “infrequently” as determined under GAAP; (6) to exclude the dilutive effects of acquisitions or joint ventures; (7) to assume that any portion of New Senti’s business which is divested achieved performance objectives at targeted levels during the balance of a performance period following such divestiture; (8) to exclude the effect of any change in the outstanding shares of New Senti common stock by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (9) to exclude the effects of stock based compensation and the award of bonuses under New Senti’s bonus plans; (10) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under GAAP; and (11) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under GAAP. In addition, the New Senti Board may establish or provide for other adjustment items in the award agreement at the time the award is granted or in such other document setting forth the performance goals at the time the performance goals are established.
Other Stock Awards
. The plan administrator may grant other awards based in whole or in part by reference to New Senti common stock. The plan administrator will set the number of shares under the stock award (or cash equivalent) and all other terms and conditions of such awards.
Changes to Capital Structure
. In the event there is a specified type of change in the capital structure of New Senti, such as a stock split, reverse stock split, or recapitalization, appropriate adjustments will be made to (1) the class and maximum number of shares reserved for issuance under the Incentive Plan, (2) the class of shares by which the share reserve may increase automatically each year, (3) the class and maximum number of shares that may be issued on the exercise of ISOs and (4) the class and number of shares and exercise price, strike price, or purchase price, if applicable, of all outstanding stock awards.
Corporate Transactions
. The following applies to stock awards under the Incentive Plan in the event of a corporate transaction (as defined in the Incentive Plan), unless otherwise provided in a participant’s stock award agreement or other written agreement with New Senti or one of its affiliates or unless otherwise expressly provided by the plan administrator at the time of grant.
In the event of a corporate transaction, any stock awards outstanding under the Incentive Plan may be assumed, continued or substituted for by any surviving or acquiring corporation (or its parent company), and any reacquisition or repurchase rights held by New Senti with respect to the stock award may be assigned to New Senti’s successor (or its parent company). If the surviving or acquiring corporation (or its parent company) does not assume, continue or substitute for such stock awards, then (i) with respect to any such stock awards that are held by participants whose continuous service has not terminated prior to the effective time of the corporate transaction, or current participants, the vesting (and exercisability, if applicable) of such stock awards will be accelerated in full (or, in the case of performance awards with multiple vesting levels depending on the level of performance, vesting will accelerate at 100% of the target level) to a date prior to the effective time of the corporate transaction (contingent upon the effectiveness of the corporate transaction), and such stock awards will terminate if not exercised (if applicable) at or prior to the effective time of the corporate transaction, and any reacquisition or repurchase rights held by New Senti with respect to such stock awards will lapse (contingent upon the effectiveness of the corporate transaction), and (ii) any such stock awards that are held by persons other than current participants will terminate if not exercised (if applicable) prior to the effective time of the corporate transaction, except that any reacquisition or repurchase rights held by New Senti with respect to such stock awards will not terminate and may continue to be exercised notwithstanding the corporate transaction.
In the event a stock award will terminate if not exercised prior to the effective time of a corporate transaction, the plan administrator may provide, in its sole discretion, that the holder of such stock award may not exercise such stock award but instead will receive a payment equal in value to the excess (if any) of (i) the per share amount payable to holders of New Senti common stock in connection with the corporate transaction, over (ii) any per share exercise price payable by such holder, if applicable.
Plan Amendment or Termination
. The New Senti Board has the authority to amend, suspend, or terminate the Incentive Plan at any time, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. Certain material amendments also require approval of New Senti’s stockholders. No ISOs may be granted after the tenth anniversary of the date the DYNS board of directors adopts the Incentive Plan. No stock awards may be granted under the Incentive Plan while it is suspended or after it is terminated.
U.S. Federal Income Tax Consequences
The following is a summary of the principal U.S. federal income tax consequences to participants and New Senti with respect to participation in the Incentive Plan, which will not become effective until the date of the closing of the merger. No awards will be issued under the Incentive Plan prior to the date of the closing of the merger. This summary is not intended to be exhaustive and does not discuss the income tax laws of any local, state or foreign jurisdiction in which a participant may reside. The information is based upon current U.S. federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any participant may depend on his or her particular situation, each participant should consult the participant’s tax adviser regarding the federal, state, local and other tax consequences of the grant or exercise of an award or the disposition of stock acquired under the Incentive Plan. The Incentive Plan is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended. New Senti’s ability to realize the benefit of any tax deductions described below depends on New Senti’s generation of taxable income as well as the requirement of reasonableness and the satisfaction of New Senti’s tax reporting obligations.
Nonstatutory Stock Options
. Generally, there is no taxation upon the grant of a NSO. Upon exercise, a participant will recognize ordinary income equal to the excess, if any, of the fair market value of the underlying stock on the date of exercise of the stock option over the exercise price. If the participant is employed by New Senti or one of its affiliates, that income will be subject to withholding taxes. The participant’s tax basis in those shares will be equal to their fair market value on the date of exercise of the stock option, and the participant’s capital gain holding period for those shares will begin on the day after they are transferred to the participant. Subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of a tax reporting obligation, New Senti will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the participant.
Incentive Stock Option
s. The Incentive Plan provides for the grant of stock options that are intended to qualify as “incentive stock options,” as defined in Section 422 of the Code. Under the Code, a participant generally is not subject to ordinary income tax upon the grant or exercise of an ISO. If the participant holds a share received upon exercise of an ISO for more than two years from the date the stock option was granted and more than one year from the date the stock option was exercised, which is referred to as the required holding period, the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the participant’s tax basis in that share will be long-term capital gain or loss. If, however, a participant disposes of a share acquired upon exercise of an ISO before the end of the required holding period, which is referred to as a disqualifying disposition, the participant generally will recognize ordinary income in the year of the disqualifying disposition equal to the excess, if any, of the fair market value of the share on the date of exercise of the stock option over the exercise price. However, if the sales proceeds are less than the fair market value of the share on the date of exercise of the stock option, the amount of ordinary income recognized by the participant will not exceed the gain, if any, realized on the sale. If the amount realized on a disqualifying disposition exceeds the fair market value of the share on the date of exercise of the stock option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year. For purposes of the alternative minimum tax, the amount by which the fair market value of a share of stock acquired upon exercise of an ISO exceeds the exercise price of the stock option generally will be an adjustment included in the participant’s alternative minimum taxable income for the year in which the stock option is exercised. If, however, there is a disqualifying disposition of the share in the year in which the stock option is exercised, there will be no adjustment for alternative minimum tax purposes with respect to that share. In computing alternative minimum taxable income, the tax basis of a share acquired upon exercise of an ISO is increased by the amount of the adjustment taken into account with respect to that share for alternative minimum tax purposes in the year the stock option is exercised. New Senti is not allowed a tax deduction with respect to the grant or exercise of an ISO or the disposition of a share acquired upon exercise of an ISO after the required holding period. If there is a disqualifying disposition of a share, however, New Senti will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the participant, subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and provided that either the employee includes that amount in income or New Senti timely satisfies its reporting requirements with respect to that amount.
Restricted Stock Awards
. Generally, the recipient of a restricted stock award will recognize ordinary income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. If, however, the stock is subject to restrictions constituting a substantial risk of forfeiture when it is received (for example, if the employee is required to work for a period of time in order to have the right to transfer or sell the stock), the recipient generally will not recognize income until the restrictions constituting a substantial risk of forfeiture lapse, at which time the recipient will recognize ordinary income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock. A recipient may, however, file an election with the IRS, within 30 days following the date of grant, to recognize ordinary income, as of the date of grant, equal to the excess, if any, of the fair market value of the stock on the date the award is granted over any amount paid by the recipient for the stock. The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from a restricted stock award will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the restrictions constituting a substantial risk of forfeiture lapse. Subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of a tax reporting obligation, New Senti will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the restricted stock award.
Restricted Stock Unit Awards
. Generally, the recipient of a restricted stock unit award will generally recognize ordinary income at the time the stock is delivered equal to the excess, if any, of (i) the fair market value of the stock received over any amount paid by the recipient in exchange for the stock or (ii) the amount of cash paid to the participant. The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from a restricted stock unit award will be the amount paid for such shares plus any ordinary income recognized when the stock is delivered, and the participant’s capital gain holding period for those shares will begin on the day after they are transferred to the participant. Subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of a tax reporting obligation, New Senti will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the restricted stock unit award.
Stock Appreciation Rights
. Generally, the recipient of a stock appreciation right will recognize ordinary income equal to the fair market value of the stock or cash received upon exercise. Subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of a tax reporting obligation, New Senti will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock appreciation right.
Tax Consequences to New Senti
Compensation of Covered Employees
. The ability of New Senti to obtain a deduction for amounts paid under the Incentive Plan could be limited by Section 162(m) of the Code. Section 162(m) of the Code limits New

Senti’s ability to deduct compensation, for U.S. federal income tax purposes, paid during any year to a “covered employee” (within the meaning of Section 162(m) of the Code) in excess of $1.0 million.
Golden Parachute Payments
. The ability of New Senti (or the ability of one of its subsidiaries) to obtain a deduction for future payments under the Incentive Plan could also be limited by the golden parachute rules of Section 280G of the Code, which prevent the deductibility of certain “excess parachute payments” made in connection with a change in control of an employer-corporation.
New Plan Benefits
No awards have been previously granted under the Incentive Plan and no awards have been granted that are contingent on shareholder approval of the Incentive Plan. The awards that are to be granted to any participant or group of participants are indeterminable at the date of this proxy statement/prospectus because participation and the types of awards that may be granted under the Incentive Plan are subject to the discretion of the plan administrator. Consequently, no new plan benefits table is included in this proxy statement/ prospectus.
Interests of DYNS’s Directors and Officers in the Incentive Plan Proposal
When you consider the recommendation of the DYNS board of directors in favor of approval of the Incentive Plan, you should keep in mind that certain of DYNS’s board of directors and officers have interests in the Incentive Plan that are different from, or in addition to, your interests as a stockholder because they may in the future receive awards under the Incentive Plan. See the section titled
“
Summary of the Proxy Statement/Prospectus — Interests of the Sponsor and DYNS’s Directors and Officers in the Business Combination
” beginning on page 10 of this proxy statement/prospectus.
Vote Required for Approval
The approval of the Incentive Plan Proposal requires the affirmative vote of the holders of a majority of the shares of DYNS Common Stock cast in respect of the relevant Proposal and entitled to vote thereon at the Special Meeting, voting together as a single class to “FOR” the Incentive Plan Proposal.
The closing of the Business Combination is conditioned on the approval of the Business Combination Proposal, each of the Charter Proposals, the Incentive Plan Proposal and the Nasdaq Proposal at the Special Meeting.
Recommendation of DYNS’s Board of Directors
DYNS’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE INCENTIVE PLAN PROPOSAL.

PROPOSAL 7: THE ESPP PROPOSAL
Overview
In this ESPP Proposal, DYNS is asking its stockholders to approve the ESPP. The DYNS board of directors will adopt the ESPP prior to the special meeting, in substantially the form of
 Annex D
 attached hereto, subject to stockholder approval at the special meeting. If stockholders approve this proposal, the ESPP will become effective on the consummation of the Business Combination. If the ESPP is not approved by the stockholders, it will not become effective. The ESPP is described in more detail below.
The purpose of the ESPP is to provide a means whereby New Senti can align the long-term financial interests of its employees with the financial interests of its stockholders. In addition, the board of directors believes that the ability to allow its employees to purchase shares of New Senti common stock will help New Senti to attract, retain, and motivate employees and encourages them to devote their best efforts to New Senti’s business and financial success. Approval of the ESPP by DYNS stockholders will allow New Senti to provide its employees with the opportunity to acquire an ownership interest in New Senti through their participation in the ESPP, thereby encouraging them to remain in service and more closely aligning their interests with those of New Senti’s stockholders. When the Business Combination closes, New Senti is expected to have approximately                  employees eligible to participate in the ESPP.
Description of the ESPP
The material features of the ESPP are described below. The following description of the ESPP is a summary only. This summary is not a complete statement of the ESPP and is qualified in its entirety by reference to the complete text of the ESPP, a copy of which is attached hereto as
 Annex D
. DYNS stockholders should refer to the ESPP for more complete and detailed information about the terms and conditions of the ESPP.
Purpose
. The purpose of the ESPP is to provide a means by which eligible employees of New Senti and certain designated companies may be given an opportunity to purchase shares of New Senti common stock following the closing of the Business Combination, to assist New Senti in retaining the services of eligible employees, to secure and retain the services of new employees and to provide incentives for such persons to exert maximum efforts for New Senti’s success.
Share Reserve
. The maximum number of shares of New Senti common stock that may be issued under the ESPP will be equal to                 shares of New Senti common stock. Additionally, the number of shares of New Senti common stock reserved for issuance under the ESPP will automatically increase on January 1st of each year, beginning on January 1, 2023 and continuing through and including January 1, 2032, by the lesser of 1% of the total number of shares of New Senti common stock on December 31st of the preceding calendar year or such lesser number of shares of New Senti common stock as determined by the New Senti Board or            Shares. Shares subject to purchase rights granted under the ESPP that terminate without having been exercised in full will not reduce the number of shares available for issuance under the ESPP. As of            , 2022, the DYNS record date, the closing price of DYNS Common Stock as reported on the Nasdaq was $            per share.
Administration
. New Senti’s board of directors, or a duly authorized committee thereof, will administer the ESPP.
Limitations
. New Senti employees and the employees of any of its designated affiliates, will be eligible to participate in the ESPP, provided they may have to satisfy one or more of the following service requirements before participating in the ESPP, as determined by the administrator: (1) customary employment with New Senti or one of its affiliates for more than 20 hours per week and five or more months per calendar year or (2) continuous employment with New Senti or one of its affiliates for a minimum period of time, not to exceed two years, prior to the first date of an offering. In addition, New Senti Board may also exclude from participation in the ESPP or any offering, employees who are “highly compensated employees” (within the meaning of Section 423(b)(4)(D) of the Code) or a subset of such highly compensated employees. If this proposal is approved by the stockholders, all the employees of New Senti and its designated related corporations will be eligible to participate in the ESPP following the closing of the Business Combination. An employee may not be granted rights to purchase stock under the ESPP (a) if such employee immediately after the grant would own stock possessing 5% or more of the total combined voting power or value of all classes of New Senti’s capital stock or (b) to the extent that such rights would accrue at a rate that exceeds $25,000 worth of New Senti’s capital stock for each calendar year that the rights remain outstanding.
The ESPP is intended to qualify as an employee stock purchase plan under Section 423 of the Code. The administrator may specify offerings with a duration of not more than 27 months, and may specify one or more shorter purchase periods within each offering. Each offering will have one or more purchase dates on which shares of New Senti common stock will be purchased for the employees who are participating in the offering. The administrator, in its discretion, will determine the terms of offerings under the ESPP. The administrator has the discretion to structure an offering so that if the fair market value of a share of New Senti common stock on any purchase date during the offering period is less than or equal to the fair market value of a share of New Senti common stock on the first day of the offering period, then that offering will terminate immediately, and the participants in such terminated offering will be automatically enrolled in a new offering that begins immediately after such purchase date.
A participant may not transfer purchase rights under the ESPP other than by will, the laws of descent and distribution, or as otherwise provided under the ESPP.
Payroll Deductions
. The ESPP permits participants to purchase shares of New Senti common stock through payroll deductions. Unless otherwise determined by the administrator, the purchase price of the shares will be 85% of the lower of the fair market value of New Senti common stock on the first day of an offering or on the date of purchase.
Withdrawal.
 Participants may withdraw from an offering by delivering a withdrawal form to New Senti and terminating their contributions. Such withdrawal may be elected at any time prior to the end of an offering, except as otherwise provided by the plan administrator. Upon such withdrawal, New Senti will distribute to the employee his or her accumulated but unused contributions without interest, and such employee’s right to participate in that offering will terminate. However, an employee’s withdrawal from an offering does not affect such employee’s eligibility to participate in any other offerings under the ESPP.
Termination of Employment.
 A participant’s rights under any offering under the ESPP will terminate immediately if the participant either (i) is no longer employed by New Senti or any of its parent or subsidiary companies (subject to any post-employment participation period required by law) or (ii) is otherwise no longer eligible to participate. In such event, New Senti will distribute to the participant his or her accumulated but unused contributions, without interest.
Corporate Transactions
. In the event of certain specified significant corporate transactions, such as a merger or change in control, a successor corporation may assume, continue, or substitute each outstanding purchase right. If the successor corporation does not assume, continue, or substitute for the outstanding purchase rights, the offering in progress will be shortened and a new purchase date will be set. The participants’ purchase rights will be exercised on the new purchase date and such purchase rights will terminate immediately thereafter.
Amendment and Termination
. New Senti’s board of directors has the authority to amend, suspend, or terminate the ESPP, at any time and for any reason, provided certain types of amendments will require the approval of New Senti stockholders. Any benefits privileges, entitlements and obligations under any outstanding purchase rights granted before an amendment, suspension or termination of the Plan will not be materially impaired by any such amendment, suspension or termination except (i) with the consent of the person to whom such purchase rights were granted, (ii) as necessary to facilitate compliance with any laws, listing requirements, or governmental regulations, or (iii) as necessary to obtain or maintain favorable tax, listing, or regulatory treatment. The ESPP will remain in effect until terminated by New Senti’s board of directors in accordance with the terms of the ESPP.
U.S. Federal Income Tax Consequences
The following is a summary of the principal U.S. federal income tax consequences to participants and New Senti with respect to participation in the ESPP. This summary is not intended to be exhaustive and does not discuss the income tax laws of any local, state or foreign jurisdiction in which a participant may reside. The information is based upon current U.S. federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any participant may depend on his or her particular situation, each participant should consult the participant’s tax adviser regarding the federal, state, local, and other tax consequences of the grant or exercise of a purchase right or the sale or other disposition of New Senti common stock acquired under the ESPP. The ESPP is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.
Section 423 of the Code
Rights granted under the ESPP are intended to qualify for favorable U.S. federal income tax treatment associated with rights granted under an employee stock purchase plan which qualifies under the provisions of Section 423 of the Code.
A participant will be taxed on amounts withheld for the purchase of shares of New Senti common stock as if such amounts were actually received. Otherwise, no income will be taxable to a participant as a result of the granting or exercise of a purchase right until a sale or other disposition of the acquired shares. The taxation upon such sale or other disposition will depend upon the holding period of the acquired shares.
If the shares are sold or otherwise disposed of more than two years after the beginning of the offering period and more than one year after the shares are transferred to the participant, then the lesser of the following will be treated as ordinary income: (i) the excess of the fair market value of the shares at the time of such sale or other disposition over the purchase price; or (ii) the excess of the fair market value of the shares as of the beginning of the offering period over the purchase price (determined as of the beginning of the offering period). Any further gain or any loss will be taxed as a long-term capital gain or loss.
If the shares are sold or otherwise disposed of before the expiration of either of the holding periods described above, then the excess of the fair market value of the shares on the purchase date over the purchase price will be treated as ordinary income at the time of such sale or other disposition. The balance of any gain will be treated as capital gain. Even if the shares are later sold or otherwise disposed of for less than their fair market value on the purchase date, the same amount of ordinary income is attributed to the participant, and a capital loss is recognized equal to the difference between the sales price and the fair market value of the shares on such purchase date. Any capital gain or loss will be short-term or long-term, depending on how long the shares have been held.
New Senti is not allowed a deduction upon the grant or exercise of a purchase right or the disposition of a share acquired upon exercise of a purchase right after the required holding period. If the shares are sold or otherwise disposed of before the expiration of either holding period, New Senti will generally be entitled to a tax deduction equal to the taxable ordinary income, realized by the participant.
New Plan Benefits
Participation in the ESPP is voluntary and each eligible employee will make his or her own decision regarding whether and to what extent to participate in the ESPP. Therefore, DYNS cannot currently determine the benefits or number of shares subject to purchase rights and a new plan benefits table is thus not provided.

Interests of DYNS’s Directors and Officers in the ESPP Proposal
When you consider the recommendation of the DYNS board of directors in favor of approval of the ESPP, you should keep in mind that certain of DYNS’s directors and officers have interests in the ESPP that are different from, in addition to, or in conflict with your interests as a stockholder, including, among other things, the existence of financial and personal interests in the event they participate in the ESPP. See the section titled “
Summary of the Proxy Statement/Prospectus — Interests of the Sponsor and DYNS’s Directors and Officers in the Business Combination
” beginning on page 10 of this proxy statement/prospectus.
Vote Required for Approval
The approval of the ESPP Proposal requires the affirmative vote of the holders of a majority of the shares of DYNS Common Stock cast in respect of the relevant Proposal and entitled to vote thereon at the Special Meeting, voting together as a single class to vote “FOR” the ESPP Proposal.
Recommendation of DYNS’s Board of Directors
DYNS’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ESPP PROPOSAL.

PROPOSAL 8: THE ADJOURNMENT PROPOSAL
The Adjournment Proposal allows the Board to submit a proposal to adjourn the Special Meeting to a later date or dates if DYNS is unable to consummate the Business Combination for any reason. In no event will DYNS solicit proxies to adjourn the Special Meeting or consummate the Business Combination beyond the date by which it may properly do so under the Business Combination Agreement or its Current Charter and Delaware law. The purpose of the Adjournment Proposal is to provide more time to consummate the Business Combination, if necessary and appropriate. See the section entitled “
Proposal 1: The Business Combination Proposal
 — Interests of the Sponsor and DYNS
’
s Directors and Officers in the Business Combination
.”
In addition to an adjournment of the Special Meeting upon approval of an adjournment proposal, the Board is empowered under Delaware law to postpone the Special Meeting at any time prior to the meeting being called to order. In such event, DYNS will issue a press release and take such other steps as it believes are necessary and practical in the circumstances to inform its stockholders of the postponement.
Consequences if the Adjournment Proposal is not Approved
If the Adjournment Proposal is presented at the Special Meeting and is not approved by DYNS’s stockholders, the Board may not be able to adjourn the Special Meeting to a later date if DYNS is unable to consummate the Business Combination (because either the Business Combination Proposal is not approved or the conditions to consummating the Business Combination have not been met). In such event, the Business Combination would not be completed.
Required Vote of DYNS Stockholders
Adoption of an Adjournment Proposal requires the affirmative vote of a majority of the issued and outstanding shares of DYNS Common Stock cast by the stockholders represented in person (which would include presence at a virtual meeting) or by proxy at the Special Meeting and entitled to vote thereon. Adoption of the Adjournment Proposal is not conditioned upon the adoption of any of the other proposals.
Recommendation of the Board
THE BOARD UNANIMOUSLY RECOMMENDS THAT DYNS STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

INFORMATION ABOUT DYNS
Introduction
Our Company
We are a blank check company incorporated on March 1, 2021 as a Delaware corporation for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, which we refer to as our initial business combination. [Members of our management team and our Board have a history of working together, with combined decades of experience across multiple complimentary areas – (1) innovating, founding, building and scaling world-class organizations as executives and directors of public and private companies, creating billions of dollars in stockholder value; (2) identifying, vetting, investing in, incubating and positioning novel scientific breakthroughs and partnering with management teams to help them execute their visions; (3) maintaining a deep understanding of the market and the visions and the foresight to develop new end markets based on disruptive products across the life sciences subsector; and (4) raising capital for emerging companies with transformative life sciences technologies.] Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us” or “our” refer to DYNS prior to the consummation of the Business Combination.
Our Management Team
Our management team and Board of Directors consist of our Executive Chair, Omid Farokhzad, M.D., who is currently Founder, CEO, and Chair of Seer, Inc. (Nasdaq: SEER); our Chief Executive Officer, Mostafa Ronaghi, Ph.D., who was most recently Chief Technology Officer of Illumina (Nasdaq: ILMN); our Chief Financial Officer, Mark Afrasiabi, CFA, most recently Senior Partner at Silver Rock Financial, L.P.; our Chief Business Officer, Rowan Chapman, PhD, a seasoned venture capital investor across the life sciences subsector; our independent director, Jay Flatley, who served as CEO of Illumina from June 1999 to March 2016 and Chairman of Illumina until March 2021 (Nasdaq: ILMN); our independent director, David Epstein, formerly CEO of Novartis Pharmaceuticals; and our independent director, Deep Nishar, currently Managing Director at General Catalyst. We also have a Chief Scientific Advisor, Professor Robert Langer, who is currently one of twelve Institute Professors at MIT. We believe that the strong scientific, entrepreneurial, investment and management backgrounds of our management, directors and advisors, coupled with a deep network across industry, academia and the investment community, enables us to identify disruptive acquisition targets that can thrive as public companies.
Omid Farokhzad, M.D.—Executive Chair:
Dr. Farokhzad is a physician-scientist, serial entrepreneur, company founder, company builder, executive and director – across multiple companies and technology platforms. He founded Seer, Inc. (Nasdaq: SEER) in 2017, which advances a transformative proteomics platform, and serves as Founder, CEO and Chair. He previously co-founded BIND Therapeutics (acquired by Pfizer), Selecta Biosciences, Inc. (Nasdaq: SELB), which is developing a novel antigen-specific tolerance platform for biologics and gene therapy, and Tarveda Therapeutics, Inc., a privately-held oncology biotherapeutics company. From September 2004 to February 2018, he was a Professor at Harvard Medical School and a director of the Center for Nanomedicine at Brigham and Women’s Hospital. He has authored over 180 papers and is an inventor on over 200 issued or pending patents. He is a Fellow of the National Academy of Inventors. He is also a recipient of the 2016 Ellis Island Medal of Honor; the 2014 Golden Door Award from the International Institute of New England, for his scientific, societal and economic contributions to America as an immigrant; The Worldview 100 by Scientific American in 2015, which recognized visionaries who shaped biotechnology around the world; the 2013 RUSNANOPRIZE, one of the largest international nanotechnology prizes, for his work on nanomaterial surface modification; and the 2012 Ernst & Young New England Entrepreneur of the Year Award. Dr. Farokhzad holds an MA and M.D. from Boston University and an MBA from MIT Sloan School of Management.

Mostafa Ronaghi, Ph.D.—Chief Executive Officer
 & Director
:
Dr. Ronaghi is a scientist-entrepreneur, inventor, investor, company-founder, executive and director. Most recently, he was Chief Technology Officer, Senior Vice President and member of the Executive Leadership Team at Illumina, Inc. (Nasdaq: ILMN) from 2008 to 2021. While at Illumina, in 2016, Dr. Ronaghi co-founded GRAIL, a next-gen liquid biopsy platform for cancer detection. He also started Illumina’s Research & Technology Development group, and co-founded the Illumina Accelerator Program in 2014, one of the most successful accelerator programs in the industry, which coached and invested in more than 50 start-ups, achieving one of the highest success rates for securing external institutional funding. Prior to Illumina, Dr. Ronaghi was Principal Investigator at the Stanford Genome Technology Center from 1999 to 2008. Throughout his prolific career, Dr. Ronaghi co-founded several other companies, including Pyrosequencing AB (founded in 1997; IPO in 2000 in Stockholm), which focused on sequencing-by-synthesis technology (which was the first next-gen sequencing technology, and laid the groundwork for the leading technology developed by Illumina). He then co-founded ParAllele Biosciences in 2001, which was acquired by Affymetrix in 2005, which developed a first-of-its-kind technology for highly multiplex genotyping (used by the international Hapmap project to identify genetic variations across different population and diseases). He co-founded NextBio in 2004 (acquired by Illumina in 2013), where he developed a software platform to analyze molecular biological data. He also co-founded Avantome in 2008 (acquired by Illumina in 2008) as a low-cost DNA sequencer to democratize sequencing. He has advised and invested in more than 70 companies and is an inventor on over 30 issued and pending patents, as well as authored more than 80 scientific publications. He is also a recipient of the 2015 Ellis Island Medal of Honor. He currently serves as a Board member at Seer (Nasdaq: SEER), 1Health, Clearlabs, and three other private companies. Dr. Ronaghi holds a Ph.D. in Biotechnology from Royal Institute of Technology in Stockholm, and B.Sc in Biomedical Chemistry from University of Kalmar in Sweden.
Mark Afrasiabi, CFA—Chief Financial Officer:
Mr. Afrasiabi was most recently a Partner and Co-Head of the Investment Committee at Silver Rock Financial LP, an investment management firm with approximately $3 billion in assets under management, where he was responsible for the healthcare portfolio. Mr. Afrasiabi was at Silver Rock from inception in 2010 to 2021. Previously, from 2006 to 2010, he was a High-Yield Research Analyst (covering healthcare) and Portfolio Manager at PIMCO. Throughout his career, he has invested across the capital structure in all subsectors of healthcare, including pharma, biotech, life sciences tools, facilities, services, payers, health IT, and medical devices, among other subsectors. Prior to his 15-year investment management career, he worked in investment banking at Lehman Brothers Holdings Inc., and was an Attorney at Irell & Manella LLP. He also served as a Law Clerk on the United States Court of Appeals for the Ninth Circuit (Hon. Richard R. Clifton). Mr. Afrasiabi holds a JD from Harvard Law School and BA in Economics from UCLA, and is a CFA Charterholder.
Rowan Chapman, Ph.D.—Chief Business Officer:
Dr. Chapman is an executive business development leader from start up to Fortune 50 companies, company founder, equity investor and director. She currently serves as an independent director at Natera, Inc. (Nasdaq: NTRA) and two private company boards. She has led the execution of more than 80 partnerships and investments across a variety of healthcare verticals, including life sciences tools, therapeutics, diagnostics, medical devices, vaccines and digital health. Dr. Chapman served as head of Johnson & Johnson Innovation (NYSE: JNJ), Western North America. Australia and New Zealand, from January 2017 to August 2019. Prior to that, she held various roles with General Electric Company (NYSE: GE) from 2012 to 2016, including as Head of Healthcare Investing at GE Ventures where she led the team responsible for the investment portfolio with a particular focus on digital health, data analytics and precision medicine. During that time, she led the creation of three healthcare startups including Evidation Health and Vineti. Dr. Chapman also served as Head of Precision Diagnostics at GE Healthcare, where she was responsible for strategy development to integrate lab services, products, data, informatics and software. Prior to that, she held operational roles in early and growth-stage startups and was a partner at Mohr Davidow Ventures for over 11 years, from 2001 to 2012, gaining extensive experience as an investor, board member or board advisor for a wide variety of technology and data-enabled companies including Adamas (IPO: ADMS), HealthTap, Pacific Biosciences (IPO: PACB), ParAllele Biosciences (acquired: AFFX), Personalis (IPO: PSNL), Sequenta (acquired: ADPT) and Verinata (acquired: ILMN). She was also an early employee at Rosetta Inpharmatics (went public and then acquired by Merck) and Incyte Genomics (Nasdaq: INCY). She is also a co-founder of Initiate Studios, a life sciences incubator founded in 2020, where she partners with entrepreneurs to launch new healthcare companies. Dr. Chapman holds a Ph.D. in Biochemistry and Molecular Biology and BA in Biochemistry from the University of Cambridge, United Kingdom, and carried out post-doctoral research at UCSF.
David R. Epstein—Independent Director:
Mr. Epstein is the executive partner at Flagship Pioneering and Chairman of Axcella Therapeutics (Nasdaq: AXLA), Rubius Therapeutics, Inc. (Nasdaq: RUBY) and Evelo Biosciences, Inc. (Nasdaq: EVLO), and he is a director of OPY Acquisition Corp. I (Nasdaq: OHAA). Mr. Epstein is also a board member at four privately-held biotherapeutics companies (Ring Therapeutics, Tarus Therapeutics, Valo Health and Woolsey Pharma). From 2010 to mid-2016, he served as CEO of Novartis Pharmaceuticals, a division of Novartis AG. Previously, he started and led Novartis’s Oncology and Molecular Diagnostic units. Under his leadership, Norvartis’s oncology business grew to the second largest in the world. Mr. Epstein has more than 25 years of extensive drug development, deal making, commercialization and leadership experience on a global scale. Over the course of his career, he led the development and commercialization of over 30 new molecular entities, including major breakthroughs such as Glivec
®
, Tasigna
®
, Gilenya
®
, Cosentyx
®
and Entresto
®
. His teams developed three Prix Galien award winners, and he has mentored several CEOs into their roles. In 2015, he was named by FierceBiotech as one of the “25 most influential people in biopharma.” Early in his career, he was an associate in the strategy practice of consulting firm Booz, Allen and Hamilton. Mr. Epstein holds a BS in pharmacy from Rutgers University College of Pharmacy and an MBA in finance and marketing from Columbia University Graduate School of Business.
Jay Flatley—Independent Director:
Mr. Flatley led Illumina (Nasdaq: ILMN) as CEO from 1999 until 2016, as Executive Chairman through 2019 and served as Chairman of the Board until May 2021. During his tenure as CEO, he took Illumina from $1.3 million in sales in 2000 to $2.2 billion in 2015, representing a compound annual growth rate of 64 percent. Prior to joining Illumina, Mr. Flatley was co-founder, President, CEO, and a director of Molecular Dynamics, Inc., a Nasdaq-listed life sciences company focused on genetic discovery and analysis, from 1994 until its sale to Amersham Pharmacia Biotech Inc. in 1998. He served in various other positions of increasing responsibility with Molecular Dynamics from 1987 to 1994. Mr. Flatley serves as Acting CEO and Chairman of Zymergen (Nasdaq: ZY), Chairman of Iridia, Inc. (privately held) and a director of Rivian Automotive, Inc. (Nasdaq: RIVN), Coherent, Inc. (Nasdaq: COHR) and Denali Therapeutics, Inc. (Nasdaq: DNLI). He is also on the Board of Trustees at the Salk Institute, and is Chair of Wellcome Leap, a US-based non-profit organization founded by the Wellcome Trust to accelerate innovations that benefit global health. Mr. Flatley holds a BA in economics from Claremont McKenna College and a BS and MS in industrial engineering from Stanford University.
Deep Nishar—Independent Director:
Mr. Nishar is currently the Managing Director at General Catalyst, which he joined in January 2022. He has over 20 years of experience helping build and grow internet and software businesses. Mr. Nishar served as the Senior Managing Partner of the SoftBank Vision Fund from June 2015 to December 2021. From January 2009 to October 2014, Mr. Nishar served in various roles with LinkedIn Corporation, most recently as the Senior Vice President, Products and User Experience. From August 2003 to January 2009, Mr. Nishar served in various roles with Google Inc. (Nasdaq: GOOGL), most recently as the Senior Director of Products for the Asia-Pacific region. Previously, he was the Founder of enterprise software company, Patkai Networks. He is an inventor on 14 patents, and is a recipient of the Google Founders Award, which is given to employees who made extraordinary contributions to the company. Mr. Nishar currently serves on the board of directors of Seer (Nasdaq: SEER) and Vir Biotechnology, Inc. (Nasdaq: VIR), and previously served on the board of directors of Guardant Health (Nasdaq: GH), Tripadvisor (Nasdaq: TRIP), and OPower (OPWR), amongst other companies. Mr. Nishar received his MBA with highest honors (Baker Scholar) from Harvard Business School, his M.SEE from the University of Illinois, Urbana- Champaign, and his B.Tech with honors from the Indian Institute of Technology.
Robert Langer, Sc.D.—Chief Scientific Advisor:
is the David H. Koch Institute Professor at MIT. Dr. Langer is a prolific entrepreneur and visionary scientist who has co-founded more than 30 companies over a multi-decade career, which collectively have resulted in transformative products that have changed the world across many end-markets, including Moderna (Nasdaq: MRNA), which is helping to lead the fight against COVID-19 via its mRNA platform. Dr. Langer has written over 1,250 articles (>334,000 citations; H-Index 285; as of March 2021), and has nearly 1,050 patents worldwide. Dr. Langer’s patents have been licensed or sublicensed to over 250 pharmaceutical, chemical, biotechnology and medical device companies. Dr. Langer has received over 220 major awards. He is one of 5 living individuals to have received both the United States National Medal of Science (2006) and the United States National Medal of Technology and Innovation (2011). He also received the 2002 Charles Stark Draper Prize, considered the equivalent of the Nobel Prize for engineers, the 2008 Millennium Prize, the world’s largest technology prize, the 2012 Priestley Medal, the highest award of the American Chemical Society, the 2013 Wolf Prize in Chemistry, the 2014 Breakthrough Prize in Life Sciences and the 2014 Kyoto Prize. He is also the only engineer to have received the Gairdner Foundation International Award; 82 recipients of this award have subsequently received a Nobel Prize. Among numerous other awards Langer has received are the Dickson Prize for Science (2002), Heinz Award for Technology, Economy and Employment (2003), the Harvey Prize (2003), the John Fritz Award (2003) (given previously to inventors such as Thomas Edison and Orville Wright), the General Motors Kettering Prize for Cancer Research (2004), the Dan David Prize in Materials Science (2005), the Albany Medical Center Prize in Medicine and Biomedical Research (2005), the largest prize in the U.S. for medical research, induction into the National Inventors Hall of Fame (2006), the Max Planck Research Award (2008), the Prince of Asturias Award for Technical and Scientific Research (2008), the Warren Alpert Foundation Prize (2011) and the Terumo International Prize (2012). In 1998, he received the Lemelson-MIT prize, the world’s largest prize for invention for being “one of history’s most prolific inventors in medicine.” In 1989 Dr. Langer was elected to the Institute of Medicine of the National Academy of Sciences, and in 1992 he was elected to both the National Academy of Engineering and to the National Academy of Sciences, and in 2012 he was elected to the National Academy of Inventors. He currently serves on the Board of Directors at Moderna (Nasdaq: MRNA), Seer (Nasdaq: SEER), Frequency Therapeutics (Nasdaq: FREQ), and PureTech Health plc (Nasdaq: PRTC; LSE: PRTC). Dr. Langer completed his undergraduate studies in Chemical Engineering at Cornell University and obtained his Sc.D. in Chemical Engineering at MIT.
Financial Position
We have funds available for an initial business combination initially in the amount of $230,000,000, after our expected payment of a maximum of $7,050,000 of deferred underwriting fees, before fees and expenses associated with our initial business combination (other than deferred underwriting fees) and before any redemptions by holders of Public Shares. We have also undertaken steps to secure third-party equity financing in an aggregate amount of $66.8 million via the PIPE Investment.
Effecting Our Initial Business Combination
Selection of a Target Business and Structuring of our Initial Business Combination
Nasdaq rules require that we must complete one or more business combinations having an aggregate fair market value of at least 80% of the value of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time of our signing a definitive agreement in connection with our initial business combination. The Board determined that this test was met in connection with the proposed Business Combination.
Redemption Rights for Public Stockholders upon Completion of our Initial Business Combination
We are providing our Public Stockholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of our initial business combination at a per-share price,
payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the initial business combination including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes, divided by the number of then outstanding Public Shares, subject to the limitations described herein. The amount in the Trust Account was approximately $10.00 per share as of the Record Date. The per-share amount
we will distribute to holders of Public Shares who properly redeem their shares will not be reduced by the deferred underwriting commissions we will pay to the underwriters of our Initial Public Offering. The Sponsor and our officers and directors have entered into a letter agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to their Founder Shares and Public Shares held by them in connection with the completion of our initial business combination.
Limitation on Redemption Right
Notwithstanding the foregoing, in no event will we redeem our Public Shares in an amount that would cause our net tangible assets to be less than $5,000,001.
Redemption of Public Shares and Liquidation if no Initial Business Combination
We have until May 28, 2023 to complete our initial business combination. If we are unable to complete our initial business combination by such date, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price,
payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our Board, dissolve and liquidate, subject in the case of clauses (ii) and (iii) above to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.
The Sponsor and our officers and directors have entered into a letter agreement with us, pursuant to which they have waived their rights to liquidating distributions from the Trust Account with respect to any Founder Shares and (along with the underwriters) Private Placement Shares held by them if we fail to complete our initial business combination by May 28, 2023. However, if the Sponsor, or our officers or directors acquired Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if we fail to complete our initial business combination within 24 months from the closing of the Initial Public Offering.
The Sponsor and our officers and directors have agreed, pursuant to a written agreement with us, that they will not propose any amendment to our Current Charter (i) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or certain amendments to our Current Charter prior thereto or to redeem 100% of our Public Shares if we do not complete our initial business combination by May 28, 2023 or (ii) with respect to any other provision relating to stockholders’ rights or pre-initial
business combination activity, unless we provide our Public Stockholders with the opportunity to redeem their Public Shares upon approval of any such amendment at a per-share price,
payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes divided by the number of then outstanding Public Shares. However, we may not redeem our Public Shares unless our net tangible assets are at least $5,000,001, either immediately prior to or upon consummation of our initial business combination and after payment of underwriters’ fees and commissions (so that we are not subject to the SEC’s “penny stock” rules). If this optional redemption right is exercised with respect to an excessive number of Public Shares such that we cannot satisfy the net tangible asset requirement (described above), we would not proceed with the amendment or the related redemption of our Public Shares at such time.

We expect that all costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the approximately $1,100,000 of proceeds held outside the Trust Account, although we cannot provide any assurance that there will be sufficient funds for such purpose. We will depend on sufficient interest being earned on the proceeds held in the Trust Account to pay any tax obligations we may owe. However, if those funds are not sufficient to cover the costs and expenses associated with implementing our plan of dissolution, to the extent that there is any interest accrued in the Trust Account not required to pay taxes, we may request the trustee of the Trust Account (Continental) to release to us an additional amount of up to $3,925.00 of such accrued interest to pay those costs and expenses.
If we were to expend all of the net proceeds of the Initial Public Offering and the Concurrent Private Placement, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account, the per-share redemption
amount received by stockholders upon our dissolution would be approximately $10.00. The proceeds deposited in the Trust Account could, however, become subject to the claims of our creditors which would have higher priority than the claims of our Public Stockholders. We cannot provide any assurance that the actual per-share redemption
amount received by stockholders will not be substantially less than $10.00. Under Section 281(b) of the DGCL, our plan of dissolution must provide for all claims against us to be paid in full or make provision for payments to be made in full, as applicable, if there are sufficient assets. These claims must be paid or provided for before we make any distribution of our remaining assets to our stockholders. While we intend to pay such amounts, if any, we cannot provide any assurance that we will have funds sufficient to pay or provide for all creditors’ claims.
Although we seek to have all vendors, service providers, prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of our Public Stockholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. Marcum LLP, our independent registered public accounting firm, has not executed agreements with us waiving such claims to the monies held in the Trust Account.
In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. Pursuant to a letter agreement, the Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party for services rendered or products sold to us, or a prospective target business with which we have entered into a written letter of intent, confidentiality or similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under our indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act.

However, we have not asked the Sponsor to reserve for such indemnification obligations, nor have we independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Sponsor’s only assets are securities of our company. Therefore, we cannot provide any assurance that the Sponsor would be able to satisfy those obligations. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.
In the event that the proceeds in the Trust Account are reduced below (i) $10.00 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against the Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors, in exercising their business judgment, may choose not to do so if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. We have not asked the Sponsor to reserve for such indemnification obligations and we cannot provide any assurance that the Sponsor would be able to satisfy those obligations. Accordingly, we cannot provide any assurance that due to claims of creditors the actual value of the per-share redemption
price will not be less than $10.00 per Public Share.
We will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers [(other than our independent registered public accounting firm)], prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. The Sponsor will also not be liable as to any claims under our indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act. We will have access to up to approximately $[1,100,000] from the proceeds of the Initial Public Offering and the Concurrent Private Placement with which to pay any such potential claims (including costs and expenses incurred in connection with our liquidation, currently estimated to be no more than approximately $100,000). In the event that we liquidate and it is subsequently determined that the reserve for claims and liabilities is insufficient, stockholders who received funds from our Trust Account could be liable for claims made by creditors. In the event that the Initial Public Offering expenses exceed our estimate of $[1,455,000], we may fund such excess with funds from the funds not to be held in the Trust Account. In such case, the amount of funds we intend to be held outside the Trust Account would decrease by a corresponding amount. Conversely, in the event that the Initial Public Offering expenses are less than our estimate of $[1,455,000], the amount of funds we intend to be held outside the Trust Account would increase by a corresponding amount.
Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of our Trust Account distributed to our Public Stockholders upon the redemption of our Public Shares in the event we do not complete our initial business combination by May 28, 2023 (or any stockholder-approved extension period) may be considered a liquidating distribution under Delaware law. If the corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a
60-day notice
period during which any third-party claims can be brought against the corporation, a
90-day period
during which the corporation may reject any claims brought, and an additional
150-day waiting
period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution.
Furthermore, if the pro rata portion of our Trust Account distributed to our Public Stockholders upon the redemption of our Public Shares in the event we do not complete our initial business combination by May 28,

2023 (or any stockholder-approved extension period), is not considered a liquidating distribution under Delaware law and such redemption distribution is deemed to be unlawful (potentially due to the imposition of legal proceedings that a party may bring or due to other circumstances that are currently unknown), then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidating distribution. If we are unable to complete our initial business combination by May 28, 2023 (or any stockholder-approved extension period), we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price,
payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and the Board, dissolve and liquidate, subject in the case of clauses (ii) and (iii) above to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Accordingly, it is our intention to redeem our Public Shares as soon as reasonably possible following our 24 th
 month and, therefore, we do not intend to comply with those procedures. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our stockholders may extend well beyond the third anniversary of such date.
Because we will not be complying with Section 280 of the DGCL, Section 281(b) of the DGCL requires us to adopt a plan, based on facts known to us at such time that will provide for our payment of all existing and pending claims or claims that may be potentially brought against us within the subsequent ten years. However, because we are a blank check company, rather than an operating company, and our operations will be limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from our vendors (such as lawyers, investment bankers, etc.) or prospective target businesses. As described above, pursuant to the obligation contained in our underwriting agreement, we will seek to have all vendors, service providers (other than our independent registered public accounting firm), prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account. As a result of this obligation, the claims that could be made against us are significantly limited and the likelihood that any claim that would result in any liability extending to the Trust Account is remote. Further, the Sponsor may be liable only to the extent necessary to ensure that the amounts in the Trust Account are not reduced below (i) $10.00 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the amount of interest withdrawn to pay taxes and will not be liable as to any claims under our indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims.
If we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the Trust Account, we cannot provide any assurance that we will be able to return $10.00 per share to our Public Stockholders. Additionally, if we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by our stockholders. Furthermore, our Board may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, thereby exposing itself and our company to claims of punitive damages, by paying Public Stockholders from the Trust Account prior to addressing the claims of creditors. We cannot provide any assurance that claims will not be brought against us for these reasons.

Competition
If we succeed in effecting the Business Combination with Senti, we may compete with a number of companies that have preclinical and early clinical-stage research programs underway to develop products that could potentially compete with Senti’s. Our commercial opportunity could be reduced or eliminated if our competitors develop and commercialize products that are more effective, safer, have fewer or less severe side effects, are more convenient or are less expensive than the products that we may develop. We cannot assure you that, subsequent to the Business Combination, we will have the resources to compete effectively.
Facilities
Our executive offices are currently located at 2875 El Camino Real, Redwood City, CA 94061 and our telephone number is (408)
212-0200.
Our executive offices are provided to us by the Sponsor. We consider our current office space adequate for our current operations.
Employees
We currently have four executive officers. These individuals are not obligated to devote any specific number of hours to our matters but they intend to devote as much of their time as they deem necessary to our affairs until we have completed our initial business combination. The amount of time they will devote in any time period will vary based on whether a target business has been selected for our initial business combination and the stage of the initial business combination process we are in. We do not intend to have any other full- or part-time employees prior to the completion of our initial business combination.
Periodic Reporting and Financial Information
We have registered our Class A Common Stock under the Exchange Act and have reporting obligations, including the requirement that we file annual, quarterly and current reports with the SEC. In accordance with the requirements of the Exchange Act, we filed our amended quarterly report for the period ended September 30, 2021 with the SEC on December 10, 2021. This amended quarterly report contains financial statements audited and reported on by our independent registered public accountants.
We will be required to evaluate our internal control procedures for the fiscal year ending December 31, 2021 as required by the Sarbanes-Oxley Act. Only in the event we are deemed to be a large accelerated filer or an accelerated filer, and no longer qualify as an emerging growth company, will we be required to have an auditor attest to our internal control procedures. A target company may not be in compliance with the provisions of the Sarbanes-Oxley Act regarding adequacy of their internal controls. The development of the internal controls of any such entity to achieve compliance with the Sarbanes-Oxley Act may increase the time and costs necessary to complete any such business combination. We have filed a Registration Statement on
Form 8-A with
the SEC to voluntarily register our Class A Common Stock under Section 12 of the Exchange Act. As a result, we are subject to the rules and regulations promulgated under the Exchange Act. We have no current intention of filing a Form 15 to suspend our reporting or other obligations under the Exchange Act prior or subsequent to the consummation of our initial business combination.
We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory
vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of the benefits of this extended transition period.
We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of the Initial Public Offering, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our shares of Class A Common Stock that are held by non-affiliates exceeds
$700 million as of the prior June 30
th
, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. References herein to “emerging growth company” will have the meaning associated with it in the JOBS Act.
Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation
S-K.
Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company if (1) the market value of our common stock held by non-affiliates is
less than $250 million as of the last business day of the second fiscal quarter, or (2) our annual revenues in our most recent fiscal year completed before the last business day of our second fiscal quarter are less than $100 million and the market value of our common stock held by non-affiliates is
less than $700 million as of the last business day of the second fiscal quarter.
Legal Proceedings
There is no material litigation, arbitration or governmental proceeding currently pending against us or any members of our management team in their capacity as such, and we and the members of our management team have not been subject to any such proceeding in the twelve months preceding the date of this proxy statement/prospectus.

DYNS MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
References to the “Company,” “our,” “us” or “we” refer to Dynamics Special Purpose Corp. The following discussion and analysis of the Company’s financial condition and results of operations should be read in conjunction with the unaudited financial statements and the notes thereto contained elsewhere in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties.
Cautionary Note Regarding Forward-Looking Statements
This proxy statement/prospectus includes forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “continue,” or the negative of such terms or other similar expressions. Such statements include, but are not limited to, the proposed Business Combination, and related matters, as well as all other statements other than statements of historical fact included in this proxy statement/prospectus.
Overview
We are a blank check company incorporated on March 1, 2021 as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. We intend to effectuate our initial business combination (the Business Combination) using cash from the proceeds of our Initial Public Offering and Concurrent Private Placement, the proceeds of the sale of our shares in connection with our initial business combination, shares issued to the current owners of Senti, debt issued to bank or other lenders or the owners of Senti, or a combination of the foregoing.
On May 28, 2021, we consummated our Initial Public Offering of 23,000,000 shares of Class A Common Stock, including 3,000,000 shares that were issued pursuant to the underwriters’ exercise of their over-allotment option in full. The shares of Class A Common Stock were sold at a price of $10.00 per share, generating gross proceeds of $230,000,000. J.P. Morgan Securities LLC acted as the sole book running manager of the Initial Public Offering. The securities sold in the Initial Public Offering were registered under the Securities Act on a registration statement on
Form S-1
(File
No. 333-255930).
The SEC declared the registration statement effective on May 25, 2021.
On May 28, 2021, simultaneously with the consummation of the Initial Public Offering, we completed the Concurrent Private Placement of an aggregate of 715,500 shares of Class A Common Stock (the “Private Placement Shares”) to Dynamics Sponsor LLC (our “Sponsor”) at a purchase price of $10.00 per Private Placement Share, generating gross proceeds to us of $7,155,000. Such securities were issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.
A total of $230,000,000, comprised of $225,400,000 of the net proceeds from the Initial Public Offering (which amount included $8,050,000 of the underwriter’s deferred discount [(prior to such amount being reduced by $1,000,000 to $7,050,000 by written with J.P. Morgan Securities LLC on December 17, 2021)]) and $4,600,000, representing part of the proceeds of the sale of the Private Placement Shares, was placed in a
U.S.-based
Trust Account maintained by Continental Stock Transfer & Trust Company, acting as trustee.

The issuance of additional shares in connection with the Business Combination to the current owners of Senti or other investors (including the PIPE Investors):

•
may significantly dilute the equity interest of DYSN stockholders, which dilution would increase if the anti-dilution provisions in the Class B Common Stock resulted in the issuance of shares of Class A Common Stock on a greater than one-to-one
basis upon conversion of the Class B Common Stock;

•	may subordinate the rights of holders of our common stock if preferred stock is issued with rights senior to those afforded our common stock;

•
could cause a change in control if a substantial number of shares of our common stock is issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and could result in the resignation or removal of our present officers and directors;

•	may have the effect of delaying or preventing a change of control of us by diluting the stock ownership or voting rights of a person seeking to obtain control of us; and

•	may adversely affect prevailing market prices for our Class A Common Stock
Similarly, if we issue debt securities or otherwise incur significant debt to bank or other lenders or the owners of Senti, it could result in:

•	default and foreclosure on our assets if our operating revenues after the Business Combination are insufficient to repay our debt obligations;

•
acceleration of our obligations to repay the indebtedness even if we make all principal and interest payments when due if we breach certain covenants that require the maintenance of certain financial ratios or reserves without a waiver or renegotiation of that covenant;

•	our immediate payment of all principal and accrued interest, if any, if the debt is payable on demand;

•	our inability to obtain necessary additional financing if the debt contains covenants restricting our ability to obtain such financing while the debt is outstanding;

•	our inability to pay dividends on our common stock;

•
using a substantial portion of our cash flow to pay principal and interest on our debt, which will reduce the funds available for dividends on our common stock if declared, our ability to pay expenses, make capital expenditures and acquisitions, and fund other general corporate purposes;

•	limitations on our flexibility in planning for and reacting to changes in our business and in the industry in which we operate;

•	increased vulnerability to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation;

•	limitations on our ability to borrow additional amounts for expenses, capital expenditures, acquisitions, debt service requirements, and execution of our strategy; and

•	other purposes and other disadvantages compared to our competitors who have less debt.]
As indicated in the accompanying financial statements, as of [September 30], 2021, we had $[984,544] in cash (excluding funds held in the Trust Account). Further, we expect to incur significant costs in the pursuit of the Business Combination. We cannot assure you that our plans to raise capital or to complete the Business Combination will be successful.
Results of Operations and Known Trends or Future Events
We have neither engaged in any operations nor generated any revenues to date. Our only activities for the period from March 1, 2021 (inception) through December 31, 2021 were organizational activities, those necessary to prepare for our Initial Public Offering, described below, and, after the Initial Public Offering, identifying target companies for a business combination, conducting due diligence on such target companies and negotiating the Business Combination Agreement with Senti, which will give effect to our initial business combination. We do not expect to generate any operating revenues until after completion of our initial business combination. We generate non-operating
income in the form of interest income on cash and cash equivalents held in the Trust Account following our Initial Public Offering. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), and we incurred expenses for due diligence in connection with identifying Senti as a target company for our initial business combination.
For the period from March 1, 2021 (inception) through September 30, 2021, we had a net loss of $498,924, which resulted from operating and formation costs of $407,500 and franchise tax expense of $95,349 partially offset by interest and dividend income on investments in Trust Account of $3,925.
For the three months ended September 30, 2021, we had a net loss of $291,680, which resulted from operating and formation costs of $253,456 and franchise tax expense of $41,184 partially offset by interest and dividend income on investments in Trust Account of $2,960.
Liquidity and Capital Resources
On May 28, 2021, we consummated the Initial Public Offering of 23,000,000 shares of Class A common stock (the “Public Shares”), including 3,000,000 Public Shares that were issued pursuant to the underwriters’ exercise of their over-allotment option in full, at $10.00 per Public Share, generating gross proceeds of $230,000,000.
Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 715,500 shares of Class A common stock at a price of $10.00 per share (the “Private Placement Shares”), generating gross proceeds of $7,155,000. A portion of the proceeds from the sale of the Private Placement Shares has been added to the net proceeds from the Initial Public Offering held in the trust account. If we do not complete our initial business combination within 24 months of the closing of the Initial Public Offering, the proceeds from the sale of the Private Placement Shares held in the trust account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law).
For the period from March 1, 2021 (inception) through September 30, 2021, net cash used in operating activities was $1,047,026, which was primarily due to changes in working capital of $544,177, our net loss of $498,924, and non-cash interest and dividend income on investments held in the trust account of $3,925.
For the period from March 1, 2021 (inception) through September 30, 2021, net cash used in investing activities of $230,000,000 was the result of the amount of net proceeds from the Initial Public Offering and the private placement sale of shares being deposited to the Trust Account.
Net cash provided by financing activities for the period from March 1, 2021 (inception) through September 30, 2021 of $232,031,570 was comprised of $225,400,000 in proceeds from the issuance of shares in the Initial Public Offering net of underwriter’s discount paid, $7,155,000 in proceeds from the issuance of shares in a private placement to our Sponsor, and proceeds from the issuance of a promissory note to our sponsor of $250,000, offset by the payment of $523,430 for offering costs associated with the Initial Public Offering and repayment of the outstanding balance on the promissory note to our Sponsor of $250,000.
As of September 30, 2021, we had cash of $984,544 held outside the Trust Account. We intend to use the funds held outside the trust account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a business combination.

We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the trust account (less taxes payable and deferred underwriting commissions), to complete our initial business combination. We may withdraw interest income (if any) to pay income taxes, if any. Our annual income tax obligations will depend on the amount of interest and other income earned on the amounts held in the trust account. We expect the interest income earned on the amount in the Trust Account (if any) will be sufficient to pay our income taxes. To the extent that our equity or debt is used, in whole or in part, as consideration to complete our initial business combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.
We do not believe we will need to raise additional funds following this offering in order to meet the expenditures required for operating our business. However, if our estimates of the costs of identifying a target business, undertaking in-depth due diligence and negotiating an initial business combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to our initial business combination. In order to fund working capital deficiencies or finance transaction costs in connection with an intended initial business combination, our Sponsor or an affiliate of our Sponsor, or certain of our officers or directors may, but are not obligated to, loan us funds as may be required. If we complete our initial business combination, we would repay such loaned amounts. In the event that our initial business combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts, but no proceeds from our Trust Account would be used for such repayment. Up to $2,000,000 of such loans may be convertible into shares of the post-business combination entity at a price of $10.00 per share at the option of the lender. The shares would be identical to the Private Placement Shares. The terms of such loans, if any, have not been determined and no written agreements exist with respect to such loans. We do not expect to seek loans from parties other than our Sponsor or an affiliate of our Sponsor, or certain of our officers or directors as we do not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in our Trust Account.
Related Party Transactions
Founder Shares
On March 8, 2021, we issued 5,750,000 shares of Class B Common Stock (the “Founder Shares”) to our Sponsor for an aggregate price of $25,000. These Founder Shares included an aggregate of up to 750,000 shares of Class B Common Stock subject to forfeiture by our Sponsor to the extent that the underwriter’s over-allotment option was not exercised in full or in part, so that our sponsor would own, on an as-converted basis, 20% of our issued and outstanding shares after our Initial Public Offering (excluding the Private Placement Shares and assuming our Sponsor did not purchase any public shares in our Initial Public Offering). The underwriter fully exercised the over-allotment option on May 28, 2021; thus, these 750,000 Founder Shares are no longer subject to forfeiture.
Private Placement
Simultaneously with the closing of our Initial Public Offering, we consummated the sale of 715,500 shares of Class A Common Stock (the “Private Placement Shares”) at a price of $10.00 per share in a private placement to our Sponsor, generating gross proceeds of $7,155,000. A portion of the proceeds from the sale of the Private Placement Shares was added to the net proceeds from our Initial Public Offering held in the Trust Account. If we do not complete an initial business combination within 24 months from the closing of our Initial Public Offering, the proceeds from the sale of the Private Placement Shares held in the Trust Account will be used to fund the redemption of public shares (subject to the requirements of applicable law).

Promissory Note — Related Party
On March 8, 2021, we issued an unsecured promissory note to our sponsor (the “Promissory Note”), pursuant to which we could borrow up to an aggregate of $300,000 to cover expenses related to our initial public offering. The Promissory Note was non-interest bearing and was payable on the earlier of December 31, 2021 or the consummation of our initial public offering. In April 2021, the Company borrowed $250,000 under the Promissory Note, which was repaid on May 26, 2021.
Administrative Support Agreement
We entered into an agreement, commencing on the effective date of our Initial Public Offering, to pay our Sponsor up to a total of $10,000 per month for office space, administrative and support services. Upon the completion of an initial business combination, the agreement will terminate. To date, we have not exercised our option to use such services and have not paid any fees to our Sponsor.
Related Party Loans
In addition, in order to finance transactions costs in connection with a business combination, the Sponsor, or certain of the Company’s officers, directors, or their affiliates may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a business combination, the Company will repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a business combination is not completed, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a business combination, without interest, or, at the lender’s discretion, up to $2,000,000 of such Working Capital Loans may be converted into shares at a price of $10.00 per share at the option of the lender. The share would be identical to the Private Placement Shares.
Sponsor Support Agreement
In connection with the execution of the Business Combination Agreement, the Sponsor and each of our officers and directors entered into a support agreement with DYNS and Senti (the “Sponsor Support Agreement”). Under the Sponsor Support Agreement, the Sponsor has agreed to vote, at any meeting of the stockholders of DYNS and in any action by written consent of the stockholders of DYNS, all of its shares of Class B Common Stock (together with any other equity securities of DYNS that it holds of record or beneficially, as of the date of the Sponsor Support Agreement, or of which it acquires record or beneficial ownership after the date thereof (the “Subject DYNS Equity Securities”) (i) in favor of (a) the Business Combination Agreement and the transactions contemplated thereby and (b) the other proposals that DYNS and Senti agreed in the Business Combination Agreement shall be submitted at such meeting for approval by DYNS’s stockholders together with the proposal to obtain the DYNS stockholders’ approval for the Business Combination (the “Required Transaction Proposals”) and (ii) against any proposal that conflicts or materially impedes or interferes with any Required Transaction Proposals or that would adversely affect or delay the Business Combination. The Sponsor Support Agreement also prohibits the Sponsor from, among other things and subject to certain exceptions, selling, assigning or transferring any Subject DYNS Equity Securities held by the Sponsor or taking any action that would have the effect of preventing or materially delaying the Sponsor from performing its obligations under the Sponsor Support Agreement. In addition, in the Sponsor Support Agreement, the Sponsor agrees to waive, and not to assert or perfect, among other things, any rights to adjustment or other anti-dilution protections with respect to the rate at which the shares of Class B Common Stock held by the Sponsor convert into shares of Class A Common Stock in connection with the transactions contemplated by the Business Combination Agreement.

Commitments and Contingencies
Registration Rights
The holders of the Founder Shares and Private Placement Shares will be entitled to registration rights pursuant to the registration and stockholder rights agreement requiring us to register such securities for resale (in the case of the Founder Shares, only after conversion to our Class A Common Stock). The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of an initial business combination and rights to require us to register for resale such securities pursuant to Rule 415 under the Securities Act. The registration rights agreement does not contain liquidated damages or other cash settlement provisions resulting from delays in registering our securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
In connection with our initial public offering, the Company granted the underwriter a 45-day option to purchase up to 3,000,000 additional shares of Class A common stock to cover over-allotments at the initial public offering price, less the underwriting discounts and fees. The underwriter exercised its over-allotment option in full on May 28, 2021.
The underwriter was paid a cash underwriting fee of $0.20 per share, or $4,600,000 in the aggregate, upon the closing of our initial public offering. In addition, approximately $0.306 per share, or $7,050,000 in the aggregate, may be payable to the underwriter for deferred underwriting fees (this amount having being reduced from $8,050,000 by $1,000,000 by agreement with the underwriter on December 17, 2021). The deferred underwriting fee will become payable to the underwriter from the amounts held in the Trust Account solely in the event that the Company completes its initial business combination, subject to the terms of the underwriting agreement.
Risks and Uncertainties
Management is continuing to evaluate the impact of the
COVID-19
pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on our financial position and results of our operations, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Off-Balance
Sheet Arrangements
As of September 30, 2021, we did not have any
off-balance
sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation
S-K.
We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance
sheet arrangements. We have not entered into any
off-balance
sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial
assets.
Contractual Obligations
Underwriting Agreement
In connection with our initial public offering, the Company granted the underwriter a 45-day option to purchase up to 3,000,000 additional shares of Class A common stock to cover over-allotments at the initial public offering price, less the underwriting discounts and fees. The underwriter exercised its over-allotment option in full on May 28, 2021.

The underwriter was paid a cash underwriting fee of $0.20 per share, or $4,600,000 in the aggregate, upon the closing of our initial public offering. In addition, approximately $0.306 per share, or $7,050,000 in the aggregate, may be payable to the underwriter for deferred underwriting fees (this amount having being reduced from $8,050,000 by $1,000,000 by agreement with the underwriter on December 17, 2021). The deferred underwriting fee will become payable to the underwriter from the amounts held in the Trust Account solely in the event that the Company completes its initial business combination, subject to the terms of the underwriting agreement.
Critical Accounting Policies
The preparation of condensed financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:
Net Loss Per Common Share
Net loss per common share is computed by dividing net loss by the weighted-average number of shares of common stock outstanding during the period. As the Public Shares are considered to be redeemable at fair value, and a redemption at fair value does not amount to a distribution different than other stockholders, Class A and Class B Common Stock are presented as one class of stock in calculating net loss per share. As a result, the calculated net loss per share is the same for Class A and Class B shares of common stock. At September 30, 2021, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into shares of common stock and then share in the earnings of the Company. As a result, diluted loss per share is the same as basic loss per share for the periods presented.
Class A Common Stock Subject to Possible Redemption
We account for our Class A common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity. Shares of Class A Common Stock subject to mandatory redemption is classified as a liability instrument and measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. Our Class A Common Stock features certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, Class A Common Stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of our condensed balance sheets. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount value. The change in the carrying value of the redeemable Class A Common Stock subject to possible redemption resulted in charges against additional paid-in capital and accumulated deficit.
Recent Accounting Standards
In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging - Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective January 1, 2022 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Company is currently assessing the impact, if any, that ASU 2020-06 would have on its financial position, results of operations or cash flows.
Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our condensed financial statements.
JOBS Act
The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We qualify as an “emerging growth company” and under the JOBS Act will be allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging
growth companies. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.
Additionally, we are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions we may not be required to, among other things, (i) provide an auditor’s attestation report on our system of internal control over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging
growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis) and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of our Initial Public Offering or until we are no longer an “emerging growth company,” whichever is earlier.
Quantitative and Qualitative Disclosures about Market Risk
We are a smaller reporting company as defined by
Rule 12b-2
of the Exchange Act and are not required to provide the information otherwise required under this item.

Executive Officers of DYNS
Directors and Executive Officers
As of the date of this proxy statement/prospectus, our directors and officers are as follows:

NAME	AGE	POSITION
Omid Farokhzad	52	Executive Chair; Director
Mostafa Ronaghi	53	Chief Executive Officer; Director
Mark Afrasiabi	46	Chief Financial Officer
Rowan Chapman	51	Chief Business Officer
David Epstein	60	Director
Jay Flatley	69	Director
Deep Nishar	53	Director
Omid Farokhzad, M.D.—Executive Chair:
Dr. Farokhzad is a physician-scientist, serial entrepreneur, company founder, company builder, executive and director – across multiple companies and technology platforms. He founded Seer, Inc. (Nasdaq: SEER) in 2017, which advances a transformative proteomics platform, and serves as Founder, CEO and Chair. He previously co-founded
BIND Therapeutics (acquired by Pfizer), Selecta Biosciences, Inc. (Nasdaq: SELB), which is developing a novel antigen-specific tolerance platform for biologics and gene therapy, and Tarveda Therapeutics, Inc., a privately-held oncology biotherapeutics company. From September 2004 to February 2018, he was a Professor at Harvard Medical School and a director of the Center for Nanomedicine at Brigham and Women’s Hospital. He has authored over 180 papers and is an inventor on over 200 issued or pending patents. He is a Fellow of the National Academy of Inventors. He is also a recipient of the 2016 Ellis Island Medal of Honor; the 2014 Golden Door Award from the International Institute of New England, for his scientific, societal and economic contributions to America as an immigrant; The Worldview 100 by Scientific American in 2015, which recognized visionaries who shaped biotechnology around the world; the 2013 RUSNANOPRIZE, one of the largest international nanotechnology prizes, for his work on nanomaterial surface modification; and the 2012 Ernst & Young New England Entrepreneur of the Year Award. Dr. Farokhzad holds an MA and M.D. from Boston University and an MBA from MIT Sloan School of Management.
Mostafa Ronaghi, Ph.D.—Chief Executive Officer & Director:
Dr. Ronaghi is a scientist-entrepreneur, inventor, investor, company-founder, executive and director. Most recently, he was Chief Technology Officer, Senior Vice President and member of the Executive Leadership Team at Illumina, Inc. (Nasdaq: ILMN) from 2008 to 2021. While at Illumina, in 2016, Dr. Ronaghi co-founded
GRAIL, a
next-gen
liquid biopsy platform for cancer detection. He also started Illumina’s Research & Technology Development group, and co-founded
the Illumina Accelerator Program in 2014, one of the most successful accelerator programs in the industry, which coached and invested in more than 50 start-ups,
achieving one of the highest success rates for securing external institutional funding. Prior to Illumina, Dr. Ronaghi was Principal Investigator at the Stanford Genome Technology Center from 1999 to 2008. Throughout his prolific career, Dr. Ronaghi co-founded
several other companies, including Pyrosequencing AB (founded in 1997; IPO in 2000 in Stockholm), which focused on sequencing-by-synthesis
technology (which was the first
next-gen
sequencing technology, and laid the groundwork for the leading technology developed by Illumina). He then co-founded
ParAllele Biosciences in 2001, which was acquired by Affymetrix in 2005, which developed a first-of-its-kind
technology for highly multiplex genotyping (used by the international Hapmap project to identify genetic variations across different population and diseases). He co-founded
NextBio in 2004 (acquired by Illumina in 2013), where he developed a software platform to analyze molecular biological data. He also co-founded
Avantome in 2008 (acquired by Illumina in 2008) as a
low-cost
DNA sequencer to democratize sequencing. He has advised and invested in more than 70 companies and is an inventor on over 30 issued and pending patents, as well as authored more than 80 scientific publications. He is also a recipient of the 2015 Ellis Island Medal of Honor. He currently serves as a Board member at Seer (Nasdaq: SEER), 1Health, Clearlabs, and three other private companies. Dr. Ronaghi holds a Ph.D. in Biotechnology from Royal Institute of Technology in Stockholm, and B.Sc in Biomedical Chemistry from University of Kalmar in Sweden.
Mark Afrasiabi, CFA—Chief Financial Officer:
Mr. Afrasiabi was most recently a Partner and
Co-Head
of the Investment Committee at Silver Rock Financial LP, an investment management firm with approximately $3 billion in assets under management, where he was responsible for the healthcare portfolio. Mr. Afrasiabi was at Silver Rock from inception in 2010 to 2021. Previously, from 2006 to 2010, he was a High-Yield Research Analyst (covering healthcare) and Portfolio Manager at PIMCO. Throughout his career, he has invested across the capital structure in all subsectors of healthcare, including pharma, biotech, life sciences tools, facilities, services, payers, health IT, and medical devices, among other subsectors. Prior to his
15-year
investment management career, he worked in investment banking at Lehman Brothers Holdings Inc., and was an Attorney at Irell & Manella LLP. He also served as a Law Clerk on the United States Court of Appeals for the Ninth Circuit (Hon. Richard R. Clifton). Mr. Afrasiabi holds a JD from Harvard Law School and BA in Economics from UCLA, and is a CFA Charterholder.
Rowan Chapman, Ph.D.—Chief Business Officer:
Dr. Chapman is an executive business development leader from start up to Fortune 50 companies, company founder, equity investor and director. She currently serves as an independent director at Natera, Inc. (Nasdaq: NTRA) and two private company boards. She has led the execution of more than 80 partnerships and investments across a variety of healthcare verticals, including life sciences tools, therapeutics, diagnostics, medical devices, vaccines and digital health. Dr. Chapman served as head of Johnson & Johnson Innovation (NYSE: JNJ), Western North America. Australia and New Zealand, from January 2017 to August 2019. Prior to that, she held various roles with General Electric Company (NYSE: GE) from 2012 to 2016, including as Head of Healthcare Investing at GE Ventures where she led the team responsible for the investment portfolio with a particular focus on digital health, data analytics and precision medicine. During that time, she led the creation of three healthcare startups including Evidation Health and Vineti. Dr. Chapman also served as Head of Precision Diagnostics at GE Healthcare, where she was responsible for strategy development to integrate lab services, products, data, informatics and software. Prior to that, she held operational roles in early and growth-stage startups and was a partner at Mohr Davidow Ventures for over 11 years, from 2001 to 2012, gaining extensive experience as an investor, board member or board advisor for a wide variety of technology and data-enabled companies including Adamas (IPO: ADMS), HealthTap, Pacific Biosciences (IPO: PACB), ParAllele Biosciences (acquired: AFFX), Personalis (IPO: PSNL), Sequenta (acquired: ADPT) and Verinata (acquired: ILMN). She was also an early employee at Rosetta Inpharmatics (went public and then acquired by Merck) and Incyte Genomics (Nasdaq: INCY). She is also a co-founder of Initiate Studios, a life sciences incubator founded in 2020, where she partners with entrepreneurs to launch new healthcare companies. Dr. Chapman holds a Ph.D. in Biochemistry and Molecular Biology and BA in Biochemistry from the University of Cambridge, United Kingdom, and carried out post-doctoral research at UCSF.
David R. Epstein—Independent Director:
Mr. Epstein is the executive partner at Flagship Pioneering and Chairman of Axcella Therapeutics (Nasdaq: AXLA), Rubius Therapeutics, Inc. (Nasdaq: RUBY) and Evelo Biosciences, Inc. (Nasdaq: EVLO), and he is a director of OPY Acquisition Corp. I (Nasdaq: OHAA). Mr. Epstein is also a board member at four privately-held biotherapeutics companies (Ring Therapeutics, Tarus Therapeutics, Valo Health and Woolsey Pharma). From 2010 to
mid-2016,
he served as CEO of Novartis Pharmaceuticals, a division of Novartis AG. Previously, he started and led Novartis’s Oncology and Molecular Diagnostic units. Under his leadership, Norvartis’s oncology business grew to the second largest in the world. Mr. Epstein has more than 25 years of extensive drug development, deal making, commercialization and leadership experience on a global scale. Over the course of his career, he led the development and commercialization of over 30 new molecular entities, including major breakthroughs such as Glivec
®
, Tasigna
®
, Gilenya
®
, Cosentyx
®
and Entresto
®
. His teams developed three Prix Galien award winners, and he has mentored several CEOs into their roles. In 2015, he was named by FierceBiotech as one of the “25 most influential people in biopharma.” Early in his career, he was an associate in the strategy practice of consulting firm Booz, Allen and Hamilton. Mr. Epstein holds a BS in pharmacy from Rutgers University College of Pharmacy and an MBA in finance and marketing from Columbia University Graduate School of Business.

Jay Flatley—Independent Director:
Mr. Flatley led Illumina (Nasdaq: ILMN) as CEO from 1999 until 2016, as Executive Chairman through 2019 and served as Chairman of the Board until May 2021. During his tenure as CEO, he took Illumina from $1.3 million in sales in 2000 to $2.2 billion in 2015, representing a compound annual growth rate of 64 percent. Prior to joining Illumina, Mr. Flatley was co-founder,
President, CEO, and a director of Molecular Dynamics, Inc., a Nasdaq-listed life sciences company focused on genetic discovery and analysis, from 1994 until its sale to Amersham Pharmacia Biotech Inc. in 1998. He served in various other positions of increasing responsibility with Molecular Dynamics from 1987 to 1994. Mr. Flatley serves as Acting CEO and Chairman of Zymergen (Nasdaq: ZY), Chairman of Iridia, Inc. (privately held) and a director of Rivian Automotive, Inc. (Nasdaq: RIVN), Coherent, Inc. (Nasdaq: COHR) and Denali Therapeutics, Inc. (Nasdaq: DNLI). He is also on the Board of Trustees at the Salk Institute, and is Chair of Wellcome Leap, a
US-based
non-profit
organization founded by the Wellcome Trust to accelerate innovations that benefit global health. Mr. Flatley holds a BA in economics from Claremont McKenna College and a BS and MS in industrial engineering from Stanford University.
Deep Nishar—Independent Director:
Mr. Nishar is currently the Managing Director at General Catalyst, which he joined in January 2022. He has over 20 years of experience helping build and grow internet and software businesses. Mr. Nishar served as the Senior Managing Partner of the SoftBank Vision Fund from June 2015 to December 2021. From January 2009 to October 2014, Mr. Nishar served in various roles with LinkedIn Corporation, most recently as the Senior Vice President, Products and User Experience. From August 2003 to January 2009, Mr. Nishar served in various roles with Google Inc. (Nasdaq: GOOGL), most recently as the Senior Director of Products for the Asia-Pacific region. Previously, he was the Founder of enterprise software company, Patkai Networks. He is an inventor on 14 patents, and is a recipient of the Google Founders Award, which is given to employees who made extraordinary contributions to the company. Mr. Nishar currently serves on the board of directors of Seer (Nasdaq: SEER) and Vir Biotechnology, Inc. (Nasdaq: VIR), and previously served on the board of directors of Guardant Health (Nasdaq: GH), Tripadvisor (Nasdaq: TRIP), and OPower (OPWR), amongst other companies. Mr. Nishar received his MBA with highest honors (Baker Scholar) from Harvard Business School, his M.SEE from the University of Illinois, Urbana- Champaign, and his B.Tech with honors from the Indian Institute of Technology.
As noted in our Form S-1 at the time of DYNS’s Initial Public Offering, we believe our Board and management team are well positioned to take advantage of the growing set of investment opportunities focused on the biotechnology sector, and that our contacts, relationships and investment and operating experience will allow us to generate an attractive transaction for our stockholders.
There are no family relationships between any Company director or executive officer.
Number and Terms of Office of Officers and Directors
We have five directors, with each director holding office for a two-year
term. Prior to the completion of our initial business combination, any vacancy on the board of directors may be filled by a nominee chosen by holders of a majority of our shares of Class B Common Stock. In addition, prior to the completion of our initial business combination, holders of a majority of our shares of Class B Common Stock may remove a member of the board of directors for any reason.
Our officers are appointed by the board of directors and serve at the discretion of the board of directors. Our board of directors is authorized to appoint persons to the offices set forth in our bylaws as it deems appropriate. Our bylaws provide that our officers may consist of a Chief Executive Officer, President, Chief Financial Officer, Vice Presidents, Treasurer, Secretary, and such other offices as may be determined by the board of directors.
Director Independence
Nasdaq listing rules require that a majority of our board of directors be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship, which, in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. We have three “independent directors” as defined in the Nasdaq listing rules and applicable SEC rules. Our board has determined that each of David Epstein, Jay Flatley and Deep Nishar, are independent directors under applicable SEC and Nasdaq listing rules. Our independent directors will have regularly scheduled meetings at which only independent directors are present. Each of our independent directors owns approximately 1.95% of the outstanding equity of our Sponsor.
Executive Officer and Director Compensation
In no event will our existing officers or directors receive any other cash- or equity-based compensation or be paid any finder’s fee, reimbursement, consulting fee or monies in respect of any payment of a loan by the company prior to, or in connection with any services rendered for any services they render in order to effectuate, the completion of our initial business combination (regardless of the type of transaction that it is), other than reimbursements for any out-of-pocket
expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. We do not have a policy that prohibits our sponsor, officers or directors, or any of their respective affiliates, from negotiating for the reimbursement of out-of-pocket
expenses by a target business. Any such payments prior to an initial business combination will be made using funds held outside the trust account. Other than quarterly audit committee review of such payments, we do not expect to have any additional controls in place governing our reimbursement payments to our directors and officers for their out-of-
pocket expenses incurred in connection with identifying and consummating an initial business combination.
After the completion of our initial business combination, directors or members of our management team who remain with us may be paid consulting or management fees or receive equity or equity-based awards from the Combined Company. These fees and awards will be disclosed to stockholders in accordance with applicable rules and regulations, to the extent then known, in the tender offer materials or proxy solicitation materials furnished to our stockholders in connection with a proposed initial business combination. We have not established any limit on the amount of such fees that may be paid by the Combined Company to our directors or members of management. It is unlikely the amount of such compensation will be known at the time of the proposed initial business combination, because the directors of the post-combination business will be responsible for determining officer and director compensation. Any compensation to be paid to our officers will be determined, or recommended to the board of directors for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on our board of directors.
We do not intend to take any action to ensure that members of our management team maintain their positions with us after the consummation of our initial business combination, although it is possible that some or all of our officers and directors may negotiate employment or consulting arrangements to remain with us after our initial business combination. The existence or terms of any such employment or consulting arrangements to retain their positions with us may influence our management team’s motivation in identifying or selecting a target business but we do not believe that the ability of our management to remain with us after the consummation of our initial business combination will be a determining factor in our decision to proceed with any potential business combination. We are not party to any agreements with our officers and directors that provide for payments or benefits upon termination of employment.
Committees of the Board of Directors
Our Board has two standing committees: an audit committee and a compensation committee. Both our audit committee and our compensation committee are comprised solely of independent directors.
Audit Committee
We have established an audit committee of the board of directors. The members of our audit committee are David Epstein, Jay Flatley and Deep Nishar. Mr. Epstein serves as chairman of the audit committee.

Messrs. Epstein, Flatley, and Nishar are independent of and unaffiliated with our sponsor and our underwriter. Under Nasdaq listing standards and applicable SEC rules, all the directors on the audit committee must be independent.
Each member of the audit committee is financially literate and our board of directors has determined that David Epstein qualifies as an “audit committee financial expert” as defined in applicable SEC rules and has accounting or related financial management expertise.
We have adopted an audit committee charter, which details the principal functions of the audit committee, including:

•
assisting board oversight of (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) the independent registered public accounting firm’s qualifications and independence and (4) the performance of our internal audit function and the independent registered public accounting firm;

•	the appointment, compensation, retention, replacement, and oversight of the work of the independent registered account firm engaged by us;

•	pre-approving all audit and permitted non-audit services to be provided by the independent registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

•	setting clear hiring policies for employees or former employees of the independent registered public accounting firm, including but not limited to, as required by applicable laws and regulations;

•	setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•
obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (i) the independent registered public accounting firm’s internal quality-control procedures, (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues and (iii) all relationships between the independent registered public accounting firm and us to assess the independent registered public accounting firm’s independence;

•
meeting to review and discuss our annual audited financial statements and quarterly financial statements with management and the independent registered public accounting firm, including reviewing our specific disclosures under “DYNS Management’s Discussion and Analysis of Financial Condition and Results of Operations;”

•	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

•
reviewing with management, the independent registered public accounting firm, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Nominating Committee
We do not have a standing nominating committee though we intend to form a corporate governance and nominating committee as and when required to do so by law or Nasdaq rules. In accordance with Rule 5605 of the Nasdaq rules, a majority of the independent directors may recommend a director nominee for selection by the board of directors. The board of directors believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. The directors who will participate in the consideration and recommendation of director nominees are [ ]. In accordance with Rule 5605 of the Nasdaq rules, all such directors are independent. As there is no standing nominating committee, we do not have a nominating committee charter in place.
The Board will also consider director candidates recommended for nomination by our stockholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of stockholders (or, if applicable, a Special Meeting of stockholders). Our stockholders that wish to nominate a director for election to our board of directors should follow the procedures set forth in our Bylaws.
We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders.
Compensation Committee
We have established a compensation committee of the Board. The members of our compensation committee are David Epstein, Jay Flatley and Deep Nishar. Mr. Flatley serves as chairman of the compensation committee. Messrs. Epstein, Flatley and Nishar are independent of and unaffiliated with our sponsor and our underwriter. Under Nasdaq listing standards, all the directors on the compensation committee must be independent.
We have adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

•
reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, if any is paid by us, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

•
reviewing and making recommendations on an annual basis to our board of directors with respect to (or approving, if such authority is so delegated by our board of directors) the compensation, if any is paid by us, and any incentive-compensation and equity-based plans that are subject to board approval of our other officers;

•	reviewing on an annual basis our executive compensation policies and plans;

•	implementing and administering our incentive compensation equity-based remuneration plans;

•	assisting management in complying with our proxy statement and annual report disclosure requirements;

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

•	if required, producing a report on executive compensation to be included in our annual proxy statement; and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.
Until the earlier of the consummation of our initial business combination or our liquidation and in connection with potentially providing financing or other investments in connection with our initial business combination, no compensation of any kind, including finders, consulting or other similar fees, will be paid to any of our existing stockholders, officers, directors or any of their respective affiliates, prior to, or for any services they render in order to effectuate the consummation of an initial business combination. Accordingly, it is likely that prior to the consummation of an initial business combination, the compensation committee will only be responsible for the review and recommendation of any compensation arrangements to be entered into in connection with such initial business combination.
The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.
Compensation Committee Interlocks and Insider Participation
None of our executive officers currently serves, and in the past year has not served, as a member of the compensation committee of any entity that has one or more executive officers serving on our Board.
Code of Ethics
We have adopted a Code of Ethics applicable to our directors, officers and employees, a copy of which is available on our website. In addition, a copy of the Code of Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form
8-K.
Conflicts of Interest
Subject to
pre-existing
fiduciary or contractual duties as described below, our officers and directors have agreed to present any business opportunities presented to them in their capacity as a director or officer of DYNS to us. Certain of our officers and directors presently have fiduciary or contractual obligations to other entities pursuant to which such officer or director is or may be required to present a business combination opportunity. Accordingly, if any of our officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such opportunity to such entity. We believe, however, that the fiduciary duties or contractual obligations of our officers or directors will not materially affect our ability to complete our initial business combination. Our Current Charter provides that we renounce our interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of DYNS and such opportunity is one we are legally and contractually permitted to undertake and would otherwise be reasonable for us to pursue, and to the extent the director or officer is permitted to refer that opportunity to us without violating another legal obligation.
Potential investors should also be aware of the following other potential conflicts of interest:

•
None of our officers or directors is required to commit his or her full time to our affairs and, accordingly, may have conflicts of interest in allocating his or her time among various business activities.

•
In the course of their other business activities, our officers and directors may become aware of investment and business opportunities which may be appropriate for presentation to us as well as the other entities with which they are affiliated. Our management may have conflicts of interest in determining to which entity a particular business opportunity should be presented.

•
Our Sponsor, and each of our officers and directors have agreed to (i) waive their redemption rights with respect to their founder shares and any public shares held by them in connection with the completion of our initial business combination, (ii) waive their redemption rights with respect to their

Founder Shares and any Public Shares held by them in connection with a stockholder vote to approve an amendment to our amended and restated certificate of incorporation (A) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination within 24 months from the closing of this offering or (B) with respect to any other provision relating to stockholders’ rights or pre-
initial business combination activity and (iii) waive their rights to liquidating distributions from the trust account with respect to their founder shares if we fail to complete our initial business combination within 24 months from the closing of this offering or during any stockholder-approved extension period, although they will be entitled to liquidating distributions from the trust account with respect to any public shares they hold if we fail to complete our initial business combination within the prescribed timeframe. If we do not complete our initial business combination within such applicable time period, the proceeds of the sale of the Private Placement Shares held in the trust account will be used to fund the redemption of our Public Shares, and the Private Placement Shares will expire worthless. With certain limited exceptions, the founder shares will not be transferable or assignable until the earlier of: (A) one year after the completion of our initial business combination or (B) subsequent to our initial business combination, (x) if the last reported sale price of our Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any
30-trading
day period commencing at least 150 days after our initial business combination, or (y) the date on which we complete a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of our stockholders having the right to exchange their shares of Class A Common Stock for cash, securities or other property. With certain limited exceptions, the Private Placement Shares will not be transferable, assignable or saleable by our sponsor or its permitted transferees until 30 days after the completion of our initial business combination. Since our Sponsor and officers and directors may directly or indirectly own common stock following this offering, our officers and directors may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our initial business combination.

•
Our officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors was included by a target business as a condition to any agreement with respect to our initial business combination.

•
Our Sponsor, officers or directors may have a conflict of interest with respect to evaluating a business combination and financing arrangements as we may obtain loans from the Sponsor or an affiliate of the Sponsor or any of our officers or directors to finance transaction costs in connection with an intended initial business combination. As of [    ], 2022, no such loans are outstanding. The terms of such loans, if any are made, have not been determined and no written agreements exist with respect to such loans. The loans would either be repaid upon consummation of a business combination, without interest, or, at the lender’s discretion, up to $2,000,000 of such loans may be converted into shares of the post-business combination entity at a price of $10.00 per share at the option of the lender, and it is expected that the shares issued upon conversion of such loans would be identical to the Private Placement Shares.

The conflicts described above may not be resolved in our favor.
In general, officers and directors of a corporation incorporated under the laws of the State of Delaware are required to present business opportunities to a corporation if:

•	the corporation could financially undertake the opportunity;

•	the opportunity is within the corporation’s line of business; and

•	it would not be fair to our company and its stockholders for the opportunity not to be brought to the attention of the corporation.

Accordingly, as a result of multiple business affiliations, our officers and directors may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities. Furthermore, our Current Charter provides that we renounce our interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of our company and such opportunity is one we are legally and contractually permitted to undertake and would otherwise be reasonable for us to pursue, and to the extent the director or officer is permitted to refer that opportunity to us without violating another legal obligation.
Below is a table summarizing the entities to which our executive officers and directors currently have fiduciary duties or contractual obligations:

Individual (1)	Entity	Entity’s business	Affiliation
Omid Farokhzad	Seer, Inc. (Nasdaq: SEER)	Proteomics technology	CEO/Chair/Founder
	XLink Therapeutics	Therapeutics	Chair/Founder
	PrognomIQ	Proteomics	Chair/Founder
	Selecta Biosciences (Nasdaq: SELB)	Therapeutics	SAB/Founder
	Tarveda	Therapeutics	SAB/Founder
	XIRA	Legal search firm	Founder/Board member
	Bilix	Therapeutics	SAB
	Cellics Therapeutics	Therapeutics	SAB
Mostafa Ronaghi	Seer, Inc. (Nasdaq: SEER)	Proteomics technology	Board member
	1Health	Diagnostic testing as a service	Board member
	Clear Labs	Food safety molecular diagnostics	Board member
	Cellanome	Molecular tools	Board member
	XLink Therapeutics	Therapeutics	Board member
Rowan Chapman	Natera Inc. (Nasdaq: NTRA)	Diagnostics	Board member
	Evidation Health	Digital health / data analytics	Board member
	Initiate Studios LLC	Pre-seed stage company Accelerator	Co-Founder/Manager CEO/ Secretary
Mark Afrasiabi	Orange Grove Bio	Biotech holding company	Advisory Board member

(1)	Each person has a fiduciary duty with respect to the listed entities next to their respective names.

Individual	Entity	Entity’s business	Affiliation
David Epstein	Flagship Pioneering	Venture Capital	Executive Partner
	Axcella Therapeutics (Nasdaq: AXLA)	Biotech / Drug discovery	Board member
	Rubius (Nasdaq: RUBY)	Biotech / Drug discovery	Board member
	Evelo Biosciences (Nasdaq: EVLO)	Biotech / Drug discovery	Board member
	OPY Acquisition Corp. 1 (Nasdaq: OHAA)	SPAC	Board member
	Tarus Therapeutics	Therapeutics	Board member
	Valo Health	Biotech / Drug discovery	Board member
	Woolsey Pharma	Biotech / Drug discovery	Board member
	Ring Therapeutics	Biotech / Drug discovery	Board member

Individual	Entity	Entity’s business	Affiliation
Jay Flatley	Denali (Nasdaq: DNLI)	Biotech / Drug discovery	Board member
	Coherent (Nasdaq: COHR)	Laser-based technologies	Board member
	Iridia	Data storage/ DNA chips	Chairman
	Rivian Automotive, Inc. (Nasdaq: RIVN)	Automotive Technology	Board member
	Salk Institute	Scientific research institute	Board of Trustees
	Wellcome Leap	Non-profit accelerator	Chair
	Zymergen (Nasdaq: ZY)	Biomanufacturing / Synthetic Biology	Chairman
Deep Nishar	General Catalyst	Venture Capital	Managing Director
	Seer, Inc. (Nasdaq: SEER)	Proteomics technology	Board member
	Vir Biotechnology, Inc. (Nasdaq: VIR)	Biotech / Drug discovery	Board member
The individuals listed in the table above may also be affiliated with and/or owe fiduciary duties to or have contractual obligations to affiliates of the listed entities, including subsidiaries, portfolio companies and other investments and ventures of the listed entities.
We are not prohibited from pursuing an initial business combination or subsequent transaction with a company that is affiliated with the Sponsor, our officers or our directors. In the event we seek to complete our initial business combination or, subject to certain exceptions, subsequent material transactions with a company that is affiliated with the Sponsor, our officers or our directors, we, or a committee of independent directors, to the extent required by applicable law or based upon the direction of our board of directors or a committee thereof, will obtain an opinion from an independent investment banking firm or another entity that commonly renders valuation opinions that such initial business combination or transaction is fair to our company from a financial point of view. We are not required to obtain such an opinion in any other context. Furthermore, in no event will the Sponsor or any of our existing officers or directors, or any of their respective affiliates, be paid by the company any finder’s fee, consulting fee or other compensation prior to, or for any services they render in order to effectuate, the completion of our initial business combination.
We cannot assure you that any of the above mentioned conflicts will be resolved in our favor.
In the event that we submit our initial business combination to our Public Stockholders for a vote, pursuant to the letter agreement, the Sponsor and each of our officers and directors have agreed to vote any Founder Shares held by them and any Public Shares purchased during or after the offering (including in open market and privately negotiated transactions) in favor of our initial business combination.
Limitation on Liability and Indemnification of Officers and Directors
Our Current Charter provides that our officers and directors will be indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended. In addition, our Current Charter provides that our directors will not be personally liable for monetary damages to us or our stockholders for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived an improper personal benefit from their actions as directors.
We have entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in our Current Charter. Our Bylaws also permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification. We have purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.
These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.
We believe that these provisions, the directors’ and officers’ liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.
Executive and Director Compensation
None of our officers has received any cash compensation for services rendered to us. No compensation of any kind, including any finder’s fee, reimbursement, consulting fee or monies in respect of any payment of a loan, will be paid by us to the Sponsor, officers or directors or any affiliate of the Sponsor, officers or directors, prior to, or in connection with any services rendered in order to effectuate, the consummation of our initial business combination (regardless of the type of transaction that it is). However, these individuals will be reimbursed for any out-of-pocket expenses
incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to the Sponsor, officers or directors or our or their affiliates. Any such payments prior to an initial business combination will be made using funds held outside the Trust Account. Other than quarterly audit committee review of such payments, we do not expect to have any additional controls in place governing our reimbursement payments to our directors and executive officers for their out-of-pocket expenses
incurred in connection with identifying and consummating an initial business combination.
We do not intend to take any action to ensure that members of our management team maintain their positions with us after the consummation of our initial business combination, although it is possible that some or all of our officers and directors may negotiate employment or consulting arrangements to remain with us after our initial business combination. The existence or terms of any such employment or consulting arrangements to retain their positions with us may influence our management’s motivation in identifying or selecting a target business but we do not believe that the ability of our management to remain with us after the consummation of our initial business combination will be a determining factor in our decision to proceed with any potential business combination. We are not party to any agreements with our officers and directors that provide for benefits upon termination of employment.

INFORMATION ABOUT SENTI
Unless the context otherwise requires, all references in this section to “we,” “us,” or “our” refer to Senti prior to the consummation of the Business Combination.
BUSINESS
Overview
We are a preclinical biotechnology company developing next-generation cell and gene therapies engineered with our gene circuit platform technologies to fight challenging diseases. Our mission is to create a new generation of smarter therapies that can outmaneuver complex diseases in ways previously not implemented by conventional medicines. To accomplish this mission, we have built a synthetic biology platform that we believe may enable us to program next-generation cell and gene therapies with what we refer to as “gene circuits.” These gene circuits, which we created from novel and proprietary combinations of genetic parts, are designed to reprogram cells with biological logic to sense inputs, compute decisions and respond to their respective cellular environments. We aim to design and optimize gene circuits through our Design-Build-Test-Learn Engine, or DBTL Engine, to improve the “intelligence” of cell and gene therapies in order to enhance their therapeutic effectiveness against a broad range of diseases that conventional medicines are unable to address. Our gene circuit platform technologies can be applied in a modality-agnostic manner, with applicability to natural killer (NK) cells, T cells, tumor infiltrating lymphocytes (TILs), stem cells including Hematopoietic Stem Cells (HSCs), in vivo
gene therapy and messenger ribonucleic acid (mRNA). All of our current product candidates are in preclinical development. Our lead product candidates utilize allogeneic chimeric antigen receptor (CAR) NK cells outfitted with our gene circuit technologies in several oncology indications with currently high unmet need. Subject to the successful identification of lead product candidates and completion of IND- enabling studies, we expect to file investigational new drug applications, or INDs, for multiple product candidates starting in 2023.
The field of synthetic biology has evolved rapidly over the past few decades, and we believe that we are uniquely positioned to harness its potential to drive significant advances in medicine. Our scientific team is comprised of leaders in the space, and we have leveraged their expertise to create our scalable DBTL Engine and develop a proprietary knowledge database for therapeutic gene circuits. Our founders, Dr. Tim Lu, Dr. Philip Lee, Prof. James Collins, and Prof. Wilson Wong are pioneers in synthetic biology, gene circuits and cell and gene therapy, each having spent over twenty years advancing next-generation technologies in these areas. Our scientific founders and advisors are among the foremost leaders in their respective fields, having collectively published many of the seminal scientific papers in synthetic biology in top journals such as Nature, Science and Cell. Integrating disciplines from biology, chemistry and computer science, we have leveraged recent advances in DNA sequencing and synthesis, high-throughput experimentation and computational design, together with our intellectual property, to design, build and test gene circuits. We believe these are novel technologies, and we are not aware of U.S. Food and Drug Administration, or FDA, approved therapeutics utilizing similar technologies. As a result, these technologies may require significant resources in order to achieve regulatory approval. In preclinical studies, we have shown that our gene circuits are capable of carrying out sophisticated biological functions in a variety of disease models and we are preparing to advance our product candidates to clinical studies. We believe in the potential of gene circuits to enhance efficacy, precision and control of numerous cell and gene therapy products. Ultimately, we envision that cells running computations using our gene circuits in the human body will be able to outsmart a myriad of complex diseases.

The following figure illustrates how our gene circuit platform technologies may enable the creation of smarter medicines that can “sense inputs,” “compute decisions” and “respond with outputs” to impact diseases:

Key Challenges to Existing Disease Treatments and Our Gene Circuit Solutions
Key Challenges to Existing Disease Treatments
Diseases often involve complex biological interactions, which limit the effectiveness of existing therapeutics that only have single mechanisms of action and are unable to adapt to dynamic disease states. We characterize these key challenges in the following four categories:

Target Heterogeneity:
Many diseases are heterogeneous and express antigens that are also present on healthy cells. The overlap of antigen expression on diseased and healthy cells limits the ability of existing therapies to target diseased cells at therapeutically relevant doses due to undesirable effects against healthy cells. For example, most cancers do not have a single antigen target that is uniformly expressed on all cancer cells with limited to no expression on non-cancerous
cells. Thus, the ability to precisely distinguish between diseased cells and healthy cells has been a central challenge to date with current therapeutic approaches that do not encode logic, such as monoclonal antibodies, antibody-drug conjugates and single-target CAR therapies. Modalities that can respond to multiple biomarkers, rather than just a single one, have the potential to open up the opportunity for more precise and efficacious medicines.

Disease Evasion:
Disease pathologies are multifaceted. For example, diseases can evade the immune system or acquire resistance to single-target treatments by activating other biological pathways. The tumor microenvironment of many solid tumors suppresses cancer-fighting immune cells via multiple pathways. To overcome these complex barriers, combination therapies that utilize multiple individual drugs are being explored clinically. However, manufacturing issues, regulatory aspects, pharmacology complexities and clinical challenges of using multiple individual drugs together can be difficult. A gene or cell therapy with the ability to activate multiple anti-tumor pathways within a single product could help limit disease evasion and may improve the durability of responses to treatment, while simplifying the translational path.

Narrow Therapeutic Window: Once administered to a patient, conventional medicines, including cell and gene therapies, cannot be tuned up or down, which makes it difficult to find the optimal dose,

especially for diseases that have a narrow therapeutic window. The ability to create therapeutics that can be titrated or regulated in vivo in the patient may lead to enhanced efficacy and safety.

Dynamic Disease Conditions:
Disease conditions are dynamic and vary in space and time. For example, diseases may manifest only in certain tissues, or have a waxing and waning progression over time. Conventional therapies are (i) static, (ii) have a predefined activity around a single mechanism of action that cannot be modified post-administration and (iii) do not adapt to these dynamic conditions, thus limiting their efficacy, specificity and safety. For example, current cell and gene therapies are not dynamic or highly specific, thus limiting the indications that they can address. Developing dynamic therapeutics that are able to sense, and respond to, these spatially or temporally varying conditions would address this challenge.
Our Gene Circuit Solutions
We believe that our core gene circuit platform technologies may enable us to engineer smarter medicines. These technologies can be categorized as follows.

Logic Gating:
Logic Gating gene circuits are designed to enable cell and gene therapies to control their therapeutic activity in response to the presence or absence of multiple disease biomarkers. Below are examples of Logic Gates applied to cancer, although Logic Gating may also be applied to various other disease indications.

NOT GATE:
NOT GATE gene circuits are designed to widen the therapeutic window by enabling effective killing of cancer cells while preserving healthy cells. The NOT GATE functions by recognizing Safety Antigens (SAs), or antigens that are selectively expressed on healthy cells and not on cancer cells, thus limiting on-target,
off-tumor
killing. By protecting healthy cells, the NOT GATE has the potential to enable more effective on-target,
on-tumor
killing of tumor cells that express Tumor-Associated Antigens (TAAs). Generally, existing cancer drugs target only a single antigen, which means they can only be effectively and safely used in situations where that antigen is uniquely expressed on tumors and not in healthy cells, or where the on-target,
off-tumor
effects are tolerable.

OR GATE:
OR GATE gene circuits are designed to address tumor heterogeneity and limit antigen escape. The OR GATE functions by killing tumor cells that express any one of multiple antigens. Generally, current medicines are unable to address more than one target at a time and are thus susceptible to tumor evasion.

AND GATE:
AND GATE gene circuits require that multiple targets be present at the same time to trigger killing of cancer cells, which may enhance the specificity of on-target,
on-tumor
activity. Generally, conventional therapies only recognize a single antigen for their activity, which can result in a lack of specificity.

Multi-Arming:
Multi-Arming gene circuits are designed to incorporate multiple payloads into a single cell or gene therapy product. These gene circuits are intended to activate various biological pathways in complementary ways to prevent diseases from evading single-target treatments, and thereby potentially improve treatment efficacy. Existing combination therapies that target complex diseases require the application of multiple individual drugs, which is difficult due to research, clinical development, regulatory and pharmacology barriers.

Regulator Dial:
Regulator Dial gene circuits are designed to enable the precise tuning of therapeutic activity from a cell or gene therapy product. For example, this can be implemented by regulating therapeutic payload expression in response to varying concentrations of
FDA-approved
drugs. Regulator Dials are expected to enable the exogenous regulation of next-generation cell and gene therapies even after they have been delivered in vivo . Existing cell and gene therapies cannot be modulated once they have been delivered into patients.

Smart Sensor:
A Smart Sensor is a gene circuit, or combination of gene circuits, designed to precisely detect distinct cell types or disease environments, and thus distinguish between the “disease state” and “healthy state.” For example, Smart Sensors can be engineered to detect whether certain conditions, or disease biomarkers, are present before responding with a specific therapeutic response. Conventional medicines are generally unable to dynamically change their behavior in response to cell or disease specific conditions.
We believe we can rationally combine any of these four gene circuit platform technologies to strategically customize therapeutics to outmaneuver complex diseases. The following figure maps how our gene circuit platform technologies are designed to address specific challenges facing existing medicines:

We Believe Our Gene Circuits May Have Broad Applicability in Multiple Treatment Modalities and Disease Areas
Treatment Modalities
:
Our gene circuit biological “software” can be used to program numerous cell and gene therapy products, or “hardware.” Specifically, these modalities include NK cells, T cells, TILs, stem cells including HSCs, in vivo
gene therapy and mRNA.
We have conducted research in multiple cell types and vector types, and the initial focus of our internal pipeline is implementing gene circuits within allogeneic
CAR-NK
cells.
Disease Areas
:
Our gene circuits can be customized to address many aspects of disease biology. We have demonstrated and published on applications of gene circuits across many different in vivo
disease models. Thus, we believe that our gene circuit platform technologies have the potential to be used for a broad range of diseases that span therapeutic areas such as oncology, immunology, genetic diseases, neurology, cardiology, metabolic diseases, ophthalmology and regenerative medicine.

The following figure presents our perspective on how our gene circuit technologies can be utilized across modalities and corresponding therapeutic areas:

We Utilize Our Design-Build-Test-Learn Engine to Optimize Our Gene Circuits
We have established, and continue to scale, our powerful DBTL Engine to generate our therapeutic gene circuits. We believe the speed, quantity and quality by which we can design multiple types of gene circuits, resulting in thousands of functional gene circuits engineered to date, is unique to our platform. Our gene circuits are engineered by an expert team of synthetic biologists informed by proprietary bioinformatics and our internal gene circuits knowledge database. This proprietary knowledge database contains quantitative characterization data on gene circuits we have previously built, including those that are functional and those that are not. Thus, this database helps inform the design of future gene circuits guided by our past experiences. Furthermore, we leverage machine learning approaches to continually enhance the design of such gene circuits based on data generated through testing in our in vitro
and
in vivo
disease models. The breadth and scale of our DBTL Engine allows us to learn from each cycle of design to improve the speed and quality of future designs—even across projects and modalities. This approach leverages and reinforces our position as leaders and innovators in the field of synthetic biology for the development of human therapeutics. Based on decades of experience among our founders as well as the accumulated data from our DBTL Engine, we believe that our approach to programming gene circuits is broadly applicable toward engineering optimal efficacy, precision and control into many cell or gene-based medicines.

The following figure provides an overview of the key steps in our DBTL Engine process:

Our Pipeline and Product Candidates
We believe that our gene circuits enable us to address indications that conventional small molecule, protein and cell and gene therapies cannot. We intend to seek feedback from the FDA and comparable regulatory authorities given the novelty of our technologies, which could make the regulatory pathway more complex and potentially time-consuming than for more well-known therapeutics. Our most advanced gene-circuit product candidates are directed at allogeneic
CAR-NK
cells for oncology. In addition to these product candidates, we have discovery stage product candidates focused on gene therapies for tissue-directed targets and cell therapies for regenerative medicines. The following pipeline chart depicts our preclinical stage product candidates.

SENTI-202
We are developing our
SENTI-202
product candidate as a Logic Gated (OR + NOT) allogeneic
CAR-NK
cell therapy designed to target and eliminate acute myeloid leukemia, or AML, cells while sparing the healthy bone marrow. We are engineering
SENTI-202
to express a bivalent CAR as an OR GATE directed against the Tumor-Associated Antigens, Fms-like tyrosine kinase 3 (FLT3) or Cluster of Differentiation 33 (CD33), where one or both are expressed in 95% of AML patients. FLT3 is highly expressed on leukemic stem cells, or LSCs, while CD33 is highly expressed on AML blasts. AML is a heterogeneous disease composed of both AML LSCs and blasts. Thus, we believe that targeting FLT3 OR CD33 will enhance the overall killing activity against diseased cells in AML. However, FLT3 is also expressed on healthy hematopoietic stem cells, or HSCs, in the bone marrow. In order to spare FLT3-expressing healthy HSCs, we have further engineered
SENTI-202
with a NOT GATE gene circuit comprised of an inhibitory CAR, or iCAR, targeted against endomucin, or EMCN. EMCN is a Safety Antigen with high expression on HSCs and low expression on AML LSCs and blasts. We believe this NOT GATE gene circuit could allow
SENTI-202
to eliminate LSCs that cause relapse while

preserving the patient’s HSCs. This proprietary product profile has the potential to drive towards a cure for AML without the need for a bone marrow transplant by enabling killing of diverse AML cells while sparing HSCs that regenerate the blood and the immune systems. We are also engineering
SENTI-202
to express our proprietary calibrated release interleukin 15, or
crIL-15,
to promote NK cell persistence and tumor killing. Our
crIL-15
construct is being designed to simultaneously produce both membrane associated and fully secreted
IL-15
proteins for more optimal cytokine signaling.
In 2022, we plan to present
IND-enabling
pharmacological data at key scientific conferences, seek feedback from the FDA through a pre-IND
meeting, and apply for Orphan Drug Designation. In 2023, we plan to submit an IND application to support the clinical evaluation of
SENTI-202.
SENTI-301
Our
SENTI-301
product candidate is a Multi-Armed allogeneic
CAR-NK
cell therapy that we are developing for the treatment of hepatocellular carcinoma, or HCC. We are engineering NK cells to target glypican 3, or GPC3, which is highly expressed in 70% to 90% of HCCs and has low or no expression on normal adult tissues.
SENTI-301
is armed with a combination of immuno-stimulatory payloads intended to promote expansion and persistence of our
CAR-NK
cells, as well as activation and recruitment of endogenous immune cells into the solid tumor microenvironment for enhanced anti-tumor activity. One of the immuno-stimulatory payloads is our proprietary
crIL-15
protein.
crIL-15
is designed for enhanced cytokine signaling to promote NK cell persistence and tumor killing. We are further engineering
SENTI-301
with the capability to produce the potent immune effector interleukin 12, or
IL-12,
where expression is modulated via a small-molecule Regulator Dial gene circuit.
In 2022, we plan to present
IND-enabling
pharmacological data at key scientific conferences, seek feedback from the FDA through a pre-IND
meeting, and apply for Orphan Drug Designation. In 2023, we plan to submit an IND application to support the clinical evaluation of
SENTI-301.
SENTI-401
Our
SENTI-401
product candidate is a Logic Gated allogeneic
CAR-NK
cell therapy that we are developing to more precisely target and eliminate colorectal cancer, or CRC, cells while sparing healthy cells elsewhere in the body. We are engineering NK cells to express a CAR directed against carcinoembryonic antigen, or CEA, which is highly overexpressed in 85% to 90% of colorectal cancer but is also expressed in epithelial cells in healthy tissues. The expression profile of CEA in both tumor and healthy cells has resulted in on-target,
off-tumor
toxicities with conventional
CEA-targeted
therapies, thus limiting their clinical success. To address this challenge, we are engineering
SENTI-401
with a NOT GATE implemented via an iCAR targeted against an epithelial cell Safety Antigen called
V-set
and Immunoglobulin Domain Containing 2, or VSIG2. Thus, the
SENTI-401
product candidate’s Logic Gating is intended to more effectively treat CRC patients by targeting a well-known Tumor-Associated Antigen, CEA, and widen the therapeutic window by preventing killing when CEA appears on healthy cells that also expresses the VSIG2 Safety Antigen.
In 2023, we plan to present
IND-enabling
pharmacological data at key scientific conferences and seek feedback from the FDA through a pre-IND
meeting.

Our Discovery Stage Programs
Our current discovery stage programs are as follows:

We believe our gene circuits can be readily adapted to new disease contexts to enable a variety of additional
CAR-NK
product candidates that address important cancers. Our
SENTI-411
and
SENTI-421
product candidates are Logic Gated
CAR-NKs
that leverage the same NOT GATE gene circuit technology deployed in
SENTI-202
and
SENTI-401.
We are developing these product candidates for precise targeting of solid or liquid tumors expressing certain Tumor-Associated Antigens, while protecting against on-target,
off-tumor
toxicity toward healthy cells in order to widen the therapeutic window. Additionally, our
SENTI-311
product candidate is a
CAR-NK
that utilizes our Multi-Arming gene circuit technology currently deployed in our
SENTI-301
product candidate.
SENTI-311
is being developed for the treatment of solid tumors, where Multi-Arming is designed to overcome disease evasion.
Furthermore, we are actively pursuing the nomination and development of multiple product candidates that harness the full breadth of our gene circuit platform beyond Logic Gating and Multi-Arming of allogeneic
CAR-NK
cells within oncology. In particular, we have entered into collaborations with Spark Therapeutics, Inc. (acquired by Roche Holding AG) for the design of Smart Sensors for disease- and tissue-specific gene therapy, and with Bluerock Therapeutics LP (acquired by Bayer AG) for the use of Smart Sensors and Regulator Dials for regenerative medicines.
Our Gene Circuit Application to Allogeneic, NK Cells for Oncology
Our initial pipeline focus is on the application of our gene circuit platform technologies towards improving the treatment of specific oncology indications. Our most advanced product candidates are allogeneic, gene circuit-engineered
CAR-NK
cells. We have chosen to engineer NK cells with our gene circuits based on our belief that NK cells confer the following advantages in relation to other potential immune cell types in oncology:

•
Innate Killing:
NK cells naturally carry multiple activating and inhibitory receptors that enable them to innately kill tumor cells while sparing healthy tissues. Furthermore, NK cells have been engineered with CARs to enhance their targeted killing activity. We leverage these features to create Logic Gated
CAR-NKs,
such as OR GATE
CAR-NKs
that enhance the killing of heterogeneous tumors and NOT GATE
CAR-NKs
that spare healthy cells from undesired toxicity and thereby potentially improve on-target,
on-tumor
killing.

•	Immune Activation: NK cells have been shown to support robust activation of anti-tumor immune pathways via proinflammatory cytokine and chemokine secretion. We leverage this feature with our

Multi- Arming gene circuits to further improve their ability to trigger endogenous, complementary anti-tumor activity by engaging the rest of the tumor immunity cycle.

•
Validated Clinical Activity and Tolerability:
Allogeneic, as in healthy donor-derived,
CAR-NK
cells have been recently shown in the clinical setting to have the potential to promote effective anti-tumor activity along with low risks of graft versus host disease, or GvHD, severe cytokine release syndrome, or CRS, and neurotoxicity.

•
Broad Patient Access:
We have established proprietary protocols to derive NK cells from healthy donors, manufacture them at scale with a projected low cost, and cryopreserve them with high retained viability post-thaw. As a result, we believe that
CAR-NK
cells have the potential to be broadly accessible to patients as they may be delivered rapidly to patients in an off-the-shelf
manner and in an outpatient setting.

Our Calibrated Release (cr) Technology
Current technologies for arming immune cells with cytokines are limited to either expressing the fully secreted natural form of the protein to support trans- or paracrine signaling, or expressing a membrane-tethered version to promote cis-
or autocrine signaling. As a result, these first-generation constructs are unable to efficiently stimulate the engineered cell product and surrounding immune cells, such as those cells from the endogenous immune system, at the same time.
We have created a novel engineered protein technology called calibrated release (cr). We used this approach to optimize
IL-15
signaling in our
CAR-NK
platform. Our
crIL-15
engineered cytokine is tethered to the NK cell via a cleavable linker that can be cut off by a ubiquitously expressed protease on the cell surface of NK cells. The rate of linker cleavage can be calibrated by engineering the sensitivity of the cleavable linker sequence to the cell surface protease, enabling us to tune the ratio of membrane-tethered versus fully secreted protein. This platform is generalizable to other proteins, including other cytokines like
IL-12.
We Are Building Manufacturing Capabilities That May Enable Production of
Off-The-Shelf
Cell Therapies
Internal manufacturing capabilities are central to our business strategy, since they can enable us to control the quality and supply of our allogeneic
CAR-NK
cell therapies for clinical studies and ultimately commercialization. A key advantage of allogeneic cell therapies, versus autologous products that use each patient’s own cells, is the ability to manufacture large batches of drug product from healthy donor cells that can be produced in advance of clinical use, and then stored in frozen vials. Upon commercialization, we expect to be able to make our cell therapies, if approved, broadly accessible in an off-the-shelf
manner to cancer patients.
Our corporate headquarters is located in South San Francisco, CA, where we lease approximately 40,000 square feet of research and development and corporate office space. In this location, we have approximately 10,000 square feet dedicated to manufacturing development labs. We have established research and development teams with extensive experience in cell and gene therapy manufacturing operations, including vector process development, cell process development, analytical development, quality control and quality assurance. In June 2021, we signed a lease agreement for a property in Alameda, California and have commenced construction of a Current Good Manufacturing Practices, or cGMP, facility to support clinical and commercial-scale manufacturing of multiple allogeneic
CAR-NK
cell product candidates.
This manufacturing facility is being designed as a customized end-to-end
manufacturing solution to give us the ability to isolate NK cells, engineer these cells with proprietary gene circuits, perform cell culture expansion in large batches, and cryopreserve and store the final cGMP products. We anticipate that this facility will become operational in time to support initial clinical trials for our lead product candidates. We plan to leverage the latest cell therapy manufacturing technologies as we strive to optimize quality, maximize scalability and minimize cost. Our initial manufacturing efforts will focus on our two lead product candidates,
SENTI-202
and
SENTI-301.
We expect to complete the first stage of construction for our cGMP manufacturing facility and present an overview of our clinical-scale GMP manufacturing process for gene-circuit-engineered NK cells at key technical conferences in 2022.
We may also leverage our manufacturing facility to expand the application of our gene circuit technology to biomanufacturing in partnership with one or more third parties.
Our experienced manufacturing and process development team has established an innovative process with the potential for efficient and scalable production of our allogeneic
CAR-NK
cell product candidates. Critical aspects of the cell manufacturing process include the ability to perform the four key steps in the
CAR-NK
cell manufacturing process as outlined below:

Step 1: Source, Isolate and Bank Purified NK Cells as Starting Cells:
Starting Cells are obtained from enriching and isolating NK cells from qualified healthy donors.
Step 2: Genetically Engineer Starting Cells with Gene Circuits:
We genetically modify our NK cells through a viral vector transduction process focused on enhancing gene circuit expression while minimizing impacts on compromising cell viability or cell expansion.
Step 3: Expand and Scale
CAR-NK
Cells:
Our expansion process is designed to generate large numbers of final product doses per manufacturing batch.
Step 4: Formulate and Cryopreserve
CAR-NK
Cells:
For storage and distribution, we will formulate and cryopreserve our final product to retain viability, persistence and cytotoxic function post-thaw for off-the-shelf
use.
Our Team and Investors
Since our founding in 2016, we have built a team of industry-leading experts, including scientists, engineers, advisors and company-builders—all with a deep knowledge of synthetic biology, gene circuits and cell and gene therapy.

Technology Experts and Company Builders.
Our founders, Dr. Tim Lu and Dr. Philip Lee are seasoned experts at identifying and building transformative technologies and companies. Dr. Lu is a pioneer in synthetic biology with strong ties to Harvard University, where he received his M.D., and the Massachusetts Institute of Technology, or MIT, where he received his Ph.D. in Electrical and Biomedical Engineering and started his academic lab in 2010. Dr. Lu is a co-founder
of multiple therapeutics platform companies including Synlogic, Tango Therapeutics, Eligo Bioscience, BiomX, and Engine Biosciences. Dr. Philip Lee is an entrepreneur and technology platform builder specializing in cellular systems. He received his Ph.D. in Bioengineering from the University of California, Berkeley and the University of California, San Francisco, and Bachelor of Science, or BS, degrees in Chemical Engineering and Biology from MIT. Dr. Philip Lee was a co-founder
of CellASIC, which was acquired by MilliporeSigma, division of Merck KGaA, where he subsequently served as the Head of Cell Culture Systems.
Groundbreaking Scientists.
Throughout our company are passionate individuals with deep R&D, translational, regulatory and manufacturing knowledge in the fields of synthetic biology, gene circuits and cell and gene therapy. We have numerous scientists and scientific advisors who have made critical discoveries and contributions to the fields of cell and gene therapy. As of December 16, 2021, 28 of our employees hold Ph.D. or M.D. degrees. Our scientific co-founders
include Dr. Jim Collins of MIT, one of the founders of the field of synthetic biology, who has the rare distinction of being elected to all three national academies—the National Academy of Sciences, National Academy of Engineering and National Academy of Medicine—and has received a number of major awards recognizing his work, including the Dickson Prize in Medicine. We are also advised by our scientific co-founder,
Dr. Wilson Wong of Boston University, who is considered an expert in immune cell engineering and synthetic biology for therapeutic applications, and Dr. Ahmad Khalil of Boston University, who is considered an expert in transcription factor engineering for mammalian synthetic biology applications. We are also advised by Dr. Martin Fussenegger of ETH Zurich, who is considered a pioneer in therapeutic synthetic biology and a member of the National Academy of Engineering, and who is the recipient of numerous honors including the AIChE Bailey Award and the Merck Cell Culture Engineering Award. Our Chief Medical Advisor, Dr. Jose Iglesias, has over 30 years of experience in cancer drug clinical development. We are advised by experienced oncology clinicians, including Dr. Lawrence Fong of UCSF, who has been focused on cancer immunotherapy for two decades and has been involved in both preclinical and clinical studies of
FDA-approved
immunotherapies including sipuleucel-T and immune checkpoint inhibitors, and Dr. Michael Andreeff of M.D. Anderson Cancer Center, who has worked extensively on drug resistance in hematopoietic malignancies, such as AML, and developed or co-developed
several new therapeutic agents. Additionally, in 2021, we added three more advisors who are leaders in the fields of immunotherapy drug discovery and development, and commercial oncology therapeutics. Dr. Michael Kalos, an independent consultant, is an internationally recognized expert in T cell therapy, oncology vaccines and immuno-oncology with experience in both industry and academia. Dr. Robin Taylor, an independent consultant, has two decades of biopharma experience in global development and commercialization of oncology drugs. Dr. Michael Varney, an independent consultant, is a pioneer drug discoverer and biotech leader who has led research and early drug development efforts at Genentech, Pfizer and Agouron.
Board of Directors and Investors.
Our Board of Directors includes experienced industry leaders and investors who have recognized the promise of many early-stage companies that became leaders in the biopharmaceutical industry. Furthermore, we are supported by investors who share our belief that the world needs smarter medicines and our long-term vision that programming cells with gene circuits has the potential to transform the way we outsmart the most complex diseases. Our investors include 8VC, Alexandria Venture Investments, Allen & Company, Amgen Ventures, Gaingels, Goodman Capital, Intel Capital, KB Investment, Leaps by Bayer, LifeForce Capital, LifeSci Venture Partners, Lux Capital, Matrix Partners China, Menlo Ventures, Mirae Asset Capital, Nest.Bio, New Enterprise Associates, Noveus Capital, Omega Funds, Pear VC, Ridgeback Capital, Smilegate Investments and other healthcare and technology groups. We have raised a total of approximately $158 million in capital since inception.

Our Strategy
Our goal is to become an industry leader in the cell and gene therapy landscape. We are pursuing this goal by advancing our gene circuit platform to discover, develop, manufacture and globally commercialize new classes of cell and gene therapies across therapeutic areas and modalities. To achieve this, we have strategically focused on designing therapeutics to address specific challenges that confound existing disease treatments. We aim to provide smarter medicines to patients, and to execute on this strategy we will continue to build on our extensive capabilities by:

•	Advancing our portfolio of allogeneic CAR-NK cell product candidates into clinical development.

•	Expanding our discovery stage pipeline and advancing select product candidates into the clinic.

•	Driving innovation in our leading gene circuit platform and expanding the breadth of our technology and capabilities.

•	Building clinical and commercial-scale manufacturing capabilities for our CAR-NK cell product candidates.

•	Maximizing the commercial potential of our gene circuit platform technologies via strategic collaborations.
The Need for Synthetic Biology-Based Gene Circuits
For the human body to maintain proper function, cells constantly sense and interpret a variety of inputs, or biological signals, to produce outputs, or biological responses. Diseases emerge when the balance between these biological inputs and outputs become inadequate or inappropriate to maintain a healthy state. Furthermore, diseases can evolve or mutate to evade the human body’s natural defense mechanisms that normally serve as a check against these imbalances. Thus, many diseases progress when the intrinsic ability of cells in the human body to rebalance healthy physiology is insufficient or becomes overactive. We believe that programming cells to better sense and react to disease environments has the potential to enhance our ability to treat diseases and restore healthy phenotypes.
Traditional medicines, such as small molecules and biologics, typically target proteins and block their function. We consider these medicines to be static because they have a predefined activity around a single mechanism of action that cannot be modulated once administered. With some exceptions, most traditional medicines primarily treat disease symptoms or sub-optimally
address the underlying disease biology, thus failing to achieve durable cures. In addition, some traditional medicines have on-target,
off-tissue
effects that limit therapeutic windows and cause safety concerns.
There have been remarkable advances in technologies for reading (sequencing) and writing (synthesizing) DNA over the past few decades. These technologies have aided the biopharmaceutical industry in identifying disease mechanisms and have enabled the programming of cell and gene therapies.
As transformative as the early generations of cell and gene therapies have been, they are currently confined to narrow applications and have been proven effective against only a few monogenic diseases and hematological malignancies. These current approaches are limited to sensing and correcting single disease signatures while providing little control over their dosage, timing or localization. Thus, diseases that are dynamic or multifactorial cannot be readily addressed by existing cell and gene therapy products.
Using our gene circuits, we believe we can design more intelligent cell and gene therapies that (i) can precisely target heterogeneous diseases using Logic Gating, (ii) can be Multi-Armed with complementary payloads to overcome disease evasion, (iii) can be controlled in vivo
using Regulator Dials to overcome narrow therapeutic windows and (iv) are equipped with Smart Sensors that dynamically detect disease environments.

We believe that by leveraging synthetic biology to engineer gene circuit-enabled cell and gene therapies, we will be able to overcome the shortcomings of the early generations of these genetic medicines
Our Platform: The Opportunity for Gene Circuits
We believe that our gene circuit platform technologies are modality-agnostic and can be deployed in any cell and gene therapy product candidate to improve efficacy, safety and control. Fundamentally, gene circuits reprogram cells to sense key biological signals, compute based on this information and dynamically respond with multiple therapeutic outputs. In contrast to existing single-target or static medicines, this sense-compute-respond paradigm has the potential to enable precise and highly active medicines that can address the complex and dynamic mechanisms underlying important diseases.
Our Gene Circuit Platform Technologies
In our pursuit to create a new generation of smarter medicines, we have built a toolbox of proprietary gene circuit platform technologies that we believe may enhance the risk benefit paradigm of cell and gene therapy products. We are initially focused on four core categories of gene circuits to develop our current and future programs: (i) Logic Gating, (ii) Multi-Arming, (iii) Regulator Dials and (iv) Smart Sensors. Each of our gene circuit platform technologies is designed to confer greater clinical and therapeutic activity, precision and control to cell and gene therapies.
We believe that our core gene circuit platform technologies may enable us to engineer smarter medicines and can be categorized as follows:

Logic Gating:
Logic Gating gene circuits are designed to enable cell and gene therapies to control their therapeutic activity in response to the presence or absence of multiple disease biomarkers. Below are examples of Logic Gates applied to cancer, although Logic Gating may be applied to various other disease indications as well.

NOT GATE:
NOT GATE gene circuits are designed to widen the therapeutic window by enabling effective killing of cancer cells while preserving healthy cells. The NOT GATE functions by recognizing Safety Antigens, or antigens that are selectively expressed on healthy cells and not on cancer cells, thus limiting on-target,
off-tumor
killing. By protecting healthy cells, the NOT GATE has the potential to enable more effective on-target,
on-tumor
killing of tumor cells that express Tumor-Associated Antigens. Generally, existing cancer drugs target only a single antigen, which means they can only be effectively and safely used in situations where that antigen is uniquely expressed on tumors and not in healthy cells, or where the on-target,
off-tumor
effects are tolerable.

OR GATE:
OR GATE gene circuits are designed to address tumor heterogeneity and limit antigen escape. The OR GATE functions by killing tumor cells that express any one of multiple antigens. Generally, current medicines are unable to address more than one target at a time and are thus susceptible to tumor evasion.

AND GATE:
AND GATE gene circuits require that multiple targets be present at the same time to trigger killing of cancer cells, which may enhance the specificity of on-target,
on-tumor
activity. Generally, conventional therapies only recognize a single antigen for their activity, which can result in a lack of specificity.

Multi-Arming:
Multi-Arming gene circuits are designed to incorporate multiple payloads into a single cell or gene therapy product. These gene circuits are intended to activate various biological pathways in complementary ways to prevent diseases from evading single-target treatments, and thereby potentially improve treatment efficacy. Existing combination therapies that target complex diseases require the application of multiple individual drugs, which is difficult due to research, clinical development, regulatory and pharmacology barriers.

Regulator Dial:
Regulator Dial gene circuits are designed to enable the precise tuning of therapeutic activity from a cell or gene therapy product. For example, this can be implemented by regulating therapeutic payload expression in response to varying concentrations of
FDA-approved
drugs. Regulator Dials are expected to enable the exogenous regulation of next-generation cell and gene therapies even after they have been delivered in vivo
. Existing cell and gene therapies cannot be modulated once they have been delivered into patients.

Smart Sensor:
A Smart Sensor is a gene circuit, or combination of gene circuits, designed to precisely detect cell type or disease environments, and thus distinguish between the “disease state” and “healthy state.” For example, Smart Sensors can be engineered to detect whether certain conditions, or disease biomarkers, are present before responding with a specific therapeutic response. Conventional medicines are generally unable to dynamically change their behavior in response to cell or disease specific conditions.
We believe we can rationally combine any one of these four gene circuit platform technologies to strategically customize therapeutics to outmaneuver complex diseases.

Logic Gating
Logic Gating gene circuits are designed to enable cell and gene therapies to control their therapeutic activity in response to the presence or absence of multiple disease biomarkers. This capability has the potential to enable more accurate and efficient targeting of heterogeneous diseased cells while sparing healthy ones. Our initial product candidates for oncology will utilize our NOT GATE and OR GATE gene circuit technology. Furthermore, we believe this technology can be utilized across a broad range of oncology indications. To this end, we have established a proprietary Tumor-Associated Antigen and Safety Antigen Paired Discovery Platform that enables the expansion of our Logic Gating approach against novel Tumor-Associated Antigen and Safety Antigen pairs across multiple cancer indications.

The figure below illustrates the behavior of our Logic Gating gene circuit technologies in
CAR-NK
cells:

NOT GATE
Background: The Need for Precision Targeting
The expression of a single CAR in T cells or NK cells can redirect them to kill cancer cells that express a specific surface antigen. This technology has led to breakthrough therapies for B cell malignancies and multiple myeloma, where targeting of tissue-lineage antigens – CD19 or B Cell Maturation Antigen, or BCMA – rather than Tumor-Associated Antigens, is tolerated. Beyond these initial applications, the lack of uniquely specific tumor antigens presents a great challenge since on-target,
off-tumor
toxicity to vital tissues significantly limits the cancer indications addressable by single-target
CAR-NK
or
CAR-T
therapies. Similar limitations are faced by monoclonal antibodies and antibody-drug conjugates that rely on a single target to discriminate cancer cells from healthy ones.
Our Logic Gating Solution: NOT GATE
The application of
CAR-immune
cells may be broadened to many cancer types if recognition of a Safety Antigen that is selectively expressed on healthy cells, but not on cancer cells, could selectively block killing against the healthy cells. We believe this feature enables a widened therapeutic window and aggressive treatment of cancers with the potential for enhanced efficacy and reduced risk of undesirable side effects, as well as the expansion of cell therapies into cancer indications where there are no ideal Tumor-Associated Antigens.
As shown in the figure below, we have engineered NK cells with a synthetic NOT GATE gene circuit, where an activating CAR, or aCAR, can drive the killing of cancer cells presenting an activating, Tumor-Associated Antigen, shown in green, while an inhibitory CAR, or iCAR, can suppress cytotoxicity against normal healthy cells that express both the activating Tumor-Associated Antigen and a Safety Antigen, shown in purple.

Selected NOT GATE
Proof-of-Concept
Data
Our NOT GATE is implemented with iCARs, which consist of a Safety Antigen-binding domain and a functional intracellular domain derived from the cytoplasmic tails of inhibitory co-receptors
containing immunoreceptor tyrosine-based inhibitory motifs, or ITIMs, which are selected from a library of ITIMs upon testing and evaluation. When a Logic Gated
CAR-NK
cell encounters a target cell and associates with its cell surface antigens, the aCAR and iCAR “sense” these inputs and provide activating or inhibitory signals into the

Logic Gated
CAR-NK
cell, respectively. Specifically, engagement of the aCAR alone with an activating, Tumor-Associated Antigen triggers an activating signal cascade in the
CAR-NK
cells that release cytotoxic mediators to kill the cancer cells. When the iCAR recognizes a certain Safety Antigen that is preferentially expressed on healthy cells, an inhibitory signal cascade is triggered in the
CAR-NK
cells to block the cytotoxic response, thus sparing the healthy cells.
In vivo
functional demonstration of our NOT GATE gene circuit is illustrated in the figure below. A group of mice that received xenotransplantation of model Healthy Cells and Cancer Cells at a ratio of 50:50 were treated with NOT GATE
CAR-NK
cells targeting either a control Safety Antigen not present on the model Healthy Cells, labeled as Control
CAR-NK
cells, or a Safety Antigen on the model Healthy Cells, labeled as the NOT GATE
CAR-NK
cells. The Control
CAR-NK
cells indiscriminately killed both the model Healthy Cells and Cancer Cells in mice. Conversely, the NOT GATE
CAR-NK
cells selectively killed the Cancer Cells, while sparing the model Healthy Cells. Further analysis showed that treatment with NOT GATE
CAR-NK
cells resulted in significant enrichment of Healthy Cells in these mice, up from 50% at baseline to approximately 95% after treatment. This data demonstrates that the NOT GATE
CAR-NK
cells have the potential to spare model Healthy Cells while maintaining killing of model Cancer Cells in vivo
.

Future Areas of Applications and Alternate Gene Circuits
We believe the enhanced precision enabled by our NOT GATE gene circuit may improve the therapeutic window, and thus the potential efficacy and safety, of our product candidates against the cancer types in our pipeline. Furthermore, the NOT GATE has the potential to significantly increase the applicability of
CAR-NK
cells against a wide range of liquid and solid tumors that currently do not have ideal Tumor-Associated Antigen targets and are thus currently unaddressed.

OR GATE
Background: The Need for Targeting Multiple Antigens
Many cancers are heterogeneous, making it difficult to treat them by only targeting a single antigen. For example, the development of targeted AML treatments is difficult due to more than 200 types of chromosome translocations and mutations having been identified in patients. Thus, therapies targeting a single
AML-associated
antigen are often insufficient to kill all of the tumor subsets, including both AML LSCs and blasts. Consequently, most AML patients treated with these therapies die from disease relapse and progression due to incomplete therapeutic activity. Additionally, due to the highly mutagenic nature of cancer cells, targeting single antigens allows for cancers to more easily escape or acquire resistance to treatment. For example, while recent triumphs of CD19-directed autologous
CAR-T
therapies have brought renewed hope to patients with relapsed/refractory B cell malignancies, up to 50% of patients with pre-B
cell acute lymphoblastic leukemia, or ALL, suffer disease relapse within twelve months after treatment. Many of those patients who relapse toward the latter end of the twelve-month period have cancers that have been associated with loss of the CD19 epitope.
These clinical observations demonstrate the potential benefit of developing therapeutics that are capable of simultaneously targeting multiple Tumor-Associated Antigens across heterogeneous cancers using OR GATE gene circuit technology.
Our Solution and Selected
Proof-of-Concept
Data: OR GATE
OR GATE gene circuits are designed to simultaneously target multiple Tumor-Associated Antigens.
As an example of our OR GATE gene circuits, we have evaluated two forms of OR GATE gene circuits to support our
SENTI-202
product candidate, a bicistronic dual CAR architecture and a bivalent CAR architecture.
Bicistronic dual CAR:
The bicistronic dual CAR is designed to express two CAR molecules directed against FLT3 and CD33, respectively, two Tumor-Associated Antigens where one or both are expressed in 95% of AML patients. Because CD33 is highly expressed on AML blasts, and FLT3 is highly expressed on LSCs,
SENTI-202
offers the potential for elimination of both AML tumor subsets. Using our DBTL Engine, we systematically optimized our OR GATE gene circuit to achieve highly efficient expression of both CAR constructs, as shown in the figures below from top to bottom. Functional proof-of-concept
of the OR GATED
CAR-NK
cells targeting AML is shown in the
SENTI-202
pipeline discussion.

Bivalent CAR:
Bivalent CARs are directed against FLT3 and CD33. The bivalent CAR is a single-chain molecule containing two extracellular binding domains, thus allowing for OR GATE targeting with a single construct. In preclinical mouse models, our FLT3/CD33 bivalent CAR constructs demonstrated significant tumor killing across leukemic cell lines, such as
MV4-11,
SEM, and
HL-60,
with differential expression levels of FLT3 and CD33 on their cell surfaces.

AND GATE
Our third Logic Gate gene circuit technology is the AND GATE. AND GATE gene circuits require that multiple targets be present at the same time to trigger killing of cancer cells, which may enhance the specificity of on-target,
on-tumor
activity. Generally, conventional therapies only recognize a single antigen for their activity. We can implement AND GATE gene circuits in multiple formats, including multiple CARs that activate cancer cell killing when two Tumor-Associated Antigen targets are present simultaneously or multiple Smart Sensors that activate gene therapies when two disease-specific promoters are active simultaneously. For example, we have designed cancer gene therapy product candidates that integrate two cancer-specific promoters with an AND GATE to express cytokines, T cell engagers, chemokines and anti-PD1
antibodies in order to trigger powerful and specific anti-cancer responses in mouse models of cancer.

Multi-Arming
Multi-Arming gene circuits incorporate multiple payloads into a single cell or gene therapy product. These gene circuits are intended to activate various biological pathways in complementary ways to prevent diseases from evading single-target treatments, and thereby improve treatment efficacy. Existing combination therapies that target complex diseases require the application of multiple individual drugs, which is difficult due to research, clinical development, regulatory and pharmacology barriers.
Background: The Need for Targeting Multiple Biological Pathways
Many diseases are difficult to treat since they result from the dysfunction of numerous biological pathways, or they evolve strategies to evade single-target therapies. Combination therapies involving multiple distinct drugs are being used to tackle this problem, but manufacturing, developing and delivering multiple individual drugs into the body is challenging.

Our Gene Circuit Solution: Multi-Arming
We believe our Multi-Arming gene circuits can be used to create a single cell or gene therapy product candidate that includes multiple payloads capable of combating multiple disease pathways more effectively. These Multi-Arming gene circuits have the potential to simplify the manufacturing, regulatory and delivery challenges associated with conventional combination therapies. Multi-Arming gene circuits can be controlled by any of our other gene circuit technologies, including Regulator Dials and Logic Gates, to achieve conditional therapeutic activity.
Selected Multi-Arming
Proof-of-Concept
Data
We have assembled a library of immune-stimulatory payloads—such as cytokines, chemokines and enzymes—that have the potential to trigger anti-tumor responses. As illustrated by the figure below, we leveraged our DBTL Engine to optimize the expression of various immune stimulatory payloads in
CAR-NK
cells, and test the effects of single-armed versus multi-armed
CAR-NK
cells for their anti-cancer activity. .

The figure below illustrates an example of the benefits of multi-arming.
CAR-NK
cells were engineered to express either a single cytokine, or multi-armed with both cytokines. These engineered
CAR-NK
cells were
co-cultured
with fluorescently labeled tumor cells, and
in vitro
tumor cell killing was measured over 5 days. While unarmed
CAR-NK
cells, and single-armed
CAR-NK
cells, shown by the purple and red lines in the figure, were able to control and reduce tumor cell growth, the multi-armed
CAR-NK
cells, shown by the teal line in the figure, had greater anti-tumor activity. These results can also be observed by representative fluorescent tumor cell images, shown on the right hand side of the figure, where enhanced tumor killing by the multi-armed
CAR-NK
cells led to reduced number of tumor cells.

Regulator Dial
Regulator Dial gene circuits are designed to enable the precise tuning of therapeutic activity from a cell or gene therapy product. For example, this can be implemented by regulating therapeutic payload expression in response to varying concentrations of
FDA-approved
drugs. Regulator Dials are expected to enable the exogenous regulation of next-generation cell and gene therapies in vivo
even after they have been delivered. We have generated numerous Regulator Dial gene circuits that can be controlled by a variety of
FDA-approved
small molecule oral drugs, and that can implement various control behaviors, such as ON switches, OFF switches and rheostats.
Background: The Need for Dynamic Regulation
Existing cell and gene therapies cannot be regulated once they are delivered into the patient. This lack of in vivo
control makes it difficult to control dosing within the ideal therapeutic window. This problem makes it challenging to expand cell and gene therapies to many disease indications and to engineer these products to have increased potency and safety. As a result, gene therapies have focused on indications where constitutive expression is acceptable, rather than diseases where expression of the therapeutic payload must be regulated within a specific range or be toggled on and off over a period of time. As another example,
CAR-T
cell therapies for oncology have exhibited clinical toxicity due to lack of control post-infusion.
The efficacy of adoptive cell therapies in solid tumors is hampered by the poor persistence and dysfunction of these cell therapies in the immunosuppressive tumor microenvironment. Inflammatory cytokines, such as
IL-12,
have been shown in preclinical studies to enhance
CAR-mediated
effector functions and stimulate the

innate immune response to further support tumor killing. However, clinical trials involving systemic use of
IL-12
have shown severe unexpected toxicity, limiting its clinical application. Overexpressing
IL-12
from adoptive T cell therapies using a poorly regulated promoter has also resulted in significant clinical toxicities. Beyond toxicity issues, persistent stimulation by inflammatory cytokines has been associated with cell exhaustion and may limit anti-tumor efficacy. Thus, a mechanism to dynamically regulate cytokine production by armored
CAR-immune
cells could enable enhanced anti-tumor activity without triggering unacceptable levels of toxicity in patients.
Our Gene Circuit Solution: Regulator Dial
One example of our Regulator Dial gene circuit technology is a system designed to regulate gene expression via
FDA-approved
orally dosed nonstructural protein 3, or NS3, inhibitors. As shown in the figure below, this Regulator Dial consists of a synthetic drug-regulated transcription factor and a synthetic promoter responsive to this regulated transcription factor. In the absence of the drug, the transcription factor is inactive, and no therapeutic protein is produced from the engineered cells. In the presence of the drug, the small molecule triggers expression of the therapeutic protein in a dose-dependent manner—effectively, the Regulator Dial “computes” the level of induction based on the concentration of the drug. Key features of the Regulator Dial, such as (i) basal and maximal expression levels, (ii) thresholds for activation and (iii) input-output gain, can be tuned by our DBTL Engine.

Selected Regulator Dial
Proof-of-Concept
Data
Leveraging our DBTL Engine, our
NS3-based
Regulator Dial was systematically engineered to improve its sensitivity to drug concentration. Optimization of various elements in the Regulator Dial improved the drug sensitivity by approximately tenfold. As illustrated by the figure below, we evaluated the drug sensitivity of our Regulator Dial gene circuit to control the expression of the potent immune effector
Il-12.
Specifically, this enhanced Regulator Dial gene circuit was triggered at concentrations as low as 0.01 µM of the NS3 inhibitor, grazoprevir, well below the known drug Cmax in humans of 0.23 µM. Thus, we believe that this system could enable control of therapeutic protein production at clinically achievable drug concentrations in a dose-dependent fashion.

We have further validated our Regulator Dial gene circuits
in vivo
. Using a murine model to evaluate induction of
IL-12
production, Regulator Dial gene circuit-engineered cells were injected intravenously into immunodeficient mice on Day 0. Induction of
IL-12
expression in mice was evaluated by treatment with either vehicle control or grazoprevir (GRZ in the figure below). Significant
IL-12
induction was observed in mice treated with grazoprevir on Day 4. Upon withdrawal of grazoprevir after Day 4,
IL-12
returned to basal level.

Future Areas of Applications and Alternate Gene Circuits
Beyond the
NS3-based
Regulator Dial, we have developed and continue to optimize other Regulator Dials. These include Regulator Dials that are controlled by other orally dosed compounds that are
FDA-approved
or chemicals that are otherwise known as safe, which have differing pharmacology profiles and tissue biodistribution, such as into the central nervous system. These different Regulator Dials can be customized for a variety of cell and gene therapy applications. Conversely, we have created Regulator Dials that are dialed down in response to increasing concentrations of the drug. For example, we have made various versions of Regulator Dials that can be regulated by different small molecule drugs, such as Hepatitis C Virus (HCV) protease inhibitors, Immunomodulatory imide drugs, or IMiDs, such as thalidomide and its analogs, and tamoxifen.

Smart Sensor
A Smart Sensor is a gene circuit, or combination of gene circuits, designed to precisely detect cell type or disease environments, and thus distinguish between the “disease state” and “healthy state.” For example, Smart Sensors can be engineered to detect whether certain conditions, or disease biomarkers, are present before responding with a specific therapeutic response. Conventional medicines are generally unable to dynamically change their behavior in response to cell or disease specific conditions.
Diseases change over time and location in the body. Existing therapies are often unable to dynamically change their behavior in response to disease conditions or concentrate their activity only to specific places. Smart Sensors can be designed to sense diverse biomarkers that are specific to disease or cell states, including cell-surface antigens, soluble disease markers, metabolites, transcription factors, microRNAs and others. For example, we have created artificial receptors that are displayed on the surface of engineered cells and activate gene expression within these cells when they encounter specific cytokines or small molecule chemicals. We have also designed gene regulatory elements such as promoters and RNA elements that respond to specific intracellular signals, such as transcription factors and microRNAs.

The figure below illustrates how our Smart Sensor gene circuit technology can be used to design synthetic promoters to enable gene therapies that are selectively activated in diseased cells by detecting disease-specific transcription factors:

Background: The Need for Novel Sensors in Smart Medicine
Cell and gene therapies have long held out the promise of curing a myriad of diseases, including cancer and genetic disorders. These therapies are generally comprised of three components: (i) the vector, which is used to deliver the transgene into cells; (ii) the promoter, which is a regulatory DNA sequence that drives expression of the transgene; and (iii) a transgene, which is the therapeutic payload.
While early successes in the field have led to recently approved gene therapies, it remains challenging to precisely target gene expression only in diseased cells. This is an important limitation since many genetic disorders require controlled or targeted activity in certain cell types in order to correct diseases while preventing undesirable side effects. Similarly, in cancer gene therapy, it is important to achieve selective killing in cancer cells while sparing healthy tissues. Engineering viral vectors that are biased toward specific cell types is limited by the availability of a unique feature on the outside of the target cell that a viral vector can harness. Additionally, many of the promoters used in current gene therapies are not disease, cell or tissue specific and thus lack the ability to dynamically regulate therapeutic protein production in response to the disease state or location.
Our Smart Sensors Solution: Cell Type or Cell State Specific Conditional Synthetic Promoters
Our solution to address these limitations is to construct Smart Sensors that are selectively activated by cell type or cell state. For example, these Smart Sensors are synthetic promoters that sense internal control mechanisms that cells already possess, such as transcription factors. Transcription factors modulate regulatory elements encoded in the DNA sequence of promoters to direct gene transcription to occur in a specific cell type, or even a specific cell state.

We have established, and continue to scale, our powerful DBTL Engine to discover highly potent and selective synthetic promoters. As shown in the figure below, our iterative high-throughput process utilizes advanced computational approaches, such as machine learning, to discover these promoters. In the first stage, we perform computational analyses of public and proprietary gene expression datasets to identify transcriptional regulatory elements that are active in a desired, or on-target,
cell type and inactive in one or more undesired, or
off-target,
cell types. Based on these analyses, we computationally design diverse libraries of synthetic, compact promoters that can be synthesized in parallel. For example, we can design libraries containing more than 10,000 promoters that are 200 to 400 base pairs in size, which is significantly smaller than currently used promoters in gene therapies. In the second stage, we perform high-throughput assays to quantify the activities of these promoters in the on-target
cell types versus the
off-target
cell types using next-generation sequencing. This enables us to identify synthetic promoters that are both highly active and specific for the on-target
cells. If further optimization is needed, the output of these screens provides a rich source of proprietary data for the machine-learning-enhanced design of additional synthetic promoter libraries, representing the third stage of the process.

Selected Smart Sensor
Proof-of-Concept
Data
We have used this high-throughput design platform to generate synthetic promoters for diverse gene and cell therapies. For example, we designed and evaluated, in a high-throughput manner, thousands of synthetic promoters to identify candidates that achieve strong differential expression in breast cancer cells versus healthy breast cells. As shown in the figure below, we were able to validate promoters with very strong selectivity for human breast cancer cells, labeled as Cancer Cell Synthetic Promoter in the figure, versus the healthy breast cells, by up to
~1,000-fold.
This level of selectivity is much greater than what we have observed from other cancer-specific promoters of which we are aware. In addition, we also identified healthy-cell-specific promoters, labeled as Healthy Cell Synthetic Promoter in the figure, that are highly selective for healthy breast cells compared to breast cancer cells.

Future Areas of Applications and Alternate Gene Circuits
The concept of Smart Sensors that sense disease-specific or tissue-specific transcriptional states is broadly applicable across various therapeutic areas outside of oncology. For example, we believe we can apply our Smart Sensor design platform to create promoters that are selectively activated in certain cells and tissues, such as neurons and muscle. We have also designed microRNA-responsive Smart Sensor elements into mRNA sequences that achieve selective gene expression in desired cells. These Smart Sensors have the potential to enable gene therapies with maximal on-target
activity and minimal
off-target
side effects, thus increasing the therapeutic window of our product candidates.
We have also created artificial receptor architectures that can detect extracellular or cell-surface proteins beyond traditional CARs. These artificial receptor Smart Sensors can be programmed to bind to soluble disease markers, such as cytokines, metabolites, hormones and others, and then modulate gene transcription within cells to drive the appropriate therapeutic response.
We Believe Our Gene Circuits May Have Broad Applicability in Multiple Treatment Modalities and Disease Areas
We believe that our gene circuit platform may have broad applicability across treatment modalities and disease areas.
Treatment Modalities
:
Our gene circuit biological “software” can be used to program numerous cell and gene therapy products, or “hardware.” Specifically, these modalities include NK cells, T cells, TILs, stem cells including HSCs,
in vivo
gene therapy and mRNA. We have conducted research in multiple cell types and vector types, and the initial focus of our internal pipeline is implementing gene circuits within allogeneic
CAR-NK
cells.
Disease Areas
:
Our gene circuits can be customized to address many aspects of disease biology. We have demonstrated and published on applications of gene circuits across many different in vivo
disease models. Thus, we believe that our gene circuit platform technologies can be used against a broad range of diseases that span therapeutic areas such as oncology, immunology, genetic diseases, neurology, cardiology, metabolic diseases, ophthalmology and regenerative medicine.
The following figure presents our perspective on how our gene circuit technologies can be utilized across modalities and corresponding therapeutic areas:

We Utilize Our Design-Build-Test-Learn Engine to Optimize Our Gene Circuits
We have established, and continue to scale, our DBTL Engine to generate our therapeutic gene circuits. We believe the speed, quantity and quality by which we can design multiple types of gene circuits, resulting in thousands of functional gene circuits engineered to date, is unique to our platform. Our gene circuits are engineered by an expert team of synthetic biologists informed by proprietary bioinformatics and our internal gene circuits knowledge database. We also leverage machine learning approaches to continually enhance the design of such gene circuits based on data generated through testing in our in vitro
and
in vivo
disease models. The breadth and scale of our DBTL Engine allows us to learn from each cycle of design to improve the speed and quality of future designs—even across projects and modalities. This approach leverages and reinforces our position as leaders and innovators in the field of synthetic biology for the development of human therapeutics. Based on decades of experience among our founders as well as the accumulated data from our DBTL Engine, we believe that our approach to programming gene circuits is broadly applicable toward engineering optimal efficacy, precision and control into many cell or gene based medicines.

The following figure provides an overview of the key steps in our DBTL Engine process:

Our Calibrated Release (cr) Technology
In clinical trials run by other parties unaffiliated with Senti Bio,
IL-15
has been shown to improve persistence and maintain a cytotoxic phenotype in NK cells. Another clinical trial of a
CAR-NK
cell with
IL-15
reported clinical efficacy without a systemic increase in circulating
IL-15
or toxicity at assessed doses and time points. Previously published studies of tumor resident NK cells collected from HCC patients have also shown that
IL-15
can restore NK cell dysfunctions.
We have created a novel engineered protein technology called calibrated release (cr). We used this approach to optimize
IL-15
signaling in our
CAR-NK
platform. Our
crIL-15
engineered cytokine is tethered to the NK cell via a cleavable linker that can be cut off by a ubiquitously expressed protease on the cell surface of NK cells. The rate of linker cleavage can be calibrated by engineering the sensitivity of the cleavable linker sequence to the cell surface protease, enabling us to tune the ratio of membrane-tethered versus fully secreted protein. This platform is generalizable to other proteins, including other cytokines like
IL-12.
Our calibrated release technology enables the simultaneous expression of tethered
IL-15
to promote
CAR-NK
cell persistence in a
cis
-acting autocrine fashion, along with secretion of
IL-15
to stimulate surrounding immune cells, including both our
CAR-NK
themselves and other endogenous immune cells in a
trans-
acting paracrine fashion. This concept is illustrated in the figure below.

As shown in the figure below, our
crIL-15
was shown to improve
CAR-NK
persistence with a
3-round
serial killing assay. Our engineered
CAR-NK
cells armed with our
crIL-15
or the wild-type fully secreted
IL-15
(wtIL-15)
were
co-cultured
with tumor cells, which were added at hour 0, hour 96, and hour 168, to repeatedly challenge the
CAR-NK
cells with fresh cancer target cells. Tumor cell samples without NK cells, shown as the yellow lines, continued to grow. In the first round of tumor killing,
CAR-NK
cells containing
crIL-15,
shown in teal, as well as
CAR-NK
cells containing
wtIL-15,
shown in pink, effectively killed tumor cells. At 96 and 168 hours,
CAR-NK
cells were
re-challenged
with fresh tumor cells. In the second and third rounds of cancer cell killing, which commenced with fresh cancer cells being added at hour 96 and hour 168, only Senti
CAR-NK
cells armed with
crIL-15,
shown in teal, maintained their ability to effectively kill tumor cells. This data shows the potential of our calibrated release technology platform to create engineered cytokines that functionally enhance the killing activity of
CAR-NK
cells in challenging conditions.

Our Pipeline and Product Candidates
We are advancing a broad pipeline of gene circuit-enabled product candidates focused on three distinct categories: (i) allogeneic
CAR-NK
cells for oncology, (ii) gene therapies for tissue-directed targets and (iii) cell therapies for regenerative medicines. Our most advanced programs are allogeneic
CAR-NK
product candidates designed to improve the therapeutic outcome of certain oncology indications:
SENTI-202,
SENTI-301
and
SENTI-401.
Our pipeline chart is as follows:

SENTI-202
for the Potential Treatment of Acute Myeloid Leukemia
Overview
We are developing our
SENTI-202
product candidate as a Logic Gated (OR + NOT) allogeneic
CAR-NK
cell therapy designed to target and eliminate AML cells while sparing the healthy bone marrow. We are engineering
SENTI-202
to express a bivalent CAR as an OR GATE directed against the Tumor-Associated Antigens, FLT3 and CD33, where one or both are expressed in 95% of AML patients. FLT3 is highly expressed on LSCs, while CD33 is highly expressed on AML blasts. AML is a heterogeneous disease composed of both AML LSCs and blasts. Thus, we believe that targeting FLT3 OR CD33 will enhance the overall killing activity against diseased cells in AML. However, FLT3 is also expressed on HSCs in the bone marrow. In order to spare FLT3-expressing healthy HSCs, we have further engineered
SENTI-202
with a NOT GATE gene circuit comprised of an iCAR targeted against EMCN. EMCN is a Safety Antigen with high expression on HSCs and low expression on AML LSCs and blasts. We believe this NOT GATE gene circuit could allow
SENTI-202
to eliminate LSCs that cause relapse while preserving the patient’s HSCs. Further,
SENTI-202
is engineered to express our proprietary
crIL-15
effector to promote persistence and more durable antitumor functions. This proprietary product profile has the potential to drive towards a cure for AML without the need for a bone marrow transplant by enabling killing of diverse AML cells while sparing HSCs that regenerate the blood and the immune systems.

In 2022, we plan to present
IND-enabling
pharmacological data at key scientific conferences, seek feedback from the FDA through a pre-IND
meeting, and apply for Orphan Drug Designation. In 2023, we plan to submit an IND application to support the clinical evaluation of
SENTI-202.
Acute Myeloid Leukemia: an Unmet Medical Need
Almost 10% of new cancer cases in the United States each year are hematologic malignancies, including leukemia, lymphoma and myeloma. AML is a type of acute leukemia characterized by an accumulation of malignant immature white blood cells. It is the most common type of acute leukemia in adults, constituting 80% to 85% of cases, and is the second most common—as well as the deadliest—in children. Due to the absence of highly efficacious therapies, AML has the lowest five-year survival rate among all leukemias at just 28.7%. Since the incidence is highest among the elderly, we expect cases and economic burden will continue to rise as the general population ages. According to Dieguez et al., costs for the three years following AML diagnosis can reach $800,000 per patient.

Conventional therapy for AML generally involves remission induction therapy, followed by consolidation (post-remission) therapy, in which chemotherapy is used with stem cell transplantation to prevent disease recurrence. For remission induction, treatment options include cytotoxic chemotherapy, radiation therapy and targeted therapies, such as monoclonal antibodies and small molecule inhibitors of disease pathways, with the aim of achieving fewer than 5% blast cells in the bone marrow, blood cell counts within normal limits and no signs or symptoms of disease. Unfortunately, 10% to 40% of patients are unable to achieve these complete remission targets despite intensive induction therapy, and conventional therapies have failed to significantly improve the long-term survival of patients for decades. Moreover, relapse of disease in patients with AML is a major issue and remains a difficult clinical challenge, with approximately 70% of patients relapsing within three years.
Development of targeted AML treatments is difficult due to the fact that the disease is highly heterogeneous, with more than 200 types of chromosome translocations and mutations having been identified in AML patients. Therapies targeting a single Tumor-Associated Antigen are therefore often insufficient to kill all of the cancer cell subsets in AML, leading to eventual disease relapse. To drive patients into deeper remissions and prevent relapses, therapies designed to target multiple AML antigens are needed. Additionally, recent studies suggest relapse is associated with the less targeted AML subpopulation of LSCs. Thus, the development of therapies targeting AML LSCs is sorely needed, but this has been challenging since LSC targets are often expressed on healthy cells, such as HSCs, leading to on-target,
off-tumor
treatment-induced toxicities.
CAR Cell Therapy for AML
The therapeutic administration of CAR cell therapies has considerably advanced the treatment of certain cancers, such as ALL. However, the successes of CAR cell therapies have not yet translated to successful treatment of AML, in part due to the absence of
AML-specific
target antigens. Due to their nonrestrictive expression, most AML antigens are also expressed on healthy HSCs or myeloid cells. Thus, on-target,
off-tumor
killing effects of the therapy may lead to the ablation of hematopoietic stem, progenitor or myeloid cells. While the B cell depletion that results from off-tumor
killing of normal healthy cells in
CAR-T
therapy of ALL can be clinically managed,
off-tumor
killing of HSCs is unlikely to be tolerated in the case of AML treatment. Thus, the identification of antigens that enable more robust targeting of AML cells, including LSCs, along with new strategies to reduce off-target
killing of HSCs, are critically needed to realize the promise of CAR cell therapies for AML treatment. These described challenges also extend to other potential AML therapeutic modalities, such as antibodies and bispecific T cell engagers.

SENTI-202
Approach to AML
SENTI-202
allogeneic
CAR-NK
cells are engineered with gene circuits that enable identification of cancerous versus healthy cells using NOT GATE + OR GATE logic decisions, and potentially improved persistence and more durable antitumor functions.
SENTI-202
combines two different Logic Gates, and
crIL-15
expression, as follows:

1.
An iCAR NOT GATE gene circuit to prevent
CAR-mediated
killing of cells expressing either FLT3 or CD33 and a Safety Antigen, EMCN. The EMCN iCAR is intended to suppress
CAR-NK
cell cytotoxicity against healthy HSCs, reducing the risk of potential life-threatening bone marrow toxicity and potentially increasing the therapeutic window and on-target,
on-tumor
activity.

2.
An aCAR OR GATE gene circuit to activate
CAR-mediated
killing of AML cells expressing either or both of the Tumor-Associated Antigens FLT3 and CD33, thus increasing the targeting of both AML LSCs and blasts.

3.	A crIL-15 gene circuit to simultaneously provide both autocrine and paracrine IL-15 signaling.

The following figure illustrates the design of
SENTI-202
Logic Gating gene circuits to kill AML LSCs and blasts, while sparing healthy HSCs via (FLT3 OR CD33) NOT EMCN logic. Based on the medical community’s substantial clinical experience from autologous and allogeneic-bone marrow transplantations, we believe that protecting 10% to 20% of HSCs would be sufficient to enable hematopoietic recovery and provide clinical benefits to patients.

We have established a proprietary Tumor-Associated Antigen and Safety Antigen Paired Discovery Platform to identify complementary Tumor-Associated Antigens for the OR GATE and selective Safety Antigens for the NOT GATE. For
SENTI-202,
we applied this platform to discover the combination of the Tumor-Associated Antigens, FLT3 and CD33, and the corresponding Safety Antigen, EMCN, for application in AML.
In order to select the AML target antigens for the OR GATE gene circuit, we first established criteria for success, including: (i) expression on cell surface targetable by CAR, (ii) high expression across different AML subtypes, (iii) high expression in the critical LSC subset, (iv) little to no expression in non-hematopoietic
tissues and (v) target combinations that yield broad coverage of AML LSCs and blast cells both among different patients and within individual patients. We utilized our Tumor-Associated Antigen and Safety Antigen Paired Discovery Platform, which leverages an internal bioinformatics database comprising greater than 10 published studies and greater than 1,300 AML patient sample datasets. Using our proprietary transcriptomics- and proteomics-based bioinformatics pipeline, we identified FLT3 and CD33 as desirable Tumor-Associated Antigens for an OR GATE gene circuit to have the potential for comprehensive
CAR-mediated
killing of AML, including AML LSCs and blasts.

As shown in the left panels of the two transcriptomic analysis figures below, our bioinformatics analyses concluded that FLT3 and CD33 are Tumor-Associated Antigens that are more highly expressed among AML LSCs and blast cells, respectively, relative to most healthy hematopoietic lineages.
As shown in the right panels of the two transcriptomic analysis figures below, these antigens are generally not expressed in normal healthy solid organ tissues. An important exception is that high-level expression of FLT3 is observed in healthy HSCs, as shown in the green box in the figure below, which is an observation consistent with published literature. In support of this observation, FLT3-directed bispecific antibodies and
CAR-T
have demonstrated bone marrow suppression in preclinical models previously described in literature. Accordingly, we believe preserving these HSCs through a NOT GATE is important to prevent bone marrow suppression during
LSC-directed
AML treatment.

Further, our internal evaluations of primary AML samples also indicated that FLT3 and CD33 were highly expressed at the protein level, in both the AML blast and LSC subsets. A representative flow cytometric analysis is shown in the figure below. The green-shaded quadrants in the figure below represent AML cells that were either FLT3 positive, CD33 positive, or both, demonstrating that the OR GATE approach could limit the number of AML cells that are not targeted by our product candidate.

SENTI-202
Preclinical
Proof-of-Concept
Data
Leveraging our DBTL Engine, we optimized the expression of the OR GATE FLT3 and CD33 CAR constructs, as shown above in the section titled “Our Platform: The Opportunity for Gene Circuits—Logic Gating—OR GATE”. We then evaluated the ability of these OR GATE
CAR-NK
cells to kill different leukemia cell lines, including ones that have differential expression levels of the FLT3 and CD33 antigens. As shown in the figure below, our FLT3 OR CD33
CAR-NK
cells exhibited increased killing over that of the single-target
CAR-NK
cells, such as FLT3 only
CAR-NK
and CD33 only
CAR-NK
cells. Specifically, they demonstrated significantly improved killing across FLT3++ (p < 0.05) and CD33++ (p < 0.01) expressing leukemia cell lines in vitro
, shown as FLT3++ and CD33++ bars in the figure below.

We further confirmed
in vitro
that our OR GATE
CAR-NK
cells were capable of killing primary AML cells. As shown in the right panel in the figure below, we identified primary AML samples, labeled AML#770, #857, #847, #837 and #846, with expanded blast populations by flow cytometry, then performed co-culture
in vitro
cytotoxicity assays. Both of our versions of OR GATE
CAR-NK
cells, bivalent and bicistronic, showed significant cytotoxicity against the primary AML cells (p < 0.01) in comparison to unengineered NK controls.

Furthermore, we evaluated the OR GATE
CAR-NK
cells
in vivo
in two AML xenotransplantation tumor models using
MV4-11
and
MOLM-13
AML cell lines. As shown in the figures below, in each of the mouse models, our FLT3 OR CD33
CAR-NK
cells achieved statistically significantly greater anti-tumor activity compared to untreated control mice and mice treated with unengineered NK cells. Treatment with the OR GATE
CAR-NK
cells also improved survival compared to the control groups.

As shown in the figure below, using the same proprietary transcriptomics and proteomics-based bioinformatics methodology discussed earlier, we identified EMCN as a target antigen that is highly expressed on healthy HSCs but not on AML LSCs or blasts. This validates EMCN’s potential as a Safety Antigen to protect HSCs from potential on-target,
off-tumor
CAR-NK
mediated toxicity. The rationale for utilizing EMCN as the Safety Antigen is further bolstered by a previous finding in the literature that identified EMCN as a marker of the key cell type for repopulating the blood and immune systems.

Upon selection of EMCN as our primary Safety Antigen target, we have internally discovered and constructed multiple EMCN iCAR candidates, each comprised of an EMCN binder and a proprietary NOT GATE intracellular signaling domain. We then engineered NK cells with our lead FLT3 aCAR and these EMCN iCAR candidates to assess the EMCN iCARs’ ability to reduce in vitro
cytotoxicity against a model healthy cell line that is engineered to be both FLT3+ and EMCN+. As shown in the figure below, we demonstrated, with multiple EMCN iCARs, that the NOT GATE conferred significant protection of EMCN-expressing cells from
CAR-NK-mediated
toxicity. The two different EMCN iCARs protected 50% to 67% of the EMCN+ cells from
CAR-NK
killing.

We further evaluated the full
SENTI-202
gene circuit-equipped NK cells in a model of donor-derived primary HSCs. Unlike the model Healthy Cell line shown above, bone marrow-derived CD34 enriched primary HSCs have natural levels of both the Tumor-Associated Antigens, FLT3 and CD33, as well as EMCN, expressed on the cell surface and represent a more realistic model to evaluate our proprietary AML NOT GATE gene circuit. As shown below, while
SENTI-202
NK Cells, labeled as FLT3 OR CD33 NOT EMCN
CAR-NK
Cells, demonstrated killing of leukemia cell lines comparable to that of the control that does not express the EMCN iCAR, labeled as FLT3 OR CD33
CAR-NK
Cells, our NOT GATE enabled significant protection of primary HSCs, exceeding the 10% to 20% protection target we anticipate would provide clinical benefits to patients.

Development Plan and Key Next Steps for
SENTI-202
We have demonstrated, preclinically, the functionality of the key gene circuit components of
SENTI-202,
namely our FLT3 aCAR, CD33 aCAR and EMCN iCAR constructs. In 2022, we plan to present
IND-enabling
pharmacological data at key scientific conferences, seek feedback from the FDA through a pre-IND
meeting, and apply for Orphan Drug Designation. In 2023, we plan to submit an IND application to support the clinical evaluation of
SENTI-202.
National Cancer Institute (NCI) Contract to Support Development of
SENTI-202
In September 2021, we were awarded funding from the National Cancer Institute of the National Institutes of Health in the form of a Small Business Innovation Research (SBIR) contract to support further development of
SENTI-202
for AML towards clinical development. The Direct to Phase II SBIR contract will provide us with approximately $1.9 million in federal funding for the
SENTI-202
program over two years.

SENTI-301
for the Potential Treatment of HCC
Overview
Our
SENTI-301
product candidate is a Multi-Armed allogeneic
CAR-NK
cell therapy that we are developing for the treatment of HCC. We are engineering NK cells to target GPC3, which is highly expressed in 70% to 90% of HCCs and has low or no expression on normal adult tissues.
SENTI-301
is armed with a combination of immuno-stimulatory payloads, including our proprietary
crIL-15
gene circuit, intended to promote expansion and persistence of our
CAR-NK
cells, as well as activation and recruitment of endogenous immune cells into the solid tumor microenvironment for enhanced anti-tumor activity. The expression of one of these potent payloads, interleukin-12,
from
SENTI-301
may be modulated via a small molecule Regulator Dial or in response to CAR activity via a Smart Sensor such as a
CAR-activated
synthetic promoter.

In 2022, we plan to present
IND-enabling
pharmacological data at key scientific conferences, seek feedback from the FDA through a pre-IND
meeting, and apply for Orphan Drug Designation. In 2023, we plan to submit an IND application to support the evaluation of
SENTI-301.
Hepatocellular Carcinoma: an Unmet Medical Need
HCC accounts for approximately 90% of primary liver cancers and represents a large unmet medical need due to the lack of effective treatment options. Globally, it is the sixth most commonly diagnosed cancer, and the fourth leading cause of cancer deaths. In the United States, the rate of death from liver cancer increased by 43% from 7.2 to 10.3 deaths per 100,000 people between 2000 and 2016. Frequently, HCC develops in patients with liver disease such as hepatitis C virus, alcoholic liver disease or non-alcoholic
steatohepatitis.
Available therapies are only modestly efficacious and HCC mortality rate remains high despite recent improvements in treatment options. The most effective therapy currently available is atezolizumab plus bevacizumab combination therapy for first line treatment with a 27.3% objective response rate and a 5.5% complete response rate. Nivolumab plus ipilimumab combination therapy is the most effective second-line treatment currently available with a 15% to 16% objective response rate and a 1% to 2% complete response rate.

SENTI-301
Approach to HCC
As shown in the figure below,
SENTI-301
allogeneic NK cells are engineered with multiple anti-tumor activities to achieve a Multi-Armed attack on solid tumors. Specifically,
SENTI-301
includes a CAR that targets GPC3 and secretion of
(i) crIL-15
for autocrine signaling to potentially promote
CAR-NK
cell proliferation, persistence, effector functions and paracrine signaling of surrounding immune cells and
(ii) IL-12
to activate and recruit endogenous immune cells in the tumor microenvironment in order to induce a potent immune response.

GPC3 is a Tumor-Associated Antigen expressed in approximately 70% to 90% of human HCCs, but not expressed in healthy liver tissue or other human organs after birth. GPC3 has previously been clinically evaluated as a therapeutic target for immunotherapy in HCC. GPC3 is also a histologic and serum clinical marker for HCC and its expression has been associated with poor prognosis. Functionally, GPC3 is associated with the control of cell division and growth regulation. We built GPC3 CAR constructs to redirect
NK-mediated
cytotoxicity against HCC using a GPC3 binder that associates to the membrane proximal region of the GPC3 protein.
As recombinant proteins, the
IL-15
and
IL-12
pleiotropic cytokines have previously demonstrated anti-tumor efficacy in several preclinical studies.
IL-15
has been shown to improve NK cell persistence
in vivo
and maintain cytotoxicity. Functionally,
IL-12
promotes the secretion of Th1 cytokines from other immune cells, potentiating the recruitment and activation of the endogenous innate and adaptive immune systems, which leads to subsequent induction of an anti-tumor immune response.
Our
crIL-15
gene circuit is designed to simultaneously produce both membrane-associated and fully secreted
IL-15
to support both autocrine- and paracrine-like signaling. As described above, our
crIL-15
gene circuit functionally improved
CAR-NK
effector functions in serial killing assays
in vitro
when compared to wild-type fully secreted
IL-15
alone. We believe that the ability of
crIL-15
to also secrete active
IL-15
into the tumor microenvironment should enable stimulation of endogenous immune cells within the tumor microenvironment in solid tumor settings.
Previous clinical experiences with adoptive cell transfer of engineered immune cells expressing
IL-12
have demonstrated the feasibility of
IL-12-secreting
cell therapies. However, systemic immunotoxicity has been observed in patients when
IL-12
is expressed without tight regulation from adoptive cell therapies. Thus, the narrow therapeutic window associated with
IL-12
has limited its success to date.
We believe our gene circuit technologies may address these previously observed therapeutic window limitations from clinical studies. One potential approach is to modulate the expression of
IL-12
using our Regulator Dial gene circuit. For example, a
NS3-based
Regulator Dial can be utilized to modulate
IL-12
expression
in vivo
after infusion of the
SENTI-301
product candidate via
FDA-approved,
orally dosed NS3 inhibitors. The NS3 Regulator Dial consists of a synthetic drug-regulated transcription factor and a synthetic promoter responsive to this regulated transcription factor. In the absence of the drug, the transcription factor is inactive, and no therapeutic protein (such as
IL-12)
is produced from the engineered cells. In the presence of the drug, the transcription factor is activated, leading to production of the
IL-12
payload.
A potential clinical application of the
NS3-based
Regulator Dial is illustrated in the figure below. Upon infusion of
SENTI-301,
the
IL-12
regulated gene circuit remains in the off state, thus limiting the potential of systemic immunotoxicity in patients. As infused
CAR-NK
cells survey the body, we expect local enrichment, activation and expansion of
SENTI-301
in GPC3-positive tumors. The antigen-driven anti-tumor response is further supported by the expression of
crIL-15.
Once local infiltration and engraftment of
SENTI-301
is established, NS3 inhibitors may be given to patients in order to induce
IL-12
expression and promote recruitment of endogenous immune cells to help further mount an anti-tumor response. By incorporating multiple therapeutic mechanisms, such as GPC3 CAR,
crIL-15
and regulated
IL-12,
into the allogeneic NK cells, we believe our
SENTI-301
product candidate would be armed with the necessary tools to activate multiple pathways in the tumor-immunity cycle in complementary ways in order to combat HCC and its hostile tumor microenvironment.

SENTI-301
Supporting Data
GPC3 CAR Expression and Function
We have designed and built hundreds of GPC3 CAR constructs, with the aim to identify and select our lead GPC3 CAR construct based on its expression profile and cytotoxic functions. These GPC3 CAR constructs were delivered into NK cells and evaluated. Anti-tumor cytotoxic functions were evaluated in co-culture
assays against the HCC cell lines, HepG2 and HuH7. The figure below shows a representative experiment demonstrating that NK cells engineered to express a GPC3 CAR and
crIL-15,
shown below in teal, have significantly higher killing activity against HCC target cells (GPC3-positive) compared to unengineered NK cells in an Incucyte assay.

IL-15
expression
We have constructed and evaluated multiple
crIL-15
gene circuits. The figure below shows a representative experiment demonstrating robust simultaneous expression of both membrane-associated
IL-15
on the cell surface and fully secreted
IL-15
from engineered NK cells.

Regulated
IL-12
expression
The gene circuit embedded in the
SENTI-301
product candidate is designed to enable regulated
IL-12
production. For example, we are optimizing the Regulator Dial gene circuit in immune cells to minimize basal expression, resulting in minimal production of
IL-12
in the absence of NS3 inhibitors, while maintaining high induced expression in a drug-dose dependent manner. As shown in the figure below, NK cells engineered with the
IL-12
regulated gene circuit were evaluated for induction of
IL-12
expression in the presence of the small molecule NS3 inhibitor, grazoprevir, or GRZ, over a range of small molecule concentrations. The basal
IL-12
expression was low at ~3 pg/mL. Peak induction was achieved at ~0.1 µM of GRZ, where production of
IL-12
was increased by greater than
100-fold
relative to the basal level. Importantly,
IL-12
production was observed at concentrations as low as 0.01 µM of GRZ, well below the known drug Cmax in humans of 0.23 µM.

This Regulator Dial gene circuit for
IL-12
was evaluated
in vivo
. As shown in the figure below, immune-deficient NSG mice were dosed with 37.5 mg/kg of GRZ on day 0 and subsequently 75 mg/kg GRZ from day 1 through day 4. These mice received 20×10
6
engineered cells on day 2. Blood samples were drawn on day 4 and day 8 to assess
IL-12
levels during the small molecule-induced state and post-small molecule withdrawal, respectively. We found that on day 4,
IL-12
was detected at 1,642 pg/mL in the plasma of mice that received GRZ versus 19 pg/mL in vehicle-treated mice (p < 0.01), a greater than
80-fold
upregulation of
IL-12
production. On day 8, 4 days after the final GRZ dose, both the
GRZ-
and vehicle-treated mice exhibited only background levels (20 – 30 pg/mL) of
IL-12,
demonstrating that
IL-12
production was switched off in the absence of GRZ.

Development Plan and Key Next Steps for
SENTI-301
We have demonstrated, preclinically, the key gene circuit components of
SENTI-301,
namely our GPC3 aCAR, our engineered
crIL-15
and
IL-12
constructs, and our
NS3-based
Regulator Dial constructs. In 2022, we plan to present
IND-enabling
pharmacological data at key scientific conferences, seek feedback from the FDA through a pre-IND
meeting, and apply for Orphan Drug Designation. In 2023, we plan to submit an IND application to support the clinical evaluation of our
SENTI-301
product candidate.

SENTI-401
for the Potential Treatment of CRC
Overview
Our
SENTI-401
product candidate is a Logic Gated allogeneic
CAR-NK
cell therapy that we are developing to more precisely target and eliminate CRC cells while sparing healthy cells elsewhere in the body. We are engineering NK cells to express a CAR directed against CEA, which is highly overexpressed in 85% to 90% of colorectal cancer samples but is also expressed in epithelial cells in healthy tissues. The expression profile of CEA in both tumor and healthy cells has resulted in on-target,
off-tumor
toxicities by conventional
CEA-targeted
therapies, thus limiting their clinical success. To address this challenge, we are engineering NK cells with a NOT GATE implemented via an iCAR targeted against an epithelial cell Safety Antigen called VSIG2. Thus, the
SENTI-401
product candidate’s logic gating is intended to more effectively treat CRC patients by targeting a well-known Tumor-Associated Antigen, CEA, and widen the therapeutic window by preventing killing when CEA appears on healthy cells that also express the VSIG2 Safety Antigen. Further,
SENTI-401
is being engineered to express our proprietary
crIL-15
effector to promote persistence and more durable antitumor functions.

In 2023, we plan to present
IND-enabling
pharmacological data at key scientific conferences and seek feedback from the FDA through a pre-IND
meeting.
Colorectal Cancer: an Unmet Medical Need
CRC accounts for approximately 10% of all annually diagnosed cancers and cancer-related deaths worldwide and is the second and third most commonly diagnosed cancer in women and men, respectively. The incidence of CRC worldwide is predicted to increase to 2.5 million new cases in 2035. Of new colorectal cancer diagnoses, 20% of patients present with metastatic disease and another 25% who present with localized disease will later develop metastases. Among patients with metastatic colorectal cancer, approximately 70% to 75% of patients survive after one year of their initial diagnosis; however, the five-year survival rate is less than 20% despite multiple lines of treatment, including combinations of chemotherapy and targeted therapies.

SENTI-401
Approach to CRC
CEA is a tumor-associated protein overexpressed in many epithelial cancers, most notably in colorectal cancer. However, it is also expressed in a variety of normal epithelial cells throughout the gastrointestinal tract. As shown in the figure below, bioinformatics analyses of RNA sequencing data collected from over 9,500 tumor and 8,500 healthy tissue samples showed that CEACAM5, one of the main isoforms of CEA, is overexpressed across many cancer types, especially colorectal cancer. CEACAM5 expression is also found in healthy organs, including tissues in the GI tract and lungs. Cancer immunotherapies using vaccines and antibodies targeting CEA are actively being investigated in the clinical setting. However, recent clinical studies have shown dose-limiting on-target,
off-tumor
toxicities in these healthy tissues that also express CEA.

We are developing our
SENTI-401
product candidate to overcome the challenges associated with targeting the CEA Tumor-Associated Antigen that is present on both tumor and healthy cells. To mitigate the potential risk of on-target,
off-tumor
toxicity, we are designing
SENTI-401
with a NOT GATE gene circuit to differentiate between cancerous and healthy cells. Specifically,
SENTI-401
incorporates the following gene circuit:

1.
An iCAR with a NOT GATE gene circuit that restricts
CAR-mediated
cell killing to CRC cells that express CEA but not healthy cells that express an epithelial cell Safety Antigen, VSIG2. This NOT gate is designed to potentially reduce on-target,
off-tumor
toxicity, thus potentially enabling more effective treatment of
CEA-expressing
cancers.

2.	An aCAR that targets CEA, a well-characterized antigen that is overexpressed in many cancers, including CRC.

3.	A crIL-15 gene circuit to simultaneously provide both autocrine and paracrine-like IL-15 signaling.
SENTI-401
Supporting Data
Our CEA aCAR-NK cells kill CRC cells in an antigen-dependent manner
We have designed, built and evaluated hundreds of CEA aCAR constructs by varying the antigen binders, co-stimulatory
domains, and other parameters. We screened these CEA aCAR constructs for robust and durable expression on NK cells, and cytotoxicity against
CEA-positive
tumor cell lines. As shown in the figure below,

we evaluated our CEA aCAR-transduced NK cells, labeled as CEA aCAR #1 and CEA aCAR #2, for anti-tumor cytotoxic functions against a
CEA-positive
CRC tumor cell line, Ls174t. Both of these CEA aCAR constructs, in comparison to unengineered NK cells or NK cells engineered with a non-specific
aCAR construct, mediated statistically significant cytotoxicity against Ls174t and released cytokines in an antigen-specific manner.

Our CEA aCAR-NK cells significantly reduced tumor burden in a human CRC xenograft tumor model in vivo
To assess the
in vivo
activity of our
CAR-NK
cells, we developed human xenograft mouse models of
CEA-positive
CRC tumors. We implanted Ls174t CRC cells in the peritoneal cavity of NSG mice and measured tumor burden and disease progression using a bioluminescent reporter. Mice were treated with PBS, or with one single dose of unengineered NK cells or CEA aCAR-NK cells. CEA aCAR-NK cells resulted in significant reduction (p < 0.05) in tumor burden in mice compared to control mice treated with unengineered NK cells, as shown in the figure below.

Utilization of the VISG2 protein as our NOT GATE gene circuit Safety Antigen
We have developed a robust Tumor-Associated Antigen and Safety Antigen Paired Discovery Platform for the development of NOT GATE
CAR-NK
therapies. Using this approach, we have identified genes that are differentially expressed in healthy versus tumor tissues and selected antigen candidates based on-target
expression in tissues, subcellular localization, antigen topology or presence of extracellular domains and antibody availability. To protect healthy epithelial cells that also express CEA, we discovered VSIG2 as a Safety Antigen candidate. VSIG2 exhibits a favorable pattern of expression in the membrane of epithelial cells of the gastrointestinal tract and lungs, which are
CEA-positive
tissues that are most at risk of
on-target,
off-tumor
toxicity. We further validated the expression of VSIG2 using immunohistochemistry, or IHC, in healthy tissues and confirmed the lack of expression in primary CRC tumor tissue samples. Specifically, IHC analyses of colorectal tumor tissues and healthy colon epithelium demonstrated that CEA is expressed in both healthy samples, as shown in the upper left of the figure below, and tumor samples, as shown in the lower left of the figure below. In addition, the Safety Antigen VSIG2 is only expressed in healthy colon epithelium, as shown in the upper right of the figure below, and not in tumor samples, as shown in the lower right of the figure below.

Leveraging these findings, we have constructed VISG2-iCARs that showed selective NOT gate functions in vitro
. As shown in the figure below, we engineered NK cells to express both our CEA-aCAR and two different VSIG2-iCARs, each with a different intracellular inhibitory domain, at greater than 70% efficiency. These NOT gated CAR NK cells showed equivalent tumor killing relative to CEA aCAR only control NK cells, but were observed to significantly reduce cytotoxicity against a Model Healthy cell line, labelled CEACAM5+VSIG2+ below, by up to 43%.

Development Plan and Key Next Steps for
SENTI-401
In 2022, we intend to further evaluate different variants of the CEA aCAR and VSIG2 iCAR constructs, for example different aCAR co-stimulatory
domains and iCAR inhibitory domains etc.,
in vitro
and
in vivo
to determine the exact final coding sequences of these individual components. These finalized key gene circuit components would then be incorporated into an optimized vector backbone for cGMP manufacturing. Concurrent with anticipated cGMP manufacturing activities in 2022 and 2023, we anticipate that
IND-enabling
pharmacology and toxicology studies will be executed to support future submission of an IND application.
Our Gene Circuit Application to Allogeneic, NK Cells for Oncology
Our initial pipeline focus is on the application of our gene circuit platform technologies towards improving the treatment of specific oncology indications. Our most advanced product candidates are allogeneic, gene circuit-engineered
CAR-NK
cells. We have chosen to engineer NK cells with our gene circuits based on our belief that NK cells confer the following advantages in relation to other potential immune cell types in oncology:

•
Innate Killing
: NK cells naturally carry multiple activating and inhibitory receptors that enable them to innately kill tumor cells while sparing healthy tissues. Furthermore, NK cells have been engineered with CARs to enhance their targeted killing activity. We leverage these features to create Logic Gated
CAR-NKs,
such as OR GATE
CAR-NKs
that enhance the killing of heterogeneous tumors and NOT GATE
CAR-NKs
that spare healthy cells from undesired toxicity and thereby potentially improve on-target,
on-tumor
killing.

•
Immune Activation
: NK cells have been shown to support robust activation of anti-tumor immune pathways via proinflammatory cytokine and chemokine secretion. We leverage this feature with our Multi- Arming gene circuits to further improve their ability to trigger endogenous, complementary anti-tumor activity by engaging the rest of the tumor immunity cycle.

•
Validated Clinical Activity and Tolerability
: Allogeneic, as in healthy donor-derived,
CAR-NK
cells have been recently shown in the clinical setting to have the potential to promote anti-tumor activity along with low risks of graft versus host disease, or GvHD, severe cytokine release syndrome, or CRS, and neurotoxicity.

•
Broad Patient Access
: We have established proprietary protocols to derive NK cells from healthy donors, manufacture them at scale with a projected low cost and cryopreserve them with high retained viability post-thaw. As a result, we believe that
CAR-NK
cells have the potential to be broadly accessible to patients as they may be delivered rapidly to patients in an off-the-shelf
manner and in outpatient settings.

Portfolio Expansion Opportunities
Our Discovery Stage Programs
We believe our gene circuits can be readily adapted to new disease contexts to enable a variety of additional
CAR-NK
product candidates that address important cancers. As shown in the figure below, our
SENTI-411
and
SENTI-421
product candidates are Logic Gated
CAR-NKs
that leverage the same NOT GATE gene circuit technology deployed in
SENTI-202
and
SENTI-401.
We are developing these product candidates for precise targeting of solid tumors expressing certain Tumor-Associated Antigens, while protecting against on-target,
off-tumor
toxicity toward healthy cells in order to widen the therapeutic window. Additionally, our
SENTI-311
product candidate is a
CAR-NK
that utilizes our Multi-Arming gene circuit technology currently deployed in our
SENTI-301
product candidate.
SENTI-311
is being developed for the treatment of solid tumors, where Multi-Arming is designed to overcome disease evasion. Beyond
SENTI-411,
SENTI-421
and
SENTI-311,
we envision advancing multiple additional
CAR-NK
programs equipped with our gene circuits towards IND submissions. Starting in 2024, we anticipate submitting approximately one IND application per year.

Furthermore, we are actively pursuing the nomination and development of multiple product candidates that harness the full breadth of our gene circuit platform beyond Logic Gating and Multi-Arming of allogeneic
CAR-NK
cells within oncology. Our additional discovery efforts are focused on a diverse set of cell and gene therapy applications outside of oncology. In particular, we have entered into collaborations with Spark Therapeutics, Inc. (acquired by Roche Holding AG) for the design of Smart Sensors for disease- and tissue-specific gene therapy, and with Bluerock Therapeutics, Inc. (acquired by Bayer AG) for the use of Smart Sensors and Regulator Dials for regenerative medicines.

Our current discovery stage programs are as follows:

We believe our gene circuit platform technologies can be broadly leveraged to address additional clinical indications. For example, there are additional opportunities for the application of the NOT GATE gene circuit toward other solid and/or liquid tumor indications beyond
SENTI-401,
SENTI-411
and
SENTI-421.
Toward that end, we have developed a Tumor-Associated Antigen and Safety Antigen Paired Discovery Platform to identify future opportunities.

Tumor-Associated Antigen and Safety Antigen Paired Discovery Platform
We have developed a proprietary Tumor-Associated Antigen and Safety Antigen Paired Discovery Platform to select and validate NOT GATE antigen candidates, as shown in the figure below. We have built a generalizable bioinformatics pipeline that uses RNA transcriptomics data to discover and prioritize tumor and healthy tissue Safety Antigens. We identify Tumor-Associated Antigens that are highly expressed in cancer cells with as little healthy tissue expression as possible, for example Tumor-Associated Antigen A in the figure below. We then discover healthy tissue selective Safety Antigens, for example Safety Antigen E in the figure below, that can protect those healthy tissues that express the Tumor-Associated Antigens, for example Tissues 2 and 5 in the figure below. This process looks at differences in Safety Antigen gene expression in healthy versus tumor tissue. Leads are selected based on the co-expression
of Tumor-Associated Antigens and Safety Antigens in healthy tissues, the localization of the Safety Antigens to the cell surface, Safety Antigen topology (presence of extracellular domain) and Safety Antigen-specific antibody availability. Prioritized Tumor-Associated Antigen and Safety Antigen pairs are further validated in primary cancer and primary healthy tissue samples. We leveraged this platform to identify the Safety Antigen targets for the
SENTI-202
and
SENTI-401
programs, thus demonstrating our ability to target both liquid and solid tumors. This approach allows us to potentially expand our NOT GATE approach to additional cancer indications in which existing single-target approaches, such as monoclonal antibodies, antibody-drug conjugates and single-target CAR cells, are inadequate due to a lack of specificity for cancer cells.

Portfolio Expansion Opportunities Outside of Oncology
Our additional discovery efforts are focused on cell and gene therapy applications that utilize other facets of our synthetic biology platform, including Smart Sensors and Regulator Dials in therapeutic areas beyond oncology.
Manufacturing
Internal manufacturing capabilities are central to our business strategy, since they can enable us to control the quality and supply of our allogeneic
CAR-NK
cell therapies for clinical studies and ultimately commercialization. A key advantage of allogeneic cell therapies, versus autologous products that use each patient’s own cells, is the ability to manufacture large batches of drug product from healthy donor cells that can be produced in advance of clinical use, and then stored in frozen vials. Upon commercialization, we expect to be able to make our cell therapies, if approved, broadly accessible in an off-the-shelf
manner to cancer patients.
Our experienced manufacturing and process development team has established an innovative process for efficient production of our allogeneic
CAR-NK
cell product candidates. Critical aspects of the cell manufacturing process include the ability to perform four key steps in the
CAR-NK
cell manufacturing process:

Step 1: Source, Isolate and Bank Purified NK Cells as Starting Cells
.
Starting Cells are obtained from enriching and isolating NK cells from qualified healthy donors. Purified NK cells are subsequently cryopreserved and characterized for consistent performance, including assays for cell phenotype, transduction efficiency, cell expansion capability and anti-tumor cytotoxicity. For our initial
SENTI-301
and
SENTI-202
product candidates, we plan to derive Starting Cells from leukapheresis products collected from qualified healthy donors. From each leukapheresis collection, we will isolate and cryopreserve hundreds of millions of Starting Cells to support multiple product production batches. We believe that peripheral blood derived leukapheresis products are an attractive starting material source due to (i) a mature and validated commercial supply chain, (ii) the large number of purified NK cells per collection and (iii) our ability to characterize the NK cells prior to initiation of manufacturing. An analysis of over a dozen recent isolations performed from different healthy donors demonstrated that our process achieved greater than 95% NK cell purity, greater than 90% viability and up to 500 million NK cells per collection, as shown in the figure below:

Step 2: Genetically Engineer Starting Cells with Gene Circuits
.
We genetically modify our NK cells through a viral vector transduction process focused on enhancing gene circuit expression while minimizing impacts on compromising cell viability or cell expansion. To generate our
CAR-NK
products, the Starting Cells are first thawed and activated. On a specific day post activation, the activated cells undergo our vector transduction process to genetically incorporate our gene circuits. The figure below shows transduction of our activated Starting Cells successfully reached approximately 50% transduction efficiency using a potentially clinically appropriate manufacturing process. Gene circuit-enabled
CAR-NK
cells were expanded over a total of 21 days. As shown in the center panel of the figure below, our transduction process was shown to have minimal impact on the cell expansion capability when comparing transduced
CAR-NK
cells versus unengineered NK cells. The transduced cells retained >90% viability with similar growth rate to unengineered NK cells through the 21st day.

Step 3: Expand and Scale
CAR-NK
Cells
.
Our expansion process is designed to generate large numbers of final product doses per manufacturing batch. This production process has resulted in high purity of NK cells (>98%) with minimal (<1%) detectable residual T cells. As shown in the figure below, our current process has produced greater than
6,000-fold
expansion of
CAR-NK
cells in a 21 day process, achieving a planned clinical manufacturing scale of hundreds of patient doses per a single manufacturing batch. We are developing additional technologies and processes to further enhance NK cell expansion for commercial manufacturing, including alternative methods for cell activation and expansion and utilization of large-scale cell culture systems.

Step 4: Formulate and Cryopreserve
CAR-NK
Cells
.
For freezing and distribution, we intend to formulate and cryopreserve our final product to retain viability, persistence and cytotoxic function post-thaw for off-the-shelf
use. Each batch of
CAR-NK
cells will be filled into

vials and cryopreserved for long term storage. The
CAR-NK
cell product candidates will be shipped in vials to clinical sites, where they will be thawed and infused on demand. We have demonstrated that cryopreserved
CAR-NK
cells can retain key functional properties required for cancer treatment, including stable transgene expression >44 days. As shown below, our cryopreserved
CAR-NK
cells retained viability and anti-tumor functions in both
in vitro
and
in vivo
models of AML:

Technical Expertise and Facilities for Clinical and Commercial Manufacturing
Our corporate headquarters is located in South San Francisco, CA, where we lease approximately 40,000 square feet of research and development and corporate office space. In this location, we have approximately 10,000 square feet dedicated to manufacturing development labs. We have established research and development teams with extensive experience in cell and gene therapy manufacturing operations, including vector process development, cell process development, analytical development, quality control and quality assurance. In June 2021, we signed a lease agreement for a property in Alameda, California with approximately 92,000 square feet and have begun construction on a state-of-the-art
cGMP facility to support clinical and commercial-scale manufacturing of multiple allogeneic
CAR-NK
cell product candidates. This manufacturing facility is being designed as a customized end-to-end
manufacturing solution to give us the ability to isolate NK cells, engineer these cells with proprietary gene circuits, perform cell culture expansion in large batches, and cryopreserve and store the final cGMP products.
We expect to complete the first stage of construction for our cGMP facility and present on our clinical-scale GMP manufacturing process for gene-circuit-engineered NK cells at key technical conferences in 2022.
Our allogeneic production process and proprietary manufacturing capabilities are central to our business strategy of maintaining control over the quality and supply of our present and future candidates for allogeneic
CAR-NK
cell therapies. In addition, we believe that our proprietary manufacturing process enables an anticipated cost in line with competitive allogeneic production process estimates. Continued advancements in cell culture scale and process efficiencies may further reduce this cost over time.
In addition, we may also leverage our manufacturing facility to expand the application of our gene circuit technology to biomanufacturing in partnership with one or more third parties. See the section titled “Potential Collaboration Around Gene Circuits and GMP Manufacturing.”
Material License and Collaboration Agreements
Exclusive/Co-Exclusive
Patent License Agreement with the National Cancer Institute for FLT3 Technology
In July 2020, we entered into an
Exclusive/Co-Exclusive
Patent License Agreement, as amended, or the NCI FLT3 Agreement, with the U.S. Department of Health and Human Services, as represented by the National Cancer Institute, or the NCI, under which the NCI granted us a worldwide, royalty-bearing, sublicensable license under the NCI’s patent rights related to FLT3-targeting chimeric antigen receptor, or CAR, technology (i) exclusively for the development of a universal or split
CAR-based
immunotherapy using
T-cells
or NK cells

transduced with lentiviral vectors or other retroviral vectors, depending on the cell type, for the prophylaxis or treatment of cancers expressing
FMS-like
tyrosine kinase 3, or FLT3, where the CAR construct binds to specific domains and
(ii) co-exclusively,
with a third party, for the development of a multi-specific FLT3
CAR-based
immunotherapy or FLT3-specific regulated or switch or Logic Gated
CAR-based
immunotherapy using
T-cells
or NK cells transduced with lentiviral vectors or other retroviral vectors, depending on the cell type, for the prophylaxis or treatment of FLT3-expressing cancers, where the CAR construct contains specific domains, in each case of (i) and (ii), to make and have made, use and have used, sell and have sold, offer to sell and import products covered by the licensed patent rights and to practice and have practiced processes covered by the licensed patent rights. In addition to the co-exclusive
rights held by a third party, the foregoing license is subject to (a) certain rights of the United States government, including an irrevocable, non-exclusive,
non-transferable, royalty-free license for the government to practice all licensed patent rights throughout the world and (b) the NCI’s reserved rights to grant a non-exclusive
license to practice the licensed patent rights for purposes of internal research (and not for purposes of commercial manufacture or distribution) at an academic or corporate facility.
Pursuant to the NCI FLT3 Agreement, we must use commercially reasonable efforts to adhere to a commercial development plan, including by achieving certain specified development and regulatory milestones by certain dates, provided that we may request to extend the timelines of such milestones, which the NCI shall not unreasonably deny if the request is supported by a reasonable showing of our diligent performance under the commercial development plan. Upon the first commercial sale of a licensed product or process, we must also use commercially reasonable efforts to make the licensed product or process reasonably accessible to the United States public.
In consideration for the rights granted to us under the NCI FLT3 Agreement, we paid the NCI a one-time,
non-refundable
license issue fee of $75,000, and are required to pay the NCI a minimum flat annual royalty fee of a dollar amount in the low five digits. We are also obligated to pay the NCI certain development, regulatory and commercial milestone payments of up to an aggregate of $4.6 million for the first licensed product to achieve the applicable event. We will also be required to pay the NCI a tiered royalty in the low-single
digit percentages on net sales of each licensed product by us and our sublicensees, subject to specified reductions and offsets, including against the minimum annual royalty payments. Further, the NCI is entitled to receive a portion of the amounts – excluding royalties and certain payments – we receive as a result of the grant of a sublicense under the rights granted under the NCI FLT3 Agreement at a percentage ranging from the low-single
digits to
low-double
digits, depending on the stage of development at which the sublicense is granted. Additionally, we are obligated to pay for a portion of patent expenses that NCI incurred with respect to the licensed patent rights.
The NCI FLT3 Agreement will expire, on a licensed
product-by-licensed
product and
country-by-country
basis, on the expiration of all licensed patent rights that claim the applicable licensed product in the applicable country. Licensed patent rights are currently expected to expire in 2037, absent patent term extension or adjustment. We may terminate the NCI FLT3 Agreement in its entirety or with respect to a country for any reason by providing 60 days’ prior written notice to the NCI. The NCI may terminate the NCI FLT3 Agreement if (i) we breach any material obligations under the NCI FLT3 Agreement and fail to cure such breach within 90 days after receiving written notice thereof, or (ii) if the NCI reasonably determines that (a) we are not using commercially reasonable efforts to execute the commercial development plan, including the milestones specified therein, (b) we have willfully made a false statement or omitted a material fact in our license application or any report to the NCI, (c) we have committed a material breach of a covenant or agreement to the NCI, (d) we are not keeping the licensed products or licensed services reasonably available to the public after commercial use commences, or (e) we cannot reasonably justify a failure to comply with the domestic production requirement, in each case of (a) through (e), where we fail to alleviate the NCI’s concerns in 90 days. Additionally, the NCI reserves the right to terminate or modify the NCI FLT3 Agreement if the NCI determines that such action is necessary to meet the requirements for public use specified by federal regulations issued after the date of the license and these requirements are not reasonably satisfied by us.

Exclusive Patent License Agreement with the National Cancer Institute for GPC3 Technology
In February 2021, we entered into an Exclusive Patent License Agreement, or the NCI GPC3 Agreement, with the U.S. Department of Health and Human Services, as represented by the NCI, under which the NCI granted us an exclusive, royalty-bearing, sublicensable, worldwide license under the NCI’s patent rights related to glypican-3,
or GPC3, targeting CAR technology to make and have made, use and have used, sell and have sold, offer to sell and import products covered by the licensed patent rights and to practice and have practiced processes covered by the licensed patent rights, for the development, production and commercialization of a monospecific
CAR-based
immunotherapy for the prophylaxis and treatment of GPC3 expressing human cancers using unmodified, allogeneic natural killer cells transduced with a viral vector that expresses a CAR, and a gene circuit regulating the expression of one or more armoring payloads, specifically excluding the use of autologous T cells or T cells that have been genetically modified to become allogeneic. The foregoing license is subject to (i) certain rights of the United States government, including an irrevocable, non-exclusive,
nontransferable, royalty-free license for the government to practice all licensed patent rights throughout the world and (ii) the NCI’s reserved rights to grant a non-exclusive
license to practice the licensed patent rights for purposes of internal research (and not for purposes of commercial manufacture or distribution) at an academic or corporate facility.
Pursuant to the NCI GPC3 Agreement, we must use commercially reasonable efforts to adhere to a commercial development plan, including by achieving certain specified development and regulatory milestones by certain dates, provided that we may request to extend the timelines of such milestones, which the NCI shall not unreasonably deny if the request is supported by a reasonable showing of our diligent performance under the commercial development plan. Upon the first commercial sale of a licensed product or process, we must also use commercially reasonable efforts to make the licensed product or process reasonably accessible to the United States public.
In consideration for the rights granted to us under the NCI GPC3 Agreement, we paid the NCI a one-time,
non-refundable
license issue fee of $250,000, and are required to pay the NCI a minimum flat annual royalty fee of a dollar amount in the low five digits. We are obligated to pay the NCI certain development, regulatory and commercial milestone payments of an aggregate of $2,575,000 for the first licensed product to achieve the applicable events. We will also be required to pay the NCI a flat royalty in the low-single
digit percentages on net sales of each licensed product by us and our sublicensees, subject to specified reductions and offsets, including against the minimum annual royalty payments. Further, the NCI is entitled to receive a portion of the amounts—excluding royalties and certain payments—we receive as a result of the grant of a sublicense under the rights granted under the NCI GPC3 Agreement at a percentage ranging from the low-single
digits to
low-double
digits, depending on the stage of development at which the sublicense is granted. Additionally, we are obligated to pay for patent expenses that NCI incurred with respect to the licensed patent rights.
The NCI GPC3 Agreement will expire, on a licensed
product-by-licensed
product and
country-by-country
basis, on the expiration of all licensed patent rights that claim the applicable licensed product in the applicable country. Licensed patent rights are currently expected to expire in 2033, absent any patent term extension or adjustment. We may terminate the NCI GPC3 Agreement in its entirety or with respect to a country for any reason by providing 60 days’ prior written notice to the NCI. The NCI may terminate the NCI GPC3 Agreement if (i) we breach any material obligations under the NCI GPC3 Agreement and fail to cure such breach within 90 days after receiving written notice thereof, or (ii) if the NCI reasonably determines that (a) we are not executing the commercial development plan, including the milestones specified therein, (b) we have willfully made a false statement or omitted a material fact in our license application or any report to the NCI, (c) we have committed a material breach of a covenant or agreement to the NCI, (d) we are not keeping the licensed products or licensed services reasonably available to the public after commercial use commences, (e) we cannot reasonably satisfy unmet health and safety needs, (f) we cannot reasonably justify a failure to comply with the domestic production requirement or (g) we have been found by a court to have violated antitrust laws in connection with our performance under the NCI GPC3 Agreement, in each case of (a) through (f), where we fail to alleviate the

NCI’s concerns in 90 days. Additionally, the NCI reserves the right to terminate or modify the NCI GPC3 Agreement if the NCI determines that such action is necessary to meet the requirements for public use specified by federal regulations issued after the date of the license and these requirements are not reasonably satisfied by us.
Exclusive Patent License Agreement with the National Cancer Institute for CD33 Technology
In May 2021, we entered into an Exclusive Patent License Agreement, or the NCI CD33 Agreement, with the U.S. Department of Health and Human Services, as represented by the NCI, under which the NCI granted us an exclusive, royalty-bearing, sublicensable, worldwide license under the NCI’s patent rights related to CD33 targeting CAR technology to make and have made, use and have used, sell and have sold, offer to sell and import products covered by the licensed patent rights and to practice and have practiced processes covered by the licensed patent rights, for the development of a CD33-specific logic-gated
CAR-based
immunotherapy using autologous human T cells transduced with lentiviral vectors or allogeneic human NK cells transduced with retroviral vectors for the prophylaxis or treatment of CD33-expressing cancers. The foregoing license is subject to (i) certain rights of the United States government, including an irrevocable, non-exclusive,
nontransferable, royalty-free license for the government to practice all licensed patent rights throughout the world and (ii) the NCI’s reserved rights to grant a non-exclusive
license to practice the licensed patent rights for purposes of internal research (and not for purposes of commercial manufacture or distribution) at an academic or corporate facility.
Pursuant to the NCI CD33 Agreement, we must use commercially reasonable efforts to adhere to a commercial development plan, including by achieving certain specified development and regulatory milestones by certain dates, provided that we may request to extend the timelines of such milestones, which the NCI shall not unreasonably deny if the request is supported by a reasonable showing of our diligent performance under the commercial development plan. Upon the first commercial sale of a licensed product or process, we must also use commercially reasonable efforts to make the licensed product or process reasonably accessible to the United States public.
In consideration for the rights granted to us under the NCI CD33 Agreement, we paid the NCI a one-time,
non-refundable
license issue fee of $150,000, and are required to pay the NCI a minimum flat annual royalty fee of a dollar amount in the low five digits.. We are obligated to pay the NCI certain development, regulatory and commercial milestone payments of an aggregate of $3.5 million for the first licensed product to achieve the applicable events. We will also be required to pay the NCI a flat royalty in the low single-digit percentages on net sales of each licensed product by us and our sublicensees, subject to specified reductions and offsets, including against the minimum annual royalty payments. Further, the NCI is entitled to receive a portion of the amounts—excluding royalties and certain payments—we receive as a result of the grant of a sublicense under the rights granted under the NCI CD33 Agreement at a percentage ranging from the low-single
digits to
low-double
digits, depending on the stage of development at which the sublicense is granted. Additionally, we are obligated to pay for patent expenses that NCI incurred with respect to the licensed patent rights.
The NCI CD33 Agreement will expire, on a licensed
product-by-licensed
product and
country-by-country
basis, on the expiration of all licensed patent rights that claim the applicable licensed product in the applicable country. Licensed patent rights are currently expected to expire in 2039, absent any patent term extension or adjustment. We may terminate the NCI CD33 Agreement in its entirety or with respect to a country for any reason by providing 60 days’ prior written notice to the NCI. The NCI may terminate the NCI CD33 Agreement if (i) we breach any material obligations under the NCI CD33 Agreement and fail to cure such breach within 90 days after receiving written notice thereof, or (ii) if the NCI reasonably determines that (a) we are not executing the commercial development plan, including the milestones specified therein, (b) we have willfully made a false statement or omitted a material fact in our license application or any report to the NCI, (c) we have committed a material breach of a covenant or agreement to the NCI, (d) we are not keeping the licensed products or licensed services reasonably available to the public after commercial use commences, (e) we cannot reasonably satisfy unmet health and safety needs, (f) we cannot reasonably justify a failure to comply with the domestic production requirement or (g) we have been found by a court to have violated antitrust laws in connection with our performance under the NCI CD33 Agreement, in each case of (a) through (f), where we fail to alleviate the NCI’s concerns in 90 days. Additionally, the NCI reserves the right to terminate or modify the NCI CD33 Agreement if the NCI determines that such action is necessary to meet the requirements for public use specified by federal regulations issued after the date of the license and these requirements are not reasonably satisfied by us.
Research Collaboration and License Agreement with Spark Therapeutics, Inc.
In April 2021, we entered into a Research Collaboration and License Agreement, or the Spark Agreement, with Spark Therapeutics, Inc., or Spark. Under the Spark Agreement, we engaged in a collaborative research program with Spark to design, build and test synthetic promoters that are intended to have each one of five sets of desired characteristics, or promoter profiles. Spark is obligated to reimburse us for our costs and expenses incurred in connection with the conduct of the research program. Upon completion of work under the research program for a particular promoter profile, Spark may select up to a specified number of synthetic promoters for such promoter profile on which it can conduct in vitro
and
in vivo
evaluation activities.
We granted option rights to Spark, on a promoter
profile-by-promoter
profile basis, to obtain an exclusive, royalty-bearing, sublicensable, worldwide license under our intellectual property rights to develop, manufacture, commercialize and otherwise exploit, for the cure, treatment, palliation, prevention or diagnosis of specified indications, or a licensed field, in vivo
gene therapy products incorporating an applicable synthetic promoter that is developed under the Spark Agreement with respect to such promoter profile and is directed towards specified cell types in the central nervous system, eye, or liver. Spark may exercise its option for a single synthetic promoter per promoter profile together with certain related synthetic promoters, or licensed promoters, prior to the expiration of the applicable evaluation period. During the research program and until the expiration of the evaluation period for each promoter profile, we are obligated to work exclusively with Spark on the development, manufacture and commercialization of in vivo
gene therapy products incorporating synthetic promoters intended to have the same cell type specificity as such promoter profile.
After exercise of an option, Spark will be responsible for all development, manufacture, commercialization and exploitation in the licensed field, at its own cost and expense, of all in vivo
gene therapy products containing an applicable licensed promoter, and we will retain the right to develop, manufacture, commercialize and exploit other products that incorporate the licensed promoters as well as in vivo
gene therapy products that incorporate the licensed promoters for uses outside the licensed field. If Spark does not exercise an option for a particular promoter profile prior to the expiration of the evaluation period for such promoter profile, we will retain all rights to the synthetic promoters developed under the Spark Agreement without any further obligations to Spark for such promoter profile.
Pursuant to the Spark Agreement, we received an upfront payment from Spark of $3 million. If Spark exercises an option for a particular promoter profile, it will be required to pay us an option exercise fee in the low to mid- single digit millions. For each licensed promoter-containing in vivo
gene therapy product, or licensed product, developed and commercialized by Spark or its affiliates or sublicensees, we are eligible to receive development, regulatory and commercialization milestone payments from Spark up to an aggregate dollar amount in the mid teens millions, and sales milestone payments from Spark up to an aggregate dollar amount in the low hundred millions. In total, we are potentially eligible to receive upfront, opt-in
and milestone payments exceeding $645 million if Spark exercises its options for all five promoter profiles and Spark, its affiliates and its sublicensees successfully develop and commercialize five licensed products; we will be eligible to receive additional milestone payments if additional licensed products are developed and commercialized by Spark, its affiliates and its sublicensees. Further, Spark will be obligated to pay us royalties in the low-single
digits percentage on net sales of each licensed product sold by Spark, its affiliates and its sublicensees, subject to specified reductions and offsets. Spark’s obligation to pay royalties to us will expire for each licensed product when certain licensed patents and regulatory exclusivities have expired in the country of sale and a minimum number of years has elapsed since the first commercial sale of such licensed product in such country.

The Spark Agreement will expire at the end of the last evaluation period if Spark does not exercise any of its options. If Spark exercises at least one option, then the Spark Agreement will expire, on a licensed product-by-licensed
product and
country-by-country
basis, upon the expiration of Spark’s royalty obligation for such licensed product in such country. Spark may terminate the Spark Agreement in its entirety, or on a promoter profile-by-promoter
profile or licensed
promoter-by-licensed
promoter basis, following a specified notice period. Either party may terminate the Spark Agreement in its entirety or in part if the other party fails to cure its material breach of the Spark Agreement within a specified cure period, or immediately if the other party becomes bankrupt or insolvent. We may terminate the Spark Agreement if Spark or any of its affiliates commences any action challenging the validity or enforceability of the licensed patents, other than in certain specified circumstances, or if Spark’s sublicensee challenges our licensed patents, under certain specified circumstances.
Collaboration and Option Agreement with BlueRock Therapeutics LP
In May 2021, we entered into a Collaboration and Option Agreement, or the BlueRock Agreement, with BlueRock Therapeutics LP, or BlueRock. BlueRock is a wholly-owned subsidiary of Bayer Healthcare LLC. Bayer Healthcare LLC’s parent company is Bayer AG, which served as the lead investor in our Series B financing through its Leaps by Bayer unit. Under the BlueRock Agreement, we have engaged in three collaboration programs with BlueRock to research and develop gene circuits that have specified functions. We are responsible for up to $10 million in costs and expenses incurred in connection with our conduct of research activities under an agreed-upon research plan. If the parties mutually agree to add new research activities to the research plan, then BlueRock will be obligated to reimburse us for the costs and expenses that we incur in connection with the agreed-upon additional research activities that, together with costs and expenses incurred under the initial research plan, exceed $10 million. We have not yet received any payment from BlueRock under the BlueRock Agreement and we do not have any obligations to make any payments to BlueRock under the BlueRock Agreement. We are obligated to use commercially reasonable efforts to conduct the research activities assigned to us under the research plan. If we materially breach that obligation and do not cure it within a specified period, BlueRock will have the right to receive a transfer of technology and perform the remainder of the research plan at its own expense.
Upon completion of work under a research plan for a collaboration program, the joint steering committee established by the parties will identify, subject to a specified maximum, a number of gene circuits per collaboration program, or option gene circuits, that have been successfully developed under such collaboration program. We have granted to BlueRock an option, on a collaboration program-by-collaboration
program basis, to obtain an exclusive or
non-exclusive
license under our intellectual property rights to develop, manufacture and commercialize, for the prevention, treatment or palliation of specified indications, or a licensed field, cell therapy products that contain cells of specified types that incorporate an option gene circuit from such collaboration program or a closely related derivative gene circuit. For each collaboration program, BlueRock may conduct evaluation activities on the option gene circuits from such collaboration program to determine whether to exercise its option, and BlueRock may exercise its option to such option gene circuits together with certain closely related derivative gene circuits, or licensed gene circuits, prior to the expiration of a certain time period, or the option exercise period, which includes a minimum amount of time after the expiration of the three-year research term, delivery of a data package to BlueRock, and completion of a transfer of technology to enable BlueRock’s evaluation activities, whichever happens last. If BlueRock exercises its option for a collaboration program, the parties shall negotiate the financial terms, which will be within certain pre-agreed
parameters and may be determined by baseball arbitration if the parties do not reach agreement within the specified negotiation period, and enter into an otherwise agreed-upon written license agreement, or a commercial license. If the parties enter into a commercial license, BlueRock will be responsible, at its sole expense, for the development, manufacture and commercialization, in the applicable licensed field, of cell therapy products containing cells of an applicable type that incorporate an applicable licensed gene circuit, and we will be eligible to receive from BlueRock development, regulatory and commercialization milestone payments, in amounts to be agreed-upon before entry into the commercial license, and royalties, subject to negotiation, equal to low single digit percentages of net sales of applicable cell therapy products sold by BlueRock, its affiliates and its sublicensees, subject to specified reductions and offsets. If BlueRock does not exercise its option for a collaboration program prior to the expiration of the applicable option exercise period, then we will retain all rights to the gene circuits developed under such collaboration program without any further obligations to BlueRock.
For each collaboration program, we are obligated to work exclusively with BlueRock on the development, manufacture and commercialization, in the applicable licensed field, of cell therapy products that contain cells of specified types that incorporate the specific type of gene circuit for such collaboration program. The end date for this exclusivity obligation for each collaboration program will depend upon whether BlueRock exercises its option for such collaboration program and, if it does, whether the parties enter into a commercial license for such collaboration program. If BlueRock does not exercise its option, then it will end on the expiration of the applicable option exercise period. If BlueRock exercises its option but the parties do not enter into a commercial license, then it will end after a specified time following expiration of the applicable negotiation or baseball arbitration period for the commercial license. If BlueRock exercises its option and the parties enter into a commercial license, then it will end a certain amount of time after the later of completion of research activities or execution of the commercial license.
In addition to the option described above, we granted a right of first negotiation to BlueRock, on a collaboration program-by-collaboration
program basis, to obtain a license under our intellectual property rights to research, develop, manufacture and commercialize, for the prevention, treatment or palliation of a specified disease area, or the negotiation field, cell therapy products containing cells of a specified type, or the negotiation cells, that incorporate an applicable efficacy gene circuit developed under such collaboration program. This right of first negotiation does not overlap with the option described above because it pertains to different combinations of indications, cell types and gene circuits. Starting from the effective date of the BlueRock Agreement and, on a collaboration program-by-collaboration
program basis, continuing for twelve months or, if later, until the completion of a certain portion of the research plan for such collaboration program, we are obligated to work exclusively with BlueRock on the development, manufacture and commercialization, in the negotiation field, of cell therapy products containing negotiation cells that incorporate the specific type of gene circuit for such collaboration program.
The BlueRock Agreement will expire, on a collaboration
program-by-collaboration
program basis, upon the earliest of the expiration of the option exercise period for such collaboration program, the effective date of the commercial license, the expiration of the applicable negotiation or baseball arbitration period for the commercial license, or the date the parties mutually agree to cease negotiations for the commercial license. Such expiration shall occur no later than January 2026 unless the parties mutually agree to extend the research term. BlueRock may terminate the BlueRock Agreement in its entirety, or on a collaboration program-by-collaboration
program basis, following a specified notice period. Either party may terminate the BlueRock Agreement if the other party fails to cure its material breach of the BlueRock Agreement within a specified cure period, or immediately if the other party becomes bankrupt or insolvent. We may terminate the BlueRock Agreement if BlueRock or any of its affiliates commences any action challenging the validity or enforceability of our patents, other than in certain specified circumstances, or if BlueRock’s sublicensee challenges our patents under certain specified circumstances.
Other Agreements
National Cancer Institute (NCI) Contract to Support Development of
SENTI-202
in Acute Myeloid Leukemia
In September 2021, we were awarded funding from the National Cancer Institute in the form of a Small Business Innovation Research (SBIR) contract to support further development of
SENTI-202
for acute myeloid leukemia (AML) towards clinical development. The Direct to Phase II SBIR contract will provide funding over two years from the NCI of the National Institutes of Health (NIH) and is titled: “Logic-Gated Chimeric Antigen Receptor-Natural Killer Cell Therapy for Acute Myeloid Leukemia.” With the award of this contract, the

SENTI-202
program will be funded in part with Federal funds from the National Cancer Institute, National Institutes of Health, Department of Health and Human Services, under Contract No. 75N91021C00026.
Potential Collaboration Around Gene Circuits and GMP Manufacturing
We may seek to leverage our manufacturing capabilities and proposed cGMP facility to enable us to expand the application of our gene circuit technology through a partnership in the biomanufacturing space. While we intend to use our proprietary gene circuit technology and manufacturing facility primarily for therapeutic product development and commercialization, our technology and facility can also be applied to noncompetitive biomanufacturing applications, which we believe is an approach well-suited for partnering. A potential biomanufacturing partnership could involve retaining operational control and manufacturing supply of our therapeutic candidates, while our partner could control part of the facility for its own use. The following is an illustrative depiction of the framework for a potential biomanufacturing partnership:

We currently have no agreements or commitments for a manufacturing partnership, and we could determine to advance our manufacturing plans without a partner.
Competition
We are aware of other companies that are developing technologies that may compete with elements of our gene circuit platform technologies, including A2 Biotherapeutics, Inc., Arsenal Biosciences, Inc., Beam Therapeutics Inc., CRISPR Therapeutics AG, Encoded Therapeutics, Inc., ImmPACT Bio USA, Inc., Intellia Therapeutics, Inc., MeiraGTx Holdings plc, Obsidian Therapeutics, Inc. and Strand Therapeutics Inc. We are also aware of other companies that are focused on the application of engineered
CAR-based
immune cell therapies, including NK cells, to oncology, and such competitors include Allogene Therapeutics, Inc., Artiva Biotherapeutics, Inc., Atara Biotherapeutics, Inc., Bristol-Myers Squibb Company, Century Therapeutics, Inc., Caribou Biosciences, Inc., Catamaran Bio, Inc., Cytovia Therapeutics, Inc., Editas Medicine, Inc., Fate Therapeutics, Inc., Gilead Sciences, Inc., Lyell Immunopharma, Inc., Nkarta, Inc., Sana Biotechnology, Inc., Shoreline Biosciences, Inc., Takeda Pharmaceutical Company and Vor Biopharma Inc. Some of these companies may have substantially greater financial and other resources than we have, such as larger research and development staff and well-established marketing and salesforces. Mergers and acquisitions in the biotechnology industry may result in even greater resource concentration among a smaller number of competitors. Smaller or early-stage companies may also prove to be significant competitors, either alone or through collaborative arrangements with large and established companies.
These companies compete with us in recruiting scientific and managerial talent. Our success will partially depend on our ability to obtain, maintain, enforce and defend patents and other intellectual property rights with respect to our product candidates. Our competitors may obtain FDA or other regulatory approval for their product candidates more rapidly than we may obtain approval for ours, which could result in our competitors establishing a strong market position before we are able to enter the market.
Our commercial opportunity could be reduced or eliminated if our competitors develop and commercialize products that are safer, more effective, have fewer or less severe side effects, are more convenient or are less expensive than any products that we may develop.
Intellectual Property
Intellectual property is the foundation of our company and not only defines who we are, but is the lens through which we implement our business strategy and research and development. Our overall strategy is to own and control all intellectual property related to our gene circuits. We protect our proprietary technology and intellectual property rights through a combination of wholly-owned patent rights, licensed patent rights in particular fields of use, trademark rights, trade secrets and know-how,
contractual provisions and confidentiality procedures. Our general strategy includes protecting our proprietary technology and intellectual property rights domestically and in certain key foreign markets. We continually grow and supplement our intellectual property portfolio with new filings and applications not only to strengthen the protection of proprietary technology and intellectual property rights, but also to protect and support the development and commercialization of current and future product candidates. In addition, we always seek to protect our technological innovations and branding efforts by filing new patent and trademark applications at the appropriate time and strategically relevant jurisdictions.
Our patent portfolio relates to our ongoing research and development activities and includes a combination of patents and pending patent applications licensed from third parties, pending patent applications jointly owned with third parties, and patent applications solely owned by us. The patents and pending patent applications in our portfolio can be categorized as relating to our gene circuit platform technologies, including Logic Gating gene circuits, Multi-Arming gene circuits, Regulator Dial gene circuits and Smart Sensor gene circuits; our product candidates, including
SENTI-202,
SENTI-301
and
SENTI-401,
as well as other pipeline product candidates; and alternative technologies. Certain of our issued patents and pending patent applications are exclusively or co-exclusively
licensed to us in certain therapeutic fields of use from third-party licensors. As of January 31, 2022, our patent portfolio includes three issued U.S. patents, four issued foreign patents, 27 pending U.S. provisional and utility patent applications, 76 pending foreign utility patent applications, and11 Patent Cooperation Treaty, or PCT, applications, that have not entered national stage.
With respect to our issued patents, we own one issued U.S. patent and we license from the NCI one issued U.S. patent and four issued foreign patents. Further, we license from a third-party licensor one additional issued U.S. patent. With respect to our pending provisional and utility patent applications, we own or co-own
24 pending U.S. provisional and utility patent applications, 54 pending foreign utility patent applications and 11 PCT applications, that have not entered national stage, and we license from third parties (including the NCI) three pending U.S. utility patent applications and 22 pending foreign utility patent applications. The estimated expiration dates of the issued patents are between 2030 and 2033, and the estimated expiration dates of the pending provisional and utility patent applications, to the extent they issue, will be between 2036 and 2043, without accounting for any patent term adjustments or extensions.
We have five pending U.S. provisional and utility patent applications, 33 pending foreign utility applications, and six PCT applications that have not entered national stage related to our
SENTI-202
product candidate, of which 24 are solely owned or
co-owned
by us, with the remaining licensed from the NCI. These patent applications relate to composition of matter, method of preparing and method of treatment. The estimated expiration dates of the pending provisional and utility patent applications, to the extent they issue, will be between 2037 and 2042, without accounting for any patent term adjustments or extensions.

We have one issued U.S. patent and four issued foreign patents licensed from the NCI, 11 solely owned pending U.S. provisional and utility patent applications, 17 solely owned pending foreign utility applications, and three PCT applications that have not entered national stage related to our
SENTI-301
product candidate. These patent applications relate to composition of matter, method of preparing and method of treatment. The issued patents are expected to expire in 2033, without accounting for any patent term adjustments or extensions. The estimated expiration dates of the pending provisional and utility patent applications, to the extent they issue, will be between 2039 and 2042, without accounting for any patent term adjustments or extensions.
We solely own or
co-own
six pending U.S. provisional and utility patent applications, 16 pending foreign utility applications and six PCT applications that have not entered national stage related to our
SENTI-401
product candidate. These patent applications relate to composition of matter, method of preparing and method of treatment. The estimated expiration dates of the pending provisional and utility patent applications, to the extent they issue, will be between 2039 and 2042, without accounting for any patent term adjustments or extensions.
We also utilize trademark rights to protect our brand. As of January 31, 2022, we are listed as owners of one registered United States trademark, five United States pending and allowed trademarks, four foreign registered trademarks, 12 foreign granted trademarks, and one foreign pending trademark. We own the filed trademarks “SENTI,” “SENTI BIOSCIENCES,” “SENTI BIO,” Senti’s “S” logo, and
“PRO-DIAL”
in the United States and in certain foreign countries. We have also registered multiple internet domain names to further supplement the protection of our brand.
Government Regulation
The U.S. Food and Drug Administration, or FDA, and other regulatory authorities at federal, state and local levels, as well as in foreign countries, extensively regulate, among other things, the research, development, testing, manufacture, quality control, import, export, safety, effectiveness, labeling, packaging, storage, distribution, record keeping, approval, advertising, promotion, marketing, sampling post-approval monitoring and post-approval reporting of biologics such as those we are developing. Any product candidates that we develop must be approved by the FDA before they may be legally marketed in the United States and by the appropriate foreign regulatory agency before they may be legally marketed in those foreign countries. Generally, our activities in other countries will be subject to regulation that is similar in nature and scope as that imposed in the United States, although there can be important differences.
U.S. Biologics Regulation
In the United States, biological products are subject to regulation under the Federal Food, Drug, and Cosmetic Act, the Public Health Service Act, and other federal, state, local and foreign statutes and their implementing regulations. The process of obtaining regulatory approvals and the subsequent compliance with appropriate federal, state, local and foreign statutes and regulations require the expenditure of substantial time and financial resources. The process required by the FDA before biologics may be marketed in the United States generally involves the following:

•	completion of preclinical laboratory tests and animal studies performed in accordance with the FDA’s Good Laboratory Practice requirements, or GLP;

•	submission to the FDA of an investigational new drug application, or IND, which must become effective before clinical trials may begin;

•	approval by an institutional review board, or IRB, or ethics committee at each clinical site before the trial is commenced;

•
performance of adequate and well-controlled human clinical trials according to the FDA’s regulations commonly referred to as good clinical practice, or GCP, regulations and any additional requirements for the protection of human research subjects and their health information to establish the safety, purity and potency of the proposed biologic product candidate for its intended purpose;

•	preparation of and submission to the FDA of a Biologics License Application, or BLA, after completion of all pivotal clinical trials;

•	satisfactory completion of an FDA Advisory Committee review, if applicable;

•	a determination by the FDA within 60 days of its receipt of a BLA to file the application for review;

•
satisfactory completion of an FDA
pre-approval
inspection of the manufacturing facility or facilities at which the proposed product is produced to assess compliance with cGMP, and to assure that the facilities, methods and controls are adequate to preserve the biological product’s continued safety, purity and potency and, if applicable, to assess compliance with the FDA’s current Good Tissue Practice, or cGTP, requirements for the use of human cellular and tissue products, and of selected clinical investigation sites to assess compliance with GCPs;

•	potential FDA audit of the nonclinical and clinical study sites that generated the data in support of the BLA; and

•	FDA review and approval of the BLA to permit commercial marketing of the product for particular indications for use in the United States.
Before testing any biological product candidate in humans, the product candidate enters the preclinical testing stage. Preclinical tests, also referred to as nonclinical studies, include laboratory evaluations of product chemistry, toxicity and formulation, as well as animal studies to assess the potential safety and activity of the product candidate. The conduct of the preclinical tests must comply with federal regulations and requirements including GLPs.
Prior to beginning the first clinical trial with a product candidate in the United States, we must submit an IND to the FDA. An IND is a request for authorization from the FDA to administer an investigational new drug to humans. The central focus of an IND submission is on the general investigational plan and the protocol(s) for clinical studies. Some preclinical testing may continue even after the IND is submitted. The IND also includes results of animal and in vitro
studies assessing the toxicology, pharmacokinetics, pharmacology and pharmacodynamic characteristics of the product; chemistry, manufacturing and controls information; and any available human data or literature to support the use of the investigational product. An IND must become effective before human clinical trials may begin. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA, within the
30-day
time period, raises safety concerns or questions about the proposed clinical trial. In such a case, the IND may be placed on clinical hold and the IND sponsor and the FDA must resolve any outstanding concerns or questions before the clinical trial can begin. Submission of an IND therefore may or may not result in FDA authorization to begin a clinical trial.
In addition to the submission of an IND to the FDA before initiation of a clinical trial in the United States, certain human clinical trials involving recombinant or synthetic nucleic acid molecules are subject to oversight of institutional biosafety committees, or IBCs, as set forth in the National Institutes of Health, or NIH, Guidelines for Research Involving Recombinant DNA Molecules, or the NIH Guidelines. Specifically, under the NIH Guidelines, supervision of human gene transfer trials includes evaluation and assessment by an IBC, a local institutional committee that reviews and oversees research utilizing recombinant or synthetic nucleic acid molecules at that institution. The IBC assesses the safety of the research and identifies any potential risk to public health or the environment, and such review may result in some delay before initiation of a clinical trial. While the NIH Guidelines are not mandatory unless the research in question is being conducted at or sponsored by institutions receiving NIH funding of recombinant or synthetic nucleic acid molecule research, many companies and other institutions not otherwise subject to the NIH Guidelines voluntarily follow them.
Clinical trials involve the administration of the investigational product to human subjects under the supervision of qualified investigators in accordance with GCPs, which include the requirement that all research subjects provide their informed consent for their participation in any clinical study. Clinical trials are conducted under protocols detailing, among other things, the objectives of the study, the parameters to be used in monitoring safety and the effectiveness criteria to be evaluated. A separate submission to the existing IND must be made for each successive clinical trial conducted during product development and for any subsequent protocol amendments. Furthermore, an independent IRB for each site proposing to conduct the clinical trial must review and approve the plan for any clinical trial and its informed consent form before the clinical trial begins at that site, and must monitor the study until completed. An IRB is charged with protecting the welfare and rights of trial participants and considers such items as whether the risks to individuals participating in the clinical trials are minimized and are reasonable in relation to anticipated benefits. The IRB also approves the informed consent form that must be provided to each clinical trial subject or his or her legal representative and must monitor the clinical trial until completed. Regulatory authorities, the IRB or the sponsor may suspend a clinical trial at any time on various grounds, including a finding that the subjects are being exposed to an unacceptable health risk or that the trial is unlikely to meet its stated objectives. Some studies also include oversight by an independent group of qualified experts organized by the clinical study sponsor, known as a data safety monitoring board, which provides authorization for whether or not a study may move forward at designated check points based on access to certain data from the study and may halt the clinical trial if it determines that there is an unacceptable safety risk for subjects or other grounds, such as no demonstration of efficacy. There are also requirements governing the reporting of ongoing clinical studies and clinical study results to public registries.
For purposes of BLA approval, human clinical trials are typically conducted in three sequential phases that may overlap or be combined:

•
Phase 1—The investigational product is initially introduced into healthy human subjects or patients with the target disease or condition. These studies are designed to test the safety, dosage tolerance, absorption, metabolism and distribution of the investigational product in humans, the side effects associated with increasing doses, and, if possible, to gain early evidence on effectiveness. In the case of some products for severe or life-threatening diseases, such as cancer, especially when the product may be too inherently toxic to ethically administer to healthy volunteers, the initial human testing is often conducted in patients.

•
Phase 2—The investigational product is administered to a limited patient population with a specified disease or condition to evaluate the preliminary efficacy, optimal dosages, dose tolerance and dosing schedule and to identify possible adverse side effects and safety risks. Multiple Phase 2 clinical trials may be conducted to obtain information prior to beginning larger and more expensive Phase 3 clinical trials.

•
Phase 3—The investigational product is administered to an expanded patient population to further evaluate dosage, to provide statistically significant evidence of clinical efficacy and to further test for safety, generally at multiple geographically dispersed clinical trial sites. These clinical trials are intended to establish the overall risk/benefit ratio of the investigational product and to provide an adequate basis for product approval. Generally, two adequate and well-controlled Phase 3 clinical trials are required by the FDA for approval of a BLA.

In some cases, the FDA may require, or companies may voluntarily pursue, additional clinical trials after a product is approved to gain more information about the product in the intended therapeutic indication, particularly for long-term safety follow-up.
Completion of these
so-called
Phase 4 studies may also be made a condition to approval of the BLA.
Concurrent with clinical trials, companies may complete additional animal studies and develop additional information about the biological characteristics of the product candidate, and must finalize a process for manufacturing the product in commercial quantities in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the product candidate and, among other things, must develop methods for testing the safety, purity and potency of the final product. Additionally, appropriate packaging must be selected and tested, and stability studies must be conducted to demonstrate that the product candidate does not undergo unacceptable deterioration over its shelf life.

BLA Submission and Review by the FDA
Assuming successful completion of all required testing in accordance with all applicable regulatory requirements, the results of product development, nonclinical studies and clinical trials are submitted to the FDA as part of a BLA requesting approval to market the product for one or more indications. The BLA must include all relevant data available from preclinical and clinical studies, including negative or ambiguous results as well as positive findings, together with detailed information relating to the product’s chemistry, manufacturing, controls and proposed labeling, among other things. Data can come from company-sponsored clinical studies intended to test the safety and effectiveness of a use of the product, or from a number of alternative sources, including studies initiated by independent investigators. To support marketing approval, the data submitted must be sufficient in quality and quantity to establish the safety and effectiveness of the investigational drug product to the satisfaction of the FDA. The submission of a BLA requires payment of a substantial application user fee to the FDA, unless a waiver or exemption applies.
Within 60 days following submission of the application, the FDA reviews a BLA submitted to determine if it is substantially complete before the FDA accepts it for filing. The FDA may refuse to file any BLA that it deems incomplete or not properly reviewable at the time of submission and may request additional information. In this event, the BLA must be resubmitted with the additional information. The resubmitted application also is subject to review before the FDA accepts it for filing.
Once a BLA has been accepted for filing, the FDA’s goal is to review standard applications within ten months after the filing date, or, if the application qualifies for priority review, six months after the FDA accepts the application for filing. In both standard and priority reviews, the review process may also be extended by FDA requests for additional information or clarification. The FDA reviews a BLA to determine, among other things, whether a product is safe, pure and potent and the facility in which it is manufactured, processed, packed or held meets standards designed to assure the product’s continued safety, purity and potency. The FDA may also convene an advisory committee to provide clinical insight on application review questions. An advisory committee is a panel of independent experts, including clinicians and other scientific experts, that reviews, evaluates and provides a recommendation as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions.
Before approving a BLA, the FDA will typically inspect the facility or facilities where the product is manufactured. The FDA will not approve an application unless it determines that the manufacturing processes and facilities are in compliance with cGMP and adequate to assure consistent production of the product within required specifications. For a product candidate that is also a human cellular or tissue product, the FDA also will not approve the application if the manufacturer is not in compliance with cGTPs. These are FDA regulations that govern the methods used in, and the facilities and controls used for, the manufacture of human cells, tissues, and cellular and tissue based products, or HCT/Ps, which are human cells or tissue intended for implantation, transplant, infusion, or transfer into a human recipient. The primary intent of the GTP requirements is to ensure that cell and tissue based products are manufactured in a manner designed to prevent the introduction, transmission and spread of communicable disease. FDA regulations also require tissue establishments to register and list their HCT/Ps with the FDA and, when applicable, to evaluate donors through screening and testing. Additionally, before approving a BLA, the FDA will typically inspect one or more clinical sites to assure compliance with GCP. If the FDA determines that the application, manufacturing process or manufacturing facilities are not acceptable, it will outline the deficiencies in the submission and often will request additional testing or information. Notwithstanding the submission of any requested additional information, the FDA ultimately may decide that the application does not satisfy the regulatory criteria for approval.
After the FDA evaluates a BLA and conducts inspections of manufacturing facilities where the investigational product and/or its drug substance will be produced, the FDA may issue an approval letter or a Complete Response Letter, or CRL. An approval letter authorizes commercial marketing of the product with specific prescribing information for specific indications. A CRL indicates that the review cycle of the application is complete, and the application will not be approved in its present form. A CRL will describe all of the deficiencies that the FDA has identified in the BLA, except that where the FDA determines that the data supporting the application are inadequate to support approval, the FDA may issue the CRL without first conducting required inspections, testing submitted product lots, and/or reviewing proposed labeling. In issuing the CRL, the FDA may recommend actions that the applicant might take to place the BLA in condition for approval, including requests for additional information or clarification. The FDA may delay or refuse approval of a BLA if applicable regulatory criteria are not satisfied, require additional testing or information and/or require post-marketing testing and surveillance to monitor safety or efficacy of a product. If a CRL is issued, the sponsor must resubmit the BLA, addressing all of the deficiencies identified in the letter, or withdraw the application. Even if such data and information are submitted, the FDA may decide that the BLA does not satisfy the criteria for approval.
If regulatory approval of a product is granted, such approval will be granted for particular indications and may entail limitations on the indicated uses for which such product may be marketed. For example, the FDA may approve the BLA with a Risk Evaluation and Mitigation Strategy, or REMS, to ensure the benefits of the product outweigh its risks, or otherwise limit the scope of any approval. A REMS is a safety strategy implemented to manage a known or potential serious risk associated with a product and to enable patients to have continued access to such medicines by managing their safe use, and could include medication guides, physician communication plans or elements to assure safe use, such as restricted distribution methods, patient registries and other risk minimization tools. The FDA also may condition approval on, among other things, changes to proposed labeling or the development of adequate controls and specifications. Once approved, the FDA may withdraw the product approval if compliance with pre-
and post-marketing requirements is not maintained or if problems occur after the product reaches the marketplace. The FDA may require one or more Phase 4 post-market studies and surveillance to further assess and monitor the product’s safety and effectiveness after commercialization, and may limit further marketing of the product based on the results of these post-marketing studies.
Expedited Development and Review Programs
The FDA offers a number of expedited development and review programs for qualifying product candidates. For example, new biological products are eligible for fast track designation if they are intended to treat a serious or life-threatening disease or condition and demonstrate the potential to address unmet medical needs for the disease or condition. Fast track designation applies to the combination of the product and the specific indication for which it is being studied. The sponsor of a new biologic may request that the FDA designate the biologic as a fast track product at any time during the clinical development of the product. The sponsor of a fast track product has opportunities for more frequent interactions with the applicable FDA review team during product development and, once a BLA is submitted, the product candidate may be eligible for priority review. A fast track product may also be eligible for rolling review, where the FDA may consider for review sections of the BLA on a rolling basis before the complete application is submitted, if the sponsor provides a schedule for the submission of the sections of the BLA, the FDA agrees to accept sections of the BLA and determines that the schedule is acceptable, and the sponsor pays any required user fees upon submission of the first section of the BLA.
A product candidate intended to treat a serious or life-threatening disease or condition may also be eligible for breakthrough therapy designation to expedite its development and review. A product candidate can receive breakthrough therapy designation if preliminary clinical evidence indicates that the product candidate, alone or in combination with one or more other drugs or biologics, may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. The designation includes all of the fast track program features, as well as more intensive FDA interaction and guidance beginning as early as Phase 1 and an organizational commitment to expedite the development and review of the product candidate, including involvement of senior managers.

Any marketing application for a biologic submitted to the FDA for approval, including a product candidate with a fast track designation and/or breakthrough therapy designation, may be eligible for other types of FDA programs intended to expedite development and review, such as priority review and accelerated approval. A product candidate is eligible for priority review if it has the potential to provide safe and effective therapy where no satisfactory alternative therapy exists or a significant improvement in the treatment, diagnosis or prevention of a disease compared to marketed products. The FDA will attempt to direct additional resources to the evaluation of an application for a new biological product designated for priority review in an effort to facilitate the review. For original BLAs, priority review designation means the FDA’s goal is to take action on the marketing application within six months of the
60-day
filing date (as compared to ten months under standard review).
Additionally, product candidates studied for their safety and effectiveness in treating serious or life-threatening diseases or conditions may receive accelerated approval upon a determination that the product has an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit, or on a clinical endpoint that can be measured earlier than irreversible morbidity or mortality, that is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit, taking into account the severity, rarity or prevalence of the condition and the availability or lack of alternative treatments. As a condition of accelerated approval, the FDA will generally require the sponsor to perform adequate and well-controlled post-marketing clinical studies to verify and describe the anticipated effect on irreversible morbidity or mortality or other clinical benefit. Products receiving accelerated approval may be subject to expedited withdrawal procedures if the sponsor fails to conduct the required post-marketing studies or if such studies fail to verify the predicted clinical benefit. In addition, for products being considered for accelerated approval, the FDA generally requires, unless otherwise informed by FDA, that all advertising and promotional materials intended for dissemination or publication within 120 days of marketing approval be submitted to FDA for review during the pre-approval
period.
In 2017, the FDA established a new regenerative medicine advanced therapy, or RMAT, designation, which is intended to facilitate an efficient development program for, and expedite review of, any biologic that meets the following criteria: (i) the biologic qualifies as a RMAT, which is defined as a cell therapy, therapeutic tissue engineering product, human cell and tissue product, or any combination product using such therapies or products, with limited exceptions; (ii) the biologic is intended to treat, modify, reverse, or cure a serious or life-threatening disease or condition; and (iii) preliminary clinical evidence indicates that the biologic has the potential to address unmet medical needs for such a disease or condition. RMAT designation provides all the benefits of breakthrough therapy designation, including more frequent meetings with the FDA to discuss the development plan for the product candidate and eligibility for rolling review and priority review. Product candidates granted RMAT designation may also be eligible for accelerated approval on the basis of a surrogate or intermediate endpoint reasonably likely to predict long-term clinical benefit, or reliance upon data obtained from a meaningful number of clinical trial sites, including through expansion of trials to additional sites. RMAT-designated products that receive accelerated approval may, as appropriate, fulfill their post-approval requirements through submission of clinical evidence, clinical studies, patient registries, or other sources of real-world evidence (such as electronic health records); through the collection of larger confirmatory data sets; or via post-approval monitoring of all patients treated with such therapy prior to approval of such therapy.
Fast track designation, breakthrough therapy designation, priority review, accelerated approval, and RMAT designation do not change the standards for approval but may expedite the development or approval process. Even if a product candidate qualifies for one or more of these programs, the FDA may later decide that the product no longer meets the conditions for qualification or decide that the time period for FDA review or approval will not be shortened.
Orphan Drug Designation and Exclusivity
Under the Orphan Drug Act, the FDA may grant orphan designation to a biologic intended to treat a rare disease or condition, defined as a disease or condition with a patient population of fewer than 200,000 individuals in the United States, or a patient population greater than 200,000 individuals in the United States and when there is no reasonable expectation that the cost of developing and making available the drug or biologic in the United States will be recovered from sales in the United States for that biologic. Orphan drug designation must be requested before submitting a BLA. After the FDA grants orphan drug designation, the generic identity of the therapeutic agent and its potential orphan use are disclosed publicly by the FDA. Orphan drug designation does not convey any advantage in or shorten the duration of the regulatory review and approval process.
In the United States, orphan drug designation entitles a party to financial incentives such as opportunities for grant funding towards clinical trial costs, tax advantages and user-fee
waivers. In addition, if a product that has orphan drug designation subsequently receives the first FDA approval for a particular drug or biologic for the disease for which it has such designation, the product is entitled to orphan product exclusivity, which means that the FDA may not approve any other applications, including a full BLA, to market the same biologic for the same indication for seven years, except in limited circumstances, such as a showing of clinical superiority to the product with orphan drug exclusivity or if the FDA finds that the holder of the orphan drug exclusivity has not shown that it can assure the availability of sufficient quantities of the orphan drug to meet the needs of patients with the disease or condition for which the drug was designated. Orphan drug exclusivity does not prevent the FDA from approving a different drug or biologic for the same disease or condition, or the same drug or biologic for a different disease or condition. Competitors may receive approval of different products for the indication for which the orphan product has exclusivity or obtain approval for the same product but for a different indication for which the orphan product has exclusivity. Orphan product exclusivity also could block the approval of one of our products for seven years if a competitor obtains approval of the same biological product as defined by the FDA or if our product candidate is determined to be contained within the competitor’s product for the same indication or disease.
A designated orphan drug may not receive orphan drug exclusivity if it is approved for a use that is broader than the indication for which it received orphan designation. In addition, orphan drug exclusive marketing rights in the United States may be lost if the FDA later determines that the request for designation was materially defective or, as noted above, if a second applicant demonstrates that its product is clinically superior to the approved product with orphan exclusivity or the manufacturer of the approved product is unable to assure sufficient quantities of the product to meet the needs of patients with the rare disease or condition.
Post-Approval Requirements
Biologics are subject to pervasive and continuing regulation by the FDA, including, among other things, requirements relating to record-keeping, reporting of adverse experiences, periodic reporting, product sampling and distribution, and advertising and promotion of the product. After approval, most changes to the approved product, such as adding new indications or other labeling claims, are subject to prior FDA review and approval. There also are continuing, annual program fees for any marketed products. Biologic manufacturers and other entities involved in the manufacture and distribution of approved biological products are required to register their establishments with the FDA and certain state agencies, and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with cGMP requirements and other laws, which impose certain procedural and documentation requirements upon us and our third-party manufacturers. Manufacturers and other parties involved in the drug supply chain for prescription drug products must also comply with product tracking and tracing requirements and for notifying the FDA of counterfeit, diverted, stolen and intentionally adulterated products or products that are otherwise unfit for distribution in the United States. Accordingly, manufacturers must continue to expend time, money, and effort in the area of production and quality control to maintain GMP compliance. Changes to the manufacturing process or facility are strictly regulated, and, depending on the significance of the change, may require prior FDA approval before being implemented. FDA regulations also require investigation and correction of any deviations from cGMP and impose reporting requirements upon us and any third-party manufacturers that we may decide to use. Accordingly, manufacturers must continue to expend time, money and effort in the area of production and quality control to maintain compliance with cGMP and other aspects of regulatory compliance.
The FDA may withdraw approval if compliance with regulatory requirements and standards is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with manufacturing processes, or failure to comply with regulatory requirements, may result in revisions to the approved labeling to add new safety information; imposition of post-market studies or clinical studies to assess new safety risks; or imposition of distribution restrictions or other restrictions under a REMS program. Other potential consequences include, among other things:

•	restrictions on the marketing or manufacturing of the product, complete withdrawal of the product from the market or product recalls;

•	fines, warning letters, or untitled letters;

•	clinical holds on clinical studies;

•	refusal of the FDA to approve pending applications or supplements to approved applications, or suspension or revocation of product license approvals;

•	product seizure or detention, or refusal to permit the import or export of products;

•	consent decrees, corporate integrity agreements, debarment or exclusion from federal healthcare programs;

•	mandated modification of promotional materials and labeling and the issuance of corrective information;

•	the issuance of safety alerts, Dear Healthcare Provider letters, press releases and other communications containing warnings or other safety information about the product; or

•	injunctions or the imposition of civil or criminal penalties.
The FDA also may require post-marketing testing, known as Phase 4 testing, and surveillance to monitor the effects of an approved product. Discovery of previously unknown problems with a product or the failure to comply with applicable FDA requirements can have negative consequences, including adverse publicity, judicial or administrative enforcement, warning letters from the FDA, mandated corrective advertising or communications with doctors, and civil or criminal penalties, among others. Newly discovered or developed safety or effectiveness data may require changes to a product’s approved labeling, including the addition of new warnings and contraindications, and also may require the implementation of other risk management measures.
The FDA closely regulates the marketing, labeling, advertising and promotion of biologics. A company can make only those claims relating to safety and efficacy, purity and potency that are approved by the FDA and in accordance with the provisions of the approved label. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label
uses. The federal government has levied large civil and criminal fines against companies for alleged improper promotion of off-label
use and has enjoined companies from engaging in
off-label
promotion. The FDA and other regulatory agencies have also required that companies enter into consent decrees or permanent injunctions under which specified promotional conduct is changed or curtailed. Failure to comply with these requirements can result in, among other things, adverse publicity, warning letters, corrective advertising and potential civil and criminal penalties. FDA sanctions could include refusal to approve pending applications, withdrawal of an approval, clinical hold, warning or untitled letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, refusals of government contracts, mandated corrective advertising or communications with doctors, debarment, restitution, disgorgement of profits, or civil or criminal penalties. Physicians may prescribe, in their independent professional and medical judgment, legally available products for uses that are not described in the product’s labeling and that differ from those tested and approved by the FDA. Such off-label
uses are common across medical specialties. Physicians may believe that such off-label
uses are the best treatment for many patients in varied circumstances. The FDA does not regulate the behavior of physicians in their choice of treatments. The FDA does, however, restrict manufacturer’s communications on the subject of off-label
use of their products.

Biosimilars and Reference Product Exclusivity
The Affordable Care Act, signed into law in 2010, includes a subtitle called the Biologics Price Competition and Innovation Act, or BPCIA, which created an abbreviated approval pathway for biological products that are biosimilar to or interchangeable with an
FDA-licensed
reference biological product. The FDA has issued several guidance documents outlining an approach to review and approval of biosimilars.
Biosimilarity, which requires that there be no clinically meaningful differences between the biological product and the reference product in terms of safety, purity and potency, can be shown through analytical studies, animal studies, and a clinical study or studies. Interchangeability requires that a product is biosimilar to the reference product and the product must demonstrate that it can be expected to produce the same clinical results as the reference product in any given patient and, for products that are administered multiple times to an individual, the biologic and the reference biologic may be alternated or switched after one has been previously administered without increasing safety risks or risks of diminished efficacy relative to exclusive use of the reference biologic. However, complexities associated with the larger, and often more complex, structures of biological products, as well as the processes by which such products are manufactured, pose significant hurdles to implementation of the abbreviated approval pathway that are still being worked out by the FDA.
Under the BPCIA, an application for a biosimilar product may not be submitted to the FDA until four years following the date that the reference product was first licensed by the FDA. In addition, the approval of a biosimilar product may not be made effective by the FDA until 12 years from the date on which the reference product was first licensed. During this
12-year
period of exclusivity, another company may still market a competing version of the reference product if the FDA approves a full BLA for the competing product containing that applicant’s own preclinical data and data from adequate and well-controlled clinical trials to demonstrate the safety, purity and potency of its product. The BPCIA also created certain exclusivity periods for biosimilars approved as interchangeable products. At this juncture, it is unclear whether products deemed “interchangeable” by the FDA will, in fact, be readily substituted by pharmacies, which are governed by state pharmacy law.
A biological product can also obtain pediatric market exclusivity in the United States. Pediatric exclusivity, if granted, adds six months to existing exclusivity periods and patent terms. This six-month
exclusivity, which runs from the end of other exclusivity protection or patent term, may be granted based on the voluntary completion of a pediatric study in accordance with an
FDA-issued
“Written Request” for such a study. The BPCIA is complex and continues to be interpreted and implemented by the FDA. In addition, government proposals have sought to reduce the
12-year
reference product exclusivity period. Other aspects of the BPCIA, some of which may impact the BPCIA exclusivity provisions, have also been the subject of recent litigation. As a result, the ultimate impact, implementation, and impact of the BPCIA is subject to significant uncertainty.
Government Regulation Outside of the United States
In addition to regulations in the United States, we will be subject to a variety of regulations in other jurisdictions governing, among other things, clinical studies and any commercial sales and distribution of our products. Because biologically sourced raw materials are subject to unique contamination risks, their use may be restricted in some countries.
Whether or not we obtain FDA approval for a product, we must obtain the requisite approvals from regulatory authorities in foreign countries prior to the commencement of clinical studies or marketing of the product in those countries. Certain countries outside of the United States have a similar process that requires the submission of a clinical study application much like the IND prior to the commencement of human clinical studies. In the European Union, for example, a CTA must be submitted to each country’s national health authority and an independent ethics committee, much like the FDA and the IRB, respectively. Once the CTA is approved in accordance with a country’s requirements, clinical study development may proceed.
The requirements and process governing the conduct of clinical studies, product licensing, pricing and reimbursement vary from country to country. In all cases, the clinical studies are conducted in accordance with

GCP and the applicable regulatory requirements and the ethical principles that have their origin in the Declaration of Helsinki.
To obtain regulatory approval of an investigational biological product under European Union regulatory systems, we must submit a marketing authorization application. The application used to file the BLA in the United States is similar to that required in the European Union, with the exception of, among other things, country-specific document requirements. The European Union also provides opportunities for market exclusivity. For example, in the European Union, upon receiving marketing authorization, new chemical entities generally receive eight years of data exclusivity and an additional two years of market exclusivity. If granted, data exclusivity prevents regulatory authorities in the European Union from referencing the innovator’s data to assess a generic application. During the additional two-year
period of market exclusivity, a generic marketing authorization can be submitted, and the innovator’s data may be referenced, but no generic product can be marketed until the expiration of the market exclusivity. However, there is no guarantee that a product will be considered by the European Union’s regulatory authorities to be a new chemical entity, and products may not qualify for data exclusivity. Products receiving orphan designation in the European Union can receive ten years of market exclusivity, during which time no similar medicinal product for the same indication may be placed on the market. An orphan product can also obtain an additional two years of market exclusivity in the European Union for pediatric studies. No extension to any supplementary protection certificate can be granted on the basis of pediatric studies for orphan indications.
The criteria for designating an “orphan medicinal product” in the European Union are similar in principle to those in the United States. Under Article 3 of Regulation (EC) 141/2000, a medicinal product may be designated as orphan if (1) it is intended for the diagnosis, prevention or treatment of a life-threatening or chronically debilitating condition; (2) either (a) such condition affects no more than five in 10,000 persons in the European Union when the application is made, or (b) the product, without the benefits derived from orphan status, would not generate sufficient return in the European Union to justify investment; and (3) there exists no satisfactory method of diagnosis, prevention or treatment of such condition authorized for marketing in the European Union, or if such a method exists, the product will be of significant benefit to those affected by the condition, as defined in Regulation (EC) 847/2000. Orphan medicinal products are eligible for financial incentives such as reduction of fees or fee waivers and are, upon grant of a marketing authorization, entitled to ten years of market exclusivity for the approved therapeutic indication. The application for orphan drug designation must be submitted before the application for marketing authorization. The applicant will receive a fee reduction for the marketing authorization application if the orphan drug designation has been granted, but not if the designation is still pending at the time the marketing authorization is submitted. Orphan drug designation does not convey any advantage in, or shorten the duration of, the regulatory review and approval process.
The
10-year
market exclusivity may be reduced to six years if, at the end of the fifth year, it is established that the product no longer meets the criteria for orphan designation, for example, if the product is sufficiently profitable not to justify maintenance of market exclusivity. Additionally, marketing authorization may be granted to a similar product for the same indication at any time if:

•	The second applicant can establish that its product, although similar, is safer, more effective or otherwise clinically superior;

•	The applicant consents to a second orphan medicinal product application; or

•	The applicant cannot supply enough orphan medicinal product.
For other countries outside of the European Union, such as countries in Eastern Europe, Latin America or Asia, the requirements governing the conduct of clinical studies, product licensing, pricing and reimbursement vary from country to country. In all cases, again, the clinical studies are conducted in accordance with GCP and the applicable regulatory requirements and the ethical principles that have their origin in the Declaration of Helsinki.

If we fail to comply with applicable foreign regulatory requirements, we may be subject to, among other things, fines, suspension or withdrawal of regulatory approvals, product recalls, seizure of products, operating restrictions and criminal prosecution.
Other Healthcare Laws
Pharmaceutical companies are subject to additional healthcare regulation and enforcement by the federal government and by authorities in the states and foreign jurisdictions in which they conduct their business and may constrain the financial arrangements and relationships through which we research, as well as, sell, market and distribute any products for which we obtain marketing approval. Such laws include, without limitation, federal and state anti-kickback, fraud and abuse, false claims, data privacy and security and physician and other health care provider transparency laws and regulations.
In order to distribute products commercially, we must also comply with state laws that require the registration of manufacturers and wholesale distributors of pharmaceutical products in a state, including, in certain states, manufacturers and distributors who ship products into the state even if such manufacturers or distributors have no place of business within the state. Some states also impose requirements on manufacturers and distributors to establish the pedigree of product in the chain of distribution, including some states that require manufacturers and others to adopt new technology capable of tracking and tracing product as it moves through the distribution chain. Several states have enacted legislation requiring pharmaceutical companies to establish marketing compliance programs, file periodic reports with the state, make periodic public disclosures on sales, marketing, pricing, track and report gifts, compensation and other remuneration made to physicians and other healthcare providers, clinical trials and other activities, and/or register their sales representatives, as well as to prohibit pharmacies and other healthcare entities from providing certain physician prescribing data to pharmaceutical companies for use in sales and marketing, and to prohibit certain other sales and marketing practices. All of our activities are potentially subject to federal and state consumer protection and unfair competition laws.
If our operations are found to be in violation of any of the federal and state healthcare laws described above or any other governmental regulations that apply to us, we may be subject to penalties, including without limitation, civil, criminal and/or administrative penalties, damages, fines, disgorgement, imprisonment, exclusion from participation in government programs, such as Medicare and Medicaid, injunctions, private “qui tam” actions brought by individual whistleblowers in the name of the government, or refusal to allow us to enter into government contracts, contractual damages, reputational harm, administrative burdens, diminished profits and future earnings, and the curtailment or restructuring of our operations, any of which could adversely affect our ability to operate our business and our results of operations. For information regarding risks related to these compliance requirements, see the section titled “Risk Factors—Risks Related to Government Regulations.”
Coverage and Reimbursement
Sales of any product depend, in part, on the extent to which such product will be covered by third-party payors, such as federal, state, and foreign government healthcare programs, commercial insurance and managed healthcare organizations, and the level of reimbursement for such product by third-party payors. Decisions regarding the extent of coverage and amount of reimbursement to be provided are made on a plan-by-plan
basis. These third-party payors are increasingly reducing coverage and reimbursement for medical products, drugs and services. Obtaining coverage and adequate reimbursement for our product candidates may be particularly difficult because of the higher prices often associated with drugs administered under the supervision of a physician. Similarly, because our product candidates are physician-administered, separate reimbursement for the product itself may or may not be available. Instead, the administering physician may or may not be reimbursed for providing the treatment or procedure in which our product is used.
In addition, the U.S. government, state legislatures and foreign governments have continued implementing cost-containment programs, including price controls, restrictions on coverage and reimbursement and requirements for substitution of generic products. Adoption of price controls and cost-containment measures, and adoption of more restrictive policies in jurisdictions with existing controls and measures, could further limit sales of any product. Decreases in third-party reimbursement for any product or a decision by a third-party payor not to cover a product could reduce physician usage and patient demand for the product and also have a material adverse effect on sales.
Healthcare Reform
Payors, whether domestic or foreign, or governmental or private, are developing increasingly sophisticated methods of controlling healthcare costs and those methods are not always specifically adapted for new technologies such as gene therapy and therapies addressing rare diseases such as those we are developing. In both the United States and certain foreign jurisdictions, there have been a number of legislative and regulatory changes to the health care system that could impact our ability to sell our products profitably
In the United States, in March 2010, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act, each as amended, collectively known as the ACA, was enacted, which substantially changed the way healthcare is financed by both governmental and private insurers, and significantly affected the pharmaceutical industry. The ACA contained a number of provisions, including those governing enrollment in federal healthcare programs, reimbursement adjustments and changes to fraud and abuse laws. For example, the ACA:

•	increased the minimum level of Medicaid rebates payable by manufacturers of brand name drugs from 15.1% to 23.1% of the average manufacturer price;

•	required collection of rebates for drugs paid by Medicaid managed care organizations;

•
required manufacturers to participate in a coverage gap discount program, under which they must now agree to offer 70 percent point-of-sale
discounts off negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period, as a condition for the manufacturer’s outpatient drugs to be covered under Medicare Part D; and

•	imposed a non-deductible annual fee on pharmaceutical manufacturers or importers who sell “branded prescription drugs” to specified federal government programs.
On June 17, 2021, the U.S. Supreme Court dismissed the most recent judicial challenge to the ACA brought by several states without specifically ruling on the constitutionality of the ACA. Prior to the Supreme Court’s decision, President Biden issued an Executive Order to initiate a special enrollment period from February 15, 2021 through August 15, 2021 for purposes of obtaining health insurance coverage through the ACA marketplace. The Executive Order also instructed certain governmental agencies to review and reconsider their existing policies and rules that limit access to healthcare, including among others, reexamining Medicaid demonstration projects and waiver programs that include work requirements, and policies that create unnecessary barriers to obtaining access to health insurance coverage through Medicaid or the ACA. It is unclear how other healthcare reform measures of the Biden administrations or other efforts, if any, to challenge repeal or replace the ACA, will impact our business.
Other legislative changes have been proposed and adopted in the United States since the Affordable Care Act was enacted. For example, on March 11, 2021, President Biden signed the American Rescue Plan Act of 2021 into law, which eliminates the statutory Medicaid drug rebate cap, currently set at 100% of a drug’s average manufacturer price, for single source and innovator multiple source drugs, beginning January 1, 2024. Further, in August 2011, the Budget Control Act of 2011, among other things, created measures for spending reductions by Congress. A Joint Select Committee on Deficit Reduction, tasked with recommending a targeted deficit reduction of at least $1.2 trillion for the years 2013 through 2021, was unable to reach required goals, thereby triggering the legislation’s automatic reduction to several government programs, including aggregate reductions of Medicare payments to providers of 2% per fiscal year. These reductions went into effect in April 2013 and, due to subsequent legislative amendments to the statute, will remain in effect through 2030 unless additional action is taken by Congress. Pursuant to the Coronavirus Aid, Relief, and Economic Security Act, also known as the CARES Act, as well as subsequent legislation, these reductions have been suspended from May 1, 2020 through December 31, 2021 due to the
COVID-19
pandemic.
Further, on May 30, 2018, the Right to Try Act was signed into law. The law, among other things, provides a federal framework for certain patients to access certain investigational new drug products that have completed a Phase 1 clinical trial and that are undergoing investigation for FDA approval. Under certain circumstances, eligible patients can seek treatment without enrolling in clinical trials and without obtaining FDA permission under the FDA expanded access program. There is no obligation for a pharmaceutical manufacturer to make its drug products available to eligible patients as a result of the Right to Try Act.
Moreover, there has recently been heightened governmental scrutiny over the manner in which manufacturers set prices for their marketed products, which has resulted in several Congressional inquiries, proposed and enacted legislation and executive orders issued by the previous administration designed to, among other things, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drug products. The likelihood of success of these and other measures initiated by the previous administration is uncertain, particularly in light of the new Biden administration. It is also possible that additional governmental action is taken in response to the
COVID-19
pandemic. Individual states in the United States have also become increasingly active in implementing regulations designed to control pharmaceutical product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing.
Data Privacy and Security Laws
We also are or will become subject to privacy laws in the jurisdictions in which we are established or in which we sell or market our products or run clinical trials. For example, in Europe we are subject to the GDPR in relation to our collection, control, processing and other use of personal data (i.e., data relating to an identifiable living individual). We process personal data in relation to participants in our clinical trials in the EEA, including health and medical information of these participants. The GDPR also provides that individual EEA countries may introduce further conditions of their own, including limitations which could limit our ability to collect, use and share personal data.
The GDPR imposes onerous accountability obligations requiring data controllers and processors to maintain a record of their data processing and implement policies as part of its mandated privacy governance framework. It also requires data controllers to be transparent and disclose to data subjects (in a concise, intelligible and easily accessible form) how their personal information is to be used; imposes limitations on retention of personal data; defines pseudonymized (i.e., key-coded)
data; introduces mandatory data breach notification requirements; and sets higher standards for data controllers to demonstrate that they have obtained valid consent for certain data processing activities. Fines for certain breaches of the GDPR are significant: up to the greater of €20 million or 4% of total global annual turnover. A breach of the GDPR or other applicable privacy and data protection laws and regulations could also result in regulatory investigations, reputational damage, orders to cease/change our use of data, enforcement notices, or potential civil claims including class action type litigation. Further, from January 1, 2021, we have to comply with the GDPR and separately the UK GDPR, which, together with the amended UK Data Protection Act 2018, retains the GDPR in UK national law. The GDPR and the UK GDPR each have the ability to fine up to the greater of €20 million/ £17 million or 4% of global turnover. Further, the relationship between the United Kingdom and the European Union in relation to certain aspects of data protection law remains unclear, including how data transfers between European Union member states and the United Kingdom will be treated and how United Kingdom data protection laws and regulations will develop in the medium to longer term. Currently there is a four to six-month
grace period agreed in the European Union and

United Kingdom Trade and Cooperation Agreement, ending June 30, 2021 at the latest, whilst the parties discuss an adequacy decision. The European Commission published a draft adequacy decision on February 19, 2021. If adopted, the decision will enable data transfers from European Union member states to the United Kingdom for a four-year period, subject to subsequent extensions. These changes may lead to additional compliance costs and could increase our overall risk.
In addition, the GDPR places restrictions on cross-border data transfers. Certain aspects of cross-border data transfers under the GDPR are uncertain as the result of legal proceedings in the European Union, including a recent decision by the Court of Justice for the European Union that invalidated the
EU-U.S.
Privacy Shield and, to some extent, called into question the efficacy and legality of using standard contractual clauses. This may increase the complexity of transferring personal data across borders. The GDPR will increase our responsibility and liability in relation to personal data that we process where such processing is subject to the GDPR, and we may be required to put in place additional mechanisms to ensure compliance with the GDPR, including as implemented by individual countries. We are also subject to European Union rules with respect to cross-border transfers of personal data out of the EEA. Recent legal developments in the European Union have created complexity and uncertainty regarding transfers of personal data from the EEA to other countries whose data protection standards have not been deemed “adequate” by the European Commission (including the United States). On July 16, 2020, the Court of Justice of the European Union, or CJEU, invalidated the
EU-US
Privacy Shield Framework, or Privacy Shield, under which personal data could be transferred from the EEA to US entities who had self-certified under the Privacy Shield scheme. While the CJEU upheld the adequacy, subject to certain conditions, of the standard contractual clauses (a standard form of contract approved by the European Commission as an adequate personal data transfer mechanism), future regulatory guidance could result in changes to the use of standard contractual clauses. As supervisory authorities issue further guidance on personal data export mechanisms, including circumstances where the standard contractual clauses cannot be used, and/or start taking enforcement action, we could suffer additional costs, complaints and/or regulatory investigations or fines, and/or if we are otherwise unable to transfer personal data between and among countries and regions in which we operate, it could affect the manner in which we provide our services, the geographical location or segregation of our relevant systems and operations, and could adversely affect our financial results.
Further, the exit of the United Kingdom, or UK, from the European Union, often referred to as Brexit, has created uncertainty with regard to data protection regulation in the UK. Specifically, the UK exited the European Union on January 1, 2020, subject to a transition period that ended December 31, 2020. Under the post-Brexit Trade and Cooperation Agreement between the European Union and the UK, the UK and European Union have agreed that transfers of personal data to the UK from EEA member states will not be treated as ‘restricted transfers’ to a non-EEA
country for a period of up to four months from January 1, 2021, plus a potential further two months extension, or the Extended Adequacy Assessment Period. Although the current maximum duration of the Extended Adequacy Assessment Period is six months, it may end sooner, for example, in the event that the European Commission adopts an adequacy decision in respect of the UK, or the UK amends the UK GDPR and/or makes certain changes regarding data transfers under the UK GDPR/Data Protection Act 2018 without the consent of the European Union (unless those amendments or decisions are made simply to keep relevant UK laws aligned with the European Union’s data protection regime). If the European Commission does not adopt an ‘adequacy decision’ in respect of the UK prior to the expiry of the Extended Adequacy Assessment Period, from that point onwards the UK will be an ‘inadequate third country’ under the GDPR and transfers of personal data from the EEA to the UK will require a ‘transfer mechanism’ such as the Standard Contractual Clauses.
In the United States, numerous federal and state laws and regulations, including data breach notification laws, health information privacy and security laws, including HIPAA, and federal and state consumer protection laws and regulations (e.g., Section 5 of the Federal Trade Commission Act) that govern the collection, use, disclosure, and protection of health-related and other personal information could apply to our operations or the operations of our partners. In addition, certain state laws govern the privacy and security of personal information, including health-related information in certain circumstances, some of which are more stringent than HIPAA and many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts. For example, California enacted the CCPA, which creates individual privacy rights for California consumers (as defined in the law) and places increased privacy and security obligations on entities handling certain personal data of consumers or households. The CCPA requires covered companies to provide new disclosure to consumers about such companies’ data collection, use and sharing practices, provide such consumers new ways to opt-out
of certain sales or transfers of personal information, and provide consumers with additional causes of action. The CCPA provides for civil penalties for violations, as well as a private right of action for certain data breaches that result in the loss of personal information. This private right of action may increase the likelihood of, and risks associated with, data breach litigation. The CCPA became effective on January 1, 2020, and (a) allows the California Attorney General to impose civil penalties for violations and (b) authorizes private lawsuits to recover statutory damages for certain data breaches. In addition, laws in all 50 U.S. states require businesses to provide notice to consumers whose personal information has been disclosed as a result of a data breach. State laws are changing rapidly and there is discussion in the U.S. Congress of a new comprehensive federal data privacy law to which we would become subject if it is enacted. The CCPA may impact our business activities and exemplifies the vulnerability of our business to the evolving regulatory environment related to personal data and protected health information. Additionally, a new privacy law, the California Privacy Rights Act, or CPRA, recently passed in California. The CPRA significantly modifies the CCPA and imposes additional data protection obligations on covered businesses, including additional consumer rights processes, limitations on data uses, new audit requirements for higher risk data, and opt outs for certain uses of sensitive data. It will also expand the types of data breaches subject to the CCPA’s private right of action, provide for increased penalties for CPRA violations concerning California residents under the age of 16 and create a new California data protection agency authorized to issue substantive regulations, and could result in increased privacy and information security enforcement. The majority of the provisions will go into effect on January 1, 2023, and additional compliance investment and potential business process changes may be required. Ensuring compliance with the CPRA could require us to incur additional costs and expenses.
In order to distribute products commercially, we must comply with state laws that require the registration of manufacturers and wholesale distributors of pharmaceutical products in a state, including, in certain states, manufacturers and distributors who ship products into the state even if such manufacturers or distributors have no place of business within the state. Some states also impose requirements on manufacturers and distributors to establish the pedigree of product in the chain of distribution, including some states that require manufacturers and others to adopt new technology capable of tracking and tracing product as it moves through the distribution chain. Several states have enacted legislation requiring pharmaceutical companies to establish marketing compliance programs, file periodic reports with the state, make periodic public disclosures on sales, marketing, pricing, track and report gifts, compensation and other remuneration made to physicians and other healthcare providers, clinical trials and other activities, and/or register their sales representatives, as well as to prohibit pharmacies and other healthcare entities from providing certain physician prescribing data to pharmaceutical companies for use in sales and marketing, and to prohibit certain other sales and marketing practices. All of our activities are potentially subject to federal and state consumer protection and unfair competition laws.
If our operations are found to be in violation of any of the federal and state healthcare and privacy laws described above or any other governmental regulations that apply to us, we may be subject to penalties, including without limitation, civil, criminal and/or administrative penalties, damages, fines, disgorgement, imprisonment, exclusion from participation in government programs, such as Medicare and Medicaid, injunctions, private “qui tam” actions brought by individual whistleblowers in the name of the government, or refusal to allow us to enter into government contracts, contractual damages, reputational harm, administrative burdens, diminished profits and future earnings, and the curtailment or restructuring of our operations, any of which could adversely affect our ability to operate our business and our results of operations. For information regarding risks related to these compliance requirements, see the section titled “Risk Factors—Risks Related to Government Regulation.”

Facilities
Our corporate headquarters are located in South San Francisco, California, where we lease approximately 40,000 square feet of office and research and development space pursuant to a lease agreement which commenced on April 25, 2019 and expires on April 30, 2027, with an option to extend for eight years. In Alameda, California, we lease approximately 92,000 square feet of space pursuant to a lease agreement which initiated on June 3, 2021 and expires on September 30, 2032, with two options to extend for five years each. Within this space, we have begun the build-out
of a cell therapy manufacturing facility designed to meet Current Good Manufacturing Practices (cGMP) with the goal of providing clinical and commercial-scale manufacturing for multiple allogeneic, or
“off-the-shelf”,
chimeric antigen receptor (CAR) natural killer (NK) cell product candidates. We believe that our existing facilities are suitable and adequate for our needs.
Employees and Human Capital Resources
As of December 16, 2021, we had 89 employees, all of whom were full-time, consisting of clinical, research, operations, regulatory, finance and business development personnel. 28 of our employees hold Ph.D. or M.D. degrees. None of our employees are subject to a collective bargaining agreement. We consider our relationship with our employees to be good.
Our human capital resources objectives include, as applicable, identifying, recruiting, retaining, incentivizing and integrating our existing and additional employees. The principal purposes of our equity incentive plans are to attract, retain and motivate selected employees, consultants and directors through the granting of stock-based compensation awards, in order to increase stockholder value and the success of our company by motivating such individuals to perform to the best of their abilities and achieve our objectives.
Legal Proceedings
From time to time, we may become involved in legal proceedings or be subject to claims arising in the ordinary course of our business. We are not currently a party to any material legal proceedings. Regardless of outcome, such proceedings or claims can have an adverse impact on us because of defense and settlement costs, diversion of resources and other factors, and there can be no assurances that favorable outcomes will be obtained.

SENTI MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
You should read the following discussion and analysis of our financial condition and results of operations together with our consolidated financial statements and related notes included elsewhere in this proxy statement/prospectus. Some of the information contained in this discussion and analysis are set forth elsewhere in this proxy statement/prospectus, including information with respect to our plans and strategy for our business and related financing, and includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the section of this proxy statement/prospectus titled “Risk Factors,” our actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.
Cautionary Statement Regarding Forward-Looking Statements
In addition to historical information, some of the information contained in this discussion and analysis or set forth elsewhere in this proxy statement/consent solicitation statement/prospectus, including information with respect to our plans and strategy for our business, future financial performance, expense levels and liquidity sources, includes forward-looking statements that involve risks and uncertainties. You should read the sections of this proxy statement/consent solicitation statement/prospectus titled “Forward-Looking Statements” and “Risk Factors” for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.
Overview
Senti is a preclinical biotechnology company developing next-generation cell and gene therapies engineered with its gene circuit platform technologies to fight challenging diseases. Senti’s mission is to create a new generation of smarter therapies that can outmaneuver complex diseases in ways previously not implemented by conventional medicines. To accomplish this mission, Senti has built a synthetic biology platform that it believes may enable it to program next-generation cell and gene therapies with what it refers to as “gene circuits.” These gene circuits, which Senti created from novel and proprietary combinations of genetic parts, are designed to reprogram cells with biological logic to sense inputs, compute decisions and respond to their respective cellular environments. Senti aims to design and optimize gene circuits through its Design-Build-Test- Learn Engine or DBTL Engine, to improve the “intelligence” of cell and gene therapies in order to enhance their therapeutic effectiveness against a broad range of diseases that conventional medicines are unable to address. Senti’s gene circuit platform technologies can be applied in a modality-agnostic manner, with applicability to natural killer (NK) cells, T cells, tumor infiltrating lymphocytes (TILs), stem cells including Hematopoietic Stem Cells (HSCs), in vivo gene therapy and messenger ribonucleic acid (mRNA). All of Senti’s current product candidates are in preclinical development. Senti’s lead product candidates utilize allogeneic chimeric antigen receptor (CAR) NK cells outfitted with its gene circuit technologies in several oncology indications with currently high unmet need. Senti expects to file investigational new drug applications, or INDs, for multiple product candidates starting in 2023.
Since our inception, we have funded our operations almost exclusively with proceeds from the sale and issuance of shares of our redeemable convertible preferred stock and debt financings, and we have devoted substantially all of our resources to organizing and staffing our company, business planning, raising capital, developing and optimizing our platform technologies, identifying potential product candidates, undertaking research and preclinical studies and clinical trial planning activities, engaging in manufacturing for our development programs, establishing and enhancing our intellectual property portfolio, and providing general and administrative support for these operations. Through September 30, 2021 (unaudited), we have received gross proceeds of $158.1 million from sales of our redeemable convertible preferred stock including borrowings under convertible notes, which converted into redeemable convertible preferred stock in 2018 and 2020.

We have incurred net losses of $44.4 million and $18.8 million for the nine months ended September 30, 2021 and 2020 (unaudited), respectively, and net losses of $19.9 million and $21.2 million for the years ended December 31, 2020 and 2019, respectively. We expect to continue to incur significant losses for the foreseeable future. As of September 30, 2021 (unaudited), we had cash and cash equivalents of $73.7 million, and an accumulated deficit of $104.2 million.
We anticipate that our expenses and operating losses will increase substantially over the foreseeable future. The expected increase in expenses will be driven in large part by our ongoing activities, if and as we:

•	continue to advance our gene circuit platform technologies;

•	continue preclinical development of our current and future product candidates and initiate additional preclinical studies;

•	commence clinical studies of our current and future product candidates;

•	establish our manufacturing capability, including developing our contract development and manufacturing relationships, and building our internal manufacturing facilities;

•	acquire and license technologies aligned with our gene circuit platform technologies;

•	seek regulatory approval of our current and future product candidates;

•	expand our operational, financial, and management systems and increase personnel, including personnel to support our preclinical and clinical development, manufacturing and commercialization efforts;

•	continue to develop, grow, perfect, and defend our intellectual property portfolio; and

•	incur additional legal, accounting, or other expenses in operating our business, including the additional costs associated with operating as a public company.
In addition, in 2021, we began construction on a dedicated
in-house,
state-of-the-art
current good manufacturing practices “cGMP” facility to support clinical and commercial-scale production of multiple allogeneic NK cell product candidates. We anticipate that this facility will become operational in time to support initial clinical trials for our lead product candidates. Our manufacturing facility is designed to leverage the latest cell therapy process technologies as we strive to maximize scalability and minimize cost of goods.
The global
COVID-19
pandemic continues to evolve, and we will continue to monitor it closely. The extent of the impact of the
COVID-19
pandemic on our business, operations, and development timelines and plans remains uncertain and will depend on certain developments, including the duration and spread of the outbreak and any new variants, and its impact on our anticipated clinical trial plans, CROs, contract manufacturing organizations, and other third parties with whom we do business. To date, we have not experienced delays in our discovery and development activities as a result of the
COVID-19
pandemic. However, we cannot be sure that we will not experience delays or challenges in the future. We will continue to actively monitor the situation related to
COVID-19
and may take further actions that alter our operations, including those that may be required by federal, state, or local authorities, or that we determine are in the best interests of our employees and other third parties with whom we do business.
As of April 12, 2021, the issuance date of the consolidated financial statements for the year ended December 31, 2020, the Company concluded that substantial doubt existed about the Company’s ability to continue as a going concern for one year from the issuance date of the annual consolidated financial statements. In light of these concerns, our independent registered public accounting firm included in its opinion for the year ended December 31, 2020 an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern within one year from April 12, 2021.

We believe that our cash and cash equivalents on hand as of September 30, 2021 (unaudited) are not sufficient to fund our operations for the next twelve months from the date of this proxy statement/prospectus.
Recent Developments
Pending Merger with Dynamics Special Purpose Corp.
On December 19, 2021, we entered into a definitive Business Combination Agreement with Dynamics Special Purpose Corp. (“DYNS”), a publicly traded special purpose acquisition company (“SPAC”). Under the terms of the proposed transaction, we will merge with DYNS at an estimated combined enterprise value of approximately $276 million. The cash components of the transaction will be funded by DYNS’ cash in trust of $230.0 million (assuming no redemptions) as well as a $66.8 million private placement of common stock at $10.00 per share from various accredited investors.
On February 12, 2022, we entered into Amendment No. 1 to the Business Combination Agreement to restructure certain option grants made at the time the Business Combination Agreement was signed.
Components of Results of Operations
Total Revenue
We currently have no therapeutic products approved for sale, and we have never generated any revenue from the sale of any therapeutic products. Total revenue consists of contract revenue related to research services provided to customers and grant income which is research funding received from grants.
Our ability to generate product revenues will depend on our partners’ ability to replicate our results and the successful development and eventual commercialization of our product candidates, which we do not expect for the foreseeable future, if ever. We may also look to generate revenue from collaboration and license agreements in the future.
Operating Expenses
Our operating expenses consist of research and development expense and general and administrative expenses.
Research and Development Expenses
Research and development costs consist primarily of costs incurred for the discovery and preclinical development of our product candidates, which include:

•	employee-related expenses, including salaries, related benefits, and stock-based compensation expenses for employees engaged in research and development functions;

•	expenses incurred in connection with manufacturing, process development, research, laboratory consumables and preclinical studies;

•	the cost of consultants engaged in research and development related services and the cost to manufacture drug products for use in our preclinical studies and trials;

•	facilities, depreciation and other expenses, which include allocated expenses for rent and maintenance of facilities, insurance and supplies;

•	costs related to regulatory compliance; and

•	the cost of annual license fees.
We have not historically tracked research and development expenses by program, with the exception of third-party research projects. We have various ongoing early stage research and product candidate discovery projects and going forward, we expect to have various products undergoing clinical trials. Our internal resources, employees and infrastructure are not directly tied to any one research or product candidate discovery project and are typically deployed across multiple projects. As such, we do not maintain information regarding these costs incurred for these early stage research and product candidate discovery programs on a project-specific basis.
Our direct external development program expenses reflect external costs attributable to our preclinical development candidates selected for further development as well as INDs and clinical development. Such expenses include third-party contract costs relating to manufacturing, clinical trial activities, translational medicine and toxicology activities. We do not allocate internal research and development costs which include personnel, facility costs, laboratory consumables and discovery and research related activities associated with our pipeline because these costs are deployed across multiple programs and our platform, and, as such, are not separately classified.
Research and development expenses consisted of the following (in thousands):

	Nine Months Ended September 30,		Year Ended December 31,
	2021	2020	2020	2019
	(unaudited)	(unaudited)
Personnel-related expenses including share-based compensation	$5,645	$5,453	$6,729	$5,725
External services and supplies	6,423	4,477	5,830	5,931
Office and facilities	3,063	2,297	3,147	2,744
Other	417	173	250	124

Total	$15,548	$12,400	$15,956	$14,524

Research and development activities are central to our business model. There are numerous factors associated with the successful commercialization of any of our product candidates, including future trial design and various regulatory requirements, many of which cannot be determined with accuracy at this time based on our stage of development. In addition, future regulatory factors beyond our control may impact our preclinical development programs. Product candidates in clinical development generally have higher development costs than those in preclinical stages of development, primarily due to the increased size and duration of clinical trials. At this time, we cannot reasonably estimate or know the nature, timing and costs of the efforts that will be necessary to complete the preclinical development of any of our product candidates. However, we expect that our research and development expenses and manufacturing costs will increase substantially in connection with our planned preclinical and clinical development activities in the near term and in the future.
The successful development of our current and future product candidates is highly uncertain. This is due to numerous risks and uncertainties, including the following:

•
negative or inconclusive results from our preclinical or clinical trials or the clinical trials of others for product candidates similar to ours, leading to a decision or requirement to conduct additional preclinical studies or clinical trials or abandon any or all of our programs;

•	product-related side effects experienced by participants in our clinical trials or by individuals using therapeutics similar to our product candidates;

•
delays in submitting IND applications or comparable foreign applications, or delays or failures to obtain the necessary approvals from regulators to commence a clinical trial, or a suspension or termination of a clinical trial once commenced;

•	conditions imposed by the FDA or other regulatory authorities regarding the scope or design of our clinical trials;

•	delays in enrolling research subjects in clinical trials;

•	high drop-out rates of research subjects;

•	inadequate supply or quality of product candidate components or materials or other supplies necessary for the conduct of our clinical trials;

•
chemistry, manufacturing and control challenges associated with manufacturing and scaling up biologic product candidates to ensure consistent quality, stability, purity and potency among different batches used in clinical trials;

•	greater-than-anticipated clinical trial costs;

•	poor potency or effectiveness of our product candidates during clinical trials;

•	unfavorable FDA or other regulatory authority inspection and review of a clinical trial or manufacturing site;

•	delays as a result of the COVID-19 pandemic or events associated with the pandemic;

•	failure of our third-party contractors or investigators to comply with regulatory requirements or otherwise meet their contractual obligations in a timely manner, or at all;

•	delays and changes in regulatory requirements, policies and guidelines; and

•	the FDA or other regulatory authorities interpreting our data differently than we do.
A change in the outcome of any of these variables may significantly impact the costs and timing associated with the development of our product candidates. We may never succeed in obtaining regulatory approval for any of our product candidates.
General and Administrative Expenses
General and administrative expenses consist primarily of salaries and employee-related costs, including stock-based compensation, for personnel in executive, finance and other administrative functions. Other significant costs include legal fees relating to corporate matters, professional fees for accounting and consulting services and an allocation of facility-related costs.
We expect our general and administrative expenses will increase for the foreseeable future to support our increased research and development, manufacturing activities, and preclinical and clinical activities and to reflect increased costs associated with operating as a public company. These increased costs will likely include increased expenses for audit, legal, regulatory, tax and related services associated with maintaining compliance with exchange listing and SEC requirements, director and officer insurance premiums and investor relations costs.
Other Income (Expense)
Interest Income, net
Interest income, net consists of interest earned on our cash and cash equivalents, and short-term investments, if any, held during the year.
Change in Fair Value of Convertible Notes
Our convertible notes have been accounted for at fair value with changes in fair value recorded in earnings at each reporting period through settlement.
Change in Preferred Stock Tranche Liability
Our preferred stock tranche liability has been accounted for at fair value with changes in the fair value recorded in earnings at each reporting period through settlement.

Results of Operations
Comparison of the Nine months ended September 30, 2021 and 2020
The following table summarizes our results of operations for the nine months ended September 30, 2021 and 2020 (in thousands):

	Nine Months Ended September 30,
	2021	2020	Change
	(unaudited)	(unaudited)
Revenue:
Contract revenue	$1,748	$480	$1,268
Grant income	220	84	136

Total revenue	1,968	564	1,404
Operating expenses:
Research and development	15,548	12,400	3,148
General and administrative	15,981	6,310	9,671

Total operating expenses	31,529	18,710	12,819

Loss from operations	(29,561)	(18,146)	(11,415)
Other income (expense):
Interest income, net	7	87	(80)
Change in fair value of convertible notes	—	(682)	682
Change in preferred stock tranche liability	(14,742)	—	(14,742)
Loss on impairment of fixed assets	(9)	—	(9)
Other expense	(110)	(45)	(65)

Total other income (expense), net	(14,854)	(640)	(14,214)

Net loss	$(44,415)	$(18,786)	$(25,629)

Contract revenue
. For the nine months ended September 30, 2021 and 2020, we generated revenue from contracts and license agreements of $1.7 million and $0.5 million, respectively. The increase of $1.3 million was due primarily to a new collaboration agreement entered into in 2021 which led to the recognition of $1.7 million in incremental revenue, partially offset by a $0.4 million decrease in the revenue generated from an existing contract and license agreement, commensurate with decreased research services performed.
Grant income
. For the nine months ended September 30, 2021 and 2020, we generated revenue from grants of $0.2 million and $0.1 million, respectively. The increase of $0.1 million was primarily due to the recognition of revenue related to the Small Business Innovation Research (“SIBR”)
SENTI-202
grant funding.
Research and development expenses
. Research and development expenses were $15.5 million and $12.4 million for the nine months ended September 30, 2021 and 2020, respectively. The increase of $3.1 million was primarily due to increase of $1.9 million in lab service costs, $0.8 million in facility costs, $0.2 million in personnel-related expenses, $0.1 million in depreciation expenses and $0.1 million in professional services costs.
General and administrative expenses
. General and administrative expenses were $16.0 million and $6.3 million for the nine months ended September 30, 2021 and 2020, respectively. The increase of $9.7 million was primarily due to increases of $2.6 million in professional services related to legal and accounting services, $2.2 million related to incremental processional, legal and accounting services expenses incurred in connection with the suspended Initial Public Offering (“IPO”), $3.1 million in personnel-related expenses, $1.2 million in stock-based compensation, $0.4 million in facility costs and $0.1 million in costs related to a new directors and officers insurance policy.

Interest income, net
. Interest income was negligible and $0.1 million for the nine months ended September 30, 2021 and 2020, respectively, due to greater interest earned in 2020 on higher invested balances.
Change in fair value of convertible note
. In August 2020, we recognized an initial loss on the recognition of the convertible note of $0.9 million and thereafter recognized a fair value gain adjustment that reduced the convertible note liability by $0.2 million. There was no equivalent expense during the nine months ended September 30, 2021.
Change in preferred stock tranche liability
. For the nine months ended September 30, 2021, we recognized a loss of $14.7 million as an adjustment to the preferred stock tranche liability. The adjustment stems primarily from the increase in management’s estimate of the fair value of our Series B redeemable convertible preferred stock resulting from a decrease in time to liquidity as we drew nearer to completing an exit strategy.
There was no equivalent liability outstanding during the nine months ended September 30, 2020.
Comparison of the Years Ended December 31, 2020 and 2019
The following table summarizes our results of operations for the years ended December 31, 2020 and 2019 (in thousands):

	Year Ended December 31,
	2020	2019	Change
Revenue:
Contract revenue	$394	$85	$309
Grant income	172	—	172

Total revenue	566	85	481
Operating expenses:
Research and development	15,956	14,524	1,432
General and administrative	9,304	7,343	1,961

Total operating expenses	25,260	21,867	3,393

Loss from operations	(24,694)	(21,782)	(2,912)
Other income (expense):
Interest income, net	88	674	(586)
Change in fair value of convertible notes	(720)	—	(720)
Change in preferred stock tranche liability	5,748	—	5,748
Loss on impairment of fixed assets	(238)	(6)	(232)
Other expense	(46)	(43)	(3)

Total other income (expense), net	4,832	625	4,207

Net loss	$(19,862)	$(21,157)	$1,295

Contract revenue. For the years ended December 31, 2020 and 2019, we generated revenue from a contract and license agreement of $0.4 million and $0.1 million, respectively, commensurate with increased research services performed. Immaterial costs incurred in performing the research services under this agreement were recorded as research and development expense in our consolidated financial statements.
Grant income. For the years ended December 31, 2020 and 2019, we generated revenue from grants of $0.2 million and nil, respectively.
Research and development expenses. Research and development expenses were $16.0 million and $14.5 million for the years ended December 31, 2020 and 2019, respectively. The increase of $1.4 million was primarily due to increases of $1.0 million in personnel-related expenses, $0.4 million in facility costs and $0.1 million in depreciation, offset by a decrease of $0.1 million of third-party research expenses related to our development programs.
General and administrative expenses. General and administrative expenses were $9.3 million and $7.3 million for the years ended December 31, 2020 and 2019, respectively. The increase of $2.0 million was primarily due to increases of $1.1 million in personnel-related expenses, $0.6 million in professional services related to accounting services, corporate legal fees, other consulting and patent legal fees, and $0.3 million in facility costs and insurance.
Interest income, net. Interest income was $0.1 million and $0.7 million for the years ended December 31, 2020 and 2019, respectively. The decrease of $0.6 million was due to lower interest earned on invested balances.
Change in fair value of convertible note. In August 2020, we recognized an initial loss on the recognition of the convertible note of $0.9 million and thereafter recognized a fair value gain adjustment that reduced the convertible note liability by $0.2 million. There was no equivalent expense during the year ended December 31, 2019.
Change in preferred stock tranche liability. In connection with issuances of shares of Series B redeemable convertible preferred stock in October and December 2020, we recognized an initial liability for the Series B preferred stock tranche feature of $6.1 million and $0.1 million, respectively. In December 2020, a gain of $5.7 million was recognized in other income (expense) as an adjustment to the preferred stock tranche liability, resulting in a balance of $0.4 million as of December 31, 2020. The change in value is mainly due to the composition of the investors that held the tranche feature and a change in fair value between the measurement dates. On October 22, 2020, the rights to participate in the subsequent tranches were held primarily by the investors that had control over exercising such rights. On December 28, 2020, certain investors forfeited their rights to participate in the future tranches. In their place, new investors acquired the same tranche rights, but lacked control over when the tranche rights could be exercised. The lack of control over exercising these tranche rights significantly devalued the feature and resulted in a reduction in the associated fair value of the preferred stock tranche liability. The preferred stock tranche liability was valued as a call option as of October 22, 2020, while the December 28, 2020 valuation also incorporated a forward contract.
There was no equivalent liability outstanding during the year ended December 31, 2019.
Liquidity and Capital Resources
Sources of Liquidity
From inception to September 30, 2021 (unaudited), we raised aggregate gross proceeds of $158.1 million from the issuance of shares of our redeemable convertible preferred stock and the issuance of convertible notes.
We do not have any products approved for sale and have not generated any revenue from product sales or otherwise. We have incurred net losses and negative cash flows from operations since our inception and anticipate we will continue to incur net losses for the foreseeable future. As of September 30, 2021 (unaudited), we had $73.7 million in cash and cash equivalents, and an accumulated deficit of $104.2 million, respectively.
We will need substantial additional funding to support our continuing operations and pursue our development strategy. Until such time as we can generate significant revenue from sales of our product candidates, if ever, we expect to finance our operations through the sale of equity, debt financings or other capital sources, including potential collaborations with other companies or other strategic transactions. Adequate funding may not be available to us on acceptable terms, if at all. Should we fail to raise capital or enter into such agreements as, and when, needed, we may have to significantly delay, scale back, or discontinue the development and commercialization of our product candidates or delay our efforts to expand our product pipeline. We may also be required to sell or license to other parties’ rights to develop or commercialize our product candidates that we would prefer to retain.
Cash Flows
The following table sets forth a summary of our cash flows for each of the periods indicated (in thousands):

	Nine Months Ended September 30,		Year Ended December 31,
	2021	2020	2020	2019
	(unaudited)	(unaudited)
Net cash used in operating activities	$(22,664)	$(17,225)	$(24,173)	$(18,378)
Net cash provided by (used in) investing activities	(1,558)	12,180	11,358	3,751
Net cash provided by financing activities	68,412	8,021	38,051	14,012

Net (decrease) increase in cash and cash equivalents	$44,190	$2,976	$25,236	$(615)

Operating Activities
For the nine months ended September 30, 2021, net cash used in operating activities of $22.7 million was primarily due to our net loss of $44.4 million with non-cash
adjustments of $14.7 million for an increase in our estimated preferred stock tranche liability, $2.0 million for depreciation and amortization of operating lease right-of-use
assets and $1.6 million for stock-based compensation expense, as well as a $2.2 million increase in deferred revenue, $4.1 million for an increase in accounts payable and accrued and other current liabilities offset by a decrease of $1.0 million in operating lease liabilities, an increase of $1.6 million in prepaid and other assets and an increase of $0.3 in accounts receivable. During the nine months ended September 30, 2021 the Company expensed $2.2 million of deferred offering costs related to the suspended IPO, of which $0.9 million was paid and is included in the net cash used in operating activities.
For the nine months ended September 30, 2020, net cash used in operating activities of $17.2 million was primarily due to our net loss of $18.8 million with non-cash
adjustments of $1.5 million for depreciation and amortization of operating lease right-of-use
assets and $0.7 million change in fair value of convertible notes, as well as a $0.3 million increase in accounts payable and accrued and other liabilities offset by a decrease of $1.0 million in operating lease liabilities.
For the year ended December 31, 2020, net cash used in operating activities of $24.2 million was primarily due to our net loss of $19.9 million with non-cash
adjustments of $5.7 million for a reduction in the estimated fair value of our preferred stock tranche liability, $2.0 million for depreciation and amortization of operating lease right-of-use
assets, and $0.7 million expense for the change in fair value of convertible notes as well as an decrease of $1.3 million in operating lease liabilities.
For the year ended December 31, 2019, net cash used in operating activities of $18.4 million was primarily due to our net loss of $21.2 million partially offset by $1.5 million increase in accounts payable and accrued and other liabilities, as well as by $1.4 million of non-cash
charges for depreciation and amortization of operating lease right-of-use
assets.
Investing Activities
For the nine months ended September 30, 2021, net cash used in investing activities of $1.6 million was due entirely to purchases of property and equipment.

For the nine months ended September 30, 2020, net cash provided by investing activities of $12.2 million was due to the maturity of short-term investments of $13.0 million, partially offset by purchases of short-term investments of $0.4 million and purchases of property and equipment of $0.3 million.
For the year ended December 31, 2020, net cash provided by investing activities of $11.4 million was primarily due to the maturity and purchases of short-term investments of $12.5 million partially offset by purchases of property and equipment of $1.2 million.
For the year ended December 31, 2019, net cash provided by investing activities of $3.8 million was primarily due to the maturity and sales of short-term investments of $39.1 million partially offset by purchases of short-term investments of $33.4 million and $2.0 million of purchases of property and equipment.
Financing Activities
For the nine months ended September 30, 2021, net cash provided by financing activities of $68.4 million was primarily due to proceeds received of $67.0 million from the issuance of our Series B redeemable convertible preferred stock and $1.5 million from the issuance of common stock upon exercise of stock options.
For the nine months ended September 30, 2020, net cash provided by financing activities of $8.0 million was due entirely to the issuance of our Series B redeemable convertible preferred stock
For the year ended December 31, 2020, net cash provided by financing activities of $38.1 million was primarily due to proceeds received of $30.0 million from the issuance of our Series B redeemable convertible preferred stock and to $8.0 million received from the issuance of notes converted to Series B redeemable convertible preferred stock.
For the year ended December 31, 2019, net cash provided by financing activities of $14.0 million was primarily due to proceeds received of $14.0 million from the issuance of our Series A redeemable convertible preferred stock.
Funding Requirements
Based upon our current operating plans, we believe that our existing cash and cash equivalents will not be sufficient to fund our operations for the next twelve months from the date of this proxy statement/prospectus. However, as noted in the
Recent Developments
section above, the Company is seeking a potential business combination with Dynamics Special Purpose Corp. which would provide further liquidity to the Company and will be funded by DYNS’s cash in trust of $230.0 million (assuming no redemptions) as well as a $66.8 million private placement of common stock at $10.00 per share from various accredited investors. In the event the Company does not complete the proposed business combination, we anticipate that we will require additional funding though the precise timing of such needs may prove uncertain as our forecast of the period of time through which our financial resources will be adequate to support our operations is a forward-looking statement that involves risks and uncertainties, and actual results could vary materially. Our assumptions may prove to be inaccurate, and we could deplete our capital resources sooner than we expect. Additionally, the process of testing and manufacturing product candidates in preclinical studies and clinical trials is costly and the timing and expenses in these trials are uncertain.
Our future capital requirements will depend on many factors, including:

•	the scope, rate of progress, results and costs of platform development activities, preclinical development, laboratory testing and clinical trials for our product candidates;

•	the number and development requirements of product candidates that we may pursue, and other indications for our current product candidates that we may pursue;

•	the costs, timing and outcome of regulatory review of our product candidates;

•	the scope and costs of constructing and operating our planned cGMP facility and any commercial manufacturing activities;

•	the cost associated with commercializing any approved product candidates;

•	the cost and timing of developing our ability to establish sales and marketing capabilities, if any;

•
the costs of preparing, filing and prosecuting patent applications, maintaining, enforcing and protecting our intellectual property rights, defending intellectual property-related claims and obtaining licenses to third-party intellectual property;

•	the timing and amount of any milestone and royalty payments we are required to make under our present or future license agreements;

•	our ability to establish and maintain collaborations on favorable terms, if at all; and

•	the extent to which we acquire or in-license other product candidates and technologies and associated intellectual property.
In order to improve our liquidity, management is actively pursuing additional financing. We expect our expenses to increase substantially in connection with ongoing activities, particularly as we advance our preclinical activities and clinical trials for our product candidates in development. Accordingly, we will need to obtain substantial additional funding for continuing operations. If we are unable to raise capital when needed, or on attractive terms, we could be forced to delay, reduce or eliminate our research or drug development programs or any future commercialization efforts. Although management continues to pursue these plans, there is no assurance that we will be successful in obtaining sufficient funding on terms acceptable to us to fund continuing operations, if at all.
Accounting standards require that management evaluate whether we have adequate financial resources to continue as a going concern for one year after the date that these consolidated financial statements are available to be issued. Management has determined that additional funds will be needed to continue as a going concern for the period defined in the accounting standards.
Contractual Obligations and Commitments
The following table summarizes our contractual obligations and commitments at December 31, 2020 (in thousands):

	December 31, 2020
	Payments Due by Period
	Total	Less Than 1 Year	1 to 3 Years	4 to 5 Years	More Than 5 years
Lease commitments	$18,438	$2,669	$5,602	$5,974	$4,193
Purchase commitments	1,384	1,076	308	—	—

Total	$19,822	$3,745	$5,910	$5,974	$4,193

Except as noted below, there were no material changes to our contractual obligations and commitments during the nine months ended September 30, 2021 (unaudited).
On June 3, 2021, we entered into a lease agreement for a new cGMP facility in Alameda, California to support planned initial clinical trials for our product candidates (see Note 10 to our consolidated financial statements). The lease will expire in 2032 with future undiscounted operating lease payments of $46.0 million over an initial lease period of eleven years.

In 2021, we began construction of the cGMP facility. As of September 30, 2021 (unaudited) we have paid $0.8 million in construction costs and the purchase commitments amounted to approximately $3.0 million. The agreements with the construction company provide for termination following a certain period after notice. Upon termination we will be responsible for payment for work performed to date.
During the nine months ended September 30, 2021 (unaudited), we entered into a three-year collaboration and option agreement with BlueRock Therapeutics LP (“BlueRock”) under which the Company granted BlueRock an option to execute an exclusive or non-exclusive
license to develop, manufacture and commercialize cell therapy products (See Note 14 to our consolidated financial statements). In consideration for the option, the Company is responsible for up to $10.0 million in research and development costs and expenses associated with the collaboration R&S plan incurred over the three-year term.
As of September 30, 2021 (unaudited), purchase commitments amounted to approximately $5.0 million. The increase from December, 31, 2020 was primarily due to additional sponsored research agreements, license agreements and corporate headquarters construction costs.
We enter into contracts in the normal course of business with clinical supply manufacturers and with vendors for preclinical studies and other services and products for operating purposes. These contracts generally provide for termination after a short notice period, and, therefore, are cancellable contracts and not included in the table above.
We have also entered into license agreements under which we are obligated to make specified milestone and royalty payments. We have not included future payments under these agreements in the table of contractual obligations above since the payment obligations under these agreements are contingent upon future events, such as our achievement of specified development, regulatory, and sales milestones, or generating product sales. As of September 30, 2021 (unaudited), we were unable to estimate the timing or likelihood of achieving these milestones or generating future product sales.
Off-Balance
Sheet Arrangements
During the periods presented, we did not have, nor do we currently have, any off-balance
sheet arrangements as defined under the rules and regulations of the SEC.
Critical Accounting Policies and Significant Judgments and Estimates
Our management’s discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles, or GAAP. The preparation of these consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities and expenses and the disclosure of contingent assets and liabilities in our consolidated financial statements and accompanying notes. On an ongoing basis, we evaluate our estimates and judgments. We base our estimates and assumptions on historical experience, known trends and events, and various other factors that are believed to be reasonable and appropriate under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.
While our significant accounting policies are described in more detail in Note 2 to our consolidated financial statements included elsewhere in this proxy statement/prospectus, we believe the following accounting policies and estimates to be most critical to the preparation of our consolidated financial statements. We define our critical accounting policies as those under U.S. GAAP that require us to make subjective estimates and judgments about matters that are inherently uncertain and are likely to have a material impact on our financial condition and results of operations, as well as the specific manner in which we apply those principles.

Determination of the Fair Value of Common Stock
We are required to estimate the fair value of our common stock underlying our share-based awards when performing the fair value calculations using the Black-Scholes option pricing model. Because our common stock is not currently publicly traded, the fair value of our common stock underlying our share-based awards has been determined on each grant date by our board of directors, with input from management, considering our most recently available third-party valuation of our common stock.
In the absence of a public trading market for our common stock, on each grant date, our board of directors has made a reasonable determination of the fair value of our common stock based on the information known to us on the date of grant, upon a review of any recent events and their potential impact on the estimated fair value per share of the common stock, and timely valuations from an independent third-party valuation in accordance with guidance provided by the American Institute of Certified Public Accountants, Inc. Practice Aid:
Valuation
of Privately-Held-Company Equity Securities Issued as Compensation, 2013
. In addition, our board of directors considered various objective and subjective factors to determine the fair value of our common stock, including:

•	the estimated value of each security both outstanding and anticipated;

•	the anticipated capital structure that will directly impact the value of the currently outstanding securities;

•	our results of operations and financial position;

•	the status of our research and development efforts;

•	the composition of, and changes to, our management team and board of directors;

•	the lack of liquidity of our common stock as a private company;

•	our stage of development and business strategy and the material risks related to our business and industry;

•	external market conditions affecting the life sciences and biotechnology industry sectors;

•	U.S. and global economic conditions;

•	the results of independent third-party valuations of our common stock;

•	the likelihood of achieving a liquidity event for the holders of our common stock, such as an initial public offering or a sale of our company, given prevailing market conditions; and

•	the market value and volatility of comparable companies.
The Practice Aid identifies various available methods for allocating enterprise value across classes and series of capital stock to determine the estimated fair value of common stock at each valuation date. In accordance with the Practice Aid, we considered various income, market or asset valuation methods.
Based on our early stage of development and other relevant factors, we appropriately used different valuation methods including a hybrid of the option pricing method, or OPM, and guideline transactions Backsolve method, a hybrid of the OPM and guideline public company methods or a hybrid of OPM, Backsolve method, and Monte Carlo simulation to determine the estimated fair value of our common stock for valuations performed between February 2019 and September 30, 2021. In determining the estimated fair value of our common stock, our Board of Directors also considered the fact that our stockholders could not freely trade our common stock in the public markets. Accordingly, we applied discounts to reflect the lack of marketability of our common stock based on the weighted-average expected time to liquidity.
Our Board of Directors and management develop best estimates based on application of these approaches and the assumptions underlying these valuations, giving careful consideration to the advice from our third-party valuation expert. Such estimates involve inherent uncertainties and the application of significant judgment. As a result, if factors or expected outcomes change and we use significantly different assumptions or estimates, our equity-based compensation could be materially different.
Valuation of Preferred Stock Tranche Liability
Our Series B redeemable convertible preferred stock included an obligation whereby the investors agreed to buy, and the Company agreed to sell, additional shares at a fixed price if certain agreed-upon milestones were achieved or at the election of investors. This obligation was determined to be a freestanding financial instrument that should be accounted for as a liability at fair value, and until settlement, the preferred stock tranche liability was revalued at each reporting period with changes in the fair value recorded in earnings. Upon achieving specific milestones, and obtaining Board and stockholder approval, the tranches were called and settled on May 14, 2021. The liability was then extinguished and the fair value was reclassified to redeemable convertible preferred stock.
We utilized the Monte Carlo valuation model and/or Black-Scholes option pricing model which incorporated assumptions and estimates, to value the preferred stock tranche feature prior to its settlement. Significant estimates and assumptions impacting the fair value measurement included the estimated fair value per share of the underlying Series B redeemable convertible preferred stock, risk-free rate, expected dividend yield, time to liquidity, expected volatility of the price of the underlying preferred stock and determining the type of option (call option and/or forward contract) and associated probabilities. The most significant assumptions impacting the fair value of the preferred stock tranche feature included the estimated fair value of our Series B redeemable convertible preferred stock, estimated probability of and time to liquidity for going public and staying-private, and the determination of the type of option (call option and/or forward contract) and associated probability.
We determined the estimated fair value per share of the underlying redeemable convertible preferred stock by taking into consideration the most recent sales of our redeemable convertible preferred stock as well as additional factors that we deemed relevant. We assessed these assumptions and estimates on a quarterly basis as additional information impacting the assumptions became available. The risk-free rate was determined by reference to the U.S. Treasury yield curve for time periods approximately equal to the expected term of the preferred stock tranche feature. We estimated a 0% dividend yield based on the expected dividend yield and the fact that we have never paid or declared dividends. We estimated the time to liquidity by weighting potential timelines associated with reaching various pipeline milestones and completing an initial public offering. Historically, we have been a private company and lack company-specific and implied volatility information of our stock. Therefore, we estimated our expected stock volatility based on the historical volatility of a representative group of public companies in the biotechnology industry for the expected terms. The determination of the type of option is based on the payouts available to the holders of the tranche rights and the level of control the investors had over exercising these rights.
These estimates involved inherent uncertainties and the application of significant judgment. As a result, if factors or expected outcomes change and we used significantly different assumptions or estimates, our preferred stock tranche liability could be materially different.
Fair Value Option for Convertible Notes
We elected to account for our convertible notes at fair value in order to measure those liabilities at amounts that more accurately reflect the current economic environment in which the Company operates. We recorded the convertible notes at fair value with changes in fair value recorded in earnings at each reporting period through settlement. The fair value of the convertible notes was determined using a probability-weighted income approach as the convertible notes contained various settlement outcomes. The significant assumptions used to estimate the fair value of the convertible notes involved inherent uncertainties and the application of significant judgment, and included the time to maturity and the probability of the various settlement outcomes.

Revenue from Contracts
We recognize revenue from contracts when our customer obtains control of the promised goods or services, in an amount that reflects the consideration which we have received or expect to receive in exchange for those goods or services.
Our revenues are primarily derived through our collaborative research, development and license agreements. The terms of these types of agreements may include (i) research and development services, (ii) licenses for our technology or programs, and (iii) services or obligations in connection with participation in research or steering committees. Payments to us under these arrangements typically include one or more of the following: nonrefundable upfront and license fees, research funding, milestone and other contingent payments for the achievement of defined research, development and commercial-based events, as well as royalties on sales of any commercialized products. We assess whether the promises in its arrangements with customers are considered distinct performance obligations that should be accounted for separately. Judgment may be required to determine whether the research and development services are distinct from the license to our intellectual property or participation on steering committees.
Arrangements that include rights to additional goods or services that are exercisable at a customer’s discretion are generally considered options. If these options provide a material right to the customer, they are considered performance obligations. The identification of material rights requires judgments related to the determination of the value of the underlying license relative to the option exercise price, including assumptions about technical feasibility and the probability of developing a candidate that would be subject to the option rights.
The transaction price in each arrangement is allocated based on the relative standalone selling price (“SSP”) of each distinct performance obligation, which requires judgment. In instances where SSP is not directly observable, such as when a license or service is not sold separately, SSP is determined using information that may include market conditions and other observable inputs. Due to the early stage of our licensed technology, the license of such technology is typically combined with research and development services and steering committee participation as one performance obligation. Changes in the key assumptions used to determine the SSP could have a significant effect on the allocation of arrangement consideration between multiple performance obligations.
Recently Issued Accounting Pronouncements
See Note 2 to our consolidated financial statements included elsewhere in this proxy statement/prospectus for recently issued accounting pronouncements.
Emerging Growth Company Status
The JOBS Act permits an emerging growth company to take advantage of an extended transition to comply with new or revised accounting standards applicable to public companies until those standards would otherwise apply to private companies. DYNS is an “emerging growth company” as defined in Section 2(a) of the Securities Act, and has elected to take advantage of the benefits of this extended transition period, which means that when an accounting standard is issued or revised and has different application dates for public or private companies, DYNS may adopt the new or revised standard only at the time private companies are required or permitted to adopt the new or revised standard.
Following the consummation of the Business Combination, we expect to remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of the DYNS IPO (which occurred on May 25, 2021), (b) in which we have total annual revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by
non-affiliates
exceeds $700 million as of the end of that fiscal year’s second fiscal quarter and our net sales for the year exceed $100 million; and (2) the date on which we have issued more than $1.0 billion in non-convertible
debt securities during the preceding, rolling three-year period. As a result, following the Business Combination, our consolidated financial statements may not be comparable to the financial statements of companies that are required to comply with the effective dates for new or revised accounting standards that are applicable to public companies.
Segment Information
We have one business activity and operate in one reportable segment.
Quantitative and Qualitative Disclosures About Market Risk
We typically hold certain financial instruments for which a change in prevailing interest rates may cause the principal amount of the marketable securities to fluctuate. Financial instruments that potentially subject us to significant concentrations of credit risk consist primarily of cash, cash equivalents and short-term investments. We invest our excess cash primarily in money market funds, commercial paper and debt instruments of financial institutions, corporations, U.S. government-sponsored agencies and the U.S. Treasury. The primary objectives of our investment activities are to ensure liquidity and to preserve principal while at the same time maximizing the income we receive from our marketable securities without significantly increasing risk. Additionally, we established guidelines regarding approved investments and maturities of investments, which are designed to maintain safety and liquidity. For marketable investment securities with short-term maturities, we do not believe that an increase or decrease in market rates would have a significant impact on the realized values or the statements of operations and comprehensive loss. As such, we believe that if a 10.0% change in interest rates were to have occurred on September 30, 2021, this change would not have had a material effect on the fair value of our investment portfolio as of that date.
Substantially all of our cash is held with a single financial institution. Due to its size, this financial institution represents a minimal credit risk. While all of our cash and cash equivalents are held in money market funds which are not insured by the Federal Deposit Insurance Corporation, the Company has not experienced any losses in such accounts and based on current circumstances does not believe that it is exposed to significant credit risk.
Inflation generally affects us by increasing our cost of labor and research and development contract costs. We do not believe that inflation, interest rate changes, or exchange rate fluctuations has had a significant impact on our results of operations for any periods presented herein.
Executive Compensation
Non-Employee
Director Compensation
During the year ended December 31, 2021, none of Senti’s
non-employee
directors, other than Ms. Berland who is not affiliated with any of our stockholders, earned compensation in connection with their service on our board of directors, except as described below. We have reimbursed and will continue to reimburse our non-employee
directors for their reasonable
out-of-pocket
expenses incurred in connection with attending meetings of our board of directors or its committees.
2021 Director Compensation Table
The following table sets forth information regarding the compensation awarded to, earned by or paid to Senti’s non-employee
directors for service on the Senti board of directors during the year ended December 31, 2021. Dr. Lu also served on the Senti board of directors, but did not receive any additional compensation for his service as a director and therefore is not included in the table below. The compensation for Dr. Lu, as a named executive officer, is set forth above under “—Summary Compensation Table.”

Name	Fees Earned or Paid in Cash ($)	Option Awards (1)(2) ($)	All Other Compensation ($)	Total ($)
Susan Berland	27,843	96,763	—	124,606
Lee Cooper	—	—	—	—
Brenda Cooperstone, M.D.	—	—	—	—
Ran Geng	—	—	—	—
Alex Kolicich	—	—	—	—
Edward Mathers	—	—	—	—

(1)
In accordance with SEC rules, this column reflects the aggregate grant date fair value of the option awards granted during fiscal year 2021 computed in accordance with ASC 718. Assumptions used in the calculation of these amounts are included in Note 9 to Senti’s consolidated financial statements included elsewhere in this proxy statement/prospectus. These amounts do not reflect the actual economic value that will be realized by our non-employee
directors upon the vesting of the stock options, the exercise of the stock options or the sale of the common stock underlying such stock options.

(2)	The following table provides information regarding the number of shares of common stock underlying stock options granted to our non-employee directors that were outstanding as of December 31, 2021.

Name	Option Awards Outstanding at Year-End (number of shares)
Susan Berland	90,000
Lee Cooper	—
Brenda Cooperstone, M.D.	160,645
Ran Geng	—
Alex Kolicich	—
Edward Mathers	—
The Combined Company’s board of directors intends to adopt a non-employee
director compensation policy that will become effective in connection with and contingent upon the closing of the Business Combination and will be applicable to all of the Combined Company’s non-employee
directors.

EXECUTIVE COMPENSATION
This section provides an overview of Senti’s executive compensation program as it relates to the executive officers named below (the “named executive officers”), for the year ended December 31, 2021, which consist of our principal executive officer and our two most highly compensated executive officers:

•	Timothy Lu, M.D., Ph.D., our Chief Executive Officer and President, referred to herein as Dr. Lu;

•	Curt Herberts III, our Chief Operating Officer, former Chief Financial Officer and former Chief Business Officer, referred to herein as Mr. Herberts; and

•	Philip Lee, Ph.D., our Chief Technology Officer and former Chief Operating Officer, referred to herein as Dr. Lee.
Summary Compensation Table
The following table presents all of the compensation awarded to, earned by or paid to Senti’s named executive officers for the year ended December 31, 2021.

Name and Principal Position	Year	Salary ($)	Option Awards (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($) (3)	Total ($)
Timothy Lu, M.D., Ph.D.	2021	475,000	23,803,309	219,213	—	24,497,522
Chief Executive Officer and President
Curt Herberts III	2021	410,000	10,416,683	151,372	15,345	10,993,400
Chief Operating Officer,
Philip Lee, Ph.D.	2021	400,000	10,223,623	160,000	11,600	10,795,223
Chief Technology Officer

(1)
The amounts reported represent the aggregate grant date fair value of the awards granted to the named executive officers during year 2021, calculated in accordance with ASC 718. Such grant date fair value does not take into account any estimated forfeitures. Certain of the assumptions used in calculating the grant date fair value of the awards reported in this column are set forth in Note 9 to Senti’s consolidated financial statements included elsewhere in this proxy statement/prospectus. The amounts reported in this column reflect the accounting cost for the stock options and stock awards, as applicable, and does not correspond to the actual economic value that may be received upon exercise of the stock option, issuance of shares of common stock, or any sale of any of the underlying shares of common stock. In addition, certain of the amounts reported in this column have not been audited and are subject to customary year-end audit adjustments.

(2)
Reflects performance-based cash bonuses awarded to Senti’s named executive officers. See “— Narrative to the Summary Compensation Table
—Non-Equity
Incentive Plan Compensation” below for a description of the material terms pursuant to which this compensation was awarded.

(3)
Represents: (i) for Dr. Lee, $11,600 in matching contributions made by Senti under Senti’s 401(k) plan; and (ii) for Mr. Herberts, $11,600 in matching contributions made by Senti under Senti’s 401(k) plan and $3,745 paid by us to cover taxes Mr. Herberts owed relating to a health savings account contribution.

Narrative to the Summary Compensation Table
Senti’s compensation committee or board of directors reviews compensation annually for all employees, including named executive officers. In making compensation determinations, Senti considers compensation for comparable positions in the market, the historical compensation levels of executives, individual performance as compared to Senti’s expectations and objectives, Senti’s desire to motivate employees to achieve short- and long-term results that are in the best interests of Senti’s stockholders and a long-term commitment to the company.
Either the compensation committee or the board of directors has historically determined the executive officers’ compensation and has typically reviewed and discussed management’s proposed compensation with the chief executive officer for all executives other than the chief executive officer. Based on those discussions and its discretion, either Senti’s board of directors or compensation committee then approved the compensation of each executive officer. Upon the closing of the Business Combination, the compensation committee will determine the executive officers’ compensation and follow this process, but generally the compensation committee itself, rather than the board of directors, will approve the compensation of each executive officer.
Annual Base Salary
Base salaries for the executive officers are initially established through arm’s-length
negotiations at the time of the executive officer’s hiring, taking into account such executive officer’s qualifications, experience, the scope of his or her responsibilities and competitive market compensation paid by other companies for similar positions within the industry and geography. Base salaries are reviewed periodically, typically in connection with Senti’s annual performance review process, and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience. In making decisions regarding salary increases, Senti may also draw upon the experience of members of the board of directors with executives at other companies. The 2021 base salaries for the named executive officers were as follows: (a) $475,000 for Dr. Lu; (b) $410,000 for Mr. Herberts; and (c) $400,000 for Dr. Lee.
Non-Equity
Incentive Plan Compensation
Senti’s named executive officers are each eligible to receive a discretionary annual bonus based on individual and company performance. In 2021, Dr. Lu was eligible to earn an annual target performance bonus equal to 50% of his 2021 base salary based on the achievement of corporate objectives. Mr. Herberts and Dr. Lee were eligible to earn an annual target performance bonus equal to 40% of their respective 2021 base salary based on the achievement of both individual and corporate objectives. Payment of 2021 annual bonuses was based in part on us achieving certain research and product development, capital raising and other target goals. The compensation committee determined that Dr. Lu, Mr. Herberts and Dr. Lee were entitled to approximately 92.3%, 92.3% and 100% respectively, of their target bonuses.
Equity-Based Incentive Awards
Senti’s equity-based incentive awards are designed to align our interests and those of Senti’s stockholders with those of Senti’s employees and consultants, including Senti’s named executive officers. As of December 31, 2021, stock option awards were the only form of equity award we granted to the named executive officers.
We have historically used stock options as incentives for long-term compensation to the named executive officers as the return on the awards is tied to an increase in our stock price. Senti may grant equity awards at such times as our board of directors or compensation committee determines appropriate in their discretion. Additional grants may occur periodically in order to incentivize executives with respect to achieving certain corporate goals or to reward them for exceptional performance.
Prior to the completion of the Business Combination, all of the equity incentive awards Senti granted were made pursuant to Senti’s 2016 Stock Incentive Plan, as amended, or the 2016 Plan. Following the completion of the Business Combination, Senti will grant equity incentive awards under the terms of our 2022 Equity Incentive Plan, or the 2022 Plan, which will become effective once the registration statement of which this proxy statement/prospectus forms a part is declared effective. The terms of Senti’s 2016 Plan are described below under “— Equity Benefit Plans.”
All stock options are granted with an exercise price per share that is no less than the fair market value of Senti’s common stock on the date of grant of such award. Senti’s stock option grants generally vest over a four-year period, and may be subject to acceleration of vesting and exercisability under certain termination and change in control events. See “— Outstanding Equity Awards at Fiscal
Year-End”
below for additional information.

Outstanding Equity Awards at Fiscal
Year-End
The following table provides information regarding the outstanding equity awards held by the named executive officers as of December 31, 2021. All awards were granted pursuant to the 2016 Plan. See “— Equity Benefit Plans–2016 Stock Incentive Plan” below for additional information.

				Option Awards					Stock Awards
Name and Principal Position	Grant Date		Vesting Commencement Date	Number of Securities Underlying Unexercised Options (#) (Exercisable)	Number of Securities Underlying Unexercised Options (#) (Unexercisable)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)		Market Value of Shares or Units of Stock that have not Vested ($)(6)
Timothy Lu, M.D., Ph.D. Chief Executive Officer and President	2/2/2021 12/19/2021 12/19/2021	(1) (3) (4)	1/1/2021 12/19/2021 12/19/2021		2,320,000	14,695,435 3,093,776	0.52 1.94 1.94	2/1/2031 12/18/2031 12/18/2031
Curt Herberts III	6/18/2018 2/2/2021	(1)(2) (1)	6/4/2018 1/1/2021						133,871 1,250,000	(5) (5)	$ $	236,952 2,212,500
Chief Operating Officer,	12/19/2021	(3)	12/19/2021			7,734,440	1.94	12/18/2031
Philip Lee, Ph.D.	2/2/2021	(1)	1/1/2021					—	1,035,000	(5)		$1,831,950
Chief Technology Officer	12/19/2021	(3)	12/19/2021			7,734,440	1.94	12/18/2031

(1)
25% of the shares underlying this option vest on the
one-year
anniversary of the vesting commencement date and the remainder vest in 36 equal monthly installments thereafter, subject to the named executive officer’s continued employment through the applicable vesting date.

(2)	This grant is eligible for accelerated vesting as described below under the section titled “Potential Payments and Benefits upon Termination or Change in Control.”
(3)
The shares underlying this option are subject to both time-based and performance-based vesting conditions, or the BCA Vesting Conditions. 100% of the shares underlying the option satisfy the performance-based vesting condition upon consummation of the transactions contemplated by the BCA subject to the named executive officer’s continued employment or other service relationship through such date. The shares underlying the option shall satisfy the time-based vesting condition as follows: 25% on the one-year
anniversary of the vesting commencement date and the remainder vest in 36 equal monthly installments thereafter, subject to the named executive officer’s continued employment through the applicable vesting date.

(4)
The shares underlying this option are subject to the BCA Vesting Conditions and additional market conditions based upon the attainment of certain share prices, or hurdle prices. 25% of the shares underlying the option satisfy the additional market condition on the date that the applicable hurdle price is reached for 20 out of 30 consecutive trading days. The hurdle prices are $2.90, $3.87, $4.84 and $5.81, respectively.

(5)	The amount reflects the number of unvested shares issued upon the early exercise of a stock option grant that remain subject to Senti’s repurchase right.
(6)
The amounts reported in this column reflect the number of unvested shares multiplied by $1.77, which was the fair market value of Senti’s common stock as of December 20, 2021 as determined by an independent third-party valuation.

Pension and retirement benefits
Senti’s named executive officers did not participate in, or otherwise receive any benefits under, any pension or defined benefit retirement plan sponsored by Senti during the fiscal year ended December 31, 2021.
Nonqualified deferred compensation
Senti’s named executive officers did not participate in, or earn any benefits under, any nonqualified deferred compensation plan sponsored by Senti during the fiscal year ended December 31, 2021. Senti’s board of directors may elect to provide the officers and other employees with nonqualified deferred compensation benefits in the future if it determines that doing so is in Senti’s best interests.
Employment Arrangements
Below are descriptions of Senti’s employment offer letters with Dr. Lu, Mr. Herberts and Dr. Lee. The letters generally provide for at-will
employment without any specific term and set forth the named executive officer’s initial base salary and eligibility for employee benefits. Each of Senti’s named executive officers has executed a form of Senti’s standard confidential information and inventions assignment agreement.
Additionally, the named executive officers are entitled to certain severance benefits pursuant to their employment offer letters, the terms of which are described under the section titled “Potential Payments and Benefits upon Termination or Change in Control” below.
Agreement with Timothy Lu, M.D., Ph.D.
In December 2018, Senti entered into an employment letter agreement with Dr. Lu, Senti’s current Chief Executive Officer. Pursuant to his letter agreement, Dr. Lu was initially entitled to an annual base salary of $400,000, a signing bonus of $168,333.33, and a discretionary annual target bonus equal to 40% of his base salary, contingent upon the achievement of performance objectives established by Senti. In January 2021, Dr. Lu’s annual base salary was increased to $475,000. Prior to his employment, starting in July 2016, Dr. Lu provided services to Senti pursuant to a consulting agreement. In connection with such consulting services, Dr. Lu was issued 8,100,000 shares of Senti common stock pursuant to a restricted stock purchase agreement, which vested as follows: 25% on the date of issuance and the remainder in 36 equal monthly installments thereafter, subject to Dr. Lu’s continued service through each such date. Dr. Lu was also granted options to purchase 2,320,000 shares of Senti common stock in 2021 as described in “— Outstanding Equity Awards at Fiscal
Year-End”
above. Dr. Lu remains eligible for future equity awards as determined by the Combined Company’s board of directors or its compensation committee.
Agreement with Curt Herberts III
In April 2018, Senti entered into an employment agreement with Mr. Herberts, Senti’s current Chief Operating Officer. Pursuant to his agreement, Mr. Herberts held the positions of Chief Financial Officer and Chief Business Officer, and was initially entitled to an annual base salary of $370,000, a signing bonus of $100,000, and a discretionary annual target bonus equal to 35% of his base salary, contingent upon the achievement of performance objectives established by Senti. In January 2021, Mr. Herberts’ annual base salary was increased to $410,000. Mr. Herberts’ agreement also provided that Mr. Herberts was entitled to the grant of a stock option to purchase 1,070,964 shares of Senti common stock, which was granted in June 2018 and vests as follows: 25% on the one-year
anniversary of June 4, 2018 and the remainder in 36 equal monthly installments thereafter, subject to Mr. Herberts’ continued employment through each such date. Mr. Herberts was also granted “early exercise” options to purchase 1,250,000 shares of Senti common stock in 2021, which Mr. Herberts exercised in February 2021 and remain subject to vesting as described in “— Outstanding Equity Awards at Fiscal
Year-End”
above. Mr. Herberts remains eligible for future equity awards as determined by the Combined Company’s board of directors or its compensation committee.

Agreement with Philip Lee, Ph.D.
In December 2018, Senti entered into an employment letter agreement with Dr. Lee, Senti’s current Chief Technology Officer. Pursuant to his letter agreement, Dr. Lee held the position of Chief Operating Officer, and was initially entitled to an annual base salary of $350,000, a signing bonus of $126,666.67, and a discretionary annual target bonus equal to 35% of his base salary, contingent upon the achievement of performance objectives established by Senti. In January 2021, Dr. Lee’s annual base salary was increased to $400,000. Prior to his employment, starting in July 2016, Dr. Lee provided services to Senti pursuant to a consulting agreement. In connection with such consulting services, Dr. Lee was issued 3,750,000 shares of Senti common stock pursuant to a restricted stock purchase agreement, which vested as follows: 25% on the date of issuance and the remainder in 36 equal monthly installments thereafter, subject to Dr. Lee’s continued service through each such date. Dr. Lee was also granted options to purchase 1,035,000 shares of Senti common stock in 2021, which Dr. Lee exercised in February 2021 and remain subject to vesting as described in “—Outstanding Equity Awards at Fiscal
Year-End”
above. Dr. Lee remains eligible for future equity awards as determined by the Combined Company’s board of directors or its compensation committee.
Potential Payments and Benefits upon Termination or Change in Control
Regardless of the manner in which a named executive officer’s employment with Senti terminates, the named executive officer is entitled to receive amounts earned during his term of service, including salary and accrued unused vacation pay.
Termination Payments and Benefits
Under the terms of their respective employment agreements, Dr. Lu, Mr. Herberts and Dr. Lee are each eligible to receive the following severance payments and benefits upon a termination without “cause” or upon “resignation for good reason,” each as defined below, contingent upon the named executive officer’s timely delivery to Senti of a satisfactory release of claims:

•
For Dr. Lu, he is entitled to a cash severance equal to 12 months of his then current base salary, plus the prorated portion of his target annual bonus, and up to 12 months of payment for continued group health plan benefits. If such termination or resignation occurs within 3 months before or 12 months after a change of control, then all of his then remaining unvested shares of restricted common stock will become fully vested, although such restricted stock has already vested in full.

•
For Mr. Herberts, he is entitled to a cash severance equal to 9 months of his then current base salary, plus any unpaid bonus from a prior fiscal year, plus reimbursement for any unreimbursed expenses, and up to 9 months of payment for continued group health plan benefits. If such termination or resignation occurs within 3 months before or 12 months after a change of control, then all of the outstanding stock options granted to him in June 2018 will become fully vested.

•
For Dr. Lee, he is entitled to a cash severance equal to 9 months of his then current base salary, plus the prorated portion of his target annual bonus, and up to 9 months of payment for continued group health plan benefits. If such termination or resignation occurs within 3 months before or 12 months after a change of control, then all of his then remaining unvested shares of restricted common stock will become fully vested, although such restricted stock has already vested in full.

For the purposes of Senti’s named executive officers’ severance benefits, the following definitions apply:

•
“cause” means the occurrence of any of the following: (i) the employee’s material breach of their employment agreement; (ii) any act (other than retirement) or omission which has a material and adverse effect on our business, or on the employee’s ability to perform services for us, including the commission of any crime (other than minor traffic violations); or (iii) material misconduct or material neglect of the employee’s duties in connection with our business or affairs; provided, however, that before terminating the employee’s employment for cause, we will: (a) provide them with 30 days’ advance written notice with the event specifically set forth in the notice and the opportunity to cure the event (if curable); (b) provide them with a reasonable opportunity to present their case to our board of directors; and (c) require that to our board of directors determine, by majority vote, whether their employment should be terminated for cause.

•
“change of control” means the closing of: (i) a sale of all or substantially all of our assets; (ii) any consolidation or merger by us with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which our stockholders immediately prior to such consolidation, merger or reorganization, continue to hold a majority of the voting power of the surviving entity (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization; or (iii) a stock tender or a merger, consolidation or similar event pursuant to a transaction or series of related transactions in which a third party (which term shall include a current stockholder) acquires more than fifty percent (50%) of our equity voting securities outstanding immediately prior to the consummation of such transaction or series of related transactions, and our shareholders do not retain a majority of the equity voting securities of the surviving entity, other than (a) a merger, conversion or other transaction the principal goal of which is to change our jurisdiction of incorporation, or (b) an equity security financing for our account in which our capital stock is sold to one or more institutional investors.

•
“good reason” means the employee’s termination of their own employment because of any of the following: (i) our breach of any one or more of the material provisions of this Agreement; (ii) a material reduction by us of their annual base salary, unless they consent to such reduction or unless such reduction is applied equally, as a percentage of base salary, to all our senior executives; (iii) a relocation of our location such that their one-way
commute as of the effective date of their employment agreement increases by more than 35 miles; or (iv) a material adverse change in their duties, authority, or responsibilities relative to their duties, authority, or responsibilities in effect immediately prior to such reduction (other than a change in title and provided that a change in title, reporting lines or position in connection with a change of control will not, in itself, be deemed to be a change in duties, authority or responsibility); provided, however, that any such termination by them shall only be deemed for good reason pursuant to this definition if: (a) they give us written notice of their intent to terminate for good reason within 90 days following the first occurrence of the condition that they believe constitutes good reason, which notice shall describe such condition; (b) we fail to remedy such condition within 30 days following receipt of the written notice (referred to as the cure period); and (c) they voluntarily terminate their employment within 30 days following the end of the cure period.

Health and Welfare and Retirement Benefits; Perquisites
Health and Welfare Benefits and Perquisites
All of Senti’s current named executive officers are eligible to participate in Senti’s employee benefit plans, including Senti’s medical, dental, vision, disability and life insurance plans, in each case on the same basis as all of Senti’s other employees. Senti pays the premiums for the life, disability and accidental death and dismemberment insurance for all of its employees, including its named executive officers. Senti generally does not provide perquisites or personal benefits to its named executive officers, except in limited circumstances.
401(k) Plan
Senti currently maintains a 401(k) retirement savings plan for its employees, including its named executive officers, who satisfy certain eligibility requirements. The 401(k) plan is intended to qualify as a tax-qualified
plan under the Code. Senti’s named executive officers are eligible to participate in the 401(k) plan on the same basis as its other employees. The Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax
basis through contributions to the 401(k) plan. Senti currently provides matching 401(k) contributions to its named executive officers.

Equity Benefit Plans
2016 Stock Incentive Plan
Senti’s board of directors adopted, and Senti’s stockholders approved the 2016 Stock Incentive Plan, or the 2016 Plan, in July 2016. As of December 31, 2021, under the 2016 Plan, options to purchase 57,732,604 shares of common stock were outstanding, and 3,648,364 shares of common stock remained available for future issuance.
Awards
. The 2016 Plan provides for the grant of ISOs to employees of Senti, any parent or certain subsidiary companies, and for the grant of NSOs and restricted shares to such employees, Senti’s directors, and to consultants engaged by Senti or any of its subsidiary companies.
Plan Administration
. Senti’s board of directors administers and interprets the provisions of the 2016 Plan. Senti’s board of directors may delegate any or all its powers under the 2016 Plan to a committee appointed by the Board (to the extent permitted under applicable law and regulations), except that the Board retains control to amend or terminate the plan and to determine share issuances pursuant to the terms of the 2016 Plan. Under the 2016 Plan, Senti’s board of directors (or a committee delegated by Senti’s board of directors) has the authority to construe terms of awards granted under the 2016 Plan and to prescribe, amend and rescind rules and regulations relating to the 2016 Plan, to determine the terms and provisions of awards granted under the 2016 Plan and to make all other determinations in the judgment of the Senti board of directors necessary or desirable for the administration of the 2016 Plan.
Stock Options and Restricted Shares.
Stock options and restricted shares granted under the 2016 Plan generally have terms similar to those described above with respect to stock options and restricted shares granted under the 2022 Plan, except the 2016 Plan provides that (unless otherwise provided for in a stock option agreement) stock options may be exercised for a period of 12 months in the case of an optionee’s death or permanent and total disability.
Changes to Capital Structure
. If, through or as a result of Senti’s merger, consolidation, sale of all or substantially all of our assets, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar transaction, (i) the outstanding shares of common stock are increased, decreased or exchanged for a different number or kind of shares or other securities of Senti, or (ii) additional shares or new or different or other securities of Senti or other noncash assets are distributed with respect to such shares of Senti common stock or other securities, an appropriate and proportionate adjustment shall be made in (x) the maximum number and kind of shares reserved for issuance under the 2016 Plan, (y) the number and kind of shares or other securities subject to any then outstanding stock options, and (z) the price for each share or other security subject to any then outstanding stock options, and (z) the price for each share or other security subject to any then outstanding stock options, so that upon exercise of such stock options, in lieu of the share of common stock for which such options were then exercisable, the relevant optionee shall be entitled to receive, for the same aggregate consideration, the same total number and kind of shares or other securities, cash or property that the owner of an equal number of outstanding shares of common stock immediately prior to the event requiring adjustment would own as a result of the event.
Corporate Transactions
. If Senti is merged with or into or consolidated with another corporation under circumstances where Senti stockholders immediately prior to such merger or consolidation do not own after such merger or consolidation shares representing at least fifty percent (50%) of the voting power of Senti or the surviving or resulting corporation, as the case may be, or if shares representing fifty percent (50%) or more of the voting power of Senti are transferred to an unrelated third party, as hereinafter defined, or if Senti is liquidated, or sells or otherwise disposes of all or substantially all of its assets (each such transaction is referred to as a “change in control transaction”), Senti’s board of directors, or the board of directors of any corporation assuming the obligations of Senti, may, in its discretion, take any one or more of the following actions, as to some or all outstanding stock options or restricted stock awards (and need not take the same action as to each such option or restricted stock award): (i) provide that such stock options shall be assumed, or equivalent stock options will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), provided that
any such stock options substituted for incentive stock options shall meet the requirements of Section 424(a) of the Code, (ii) upon written notice to the optionees, provide that all unexercised stock options (whether vested or unvested) will terminate immediately prior to the consummation of the change in control transaction unless exercised by the optionee to the extent otherwise then exercisable within a specified period following the date of such notice, (iii) upon written notice to the grantees, provide that all unvested shares of restricted stock shall be repurchased at cost, (iv) make or provide for a cash payment to the optionees equal to the difference between (A) the fair market value of the per share consideration (whether cash, securities or other property or any combination of the above) the holder of a share of common stock will receive upon consummation of the change in control transaction (the “per share transaction price”) times the number of shares of common stock subject to outstanding vested stock options (to the extent then exercisable at prices not equal to or in excess of the per share transaction price) and (B) the aggregate exercise price of such outstanding vested stock options, in exchange for the termination of such stock options, or (v) provide that all or any outstanding stock options shall become exercisable and all or any outstanding restricted stock awards shall vest in part or in full immediately prior to such event. To the extent that any stock options are exercisable at a price equal to or in excess of the per share transaction price, the Senti board of directors may provide that such stock options shall terminate immediately upon the consummation of the change in control transaction without any payment being made to the holders of such stock options.

BENEFICIAL OWNERSHIP
The following table and accompanying footnotes set forth information regarding the (1) actual beneficial ownership of shares of DYNS Common Stock as the Record Date, and (2) expected beneficial ownership of shares of New Senti common stock immediately following the consummation of the Business Combination (assuming a “no redemption” scenario and assuming a “maximum redemption scenario” as described below) by:

•	DYNS’s current executive officers and directors;

•	each person who is expected to become one of the executive officers or directors of New Senti following the Business Combination, assuming the Director Election Proposal is approved;

•	all of DYNS’ current executive officers and directors as a group, and all of the executive officers and directors of New Senti, assuming the Director Election Proposal is approved, as a group; and

•
each person who is known to be the beneficial owner of more than 5% of the outstanding DYNS Common Stock or is expected to be the beneficial owner of more than 5% of shares of New Senti common stock following the Business Combination.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. A person is a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security, or has the right to acquire such powers within 60 days.
The beneficial ownership of shares of DYNS Common Stock prior to the Business Combination is calculated based on 29,465,500 shares of DYNS Common Stock (consisting of 23,715,500 shares of Class A Common Stock and 5,750,000 shares of Class B Common Stock) issued and outstanding as of the Record Date. For purposes of the table below, voting power represents the combined voting power of Class A Common Stock and Class B Common Stock owned beneficially by such person and, on all matters to be voted upon, the holders of the Class A Common Stock and the Class B Common Stock vote together as a single class. Currently, all of the Class B Common Stock are convertible into Class A Common Stock on a one-for-one basis.
The expected beneficial ownership of shares of New Senti common stock following the Business Combination is calculated based on 58,858,614 shares (assuming no redemptions) of New Senti common stock expected to be outstanding immediately following consummation of the Business Combination and assumes an exchange ratio for converting each share of Senti preferred stock and/or Senti common stock into shares of New Senti common stock of 0.1938. Such expected number of shares of New Senti common stock outstanding amount includes shares that are expected to be issued in connection with the PIPE Investment.
The expected beneficial ownership of shares of New Senti common stock following the Business Combination also assumes two redemption scenarios as follows:

•
Assuming No Redemptions (Scenario 1)
: This presentation assumes that no Public Stockholders exercise their right to redeem their Public Shares for their pro rata share of the Trust Account, and thus, the full amount held in the Trust Account as of the Closing is available for the Business Combination; and

•
Assuming Maximum Redemptions (Scenario 2)
: This presentation assumes that 14,308,345 Public Shares are redeemed, resulting in an aggregate cash payment of approximately $143.1 million out of the Trust Account based on an assumed redemption price of $10.00 per share. This redemption figure is derived by substracting the 8,691,655 shares that will not be redeemed by Anchor Investors (due to Non-Redemption Agreements) from the 23,000,000 Public Shares issued and outstanding as at the Record Date. After a redemption of approximately $143.1 million out of the $230.0 million Trust Account, and the $66.8 million PIPE Investment, the available cash at Closing would be approximately $153.7 million, which would satisfy the condition in the Business Combination Agreement that there be at least $150.0 million in available Closing cash. When considering this maximum redemptions scenario, you should consider that the Anchor Investors’ commitments under the Non-Redemption Agreements not to redeem or to transfer their shares of

Class A Common Stock do not apply in circumstances where they are compelled to do so in connection with non-discretionary ETF or mutual fund pro rata rebalancing transfers. If one or more Anchor Investors was compelled to transfer shares of Class A Common Stock for this reason, it is possible that more than 14,308,345 Public Shares could be redeemed and that there may not be $150,000,000 in cash available at Closing. As this condition is for Senti’s benefit, it is possible that Senti could waive it prior to Closing, although there is no guarantee that it would. The redemption of more than 14,308,345 Public Shares would change some of the figures presented in the maximum redemptions scenario in the unaudited pro forma financial data which follows.

Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned common stock.

	DYNS Pre-Business Combination		New Senti Post-Business Combination
	DYNS Common Stock		Assuming No Redemption		Assuming Maximum Redemption
Name and Address of Beneficial Owner (1)	Number of Shares Beneficially Owned (2)(3)(4)	% of Outstanding Shares of DYNS Common Stock	Number of Shares	%	Number of Shares	%
Directors and Executive Officers of DYNS
Dynamics Sponsor LLC (3)	5,750,000	20%
Omid Farokhzad (3)(4)	5,750,000	20%
Mostafa Ronaghi (3)	5,750,000	20%
Mark Afrasiabi	—	—
Rowan Chapman	—	—
Jay Flatley	—	—
David Epstein	—	—
Deep Nishar (5)	—	—

All Directors and Executive Officers of DYNS as a Group (7 Individuals) (6)

Directors and Executive Officers of the Combined Company After Consummation of the Business Combination
Timothy Lu, M.D., Ph.D. (7)	—	—
Curt Herberts, M.B.S. (8)	—	—
Deborah Knobelman, Ph.D.	—	—
Philip Lee, Ph.D. (9)	—	—

All Directors and Executive Officers of the Combined Company as a Group (10 Individuals)

Five Percent Holders
Entities Affiliated with 8VC (10)	—	—
Entities Affiliated with NEA (11)	—	—
Bayer Healthcare LLC (12)	—	—
Dynamics Sponsor LLC

*	Represents beneficial ownership of less than one percent.
(1)	The business address of each of the following entities and individuals is 2875 El Camino Real, Redwood City, CA 94061.

(2)
Interests shown consist solely of founder shares, classified as Class B common stock. The Class B common stock will automatically convert on a one-for-one basis (subject to adjustment) into Class A common stock at the time of our initial business combination.

(3)
Omid Farokhzad and Mostafa Ronaghi are the managers of the board of managers of our sponsor and have shared voting and investment discretion with respect to the founder shares held of record by Dynamics Sponsor LLC. Each such person disclaims beneficial ownership of the reported shares other than to the extent of any pecuniary interest he may have therein, directly or indirectly. Accordingly, all of the shares held by our sponsor may be deemed to be beneficially owned by Omid Farokhzad and Mostafa Ronaghi. Each of our independent directors owns approximately 1.95% of the outstanding equity of our sponsor.

(4)	Omid Farokhzad’s beneficial ownership interest in our sponsor is held indirectly through DYNAMICS GROUP, LLC. Mr. Farokhzad controls and is the sole member of DYNAMICS GROUP, LLC.
(5)
Consists of             shares held by             , of which Mr. Nishar is co-trustee (with shared voting and dispositive power) and as to which Mr. Nishar disclaims beneficial ownership, except to the extent of his distributable interest in the trust.

(6)	All of our officers and directors own limited liability company interests of our Sponsor.
(7)
Post-Business Combination consists of (i)             shares of common stock held directly by Dr. Lu, (ii)             shares of common stock held by Luminen Services, LLC, as Trustee of the Luminen Trust, of which Dr. Lu is the settlor, (iii)             shares of common stock held by Dr. Lu’s wife, Sandy Shan Wang, (iv)             shares of common stock issuable upon the conversion of Series A redeemable convertible preferred stock held directly by Dr. Lu, and (v)             shares of common stock issuable upon exercise of stock options held by Dr. Lu that are exercisable within 60 days of             , 2022.

(8)
Post-Business Combination consists of             shares of common stock held by the C. and E. Herberts Revocable Trust dated July 17, 2013, over which Mr. Herberts and his wife share voting and investment power as trustees.

(9)	Post-Business Combination consists of shares of common stock held directly by Dr. Lee.
(10)
Post-Business Combination consists of (i)             shares of common stock issuable upon conversion of the Series A redeemable convertible preferred stock held by 8VC Fund I L.P., or 8VC, (ii)             shares of common stock issuable upon conversion of the Series B redeemable convertible preferred stock held by 8VC, (iii)             shares of common stock issuable upon conversion of the Series A redeemable convertible preferred stock held by 8VC Entrepreneurs Fund I, L.P., or 8VC Entrepreneurs, (iv)             shares of common stock issuable upon conversion of the Series B redeemable convertible preferred stock held by 8VC Entrepreneurs, (vi)             shares of New Senti common stock expected to be acquired in the PIPE Investment by 8VC Fund I, L.P., and (vii)             shares of New Senti common stock expected to be acquired in the PIPE Investment by 8VC Entrepreneurs. 8VC GP I, LLC, or 8VC GP I, as the general partner of 8VC and 8VC Entrepreneurs, or the 8VC Entities, has sole voting and dispositive power with respect to the securities held by the 8VC Entities. The managing member of 8VC GP I is Joe Lonsdale. Mr. Lonsdale and 8VC GP I disclaim beneficial ownership of the shares held by the 8VC Entities. Mr. Kolicich, a member of Senti’s board of directors, is employed as a Partner of Eight Partners VC, LLC, which is an affiliate of the 8VC Entities, but does not have voting or investment power over the shares held by the 8VC Entities. The address of each of the 8VC Entities is 907 South Congress Avenue, Austin, Texas 78704.

(11)
Post-Business Combination consists of (i)             shares of common stock issuable upon the conversion of Series A redeemable convertible preferred stock held by New Enterprise Associates 15, L.P., or NEA 15, (ii)             shares of common stock issuable upon the conversion of Series B redeemable convertible preferred stock held by NEA 15, (iii)             shares of common stock issuable upon the conversion of Series A redeemable convertible preferred stock held by NEA Ventures 2018, L.P., or Ven 2018, and (iv)             shares of New Senti common stock expected to be acquired in the PIPE Investment by NEA 15. The securities directly held by NEA 15 are indirectly held by NEA Partners 15, L.P., or NEA Partners 15, which is the sole general partner of NEA 15, NEA 15 GP, LLC, or NEA 15 LLC, which is the sole general partner of NEA Partners 15, and each of the individual managers of NEA 15 LLC. The individual managers of NEA 15 LLC, or collectively the NEA 15 Managers, are Forest Baskett, Anthony A. Florence, Mohamad Makhzoumi, Joshua Makower, Scott D. Sandell and Peter Sonsini. NEA 15, NEA Partners 15, NEA 15 LLC, and the NEA 15 Managers share voting and dispositive power with regard to the shares directly held by NEA 15. The securities directly held by Ven 2018 are indirectly held by Karen P. Welsh, the general partner of Ven 2018. Mr. Mathers, a member of Senti’s board of directors, is a Partner at New Enterprise

Associates, Inc., which is affiliated with NEA 15 and Ven 2018, but does not have voting or investment power over the shares held by NEA 15 or Ven 2018. All indirect holders of the above referenced shares disclaim beneficial ownership of all applicable shares. The address for these entities and individuals is 1954 Greenspring Drive, Suite 600, Timonium, MD 21093.
(12)
Consists of                  shares of common stock issuable upon the conversion of Series B redeemable convertible preferred stock held by Bayer HealthCare LLC, or Bayer. Mr. Cooper, a member of Senti’s board of directors, is employed as a Senior Director of Leaps by Bayer, which is an affiliate of the Bayer, but does no have voting or investment power over the shares held by Bayer. Bayer is an indirect wholly-owned subsidiary of Bayer AG, which may be deemed to be an indirect beneficial owner of the shares owned directly by Bayer. Kelly Gast, President of Bayer, and Brian Branca, Treasurer of Bayer, share voting and dispositive power over the shares held by Bayer. The address of Bayer is 100 Bayer Boulevard, Whippany, New Jersey 07981.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Policies and Procedures for Related Party Transactions
DYNS’s Code of Ethics requires DYNS to avoid, wherever possible, all conflicts of interests, except under guidelines or resolutions approved by the Board (or the appropriate committee of the Board) or as disclosed in DYNS’s public filings with the SEC. Under DYNS’s Code of Ethics, conflict of interest situations will include any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) involving the company. Additionally, DYNS’s related party transaction policy sets forth the policies and procedures for the review and approval or ratification of related party transactions. This policy covers any transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships, in which DYNS is a participant and a related party had or will have a direct or indirect material interest, as determined by the audit committee of DYNS’s Board, including, without limitation, purchases of goods or services by or from the related party or entities in which the related party has a material interest, and indebtedness, guarantees of indebtedness or employment by DYNS of a related party. These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.
DYNS’s audit committee, pursuant to its written charter, is responsible for reviewing and approving related party transactions to the extent that DYNS enters into such transactions. An affirmative vote of a majority of the members of the audit committee present at a meeting at which a quorum is present is required in order to approve a related party transaction. A majority of the members of the entire audit committee constitute a quorum. Without a meeting, the unanimous written consent of all of the members of the audit committee is required to approve a related party transaction.
DYNS Related Party Transactions
Founder Shares
On March 8, 2021, the Sponsor was issued 5,750,000 shares of Class B common stock (the “Founder Shares”) for an aggregate price of $25,000. The Founder Shares included an aggregate of up to 750,000 shares of Class B common stock subject to forfeiture by the Sponsor to the extent that the underwriter’s over-allotment option was not exercised in full or in part, so that the Sponsor would own, on an as-converted basis, 20% of our issued and outstanding shares after our initial public offering (excluding the private placement shares (as defined below) and assuming our sponsor did not purchase any public shares in our initial public offering). The underwriter fully exercised the over-allotment option on May 28, 2021; thus, these 750,000 Founder Shares are no longer subject to forfeiture.
Private Placement
Simultaneously with the closing of our initial public offering, we consummated the sale of 715,500 shares of Class A common stock (the “private placement shares”) at a price of $10.00 per share in a private placement to our sponsor, generating gross proceeds of $7,155,000. A portion of the proceeds from the sale of the private placement shares was added to the net proceeds from our initial public offering held in the trust account. If we do not complete an initial business combination within 24 months from the closing of our initial public offering, the proceeds from the sale of the private placement shares held in the trust account will be used to fund the redemption of public shares (subject to the requirements of applicable law).
Promissory Note – Related Party
On March 8, 2021, we issued an unsecured promissory note to our sponsor (the “Promissory Note”), pursuant to which we could borrow up to an aggregate of $300,000 to cover expenses related to our initial public offering. The Promissory Note was non-interest bearing and was payable on the earlier of December 31, 2021 or the consummation of our initial public offering. In April 2021, the Company borrowed $250,000 under the Promissory Note, which was repaid on May 26, 2021.
Administrative Support Agreement
We entered into an agreement, commencing on the effective date of our initial public offering, to pay the Sponsor up to a total of $10,000 per month for office space, administrative and support services. Upon the completion of an initial business combination, the agreement will terminate. To date, we have not exercised our option to use such services and have not paid any fees to the Sponsor.
Related Party Loans
In addition, in order to finance transactions costs in connection with a business combination, the Sponsor, or certain of the Company’s officers, directors, or their affiliates may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a business combination, the Company will repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a business combination is not completed, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a business combination, without interest, or, at the lender’s discretion, up to $2,000,000 of such Working Capital Loans may be converted into shares at a price of $10.00 per share at the option of the lender. The share would be identical to the Private Placement Shares.
Sponsor Support Agreement
In connection with the execution of the Business Combination Agreement, the Sponsor and each of our officers and directors entered into the Sponsor Support Agreement with DYNS and Senti. Under the Sponsor Support Agreement, the Sponsor has agreed to vote, at any meeting of the stockholders of DYNS and in any action by written consent of the stockholders of DYNS, all of its shares of Class B Common Stock (together with any other equity securities of DYNS that it holds of record or beneficially, as of the date of the Sponsor Support Agreement, or of which it acquires record or beneficial ownership after the date thereof (the “Subject DYNS Equity Securities”) (i) in favor of (a) the Business Combination Agreement and the transactions contemplated thereby and (b) the other proposals that DYNS and Senti agreed in the Business Combination Agreement shall be submitted at such meeting for approval by DYNS’s stockholders together with the proposal to obtain the DYNS stockholders’ approval for the Business Combination (the “Required Transaction Proposals”) and (ii) against any proposal that conflicts or materially impedes or interferes with any Required Transaction Proposals or that would adversely affect or delay the Business Combination. The Sponsor Support Agreement also prohibits the Sponsor from, among other things and subject to certain exceptions, selling, assigning or transferring any Subject DYNS Equity Securities held by the Sponsor or taking any action that would have the effect of preventing or materially delaying the Sponsor from performing its obligations under the Sponsor Support Agreement. In addition, in the Sponsor Support Agreement, the Sponsor agrees to waive, and not to assert or perfect, among other things, any rights to adjustment or other anti-dilution protections with respect to the rate at which the shares of Class B Common Stock held by the Sponsor convert into shares of Class A Common Stock in connection with the transactions contemplated by the Business Combination Agreement.
Commitments and Contingencies
Registration Rights
The holders of the Founder Shares, Private Placement Shares (and any Class A Common Stock that may be issued upon conversion of Working Capital Loans) will be entitled to registration rights pursuant to the registration and stockholder rights agreement requiring us to register such securities for resale (in the case of the Founder Shares, only after conversion to our Class A Common Stock). The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of an initial business combination and rights to require us to register for resale such securities pursuant to Rule 415 under the Securities Act. The registration rights agreement does not contain liquidated damages or other cash settlement provisions resulting from delays in registering our securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
In connection with our initial public offering, the Company granted the underwriter a 45-day option to purchase up to 3,000,000 additional shares of Class A common stock to cover over-allotments at the initial public offering price, less the underwriting discounts and fees. The underwriter exercised its over-allotment option in full on May 28, 2021.
The underwriter was paid a cash underwriting fee of $0.20 per share, or $4,600,000 in the aggregate, upon the closing of our initial public offering. In addition, approximately $0.306 per share, or $7,050,000 in the aggregate, may be payable to the underwriter for deferred underwriting fees (this amount having being reduced from $8,050,000 by $1,000,000 by agreement with the underwriter on December 17, 2021). The deferred underwriting fee will become payable to the underwriter from the amounts held in the Trust Account solely in the event that the Company completes its initial business combination, subject to the terms of the underwriting agreement.
Senti Related Party Transactions
PIPE Investment
In connection with the Business Combination, DYNS entered into Subscription Agreements with the PIPE Investors, pursuant to which the PIPE Investors agreed to purchase, and DYNS agreed to sell to the PIPE Investors, an aggregate of 6,680,000 shares of Class A Common Stock, for a purchase price of $10.00 per share and an aggregate purchase price of $66.8 million, in the PIPE Investment.
The table below sets forth the number of shares of Class A Common Stock to be purchased by Senti’s related parties:

Related Person	Shares of Class A Common Stock	Cash Purchase Price
S. Peter Lee (1)	300,000	$3,000,000
New Enterprise Associates 15, L.P. (2)	1,250,000	$12,500,000

(1)	S. Peter Lee is the father of Philip Lee, Ph.D., Senti’s Chief Technology Officer.
(2)	Mr. Mathers, a member of Senti’s board of directors, is employed as a Partner at New Enterprise Associates, Inc., which is affiliated with New Enterprise Associates 15, L.P.
Preferred Stock Financings
Series A Redeemable Convertible Preferred Stock Financing
In February 2018 and January 2019, Senti issued and sold to investors in a private placement an aggregate of 35,199,610 shares of its Series A redeemable convertible preferred stock at a purchase price of $1.6427 per share for an aggregate purchase price of approximately $53.4 million, through the payment of cash proceeds and the conversion of convertible promissory notes issued in 2016 and the interest accrued thereon. Each share of
Series A redeemable convertible preferred stock will automatically convert into one share of our common stock upon closing of the Business Combination.

The following table summarizes the Series A redeemable convertible preferred stock purchased by holders of more than 5% of Senti’s capital stock, Senti’s directors, executive officers and entities affiliated with Senti’s executive officers and directors in February 2018 and January 2019.

Participants	Series A Redeemable Convertible Preferred Stock Purchased for Cash	Series A Redeemable Convertible Preferred Stock Issued upon Conversion of Promissory Notes	Total Series A Redeemable Convertible Preferred Stock Purchased	Total Purchase Price
Timothy Lu (1)	—	158,950	158,950	$129,941.92
Entities affiliated with NEA (2)	12,168,990	1,336,045	13,505,035	$21,082,219.07
Entities affiliated with 8VC (3)	8,370,366	—	8,370,366	$13,750,000.25

(1)	Dr. Lu is Senti’s Chief Executive Officer and President and a member of Senti’s board of directors.
(2)
Mr. Mathers, a member of Senti’s board of directors, is employed as a Partner at New Enterprise Associates, Inc., which is affiliated with New Enterprise Associates 15, L.P., or NEA 15, and NEA Ventures 2018, L.P., or Ven 2018.

(3)
Mr. Kolicich, a member of Senti’s board of directors, is employed as a Partner of Eight Partners VC, LLC, which is an affiliate of 8VC Fund I L.P., or 8VC, and 8VC Entrepreneurs Fund I, L.P., or 8VC Entrepreneurs.

2020 Convertible Note Financing
In August 2020, Senti issued convertible promissory notes in the aggregate principal amount of $8.0 million, which are referred to as the 2020 Notes. The 2020 Notes accrued interest at the rate of 8% per annum. In October 2020, all of the 2020 Notes converted into 5,485,858 shares of Series B redeemable convertible preferred stock in connection with the issuance of Series B redeemable convertible preferred stock.
The following table summarizes the aggregate principal amount of 2020 Notes issued to holders of more than 5% of Senti’s capital stock, Senti’s directors, executive officers and entities affiliated with Senti’s executive officers and directors.

Noteholders	Aggregate Principal Amount
Entities affiliated with NEA (1)	$5,000,000.00
Entities affiliated with 8VC (2)	$2,231,640.00

(1)	Mr. Mathers, a member of Senti’s board of directors, is employed as a Partner at New Enterprise Associates, Inc., which is affiliated with NEA 15 and Ven 2018.
(2)	Mr. Kolicich, a member of Senti’s board of directors, is employed as a Partner of Eight Partners VC, LLC, which is an affiliate of 8VC and 8VC Entrepreneurs.
Series B Redeemable Convertible Preferred Stock Financing
Between October 2020 and May 2021, Senti issued and sold to investors in a private placement an aggregate of 64,534,933 shares of its Series B redeemable convertible preferred stock at a purchase price of $1.6427 per share for an aggregate purchase price of approximately $105.1 million, through the payment of cash proceeds and the conversion of the 2020 Notes and the interest accrued thereon. Each share of Series B redeemable convertible preferred stock will automatically convert into one share of our common stock upon the closing of the Business Combination.

The following table summarizes the Series B redeemable convertible preferred stock purchased by holders of more than 5% of Senti’s capital stock, Senti’s directors, executive officers and entities affiliated with Senti’s executive officers and directors.

Participants	Series B Redeemable Convertible Preferred Stock Purchased for Cash	Series B Redeemable Convertible Preferred Stock Issued Upon Conversion of 2020 Notes	Total Series B Redeemable Convertible Preferred Stock Purchased	Total Purchase Price
Bayer Healthcare LLC (1)	27,393,924	—	27,393,924	$44,999,998.98
Entities affiliated with NEA (2)	—	2,742,931	2,742,931	$4,055,232.88
Entities affiliated with 8VC (3)	—	1,530,308	1,530,308	$2,262,454.97
Matrix Partners China VI Hong Kong Limited	6,087,537	—	6,087,537	$9,999,997.03

(1)	Mr. Cooper, a member of Senti’s board of directors, is employed as a Director of Venture Investments with Leaps by Bayer, an investment arm of Bayer AG, which is an affiliate of Bayer Healthcare LLC.
(2)	Mr. Mathers, a member of Senti’s board of directors, is employed as a Partner at New Enterprise Associates, Inc., which is affiliated with NEA 15 and Ven 2018.
(3)	Mr. Kolicich, a member of Senti’s board of directors, is employed as a Partner of Eight Partners VC, LLC, which is an affiliate of 8VC and 8VC Entrepreneurs.
Investors’ Rights Agreement
Senti is party to an amended and restated investors’ rights agreement, or the IRA, with certain holders of Senti’s capital stock, including the holders of more than 5% of Senti’s outstanding capital stock, such as Bayer Healthcare LLC, entities affiliated with NEA, entities affiliated with 8VC and Matrix Partners China VI Hong Kong Limited. The IRA provides the holders of Senti redeemable convertible preferred stock with certain registration rights, including the right to demand that Senti file a registration statement or request that their shares be covered by a registration statement that Senti is otherwise filing. In addition, the IRA also grants a right of first offer with respect to future sales of Senti equity, as well as certain information and inspection rights to each holder who holds at least 2,815,507 shares of Senti redeemable convertible preferred stock, which rights [will terminate on the closing of the Business Combination]. In connection with the closing of the Business Combination, the holders of up to shares of Senti common stock issuable on conversion of outstanding redeemable convertible preferred stock will be entitled to rights with respect to the registration of their shares under the Securities Act under the Investors’ Rights Agreement filed as Exhibit 10.18 hereto and incorporated herein by reference, which will supersede and replace the IRA.
Right of First Refusal and
Co-Sale
Agreement
Senti is party to an amended and restated right of first refusal and co-sale
agreement, or the ROFR Agreement, with certain holders of Senti Capital Stock including the holders of more than 5% of Senti’s outstanding capital stock, such as Bayer Healthcare LLC, entities affiliated with NEA, entities affiliated with 8VC, and Matrix Partners China VI Hong Kong Limited. The ROFR Agreement provides for rights of first refusal and co-sale
relating to the shares of Senti Capital Stock held by certain parties to the agreement. Upon the closing of the Business Combination, the ROFR Agreement will terminate along with the rights granted therein.
Voting Agreement
Senti is party to an amended and restated voting agreement, or the Voting Agreement, under which certain holders of Senti Capital Stock, including the holders of more than 5% of Senti’s outstanding capital stock, such as Bayer Healthcare LLC, entities affiliated with NEA, entities affiliated with 8VC, and Matrix Partners

China VI Hong Kong Limited, have agreed as to the manner in which they will vote their shares of Senti Capital Stock on certain matters, including with respect to the election of directors. Upon the closing of the Business Combination, the Voting Agreement will terminate, and none of Senti’s stockholders will have any special rights regarding the election or designation of members of our board of directors.
Collaboration with BlueRock Therapeutics
In May 2021, Senti entered into a collaboration and option agreement with BlueRock Therapeutics LP, or BlueRock, pursuant to which Senti granted to BlueRock an option, on a collaboration program-by-collaboration
program basis, to obtain an exclusive or
non-exclusive
license under Senti’s intellectual property rights to develop, manufacture and commercialize, for the prevention, treatment or palliation of specified indications, or a licensed field, cell therapy products that contain cells of specified types that incorporate an option gene circuit from such collaboration program or a closely related derivative gene circuit. BlueRock is a wholly-owned subsidiary of Bayer Healthcare LLC, a holder of more than 5% of Senti’s common stock. Mr. Cooper, a member of Senti’s board of directors, is employed as a Director of Venture Investments with Leaps by Bayer, an investment arm of Bayer AG, which is the parent company of Bayer Healthcare LLC. For a description of the collaboration and option agreement, see the section titled “Information About Senti—Business—Material License Agreements.”
Indemnification Agreements
The Proposed Charter will contain provisions limiting the liability of directors, and the amended and restated bylaws will provide that we will indemnify each of New Senti’s directors and officers to the fullest extent permitted under Delaware law. The Proposed Charter and amended and restated bylaws will also provide our board of directors with discretion to indemnify our employees and other agents when determined appropriate by the board.
In addition, Senti has entered into or intends to enter into an indemnification agreement with each of its directors and executive officers, which will require Senti to indemnify them. For more information regarding these agreements, see the section titled “Executive Compensation—Limitations of Liability and Indemnification Matters.”
Stock Option Grants to Directors and Executive Officers
Senti has granted stock options to its directors and executive officers, as more fully described in the sections titled “Executive Compensation” and
“Management—Non-Employee
Director Compensation.”
Related Person Transactions Policy Following the Business Combination
Upon consummation of the Business Combination, it is anticipated that the Combined Company’s board of directors will adopt a related person transaction policy setting forth the policies and procedures for the identification, review and approval or ratification of related person transactions. This policy covers, with certain exceptions set forth in Item 404 of
Regulation S-K
under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which the Combined Company and a related person were or will be participants and the amount involved exceeds $120,000, including purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness and guarantees of indebtedness. In reviewing and approving or rejecting any such transactions, the Combined Company’s audit committee will consider all relevant facts and circumstances as appropriate, such as the purpose of the transaction, the availability of other sources of comparable products or services, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction, management’s recommendation with respect to the proposed related person transaction, and the extent of the related person’s interest in the transaction.

DESCRIPTION OF NEW SENTI’S SECURITIES AFTER THE BUSINESS COMBINATION
As a result of the Business Combination, DYNS stockholders who receive shares of Class A Common Stock will become the stockholders of the Combined Company. Your rights as the Combined Company stockholders will be governed by Delaware law and the Proposed Charter, if approved, and DYNS’s Bylaws. The following description of the material terms of the Combined Company’s securities reflects the anticipated state of affairs upon completion of the Business Combination.
In connection with the Business Combination, DYNS will amend and restate the Current Charter. The following summary of the material terms the Combined Company’s securities following the Business Combination is not intended to be a complete summary of the rights and preferences of such securities. The full text of the Proposed Charter is attached as Annex B to this proxy statement/prospectus. You are encouraged to read the applicable provisions of Delaware law, the Proposed Charter and the Bylaws in their entirety for a complete description of the rights and preferences of the Combined Company securities following the Business Combination.
Authorized and Outstanding Stock
The Proposed Charter authorizes the issuance of              shares, consisting of              shares of common stock, $0.0001 par value per share, and              shares of preferred stock, $0.0001 par value. As of the Record Date, there were              shares of Class A Common Stock and              shares of Class B Common Stock outstanding. In connection with the Business Combination and subject to the terms of the Current Charter, all shares of outstanding Class B Common Stock will automatically be converted into shares of Class A Common Stock. No shares of preferred stock are currently outstanding.
Common Stock
The Proposed Charter, which DYNS will adopt if the Charter Amendment Proposal is approved, provides the following with respect to the rights, powers, preferences and privileges of the New Senti common stock.
Voting Power
Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of New Senti common stock possess all voting power for the election of the Combined Company’s directors and all other matters requiring stockholder action. Holders of New Senti common stock are entitled to one vote per share on matters to be voted on by stockholders.
Dividends
Holders of New Senti common stock will be entitled to receive such dividends, if any, as may be declared from time to time by the Combined Company’s board of directors in its discretion out of funds legally available therefor. DYNS has not historically paid any cash dividends on its Class A Common Stock or Class B Common Stock to date and does not intend to pay cash dividends in the foreseeable future. Any payment of cash dividends in the future will be dependent upon New Senti’s revenues and earnings, if any, capital requirements and general financial conditions. In no event will any stock dividends or stock splits or combinations of stock be declared or made on New Senti common stock unless the shares of New Senti common stock at the time outstanding are treated equally and identically.
Liquidation, Dissolution and Winding Up
In the event of the Combined Company’s voluntary or involuntary liquidation, dissolution or winding-up,
the net assets of New Senti will be distributed pro rata to the holders of New Senti common stock, subject to the rights of the holders of the preferred stock, if any.

Preemptive or Other Rights
There are no sinking fund provisions applicable to the New Senti common stock.
Preferred Stock
The Proposed Charter provides that shares of preferred stock may be issued from time to time in one or more series. New Senti’s board of directors will be authorized to fix designations, powers, including voting powers, full or limited, or no voting powers, preferences and the relative, participating, optional or other special rights of the shares of each series of preferred stock and any qualifications, limitations and restrictions thereof. New Senti’s board of directors will be able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the New Senti common stock and could have anti-takeover effects. The ability of New Senti’s board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of New Senti or the removal of existing management. DYNS has no preferred stock currently outstanding.
Registration Rights
DYNS, certain of the Senti stockholders and certain of the DYNS stockholders will enter into an Investor Rights Agreement, pursuant to which, among other things, such stockholders will be granted certain registration rights with respect to certain shares of securities held by them. A copy of the Investor Rights Agreement is attached as Exhibit 10.18 hereto and incorporated herein by reference.
Anti-Takeover Provisions
Proposed Charter and Bylaws
Among other things, the Proposed Charter and Bylaws (as amended from time to time) will:

•
permit the Combined Company’s board of directors to issue up to              shares of preferred stock, with any rights, preferences and privileges as they may designate, including the right to approve an acquisition or other change of control;

•	provide that the number of directors of the Combined Company may be changed only by resolution of the Combined Company’s board of directors;

•
provide that, subject to the rights of any series of preferred stock to elect directors, directors may be removed only with cause by the holders of at least 75% of all of the Combined Company’s then-outstanding shares of the capital stock entitled to vote generally at an election of directors;

•
provide that all vacancies, subject to the rights of any series of preferred stock, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

•
provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide advance notice in writing, and also specify requirements as to the form and content of a stockholder’s notice;

•	provide that Special Meetings of the Combined Company’s stockholders may be called the Combined Company’s board of directors pursuant to a resolution adopted by a majority of the board;

•
provide that the Combined Company’s board of directors will be divided into three classes of directors, with the directors serving three-year terms (see the section titled “
Management of the Combined Company
”), therefore making it more difficult for stockholders to change the composition of the board of directors; and

•
not provide for cumulative voting rights, therefore allowing the holders of a majority of the shares of New Senti common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose.

The combination of these provisions will make it more difficult for the existing stockholders to replace the Combined Company’s board of directors as well as for another party to obtain control of the Combined Company by replacing the Combined Company’s board of directors. Because the Combined Company’s board of directors will have the power to retain and discharge its officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock will make it possible for the Combined Company’s board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change the control of the Combined Company.
These provisions are intended to enhance the likelihood of continued stability in the composition of the Combined Company’s board of directors and its policies and to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to reduce the Combined Company’s vulnerability to hostile takeovers and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for the Combined Company’s shares and may have the effect of delaying changes in our control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of the Combined Company’s stock.
Certain Anti-Takeover Provisions of Delaware Law
DYNS is currently subject to the provisions of Section 203 of the DGCL and the Combined Company will also be subject to these provisions. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

•	a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

•	an affiliate of an interested stockholder; or

•	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.
A “business combination” includes a merger or sale of more than 10% of a corporation’s assets. However, the above provisions of Section 203 would not apply if:

•	the relevant board of directors approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

•
after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of the corporation’s voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

•
on or subsequent to the date of the transaction, the initial business combination is approved by the board of directors and authorized at a meeting of the corporation’s stockholders, and not by written consent, by an affirmative vote of at least two-thirds
of the outstanding voting stock not owned by the interested stockholder.

These provisions may have the effect of delaying, deferring, or preventing changes in control of the Combined Company.

SECURITIES ACT RESTRICTIONS ON RESALE OF COMMON STOCK
Rule 144
Pursuant to Rule 144, a person who has beneficially owned restricted shares or warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.
Persons who have beneficially owned restricted shares for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of ordinary shares then outstanding; or

•	the average weekly reported trading volume of the Class A ordinary shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.
Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.
Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•
the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.
As a result, our initial shareholders will be able to sell their founder shares pursuant to Rule 144 without registration one year after we have completed our initial business combination.
COMPARISON OF GOVERNANCE AND STOCKHOLDERS’ RIGHTS
General
DYNS is incorporated under the laws of the State of Delaware and the rights of DYNS stockholders are governed by the laws of the State of Delaware, including the DGCL, the Current Charter and DYNS’s Bylaws. In connection with the Business Combination, DYNS stockholders will vote on the Proposed Charter, which (if approved) will become effective as of the Closing. DYNS, subsequent to the Business Combination, is referred to as New Senti. Following the Business Combination, the rights of DYNS stockholders will continue to be governed by Delaware law but will no longer be governed by the Current Charter and instead will be governed by the Proposed Charter (if approved).

Comparison of Governance and Stockholders’ Rights
Set forth below is a summary comparison of material differences between the rights of DYNS stockholders under the Current Charter and the Bylaws (left column) and under the Proposed Charter and the Bylaws (right column). The summary set forth below is not intended to be complete or to provide a comprehensive discussion of the governing documents described herein. The summary below is subject to, and qualified in its entirety by reference to, the full text of the Current Charter and Bylaws and the Proposed Charter, which is attached to this proxy statement/prospectus as
Annex B
, as well as the relevant provisions of the DGCL. You should carefully read this entire document and the other referenced documents, including the governing corporate instruments, for a more complete understanding of the differences between being a DYNS stockholder before the Business Combination and being a New Senti stockholder following the completion of the Business Combination.
For more information on the Charter Amendment Proposal and the Advisory Charter Amendment Proposals, see the sections entitled “
Proposal 2
:
The Charter Amendment Proposal
” and “
Proposal 3: The Advisory Charter Amendment Proposals
.”

DYNS	New Senti
Name Change
DYNS’s current name is Dynamics Special Purpose Corp.	DYNS will change its corporate name to Senti Biosciences, Inc.
Purpose
The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL. In addition, DYNS has the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of DYNS, including, but not limited to, effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, involving DYNS and one or more businesses.

The purpose of the corporation will be to engage in any lawful act or activity for which corporations may be organized in Delaware.
Authorized Capital Stock
The total number of shares of all classes of capital stock which DYNS is authorized to issue is 111,000,000 shares, each with a par value of $0.0001 per share, consisting of:

DYNS Common Stock
. The authorized common stock of DYNS consists of (i) 110,000,000 shares of common stock, including 100,000,000 shares of Class A Common Stock, of which 23,715,500 were issued and outstanding as of the Record Date, and (ii) 10,000,000 shares of Class B Common Stock, of which 5,750,000 were issued and outstanding as of the Record Date.

DYNS preferred stock
. The authorized preferred stock of DYNS consists of 1,000,000 shares of preferred stock, of which no shares were issued and outstanding as of             .

The total number of shares of all classes of capital stock which New Senti is authorized to issue will be              shares each with a par value of $0.0001 per share.

New Senti Common Stock.
The authorized common stock of New Senti will consist of             shares of common stock.

New Senti preferred stock
. The authorized preferred stock of New Senti will consist of             shares of preferred stock.

Rights of Preferred Stock
The Current Charter permits DYNS’s Board to provide out of the unissued shares of preferred stock for one or more series of preferred stock and to establish from time to time the number of shares to be included in each such	The Proposed Charter would permit the New Senti Board to provide out of the unissued shares of preferred stock for one or more series of preferred stock and to establish from time to time the number

DYNS	New Senti
series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof. The rights of each series of preferred stock shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series of preferred stock and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL.

of shares to be included in each such series, to fix the designations, powers, including voting powers, full or limited, or no voting powers, preferences and the relative, participating, optional or other special rights of the shares of the each series and any qualifications, limitations and restrictions thereof. The rights of each series of preferred stock shall be stated in the resolution or resolutions adopted by the board providing for the issuance of such series of preferred stock and included in a Preferred Stock Designation filed pursuant to the DGCL.

Conversion
The Class B Common Stock shall convert into Class A Common Stock on a one-for-one
basis (a) at any time and from time to time at the option of the holder and (b) automatically upon the closing of the initial business combination, provided that in the case of the additional issuance of certain securities above specified amounts, the conversion ratio shall be adjusted. The adjustment of the conversion ratio may be waived by written consent of a majority of the holders of Class B Common Stock then outstanding consenting or agreeing separately as a single class in the manner provided in Section 4.3(b)(iii) of the Current Charter, but in no event shall the conversion ratio be less than one-to-one.

Any right of conversion of New Senti preferred stock, as it may be issued from time to time, into any other series of preferred stock or common stock, shall be fixed by the board as part of the preferred stock’s terms.
Number and Qualification of Directors
Subject to the rights of holders of any series of preferred stock to elect directors, the number of directors that constitute the DYNS shall be determined from time to time by resolution of the majority of the Board. Directors need not be stockholders of DYNS.	Subject to the rights of holders of any series of preferred stock to elect directors, the number of directors that constitute the New Senti Board shall be determined from time to time by resolution of the majority of the board. Directors need not be stockholders of Senti.

Structure of Board; Election of Directors
Delaware law permits a corporation to classify its board of directors into as many as three classes with staggered terms of office. Under the Current Charter, the Board is classified into three classes of directors with staggered terms of office.

If the number of directors changes, the change will be distributed to keep the class sizes as close as possible, but a decrease in the number of directors will not shorten the term of any incumbent. If one or more series of preferred stock are granted the right to elect one or more directors, those directors shall be excluded from the allocation of directors into three classes unless otherwise expressly provided in the applicable Preferred Stock Designation.

Subject to the rights of the holders of one or more series of preferred stock to elect directors, the election of

Delaware law permits a corporation to classify its board of directors into as many as three classes with staggered terms of office. Under the Proposed Charter, the New Senti Board will be classified into three classes of directors with staggered terms of office.

If the number of directors changes, the New Senti Board will determine the class or classes to which the increased or decreased number of directors shall be apportioned. A decrease in the number of directors will not shorten the term of any incumbent. If one or more series of preferred stock are granted the right to elect one or more directors, those directors shall be excluded from the allocation of directors into three classes unless otherwise expressly provided in the applicable Preferred Stock Designation.

DYNS	New Senti
directors shall be determined by a plurality of the votes cast.	Subject to the rights of the holders of one or more series of preferred stock to elect directors, the election of directors shall be determined by a plurality of the votes cast.
Removal of Directors
Directors may be removed at any time, but only for cause and only by the affirmative vote of the majority of the voting power of all then outstanding capital shares of DYNS entitled to vote generally in the election of directors, voting together as a single class.

Directors may be removed at any time, but only for cause and only by the affirmative vote of at least 75% of the voting power of all then outstanding capital shares of New Senti entitled to vote in the election of directors, voting together as a single class.
Voting
Except as otherwise required by statute, the Current Charter or any Preferred Stock Designation, the DYNS Common Stock possesses all power of voting, and each share of DYNS Common Stock shall entitle the holder to one vote. The DYNS Common Stock shall generally vote as a single class.

Subject to the rights of the holders of one or more series of preferred stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of preferred stock, at all meetings at which a quorum is present, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. All other matters presented to the stockholders at a meeting at which a quorum is present shall be determined by the vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon, unless the matter is one upon which, by applicable law, the Current Charter, the Bylaws or applicable stock exchange rules, a different vote is required, in which case such provision shall govern and control the decision of such matter.

The DYNS Common Stock shall not have the right to vote on any amendment to the Current Charter affecting the rights of any class of preferred stock or DYNS Common Stock if the Charter, including any Preferred Stock Designation, grants exclusive rights to vote on the amendment to one or more specified series of preferred stock or DYNS Common Stock.

In addition, the powers, preferences, and rights of the Class B Common Stock may not be modified without the prior vote or written consent of a majority of the holders of the Class B Common Stock then outstanding.

Except as otherwise required by statute, the Proposed Charter or any Preferred Stock Designation that may be adopted, the common stock will possess all power of voting, and each share of common stock shall entitle the holder to one vote.

Subject to the rights of the holders of preferred stock to elect directors pursuant to the terms of one or more series of preferred stock, as it may be issued from time to time, at all meetings at which a quorum is present, the election of directors shall be determined by a plurality of the votes cast. All other matters presented to the stockholders at a meeting at which a quorum is present shall be determined by the vote of a majority of the votes, unless the matter is one upon which, by applicable law, the Proposed Charter, the Bylaws or applicable stock exchange rules, a different vote is required, in which case such provision shall govern and control.

The common stock shall not have the right to vote on any amendment to the Proposed Charter affecting the rights of any class of preferred stock that may be issued, or common stock, if the Proposed Charter, including any Preferred Stock Designation which may be subsequently adopted, grants exclusive rights to vote on the amendment to one or more specified series of preferred stock or common stock.

Supermajority Voting Provisions
Any amendment to Article IX of the Current Charter, restricting certain actions by DYNS prior to the Business Combination requires an affirmative vote of at least 65% of the holders of all then outstanding shares of DYNS Common Stock.	Removal of any director during their term may only be for cause and must be pursuant to the affirmative vote of not less than 75% of the voting power of the then outstanding capital stock entitled to vote in the election of directors and each class entitled to vote thereof as a class.

DYNS	New Senti

The Bylaws provide that any amendments to Article VIII of the Bylaws, concerning indemnification of directors, officers, and other specified individuals, requires an affirmative vote of at least 66.7% of the voting power of all outstanding shares of capital stock of DYNS.

The affirmative vote of not less than 75% the then-outstanding shares of capital stock entitled to vote on such amendment and of each class entitled to vote thereon as a class will be required to amend, alter, change or repeal the provisions of the Proposed Charter governing the election and functions of the board and the provisions governing certain other amendments to the Proposed Charter.

Cumulative Voting
Delaware law provides that a corporation may grant stockholders cumulative voting rights for the election of directors in its certificate of incorporation; however, the Current Charter bars cumulative voting.
Delaware law provides that a corporation may grant stockholders cumulative voting rights for the election of directors in its certificate of incorporation; however, the Proposed Charter bars cumulative voting.

Vacancies on the Board of Directors
Vacancies may be filled soley and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders). Any director so chosen shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.
Vacancies may be filled exclusively by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders). Any director so chosen shall hold office for the remainder of the full term of the class of directors in which a new directorship was created or a vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier resignation, death or removal.

Special Meeting of the Board of Directors
DYNS’s Bylaws provide that special meetings of DYNS may be called by the Executive Chair of the Board, the Chief Executive Officer, or the Board pursuant to a resolution adopted by a majority of the Board. Notice of the special meeting must be provided to directors in advance unless waived. Unless otherwise specified in the Charter or Bylaws or by statute, the Board may undertake any business permitted at a regular meeting at a special meeting and the meeting notice need not disclose the purpose of the meeting.
New Senti’s Bylaws will provide that special meetings of the New Senti Board may be called orally or in writing by or at the request of the Board of Directors, the Chairperson of the New Senti Board if one is elected, or the President. Notice of the special meeting must be provided to directors in advance unless waived. Unless otherwise specified in the Proposed Charter or Bylaws or by statute, the Board may undertake any business permitted at a regular meeting at a special meeting and the meeting notice need not disclose the purpose of the meeting.

Amendment to Certificate of Incorporation
The Current Charter may be amended as permitted under Delaware law.

Prior to an initial Business Combination (as defined in the Current Charter), the Current Charter provides that any amendment to the business combination provisions of the Current Charter requires the approval of the holders of at least 65% of all outstanding shares of DYNS Common Stock.

The Proposed Charter may be amended as permitted under Delaware law.

In addition to any affirmative vote of the holders of any particular class or series of the capital stock of New Senti required by law or the Proposed Charter, including any Preferred Stock Designation, the affirmative vote of (i) the majority of the outstanding shares of capital stock entitled to vote on such amendment or appeal, and the affirmative vote of the

DYNS	New Senti

majority of the outstanding shares of each class entitlted to vote thereon as a class, at a duly constituted meeting of stockholders called expressly for such purpose to amend or repeal the Proposed Charter and (ii) not less than 75% the then-outstanding shares of capital stock entitled to vote on such amendment and of each class entitled to vote thereon as a class to amend, alter, change or repeal the provisions of the Proposed Charter governing the election and functions of the board and certain other amendments to the Proposed Charter.

Provisions Specific to a Blank Check Company
The Current Charter prohibits DYNS from entering into a Business Combination with solely another blank check company or similar company with nominal operations.	Not applicable.

Amendment of Bylaws
The Board is expressly authorized to adopt, amend, alter or repeal the Bylaws on affirmative vote of the majority of directors. In addition, the Bylaws may be adopted, amended, altered or repealed by DYNS stockholders by the affirmative vote of the holders of at least a majority of the voting power of all then outstanding capital stock of DYNS entitled to vote in the election of directors, voting together as a class. Adoption and amendment of the Bylaws by stockholders shall not invalidate any prior act of the Board that would have been valid absent the adoption of the new Bylaws.
The board would be expressly authorized to adopt, amend, alter or repeal the Bylaws on affirmative vote of the majority of directors. In addition, the Bylaws could be amended or repealed by New Senti stockholders by the affirmative vote of the holders of at least 75% of the voting power of all then outstanding capital stock of New Senti entitled to vote on such amendment or repeal, voting together as a class; provided, however, that if the Board of Directors recommends that stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal shall only require the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class.

Quorum
Board of Directors
.    A majority of the total number of duly elected directors then in office shall constitute a quorum, except as may be otherwise specifically provided by statute, the Bylaws or the Current Charter.

Stockholders.

The holders of a majority of the shares of capital stock of DYNS issued and outstanding and entitled to vote shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute or by the Current Charter. If a matter may only be voted on by one or more specified series of DYNS Common Stock or preferred stock, then a majority of the shares of stock issued and outstanding and entitled to vote on that matter shall constitute a quorum.

Board of Directors
.    A majority of the total number of duly elected directors then in office shall constitute a quorum, except as may be otherwise specifically provided by statute, the Bylaws or the Proposed Charter.

Stockholders.

The holders of a majority of the shares of capital stock of New Senti and entitled to vote present in person or represented by proxy shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute or by the Proposed Charter. If a matter may only be voted on by one or more specified series of common stock or preferred stock, then a majority of the shares of stock issued

DYNS	New Senti

If a quorum is not present, then the chairman of the meeting shall have power to adjourn the meeting until a quorum attends. The stockholders present at a duly convened meeting may continue to transact business notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

and outstanding and entitled to vote on that matter shall constitute a quorum.

If a quorum is not present, then the holders of voting stock representing a majority of the voting power present at the meeting or the presiding officer shall have power to adjourn the meeting until a quorum shall attend. The stockholders present at a duly constituted meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

Stockholder Action by Written Consent
Under the Current Charter, any action required or permitted to be taken by the stockholders of DYNS must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders, other than with respect to the Class B Common Stock with respect to which action may be taken by written consent.

Under the Proposed Charter, any action required or permitted to be taken by the stockholders of New Senti must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders.
Special Stockholder Meetings
Subject to the rights, if any, of the holders of any outstanding series of preferred stock, and to the requirements of applicable law, special meetings of stockholders may be called only by the Executive Chair of the Board, the Chief Executive Officer of DYNS, or by a resolution passed by the majority of the Board. Special meetings may not be called by stockholders or any other person except as specified above. The business transacted at special stockholder meetings shall be limited to the purpose(s) for which the meeting was called, as indicated in the written notice of special meeting sent to stockholders.
Subject to the rights of any outstanding series of preferred stock and the requirements of law, special meetings of stockholders may be called only by the Board of Directors acting pursuant to a resolution approved by the affirmative vote of a majority of the directors then in office. Special meetings may not be called by stockholders or any other person except as specified above. The business transacted at special stockholder meetings shall be limited to the purpose(s) for which the meeting was called, as indicated in the written notice of special meeting sent to stockholders.

Notice of Stockholder Meetings
Except as otherwise provided in the Bylaws or permitted by statute, all notices of meetings with DYNS stockholders shall be in writing and shall be sent or otherwise given in accordance with DYNS’s Bylaws not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting. The notice shall specify the place (if any), date and time of the meeting, and the means of remote communication, if any, by which stockholders and proxy holders may be deeme to be present in person and vote at such meeting and the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and in the case of a special meeting, the purpose or purposes for	Except as may otherwise be provided in the Bylaws or permitted by statute, all notices of meetings with New Senti stockholders shall be in writing and shall be sent or otherwise given in accordance with New Senti’s Bylaws not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting. The notice shall specify the place (if any), date and hour of the meeting, and the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, and in the case of a special meeting, the purpose or purposes for which the meeting is called. Notice of meetings also may be

DYNS	New Senti
which the meeting is called. Notice of meetings also may be given to stockholders by means of electronic transmission in accordance with statute.	given to stockholders by means of electronic transmission in accordance with statute.
Stockholder Nominations of Persons for Election as Directors
Nominations of persons for election to DYNS’s Board may be made at an annual meeting or at a special meeting of stockholders at which directors are to be elected pursuant to DYNS’s notice of meeting only by giving notice to the Secretary. Notice must be received by the Secretary at the principal executive offices of DYNS (i) in the case of an annual meeting, not later than the close of business on the 90 th
day nor earlier than the opening of business on the 120
th
day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder to be timely must be so received no earlier than the opening of business on the 120 th
day before the meeting and not later than the later of (x) the close of business on the 90 th
day before the meeting or (y) the close of business on the 10 th
day following the day on which public announcement of the date of the annual meeting was first made by DYNS; and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10 th
day following the day on which public announcement of the date of the special meeting is first made by DYNS. The stockholder’s notice to the Secretary must be in proper form, including all information required by the Bylaws and comply with all applicable requirements of the Exchange Act.	Nominations of persons for election to New Senti’s board may be made at an annual meeting or at a special meeting of stockholders at which directors are to be elected pursuant to New Senti’s notice of meeting only by giving notice to the Secretary. Notice will be required to be received by the Secretary at the principal executive offices of New Senti (i) in the case of an annual meeting, not later than the close of business on the 90 th
day nor earlier than the close of business on the 120
th
day before the
one-year
anniversary of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is first convened more than 30 days before or more than 60 days after such anniversary date, or if no annual meeting were held in the preceding year, notice by the stockholder to be timely must be so received not later than the close of business on the later of the 90 th
 day prior to the scheduled date of such annual meeting or the 10 th
day following the day on which public announcement of the date of the annual meeting was first made by New Senti. The stockholder’s notice to the Secretary must be in proper form, including all information to be required by the Bylaws and comply with all applicable requirements of the Exchange Act.
Stockholder Proposals (Other than Nomination of Persons for Election as Directors)
In order for a stockholder to bring a matter before the annual meeting, the stockholder must give timely notice to the Secretary of DYNS, as described in DYNS’s Bylaws. The notice requirements are also deemed satisfied if the stockholder complies with the requirements of
Rule 14a-8
(or any successor thereof) of the Exchange Act.
In order for a stockholder to bring a matter before the annual meeting, the stockholder will be required to give timely notice to the Secretary of New Senti, as described in the Bylaws. The notice requirements will also be deemed satisfied if the stockholder complies with the requirements of Rule
14a-8
(or any successor thereof) of the Exchange Act.

Limitation of Liability of Directors and Officers
To the fullest extent permitted by the DGCL, a director of DYNS shall not be personally liable to DYNS or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended unless such director violated his	To the fullest extent permitted by the DGCL, a director of New Senti shall not be personally liable to New Senti or its stockholders for monetary damages for breach of fiduciary duty as a director, except for breaches of their duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, unlawful

DYNS	New Senti
or her duty of loyalty to the Corporation or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from his or her actions as a director.

payments of dividends, unlawful stock purchases or redemptions, or any transaction from which a director derived an improper personal benefit.
Indemnification of Directors, Officers, Employees and Agents
DYNS is required to indemnify against all expenses to the fullest extent permitted by law any person made a party or is threatene to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, administrative or investigative by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent.

New Senti will be required to indemnify against all expenses to the fullest extent permitted by law any director or officer made or threatened to be made a party to an action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she, is serving or was serving, as a director, officer or employee of New Senti, or serves or served at any other enterprise as a director or officer at the request of New Senti.

Corporate Opportunity Provision
The Current Charter limits the application of the doctrine of corporate opportunity under certain circumstances.	The doctrine of corporate opportunity, as applied under Delaware law, would apply without modification to directors and officers of New Senti under the Proposed Charter.

Dividends, Distributions and Stock Repurchases
The Current Charter provides that, subject to applicable law, the rights, if any, of the holders of any outstanding series of DYNS preferred stock and the Current Charter requirements relating to business combinations, holders of shares of DYNS Common Stock are entitled to receive such dividends and other distributions (payable in cash, property or capital stock of DYNS) when, as and if declared thereon by DYNS’s Board from time to time out of any assets or funds legally available therefor and will share equally on a per share basis in such dividends and distributions.
The Proposed Charter provides that, subject to applicable law, the rights, if any, of the holders of any outstanding series of New Senti preferred stock that may be issued, holders of shares of common stock are entitled to receive such dividends when and as declared by New Senti’s Board or any authorized committee thereof out of any assets or funds legally available therefor.

Liquidation
In the event of a voluntary or involuntary liquidation, dissolution or winding-up
of DYNS, after payment of the debts and liabilities of DYNS and subject to the provisions of statute and the Current Charter and any rights of the holders of DYNS preferred stock, the holders of shares of DYNS Common Stock shall be	In the event of a voluntary or involuntary liquidation, dissolution or winding-up
of New Senti, after payment of the debts and liabilities of New Senti and subject to the provisions of statute and the Proposed Charter and any rights of the holders of any New Senti preferred stock that may be issued, the holders

DYNS	New Senti
entitled to all remaining assets of DYNS ratably on the basis of Class A Common Stock (on an as-converted basis with respect to the Class B Common Stock) they hold.	of shares of common stock would be entitled to a distribution of all remaining net assets of New Senti ratably on the basis of the common stock they hold.
Inspection of Books and Records; Stockholder Lists
Inspection
.    Under Section 220 of the DGCL, any DYNS stockholder, in person or by attorney or other agent, has, upon written demand under oath stating the purpose thereof, the right during the usual hours for business to inspect for any proper purpose and to make copies and extracts from DYNS’s stock ledger, a list of its stockholders and its other books and records.

Voting List
.    DYNS will prepare and make available, at least 10 days before every meeting of the stockholders, a complete list of the stockholders entitled to vote at such meeting. The list will be open to the examination of any stockholder, for any purpose germane to the meeting, as required by applicable law.

Inspection
.    Under Section 220 of the DGCL, any New Senti stockholder, in person or by attorney or other agent, will have, upon written demand under oath stating the purpose thereof, the right during the usual hours for business to inspect for any proper purpose and to make copies and extracts from New Senti’s stock ledger, a list of its stockholders and its other books and records.

Voting List
.    New Senti will prepare and make available, at least 10 days before every meeting of the stockholders, a complete list of the stockholders entitled to vote at such meeting. The list will be open to the examination of any stockholder, for any purpose germane to the meeting, as required by applicable law.

Choice of Forum
Unless DYNS consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware is designated in the Current Charter as the sole and exclusive forum for (A) any derivative action or proceeding asserting a claim on behalf of DYNS, (B) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee of DYNS to DYNS or DYNS’s stockholders, (C) any action asserting a claim against DYNS, its directors, officers or employees arising pursuant to any provision of the DGCL or its Current Charter or the Bylaws, or (D) any action asserting a claim against DYNS, its directors, officers or employees governed by the internal affairs doctrine, in each case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. If the suit is brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel, subject to certain exceptions. This provision does not apply to suits brought to enforce liability or duties created by the Exchange Act or any other claim where the U.S. federal courts have exclusive jurisdiction. This provision also does not apply for any claims made under the Securities Act and the rules and regulations issued thereunder, for which the U.S. federal courts will be the exclusive forum unless DYNS agrees otherwise in writing.	Unless New Senti consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware is designated in the Proposed Charter as the sole and exclusive forum for any state law claims including (A) any derivative action or proceeding asserting a claim on behalf of New Senti, (B) any action or proceeding asserting a claim of or a claim based on breach of a fiduciary duty owed by any current or former director, officer, or other employee of New Senti to New Senti or New Senti’s stockholders, (C) any action or proceeding asserting a claim against New Senti arising pursuant to any provision of the DGCL or the Proposed Charter or Bylaws (including the interpretation, validity or enforceability thereof), or (D) (E) any action or proceeding asserting a claim governed by the internal affairs doctrine. This provision does not apply to suits brought to enforce liability or duties created by the Exchange Act or any other claim where the U.S. federal courts have exclusive jurisdiction. This This provision also does not apply for any claims made under the Securities Act and the rules and regulations issued thereunder, for which the U.S. federal courts will be the exclusive forum unless New Senti agrees otherwise in writing.

TRADING SYMBOL, MARKET PRICE AND DIVIDEND POLICY
Trading Symbol and Market Price
DYNS’s Class A Common Stock is currently listed on the Nasdaq Capital Market under the symbol “DYNS.” As of             , 2022, the Record Date for the Special Meeting, the closing price for the Class A Common Stock was $            .
Dividend Policy
DYNS has not paid any cash dividends on shares of Class A Common Stock to date and does not intend to pay cash dividends prior to the Closing. The payment of cash dividends in the future will be dependent upon the revenues and earnings, if any, capital requirements and general financial condition of the Combined Company subsequent to the Closing. The payment of any dividends subsequent to the Business Combination will be within the discretion of the Combined Company’s board of directors. It is the present intention of the Board to retain all earnings, if any, for use in DYNS’s business operations and, accordingly, the Board does not anticipate declaring any dividends in the foreseeable future. Further, if DYNS incurs any indebtedness, its ability to declare dividends may be limited by restrictive covenants DYNS may agree to in connection therewith.
MANAGEMENT OF THE COMBINED COMPANY
At the effective time of the Business Combination, in accordance with the terms of the Business Combination Agreement and assuming the election of the director nominees set forth in the section entitled “
Proposal 5: The Director Election Proposal
,” the board of directors and executive officers of the Combined Company will be as follows (ages as of January 31, 2022):

Name 5	Age	Position(s) Held
Executive Officers
Timothy Lu, M.D., Ph.D.	41	Chief Executive Officer, President and Director
Curt Herberts III	40	Chief Operating Officer
Deborah Knobelman, Ph.D.	48	Chief Financial Officer
Philip Lee, Ph.D.	40	Chief Technology Officer
Non-Employee Directors
Susan Berland	67	Director
Brenda Cooperstone, M.D.	57	Director
Edward Mathers	61	Director
Key Advisor
Jose Iglesias, M.D.	65	Chief Medical Advisor

(a)	Member of the audit committee
(b)	Member of the compensation committee
(c)	Member of the nominating and corporate governance committee
Executive Officers
Timothy Lu, M.D., Ph.D.
has served as our Chief Executive Officer since July 2016, President since February 2018 and a member of our board of directors since June 2016, and is one of our co-founders. In June 2010, Dr. Lu joined Massachusetts Institute of Technology faculty in the departments of Biological Engineering and Electrical Engineering and Computer Science. Dr. Lu has been a co-founder and a Scientific Advisory Board member to a number of biotechnology and biopharmaceutical companies, including BiomX Inc., Corvium, Inc., Eligo Bioscience S.A.S, Engine Biosciences Pte. Ltd., Synlogic, Inc. and Tango Therapeutics, Inc. He currently serves on the board of directors of the Alliance for Regenerative Medicine. Dr. Lu earned his M.D. from Harvard Medical School and his Ph.D. in Electrical and Biomedical Engineering from Massachusetts Institute of Technology as part of the Harvard-MIT Health Sciences and Technology Medical Engineering and Medical Physics Program. We believe Dr. Lu is qualified to serve on our board of directors due to his extensive experience in the field of synthetic biology, as well as the perspective and experience he brings as our Chief Executive Officer.
Curt Herberts III
has served as our Chief Operating Officer since January 2021 and as our Secretary since July 2018. From June 2018 to January 2021, he served as our Chief Financial Officer and Chief Business Officer, from January 2021 to May 2021, he served as our Acting Chief Financial Officer and from November 2020 to May 2021 he served as our Treasurer. Prior to joining us, Mr. Herberts held various positions at Sangamo Therapeutics, Inc., a public biotechnology company, including as Senior Vice President and Chief Business Officer from December 2016 to May 2018 and Vice President and Head of Corporate Development from July 2015 to December 2016. Prior to Sangamo Therapeutics, Inc., Mr. Herberts served in various positions at Campbell Alliance Group, Inc., which was acquired by inVentiv Health, Inc. Mr. Herberts earned his B.A. in Human Biology from Stanford University and his Master of Business and Science from the Keck Graduate Institute of Applied Life Sciences.
Deborah Knobelman, Ph.D.
has served as our Chief Financial Officer and Treasurer since May 2021. Prior to joining us, Dr. Knobelman served in interim C-suite roles for several life sciences companies through her firm Waverly BioConsulting LLC from April 2012 to May 2021. Dr. Knobelman served as a Chief Financial Officer at GeneriCo, LLC from April 2016 to July 2017 and prior to that as a Chief Business Officer at Ampio Pharmaceuticals, Inc. from September 2011 to April 2012. Dr. Knobelman previously served as Director of Commercial Strategy and Analytics at Pfizer, Inc. from June 2008 to August 2011. Earlier in her career, Dr. Knobelman was an Equity Research Analyst covering Specialty Pharmaceuticals and Biotech as a Senior Research Analyst for Piper Jaffray and as a Research Associate at JPMorgan. Dr. Knobelman earned her AB in Chemistry from Duke University and her Ph.D. in Pharmacology from the University of Pennsylvania School of Medicine.
Philip Lee, Ph.D.
has served as our Chief Technology Officer since January 2021 and is one of our co-founders. Dr. Lee served as our Chief Operating Officer from February 2018 to February 2021, as our President from July 2016 to February 2018 and as our Treasurer from July 2016 to November 2020. Dr. Lee also served as a member of our board of directors from July 2016 to February 2018. Prior to joining us, Dr. Lee held various positions at MilliporeSigma, a division of Merck KGaA, including as the Head of Cell Culture Systems from November 2014 to May 2016 and Senior Manager of Science & Technology and New Business Initiatives Lead from 2012 to 2014. Dr. Lee co-founded CellASIC Corp. in September 2004 and served as its Chief Executive Officer until it was acquired by Merck KGaA in April 2012. Dr. Lee earned his B.S. in Chemical Engineering and Biology from the Massachusetts Institute of Technology and his Ph.D. in Bioengineering from the University of California, Berkeley and the University of California, San Francisco.
Non-Employee Directors
Susan Berland
has served as a member of our board of directors since June 2021. Most recently, Ms. Berland served as Consulting Chief Financial Officer of Bluestar Genomics, Inc. from May 2000 through August 2021. Previously, Ms. Berland was Chief Financial Officer at Atreca, Inc. from February 2015 to April 2019 and Chief Financial Officer at Mendel Biotechnology from September 2011 to December 2014. Ms. Berland served as an independent consultant to various biotech companies from March 2006 to August 2011. Ms. Berland was also the Chief Financial Officer at Poniard Pharmaceuticals from September 2004 to August 2006, and Chief Financial Officer at DNA Sciences from September 2000 to May 2003. Ms. Berland held various leadership positions at Monsanto including Head of Financial Planning from June 1999 to August 2000 and Director, Mergers & Acquisitions from April 1996 to June 1999. Ms. Berland earned her B.A. in Finance and M.B.A. from the University of Wisconsin - Milwaukee. We believe Ms. Berland is qualified to serve on our board of directors because of her extensive financial experience and experience in the biotechnology industry.
Brenda Cooperstone, M.D.
has served as a member of our board of directors since October 2019. Dr. Cooperstone has held various leadership positions at Pfizer, Inc., a public biopharmaceutical company, including as Senior Vice President since May 2017, Chief Development Officer for Rare Disease in Global Product Development since May 2016 and Head of Development for Rare Disease in Global Product Development from November 2015 to May 2016. Dr. Cooperstone started her career in the pharmaceutical industry at Wyeth Pharmaceuticals in 1999 and joined Pfizer, Inc. in 2009. Dr. Cooperstone earned her M.D. from McGill University, and completed her residency in pediatrics at the Montreal Children’s Hospital, her clinical fellowship in pediatric nephrology at Children’s Hospital of Philadelphia and a research fellowship at the University of Pennsylvania’s Renal Electrolyte division. We believe Dr. Cooperstone is qualified to serve on our board of directors because of her extensive experience in the pharmaceutical industry.
Edward Mathers
has served as a member of our board of directors since July 2016. Mr. Mathers has served as a General Partner at New Enterprise Associates, Inc. (NEA), a private venture capital firm focusing on technology and healthcare investments, since November 2019, and prior to that served as partner at NEA from August 2008 to October 2019. Prior to joining NEA, Mr. Mathers served as Executive Vice President, Corporate Development and Venture at MedImmune, Inc., a biopharmaceutical company, and led its venture capital subsidiary, MedImmune Ventures, Inc. Mr. Mathers currently serves on the board of directors of Affinia Therapeutics, Inc., Akouos, Inc. (NASDAQ: AKUS), Code Biotherapeutics, Inc., Inozyme Pharma, Inc. (NASDAQ: INZY), MBX Biosciences, Inc., Mirum Pharmaceuticals, Inc. (NASDAQ: MIRM), ObsEva SA (NASDAQ: OBSV), Reneo Pharmaceuticals, Inc. (NASDAQ: RPHM), Rhythm Pharmaceuticals, Inc. (NASDAQ: RYTM), Shape Therapeutics Inc., Sorriso Pharmaceuticals, Inc., Synlogic, Inc. (NASDAQ: SYBX) (formerly known as Mirna Therapeutics, Inc.) and Trevi Therapeutics, Inc. (NASDAQ: TRVI), all biopharmaceutical or pharmaceutical companies, and he previously served on the board of directors of Amplyx Pharmaceuticals, Inc. from October 2015 to April 2021, when it was acquired by Pfizer Inc., Liquidia Technologies, Inc., a public biopharmaceutical company, from April 2009 to May 2019 and Ra Pharmaceuticals, Inc. from February 2010 to April 2020 when it was acquired by UCB S.A. Mr. Mathers earned his B.S. in chemistry from North Carolina State University. We believe Mr. Mathers’ experience as a venture capitalist, as an executive and in business development and his experience in serving on the board of directors for several public and private biopharmaceutical and life sciences companies qualify him to serve on our board of directors.
Key Advisor
Jose Iglesias, M.D.
has served as our consultant Chief Medical Advisor since January 2020. Dr. Iglesias has served as Director at Apex Oncology Consulting, Inc. since September 2019. Prior to that, he served as Vice President, Transitional Medicine at Boston Biomedical, Inc. from January 2019 to July 2019, as Oncology Consultant at Research Point Global from April 2018 to January 2019, as Vice President, Medical and Clinical Affairs at Apobiologix, a division of Apotex Inc., from October 2016 to February 2018, as Chief Medical Officer at Biothera Pharmaceuticals, Inc. from October 2015 to October 2016, as Chief Medical Officer at Bionomics Limited from 2012 to 2015, as Vice President, Clinical Development at Celgene Corporation from 2010 to 2012, as Chief Medical Officer and Vice President, Global Clinical Development at Abraxis BioScience, Inc. from 2006 to 2010, as Medical Director at Amgen Canada Inc. from 2004 to 2006, and Oncology Medical Advisor and Associate Oncology Director at Eli Lilly and Company from 1994 to 2004. Dr. Iglesias earned his M.D. from the University of the Republic in Montevideo, Uruguay. He completed his research fellowships at Duke University and the Weizmann Institute of Science and his post-doctoral fellowship at the University of Toronto, Canada.

Family Relationships
There are no family relationships among any of our executive officers or directors.
Board Composition
The Combined Company’s board of directors will manage the business and affairs of the Combined Company, as provided by Delaware law, and will conduct its business through meetings of the board of directors and its standing committees. Assuming the election of the nominees set forth in “Proposal 5: The Director Election Proposal,” it is anticipated that, upon the consummation of the Business Combination, the Combined Company’s board of directors will consist of seven members, four of whom will be designated by Senti, two of whom will be designated by the Sponsor and one of whom will be designated by Senti and DYNS (on behalf of the Sponsor).                      will serve as chair of the Combined Company’s board of directors. The primary responsibilities of the Combined Company’s board of directors will be to provide risk oversight and strategic guidance to the Combined Company and to counsel and direct the Combined Company’s management. The Combined Company’s board of directors will meet on a regular basis and will convene additional meetings, as required.
Director Independence
As a result of its common stock continuing to be listed on Nasdaq following consummation of the Business Combination, the Combined Company will adhere to the rules of Nasdaq in determining whether a director is independent. DSPC’s Board has consulted, and the Combined Company’s board of directors will consult, with its counsel to ensure that the board of directors’ determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors. The Nasdaq listing standards generally define an “independent director” as a person who is not an executive officer or employee, or who does not have a relationship which, in the opinion of the company’s board of directors, would interfere with the exercise of independent judgment in carrying out his or her responsibilities as a director. The parties have determined that                 ,                 ,                  and                  will be considered independent directors of the Combined Company. The Combined Company’s independent directors will have regularly scheduled meetings at which only independent directors are present.
Committees of the Combined Company’s Board of Directors
At the effective time of the Business Combination, the Combined Company will have an audit committee, a compensation committee, and a nominating and corporate governance committee. In addition, from time to time, special committees may be established under the direction of the Combined Company’s board of directors when necessary to address specific issues. Copies of each board committee’s charter will be posted on the Combined Company’s website. The Combined Company’s website and the information contained on, or that can be accessed through, such website are not deemed to be incorporated by reference in, and are not considered part of, this proxy statement/prospectus. The composition and responsibilities of each of the committees of the Combined Company’s board of directors are described below. Members serve on these committees until their resignation or until otherwise determined by the Combined Company’s board of directors.
Audit Committee
Following the Business Combination, the Combined Company’s audit committee will consist of                 ,                  and                 . The parties have determined that each member of the audit committee satisfies the independence requirements under the Nasdaq Listing Rules and Rule 10A-3(b)(1) of the Exchange Act. The chair of the audit committee is                 . The parties have determined that                  is an “audit committee financial expert” within the meaning of SEC regulations. Each member of the audit committee can read and understand fundamental financial statements in accordance with applicable listing standards. In arriving at these determinations, the parties have examined each audit committee member’s scope of experience and the nature of his or her employment. The primary purpose of the audit committee is to discharge the responsibilities of the Combined Company’s board of directors with respect to corporate accounting and financial reporting processes, systems of internal control and financial statement audits, and to oversee our independent registered public accounting firm. Specific responsibilities of the audit committee include:

•	helping the Combined Company’s board of directors oversee the corporate accounting and financial reporting processes;

•
managing and/or assessing the selection, engagement, qualifications, independence and performance of a qualified firm to serve as the independent registered public accounting firm to audit the Combined Company’s consolidated financial statements;

•
discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, the Combined Company’s interim and year-end operating results;

•	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	reviewing related party transactions;

•	reviewing the Combined Company’s policies on risk assessment and risk management;

•
reviewing, with the independent registered public accounting firm, the Combined Company’s internal quality control procedures, any material issues with such procedures and any steps taken to deal with such issues; and

•	pre-approving audit and permissible non-audit services to be performed by the independent registered public accounting firm.
The Combined Company’s audit committee will operate under a written charter, to be effective following the Business Combination, that satisfies the applicable Nasdaq Listing Rules.
Compensation Committee
Following the Business Combination, the Combined Company’s compensation committee will consist of                  and                 . The chair of the compensation committee is                 . The parties have determined that each member of the compensation committee satisfies the independence requirements under the Nasdaq Listing Rules, and is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act. The primary purpose of the Combined Company’s compensation committee is to discharge the responsibilities of the Combined Company’s board of directors in overseeing the Combined Company’s compensation policies, plans and programs and to review and determine the compensation to be paid to the Combined Company’s executive officers, directors and other senior management, as appropriate. Specific responsibilities of the compensation committee include:

•	reviewing and recommending to the Combined Company’s board of directors the compensation of the chief executive officer and other executive officers;

•	reviewing and recommending to the Combined Company’s board of directors the compensation of the directors;

•	administering the Combined Company’s equity incentive plans and other benefit programs;

•
reviewing, adopting, amending and terminating incentive compensation and equity plans, severance agreements, profit sharing plans, bonus plans, change-of-control protections and any other compensatory arrangements for the Combined Company’s executive officers and other senior management; and

•	reviewing and establishing general policies relating to compensation and benefits of the Combined Company’s employees, including the Combined Company’s overall compensation philosophy.

The Combined Company’s compensation committee will operate under a written charter, to be effective following the closing of the Business Combination, that satisfies the applicable Nasdaq Listing Rules.
Nominating and Corporate Governance Committee
Following the Business Combination, the Combined Company’s nominating and corporate governance committee will consist of                 and                 . The chair of the nominating and corporate governance committee is                 . The parties have determined that each member of the nominating and corporate governance committee satisfies the independence requirements under the Nasdaq Listing Rules.
Specific responsibilities of the Combined Company’s nominating and corporate governance committee include:

•	identifying and evaluating candidates, including the nomination of incumbent directors for reelection and nominees recommended by stockholders, to serve on the Combined Company’s board of directors;

•	considering and making recommendations to the Combined Company’s board of directors regarding the composition and chairpersonship of the board of directors and committees of the board of directors;

•	reviewing developments in corporate governance practices;

•	developing and making recommendations to the Combined Company’s board of directors regarding corporate governance guidelines and matters; and

•	overseeing periodic evaluations of the Combined Company’s board of directors’ performance, including committees of the Combined Company’s board of directors.
The Combined Company’s nominating and corporate governance committee operates under a written charter, to be effective following the closing of the Business Combination, that satisfies the applicable Nasdaq Listing Rules.
Code of Business Conduct and Ethics
Senti has adopted a code of business conduct and ethics, or the Code of Conduct, that applies to all directors, officers and employees, including the principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. Upon the closing of this Business Combination, the code of business conduct and ethics for the Combined Company will apply to all directors, officers and employees of the Combined Company and will be available on the Combined Company’s website at [www.sentibio.com]. In addition, the Combined Company intends to post on its website all disclosures that are required by law or the Nasdaq Listing Rules concerning any amendments to, or waivers from, any provision of the Code of Conduct. The reference to the Combined Company’s website address does not constitute incorporation by reference of the information contained at or available through the website, and you should not consider it to be a part of this proxy statement/prospectus.
Compensation Committee Interlocks and Insider Participation
None of the members or intended members of the compensation committee is currently, or has been at any time, one of Senti’s executive officers or employees. None of Senti’s executive officers currently serves, or has served during the last calendar year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

APPRAISAL RIGHTS
DYNS’s stockholders do not have appraisal rights in connection with the Business Combination under Delaware law.

STOCKHOLDER NOMINATIONS AND PROPOSALS
The disclosure set forth below describes the procedures for stockholder nominations and proposals pursuant to the proposed organizational documents of New Senti. The following summary is qualified in its entirety by reference to the complete text of the proposed bylaws, a copy of which is attached as Annex B to this proxy statement/prospectus.
Annual Meeting of Stockholders Notice Requirements
Nominations of persons for election to the board of directors of New Senti or the proposal of other business to be considered by stockholders may only be made at a meeting properly called for such purpose and only (i) by or at the direction of the board of directors or (ii) by a stockholder who (A) was a stockholder of record of the corporation when the notice is delivered to the secretary and at the time of the meeting, (B) is entitled to vote for the election of directors or such business, as applicable, at the meeting, (C) is present (in person or by proxy) at the meeting and (D) complies with the notice and other provisions of the proposed bylaws.
New Senti’s proposed bylaws provide that, for nominations or business to be properly brought before an annual meeting by a stockholder, the stockholder must give timely notice thereof in writing to the secretary of New Senti. To be timely, the notice must be delivered personally or mailed to, and received at, the principal executive offices of the corporation, addressed to the secretary, by no earlier than the close of business on the one hundred and twentieth (120th) day and no later than the close of business on the ninetieth (90th) day before the first anniversary of the date of the prior year’s annual meeting of stockholders; provided, however, that if (i) the annual meeting of stockholders is first coenvened more than thirty (30) days, or delayed by more than sixty (60) days, from the first anniversary of the prior year’s annual meeting of stockholders or (ii) no annual meeting was held during the prior year, the notice by the stockholder to be timely must be received no later than the close of business on the later of ninetieth (90th) days before such annual meeting and the tenth (10 th
) day after the day on which the notice of such annual meeting was made by mail or public disclosure. In no event will an adjournment, postponement or rescheduling of any annual meeting of stockholders, or announcement thereof, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.
Special Meeting of Stockholders Notice Requirements
Nominations of persons for election to the Senti Board and stockholder proposals of other business shall not be brought before a special meeting of stockholders to be considered by the stockholders unless such special meeting is held in lieu of an annual meeting of stockholders in accordance with Article I, Section 1 of the proposed bylaws, in which case such special meeting in lieu thereof shall be deemed an annual meeting for purposes of the proposed bylaws and the provisions of Article I, Section 2 of the proposed bylaws shall govern such special meeting. Notice of all special meetings of stockholders shall be given in the same manner as provided for annual meetings, except that the notice of all special meetings shall state the purpose or purposes for which the meeting has been called.
Additional Stockholder Notice Requirements
Any stockholder’s notice to the secretary must set forth (i) as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected) and (ii) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest in such business of each Proposing Person (as defined in the proposed bylaws).

In addition, any stockholder’s notice to the secretary must include the following information: (A) the name and address of the stockholder giving the notice, as they appear on the corporation’s books, and the names and addresses of the other Proposing Persons (if any) and (B) as to each Proposing Person, the following information: (a) the class or series and number of all shares of capital stock of the corporation which are, directly or indirectly, owned beneficially or of record by such Proposing Person or any of its affiliates or associates (as such terms are defined in Rule
12b-2
promulgated under the Exchange Act), including any shares of any class or series of capital stock of the corporation as to which such Proposing Person or any of its affiliates or associates has a right to acquire beneficial ownership at any time in the future, (b) all Synthetic Equity Interests (as defined in the proposed bylaws) in which such Proposing Person or any of its affiliates or associates, directly or indirectly, holds an interest including a description of the material terms of each such Synthetic Equity Interest, including without limitation, identification of the counterparty to each such Synthetic Equity Interest and disclosure, for each such Synthetic Equity Interest, as to (x) whether or not such Synthetic Equity Interest conveys any voting rights, directly or indirectly, in such shares to such Proposing Person, (y) whether or not such Synthetic Equity Interest is required to be, or is capable of being, settled through delivery of such shares and (z) whether or not such Proposing Person and/or, to the extent known, the counterparty to such Synthetic Equity Interest has entered into other transactions that hedge or mitigate the economic effect of such Synthetic Equity Interest, (c) any proxy (other than a revocable proxy given in response to a public proxy solicitation made pursuant to, and in accordance with, the Exchange Act), agreement, arrangement, understanding or relationship pursuant to which such Proposing Person has or shares a right to, directly or indirectly, vote any shares of any class or series of capital stock of the Corporation, (d) any rights to dividends or other distributions on the shares of any class or series of capital stock of the Corporation, directly or indirectly, owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation, and (e) any performance-related fees (other than an asset based fee) that such Proposing Person, directly or indirectly, is entitled to based on any increase or decrease in the value of shares of any class or series of capital stock of the corporation or any Synthetic Equity Interests (the disclosures to be made pursuant to the foregoing clauses (a) through (e) are referred to, collectively, as “Material Ownership Interests”) and (iii) a description of the material terms of all agreements, arrangements or understandings (whether or not in writing) entered into by any Proposing Person or any of its affiliates or associates with any other person for the purpose of acquiring, holding, disposing or voting of any shares of any class or series of capital stock of the corporation; (C) (i) a description of all agreements, arrangements or understandings by and among any of the Proposing Persons, or by and among any Proposing Persons and any other person (including with any proposed nominee(s)), pertaining to the nomination(s) or other business proposed to be brought before the meeting of stockholders (which description shall identify the name of each other person who is party to such an agreement, arrangement or understanding), and (ii) identification of the names and addresses of other stockholders (including beneficial owners) known by any of the Proposing Persons to support such nominations or other business proposal(s), and to the extent known the class and number of all shares of the corporation’s capital stock owned beneficially or of record by such other stockholder(s) or other beneficial owner(s); and (D) a statement whether or not the stockholder giving the notice and/or the other Proposing Person(s), if any, will deliver a proxy statement and form of proxy to holders of, in the case of a business proposal, at least the percentage of voting power of all of the shares of capital stock of the corporation required under applicable law to approve the proposal or, in the case of a nomination or nominations, at least the percentage of voting power of all of the shares of capital stock of the corporation reasonably believed by such Proposing Person to be sufficient to elect the nominee or nominees proposed to be nominated by such stockholder (such statement, the “Solicitation Statement”).
A stockholder providing timely notice of nominations or business proposed to be brought before an annual meeting shall further update and supplement such notice, if necessary, so that the information (including, without limitation, the Material Ownership Interests information) provided or required to be provided in such notice pursuant to the proposed bylaws shall be true and correct as of the record date for the meeting and as of the date that is ten (10) business days prior to such annual meeting, and such update and supplement shall be received by the secretary at the principal executive offices of the corporation not later than the close of business on the fifth (5th) business day after the record date for the annual meeting (in the case of the update and supplement required to be made as of the record date), and not later than the close of business on the eighth (8th) business day prior to the date of the annual meeting (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting).
General
The Senti Board or a designated committee shall have the the power to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the provisions of the proposed bylaws. If neither the Senti Board nor such designated committee makes a determination as to whether any stockholder proposal or nomination was made in accordance with the provisions of the proposed bylaws, the presiding officer of the annual meeting shall have the power and duty to determine whether the stockholder proposal or nomination was made in accordance with the provisions of the proposed bylaws. If the Senti Board or a designated committee thereof or the presiding officer, as applicable, determines that any stockholder proposal or nomination was not made in accordance with the provisions of the proposed bylaws, such proposal or nomination shall be disregarded and shall not be presented for action at the annual meeting. If the nominating or proposing stockholder (or a qualified representative of the stockholder) does not appear at the applicable stockholder meeting to present a nomination or other proposed business, such nomination will be disregarded or such proposed business will not be transacted, as the case may be, notwithstanding that proxies in respect of such vote may have been received by New Senti. To be considered a qualified representative of the proposing stockholder, a person must be authorized by a written instrument executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such written instrument or electronic transmission, or a reliable reproduction of the written instrument or electronic transmission, to the presiding officer at the meeting of stockholders.
STOCKHOLDER COMMUNICATIONS AND DELIVERY OF DOCUMENTS TO STOCKHOLDERS
Stockholders and interested parties may communicate with DYNS’s Board, any committee chairperson or the non-management
directors as a group by writing to the Board or committee chairperson in care of Dynamics Special Purpose Corp., 2875 El Camino Real, Redwood City California 94061, Attn: Omid Farokhzad, Mostafa Ronaghi, Mark Afrasiabi. Following the Business Combination, such communications should be sent in care of Senti Biosciences, Inc., 2 Corporate Drive, First Floor South San Francisco, CA 94080, Attn: Timothy Lu, Deb Knobelman, Curt Herberts. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management
directors.
Pursuant to the rules of the SEC, DYNS and the services that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of each of DYNS’s annual report to stockholders and DYNS’s proxy statement. Upon written or oral request, DYNS will deliver a separate copy of this proxy statement/prospectus to any stockholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Stockholders receiving multiple copies of such documents may likewise request that DYNS deliver single copies of such documents in the future. Stockholders receiving multiple copies of such documents may request that DYNS deliver single copies of such documents in the future. Stockholders may notify DYNS of their requests by calling or writing DYNS at (408)
212-0200
or 2875 El Camino Real, Redwood City California 94061. Following the Business Combination, such requests should be made by calling or writing Senti Biosciences, Inc. at          or 2 Corporate Drive, First Floor South San Francisco, CA 94080, Attn: Timothy Lu, Deb Knobelman, Curt Herberts.
LEGAL MATTERS
Davis Polk & Wardwell LLP will pass upon the validity of the Class A Common Stock issued in connection with the Business Combination.

EXPERTS
The financial statements of Dynamics Special Purpose Corp. as of March 8, 2021, and for the period from March 1, 2021 (inception) through March 8, 2021, included in this proxy statement/prospectus have been audited by Marcum LLP, independent registered public accounting firm, as stated in their report herein (which contains an explanatory paragraph relating to substantial doubt about the ability of Dynamics Special Purpose Corp. to continue as going concern, as described in Note 1 to the financial statements), appearing elsewhere in this proxy statement/prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
The consolidated financial statements of Senti Biosciences, Inc. and subsidiary as of December 31, 2020 and 2019, and for each of the years in the two-year period ended December 31, 2020, have been included herein and elsewhere in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2020 consolidated financial statements contains an explanatory paragraph that states that Senti Biosciences, Inc. and subsidiary’s recurring losses from operations and accumulated deficit raise substantial doubt about the entity’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.
WHERE YOU CAN FIND MORE INFORMATION
DYNS has filed this proxy statement/prospectus as part of a registration statement on Form
S-4
with the SEC under the Securities Act. The registration statement contains exhibits and other information that are not contained in this proxy statement/prospectus. The descriptions in this proxy statement/prospectus of the provisions of documents filed as exhibits to the registration statement are only summaries of those documents’ material terms. You may read copies of such documents, along with copies of reports, proxy statements and other information filed by DYNS with the SEC at the SEC’s website at
http://www.sec.gov.
Information and statements contained in this proxy statement/prospectus or any Annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other Annex filed as an exhibit to this proxy statement/prospectus.
DYNS files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on DYNS at the SEC website containing reports, proxy statements and other information at: http://www.sec.gov. Those filings are also available free of charge to the public on, or accessible through, DYNS’s corporate website under the heading “Documents”, at https://www.dspc.bio/, DYNS’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus.
All information contained in this document relating to DYNS has been supplied by DYNS, and all such information relating to Senti has been supplied by Senti. Information provided by one another does not constitute any representation, estimate or projection of the other.
If you would like additional copies of this document or if you have questions about the Business Combination, you should contact via phone or in writing:
Dynamics Special Purpose Corp.
2875 El Camino Real
Redwood City, California, 94061
(408)
212-0200

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
DYNAMICS SPECIAL PURPOSE CORP.

Report of Independent Registered Public Accounting Firm	F-2
Financial Statements:
Balance Sheets	F-3
Statement of Operations	F-4
Statement of Changes in Stockholder’s Equity	F-5
Statement of Cash Flows	F-6
Notes to Consolidated Financial Statements	F-7
Condensed Balance Sheet as of September 30, 2021 (Unaudited)	F-15
Condensed Statements of Operations for the three months ended September 30, 2021 and for the period from March 1, 2021 (inception) through September 30, 2021(Unaudited)	F-16
Condensed Statement of Changes in Stockholders’ Equity (Deficit) for the three months ended September 30, 2021 and for the period from March 1, 2021 (inception) through September 30, 2021 (Unaudited)	F-17
Condensed Statement of Cash Flows for the period from March 1, 2021 (inception) through September 30, 2021 (Unaudited)	F-18
Notes to Unaudited Condensed Financial Statements (As Restated)	F-19

SENTI BIOSCIENCES, INC.

Report of Independent Registered Public Accounting Firm	F-31
Consolidated Financial Statements:
Consolidated Balance Sheets	F-32
Consolidated Statements of Operations and Comprehensive Loss	F-33
Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit	F-34
Consolidated Statements of Cash Flows	F-36
Notes to Consolidated Financial Statements	F-37

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Stockholder and Board of Directors of
Dynamics Special Purpose Corp.
Opinion on the Financial Statements
We have audited the accompanying balance sheet of Dynamics Special Purpose Corp. (the “Company”) as of March 8, 2021, the related statements of operations, changes in stockholder’s equity and cash flows for the period from March 1, 2021 (inception) through March 8, 2021, and the related notes
(collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of March 8, 2021, and the results of its operations and its cash flows for the period from March 1, 2021 (inception) through March 8, 2021, in conformity with accounting principles generally accepted in the United States of America.
E
xplanatory Paragraph
– Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1 to the financial statements, the Company’s business plan is dependent upon its completion of the proposed initial public offering described in Note 3 to the financial statements. The Company has a working capital deficiency as of March 8, 2021 and lacks the financial resources it needs to sustain operations for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans with regard to these matters are also described in Notes 1 and 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ Marcum
LLP
Marcum
LLP
We have served as the Company’s auditor since 2021.
Houston, Texas
April 2, 2021

Dynamics Special Purpose Corp.
Balance sheet
March 8, 2021

ASSETS
Deferred offering costs	$174,129

TOTAL ASSETS	$174,129

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Accrued expenses	$1,000
Accrued offering costs	137,629
Due to related party	11,650

Total Liabilities	150,279

Commitments (Note 6)
Stockholder’s Equity
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; none issued and outstanding	—
Class B common stock, $0.0001 par value; 10,000,000 shares authorized; 5,750,000 issued and outstanding(1)	575
Additional paid-in capital	24,425
Accumulated deficit	(1,150)

Total Stockholder’s Equity	23,850

TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$174,129

(1)	Includes up to 750,000 shares of Class B common stock subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriter (see Note 5).
The accompanying notes are an integral part of the financial statements.

Dynamics Special Purpose Corp.
Statement of operations
For the period from March 1, 2021 (inception) through March 8, 2021

Formation and operating costs	$1,150

Net Loss	$(1,150)

Weighted average shares outstanding, basic and diluted(1)	5,000,000

Basic and diluted net loss per common share	$(0.00)

(1)	Excludes up to 750,000 shares of Class B common stock subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriter (see Note 5).
The accompanying notes are an integral part of the financial statements.

Dynamics Special Purpose Corp.
Statement of changes in stockholder’s equity
For the period from March 1, 2021 (inception) through March 8, 2021

	Class B common stock		Additional paid-in capital	Accumulated deficit	Total stockholder’s equity
	Shares	Amount
Balance at March 1, 2021 (inception)	—	$—	$—	$—	$—
Issuance of Class B common stock to Sponsor(1)	5,750,000	575	24,425	—	25,000
Net loss	—	—	—	(1,150)	(1,150)

Balance at March 8, 2021	5,750,000	$575	$24,425	$(1,150)	$23,850

(1)	Includes up to 750,000 shares of Class B common stock subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriter (see Note 5).
The accompanying notes are an integral part of the financial statements.

Dynamics Special Purpose Corp.
Statement of cash flows
For the period from March 1, 2021 (inception) through March 8, 2021

Cash Flows from Operating Activities:
Net loss	$(1,150)
Changes in operating assets and liabilities:
Accrued expenses	1,000
Operating costs paid in advance by related party	150

Net cash provided by (used in) operating activities	—

Net Change in Cash	—
Cash—Beginning of period	—

Cash—End of period	$—

Non-cash investing and financing activities:
Deferred offering costs included in accrued offering costs	$137,629

Deferred offering costs paid by Sponsor in exchange for issuance of Class B common stock	$25,000

Deferred offering costs included in due to related party	$11,500
The accompanying notes are an integral part of the financial statements.

Dynamics Special Purpose Corp.
Notes to financial statements
Note 1. Description of organization, business operations and going concern
Dynamics Special Purpose Corp. (the “Company”) is a blank check company incorporated in Delaware on March 1, 2021. The Company was formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (a “Business Combination”). The Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
As of March 8, 2021, the Company had not commenced any operations. All activity for the period from March 1, 2021 (inception) through March 8, 2021 relates to the Company’s formation and the proposed initial public offering (“Proposed Public Offering”), which is described below. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating
income in the form of interest income from the proceeds derived from the Proposed Public Offering. The Company has selected December 31 as its fiscal year end.
The Company’s ability to commence operations is contingent upon obtaining adequate financial resources through a Proposed Public Offering of 20,000,000 shares of Class A common stock (the “Public Shares”) at $10.00 per share (or 23,000,000 shares if the underwriter’s over-allotment option is exercised in full), which is discussed in Note 3, and the sale of 655,500 shares of Class A common stock (or 715,500 shares of Class A common stock if the underwriter’s over-allotment option is exercised in full) (the “Private Placement Shares”), at a price of $10.00 per Private Placement Share, in a private placement to Dynamics Sponsor LLC (the “Sponsor”), that will close simultaneously with the Proposed Public Offering.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Proposed Public Offering and the sale of the Private Placement Shares, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete a Business Combination with one or more target businesses that together have an aggregate fair market value of at least 80% of the value of the Trust Account (as defined below) (excluding the deferred underwriting commissions and taxes payable on income earned on the Trust Account) at the time of the agreement to enter into an initial Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). Upon the closing of the Proposed Public Offering, management has agreed that an amount equal to at least $10.00 per Public Share sold in the Proposed Public Offering, including the proceeds from the sale of the Private Placement Shares, will be held in a trust account (“Trust Account”), located in the United States and invested only in U.S. government securities with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule
2a-7
under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds held in the Trust Account, as described below.
The Company will provide its stockholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion, subject to applicable law and stock exchange listing requirements. The

Dynamics Special Purpose Corp.
Notes to financial statements

stockholders will be entitled to redeem their shares for a pro rata portion of the amount held in the Trust Account (initially anticipated to be $10.00 per share), calculated as of two business days prior to the completion of a Business Combination, including any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations. The shares of Class A common stock will be recorded at redemption value and classified as temporary equity upon the completion of the Proposed Public Offering, in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480,
Distinguishing Liabilities from Equity
.
The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon consummation of such Business Combination and a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required under applicable law or stock exchange listing requirements and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its amended and restated certificate of incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents with the SEC prior to completing a Business Combination. If the Company seeks stockholder approval in connection with a Business Combination, the holders of the Founder Shares (as defined in Note 5) have agreed to vote their Founder Shares and any Public Shares purchased in or after the Proposed Public Offering in favor of approving a Business Combination and to waive their redemption rights with respect to any such shares in connection with a stockholder vote to approve a Business Combination. Additionally, each public stockholder may elect to redeem their public shares without voting, and if they do vote, irrespective of whether they vote for or against the proposed Business Combination.
Notwithstanding the foregoing, if the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Company’s Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares without the Company’s prior written consent.
The initial stockholders have agreed to waive (a) their redemption rights with respect to any Founder Shares and Public Shares they hold in connection with the completion of an initial Business Combination, (b) their redemption rights with respect to any Founder Shares, Private Placement Shares and Public Shares they hold in connection with a stockholder vote to approve an amendment to the Amended and Restated Certificate of Incorporation to modify the substance or timing of the Company’s obligation to allow redemption in connection with an initial Business Combination or to redeem 100% of the Public Shares if the Company has not consummated an initial Business Combination within 24 months from the closing of the Proposed Public Offering or with respect to any other provisions relating to stockholders’ rights or pre-initial
Business Combination activity and (c) their rights to liquidating distributions from the Trust Account with respect to any Founder Shares and Private Placement Shares they hold if the Company fails to complete an initial Business Combination within 24 months from the closing of the Proposed Public Offering. However, if the initial stockholders acquire Public Shares in or after the Proposed Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period (as defined below).
The Company will have until 24 months from the closing of the Proposed Public Offering (the “Combination Period”) to complete a Business Combination. If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter subject to

Dynamics Special Purpose Corp.
Notes to financial statements

lawfully available funds therefor, redeem the Public Shares at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.
The underwriter has agreed to waive its rights to its deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Proposed Public Offering price per Public Share ($10.00).
In order to protect the amounts in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per Public Share or (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriter of the Proposed Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent registered accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Going concern consideration
At March 8, 2021 the Company had no cash and a working capital deficit of $150,279. Further, the Company expects to continue to incur significant costs in pursuit of its financing and acquisition plans. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management plans to address this uncertainty through the Proposed Public Offering. There is no assurance that the Company’s plans to raise capital will be successful. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Risks and uncertainties
Management continues to evaluate the impact of the
COVID-19
pandemic on the healthcare industry and the life sciences subsector in which it seeks to consummate a Business Combination and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results

Dynamics Special Purpose Corp.
Notes to financial statements

of its operations, close of the Proposed Public Offering, and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Note 2. Summary of significant accounting policies
Basis of presentation
The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC.
Emerging growth company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging
growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of estimates
The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ from those estimates.

Dynamics Special Purpose Corp.
Notes to financial statements

Cash and cash equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of March 8, 2021.
Deferred offering costs
Deferred offering costs consist of legal, accounting, underwriting fees and other costs incurred through the balance sheet date that are directly related to a planned public offering and that will be charged to stockholder’s equity upon the completion of a planned public offering. Should a planned public offering prove to be unsuccessful, these deferred costs, as well as additional expenses to be incurred, will be charged to operations.
Income taxes
The Company follows the asset and liability method of accounting for income taxes under ASC Topic 740,
Income Taxes
. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of March 8, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.
The provision for income taxes was deemed to be de minimis for the period from March 1, 2021 (inception) through March 8, 2021.
Net loss per common share
Net loss per share is computed by dividing net loss by the weighted average number of common shares outstanding during the period. Weighted average shares were reduced for the effect of an aggregate of 750,000 shares of common stock that are subject to forfeiture if the over-allotment option is not exercised by the underwriter (see Note 6). At March 8, 2021, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into shares of common stock and then share in the earnings of the Company. As a result, diluted loss per share is the same as basic loss per share for the period presented.
Fair value of financial instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC Topic 820,
Fair Value Measurement
, approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

Dynamics Special Purpose Corp.
Notes to financial statements

Recent accounting standards
Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

Note 3. Proposed public offering
Pursuant to the Proposed Public Offering, the Company will offer for sale 20,000,000 shares of Class A common stock (or 23,000,000 shares of Class A common stock if the underwriter’s over-allotment option is exercised in full) at a purchase price of $10.00 per share.
Note 4. Private placement
The Sponsor has agreed to purchase an aggregate of 655,500 Private Placement Shares (or 715,500 Private Placement Shares if the underwriter’s over-allotment option is exercised in full) at a price of $10.00 per Private Placement Share, from the Company in a private placement that will occur simultaneously with the closing of the Proposed Public Offering. A portion of the proceeds from the sale of the Private Placement Shares will be added to the net proceeds from the Proposed Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Shares held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) .
Note 5. Related party transactions
Founder shares
On March 8, 2021, the Sponsor was issued 5,750,000 shares (the “Founder Shares”) of Class B common stock for an aggregate price of $25,000. The Founder Shares include an aggregate of up to 750,000 shares of Class B common stock subject to forfeiture by the Sponsor to the extent that the underwriter’s over-allotment option is not exercised in full or in part, so that the Sponsor will own, on an as-converted
basis, 20% of the Company’s issued and outstanding shares after the Proposed Public Offering (excluding the private placement shares) (assuming the Sponsor does not purchase any Public Shares in the Proposed Public Offering).
Promissory note—related party
On March 8, 2021, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Proposed Public Offering pursuant to an unsecured promissory note (the “Promissory Note”). This loan is non-interest bearing and payable on the earlier of (i) December 31, 2021 or (ii) the consummation of the Proposed Public Offering. As of March 8, 2021, there were no borrowings outstanding under the Promissory Note.

Related party loans
In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds held in the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination is not completed, the Company may use a portion of the proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held

Dynamics Special Purpose Corp.
Notes to financial statements

in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans.
 Up to $2,000,000 of such Working Capital Loans may be convertible into shares at a price of $10.00 per share at the option of the lender. The share would be identical to the Private Placement Shares.
Note 6. Commitments
Registration and stockholder rights agreement
The holders of the Founder Shares, Private Placement Shares and any Class A common stock issuable upon conversion of the Working Capital Loans will be entitled to registration rights pursuant to a registration and stockholder rights agreement to be signed prior to or on the effective date of the Proposed Public Offering. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders will have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of an initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting agreement
The Company will grant the underwriter a
45-day
option from the date of the Proposed Public Offering to purchase up to 3,000,000 additional shares of Class A common stock to cover over-allotments, if any, at the Proposed Public Offering price less the underwriting discounts and commissions.
The underwriter will be entitled to a cash underwriting discount of $0.20 per share, or $4,000,000 in the aggregate (or $4,600,000 in the aggregate if the underwriter’s over-allotment option is exercised in full), payable upon the closing of the Proposed Public Offering. In addition, the underwriter will be entitled to a deferred fee of $0.35 per share, or $7,000,000 in the aggregate (or $8,050,000 in the aggregate if the underwriter’s over-allotment option is exercised in full). The deferred fee will become payable to the underwriter from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.
Note 7. Stockholder’s equity
Preferred stock
As of March 8, 2021, the Company had no authorized, issued, or outstanding shares of preferred stock. The Company intends to file an amended and restated Certificate of Incorporation prior to the closing date of the Proposed Public Offering such that the Company will be authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors.
Class A common stock
The Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. As of March 8, 2021, there were no shares of Class A common stock issued or outstanding.
Class B common stock
The Company is authorized to issue 10,000,000 shares of Class B common stock with a par value of $0.0001 per share. As of March 8, 2021, there were 5,750,000 shares of Class B common stock outstanding. Of the 5,750,000

Dynamics Special Purpose Corp.
Notes to financial statements

shares of Class B common stock outstanding, up to 750,000 shares are subject to forfeiture to the Company by the Sponsor for no consideration to the extent that the underwriter’s over-allotment option is not exercised in full or in part, so that the initial stockholders will collectively own 20% of the Company’s issued and outstanding common stock after the Proposed Public Offering (excluding the private placement shares).
Common stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. Holders of the Class A common stock and holders of the Class B common stock will vote together as a single class on all matters submitted to a vote of stockholders, including any vote in connection with an initial Business Combination.
The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of an initial Business Combination on a one-for-one
basis (subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like), and subject to further adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the Proposed Public Offering and related to the closing of an initial Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted
basis, 20% of the sum of (i) the total number of all shares of common stock outstanding upon the completion of the Proposed Public Offering (excluding the private placement shares), plus (ii) all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with an initial Business Combination (excluding any shares of Class A common stock or equity-linked securities issued, or to be issued, to any seller in an initial Business Combination and any Private Placement Shares issued to the Sponsor or its affiliates upon conversion of Working Capital Loans).
Note 8. Subsequent events
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based on this review, other than as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements. In April 2021, the Company borrowed $250,000 under the Promissory Note.

DYNAMICS SPECIAL PURPOSE CORP.
CONDENSED BALANCE SHEET
SEPTEMBER 30, 2021
(UNAUDITED)

ASSETS
Current assets:
Cash	$984,544
Prepaid expenses	673,023

Total current assets	1,657,567
Investments held in Trust Account	230,003,925

TOTAL ASSETS	$231,661,492

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$85
Accrued expenses and other current liabilities	33,412
Franchise tax payable	95,349

Total current liabilities	128,846
Deferred underwriting fee payable	8,050,000

Total Liabilities	8,178,846

Commitments and Contingencies (Note 6 )
Class A common stock subject to possible redemption, 23,000,000 shares at redemption value	230,000,000
Stockholders’ Deficit
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; 23,715,500 shares issued; 715,500 shares outstanding (excluding 23,000,000 shares subject to possible redemption)	72
Class B common stock, $0.0001 par value; 10,000,000 shares authorized; 5,750,000 shares issued and outstanding	575
Additional paid-in capital	—
Accumulated deficit	(6,518,001)

Total Stockholders’ Deficit	(6,517,354)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$231,661,492

The accompanying notes are an integral part of the unaudited condensed financial statements.

DYNAMICS SPECIAL PURPOSE CORP.
CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended September 30, 2021	For the Period from March 1, 2021 (Inception) Through September 30, 2021
Operating and formation costs	$253,456	$407,500
Franchise tax expense	41,184	95,349

Loss from operations	(294,640)	(502,849)
Interest and dividend income on investments held in Trust Account	2,960	3,925

Net loss	$(291,680)	$(498,924)

Basic and diluted weighted average shares outstanding, Class A common stock	23,715,500	13,917,547

Basic and diluted net loss per share, Class A common stock	$(0.01)	$(0.03)
Basic and diluted weighted average shares outstanding, Class B common stock	5,750,000	5,275,821
Basic and diluted net loss per share, Class B common stock	$(0.01)	$(0.03)

The accompanying notes are an integral part of the unaudited condensed financial statements.

DYNAMICS SPECIAL PURPOSE CORP.
CONDENSED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT) FOR
THE THREE MONTHS ENDED SEPTEMBER 30, 2021, AND FOR
THE PERIOD FROM MARCH 1, 2021 (INCEPTION) THROUGH SEPTEMBER 30, 2021
(UNAUDITED)

	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount
Balance - March 1, 2021 (Inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B common stock to Sponsor	—	—	5,750,000	575	24,425	—	25,000
Net loss	—	—	—	—	—	(1,178)	(1,178)

Balance - March 31, 2021	—	—	5,750,000	575	24,425	(1,178)	23,822
Sale of 715,500 shares of Class A common stock in private placement to Sponsor, net of offering costs	715,500	72	—	—	7,138,365	—	7,138,437
Accretion of redeemable Class A common stock to redemption amount	—	—	—	—	(7,162,790)	(6,019,077)	(13,181,867)
Net loss	—	—	—	—	—	(206,066)	(206,066)

Balance - June 30, 2021	715,500	72	5,750,000	575	—	(6,226,321)	(6,225,674)
Net loss	—	—	—	—	—	(291,680)	(291,680)

Balance - September 30, 2021	715,500	$72	5,750,000	$575	$—	$(6,518,001)	$(6,517,354)

The accompanying notes are an integral part of the unaudited condensed financial statements.

DYNAMICS SPECIAL PURPOSE CORP.
CONDENSED STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM MARCH 1, 2021 (INCEPTION) THROUGH SEPTEMBER 30, 2021
(UNAUDITED)

Cash Flows from Operating Activities:
Net loss	$(498,924)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest and dividend income on investments held in Trust Account	(3,925)
Changes in operating assets and liabilities:
Prepaid expenses	(673,023)
Accounts payable	85
Accrued expenses and other current liabilities	33,412
Franchise tax payable	95,349

Net cash used in operating activities	(1,047,026)

Cash Flows from Investing Activities:
Cash deposited into Trust Account	(230,000,000)

Net cash used in investing activities	(230,000,000)

Cash Flows from Financing Activities:
Proceeds from promissory note - related party	250,000
Repayment of promissory note - related party	(250,000)
Proceeds from initial public offering, net of underwriting discount paid	225,400,000
Proceeds from sale of private placement shares	7,155,000
Payment of offering costs	(523,430)

Net cash provided by financing activities	232,031,570

Net Change in Cash	984,544
Cash - Beginning of period	—

Cash - End of period	$984,544

Supplemental disclosures of non-cash investing and financing activities:
Accretion of Class A common stock subject to redemption to redemption value	$13,181,867

Deferred underwriting fee payable	$8,050,000

Offering costs paid in exchange for issuance of Class B common stock to Sponsor	$25,000

The accompanying notes are an integral part of the unaudited condensed financial statements.

DYNAMICS SPECIAL PURPOSE CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(AS RESTATED)
NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
Dynamics Special Purpose Corp. (the “Company”) is a blank check company incorporated in Delaware on March 1, 2021. The Company was formed for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (a “Business Combination”). The Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
As of September 30, 2021, the Company had not commenced any operations. All activity for the period from March 1, 2021 (inception) through September 30, 2021 relates to the Company’s formation, the initial public offering (“Initial Public Offering”), which is described below, and identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating
income in the form of interest income from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.
The registration statement for the Company’s Initial Public Offering was declared effective on May 25, 2021. On May 28, 2021, the Company consummated the Initial Public Offering of 23,000,000 shares of Class A common stock (the “Public Shares”), including 3,000,000 shares of Class A common stock that were issued pursuant to the underwriter’s exercise of their over-allotment option in full, at $10.00 per Public Share, generating gross proceeds of $230,000,000, which is discussed in Note
3
.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 715,500 shares of Class A common stock (the “Private Placement Shares”) at a price of $10.00 per Private Placement Share in a private placement to Dynamics Sponsor LLC (the “Sponsor”), generating gross proceeds of $7,155,000, which is described in Note
4
.
Transaction costs amounted to $13,198,430 consisting of $4,600,000 of underwriting fees, $8,050,000 of deferred underwriting fees, and $548,430 of other offering costs.
Following the closing of the Initial Public Offering on May 28, 2021, an amount of $230,000,000 ($10.00 per Public Share) from the net proceeds of the sale of the Public Shares in the Initial Public Offering and the sale of the Private Placement Shares was placed in a trust account (the “Trust Account”), and will be invested only in U.S. government securities with maturities of 185 days or less or in money market funds meeting certain conditions under Rule
2a-7
under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds held in the Trust Account, as described below.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Shares, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company mus
t

DYNAMICS SPECIAL PURPOSE CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(AS RESTATED)

complete a Business Combination with one or more target businesses that together have an aggregate fair market value of at least 80% of the value of the Trust Account (as defined below) (excluding the deferred underwriting commissions and taxes payable on income earned on the Trust Account) at the time of the agreement to enter into an initial Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”).
The Company will provide its stockholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion, subject to applicable law and stock exchange listing requirements. The stockholders will be entitled to redeem their shares for a pro rata portion of the amount held in the Trust Account (initially anticipated to be $10.00 per share), calculated as of two business days prior to the completion of a Business Combination, including any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations.
The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon consummation of such Business Combination and a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required under applicable law or stock exchange listing requirements and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its amended and restated certificate of incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents with the SEC prior to completing a Business Combination. If the Company seeks stockholder approval in connection with a Business Combination, the holders of the Founder Shares (as defined in Note
5
) have agreed to vote their Founder Shares and any Public Shares purchased in or after the Initial Public Offering in favor of approving a Business Combination and to waive their redemption rights with respect to any such shares in connection with a stockholder vote to approve a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares without voting, and if they do vote, irrespective of whether they vote for or against the proposed Business Combination.
Notwithstanding the foregoing, if the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Company’s Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares without the Company’s prior written consent.
The initial stockholders have agreed to waive (a) their redemption rights with respe
ct to any Founder Shares and Public Shares they hold in connection with the completion of an initial Business Combination, (b) their redemption rights with respect to any Founder Shares, Private Placement Shares and Public Shares they hold in connection with a stockholder vote to approve an amendment to the Amended and Restated Certificate of Incorporation to modify the substance or timing of the Company’s obligation to allow redemption in connection

DYNAMICS SPECIAL PURPOSE CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(AS RESTATED)

with an initial Business Combination or to redeem 100% of the Public Shares if the Company has not consummated an initial Business Combination within 24 months from the closing of the Initial Public Offering or with respect to any other provisions relating to stockholders’ rights or pre-initial
Business Combination activity and (c) their rights to liquidating distributions from the Trust Account with respect to any Founder Shares and Private Placement Shares they hold if the Company fails to complete an initial Business Combination within 24 months from the closing of the Initial Public Offering. However, if the initial stockholders acquire Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period (as defined below).

The Company will have until May 28, 2023 to complete a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter subject to lawfully available funds therefor, redeem the Public Shares at a per-share
price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its franchise and income taxes (less up to
$100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.
The underwriter has agreed to waive its rights to its deferred underwriting commission (see Note
6
) held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Public Share ($10.00).
In order to protect the amounts in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per Public Share or (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriter of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent registered accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

DYNAMICS SPECIAL PURPOSE CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(AS RESTATED)

Liquidity
As of September 30, 2021, the Company had $984,544 in cash held outside of the Trust Account and working capital of 1,528,721.
The Company’s liquidity needs prior to the consummation of the Initial Public Offering were satisfied through the proceeds of $25,000 from the sale of the Founder Shares, and a loan of up to $300,000 under an unsecured and non-interest
bearing promissory note (see Note
5
). Subsequent to the consummation of the Initial Public Offering, the Company’s liquidity will be satisfied through the net proceeds from the private placement held outside of the Trust Account and proceeds made available to the Company under the Working Capital Loan (as defined in Note
5
).
Based on the foregoing, management believes that the Company will have sufficient working capi tal
and borrowing capacity to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this time period, the Company will be using the funds held outside of the Trust Account for paying existing accounts payable and accrued liabilities, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, and structuring, negotiating and consummating the Business Combination.
Risks and Uncertainties
Management continues to evaluate the impact of the
COVID-19
pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying unaudited condensed financial statements of the Company are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a comprehensive presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented. The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s final prospectus for its Initial Public Offering as filed with the SEC on May 27, 2021, as well as the Company’s Current Reports on Form
8-K,
as filed with the SEC on May 28, 2021 and June 4, 2021. The interim results for the period from March 1, 2021 (inception) through September 30, 2021 are not necessarily indicative of the results to be expected for the year ending December 31, 2021 or for any future periods
.

DYNAMICS SPECIAL PURPOSE CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(AS RESTATED)

Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging
growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of September 30, 2021.
Investments Held in Trust Account
As of September 30, 2021, the assets held in the Trust Account were comprised of U.S. government securities, within the meaning set forth in Section 2(a) (16) of the Investment Company Act, with maturities of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily

DYNAMICS SPECIAL PURPOSE CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(AS RESTATED)

determinable fair value, or a combination thereof. When the Company’s investments held in the Trust Account are comprised of U.S. government securities, the investments are classified as trading securities. When the Company’s investments held in the Trust Account are comprised of money market funds, the investments are recognized at fair value. Trading securities and investments in money market funds are presented on the condensed balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities are reported in the statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.
Class A Common Stock Subject to Possible Redemption
All of the 23,000,000 shares of Class A common stock sold as part of the Units in the Initial Public Offering contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, if there is a stockholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s second amended and restated certificate of incorporation. In accordance with SEC and its staff’s guidance on redeemable equity instruments, which has been codified in Accounting Standards Codification (“ASC”)
480-10-S99,
redemption provisions not solely within the control of the Company require common stock subject to redemption to be classified outside of permanent equity. Therefore, all
Public Shares have
been classified outside of permanent equity
.
The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Increases or decreases in the
carrying
amoun
t of redeemable common stock are affected by charges against additional paid in capital and accumulated deficit.
As of September 30, 2021, the Class A common stock subject to possible redemption reflected in the condensed balance sheet are reconciled in the following table:

Gross proceeds	$230,000,000
Less:
Issuance costs allocated to Class A common stock	(13,181,867)
Plus:
Accretion of carrying value to redemption value	13,181,867

Class A common stock subject to possible redemption	$230,000,000

Offering Costs Associated with the Initial Public Offering
The Company complies with the requirements of ASC
340-10-S99-1
and SEC Staff Accounting Bulletin Topic 5A - Expenses of Offering. Offering costs consist principally of professional and registration fees incurred related to the Initial Public Offering. Offering costs directly attributable to the issuance of an equity contract to be classified in equity are recorded as a reduction in equity. Offering costs for equity contracts that are classified as assets and liabilities are expensed immediately. The Company incurred offering costs amounting to $13,198,430 as a result of the Initial Public Offering (consisting of a $4,600,000 underwriting fee, $8,050,000 of

DYNAMICS SPECIAL PURPOSE CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(AS RESTATED)

deferred underwriting fees, and $548,430 of other offering costs). The Company recorded $13,181,867 of offering costs as a reductio
n of temporary equity in connection with the issuance of the Public Shares. The Company recorded $16,563 of offering costs as a reduction of permanent equity in connection with the issua
n
ce of the Private Placement Shares.
Income Taxes
The Company follows the asset and liability method of accounting for income taxes under ASC 740,
Income Taxes
(“ASC 740”). Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no

unrecognized tax benefits and

no
amounts accrued for interest and penalties as of September 30, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception
.
The provision for income taxes was deemed to be de minimis for the period from March 1, 2021 (inception) through September 30, 2021.
Net Loss Per Share of Common Stock
Net loss per common share is computed by dividing net loss by the we ighted-a
verage number of shares of common stock outstanding during the period. As the Public Shares are considered to be redeemable at fair value, and a redemption at fair value does not amount to a distribution different than other stockholders, Class A and Class B common stock are presented as one class of stock in calculating net loss per share. As a result, the calculated net loss per share is the same for Class A and Class B shares of common stock. As of September 30, 2021, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into shares of common stock and then share in the earnings of the Company. As a result, diluted loss per share is the same as basic loss per share for the periods presented.

DYNAMICS SPECIAL PURPOSE CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(AS RESTATED)

The following table reflects the calculation of basic and diluted net loss per common share (in dollars, except per share amounts):

	Three Months Ended September 30, 2021		For the Period from March 1, 2021 (Inception) Through September 30, 2021
	Class A	Class B	Class A	Class B
Basic and diluted net loss per share:
Numerator:
Net loss	$(234,761)	$(56,919)	$(361,781)	$(137,143)

Denominator:
Basic and diluted weighted average shares outstanding	23,715,500	5,750,000	13,917,547	5,275,821
Basic and diluted net loss per share	$(0.01)	$(0.01)	$(0.03)	$(0.03)
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk co nsist of a
cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.
Fair Value of Financial Instruments
The Company applies ASC Topic 820,
Fair Value Measurement
(“ASC 820”), which establishes a framework for measuring fair value and clarifies the definition of fair value within that framework. ASC 820 defines fair value as an exit price, which is the price that would be received for an asset or paid to transfer a liability in the Company’s principal or most advantageous market in an orderly transaction between market participants on the measurement date. The fair value hierarchy established in ASC 820 generally requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Observable inputs reflect the assumptions that market participants would use in pricing the asset or liability and are developed based on market data obtained from sources independent of the reporting entity. Unobservable inputs reflect the entity’s own assumptions based on market data and the entity’s judgments about the assumptions that market participants would use in pricing the asset or liability and are to be developed based on the best information available in the circumstances.
The carrying amounts reflected in the balance sheet for current assets and current liabilities approximate fair value due to their short-term nature.
Level 1 — Assets and liabilities with unadjusted, quoted prices listed on active market exchanges. Inputs to the fair value measurement are observable inputs, such as quoted prices in active markets for identical assets or liabilities.
Level 2 — Inputs to the fair value measurement are determined using prices for recently traded assets and liabilities with similar underlying terms, as well as direct or indirect observable inputs, such as interest rates and yield curves that are observable at commonly quoted intervals.

DYNAMICS SPECIAL PURPOSE CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(AS RESTATED)

Level 3 — Inputs to the fair value measurement are unobservable inputs, such as estimates, assumptions, and valuation techniques when little or no market data exists for the assets or liabilities.
See Note 8 for additional information on assets and liabilities measured at fair value.
Recent Accounting Standards

In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06,

Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40)

(“ASU 2020-06”)

to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective January 1, 2022 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Company is currently assessing the impact, if any, that ASU 2020-06 would have on its financial position, results of operations or cash flows.
Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.
NOTE
3
. INITIAL PUBLIC OFFERING
The registration statement for the Company’s Initial Public Offering was declared effective on May 25, 2021. On May 28, 2021, the Company completed its Initial Public Offering of 23,000,000 shares of Class A common stock, including 3,000,000 shares of Class A common stock that were issued pursuant to the underwriter’s exercise of its over-allotment option in full, at $10.00 per Public Share, generating gross proceeds of $230,000,000.
NOTE
4
. PRIVATE PLACEMENT
Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 715,500 Private Placement Shares at a price of $10.00 per Private Placement Share, generating gross proceeds of $7,155,000. A portion of the proceeds from the sale of the Private Placement Shares has been added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Shares held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law).
NOTE
5
. RELATED PARTY TRANSACTIONS
Founder Shares
On March 8, 2021, the Sponsor was issued 5,750,000 shares (the “Founder Shares”) of Class B common stock for an aggregate price of $25,000. The Founder Shares included an aggregate of up to 750,000 shares of Class B

DYNAMICS SPECIAL PURPOSE CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(AS RESTATED)

common stock subject to forfeiture by the Sponsor to the extent that the underwriter’s over-allotment option was not exercised in full or in part, so that the Sponsor would own, on an as-converted
basis, 20% of the Company’s issued and outstanding shares after the Initial Public Offering (excluding the Private Placement Shares) (assuming the Sponsor does not purchase any Public Shares in the Initial Public Offering). The underwriter fully exercised the over-allotment option on May 28, 2021; thus, these 750,000 Founder Shares are no longer subject to forfeiture.
Related Party Loans
In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds held in the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination is not completed, the Company may use a portion of the proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. Up to $2,000,000 of such Working Capital Loans may be convertible into shares at a price of $10.00 per share at the option of the lender. The shares would be identical to the Private Placement Shares.

Administrative Support Agreement
The Company entered into an agreement, commencing on the effective date of the Initial Public Offering, to pay the Sponsor up to a total of $10,000 per month for office space, administrative and support services. Upon the completion of an initial Business Combination, the Company will cease paying these monthly fees. To date, the Company has not exercised its option to use such services.
NOTE
6
. COMMITMENTS AND CONTINGENCIES
Registration Rights
The holders of the Founder Shares, Private Placement Shares and any Class A common stock issuable upon conversion of the Working Capital Loans will be entitled to registration rights pursuant to a registration and stockholder rights agreement to be signed prior to or on the effective date of the Proposed Public Offering. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders will have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of an initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriters Agreement
The Company granted the underwriter a
45-day
option to purchase up to 3,000,000 additional shares of Class A common stock to cover over-allotments at the Initial Public Offering price, less the underwriting discounts and commissions. The underwriters exercised the over-allotment option in full on May 28, 2021.

DYNAMICS SPECIAL PURPOSE CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(AS RESTATED)

The underwriter was paid a cash underwriting fee of $0.20 per share, or $4,600,000 in the aggregate, upon the closing of the Initial Public Offering. In addition, $0.35 per share, or $8,050,000 in the aggregate will be payable to the underwriter for deferred underwriting commissions. The deferred fee will become payable to the underwriter from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.
NOTE
7
. STOCKHOLDER’S EQUITY
Preferred stock
 —
The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of September 30, 2021, there were no shares of preferred stock issued or outstanding.
Class A common stock
 —
The Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. As of September 30, 2021, there were 23,715,500 shares of Class A common stock issued and outstanding, including 23,000,000 shares of Class A common stock subject to possible redemption.
Class B common stock
 —
The Company is authorized to issue 10,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share. As of September 30, 2021, there were 5,750,000 shares of Class B common stock issued and outstanding. Of the 5,750,000 shares of Class B common stock outstanding, up to 750,000 shares were subject to forfeiture to the Company by the Sponsor for no consideration to the extent that the underwriter’s over-allotment option was not exercised in full or in part, so that the initial stockholders would collectively own 20% of the Company’s issued and outstanding common stock after the Initial Public Offering (excluding the Private Placement Shares). The over-allotment option was exercised in full on May 28, 2021; thus, these shares are no longer subject to forfeiture.
Common stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. Holders of the Class A common stock and holders of the Class B common stock will vote together as a single class on all matters submitted to a vote of stockholders, including any vote in connection with an initial Business Combination.
The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of an initial Business Combination on a one-for-one
basis (subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like), and subject to further adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of an initial Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted
basis, 20% of the sum of (i) the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering (excluding the Private Placement Shares), plus (ii) all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with an initial Business

DYNAMICS SPECIAL PURPOSE CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(AS RESTATED)

Combination (excluding any shares of Class A common stock or equity-linked securities issued, or to be issued, to any seller in an initial Business Combination and any Private Placement Shares issued to the Sponsor or its affiliates upon conversion of Working Capital Loans).
NOTE 8. FAIR VALUE MEASUREMENTS
The following table presents information about the Company’s financial assets that are measured at fair value on a recurring basis at September 30, 2021, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Amount at Fair Value	Level 1	Level 2	Level 3
September 30, 2021
Assets
Investments held in Trust Account:
U.S. Treasury Securities	$230,003,925	$230,003,925	$—	$—
NOTE
9
. SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the condensed financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed financial statements.

Report of Independent Registered Public Accounting Firm
To the Stockholders and Board of Directors
Senti Biosciences, Inc.:
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of Senti Biosciences, Inc. and subsidiary (the Company) as of December 31, 2019 and 2020, the related consolidated statements of operations and comprehensive loss, redeemable convertible preferred stock and stockholders’ deficit, and cash flows for each of the years in the two-year
period ended December 31, 2020, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2020, and the results of its operations and its cash flows for each of the years in the two-year
period ended December 31, 2020, in conformity with U.S. generally accepted accounting principles.
Going Concern
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations and has an accumulated deficit, which raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ KPMG LLP
We have served as the Company’s auditor since 2019.
San Francisco, California
April 12, 2021

SENTI BIOSCIENCES, INC.
Consolidated Balance Sheets
(in thousands, except share and per share data)

	September 30,	December 31,
	2021	2020	2019
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$73,692	$30,537	$5,301
Trade and other receivables	433	88	78
Short-term investments	—	—	12,528
Prepaid expenses and other current assets	2,392	1,084	853

Total current assets	76,517	31,709	18,760

Restricted cash	1,532	497	497
Property and equipment, net	5,365	3,312	2,913
Operating lease right-of-use assets	21,189	12,827	13,672
Other long-term assets	79	—	—

Total assets	$104,682	$48,345	$35,842

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$3,488	$914	$1,197
Early exercise liability, current portion	579	—	—
Preferred stock tranche liability	—	435	—
Deferred revenue	1,648	—	165
Accrued expenses and other current liabilities	4,659	1,998	1,705
Operating lease liabilities	1,688	1,519	1,239

Total current liabilities	12,062	4,866	4,306
Operating lease liabilities, net of current portion	20,879	12,530	13,571
Deferred revenue, net of current portion	584	—	—
Early exercise liability, net of current portion	693	—	—

Total liabilities	34,218	17,396	17,877

Commitments and contingencies (Note 13)
Redeemable convertible preferred stock (A and B), $0.0001 par value; 99,734,554 shares authorized at September 30, 2021 (unaudited) and December 31, 2020, 35,199,610 shares authorized at December 31, 2019; 99,734,543, 58,948,067 and 35,199,610 shares issued and outstanding at September 30, 2021 (unaudited), December 31, 2020 and 2019, respectively; aggregate liquidation preference of $163.8 million, $96.8 million and $57.8 million at September 30, 2021 (unaudited), December 31, 2020 and 2019, respectively	171,833	89,662	57,408
Stockholders’ deficit:
Common stock, $0.0001 par value; 138,000,000 shares authorized at September 30, 2021 (unaudited) and December 31, 2020, 55,000,000 shares authorized at December 31, 2019; 15,002,159, 14,504,193 and 13,679,638 shares issued and outstanding at September 30, 2021 (unaudited), December 31, 2020 and 2019, respectively	1	1	1
Additional paid-in capital	2,802	1,043	438
Other comprehensive income	—	—	13
Accumulated deficit	(104,172)	(59,757)	(39,895)

Total stockholders’ deficit	(101,369)	(58,713)	(39,443)

Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$104,682	$48,345	$35,842

The accompanying notes are an integral part of these consolidated financial statements.

SENTI BIOSCIENCES, INC.
Consolidated Statements of Operations and Comprehensive Loss
(in thousands)

	Nine Months Ended September 30,		Year Ended December 31,
	2021	2020	2020	2019
	(unaudited)	(unaudited)
Revenue:
Contract revenue	$1,748	$480	$394	$85
Grant income	220	84	172	—

Total revenue	1,968	564	566	85

Operating expenses:
Research and development	15,548	12,400	15,956	14,524
General and administrative	15,981	6,310	9,304	7,343

Total operating expenses	31,529	18,710	25,260	21,867

Loss from operations	(29,561)	(18,146)	(24,694)	(21,782)
Other income (expense):
Interest income, net	7	87	88	674
Change in fair value of convertible notes	—	(682)	(720)	—
Change in preferred stock tranche liability	(14,742)	—	5,748	—
Loss on impairment of fixed assets	(9)	—	(238)	(6)
Other expense	(110)	(45)	(46)	(43)

Total other income (expense), net	(14,854)	(640)	4,832	625

Net loss	$(44,415)	$(18,786)	$(19,862)	$(21,157)

Other comprehensive gain (loss):
Unrealized gain (loss) on investments	$—	$(13)	$(13)	$13

Comprehensive loss	$(44,415)	$(18,799)	$(19,875)	$(21,144)

Net loss per share, basic and diluted	$(3.00)	$(1.37)	$(1.43)	$(1.56)

Weighted average shares outstanding, basic and diluted	14,807,712	13,696,481	13,862,582	13,586,903

The accompanying notes are an integral part of these consolidated financial statements.

SENTI BIOSCIENCES, INC.
Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit
(in thousands, except share data)
(unaudited)

	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Other Comprehensive (Loss) Income	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance as of December 31, 2020	58,948,067	$89,662	14,504,193	$1	$1,043	$(59,757)	$—	$(58,713)
Issuance of Series B redeemable convertible preferred stock, including extinguishment of preferred stock tranche liability of $15.2 million, net of issuance costs of $6 thousand	40,786,476	82,171	—	—	—	—	—	—
Issuance of common stock	—	—	2,983,772	—	1,472	—	—	1,472
Early exercise of common stock options	—	—	(2,619,677)	—	(1,329)	—	—	(1,329)
Vesting of early exercise of common stock options	—	—	133,871	—	56	—	—	56
Stock-based compensation	—	—	—	—	1,560	—	—	1,560
Net loss	—	—	—	—	—	(44,415)	—	(44,415)

Balance as of September 30, 2021	99,734,543	$171,833	15,002,159	$1	$2,802	$(104,172)	$—	$(101,369)

	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Other Comprehensive (Loss) Income	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance as of December 31, 2019	35,199,610	$57,408	13,679,638	$1	$438	$(39,895)	13	$(39,443)
Issuance of common stock	—	—	74,799	—	20	—	—	20
Stock-based compensation	—	—	—	—	210	—	—	210
Unrealized loss on investments	—	—	—	—	—	—	(13)	(13)
Net loss	—	—	—	—	—	(18,786)	—	(18,786)

Balance as at September 30, 2020	35,199,610	$57,408	13,754,437	$1	$668	$(58,681)	$—	$(58,012)

The accompanying notes are an integral part of these consolidated financial statements.

SENTI BIOSCIENCES, INC.
Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit
(in thousands, except share data)

	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Other Comprehensive Income	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance as of December 31, 2018	26,659,662	$43,384	13,562,764	$1	$217	$(18,738)	$—	$(18,520)
Issuance of Series A redeemable convertible preferred stock, net of issuance costs of $0.1 million	8,539,948	14,024	—	—	—	—	—	—
Issuance of common stock	—	—	116,874	—	16	—	—	16
Stock-based compensation	—	—	—	—	205	—	—	205
Unrealized gain on investments	—	—	—	—	—	—	13	13
Net loss	—	—	—	—	—	(21,157)	—	(21,157)

Balance as of December 31, 2019	35,199,610	$57,408	13,679,638	$1	438	$(39,895)	$13	$(39,443)

Issuance of Series B redeemable convertible preferred stock, net of preferred stock tranche liability of $5.4 million and issuance costs of $0.3 million	18,262,599	24,314	—	—	—	—	—	—
Issuance of Series B redeemable convertible preferred stock, upon conversion of notes, net of preferred stock tranche liability of $0.8 million.	5,485,858	7,940	—	—	—	—	—	—
Issuance of common stock	—	—	824,555	—	333	—	—	333
Stock-based compensation	—	—	—	—	272	—	—	272
Unrealized loss on investments	—	—	—	—	—	—	(13)	(13)
Net loss	—	—	—	—	—	(19,862)	—	(19,862)

Balance as of December 31, 2020	58,948,067	$89,662	14,504,193	$1	$1,043	$(59,757)	$—	$(58,713)

The accompanying notes are an integral part of these consolidated financial statements.

SENTI BIOSCIENCES, INC.
Consolidated Statements of Cash Flows
(in thousands)

	Nine Months Ended September 30,		Year Ended December 31,
	2021	2020	2020	2019
	(unaudited)	(unaudited)
Cash flows from operating activities
Net loss	$(44,415)	$(18,786)	$(19,862)	$(21,157)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation	543	432	564	427
Amortization of operating lease right-of-use assets	1,433	1,023	1,421	969
Accretion of discount on short-term investments	—	(3)	(3)	(285)
Change in fair value of convertible notes	—	682	720	—
Change in preferred stock tranche liability	14,742	—	(5,748)	—
Stock-based compensation expense	1,560	210	272	205
Loss on impairment of fixed assets	9	—	238	6
Changes in assets and liabilities:
Accounts receivable	(345)	46	(10)	124
Prepaid expenses and other assets	(1,581)	57	(231)	28
Accounts payable	1,716	582	(324)	628
Accrued expenses and other current liabilities	2,416	(320)	(37)	838
Deferred revenue	2,232	(165)	165	—
Operating lease liabilities	(974)	(983)	(1,338)	(161)

Net cash from operating activities	(22,664)	(17,225)	(24,173)	(18,378)

Cash flows from investing activities
Purchase of short-term investments	—	(446)	(446)	(33,412)
Maturity of short-term investments	—	12,965	12,965	30,800
Proceeds from sale of short-term investments	—	—	—	8,344
Purchases of property and equipment	(1,558)	(339)	(1,161)	(1,996)
Proceeds from sale of property and equipment	—	—	—	15

Net cash from investing activities	(1,558)	12,180	11,358	3,751

Cash flows from financing activities
Proceeds from issuance of common stock upon exercise of stock options	1,460	21	333	16
Proceeds from issuance of notes converted to Series B redeemable convertible preferred stock	—	8,000	8,000	—
Proceeds from issuance of Series A redeemable convertible preferred stock	—	—	—	14,015
Proceeds from issuance of Series B redeemable convertible preferred stock	67,000	—	30,000	—
Payment of redeemable convertible preferred stock issuance costs	(48)	—	(282)	(19)

Net cash from financing activities	68,412	8,021	38,051	14,012

Net change in cash and cash equivalents	44,190	2,976	25,236	(615)
Cash, cash equivalents, and restricted cash, beginning of the year	31,034	5,798	5,798	6,413

Cash, cash equivalents, and restricted cash, end of the year	$75,224	$8,774	$31,034	$5,798

Supplemental disclosures cash flow information
Cash paid for interest	$—	$—	$—	$—

Supplemental disclosures of noncash financing and investing items
Purchase of property and equipment in accounts payable and accrued expenses	$1,092	$55	$39	$262
Extinguishment of Series A preferred stock tranche liability	—	—	—	28
Conversion of convertible notes to Series B redeemable convertible preferred stock and Series B preferred stock tranche liability	—	—	8,720	—
Recognition of Series B preferred stock tranche liability	33	—	6,183
Extinguishment of Series B preferred stock tranche liability	15,210	—	—	—
Deferred transaction costs related to pending business combination in accounts payable and accrued expenses	140	—	—	—
Note receivable from issuance of common stock upon exercise of stock options	12	—	—	—
The accompanying notes are an integral part of these consolidated financial statements.

SENTI BIOSCIENCES, INC.
Notes to Consolidated Financial Statements
1. Organization and Description of Business
Senti Biosciences, Inc. or (the “Company”), was incorporated under the laws of the State of Delaware in June 2016, and is a biotechnology company that programs next-generation cell and gene therapies with what we refer to as “gene circuits.” The Company is headquartered in South San Francisco, California.
Liquidity and Going Concern
The Company has devoted substantially all of its efforts to organizing and staffing, business planning, raising capital, and conducting preclinical studies and has not realized substantial revenues from its planned principal operations. In addition, the Company has a limited operating history, has incurred recurring operating losses and negative cash flows from operations since inception, has funded its operations primarily with proceeds from sale of redeemable convertible preferred stock and the issuance of convertible notes, and expects that it will continue to incur net losses and negative cash flows from operations into the foreseeable future, particularly as the Company advances its preclinical activities and clinical trials for its product candidates in development.
The Company’s continued existence is dependent upon management’s ability to develop profitable operations. Management is devoting substantially all of its efforts to developing its business and raising capital and there can be no assurance that the Company’s efforts will be successful. No assurance can be given that management’s actions will result in profitable operations or the meeting of ongoing liquidity needs.
The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. In 2020, the Company received aggregate proceeds of $30.0 million (Note 6) from the issuance of its Series B redeemable convertible preferred stock and of $8.0 million from the issuance of promissory notes (Note 5). In the nine months ended September 30, 2021 (unaudited), the Company received aggregate proceeds of $67.0 million (Note 6) from the issuance of its Series B redeemable convertible preferred stock. As of September 30, 2021 (unaudited), the Company had an accumulated deficit of $104.2 million, and cash, cash equivalents and restricted cash of $75.2 million. As of December 31, 2020, the Company had an accumulated deficit of $59.8 million, and cash, cash equivalents and restricted cash of $31.0 million.
As of April 12, 2021, the issuance date of the consolidated financial statements as of and for the year ended December 31, 2020, the Company has indicated that it expects that its cash and cash equivalents will not be sufficient to fund its operating expenses and capital expenditure requirements for at least one year from the date of the issuance of the audited consolidated financial statements and therefore the Company concluded that substantial doubt existed about the Company’s ability to continue as a going concern. As of February 14, 2022 (unaudited), the issuance date of the consolidated financial statements as of and for the nine months ended September 30, 2021 (unaudited), the Company expects that its cash and cash equivalents will not be sufficient to fund its operating expenses and capital expenditure requirements for at least one year from the issuance date of the consolidated financial statements.
The Company is seeking to complete a liquidity event via a special purpose acquisition company (“SPAC”) (Note 15). Upon the completion of a qualified public offering on specified terms (Note 6), the Company’s outstanding convertible preferred stock will automatically convert into shares of common stock. These plans are intended to mitigate the relevant conditions or events that raise substantial doubt about the Company’s ability to continue as a going concern; however, as the plans are not entirely within the Company’s control, management cannot assure they will be effectively implemented. In the event the Company does not complete a SPAC merger, the Company expects to seek additional funding through private equity financings, debt financings, collaborations, licensing arrangements, and/or strategic alliances. The Company may not be able to obtain financing on acceptable terms, or at all, and the Company may not be able to enter into collaborations or other such arrangements. The terms of any financing may adversely affect the holdings or the rights of the Company’s stockholders. If the Company is unable to raise capital when needed, or on attractive terms, it could be forced to delay, reduce or eliminate its research or drug development programs or any future commercialization efforts (unaudited).
2. Summary of Significant Accounting Policies and Basis of Presentation
Basis of Preparation
The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America (“U.S. GAAP”) and the rules and regulations of the Securities and Exchange Commission (“SEC”). Any reference in these notes to applicable guidance is meant to refer to the authoritative U.S. GAAP as found in the Accounting Standards Codification (“ASC”) and as amended by Accounting Standards Updates (“ASU”) of the Financial Accounting Standards Board (“FASB”). The consolidated financial statements include the accounts of Senti Biosciences, Inc., and its wholly-owned subsidiary. All intercompany balances and transactions have been eliminated in consolidation.
Use of Estimates
The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make certain estimates, judgments, and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates and assumptions reflected in these consolidated financial statements include, but are not limited to, the accrual for research and development expenses, the valuation of stock-based awards, the valuation of convertible notes, the valuation of common and redeemable convertible preferred stock, the valuation of preferred stock tranche liability, standalone selling price (“SSP”) and the determination of the incremental borrowing rate. Actual results could differ from those estimates, and such differences could be material to the financial position and consolidated statements of operations and comprehensive loss.
Unaudited Interim Financial Information
The accompanying consolidated balance sheet as of September 30, 2021, the consolidated statements of operations and comprehensive loss, redeemable convertible preferred stock and stockholders’ deficit, and cash flows for the nine months ended September 30, 2021 and 2020, are unaudited. The unaudited consolidated financial statements have been prepared on the same basis as the audited annual consolidated financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary for the fair statement of the Company’s financial position as of September 30, 2021 and the results of its operations and its cash flows for the nine months ended September 30, 2021 and 2020. The financial data and other information disclosed in these notes related to the nine months ended September 30, 2021 and 2020 are also unaudited. The results for the nine months ended September 30, 2021 are not necessarily indicative of results to be expected for the year ending December 31, 2021, any other interim periods, or any future year or period.
Impact of the
COVID-19
Coronavirus
The
COVID-19
pandemic has caused many governments to implement measures to slow the spread of the outbreak. The outbreak and government measures taken in response have had a significant impact, both direct and indirect, on businesses and commerce, as worker shortages have occurred, supply chains have been disrupted, and facilities and production sites have been suspended. The extent of the impact of the
COVID-19
pandemic on the business, operations, and development timelines and plans remains uncertain and will depend on certain developments, including the duration and spread of the outbreak and any new variants, and its impact on anticipated clinical trial plans, Clinical Research Organizations (“CROs”), contract manufacturing organizations, and other third parties with whom the Company does business. The
COVID-19
pandemic may affect the Company’s ability to initiate and complete preclinical studies, delay the initiation of future clinical trials, disrupt regulatory activities, or have other adverse effects on its business and operations. The pandemic could impact the Company’s ability to raise additional funds to support its operations. Moreover, the persistence of
COVID-19,
and future preventative measures implemented to help limit the spread of the illness may impact our ability to operate our business and may materially and adversely impact our financial condition, and results of operations.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to a significant concentration of credit risk consist of cash, cash equivalents, and short-term investments that are maintained in checking and money market accounts at one financial institution, which at times, may exceed federally insured limits. The Company’s short-term investments, if any, are limited to certain types of debt securities issued by the U.S. government, its agencies, and institutions with investment-grade credit ratings, and places restrictions on maturities and concentration by type and issuer. The Company believes that it is not exposed to significant credit risk due to the financial position of the institutions in which those deposits and short-term investments are held. As of September 30, 2021 (unaudited) and December 31, 2020, the Company has not experienced any credit losses in such accounts or investments.
Cash, Cash Equivalents, and Restricted Cash
Cash equivalents consist of amounts deposited in money market funds and securities with original maturity dates of three months or less which are stated at fair value.
The Company’s restricted cash consists of cash deposited with a financial institution as collateral for a letter of credit required under the Company’s headquarters and research facility leases. The restricted cash is presented separately from cash and cash equivalents and classified as non-current
on the balance sheet, as the Company expects the cash to remain restricted for a period greater than one year.
The following table provides a reconciliation of cash and cash equivalents and restricted cash reported within the consolidated balance sheets that total to the amounts shown in the consolidated statements of cash flows for the Company:

	September 30,	December 31,
	2021	2020	2019
	(unaudited)
Cash and cash equivalents	73,692	30,537	5,301
Restricted cash	1,532	497	497

Total	$75,224	$31,034	$5,798

Short-term Investments
Investments in marketable securities with original maturities less than 12 months from the balance sheet date, if any, are classified as short-term investments. Investments with original maturities of greater than 12 months from the balance sheet date, if any, are classified as long-term. The Company classifies all of its investments as available-for-sale
and records such assets at estimated fair value in the balance sheet, with unrealized gains and losses, if any, reported as a component of other comprehensive loss within the consolidated statement of operations and comprehensive loss, and as a separate component of stockholders’ equity. These investments consist of corporate debt securities, U.S. Government securities, asset-based securities, and commercial paper, which are subject to minimal credit and market risk. The Company uses the specific identification method to determine the amount of realized gains or losses on sales of marketable securities. Realized gains and losses on sales of securities and declines in the fair value of securities judged to be other than temporary are included in other income or expense. Unrealized gains and losses are included in other comprehensive loss. Interest on available-for-sale
securities is included in interest income in the consolidated statements of operations and comprehensive loss.
Fair Value Measurements
Certain assets and liabilities of the Company are carried at fair value under U.S. GAAP. Fair value is defined as the exchange price that would be received for an asset or the exit price that would be paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The authoritative guidance on fair value measurements establishes a three-tier fair value hierarchy for disclosure of fair value measurements as follows:

•	Level 1 – Quoted prices in active markets for identical assets or liabilities.

•
Level 2 – Observable inputs (other than Level 1 quoted prices), such as quoted prices in active markets for similar assets or liabilities, quoted prices in markets that are not active for identical or similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market data.

•
Level 3 – Unobservable inputs that are supported by little or no market activity that are significant to determining the fair value of the assets or liabilities, including pricing models, discounted cash flow methodologies, and similar techniques.

To the extent that the valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by the Company in determining fair value is greatest for instruments categorized in Level 3. Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.
The estimated fair values of the Company’s cash and cash equivalents, short-term investments, if any, trade, and other receivables, accounts payable, and accrued expenses approximate their carrying values given their short-term nature.
The Company’s convertible notes and preferred stock tranche liability were carried at fair value from the date of issuance through their respective extinguishment in October 2020 and May 2021 (unaudited), determined according to Level 3 inputs in the fair value hierarchy described above.
Property and Equipment, Net
Property and equipment, net is stated at cost, net of accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, which are as follows:

Computer equipment and software	3 years
Laboratory equipment	5-7 years
Furniture and fixtures	5-7 years
Leasehold improvements	Shorter of the lease term and the useful life
The Company capitalizes certain costs incurred during the construction phase of a project or asset into construction-in-progress.
Once the construction is complete and the asset is placed into service, we transfer its carrying value into the appropriate fixed asset category and begin depreciating the value over its useful life.
When assets are retired or disposed of, any resulting gain or loss is included in net loss. Expenditures for maintenance and repairs are expensed as incurred.

Impairment of Long-Lived Assets
The Company evaluates its long-lived assets, such as property and equipment, net, for impairment whenever events or changes in circumstances indicate that the carrying value of assets may not be recoverable. Recoverability of these assets is measured by comparing their carrying value to the future net undiscounted cash flows the assets are expected to generate over their remaining economic life. If such assets are considered to be impaired, the amount of any impairment is measured as the difference between their carrying value and their fair value. If the useful life is shorter than originally estimated, the Company amortizes the remaining carrying value over the revised shorter useful life.
Leases
The Company determines if an arrangement is or contains a lease at inception. Operating leases are recorded on the consolidated balance sheets with right-of-use
assets (“ROU”) representing the Company’s right to use an underlying asset for the lease term and lease liabilities representing the Company’s obligation to make lease payments. Operating lease right-of-use
assets and liabilities are recognized at the lease commencement date based on the present value of lease payments over the lease term. Operating lease right-of-use
assets also include the effect of any lease payments made prior to or on lease commencement and excludes lease incentives and initial direct costs incurred, as applicable. As the implicit rate in the Company’s leases is typically unknown, the Company uses its incremental borrowing rate based on the information available at the lease commencement date in determining the present value of future lease payments. The Company gives consideration to its credit risk, the term of the lease, and total lease payments and adjusts for the impacts of collateral as necessary when calculating its incremental borrowing rates. The lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. Operating lease expense is recognized on a straight-line basis over the lease term. Variable lease payments are recorded as an expense in the period incurred.
The Company has elected to not separate lease and
non-lease
components for any leases within its existing classes of assets and, as a result, accounts for any lease and non-lease
components as a single lease component. The Company has also elected not to apply the recognition requirement for leases with a term of 12 months or less.
Revenue Recognition
Contract Revenue
Revenue is recognized when a customer obtains control of promised goods or services. The Company applies the following five steps to recognize revenue: (i) identify the contract with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to performance obligations in the contract; and (v) recognize revenue when (or as) the performance obligations are satisfied.
A performance obligation is defined as a promise to transfer a product or a service to a customer that is distinct. A product or a service is distinct if both (i) the customer can benefit from the product or the service either on its own or together with other resources that are readily available to the customer and (ii) the Company’s promise to transfer the product or the service to the customer is separately identifiable from other promises in the contract. Each distinct promise to transfer a product or a service is a unit of accounting for revenue recognition. If a promise to transfer a product or a service is not distinct from other promises in the contract, such promises should be combined into a single performance obligation. The assessment of each of these elements may require significant judgments.
Arrangements that include rights to additional goods or services that are exercisable at a customer’s discretion are generally considered options. If these options provide a material right to the customer, they are considered performance obligations. The identification of material rights requires judgments related to the determination of the value of the underlying license relative to the option exercise price, including assumptions about technical feasibility and the probability of developing a candidate that would be subject to the option rights.
The transaction price is the amount of consideration the Company is entitled to receive in exchange for the transfer of control of a product or a service to a customer. The Company’s agreements may include both fixed and variable consideration. Fixed payments are included in the transaction price, while variable consideration, such as milestone payments and fees for research services, are estimated and constrained (if required) at the inception of the contract and evaluated on a periodic basis thereafter.
If a contract has multiple performance obligations, the Company allocates the transaction price to each distinct performance obligation based on the relative stand-alone selling price (“SSP”) of the performance obligation. The Company determines SSP at contract inception and at contract modification. Determining the SSP for performance obligations requires significant judgment. Changes in the key assumptions used to determine the SSP could have a significant effect on the allocation of arrangement consideration between multiple performance obligations.
For each distinct performance obligation, revenue is recognized as the Company transfers control of the product or the service applicable to such performance obligations. In instances where the Company first receives consideration in advance of satisfying its performance obligation, the Company classifies such consideration as deferred revenue until the Company satisfies such performance obligations. In instances where the Company first satisfies its performance obligation prior to its receipt of consideration, the consideration is a contract asset recorded in prepaid expenses and other current assets on the consolidated balance sheets.
Grant Income
The Company receives government grants that reimburse the Company for certain allowable costs for funded projects. Grant income is recognized on a systematic basis over the period in which the Company recognizes qualified research and development costs that grant is intended to compensate and there is reasonable assurance that the Company will meet the terms and conditions of the grant. This income is recorded as grant income in the consolidated statements of operations and comprehensive loss.
Grant payments received in excess of grant revenue earned are recognized as deferred revenue on the balance sheets, and grant income earned in excess of grant payments received is recognized as trade and other receivables on the consolidated balance sheets.
Research and Development Expenses
Research and development costs are expensed as incurred. Research and development costs consist of salaries and other personnel-related expenses, including associated stock-based compensation, lab supplies and services, in-license
and technology costs, consulting and sponsored research fees, facility costs and depreciation expense.
Nonrefundable advance payments for goods and services that will be used or received in future research and development activities are deferred and recognized as an expense in the period in which the related goods are delivered, or services are performed.
The Company has acquired and may continue to acquire the rights to gene circuit or other technologies from third parties. The upfront payments to acquire a license, product, or rights, as well as any annual maintenance charges and future milestone payments, are immediately recognized as research and development expense provided that there is no alternative future use of the rights in other research and development projects.

Deferred Offering Costs
Deferred offering costs consists of incremental legal, accounting and other fees directly attributable to equity offerings. Deferred offering costs are capitalized within prepaid and other current assets on the consolidated balance sheets and are offset against proceeds of the offering in the consolidated statements of redeemable convertible preferred stock and stockholders’ deficit as a reduction of additional paid-in
capital upon the completion of the equity offering. In the event the equity offering is terminated, all of the deferred offering costs are expensed within the Company’s consolidated statements of operations and comprehensive loss. For the nine months ended September 30, 2021 (unaudited) the Company expensed $2.2 million of previously deferred offering costs related to the suspended IPO within general and administrative expense on the consolidated statement of operations and comprehensive loss. As of September 30, 2021 (unaudited), the Company has recorded $0.1 million of deferred offering costs related to the pending SPAC merger. There are no deferred offering costs as of December 31, 2020 and 2019.
Commitments and Contingencies
The Company recognizes a liability with regard to loss contingencies when it believes it is probable a liability has occurred and the amount can be reasonably estimated. If some amount within a range of loss appears at the time to be a better estimate than any other amount within the range, the Company accrues that amount. When no amount within the range is a better estimate than any other amount, the Company accrues the minimum amount in the range. The Company has not recorded any such liabilities as of September 30, 2021 (unaudited) and December 31, 2020 and 2019.
Fair Value Option for Convertible Notes
The Company elected to account for its convertible notes at fair value as of the issuance date in order to measure those liabilities at amounts that more accurately reflect the current economic environment in which the Company operates. Accordingly, the Company recorded these convertible notes issued in August 2020 at fair value with changes in fair value recognized in change in fair value of convertible notes in the consolidated statements of operations and comprehensive loss. As a result of applying the fair value option, direct costs and fees related to the convertible notes were expensed in the period incurred.
Accretion and Classification of Redeemable Convertible Preferred Stock
The Company’s redeemable convertible preferred stock is recorded based on proceeds received, net of the related preferred stock tranche liability and issuance costs, and is classified outside of stockholders’ deficit on the consolidated balance sheets because the holders of such shares have liquidation rights in the event of a deemed liquidation that, in certain situations, are not solely within the control of the Company and would require the redemption of the then-outstanding redeemable convertible preferred stock. The Company’s Series A and Series B redeemable convertible preferred stock are subject to liquidation, dissolution, or winding up of the Company, either voluntary or involuntary (Note 6). Because the occurrence of a deemed liquidation event is not currently probable as of September 30, 2021 (unaudited), the carrying values of the redeemable convertible preferred stock are not being accreted to their redemption values. Subsequent adjustments to accrete the carrying values of the redeemable convertible preferred stock to its redemption price would be made only when a deemed liquidation event becomes probable.
Preferred Stock Tranche Liability
The Company’s Series B redeemable convertible preferred stock included an obligation whereby the investors agreed to buy, and the Company agreed to sell additional shares at a fixed price in the event that certain agreed-upon milestones were achieved or at the election of investors. This obligation was determined to be a freestanding financial instrument that should be accounted for as a liability at fair value (Notes 3 and 6). This preferred stock tranche liability was revalued at each reporting period through settlement with changes in the fair value recorded as a change in preferred stock tranche liability in the consolidated statements of operations and comprehensive loss. The fair value at settlement was reclassified to redeemable convertible preferred stock at such time.
Stock-Based Compensation
The Company recognizes stock-based compensation expense related to employees and non-employees
over the requisite service period based on the grant date fair value of the awards. Compensation expense is recognized in the consolidated statements of operations using the straight-line method for awards that vest only upon the employee’s or non-employee’s
continued service to the Company. The Company estimates the fair value of stock options granted using the Black-Scholes option pricing model and accounts for forfeitures as they occur.
Net Loss Per Share
The Company follows the
two-class
method when computing net loss per share as the Company has issued shares that meet the definition of participating securities. The two-class
method determines net loss per share for each class of common and participating securities according to dividends declared or accumulated and participation rights in undistributed earnings. The two-class
method requires loss available to common stockholders for the period to be allocated between common and participating securities based upon their respective rights to share in undistributed earnings as if all loss for the period had been distributed.
Basic net loss per share attributable to common stockholders is computed by dividing net loss attributable to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted net loss per share attributable to common stockholders is computed by adjusting net loss attributable to common stockholders to reallocate undistributed earnings based on the potential impact of dilutive securities. Diluted net loss per share attributable to common stockholders is computed by dividing the diluted net loss attributable to common stockholders by the weighted-average number of common shares outstanding for the period, including potential dilutive common shares. For purposes of this calculation, the Company’s outstanding stock options, redeemable convertible preferred stock, and potential issuance of redeemable convertible preferred stock under existing preferred stock tranches, are considered potential dilutive common shares.
The Company’s participating securities contractually entitle the holders of such securities to participate in dividends but do not contractually require the holders of such securities to participate in losses of the Company. Accordingly, in periods in which the Company reports a net loss, such losses are not allocated to such participating securities. In periods in which the Company reports a net loss attributable to common stockholders, diluted net loss per share attributable to common stockholders is the same as basic net loss per share attributable to common stockholders, since dilutive common shares are not assumed to have been issued if their effect is anti-dilutive.
Income Taxes
The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the consolidated financial statements. Under this method, deferred tax assets and liabilities are determined on the basis of the differences between the consolidated financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in the consolidated statement of operations in the period that includes the enactment date.
The Company recognizes net deferred tax assets to the extent that the Company believes these assets are more likely than not to be realized. In making such a determination, management considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning
strategies, and results of recent operations. If management determines that the Company would be able to realize its deferred tax assets in the future in excess of their net recorded amount, management would make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.
The Company records uncertain tax positions on the basis of a two-step
process whereby (i) management determines whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (ii) for those tax positions that meet the more-likely-than-not
recognition threshold, management recognizes the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority. The Company recognizes interest and penalties related to unrecognized tax benefits within income tax expense. Any accrued interest and penalties are included within the related tax liability. To date, there have been no interest charges or penalties related to unrecognized tax benefits.
Recently Adopted Accounting Pronouncements
In June 2016, the FASB issued ASU
No. 2016-13,
Financial Instruments-Credit Losses (Topic 326)
, which requires entities to measure all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. This replaces the existing incurred loss model and is applicable to the measurement of credit losses on financial assets measured at amortized cost. For trade receivables and other instruments, a new forward-looking expected loss model that generally results in the earlier recognition of allowances for losses will be required. The Company adopted this standard as of January 1, 2021 which did not have a material impact on its consolidated financial statements.
In August 2018, the FASB issued ASU
No. 2018-13,
Fair Value Measurement (Topic 820)
, which eliminates, modifies, and adds disclosure requirements for fair value measurements. The Company adopted this standard as of January 1, 2021, and modified its disclosures accordingly. The standard did not have a material impact on the Company’s consolidated financial statements.
In November 2018, the FASB issued ASU
No. 2018-18,
Collaborative Arrangements
, which clarifies that certain transactions between collaborative arrangement participants should be accounted for as revenue when the collaborative arrangement participant is a customer in the context of a unit of account and precludes recognizing as revenue consideration received from a collaborative arrangement participant if the participant is not a customer. The Company adopted this standard as of January 1, 2021 which did not have a material impact on its consolidated financial statements.
Accounting Pronouncements Not Yet Adopted
In December 2019, the FASB issued ASU
No. 2019-12,
Simplifying the Accounting for Income Taxes
(Topic 740), which removes certain exceptions to the general principles in Topic 740 and improves consistent application of and simplifies GAAP for other areas of Topic 740 by clarifying and amending existing guidance. This ASU is effective for fiscal years beginning after December 15, 2021, and interim periods within those fiscal years with early adoption permitted. The Company is currently evaluating the impact of this standard but does not expect the adoption will have a material impact on its consolidated financial statements and related disclosures.
In March 2020, the Financial Accounting Standards Board issued ASU
No. 2020-03,
Codification Improvements to Financial Instruments
. This standard improves and clarifies various financial instruments topics and includes seven different issues that describe the areas of improvement and the related amendments to GAAP that are intended to make the standards easier to understand and apply by eliminating inconsistencies and providing clarifications. This ASU is effective January 1, 2023 with early adoption permitted. The Company is currently evaluating the impact of this standard.

In August 2020, the FASB issued ASU
No. 2020-06,
Debt—Debt with Conversion and Other Options (Subtopic
470-20)
and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic
815-40):
Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity
, which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception and it also simplifies the diluted earnings per share calculation in certain areas. This standard is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years with early adoption permitted. The Company is currently evaluating the impact of this standard on its consolidated financial statements and related disclosures.
In October 2020, the FASB issued ASU
No. 2020-10,
Codification Improvements
, which moves all disclosure guidance to the appropriate codification section and makes other improvements and technical corrections. The standard is effective for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years with early adoption permitted. The Company is currently evaluating the impact of this standard on its consolidated financial statements and related disclosures.
In November 2021, the FASB issued ASU
2021-10,
Government Assistance (Topic 832)—Disclosures by Business Entities about Government Assistance, which seeks to increase the transparency of government assistance including the disclosure of (1) the types of assistance, (2) an entity’ accounting for the assistance, and (3) the effect of the assistance on an entity’s financial statements. Diversity currently exists in the recognition, measurement, presentation, and disclosure of government assistance received by business entities because of the lack of specific authoritative guidance in U.S. GAAP. ASU
2021-10
is effective for fiscal years beginning after December 15, 2021. Early application of the amendments is permitted. The Company is currently evaluating the impact of this standard on its consolidated financial statements and related disclosures.

3. Fair Value Measurements
The following tables summarize the estimated value of cash equivalents, restricted cash and short-term investments (in thousands):

	September 30, 2021 (unaudited)
	Amortized Cost	Unrealized Gain	Unrealized Loss	Estimated Fair Value
Cash equivalents:
Money market fund	$73,692	$—	$—	$73,692
Restricted cash:
Money market fund	1,532	$—	$—	1,532

Total	$75,224	$—	$—	$75,224

	December 31, 2020
	Amortized Cost	Unrealized Gain	Unrealized Loss	Estimated Fair Value
Cash equivalents:
Money market fund	$30,387	$—	$—	$30,387
Restricted cash:
Money market fund	497	—	—	497

Total	$30,884	$—	$—	$30,884

	December 31, 2019
	Amortized Cost	Unrealized Gain	Unrealized Loss	Estimated Fair Value
Cash equivalents:
Money market fund	$4,936	$—	$—	$4,936
Restricted cash:
Money market fund	497	—	—	497
Short-term investments:
Commercial paper	4,089	—	—	4,089
U.S. Corporate debt securities	4,762	5	—	4,767
International corporate bond	1,003	4	—	1,007
Asset-backed securities	2,661	4	—	2,665

Total	$17,948	$13	$—	$17,961

Financial assets and liabilities measured and recognized at fair value are as follows (in thousands):

	September 30, 2021 (unaudited)
	Level 1	Level 2	Level 3	Total
Assets:
Cash equivalents:
Money market fund	$73,692	$—	$—	$73,692
Restricted cash:
Money market fund	1,532	—	—	1,532

Total Assets	$75,224	$—	$—	$75,224

	December 31, 2020
	Level 1	Level 2	Level 3	Total
Assets:
Cash equivalents:
Money market fund	$30,387	$—	$—	$30,387
Restricted cash:
Money market fund	497			497

Total Assets	$30,884	$—	$—	$30,884

Liabilities:
Preferred stock tranche liability	$—	$—	$435	$435

Total Liabilities	$—	$—	$435	$435

	December 31, 2019
	Level 1	Level 2	Level 3	Total
Assets:
Cash equivalents:
Money market fund	$4,936	$—	$—	$4,936
Restricted cash:
Money market fund	497	—	—	497
Short-term investments:
Commercial paper	—	4,089	—	4,089
U.S. corporate debt securities	—	4,767	—	4,767
International corporate debt securities	—	1,007	—	1,007
Asset-backed securities	—	2,665	—	2,665

Total Assets	$5,433	$12,528	$—	$17,961

No securities have contractual maturities of longer than one year. There were no transfers between Levels 1, 2, or 3 for any of the periods presented.
Convertible Notes
Due to certain embedded features within the convertible notes (Note 5), the Company elected to account for the convertible notes under the fair value option.
At issuance in August 2020, the convertible notes were recorded at fair value of $8.9 million, resulting in a loss on issuance of $0.9 million which is included in the change in fair value of convertible note.

The fair value of the convertible notes at issuance was determined using a probability-weighted income approach as the convertible notes contained various settlement outcomes. The following reflects the significant quantitative inputs used to fair value the convertible notes at issuance.

On Issuance
Interest rate	8.00%
Discount rate	6.78%
Time to maturity (years)	0.49
Probability of automatic conversion upon qualified financing	95.0%
Probability of optional conversion	2.5%
Probability of no conversion	2.5%
Conversion Price	$1.4784
In connection with the issuance and sale of Series B redeemable convertible preferred stock in October 2020 (Note 6), all of the outstanding principal and accrued interest of $8.1 million under the convertible notes was converted into 5,485,858 shares of Series B redeemable convertible preferred stock and the related preferred stock tranche liability. The fair value of the convertibles notes of $8.7 million on the date of conversion was determined using the Backsolve method based on the price of the Series B redeemable convertible preferred stock and, if purchased, the related preferred stock tranche liability.
The following table provides a roll-forward of the fair value of the convertible notes (in thousands):

Fair Value
Proceeds from issuance in August 2020	$8,000
Change in fair value of convertible notes	720
Conversion to Series B redeemable convertible preferred stock	(7,940)
Recognition of preferred stock tranche liability	(780)

Balance as of December 31, 2020	$—

Preferred Stock Tranche Liability
The initial and subsequent fair values of the preferred stock tranche liability recognized in connection with the issuance of Series B redeemable convertible preferred stock financing were determined with the assistance of a third-party valuation specialist using significant inputs not observable in the market which constitute Level 3 measurements within the fair value hierarchy.

The following reflects the significant quantitative inputs used in the valuation of the preferred stock tranche liability for fiscal year 2020 using a Monte Carlo valuation model and/or Black-Scholes option pricing model:

	October 22, 2020 Initial Measurement Date		December 28 and December 31, 2020 Subsequent Measurement Dates
	Tranche 2 Call Option	Tranche 3 Call Option	Tranche Features 2 and 3 Call Option	Tranche 2 and 3 Forward Contracts
Estimated fair value of Series B redeemable convertible preferred stock (1)	$ 1.25	$ 1.25	$ 1.62	$ 1.62
Discount rate	0.12%	0.17%	0.11%	0.11%
Time to liquidity (years)	0.9	2.2	0.5	0.5
Expected volatility	54.9%	54.9%	73.8%	N/A
Probability of call option and forward contract	N/A	N/A	10%	90%
Strike Price	$ 1.6427	$1.6427	$ 1.6427	$ 1.6427
Value of each tranche feature	$ 0.143	$ 0.199	$ 0.326	$(0.023)

1.	Fair value of the Series B redeemable convertible preferred stock was estimated using the Backsolve method.
The weighted average fair value of the tranche features on a per share basis was $0.172 as of October 22, 2020, $0.012 as of December 28, 2020 and December 31, 2020.
For the October 2020 issuance of Series B redeemable convertible preferred stock, certain investors received the right to participate in two additional closings at a fixed price which were valued as a call option (Note 6) when issued.
In connection with the December 2020 issuance of Series B redeemable convertible preferred stock, certain investors of Series B redeemable convertible preferred stock that held 48.65% of the Company’s outstanding shares and have 2 seats on the Company’s board of directors, forfeited their rights to participate in two additional closings of Series B redeemable convertible preferred stock which resulted in the measurement of the preferred stock tranche liability as a combination of a call option and forward contract.
In January 2021, the Company issued additional Series B redeemable convertible preferred stock, and recorded an addition to the tranche liability of $33 thousand (unaudited) in recognition of the obligation to sell additional shares at a fixed price in the event that certain agreed-upon milestones are achieved or at the election of investors.
In April 2021, the Company’s Board of Directors determined that certain technical milestones within the Series B agreements had been achieved and approved the notice to call tranches 2 and 3, subject to requisite stockholders’ written election and related waivers. The second and third closings occurred on May 14, 2021 and all 39,366,050 shares of Series B redeemable convertible preferred stock were acquired (unaudited) thereby extinguishing the preferred stock tranche liability.

The value of the tranche rights acquired on May 14, 2021 was determined using the current value method as both tranches were called by the Company on the valuation date. The following reflects the significant quantitative inputs used in the valuation of the preferred stock tranche liability as of May 14, 2021 (unaudited) using a weighted comparable guideline IPO (high and low) and SPAC transactions for the public scenario and the Black-Scholes pricing model for the staying private scenario:

	May 14, 2021 (unaudited)
	Tranches 2 and 3
	Public Scenario	Staying Private Scenario
	Call	Call
Estimated fair value of Series B redeemable convertible preferred stock	$2.18	$1.58
Scenario weighting	75.0%	25.0%
Value of each tranche feature	$1.637	$0.395

Weighted average value of Series B redeemable convertible preferred stock	$2.032
The difference between the weighted average value of Series B redeemable convertible preferred stock of $2.032 and the strike price of $1.6427 is the $0.3893 weighted average fair value of the tranche feature on a per share basis as of May 14, 2021 (unaudited) for a total fair value of $15.2 million.
The following table provides a roll-forward of the change in the preferred stock tranche liability (in thousands):

Preferred Stock Tranche Liability
Initial closing on October 22, 2020	$6,120
Forfeiture of tranche rights	(780)
Change in fair value	(4,968)
Second closing on December 28, 2020	$63

Balance as of December 31, 2020	435
Recognition of tranche rights from January 2021 issuance (unaudited)	33
Change in fair value (unaudited)	14,742
Tranche liability extinguishment (unaudited)	(15,210)

Balance as of September 30, 2021 (unaudited)	$—

4. Other Financial Statement information
Property and Equipment, Net
Property and equipment, net consisted of the following (in thousands):

	September 30,	December 31,
	2021	2020	2019
	(unaudited)
Lab equipment	$4,155	$3,459	$2,943
Leasehold improvements	431	158	145
Computer equipment and software	322	214	174
Furniture and fixtures	244	232	223
Construction in progress	1,769	231	—

Property and equipment at cost	6,921	4,294	3,485
Less: accumulated depreciation	(1,556)	(982)	(572)

Property and equipment, net	$5,365	$3,312	$2,913

Depreciation expense for the nine months ended September 30, 2021 and 2020 (unaudited) was $0.5 million and $0.4 million, respectively. Depreciation expense for the years ended December 31, 2020 and 2019 was $0.6 million and $0.4 million, respectively. For the nine months ended September 30, 2021 and 2020 (unaudited) and for the years ended December 31, 2020 and 2019, the Company impaired fixed assets and recorded impairment losses of less than 0.1 million, nil, $0.2 million and less than $0.1 million, respectively.
Accrued Expenses and Other Liabilities
Accrued expenses and other liabilities consisted of the following (in thousands):

	September 30,	December 31,
	2021	2020	2019
	(unaudited)
Accrued professional and service fees	$2,348	$54	$228
Accrued employee related expenses	2,231	1,933	1,466
Other accrued expenses	80	11	11

Total accrued expenses and other current liabilities	$4,659	$1,998	$1,705

5. Convertible Notes
In August 2020, the Company issued $8.0 million in convertible notes to existing investors, including related parties. Interest accrued on the convertible notes at an annual rate of 8%. The principal and accrued interest was payable on maturity in February 2021.
The outstanding balance of principal plus accrued and unpaid interest were automatically convertible at the sale of preferred stock of at least $25.0 million (the “Qualified Financing”). On conversion of the convertible notes in a Qualified Financing, the same class of preferred shares would be issued at a price equal to 90% of the fixed price per share paid by the purchasers of preferred stock participating in the Qualified Financing. In connection with the issuance and sale of Series B redeemable convertible preferred stock in October 2020 (Note 6), all of the outstanding principal and accrued interest of $8.1 million under the convertible notes was converted into 5,485,858 shares of Series B redeemable convertible preferred stock and the related preferred stock tranche liability.

For the year ended December 31, 2020, we recorded a fair value loss of $0.7 million that is included in the change in fair value of convertible notes, in the accompanying consolidated statements of operations and comprehensive loss.
6. Redeemable Convertible Preferred Stock
The Company’s redeemable convertible preferred stock consisted of the following (in thousands, except per share amounts):

	September 30, 2021 (unaudited)
	Issue Price	Shares Authorized	Shares Issued and Outstanding	Net Carrying Value	Aggregate Liquidation Preference
Series A	$1.6427	35,199,610	35,199,610	$57,408	$57,822
Series B	$1.6427	64,534,944	64,534,933	$114,425	$106,012

Total		99,734,554	99,734,543	$171,833	$163,834

	December 31, 2020
	Issue Price	Shares Authorized	Shares Issued and Outstanding	Net Carrying Value	Aggregate Liquidation Preference
Series A	$1.6427	35,199,610	35,199,610	$57,408	$57,822
Series B	$1.6427	64,534,944	23,748,457	$32,254	$39,012

Total		99,734,554	58,948,067	$89,662	$96,834

	December 31, 2019
	Issue Price	Shares Authorized	Shares Issued and Outstanding	Net Carrying Value	Aggregate Liquidation Preference
Series A	$1.6427	35,199,610	35,199,610	$57,408	$57,822

Total		35,199,610	35,199,610	$57,408	$57,822

In January 2019, the Company issued 8,539,948 shares of Series A redeemable convertible preferred stock at a price of $1.6427 per share, pursuant to the settlement of the related preferred stock tranche liability of $28 thousand for total proceeds of $14.0 million, net of issuance costs of $19 thousand.
In October 2020, the Company issued 15,624,670 shares of Series B redeemable convertible preferred stock at a price of $1.6427 per share for total proceeds of $25.7 million, net of issuance costs of $0.1 million, and converted the related convertible notes into 5,485,858 shares of Series B redeemable convertible preferred stock. The terms of the Series B redeemable convertible preferred stock included the obligations for the investors to purchase, and the Company to sell, 16,842,176 and 18,668,438 additional shares of Series B redeemable convertible preferred stock in two additional closings (“Tranche 2” and “Tranche 3”) for a price of $1.6427 per share.
On December 28, 2020, the Company issued 2,637,929 shares of Series B redeemable convertible preferred stock to new and existing investors for gross proceeds of $4.3 million, net of issuance costs of $0.2 million. These Series B redeemable convertible preferred stock also included obligations for the investors to purchase, and the Company to sell, 2,637,929 additional shares of Series B redeemable convertible preferred stock in both Tranche 2 and Tranche 3 for a price of $1.6427 per share. Also on December 28, 2020, certain investors forfeited their rights and obligations to purchase 1,217,506 and 3,043,768 shares of Series B redeemable convertible preferred stock in Tranche 2 and Tranche 3, respectively.

On January 19, 2021, the Company issued 1,420,426 shares of Series B redeemable convertible preferred stock to investors for gross proceeds of $2.3 million, net of issuance costs of $6 thousand. The terms of the Series B redeemable convertible preferred stock sold are the same as the terms of previous issuances of Series B redeemable convertible preferred stock issued in October 2020, and also included obligations for the investors to purchase, and the Company to sell, 1,420,426 additional shares of Series B redeemable convertible preferred stock in each of Tranches 2 and 3 for a price of $1.6427 per share.
In April 2021, the Company’s Board of Directors determined that the Series B milestone had been achieved and approved the notice to call tranches 2 and 3, subject to requisite stockholders’ written election and related waivers. The second and third closings occurred on May 14, 2021 and the Company issued 39,366,050 shares of Series B redeemable convertible preferred stock to investors for proceeds of $64.7 million for which no additional issuance costs were incurred (unaudited).
The following is a summary of the rights and privileges of the holders of redeemable convertible preferred stock:
Voting Rights
Each share of redeemable convertible preferred stock has voting rights equal to the number of shares of common stock into which such preferred stock is convertible. The holders of redeemable convertible preferred stock vote together with the holders of common stock as a single class for most matters.
The holders of Series A redeemable convertible preferred stock voting as a separate class are entitled to elect two directors. The holders of Series B redeemable convertible preferred stock voting as a separate class are entitled to elect two directors. The holders of common stock, voting as a separate class, are entitled to elect two directors of the Company. The holders of common stock and redeemable convertible preferred stock, voting as a single class, are entitled to elect the balance of the seven total directors of the Company.
Dividends
The holders of redeemable convertible preferred stock are entitled to receive, if and when declared by the Company’s board of directors, non-cumulative
cash dividends at a rate of 8.0% per annum of the original issue price. These holders are also entitled to participate in dividends on common stock on an as-converted
basis. As of December 31, 2019, and 2020, no dividends have been declared or paid to date.
Conversion
At the option of the holder, each share of redeemable convertible preferred stock is convertible into shares of common stock as determined by dividing the applicable original issue price by the applicable conversion price in effect at the time of conversion. The initial conversion price of both Series A and Series B redeemable convertible preferred stock is equal to the original issue price of $1.6427 per share. The conversion ratio for the redeemable convertible preferred stock shall be subject to appropriate adjustments for stock splits, stock dividends, combinations, recapitalizations, or the like. The conversion ratio at September 30, 2021 (unaudited) and December 31, 2020, respectively, is one-to-one;
however, the conversion price is subject to anti-dilution provisions upon issuance of additional shares of common stock or other convertible securities. The holders of the Series A redeemable convertible preferred stock agreed to forfeit the anti-dilution provisions upon the issuance of Series B redeemable convertible preferred stock.
Each share of redeemable convertible preferred stock automatically converts into the number of shares of common stock into which such shares are convertible at the applicable conversion ratio upon the earlier: (i) the closing of the sale of shares of common stock in a qualified initial public offering (“IPO”) resulting in gross proceeds of at least $50.0 million or (ii) the vote or written consent of the holders of the majority of the then-outstanding shares of redeemable convertible preferred stock, voting together as a single class.

If a holder of Series B redeemable convertible preferred stock fails to purchase all of its applicable tranche shares at or prior to the milestone closing, all of the holder’s shares of Series B redeemable convertible preferred stock will automatically convert into the number of shares of common stock into which such shares are convertible at the applicable conversion ratio. Such defaulting holder also forfeits its right to designate a member of or observer to the board of directors and any right to participate in any subsequent debt or equity financing of the Company.
Liquidation
In the event of any liquidation, dissolution, or winding up of the Company, either voluntary or involuntary, the holders of the Series B redeemable convertible preferred stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of the Series A redeemable convertible preferred stock and common stock, an amount per share equal to the greater of (i) the Series B original issuance price, plus any dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of Series B redeemable convertible preferred stock been converted into shares of common stock immediately prior to such liquidation, dissolution, winding up or deemed liquidation event.
After the distribution to holders of Series B redeemable convertible preferred stock, the holders of the Series A redeemable convertible preferred stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of the common stock, an amount per share equal to the greater of (i) the Series A original issuance price, plus any dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of Series A redeemable convertible preferred stock been converted into shares of common stock immediately prior to such liquidation, dissolution, winding up or deemed liquidation event. Upon completion of the distribution to the holders of the redeemable convertible preferred stock, all remaining legally available assets will be distributed ratably to the holders of common stock.
Classification
The Company has classified its redeemable convertible preferred stock as temporary equity on the consolidated balance sheets as the stock is contingently redeemable. Upon the occurrence of certain deemed liquidation events that are outside of the Company’s control, including liquidation, sale, or transfer of the Company, holders of the redeemable convertible preferred stock can cause redemption for cash. During the years ended December 31, 2019, and 2020, the Company did not adjust the carrying value of the redeemable convertible preferred stock to the deemed liquidation value of such shares as a deemed liquidation event was not probable. Additionally, one investor that owns 2,435,016 shares of Series B redeemable convertible preferred stock are redeemable by the holder at the original issuance price in the event that the Company uses any of the proceeds received from such investor for purposes other than operations and research and development activities.
7. Common Stock
Holders of common stock are entitled to one vote per share, and to receive dividends and, upon liquidation or dissolution, are entitled to receive all assets available for distribution to stockholders. The holders have no preemptive or other subscription rights, and there are no redemption or sinking fund provisions with respect to such shares. Common stock is subordinate to the redeemable convertible preferred stock with respect to dividend rights and rights upon liquidation, winding up, and dissolution of the Company. Through September 30, 2021 (unaudited) and December 31, 2020, no cash dividends have been declared or paid.
On September 30, 2021 (unaudited) and December 31, 2020, the Company was authorized to issue 138,000,000 shares of common stock and on December 31, 2019, the Company was authorized to issue

55,000,000 shares of common stock, all at a par value of $0.0001 per share and had reserved the following shares for future issuance:

	September 30,	December 31,
	2021	2020	2019
	(unaudited)
Series A and B redeemable convertible preferred stock	99,734,543	58,948,067	35,199,610
Stock options to purchase common stock	9,222,672	4,173,285	2,849,392
Common stock options available for future grant under stock option plan	5,903,363	12,857,369	1,819,554

Total	114,860,578	75,978,721	39,868,556

8. Revenue
The Company’s revenue consists of amounts received related to research services provided to customers.
Contract Revenue
In May 2019, the Company entered into a collaborative development agreement. The Company determined that the agreement contained three distinct promises; research and development, design services, and intellectual property, which will be accounted for as a single combined performance obligation of research and development services recognized over time. The development agreement included $0.3 million of fixed consideration allocated to a single performance obligation and an additional $0.3 million of variable consideration. At inception of the development agreement, it was not probable that a significant reversal of revenue would not occur and therefore the variable consideration was fully constrained.
In April 2021, the Company entered into a research collaboration and license agreement with Spark Therapeutics, Inc. (“Spark”). Under the agreement, the Company will be responsible for a research program, which includes designing, building and testing five cell type specific-synthetic promoters for use in developing certain gene therapies using the Company’s proprietary technology. The Company received an upfront payment from Spark of $3.0 million and Spark is obligated to reimburse the Company for costs and expenses incurred for the research program. The Company expects to complete the research program over a two-year
period.
The Company assessed this agreement in accordance with ASC 606 and concluded that the contract counterparty, Spark, is a customer. The Company identified only one combined performance obligation in the agreement, which is to perform research services, the related joint research plan and committees for the five specified promoters. The Company determined that the research activities for each of the five promoters are not distinct given there is one single research plan that is performed by the same research team and research results for one promoter may provide insights for other promoters.
Pursuant to the agreement, once the research program is completed and the Company delivers a data package to Spark, Spark has 24 months (the “evaluation period”) to determine whether Spark will exercise its options to obtain field-limited, royalty-bearing licenses to develop, manufacture and commercialize promoters corresponding to each of the five specified promoters being researched. For each licensed promoter option that is exercised, the Company is eligible to receive a license fee, potential research, development and commercial milestone payments and royalties on product sales. Spark may generally terminate the agreement upon 90 days’ prior written notice or 180 days’ prior written notice if the licensed promoter is in clinical trials or is being commercialized at the time of termination.
The Company evaluated Spark’s optional rights to license, develop, manufacture and commercialize each of the promoter profiles to determine whether they provide Spark with any material rights to purchase the promoter licenses at an incremental discount. The Company’s proprietary technology used to develop the promoters is in early stages of development, so technological feasibility and probability of developing a product is highly uncertain. As a result, determining the SSP for the optional rights is subject to significant judgment. Given the subjectivity associated with determining the SSP for the right to a future license related to unproven technology at contract inception, the Company also evaluated whether the contract consideration associated with the research services represents the SSP for those services. The Company determined the transaction price, inclusive of the upfront payment and reimbursement of costs and expenses incurred for the research program, is commensurate with SSP for the research being conducted given the specialized nature and reliance on proprietary technology. Based on the Company’s assessment of the optional consideration and the qualitative factors of feasibility and probability of development combined with the quantitative assessment that research services are priced at their SSP, the Company concluded that the license option does not provide Spark with an incremental discount and therefore does not constitute a material right. The transaction price associated with the research services in this agreement consists of the fixed upfront amount of $3.0 million and variable consideration.
For both collaboration agreements, the Company will recognize the transaction price as research and development services are provided, using a cost-based input method to measure the progress toward completion of its performance obligation and to calculate the corresponding amount of revenue to recognize each period. The Company believes that the cost-based input method is the best measure of progress because other measurements would not reflect how the Company transfers the control related to the performance obligation to our customers.
The Company has recorded nil and $0.2 million of revenue for the nine months ended September 30, 2021 and 2020 (unaudited), respectively, which was previously included in the deferred revenue balances at the beginning of each period. The Company has recorded $0.2 million and nil of revenue for the years ended December 31, 2020 and 2019, respectively, which was previously included in the deferred revenue balances at the beginning of each period. Contract asset balances related to our collaboration agreements were $0.3 million and $0.3 million as of September 30, 2021 and 2020 (unaudited), respectively. Contract asset balances related to unbilled revenue for our collaboration agreements were $0.2 million and nil million as of December 31, 2020 and 2019, respectively within prepaid expenses and other current assets on the consolidated balance sheet.
Grant Income
In 2018, the National Institutes of Health awarded the Company a grant in the amount of $0.2 million to be used to support research and development for treating Inflammatory Bowel Disease. Eligible costs under the grant include direct personnel costs and materials and supplies.
In 2021, the Small Business Innovation Research awarded the Company a grant in the amount of $2.0 million over two years subject to meeting certain terms and conditions. The purpose of the grant is to support further development of
SENTI-202
for acute myeloid leukemia (“AML”) towards clinical development. As of September 30, 2021 (unaudited), the Company has received proceeds of $0.2 million.
Grant income was recognized when qualified research and development costs were incurred and the Company obtained reasonable assurance that the terms and conditions of the grant were met.
Entity-wide information
During the nine months ended September 30, 2021 (unaudited), Customer A accounted for approximately 84.6% of revenue. During the nine months ended September 30, 2020 (unaudited), Customer B accounted for approximately 85.0% of revenue and Customer C accounted for approximately 15.0% of revenue. During the year ended December 31, 2020, Customer B accounted for approximately 69.6% of revenue and Customer C accounted for approximately 30.4% of revenue. During the year ended December 31, 2019, Customer B accounted for 100% of revenue.

All net sales were generated in the United States for the nine months ended September 30, 2021 and 2020 (unaudited) and the years ended December 31, 2020 and 2019.
9. Stock-Based Compensation
In 2016, the Company adopted the 2016 Stock Incentive Plan (the “2016 Stock Incentive Plan”) authorizing the grant of incentive stock options (“ISOs”) and non-statutory
stock options (“NSOs”) to eligible employees, officers and directors of, and consultants or advisors to, the Company. As of September 30, 2021 (unaudited) and December 31, 2020, the Company is authorized to issue up to 19,176,235 and 18,097,082, respectively, of shares of common stock under the Plan in which the exercise price of an ISO and NSO shall not be less than 100% of the estimated fair value of the shares on the date of grant, as determined by the board of directors. The exercise price of an ISO granted to a 10% stockholder shall not be less than 110% of the estimated fair value of the shares on the date of grant, as determined by the board of directors. Options generally vest over four years and are exercisable for up to 10 years after the date of the grant.
The following table summarizes the Company’s stock option activity:

	Number of Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value (in Thousands)
Outstanding at December 31, 2019	2,849,392	$0.42	8.7	$527

Granted	2,541,290	0.55	—	—
Exercised	(824,555)	0.40	—	—
Forfeited	(336,893)	0.57	—	—
Expired	(55,949)	0.56	—	—

Outstanding at December 31, 2020	4,173,285	$0.49	8.9	$199

Granted (unaudited)	8,152,500	$0.69	—	—
Exercised (unaudited)	(2,983,772)	$0.49	—	—
Forfeited (unaudited)	(119,341)	$0.52	—	—
Expired (unaudited)	—	—	—	—

Outstanding at September 30, 2021 (unaudited)	9,222,672	$0.66	9.1	$8,105

Vested and exercisable at December 31, 2020	835,353	$0.41	7.8	$102

Vested and exercisable at September 30, 2021 (unaudited)	947,019	$0.46	7.4	$1,027

The aggregate intrinsic value of options exercised during the nine months ended September 30, 2021 and 2020 (unaudited) was $0.7 million and less than $0.1 million, respectively, and during the years ended December 31, 2020 and 2019 was $0.2 million and $0.1 million, respectively. The weighted-average grant-date fair value of options granted during the nine months ended September 30, 2021 and 2020 (unaudited) was $0.93 and $0.44, respectively, and during the years ended December 31, 2020 and 2019 was $0.38 and $0.40, respectively.
Early Exercise of Stock Options into Restricted Stock
The Company has allowed specified option holders to exercise unvested options. The options that are exercised prior to vesting continue to vest according to the respective option agreement, and such unvested shares are subject to repurchase by the Company at the option holder’s original exercise price in the event the option holder’s service with the Company voluntarily or involuntarily terminates.

The Company records proceeds from the early exercise of options as a liability within accrued expenses and other current liabilities as early exercise liability, net of current portion on the consolidated balance sheet, and reclassifies this liability to additional paid-in
capital as the Company’s repurchase right lapses. The shares purchased by the option holders pursuant to the early exercise of stock options are not deemed, for accounting purposes, to be outstanding until those shares have vested. For the nine months ended September 30, 2021 (unaudited), the Company issued 2,619,677 shares of common stock upon exercise of unvested stock options, and as of September 30, 2021 (unaudited), 2,485,806 shares held by employees were subject to repurchase at an aggregate price of $1.3 million. As of December 31, 2020 and 2019, no options were early exercised and accordingly, the liability related to the payments for unvested shares was nil at each date.
Stock-Based Compensation Expense
In determining the fair value of the stock-based awards, the Company uses the assumptions below for the Black-Scholes option pricing model, which are subjective and generally requires significant judgment.
Fair Value of Common Stock
— The fair value of the shares of common stock has historically been determined by the Company’s board of directors as there was no public market for the common stock. The board of directors determines the fair value of the common stock by considering a number of objective and subjective factors, including: third-party valuations of the Company’s common stock, the valuation of comparable companies, the Company’s operating and financial performance, and general and industry-specific economic outlook, amongst other factors.
Expected Term
 —The expected term represents the period that the Company’s stock options are expected to be outstanding and is determined using the simplified method (based on the mid-point
between the vesting date and the end of the contractual term).
Volatility
 —Because the Company is privately held and does not have an active trading market for its common stock for a sufficient period of time, the expected volatility was estimated based on the average volatility for comparable publicly-traded companies, over a period equal to the expected term of the stock option grants.
Risk-free Rate
 —The risk-free rate assumption is based on the U.S. Treasury zero-coupon
issues in effect at the time of grant for periods corresponding with the expected term of the option.
Dividends
 —The Company has never paid dividends on its common stock and does not anticipate paying dividends on common stock. Therefore, the Company uses an expected dividend yield of zero.
The assumptions used to determine the grant date fair value of stock options granted to grantees were as follows, presented on a weighted-average basis:

	Nine Months Ended September 30,		Year Ended December 31,
	2021	2020	2020	2019
	(unaudited)	(unaudited)
Expected term (in years)	6.03	6.14	6.03	5.80
Expected volatility	82.8%	84.4%	83.3%	79.6%
Risk-free interest rate	0.7%	1.4%	0.7%	1.9%
Dividend yield	—%	—%	—%	—%

Total stock-based compensation expense was as follows (in thousands):

	Nine Months Ended September 30,		Year Ended December 31,
	2021	2020	2020	2019
	(unaudited)	(unaudited)
General and administrative	$1,361	$56	$201	$164
Research and development	199	154	71	41

Total stock-based compensation expense	$1,560	$210	$272	$205

As of September 30, 2021 (unaudited), the total unrecognized stock-based compensation was approximately $7.2 million, which is expected to be recognized over a weighted-average period of 3.2 years. As of December 31, 2020, the total unrecognized stock-based compensation was approximately $1.1 million, which is expected to be recognized over a weighted-average period of 3.2 years.
10. Operating Leases
The Company’s operating leases are primarily for its corporate headquarters located in South San Francisco, California and for additional office and laboratory space located in Alameda, California (“Alameda lease”) that commenced on July 30, 2021. The corporate headquarters lease has an initial term of eight years expiring in 2027, with an option to renew for additional eight years unless canceled by either party thereafter. The Alameda lease has an initial term of eleven years expiring in 2032, with an option to renew the lease for up to two additional terms of five years. The exercise of these renewal options are not recognized as part of the ROU assets and lease liabilities, as the Company did not conclude, at the commencement date of the leases, that the exercise of renewal options or termination options was reasonably certain. The Alameda lease provides for a tenant improvement allowance of up to $17.5 million for the costs relating to the design, permitting and construction of the improvements, to be disbursed by the landlord no later than December 31, 2023. The Company was deemed to be the accounting owner of the tenant improvements primarily because the Company is the principal in the construction and design of the assets, is responsible for costs overruns and retains substantially all economic benefits from the leasehold improvements over their economic lives
.
Accordingly, the tenant improvement allowance is considered an incentive and was deducted from the initial measurement of the ROU asset and lease liability. The Company estimated the timing of tenant improvement reimbursements at the lease commencement date and upon receipt of the cash incentives, the Company will recognize the cash received as an increase in the lease liability.
The Company’s operating lease cost was $2.5 million and $2.0 million for the nine months ended September 30, 2021 and 2020 (unaudited), respectively, and was $2.7 million and $2.0 million for the years ended December 31, 2020 and 2019, respectively. Variable lease payments such as common area maintenance and parking fees were included in operating expenses and were $0.6 million for the nine months ended September 30, 2021 and 2020 (unaudited), respectively, and were $0.6 million and $0.5 million for the years ended December 31, 2020 and 2019, respectively. Rent expense for the Company’s short-term leases was nil for the nine months ended September 30, 2021 and 2020 (unaudited) and was nil and $0.2 for the years ended December 31, 2020 and 2019, respectively. No reimbursements have been received from the landlord as of September 30, 2021 (unaudited).

Supplemental cash flow and noncash information related to the operating leases were as follows (in thousands):

	Nine Months Ended September 30,		Year Ended December 31,
	2021	2020	2020	2019
	(unaudited)	(unaudited)
Supplemental cash flow information:
Operating cash flows from operating lease	$(1,995)	$(1,925)	$(2,577)	$(1,115)
ROU assets obtained in exchange for operating lease obligations	9,825	513	513	10,442
The following summarizes additional information related to the operating leases as of September 30, 2021 (unaudited) and December 31, 2019 and 2020:

	September 30,	December 31,
	2021	2020	2019
	(unaudited)
Weighted average remaining lease term	7.90 years	6.33 years	7.33 years
Weighted-average discount rate	9.05%	8.91%	8.95%
As of December 31, 2020, amounts disclosed for ROU assets obtained in exchange for lease obligations include amounts added to the carrying amount of ROU assets resulting from lease modifications and reassessments.
Maturities of the Company’s lease liabilities as of September 30, 2021 (unaudited) and December 31, 2020, were as follows (in thousands):

	September 30,	December 31,
	2021	2020
	(unaudited)
2021	$682	$2,669
2022	2,770	2,756
2023	6,272	2,846
2024	7,266	2,939
2025	7,489	3,035
Thereafter	37,952	4,193

Total undiscounted lease payments	62,431	18,438
Less imputed interest	(22,384)	(4,418)
Tenant improvement reimbursements	(17,480)	—

Total lease liabilities	$22,567	$14,020

11. Income Taxes
For the calendar years ended December 31, 2020 and 2019, the tax effects of significant items comprising the Company’s deferred taxes are as follows:

	December 31,
	2020	2019
Deferred tax assets:
Accruals and reserves	$526	$405
Net operating losses	15,543	8,919
Tax credits	2,775	1,626
Other	2	10
Stock-based compensation	17	8
Lease Liability	3,930	4,144
Total deferred tax assets	22,793	15,112
Deferred tax liabilities:
Fixed asset basis	(178)	(132)
Operating lease right-of-use assets	(3,590)	(3,826)
Total deferred tax liabilities	(3,768)	(3,958)
Valuation allowance	(19,025)	(11,154)

Net deferred taxes	$—	$—

The Company records the tax benefit of net operating losses, temporary differences, and credit carryforwards as assets to the extent that management assesses that realization is “more likely than not.” Realization of the future tax benefits is dependent on the Company’s ability to generate sufficient taxable income within the carryforward period. Because of the Company’s recent history of operating losses, management believes that recognition of the deferred tax assets arising from the above-mentioned future tax benefits is currently not likely to be realized and, accordingly, has provided a valuation allowance.
The valuation allowance increased by approximately $7.9 million and $6.9 million during 2020 and 2019, respectively, and the Company’s deferred tax assets continue to be fully offset by the valuation allowance as at September 30, 2021 (unaudited). For the nine months ended September 30, 2021 (unaudited), the Company did not record an income tax provision.
Net operating losses and tax credit carryforwards as of December 31, 2020 are as follows (in thousands):

	Amount	Expiration Years
Net operating losses, federal (Post December 31, 2017)	$51,100	Do Not Expire
Net operating losses, federal (Pre January 1, 2018)	$3,508	2036-2037
Net operating losses, state	$55,246	2036-2040
Tax credits, federal	$1,973	2036-2040
Tax credits, state	$1,891	N/A
Net operating losses, foreign	$1,053	—
Utilization of the net operating loss carryforwards may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986, as amended, and similar state provisions. This annual limitation may result in the expiration of net operating losses and credits before utilization. We have not performed an analysis to determine the limitation of our net operating loss carryforwards.

The effective tax rate of the Company’s provision (benefit) for income taxes differs from the federal statutory rate as follows:

	December 31,
	2020	2019
Statutory rate	21.00%	21.00%
State tax	11.68%	8.85%
Other	(0.05)%	0.55%
Tax credits	2.81%	3.32%
Fair value of series B preferred stock tranche liability	6.04%	—%
Valuation allowance	(41.48)%	(33.72)%

Total	0.00%	0.00%

As of December 31, 2020, gross unrecognized tax benefits were $0.8 million, all of which would not impact the Company’s effective tax rate if recognized. The Company has elected to include interest and penalties as a component of tax expense. For the nine months ended September 30, 2021 (unaudited) and during the years ended December 31, 2020 and 2019, the Company did not recognize accrued interest and penalties related to unrecognized tax benefits. The Company does not anticipate that the amount of existing unrecognized tax benefits will significantly increase or decrease during the next 12 months.
The Company files income tax returns in the U.S. federal and California tax jurisdictions. The federal and state income tax returns from inception to September 30, 2021 (unaudited) remain subject to examination.
12. Net Loss Per Share
A reconciliation of net loss available to common stockholders and the number of shares in the calculation of basic and diluted loss per share is as follows:

	Nine Months Ended September 30,		Year Ended December 31,
	2021	2020	2020	2019
	(unaudited)	(unaudited)
Numerator:
Net loss	$(44,415)	$(18,786)	$(19,862)	$(21,157)

Denominator:
Weighted-average shares used in computing net loss per share, basic and diluted	14,807,712	13,696,481	13,862,582	13,586,903

Net loss per share attributable to common stockholders, basic and diluted	$(3.00)	$(1.37)	$(1.43)	$(1.56)

The following potential common shares securities were excluded from the computation of diluted net loss per share attributable to common stockholders for the periods presented because including them would have been anti-dilutive (on an as-converted
basis):

	Nine Months Ended September 30,		Year Ended December 31,
	2021	2020	2020	2019
	(unaudited)	(unaudited)
Series A and B redeemable convertible preferred stock	99,734,543	35,199,610	58,948,067	35,199,610
Potential issuance of Series B redeemable convertible preferred stock under Tranche 2	—	—	19,683,025	—
Potential issuance of Series B redeemable convertible preferred stock under Tranche 3	—	—	19,683,025	—
Stock options to purchase common stock	9,222,672	2,983,988	4,173,285	2,849,392
Convertible notes	—	5,459,766	—	—

Total	108,957,215	43,643,364	102,487,402	38,049,002

13. Commitments and Contingencies
In the ordinary course of business, we enter into contractual agreements with third parties that include non-cancelable
payment obligations, for which we are liable in future periods.
The following table summarizes our contractual obligations and commitments at December 31, 2020 (in thousands):

	December 31, 2020
	Payments Due by Period
	Total	Less Than 1 Year	1 to 3 Years	4 to 5 Years	More Than 5 years
Purchase commitments	$1,384	$1,076	$308	$—	$—

Total	$1,384	$1,076	$308	$—	$—

Except as noted below, there were no material changes to our contractual obligations and commitments during the nine months ended September 30, 2021 (unaudited).
On June 3, 2021, the Company entered into a lease agreement for a new cGMP facility in Alameda, California to support planned initial clinical trials for our product candidates (Note 10). The lease will expire in 2027 with future undiscounted operating lease payments of $46.0 million over an initial lease period of eleven years.
In 2021, the Company began construction of the cGMP facility. As of September 30, 2021 (unaudited) the Company paid $0.8 million in construction costs and the purchase commitments amounted to approximately $3.0 million. The agreements with the construction company provide for termination following a certain period after notice. Upon termination the Company will be responsible for payment for work performed to date.
During the nine months ended September 30, 2021 (unaudited), the Company entered into a three-year collaboration and option agreement with BlueRock Therapeutics LP (“BlueRock”) under which the Company granted BlueRock an option to acquire an exclusive or
non-exclusive
license to develop, manufacture and commercialize cell therapy products (Note 14). In consideration for the option, the Company is responsible for up to $10.0 million in costs and expenses incurred over the three-year term.
As of September 30, 2021 (unaudited), purchase commitments amounted to approximately $5.0 million. The increase from December, 31, 2020 was primarily due to additional sponsored research agreements, license agreements and corporate headquarters construction costs.
The Company has entered into license agreements under which they are obligated to make specified milestone and royalty payments. Future payments under these agreements are not considered contractual obligations since the payments under these agreements are contingent upon future events, such as the Company’s achievement of specified development, regulatory, and sales milestones, or generating product sales. As of September 30, 2021 (unaudited), the Company is unable to estimate the timing or likelihood of achieving these milestones or generating future product sales.
Leases
The Company’s commitments under its leases are described in Note 10.
Legal Proceedings
The Company is subject to claims and assessments from time to time in the ordinary course of business but does not believe that any such matters, individually or in the aggregate, will have a material adverse effect on the Company’s financial position, results of operations, or cash flows.
Indemnifications
In the ordinary course of business, the Company enters into agreements that may include indemnification provisions. Pursuant to such agreements, the Company may indemnify, hold harmless and defend an indemnified party for losses suffered or incurred by the indemnified party. Some of the provisions will limit losses to those arising from third party actions. In some cases, the indemnification will continue after the termination of the agreement. The maximum potential amount of future payments the Company could be required to make under these provisions is not determinable. The Company has never incurred material costs to defend lawsuits or settle claims related to these indemnification provisions and has never accrued any liabilities related to such obligations in its consolidated financial statements. The Company has also entered into indemnification agreements with its directors and officers that may require the Company to indemnify its directors and officers against liabilities that may arise by reason of their status or service as directors or officers to the fullest extent permitted by Delaware corporate law. The Company currently has directors’ and officers’ insurance.
14. Related Parties
As discussed in Note 6, the Company issued Series A convertible redeemable preferred stock and Series B redeemable convertible preferred stock in February 2018 and October 2020, respectively, to certain related parties, including New Enterprise Associates 15, L.P. and its affiliates (“NEA”) and 8VC and its affiliates (“8VC”).
In February 2018, the outstanding convertible notes held by NEA and 8VC, as well as Timothy Lu, Chief Executive Officer, converted into additional shares of Series A redeemable convertible preferred stock while in October 2020, the outstanding convertible notes held by NEA and 8VC converted into additional shares of Series B redeemable convertible preferred stock, both in accordance with the terms of the note agreements.
NEA held 13,505,035 shares of outstanding Series A redeemable convertible preferred stock as of September 30, 2021 (unaudited) and as of both December 31, 2020 and 2019, as well as 2,742,931 of outstanding

Series B redeemable convertible preferred stock as of September 30, 2021 (unaudited) and December 31, 2020. 8VC held 9,052,387 of outstanding Series A redeemable convertible preferred stock as of September 30, 2021 (unaudited) and as of both December 31, 2020 and 2019 as well as 1,662,398 of outstanding Series B redeemable convertible preferred stock as of September 30, 2021 (unaudited) and December 31, 2020. Timothy Lu held 158,950 of outstanding redeemable convertible preferred stock as of September 30, 2021 (unaudited), December 31, 2020 and 2019. Timothy Lu and family held 8,100,000 of common stock as of September 30, 2021 (unaudited), December 31, 2020 and 2019. Timothy Lu, NEA, and 8VC held three of the seven seats on the Company’s Board of Directors as of September 30, 2021 (unaudited) and three of the five seats on the Company’s Board of Directors as of December 31, 2020.
As Chief Executive Officer, Timothy Lu was paid $0.5 million and $0.4 million as compensation for the nine months ended September 30, 2021 and 2020 (unaudited), respectively, and an additional sum of $0.2 million was accrued as a bonus for the nine months ended September 30, 2021 (unaudited). For the nine months ended September 30, 2020 (unaudited), no additional sum was accrued as a bonus. Timothy Lu was paid $0.4 million and $0.4 million as compensation, and an additional sum of $0.2 million and $0.2 million was accrued as a bonus for the years ended December 31, 2020 and 2019, respectively.
On May 21, 2021, the Company entered into a collaboration and option agreement (“BlueRock Agreement”) with BlueRock Therapeutics LP (“BlueRock”), pursuant to which the Company granted to BlueRock an option (“BlueRock Option”), on a collaboration program-by-collaboration
program basis, to obtain an exclusive or
non-exclusive
license to develop, manufacture and commercialize cell therapy products that contain cells of specified types and which incorporate an option gene circuit from such collaboration program or a closely related derivative gene circuit. The Company is responsible for up to $10 million in costs and expenses incurred in connection with the research plan and related activities to be conducted over a term of three years as specified in the collaboration and option agreement. If the Company and BlueRock agree to add new research activities to the research plan, then BlueRock will be obligated to reimburse the Company for the costs and expenses incurred that, together with costs and expenses incurred under the initial research plan, exceed $10 million (unaudited).
The Company concluded that the Agreement is not within the scope of ASC 808,
Collaborative Arrangements
, because the Company did not receive any consideration and therefore, is not exposed to both significant risks and rewards for the arrangement. The Company also determined that the agreement is also not currently within the scope of ASC 606,
Revenue Recognition
(“ASC 606”) because the BlueRock Agreement does not currently meet the criteria of a contract with a customer, and will not be within scope of ASC 606 until any consideration is paid. Potential future milestone payments and royalties are subject to BlueRock’s exercise of the BlueRock Option and execution of a commercial license agreement by both parties. Under the BlueRock Agreement, the specific financial terms for milestone payments and royalties will be negotiated and agreed to only after the option is exercised.
BlueRock is a wholly-owned subsidiary of Bayer Healthcare LLC which held 27,393,924 and 9,131,308 shares of outstanding Series B redeemable convertible preferred stock as of September 30, 2021 (unaudited) and December 31, 2020, respectively, and holds one of the seven seats on the Company’s Board of Directors as of September 30, 2021 (unaudited) and one of the five seats as of December 31, 2020. Bayer Healthcare LLC’s parent company is Bayer AG, which served as the lead investor in our Series B financing through its Leaps by Bayer unit. Accordingly, BlueRock is considered a related party. The Company concluded that the BlueRock Agreement should not be combined with the issuance of the Series B redeemable convertible preferred stock on May 14, 2021 as the price paid per share of $1.6427 was lower than the fair value of $2.03 (Note 3) and therefore, there was no excess value to allocate to the BlueRock Agreement.
15. Subsequent Events
The Company has evaluated subsequent events from the December 31, 2020 balance sheet date through April 12, 2021, the date at which the audited consolidated financial statements were available to be issued.

Issuance and Sale of Series B Redeemable Convertible Preferred Stock
In January 2021, the Company issued and sold 1,420,426 shares of Series B redeemable convertible preferred stock at a price of $1.6427 per share for gross proceeds of $2.3 million (Note 6).
Research Collaboration and License Agreement with Spark Therapeutics, Inc.
On April 9, 2021, the Company entered into a Research Collaboration and License Agreement with Spark Therapeutics, Inc., or Spark, to design, build and test synthetic promoters (Note 8).
The Company has evaluated subsequent events from the September 30, 2021 balance sheet date through February 14, 2022, the date at which the unaudited consolidated financial statements were available to be issued.
Pending Merger with Dynamics Special Purpose Corp. (unaudited)
On December 19, 2021, the Company entered into a definitive Business Combination Agreement with Dynamics Special Purpose Corp. (“DYNS”), a publicly traded special purpose acquisition company (“SPAC”). Under the terms of the proposed transaction, DYNS will merge with the Company at an estimated combined enterprise value of approximately $276 million. The cash components of the transaction will be funded by DYNS’ cash in trust of $230.0 million (assuming no redemptions) as well as a $66.8 million private placement of common stock at $10.00 per share from various accredited investors.
Grant of Stock Options (unaudited)
On October 27, 2021 and on November 23, 2021 the Company granted an aggregate quantity of 2,294,000 options to purchase Common Stock under the Company’s 2016 Stock Incentive Plan. Each option vests monthly over a four year period and has an exercise price $1.46 per share.
On December 19, 2021 the Company increased the total number of Company Common Shares reserved for issuance by 46,374,930, such that a total of 65,551,165 Company Common Shares are reserved for issuance under the 2016 Stock Incentive Plan.
On December 19, 2021 the Company granted an aggregate of 46,374,930 options to purchase Common Stock under the Company’s 2016 Stock Incentive Plan. Each option has an exercise price of $1.94 and vesting is subject to a service condition. A majority of these options granted are also subject to the consummation of the merger with DYNS and may be subject to the achievement of specified market price of the Company’s common stock subsequent to the merger with DYNS.
On February 12, 2022, the Company entered into Amendment No. 1 to the Business Combination Agreement, to restructure certain option grants made at the time the Business Combination Agreement was signed. In particular, certain Senti executives agreed to forfeit certain options granted to them at the time the Business Combination Agreement was signed depending on the level of redemptions of DYNS Class A Common Stock at Closing. In addition, it was agreed that the vesting period for the options held by executives whose options may be subject to forfeiture (as described above) will commence at Closing.

Annex A
BUSINESS COMBINATION AGREEMENT
BY AND AMONG
DYNAMICS SPECIAL PURPOSE CORP.,
EXPLORE MERGER SUB, INC.
AND
SENTI BIOSCIENCES, INC.
DATED AS OF DECEMBER 19, 2021

A-i

A-ii

ANNEXES AND EXHIBITS

Exhibit A	Form of Investor Rights Agreement
Exhibit B	Sponsor Support Agreement
Exhibit C	Form of Company Support Agreement
Exhibit D	Form of Major Holder Support Agreement

A-iii

BUSINESS COMBINATION AGREEMENT
This BUSINESS COMBINATION AGREEMENT (this “
Agreement
”), dated as of December 19, 2021, is made by and among Dynamics Special Purpose Corp., a Delaware corporation (“
DYNS
”), Explore Merger Sub, Inc., a Delaware corporation (“
Merger Sub
”), and Senti Biosciences, Inc., a Delaware corporation (the “
Company
”). DYNS, Merger Sub and the Company shall be referred to herein from time to time collectively as the “
Parties
” (and each a “
Party
”). Capitalized terms used herein have the meanings set forth in Section 1.1 and Section 1.2.
WHEREAS, (a) DYNS is a blank check company incorporated as a Delaware corporation on March 1, 2021 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, and (b) Merger Sub is, as of the date of this Agreement, a wholly-owned Subsidiary of DYNS that was formed for purposes of consummating the transactions contemplated by this Agreement and the Ancillary Documents;
WHEREAS, pursuant to the Governing Documents of DYNS, DYNS is required to provide an opportunity for its stockholders to have their outstanding shares of Class A Common Stock redeemed on the terms and subject to the conditions set forth therein in connection with obtaining the DYNS Stockholder Approval;
WHEREAS, as of the date of this Agreement, DYNS’s initial stockholders, including Dynamics Sponsor LLC, a Delaware limited liability company (the “
Sponsor
”), collectively own 5,750,000 shares of Class B Common Stock;
WHEREAS, on the Closing Date, upon the terms and conditions set forth herein and in accordance with the General Corporation Law of the State of Delaware (the “
DGCL
”), Merger Sub will merge with and into the Company (the “
Merger
”), with the Company as the surviving company in the Merger and, after giving effect to such merger, a wholly-owned Subsidiary of DYNS, and each Company Share will be converted into the right to receive the Merger Consideration, on the terms and subject to the conditions set forth in this Agreement;
WHEREAS, concurrently with the execution of this Agreement, DYNS will enter into subscription agreements (collectively, the “
Subscription Agreements
”) with certain investors (collectively, the “
Investors
”) pursuant to which, among other things, the Investors will agree to subscribe for and purchase, and DYNS will agree to issue and sell to the Investors, a number of shares of Class A Common Stock as set forth in each applicable Subscription Agreement in exchange for an aggregate purchase price of $66,800,000, on the terms and subject to the conditions set forth therein (such equity financing hereinafter referred to as the “
PIPE Financing
”);
WHEREAS, concurrently with the execution of this Agreement, DYNS, the Sponsor and certain
Pre-Closing
DYNS Stockholders will enter into
non-redemption
agreements (the “
Non-Redemption
Agreements
”), pursuant to which, among other things (a) each
Pre-Closing
DYNS Stockholder which is a signatory thereto will agree, for the benefit of DYNS, (i) to not exercise its Redemption Rights in respect of (x) the Class A Common Stock beneficially owned by it, or (y) any other shares, capital stock or other equity interests, as applicable, of DYNS, which it holds on the date of the
Non-Redemption
Agreement, and (ii) to not, among other things, sell, encumber or otherwise transfer such Class A Common Stock or other shares, capital stock, or equity interests, (b) the Sponsor will agree to forfeit to DYNS certain Class B Common Stock which it holds, and (c) DYNS will agree to cancel such Class B Common Stock of the Sponsor and concurrently issue to the
Pre-Closing
DYNS Stockholder an equivalent number of shares of Class A Common Stock, in the case of clauses (b) and (c) above, at or promptly following the consummation of the Merger and, in each case, on the terms and subject to the conditions therein;
WHEREAS, at the Closing, DYNS, certain stockholders of DYNS (including the Sponsor) and certain stockholders of the Company shall enter into an investor rights agreement, substantially in the form attached hereto as Exhibit A (the “
Investor Rights Agreement
”), pursuant to which, among other things, each signatory thereto (other than DYNS) will (a) agree not to effect any sale or distribution of any shares of Class A Common Stock held by any of them during the lock-up
period described therein, and (b) be granted certain registration rights with respect to their respective shares of Class A Common Stock, in each case, on the terms and subject to the conditions therein;
WHEREAS, concurrently with the execution of this Agreement, DYNS, the Sponsor and the Company, among others, will enter into the stockholder support agreement attached hereto as Exhibit B (the “
Sponsor Support Agreement
”), pursuant to which, among other things, the Sponsor will agree (a) to vote its shares of Class B Common Stock in favor of the Required Transaction Proposals, (b) not to transfer its shares of Class B Common Stock, and (c) to waive any adjustment to the conversion ratio set forth in the Governing Documents of DYNS or any other anti-dilution or similar protection with respect to its shares of Class B Common Stock in connection with the transactions contemplated by this Agreement, in each case, on the terms and subject to the conditions set forth in the Sponsor Support Agreement;
WHEREAS, concurrently with the execution of this Agreement, certain Company Stockholders will enter into stockholder support agreements in the form attached hereto as Exhibit C (the “
Company Support Agreements
”), pursuant to which, among other things, such Company Stockholders will agree (a) to, as promptly as practicable following the time at which the Registration Statement/Proxy Statement shall have been declared effective and made available to such Company Stockholders, vote their Company Shares in favor of, or execute written consents to adopt and approve, upon the effectiveness of the Registration Statement/Proxy Statement, this Agreement, any Ancillary Documents to which the Company is or will be a party, the Merger and the other transactions contemplated by this Agreement and any Ancillary Documents to which the Company is or will be a party, (b) not to transfer, prior to the Closing, such Company Stockholder’s Company Shares, subject to the exceptions set forth therein, and (c) not to transfer, following the Closing, such Company Stockholder’s shares of Class A Common Stock constituting such Company Stockholder’s Merger Consideration for a period of twelve months following the Closing, subject to the exceptions set forth therein;
WHEREAS, concurrently with the execution of this Agreement, certain Company Stockholders will enter into stockholder support agreements in the form attached hereto as Exhibit D (the “
Major Holder Support Agreements
”), pursuant to which, among other things, such Company Stockholders will agree (a) to, as promptly as practicable following the time at which the Registration Statement/Proxy Statement shall have been declared effective and made available to such Company Stockholders, vote their Company Shares in favor of, or execute written consents to adopt and approve, upon the effectiveness of the Registration Statement/Proxy Statement, this Agreement, any Ancillary Documents to which the Company is or will be a party, the Merger and the other transactions contemplated by this Agreement and any Ancillary Documents to which the Company is or will be a party, (b) not to transfer, prior to the Closing, such Company Stockholder’s Company Shares, subject to the exceptions set forth therein, and (c) not to transfer, following the Closing, such Company Stockholder’s shares of Class A Common Stock constituting such Company Stockholder’s Merger Consideration for a period of eighteen months following the Closing, subject to the exceptions set forth therein;
WHEREAS, the board of directors of the Company (the “
Company Board
”) has unanimously (a) determined that this Agreement, the Ancillary Documents to which the Company is or will be party and the transactions contemplated hereby and thereby (including the Merger) are in the best interests of, and are advisable to, the Company and the Company Stockholders, (b) approved and declared advisable this Agreement, the Ancillary Documents to which the Company is or will be party and the transactions contemplated hereby and thereby (including the Merger), and (c) resolved to recommend that the Company Stockholders adopt and approve this Agreement, the Ancillary Documents to which the Company is or will be party and the transactions contemplated hereby and thereby (including the Merger);
WHEREAS, the board of directors of DYNS (the “
DYNS Board
”) has unanimously (a) determined that this Agreement, the Ancillary Documents to which a DYNS Party is or will be party and the transactions contemplated hereby and thereby (including the Merger) are in the best interests of, and advisable to, DYNS and its stockholders, (b) approved and declared advisable this Agreement, the Ancillary Documents to which a DYNS Party is or will be party and the transactions contemplated hereby and thereby (including the Merger), and (c) resolved to recommend that its stockholders adopt this Agreement and the Ancillary Documents to which a DYNS Party is or will be party;
WHEREAS, the board of directors of Merger Sub has unanimously (a) determined that this Agreement, the Ancillary Documents to which Merger Sub is or will be party and the transactions contemplated hereby and thereby (including the Merger) are in the best interests of, and advisable to, Merger Sub and its sole stockholder, (b) approved and declared advisable this Agreement, the Ancillary Documents to which Merger Sub is or will be party and the transactions contemplated hereby and thereby (including the Merger), and (c) recommended that its sole stockholder adopt and approve this Agreement, the Ancillary Documents to which Merger Sub is or will be party and the transactions contemplated hereby and thereby (including the Merger); and
WHEREAS, each of the Parties intends that, for U.S. federal income tax purposes, (a) this Agreement constitutes a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations promulgated thereunder, and (b) the Merger constitutes a “reorganization” within the meaning of Section 368(a) of the Code (clause (b) being the “
Intended Tax Treatment
”).
NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:
ARTICLE 1
CERTAIN DEFINITIONS
Section 1.1
Definitions
. As used in this Agreement, the following terms have the respective meanings set forth below.
“
Affiliate
” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.
“
Affordable Care Act
” means the Patient Protection and Affordable Care Act of 2010.
“
Aggregate Consideration
” means, collectively, the Merger Consideration and, if any, the Contingency Consideration.
“
Ancillary Documents
” means the Investor Rights Agreement, the Subscription Agreements, the Sponsor Support Agreement, the
Non-Redemption
Agreements, the Company Support Agreements, the Major Holder Support Agreements, and each other agreement, document, instrument or certificate contemplated by this Agreement executed or to be executed in connection with the transactions contemplated hereby.
“
Anti-Corruption Laws
” means, collectively, (a) the U.S. Foreign Corrupt Practices Act, (b) the UK Bribery Act 2010, and (c) any other anti-bribery or anti-corruption Laws related to combating bribery, corruption and money laundering, each as applicable.
“
Available Closing Cash
” means, as of the Closing (a) the amount of funds contained in the Trust Account (after reduction for the aggregate amount of payments made or required to be made in connection with the DYNS

Stockholder Redemption),
plus
(b) the amount of funds available to consummate the Merger pursuant to the PIPE Financing, in each case, before giving effect to the payment of any Transaction Expenses.
“
Business
” means engineering
CAR-NK
cells and other engineered cells with the Company’s gene logic platform, in each case, as conducted by the Company and its Subsidiaries as of the date of this Agreement.
“
Business Day
” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York are open for the general transaction of business.
“
Change of Control Payment
” means (a) any success, change of control, retention, severance, transaction bonus or other similar payment to any Person that is payable due solely to the consummation of the transactions contemplated by this Agreement or any Ancillary Document, or (b) any payments made or required to be made pursuant to or in connection with or upon termination of, and any fees, expenses or other payments owing in respect of, any Company Related Party Transaction (in the case of each of clause (a) and (b), regardless of whether paid or payable prior to, at or after the Closing or in connection with or otherwise related to this Agreement or any Ancillary Document).
“
Class
 A Common Stock
” means Class A common stock, $0.0001 par value, of DYNS.
“
Class
 B Common Stock
” means Class B common stock, $0.0001 par value, of DYNS.
“
Code
” means the U.S. Internal Revenue Code of 1986, as amended.
“
Company Acquisition Proposal
” means, except as set forth on Section 1.1 of the Company Disclosure Schedules, (a) any transaction or series of related transactions under which any Person(s), directly or indirectly, acquires or otherwise purchases (i) the Company, or (ii) all or substantially all of the assets or businesses of the Company and its Subsidiaries (in the case of each of clause (i) and (ii), whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, tender offer or otherwise), or (b) any material equity or similar investment in the Company or any of its Subsidiaries. Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby shall constitute a Company Acquisition Proposal.
“
Company Business Intellectual Property
” means collectively, the Company Owned Intellectual Property and the Company Licensed Intellectual Property.
“
Company Certificate of Incorporation
” means the Amended and Restated Certificate of Incorporation of the Company, effective as of October 20, 2020.
“
Company Common Stock
” means common stock, par value $0.0001 per share, of the Company.
“
Company Disclosure Schedules
” means the disclosure schedules to this Agreement delivered to DYNS by the Company on the date of this Agreement.
“
Company Equity Plan
” means the Company’s 2016 Stock Incentive Plan, as adopted on July 25, 2016 and as amended from time to time, including most recently on February 9, 2018.
“
Company Expenses
” means, as of any determination time, the aggregate amount of fees, expenses, commissions or other amounts incurred by or on behalf of the Company or any of its Subsidiaries, whether or not due and payable, and not otherwise expressly allocated to a DYNS Party pursuant to the terms of this Agreement or any Ancillary Document, in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of the Company, and (b) any other fees, expenses, commissions or amounts that are expressly allocated to the Company or any of its Subsidiaries pursuant to this Agreement or any Ancillary Document. Notwithstanding the foregoing or anything to the contrary herein, Company Expenses shall not include any DYNS Expenses.
“
Company Fundamental Representations
” means the representations and warranties set forth in Section 3.1(a) (
Organization and Qualification
), Section 3.2(a), Section 3.2(b) and Section 3.2(d) (
Capitalization
), Section 3.3 (
Authority
), Section 3.9 (
Absence of Changes
) and Section 3.18 (
Brokers
).
“
Company IT Systems
” means any and all computer systems, Software and hardware, communication systems, servers, network equipment and related documentation, in each case, owned, used, licensed, or leased by the Company or its Subsidiaries.
“
Company Licensed Intellectual Property
” means any and all Intellectual Property Rights owned by or licensed to any Person (other than the Company or any of its Subsidiaries) that are licensed or sublicensed (or purported to be licensed or sublicensed) to the Company or any of its Subsidiaries, for which the Company or any of its Subsidiaries has obtained (or purported to have obtained) a covenant not to be sued.
“
Company Material Adverse Effect
” means any Effect that, individually or in the aggregate with any other Effect, has had or would reasonably be expected to have a material adverse effect on (a) the business, assets, results of operations or condition (financial, regulatory, clinical or otherwise) of the Company and its Subsidiaries, taken as a whole, or (b) the ability of the Company to consummate the Merger;
provided
,
however
, that in the case of clause (a), none of the following shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would be reasonably expected to occur: any adverse Effect arising from or related to (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, (iv) changes or proposed changes in any applicable Laws or GAAP after the date of this Agreement, (v) any Effect that is generally applicable to the industries or markets in which the Company and its Subsidiaries operate, (vi) the execution or public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of the Company and its Subsidiaries with employees, Contingent Workers, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees or other third parties related thereto (
provided
that the exception in this clause (vi) shall not apply to the representations and warranties set forth in Section 3.6(b) to the extent that their purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by this Agreement, or the condition set forth in Section 6.2(a) to the extent it relates to such representations and warranties), (vii) any failure by the Company and its Subsidiaries, taken as a whole, to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vi) or (viii)), or (viii) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics or pandemics or the worsening of any pandemics (including
COVID-19),
acts of God or other natural disasters or comparable events in the United States or any other country or region in the world, or any escalation of the foregoing;
provided
,
however
, that any Effect resulting from a matter described in any of the foregoing clauses (i) through (v) or (viii) may be taken into account in determining whether a Company Material Adverse Effect has occurred or would be reasonably expected to occur to the extent, and solely to the extent, such Effect has a disproportionate adverse effect on the

Company and its Subsidiaries, taken as a whole, relative to other participants operating in the industries or markets in which the Company and its Subsidiaries operate.
“
Company Option
” means, as of any determination time, each option to purchase shares of Company Common Stock granted to any current or former director, manager, officer, employee, Contingent Worker or other service provider of the Company or any of its Subsidiaries that is outstanding and unexercised .
“
Company Owned Intellectual Property
” means any and all Intellectual Property Rights that are owned or purported to be owned by the Company or any of its Subsidiaries.
“
Company Preferred Stock
” means, collectively, the Company Series A Preferred Stock and the Company Series B Preferred Stock.
“
Company Product
” means each product candidate that is being researched, tested, developed or manufactured by or on behalf of the Company or any of its Subsidiaries.
“
Company Registered Intellectual Property
” means any and all Registered Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries, including all Registered Intellectual Property filed by or filed in the name of the Company or any of its Subsidiaries as of January 1, 2018.
“
Company Series A Preferred Stock
” means preferred stock, par value $0.0001 per share, of the Company designated as “Series A Preferred Stock” pursuant to the Company Certificate of Incorporation.
“
Company Series B Preferred Stock
” means preferred stock, par value $0.0001 per share, of the Company designated as “Series B Preferred Stock” pursuant to the Company Certificate of Incorporation.
“
Company Shares
” means, collectively, the Company Preferred Stock and the Company Common Stock.
“
Company Stockholders
” means, collectively, the holders of Company Common Stock and the Company Preferred Stock as of any determination time prior to the Effective Time.
“
Confidentiality Agreement
” means that certain Confidential Disclosure Agreement, dated as of June 18, 2021, between the Company and DYNS.
“
Consent
” means any notice, authorization, qualification, registration, filing, notification, waiver, order, consent or approval to be obtained from, filed with or delivered to, a Governmental Entity or other Person.
“
Contingent Worker
” means any individual independent contractor, consultant, contractor, temporary employee or leased employee currently being used by the Company and its Subsidiaries and classified by them as other than an employee, or compensated other than through Form
W-2
wages paid by them, through their payroll functions.
“
Contract
” or “
Contracts
” means any written agreement, contract, license, lease, obligation, undertaking or other commitment or arrangement that is legally binding upon a Person or any of his, her or its properties or assets.
“
Copyrights
” has the meaning set forth in the definition of Intellectual Property Rights.
“
COVID-19
” means
SARS-CoV-2
or
COVID-19,
and any evolutions thereof or related or associated epidemics, pandemics or disease outbreaks.
“
DYNS Acquisition Proposal
” means any transaction or series of related transactions under which DYNS or any of its Affiliates, directly or indirectly (i) acquires or otherwise purchases any other Person(s), (ii) engages in a business combination with any other Person(s), or (iii) acquires or otherwise purchases at least a majority of the voting securities of such Person(s) or all or substantially all of the assets or businesses of any other Persons(s) (in the case of each of clauses (i), (ii) and (iii), whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, tender offer or otherwise). Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby shall constitute a DYNS Acquisition Proposal.
“
DYNS Certificate of Incorporation
” means the Amended and Restated Certificate of Incorporation of Dynamics Special Purpose Corp., effective as of May 24, 2021.
“
DYNS Common Stock
” means Class A Common Stock and Class B Common Stock.
“
DYNS Disclosure Schedules
” means the disclosure schedules to this Agreement delivered to the Company by DYNS on the date of this Agreement.
“
DYNS Expenses
” means, as of any determination time, the aggregate amount of fees, expenses, commissions or other amounts incurred by or on behalf of any DYNS Party, whether or not due and payable, and not otherwise expressly allocated to the Company pursuant to the terms of this Agreement or any Ancillary Document, in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants or other agents or service providers of any DYNS Party, and (b) any other fees, expenses, commissions or amounts that are expressly allocated to any DYNS Party pursuant to this Agreement or any Ancillary Document. Notwithstanding the foregoing or anything to the contrary herein, DYNS Expenses shall not include (a) any Company Expenses, or (b) the cost of the DYNS D&O Tail Policy.
“
DYNS Fundamental Representations
” means the representations and warranties set forth in Section 4.1 (
Organization and Qualification
), Section 4.2 (
Authority
), Section 4.4 (
Brokers
) and Section 4.6(a) and Section 4.6(b) (
Capitalization
).
“
DYNS Material Adverse Effect
” means any Effect that, individually or in the aggregate with any other Effect, has had or would reasonably be expected to have a material adverse effect on (a) the business, assets, results of operations or condition (financial, regulatory or otherwise) of the DYNS Parties, taken as a whole, or (b) the ability of DYNS or Merger Sub to consummate the Merger;
provided
,
however
, that, in the case of clause (a), none of the following shall be taken into account in determining whether a DYNS Material Adverse Effect has occurred or would be reasonably expected to occur: any adverse Effect arising from or related to (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, (iv) changes or proposed changes in any applicable Laws or GAAP after the date of this Agreement, (v) any Effect that is generally applicable to the industries or markets in which any DYNS Party operates, (vi) the execution or public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of any DYNS Party with investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees or other third parties related thereto (
provided
that the exception in this clause (vi) shall not apply to the representations and warranties set forth in Section 4.3(b) to the extent that their purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by this Agreement or the condition set forth in Section 6.3(a) to the extent it relates to such representations and warranties), (vii) any failure by any DYNS Party to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vi) or (viii)), (viii) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics or pandemics or the worsening of any pandemics (including
COVID-19),
acts of God or other natural disasters or comparable events in the United States or any other country or region in the world, or any escalation of the foregoing, (ix) any Effect relating to the Company or its Subsidiaries or the Company Stockholders, (x) any DYNS Stockholder Redemption, in and of itself, or (xi) any breach of any covenants, agreements or obligations of an Investor under a Subscription Agreement (including any breach of an Investor’s obligations to fund its commitment thereunder when required);
provided
,
however
, that any Effect resulting from a matter described in any of the foregoing clauses (i) through (v) or (viii) may be taken into account in determining whether a DYNS Material Adverse Effect has occurred or would be reasonably expected to occur to the extent, and solely to the extent, such Effect has a disproportionate adverse effect on the DYNS Parties, taken as a whole, relative to other “SPACs” operating in the industries in which the DYNS Parties operate.
“
DYNS Parties
” means, collectively, DYNS and Merger Sub.
“
DYNS Share Value
” means $10.00.
“
DYNS Stockholder Approval
” means the approval of each Required Transaction Proposal by the affirmative vote of the holders of the requisite number of DYNS Common Stock entitled to vote thereon, whether in person or by proxy at the DYNS Stockholders Meeting (or any adjournment or postponement thereof), in accordance with the Governing Documents of DYNS and applicable Law.
“
DYNS Stockholder Redemption
” means the right of the holders of Class A Common Stock to redeem all or a portion of their Class A Common Stock (in connection with the transactions contemplated by this Agreement or otherwise) as set forth in the DYNS Certificate of Incorporation.
“
Effect
” means any state of facts, event, change, effect, occurrence, circumstance or development.
“
Employee Benefit Plan
” means each (A) “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA), (B) each stock option plan, stock purchase plan, bonus or incentive plan, severance pay plan, program or arrangement, deferred compensation arrangement or agreement, employment agreement, compensation plan, program, agreement or arrangement, change in control plan, program or arrangement, supplemental income arrangement, vacation plan and each other employee benefit plan, program, policy, agreement and arrangement not described in (A) above, and (C) each plan or arrangement providing compensation to employee and non-employee
directors, in each case that the Company or any of its Subsidiaries maintain, sponsor or contribute to or has any obligation to contribute to, or under or with respect to which the Company or any of its Subsidiaries has or may have any present or future Liability (including as an ERISA Affiliate).
“
Environmental Laws
” means all Laws and Orders concerning pollution, protection of the environment, or human health or safety.
“
Equity Securities
” means any share, share capital, capital stock, partnership, membership, unit, joint venture or similar interest in any Person (including any stock appreciation, phantom stock, profit participation or similar rights), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.
“
Equity Value
” means $240,000,000.

“
Equity Value Per Share
” means (a) the Equity Value,
divided by
(b) the Fully Diluted Company Capitalization.
“
ERISA
” means the Employee Retirement Income Security Act of 1974.
“
ERISA Affiliate
” means any entity, trade or business that is, or at any applicable time was, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the Company or any of its Subsidiaries.
“
Exchange Act
” means the Securities Exchange Act of 1934.
“
Exchange Ratio
” means (a) the Equity Value Per Share,
divided by
(b) the DYNS Share Value.
“
FDA
” means the U.S. Food and Drug Administration, or any successor agency thereto.
“
Federal Securities Laws
” means U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise.
“
Fraud
” with respect to any Party, means a Willful Breach by such Party of the representations and warranties set forth in Article 3 or Article 4, as applicable, or in any certificate delivered hereunder, with the intent that another Party rely on such representations and warranties, coupled with such other Party’s detrimental reliance on such representations and warranties under circumstances that constitute common law fraud under the Laws of the State of New York. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud or any torts based on negligence or recklessness.
“
Fully Diluted Company Capitalization
” means, without duplication, the sum of (a) the aggregate number of shares of Company Common Stock outstanding as of immediately prior to the Effective Time, determined on an as-converted
basis (including, for the avoidance of doubt, the number of shares of Company Common Stock issuable upon conversion of a share of Company Preferred Stock based on the then applicable conversion ratio), and (b) the aggregate number of shares of Company Common Stock (on a net exercise basis) subject to Company Options to the extent not included in clause (a) as of immediately prior to the Effective Time (excluding for this purpose the number of shares of Company Common Stock subject to the Closing Option Awards).
“
GAAP
” means United States generally accepted accounting principles.
“
Good Laboratory Practices
” mean the then current standards for conducting nonclinical laboratory studies, as set forth in the FDCA and applicable regulations promulgated thereunder, as amended from time to time, including applicable requirements contained in 21 C.F.R. Part 58, and such applicable standards of good laboratory practices as are required by Governmental Entities in any other countries in which the Company Products are intended to be sold.
“
Governing Documents
” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or other organizational documents of such Person. For example, the “Governing Documents” of a U.S. corporation are its certificate or articles of incorporation and by-laws,
the “Governing Documents” of a U.S. limited partnership are its limited partnership agreement and certificate of limited partnership and the “Governing Documents” of a U.S. limited liability company are its operating or limited liability company agreement and certificate of formation.
“
Governmental Entity
” means any United States or
non-United
States (a) federal, state, local, municipal or other government, (b) governmental or quasi- governmental entity of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal), or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, including any arbitral tribunal (public or private).

“
Healthcare Laws
” means all Laws relating to patient care or human health and safety, including, as amended from time to time, any such Law pertaining to the research (including preclinical, nonclinical and clinical research or studies), development, testing, production, manufacture, transfer, storing, distribution, approval, labeling, marketing, pricing, third-party reimbursement or sale of biological products, including (i) the FDCA and the Public Health Service Act (42 U.S.C. §201 et seq.), and (ii) all Laws relating to any federal health care program (as such term is defined in 42 U.S.C. §
1320a-7b(f)),
including the federal Anti-Kickback Statute (42 U.S.C. §
1320a-7b(b)),
the Stark Anti-Self-Referral Law (42 U.S.C. § 1395nn), the civil False Claims Act (31 U.S.C. § 3729 et seq.), the administrative False Claims Law (42 U.S.C. §
1320a-7b(a)),
Sections
1320a-7,
1320a-7a,
and
1320a-7b
of Title 42 of the United States Code and any comparable self-referral or fraud and abuse laws promulgated by any Governmental Entity, the 21st Century Cures Act (Pub. L.
114-255),
and any state or federal Law the purpose of which is to protect the privacy of individually-identifiable patient information, Medicare (Title XVIII of the Social Security Act) and Medicaid (Title XIX of the Social Security Act), the Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act of 2010, TRICARE (10 U.S.C. Section 1071 et seq.), the Sunshine/Open Payments Law (42 U.S.C. §
1320a-7h)
and similar state or foreign Laws related to the reporting of manufacturer payments or transfers of value to health care professionals, in each case including the associated rules and regulations promulgated thereunder and all of their foreign equivalents, and any other requirements of Law relating to the Business.
“
HSR Act
” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.
“
Incentive Stock Option
” means a Company Option intended to be an “incentive stock option” (as defined in Section 422 of the Code).
“
Indebtedness
” means, as of any time, without duplication, with respect to any Person, the outstanding principal amount of, accrued and unpaid interest on, fees and expenses arising under or in respect of (a) indebtedness for borrowed money, (b) other obligations evidenced by any note, bond, debenture or other debt security, (c) obligations for the deferred purchase price of property or assets, including “earn-outs” and “seller notes” (but excluding any trade payables arising in the ordinary course of business), (d) reimbursement and other obligations with respect to letters of credit, bank guarantees, bankers’ acceptances or other similar instruments, in each case, solely to the extent drawn, (e) leases required to be capitalized under GAAP, (f) derivative, hedging, swap, foreign exchange or similar arrangements, including swaps, caps, collars, hedges or similar arrangements, and (g) any of the obligations of any other Person of the type referred to in clauses (a) through (f) above directly or indirectly guaranteed by such Person or secured by any assets of such Person, whether or not such Indebtedness has been assumed by such Person.
“
Intellectual Property Rights
” means any and all intellectual property rights and related priority rights protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention, including all (a) patents and patent applications, industrial designs and design patent rights, including any continuations, divisionals, continuations-in-part
and provisional applications and statutory invention registrations, and any patents issuing on any of the foregoing and any reissues, reexaminations, substitutes, supplementary protection certificates or extensions of any of the foregoing (collectively, “
Patents
”), (b) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names, social media accounts or identifiers, corporate names and other source or business identifiers, together with the goodwill associated with any of the foregoing, and all applications, registrations, extensions and renewals of any of the foregoing (collectively, “
Marks
”), (c) copyrights and rights in works of authorship, design rights, mask work rights and moral rights, whether or not registered or published, and all registrations, applications, renewals, extensions and reversions of any of any of the foregoing (collectively, “
Copyrights
”), (d) trade secrets,
know-how
and confidential and proprietary information, including invention disclosures, inventions and formulae, whether patentable or not, (e) rights in or to Software or other technology, (f) rights in databases and compilations, including rights in data and collections of data, whether machine readable or otherwise and (g) any other intellectual or proprietary rights protectable, arising under or associated with any of the foregoing, including those protected by any Law anywhere in the world.

“
Investment Company Act
” means the Investment Company Act of 1940.
“
Key Employee
” means any individual employed by the Company or any of its Subsidiaries with a title of “vice president” or who directly reports to, or is, the Chief Executive Officer.
“
Law
” means any federal, state, local, foreign, national or supranational statute, law (including common law), act, ordinance, treaty, rule, code, regulation or other binding directive issued, promulgated or enforced by a Governmental Entity having jurisdiction over a given matter.
“
Liability
” or “
liability
” means any and all debts and liabilities, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Law (including any Environmental Law), Proceeding or Order and those arising under any Contract.
“
Lien
” means any mortgage, pledge, security interest, encumbrance, lien, license or sub-license,
charge, covenant not to sue granted to a third party, or other similar encumbrance or interest (including, in the case of any Equity Securities, any voting, transfer or similar restrictions).
“
Marks
” has the meaning set forth in the definition of Intellectual Property Rights.
“
Merger Consideration
” means (a) with respect to each outstanding share of Company Common Stock, a number of shares of Class A Common Stock equal to the Exchange Ratio, and (b) with respect to each outstanding share of Company Preferred Stock, a number of shares of Class A Common Stock equal to (i) the aggregate number of shares of Company Common Stock that would be issued upon conversion of such Company Preferred Stock into Company Common Stock based on the applicable conversion ratio immediately prior to the Effective Time, as set forth in the Allocation Schedule, multiplied by
(ii) the Exchange Ratio.
“
Nasdaq
” means the Nasdaq Stock Market LLC.
“
Off-the-Shelf
Software
” means any Software that is made generally and widely available to the public on a commercial basis and is licensed to the Company or any of its Subsidiaries on a non-exclusive
basis under standard terms and conditions.
“
Order
” means any outstanding writ, order, judgment, injunction, decision, determination, award, ruling, subpoena, verdict or decree entered, issued or rendered by any Governmental Entity.
“
Pandemic Measures
” means (i) any
“shelter-in-place,”
“stay at home,” workforce reduction, furlough, employee time off, employee leave, social distancing, shut down, closure, sequester, business or workplace reopening, or other conditions, restrictions or requirements pursuant to any Law, order, directive, pronouncement, guideline or recommendation of or by any Governmental Entity, the Centers for Disease Control and Prevention, the Occupational Safety and Health Administration, the Equal Employment Opportunity Commission or the World Health Organization in connection with or in respect of
COVID-19
or any other pandemic, epidemic, public health emergency or virus or disease outbreak, and (ii) any acts or omissions by the Company or its Subsidiaries that have been or may be taken in a commercially reasonable manner as a reasonable good faith response to
COVID-19,
or to the extent necessary to avoid, mitigate or remediate a material adverse effect on the Company, its Subsidiaries or the Business as may result from
COVID-19.
“
Patents
” has the meaning set forth in the definition of Intellectual Property Rights.
“
PCAOB
” means the Public Company Accounting Oversight Board.
“
Permits
” means any approvals, Consents, authorizations, clearances, licenses, registrations, permits or certificates of or issued by a Governmental Entity.

“
Permitted Liens
” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other similar statutory Liens arising or incurred in the ordinary course of business for amounts that are not yet delinquent or are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP, (b) Liens for Taxes, assessments or other governmental charges not yet delinquent as of the Closing Date or which are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP, (c) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not prohibit or materially interfere with the Company’s or its Subsidiaries’ use or occupancy of such real property for the operation of the Business, (d) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property and which are not violated by the use or occupancy of such real property for the operation of the Business and do not prohibit or materially interfere with the Company’s or its Subsidiaries’ use or occupancy of such real property for the operation of the Business, (e) in the case of the Leased Real Property, any Lien granted by any lessor, developer or third-party on any fee interest underlying the Leased Real Property, (f) the Real Property Leases, (g) cash deposits or cash pledges to secure the payment of workers’ compensation, unemployment insurance, social security benefits or obligations arising under similar Laws or to secure the performance of public or statutory obligations, surety or appeal bonds, and other obligations of a like nature, in each case in the ordinary course of business and which are not yet due and payable, and
(h) non-exclusive
grants by the Company or its Subsidiaries of Intellectual Property Rights in the ordinary course of business consistent with past practice and that are not material to the Company or any of its Subsidiaries.
“
Person
” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture or other similar entity, whether or not a legal entity.
“
Personal Data
” means any data in the Company’s possession, custody, or control, that identifies, or that could reasonably be used to identify, any natural person or device or household.
“
Pre-Closing
DYNS Stockholders
” means the holders of DYNS Common Stock at any time prior to the Effective Time.
“
Privacy Laws
” means all applicable Laws that govern the Processing of Personal Data or governing privacy, data protection, data security, or data or security breach notification.
“
Proceeding
” means any lawsuit, litigation, action, audit, complaint, proceeding, suit, arbitration or mediation (in each case, whether civil, criminal or administrative and whether public or private) pending by or before any Governmental Entity.
“
Process
” (or “
Processing
” or “
Processes
”) means the collection, use, storage, processing, recording, distribution, transfer, import, export, protection (including security measures), disposal or disclosure or other activity regarding Personal Data (whether electronically or in any other form or medium).
“
Real Property Leases
” means all leases,
sub-leases,
licenses or other agreements, in each case, as amended from time to time and pursuant to which the Company or, if applicable, any of its Subsidiaries, leases or sub-leases
any real property.
“
Redemption Rights
” means the redemption rights provided for in Sections 9.2 and 9.7 of the DYNS Certificate of Incorporation.
“
Registered Intellectual Property
” means all issued Patents, pending Patent applications, registered Marks, pending applications for registration of Marks, registered Copyrights, pending applications for registration of Copyrights and Internet domain name registrations.

“
Regulatory Permits
” means all Permits granted by the FDA or any comparable Governmental Entity to the Company or any of its Subsidiaries, including investigational new drug applications, Biologics License Applications, manufacturing approvals and authorizations, clinical trial authorizations and ethical reviews, or their national or foreign equivalents.
“
Representatives
” means, with respect to a Person, such Person’s directors, officers and employees, and legal, financial, internal and independent accounting and other advisors and representatives.
“
Required Governing Document Proposals
” means the approval of the Amended and Restated Certificate of Incorporation and Bylaws of DYNS in the form mutually agreed upon by DYNS and the Company.
“
Sanctions and Export Control Laws
” means any applicable Law in any part of the world related to (a) import and export controls, including the U.S. Export Administration Regulations, (b) economic sanctions, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the European Union, any European Union Member State, the United Nations and Her Majesty’s Treasury of the United Kingdom or (c) anti-boycott measures.
“
Sarbanes-Oxley Act
” means the Sarbanes-Oxley Act of 2002.
“
Schedules
” means, collectively, the Company Disclosure Schedules and the DYNS Disclosure Schedules.
“
SEC
” means the U.S. Securities and Exchange Commission.
“
Securities Act
” means the U.S. Securities Act of 1933.
“
Securities Laws
” means Federal Securities Laws and other applicable foreign and domestic securities or similar Laws.
“
Software
” means any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (b) descriptions, flowcharts and other work product used to design, plan, organize and develop any of the foregoing and, to the extent embodied in any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (c) documentation, including user manuals and other training documentation, related to any of the foregoing.
“
Subsidiary
” means, with respect to any Person, any corporation, limited liability company, partnership or other legal entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.
“
Tax
” means any federal, state, local or
non-U.S.
income, gross receipts, franchise, estimated, alternative minimum, sales, use, transfer, value added, excise, stamp, customs, duties, ad valorem, real property, personal property (tangible and intangible), capital stock, social security, unemployment, payroll, wage, employment, severance, occupation, registration, communication, mortgage, profits, license, lease, service, goods and services, withholding, premium, unclaimed property, escheat, turnover, windfall profits or other taxes or other like governmental fees or assessments, in each case, in the nature of taxes, together with any interest, deficiencies, penalties, additions to tax or additional amounts imposed by any Governmental Entity with respect thereto.
“
Tax Authority
” means any Governmental Entity responsible for the collection or administration of Taxes or Tax Returns.
“
Tax Return
” means returns, information returns, statements, declarations or claims for refund, together with any schedules thereto or amendments thereof, relating to Taxes filed or required to be filed with any Governmental Entity.
“
Transaction Expenses
” means all fees, expenses, commissions or other amounts incurred by or on behalf of the Company and its Subsidiaries or any DYNS Party, prior to and through the Closing Date, and whether paid or unpaid prior to or at the Closing, in connection with DYNS’s initial public offering, the negotiation, preparation and execution of this Agreement and the Ancillary Documents, the performance of and compliance with the terms of this Agreement and the Ancillary Documents to be performed or complied with at or before Closing and the consummation of the all transactions contemplated hereby and thereby, including (i) any deferred underwriter fees, discounts and commissions in connection with DYNS’s initial public offering, (ii) the unreimbursed fees, costs, expenses and disbursements of legal counsel, accountants, advisors and consultants of the Company and its Subsidiaries or any DYNS Party, (iii) the fees, costs and expenses incurred in connection with the PIPE Financing, including any cash financing fees or third-party advisory expenses in connection therewith, (iv) the costs and expenses associated with any filings with or notifications to any Governmental Entity in connection with the transactions contemplated by this Agreements or the Ancillary Documents, including pursuant to the HSR Act, and (v) the fees, costs and expenses associated with the preparation and filing of the Registration Statement/Proxy Statement and the DYNS Stockholders Meeting.
“
Transaction Share Consideration
” means an aggregate number of shares of Class A Common Stock equal to (a) the Equity Value, divided by
(b) the DYNS Share Value.
“
Unpaid DYNS Expenses
” means the DYNS Expenses that are unpaid as of the relevant determination date.
“
Unpaid Company Expenses
” means the Company Expenses that are unpaid as of the relevant determination date.
“
Unvested Company Option
” means each Company Option outstanding as of immediately prior to the Effective Time that is not a Vested Company Option.
“
Vested Company Option
” means each Company Option outstanding as of immediately prior to the Effective Time that is vested as of such time or will vest in connection with the consummation of the transactions contemplated hereby (whether at the Effective Time or otherwise).
“
WARN Act
” means the Worker Adjustment Retraining and Notification Act of 1988, as well as analogous applicable foreign, state or local Laws.
“
Willful Breach
” means an intentional and willful breach, or an intentional and willful failure to perform, in each case, that is the consequence of an act or omission by a Party with the knowledge that the taking of such act or failure to take such act would cause a breach of this Agreement.
Section 1.2
Certain Defined Terms
. Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Additional Company Financial Statements	5.7

Term	Section
Additional DYNS SEC Reports	4.7
Agreement	Introduction
Allocation Schedule	2.4
Audited Company Financial Statements	3.5
CARES Act	3.17(o)
Certificate of Merger	2.1(a)(ii)
Certificates	2.1(a)(vii)
Closing	2.3
Closing Date	2.3
Closing Filing	5.4(b)
Closing Option Awards	5.20
Closing Press Release	5.4(b)
Company	Introduction
Company Board	Recitals
Company D&O Persons	5.15(a)
Company D&O Tail Policy	5.15(c)
Company Designees	5.16(b)
Company Financial Statements	3.5
Company Related Party	3.20
Company Related Party Transactions	3.20
Company Stockholder Written Consent	5.13
Company Stockholder Written Consent Deadline	5.13
Contingency Consideration	2.2(a)(ii)
Creator	3.14(e)
DGCL	Recitals
DYNS	Introduction
DYNS Board	Recitals
DYNS D&O Persons	5.14(a)
DYNS D&O Tail Policy	5.14(c)
DYNS Designee	5.16(c)
DYNS Financial Statements	4.13(d)
DYNS Related Party	4.9
DYNS Related Party Transactions	4.9
DYNS SEC Reports	4.7
DYNS Stockholders Meeting	5.8
Effective Time	2.1(a)(ii)
Enforceability Exceptions	3.3
Exchange Agent	2.6(a)
Exchange Agent Agreement	2.6(a)
Exchange Fund	2.6(c)
FDCA	3.24(c)
First Level Contingency Consideration	2.2(a)(i)
First Outside Date	2.2(a)(i)
First Share Target	2.2(a)(i)
Government Funded IP	3.14(l)
Intended Tax Treatment	Recitals
Interim Period	5.1
Investor Rights Agreement	Recitals
Investors	Recitals
Leased Real Property	3.19(b)
Letter of Transmittal	2.6(b)

Term	Section
Licensed Patents	3.14(a)
Material Contracts	3.8(a)
Material Permits	3.7
Merger	Recitals
Merger Sub	Introduction
New Equity Incentive Plan	5.7
New ESPP	5.21
Non-Redemption Agreements	Recitals
Officers	5.16(b)
Outside Dates	2.2(a)(ii)
Parties	Introduction
Permitted Transfer	2.2(e)
PIPE Financing	Recitals
Privacy and Data Security Policies	3.21(a)
Privacy Requirements	3.21(a)
Proxy Statement/Prospectus	5.7
Public Stockholders	8.18
Registration Statement	5.7
Registration Statement/Proxy Statement	5.7
Required Transaction Proposals	5.8
Rollover Option	2.5(a)
Second Level Contingency Consideration	2.2(a)(ii)
Second Outside Date	2.2(a)(ii)
Second Share Target	2.2(a)(ii)
Share Targets	2.2(a)(ii)
Signing Filing	5.4(b)
Signing Press Release	5.4(b)
Sponsor	Recitals
Sponsor Support Agreement	Recitals
Subscription Agreements	Recitals
Subsidiary Securities	3.4(b)
Surviving Corporation	2.1(a)(i)
Termination Date	7.1(d)
Transaction Litigation	5.19
Trust Account	8.18
Trust Agreement	4.8
Trustee	4.8
Unaudited Company Financial Statements	3.5
VWAP	2.2(a)(i)
ARTICLE 2
THE MERGER
Section 2.1
Closing Transactions
. On the terms and subject to the conditions set forth in this Agreement, the following transactions shall occur in the order set forth in this Section 2.1:
(a) Merger.
(i) On the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, on the Closing Date, Merger Sub shall merge with and into the Company at the Effective Time. Following the Effective Time, the separate existence of Merger Sub shall cease and the Company shall continue as the surviving company of the Merger (the “
Surviving Corporation
”).

(ii) At the Closing, the Parties shall cause a certificate of merger, in a form reasonably satisfactory to the Company and DYNS (the “
Certificate of Merger
”), to be executed and filed with the Secretary of State of the State of Delaware. The Merger shall become effective on the date and time at which the Certificate of Merger is accepted for filing by the Secretary of State of the State of Delaware or at such later date or time as is agreed by DYNS and the Company and specified in the Certificate of Merger (the time the Merger becomes effective being referred to herein as the “
Effective Time
”).
(iii) The Merger shall have the effects set forth in Section 251 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the assets, properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all Liabilities, obligations, restrictions, disabilities and duties of or applicable to each of the Company and Merger Sub shall become the Liabilities, obligations, restrictions, disabilities and duties of or applicable to the Surviving Corporation, in each case, in accordance with the DGCL.
(iv) At the Effective Time, the Governing Documents of Merger Sub shall be the Governing Documents of the Surviving Corporation, in each case, until thereafter changed or amended as provided therein or by applicable Law.
(v) At the Effective Time, the directors and officers of the Company immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Corporation, each to hold office in accordance with the Governing Documents of the Surviving Corporation until such director’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.
(vi) At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.0001, of the Surviving Corporation.
(vii) At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each Company Share (other than the Company Shares cancelled in accordance with clause (viii) immediately below) issued and outstanding as of immediately prior to the Effective Time shall be canceled and extinguished and be converted into the right to receive a number of shares of Class A Common Stock equal to the Merger Consideration. From and after the Effective Time, the holder(s) of certificates (the “
Certificates
”), if any, evidencing ownership of Company Shares and the Company Shares held in book-entry form issued and outstanding immediately prior to the Effective Time shall each cease to have any rights with respect to such Company Shares except as otherwise expressly provided for herein or under applicable Law.
(viii) At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each Company Share held immediately prior to the Effective Time by the Company as treasury stock shall be canceled and extinguished, and no consideration shall be paid with respect thereto.
Section 2.2 Contingency Consideration.
(a) Following the Closing, in addition to the consideration to be received pursuant to Sections 2.1(a)(vii) and 2.5 and as part of the overall Aggregate Consideration, Company Stockholders shall be issued additional shares of Class A Common Stock, as follows:
(i) one million (1,000,000) shares of Class A Common Stock, in the aggregate, if, on or before the date which is two (2) calendar years after the Closing Date (the “
First Outside Date
”), the volume weighted average price of shares of Class A Common Stock on Nasdaq, or any other national securities exchange on which the shares of Class A Common Stock are then traded (“
VWAP
”), is greater than or equal to fifteen dollars ($15.00) over any twenty (20) trading days within any consecutive thirty (30) trading day period (the

“
First Share Target
”) (such 1,000,000 shares of Class A Common Stock, the “
First Level Contingency Consideration
”); and
(ii) one million (1,000,000) shares of Class A Common Stock, in the aggregate, if, on or before the date which is three (3) calendar years after the Closing Date (the “
Second Outside Date
” and, together with the First Outside Date, the “
Outside Dates
”), the VWAP is greater than or equal to twenty dollars ($20.00) over any twenty (20) trading days within any consecutive thirty (30) trading day period (the “
Second Share Target
” and, together with the First Share Target, the “
Share Targets
”) (such 1,000,000 shares of Class A Common Stock, the “
Second Level Contingency Consideration
” and, together with the First Level Contingency Consideration, the “
Contingency Consideration
”). For the avoidance of doubt, each of the First Level Contingency Consideration and the Second Level Contingency Consideration is issuable only once in accordance with the terms of this
Section
 2.2(a)
, and the maximum amount of Contingency Consideration is two million (2,000,000) shares of Class A Common Stock, in the aggregate.
(b) If either of the Share Targets shall have been achieved, then within ten (10) Business Days following the achievement of the applicable Share Target (which may be achieved at the same time or over the same or overlapping trading days), DYNS shall issue the applicable Contingency Consideration to each Company Stockholder as specified on the Allocation Schedule.
(c) Following the Closing, if a Change of Control of DYNS shall occur on or before the applicable Outside Date set forth in Section 2.2(a)(i) or Section 2.2(a)(ii), respectively, then if (i) the per share value of the consideration to be received by holders of Class A Common Stock in connection with the Change of Control exceeds $15.00 per share and the First Share Target has not been previously achieved, then the First Share Target shall be deemed to have been achieved, and (ii) the per share value of the consideration to be received by holders of Class A Common Stock in connection with the Change of Control exceeds $20.00 per share and the Second Share Target has not been previously achieved, then the Second Share Target shall be deemed to have been achieved. If either or both Share Targets are deemed to have been achieved, then any Contingency Consideration that remains unissued as of immediately prior to the consummation of such Change of Control shall immediately become payable and the Company Stockholders shall be entitled to receive such Contingency Consideration prior to the consummation of such Change of Control;
provided
, that any Contingency Consideration that is not deemed to be earned in connection with the Change of Control in accordance with this Section 2.2(c) shall be forfeited by the Company Stockholder(s) for no consideration. Any Contingency Consideration shall be payable to the Company Stockholders as specified on the Allocation Schedule. For the purposes of this Agreement, a “
Change of Control
” shall have been deemed to occur with respect to DYNS upon:
(i) the sale, lease, license, distribution, dividend or transfer, in a single transaction or a series of related transactions, of more than fifty percent (50%) of the assets of DYNS and its Subsidiaries taken as a whole; or
(ii) a merger, consolidation or other business combination of DYNS (or any Subsidiary or Subsidiaries that alone or together represent more than fifty percent (50%) of the consolidated business of DYNS at that time) or any successor or other entity holding, directly or indirectly, fifty percent (50%) or more of all the assets of DYNS and its Subsidiaries that results in the stockholders of DYNS (or such Subsidiary or Subsidiaries) or any successor or other entity holding, directly or indirectly, fifty percent (50%) or more of the assets of DYNS and its Subsidiaries or the surviving entity thereof, as applicable, immediately before the consummation of such transaction or series of related transactions holding, directly or indirectly, less than fifty percent (50%) of the voting power of DYNS (or such Subsidiary or Subsidiaries) or any successor, other entity or surviving entity thereof, as applicable, immediately following the consummation of such transaction or series of related transactions.
(d) The Contingency Consideration and the Share Targets shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into shares of Class A Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Class A Common Stock, occurring on or after the date hereof and prior to the time any such Contingency Consideration is delivered to the Company Stockholders, if any.
(e) The right of the Company Stockholders to receive the Contingency Consideration (i) is solely a contractual right and will not be evidenced by a certificate and does not constitute a security or other instrument, (ii) may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than upon written notice to DYNS pursuant to a Permitted Transfer, and (iii) does not give the Company Stockholders any right to receive interest payments. There is no guaranty or other assurance of any kind that any Contingency Consideration will be payable hereunder (regardless of any projections, models, forecasts or any other financial data generated by, or provided to, the Company, DYNS or their respective Affiliates or Representatives). For purposes of this Agreement, “
Permitted Transfer
” means (A) a transfer on death by will or intestacy, (B) a transfer by instrument to an inter vivos or testamentary trust for beneficiaries upon the death of the trustee, (C) a transfer made pursuant to an order of a court of competent jurisdiction (such as in connection with divorce, bankruptcy or liquidation), (D) a transfer by a partnership or limited liability company through a distribution to its partners or members, as applicable, in each case without consideration, or (E) a transfer made by operation of law (including a consolidation or merger) or as pursuant to the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity.
(f) If the consideration to be received by holders of Class A Common Stock in a Change of Control includes non-cash
consideration, then the value of such consideration for the purposes of Section 2.2(c) shall be determined in good faith by the DYNS Board.
Section 2.3
Closing of the Transactions Contemplated by this Agreement
. The closing of the transactions contemplated by this Agreement (the “
Closing
”) shall take place at the offices of Goodwin Procter LLP, 620 Eighth Avenue, New York, NY 10018 as promptly as reasonably practicable, but in no event later than the third (3 rd
) Business Day, following the satisfaction (or, to the extent permitted by applicable Law, waiver) of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) (the “
Closing Date
”) or at such other place, date or time as DYNS and the Company may agree in writing, or electronically by exchange of the closing deliverables by the means provided in Section 8.11.
Section 2.4
Allocation Schedule
. No later than five (5) Business Days prior to the Closing Date, the Company shall deliver to DYNS an allocation schedule (the “
Allocation Schedule
”) setting forth (a) the number of Equity Securities held by each Company Stockholder, the number of shares of Company Common Stock subject to each Company Option held by each holder thereof, as well as whether each such Company Option will be a Vested Company Option or an Unvested Company Option as of immediately prior to the Effective Time, and, in the case of the Company Options, the exercise price thereof, as well as reasonably detailed calculations with respect to the components and subcomponents thereof, (b) the number of shares of Class A Common Stock that will be subject to each Rollover Option and the exercise price of each such Rollover Option at the Effective Time, in each case, determined in accordance with Section 2.5, as well as reasonably detailed calculations with respect to the components and subcomponents thereof, (c) the portion of the Transaction Share Consideration allocated to each Company Stockholder pursuant to Section 2.1(a)(vii), as well as reasonably detailed calculations with respect to the components and subcomponents thereof, (d) the portion of the Contingency Consideration allocated to each Company Stockholder, in the event that any Contingency Consideration becomes payable, as well as reasonably detailed calculations with respect to the components and subcomponents thereof, and (e) a certification, duly executed by an authorized officer of the Company, that the information and calculations delivered pursuant to clauses (a), (b), (c) and (d) are, and will be as of immediately prior to the Effective Time, (i) true and correct in all respects, and (ii) in accordance with the applicable provisions of this Agreement, the Governing Documents of the Company and applicable Laws and, in the case of Company Options, the Company Equity Plan and any applicable grant or similar agreement with respect to any such Company Option. The Company will review any comments to the Allocation Schedule provided by DYNS or any of its Representatives and consider in good faith and incorporate any reasonable comments proposed by

DYNS or any of its Representatives to correct inaccuracies. Notwithstanding the foregoing or anything to the contrary herein, the aggregate number of shares of Class A Common Stock that each Company Stockholder will have a right to receive pursuant to Section 2.1(a)(vii) will be rounded down to the nearest whole share.
Section 2.5 Treatment of Company Options.
(a) At the Effective Time, by virtue of the Merger and without any action of any Party or any other Person (but subject to, in the case of the Company, Section 2.5(c)), each Company Option (whether a Vested Company Option or an Unvested Company Option) shall cease to represent the right to purchase shares of Company Common Stock and shall be converted into an option to purchase shares of Class A Common Stock (each, a “
Rollover Option
”) in an amount, at an exercise price and subject to such terms and conditions determined as set forth below. Each Rollover Option shall (i) be exercisable for, and represent the right to purchase, a number of shares of Class A Common Stock (rounded down to the nearest whole share) equal to (A) the number of shares of Company Common Stock subject to the corresponding Company Option immediately prior to the Effective Time, multiplied by
(B) the Exchange Ratio, and (ii) have an exercise price per share of Class A Common Stock (rounded up to the nearest whole cent) subject to such Rollover Option equal to (A) the exercise price per share of Company Common Stock applicable to the corresponding Company Option immediately prior to the Effective Time, divided by
(B) the Exchange Ratio. Each Rollover Option shall be subject to the same terms and conditions (including applicable vesting, expiration and forfeiture provisions) that applied to the corresponding Company Option immediately prior to the Effective Time, except for terms rendered inoperative by reason of the transactions contemplated by this Agreement or the Ancillary Documents or for such other immaterial administrative or ministerial changes as the DYNS Board (or the compensation committee of the DYNS Board) may determine in good faith are appropriate to effectuate the administration of the Rollover Options. Such conversion shall occur in a manner intended to comply with (x) for any Rollover Option that is an Incentive Stock Option, the requirements of Section 424 of the Code, and (y) in each case, the requirements of Section 409A of the Code.
(b) At the Effective Time, DYNS shall assume the Company Equity Plan and (i) all Company Options (whether vested or unvested) shall no longer be outstanding and shall automatically be converted into Rollover Options, and each holder thereof shall cease to have any rights with respect thereto or under the Company Equity Plan, except as otherwise expressly provided for in this Section 2.5, and (ii) all shares of Company Common Stock reserved for issuance pursuant to the Company Equity Plan shall automatically be cancelled.
(c) Prior to the Closing, the Company shall take, or cause to be taken, all necessary or appropriate actions under the Company Equity Plan (and the underlying grant, award or similar agreements) or otherwise to give effect to the provisions of this Section 2.5.
Section 2.6 Closing Actions and Deliverables.
(a) At least five (5) Business Days prior to the Closing Date, DYNS shall appoint an exchange agent reasonably acceptable to the Company (the “
Exchange Agent
”) (it being understood and agreed, for the avoidance of doubt, that Continental Stock Transfer & Trust Company shall be deemed to be acceptable to the Company) and enter into an exchange agent agreement with the Exchange Agent (the “
Exchange Agent Agreement
”) for the purpose of exchanging Certificates, if any, representing the Company Shares, and each Company Share held in book-entry form on the stock transfer books of the Company immediately prior to the Effective Time, for the portion of the Merger Consideration issuable in respect of such Company Share pursuant to Section 2.1(a)(vii), and on the terms and subject to the other conditions set forth in this Agreement.
(b) At least three (3) Business Days prior to the Closing Date, the Company shall mail or otherwise deliver, or shall cause to be mailed or otherwise delivered, to the Company Stockholders a letter of transmittal in a customary form to be mutually agreed between the Parties (a “
Letter of Transmittal
”);
provided
that any representations and warranties made by a Company Stockholder in a Letter of Transmittal shall be limited to authority, title to the applicable Company Shares and absence of Liens on the applicable Company Shares.
(c) Prior to the Effective Time, DYNS shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the Company Stockholders and for exchange in accordance with this Section 2.6 through the

Exchange Agent, evidence of Class A Common Stock in book-entry form representing the portion of the Merger Consideration issuable pursuant to Section 2.1(a)(vii) in exchange for the Company Shares outstanding immediately prior to the Effective Time. All shares in book-entry form representing the portion of the Merger Consideration issuable pursuant to Section 2.1(a)(vii) deposited with the Exchange Agent shall be referred to in this Agreement as the “
Exchange Fund
”.
(d) Each Company Stockholder whose Company Shares have been converted into the right to receive a portion of the Merger Consideration pursuant to Section 2.1(a)(vii) shall be entitled to receive the portion of the Merger Consideration to which he, she or it is entitled on the date provided in Section 2.6(e) upon (i) surrender of a Certificate (or affidavit of loss, in lieu thereof, in the form required by the Letter of Transmittal), together with the delivery of a properly completed and duly executed Letter of Transmittal (including, for the avoidance of doubt, any documents or agreements required by the Letter of Transmittal), to the Exchange Agent, or (ii) delivery of an “agent’s message” in the case of Company Common Stock held in book-entry form, together with the delivery of a properly completed and duly executed Letter of Transmittal (including, for the avoidance of doubt, any documents or agreements required by the Letter of Transmittal), to the Exchange Agent.
(e) If a properly completed and duly executed Letter of Transmittal, together with any Certificates (or affidavit of loss, in lieu thereof, in the form required by the Letter of Transmittal) or an “agent’s message”, as applicable, is delivered to the Exchange Agent in accordance with Section 2.6(d) (i) at least one (1) Business Day prior to the Closing Date, then DYNS and the Company shall take all necessary actions to cause the applicable portion of the Merger Consideration to be issued to the applicable Company Stockholder in book-entry form on the Closing Date, or (ii) less than one (1) Business Day prior to or on or after the Closing Date, then DYNS and the Company (or the Surviving Corporation) shall take all necessary actions to cause the applicable portion of the Merger Consideration to be issued to the Company Stockholder in book-entry form within two (2) Business Days after such delivery.
(f) If any portion of the Merger Consideration is to be issued to a Person other than the Company Stockholder in whose name the surrendered Certificate is, or the transferred Company Shares in book-entry form are, registered, it shall be a condition to the issuance of the applicable portion of the Merger Consideration that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer, or such Company Shares in book-entry form shall be properly transferred, and (ii) the Person requesting such consideration pay to the Exchange Agent any transfer or similar Taxes required as a result of such consideration being issued to a Person other than the registered holder of such Certificate or Company Shares in book-entry form, or establish to the satisfaction of the Exchange Agent that such transfer or similar Taxes have been paid or are not payable.
(g) No interest will be paid or accrued on the Merger Consideration (or any portion thereof). From and after the Effective Time, until surrendered or transferred, as applicable, in accordance with this Section 2.6, each Company Share (other than, for the avoidance of doubt, the Company Shares cancelled in accordance with Section 2.1(a)(viii)) shall solely represent the right to receive a portion of the Merger Consideration to which such Company Share is entitled pursuant to Section 2.1(a)(vii).
(h) At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no transfers of Company Shares that were outstanding immediately prior to the Effective Time.
(i) Any portion of the Exchange Fund that remains unclaimed by the Company Stockholders twelve (12) months following the Closing Date shall be delivered to DYNS or as otherwise instructed by DYNS, and any Company Stockholder who has not exchanged his, her or its Company Shares for the applicable portion of the Merger Consideration in accordance with this Section 2.6 prior to that time shall thereafter look only to DYNS for the issuance of the applicable portion of the Merger Consideration, without any interest thereon. None of DYNS, the Surviving Corporation or any of their respective Affiliates shall be liable to any Person in respect of any consideration delivered to a public official pursuant to any applicable abandoned property, unclaimed property, escheat or similar Law. Any portion of the Merger Consideration remaining unclaimed by the Company Stockholders immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Law, the property of DYNS free and clear of any claims or interest of any Person previously entitled thereto.
(j) At the Closing:
(i) DYNS shall deliver or cause to be delivered to the Company (A) the Investor Rights Agreement, duly executed by the stockholders of DYNS listed on Section 2.6(j)(i) of the DYNS Disclosure Schedules, and (B) the written resignations of all of the directors and officers of DYNS and Merger Sub (other than those Persons identified as directors of DYNS immediately after the Effective Time, in accordance with the provisions of Section 5.16), effective as of the Effective Time; and
(ii) the Company shall deliver or cause to be delivered to DYNS (A) the Investor Rights Agreement, duly executed by the Persons listed on Section 2.6(j)(ii) of the Company Disclosure Schedules, and (B) a duly executed certificate substantially in the form described in Treasury Regulations
Section 1.1445-2(c)(3),
together with a notice to the Internal Revenue Service in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2).
Section 2.7
Withholding
. DYNS, the Exchange Agent and any of their Affiliates shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any consideration payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Tax Law. To the extent that amounts are so withheld and remitted to the applicable Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Upon becoming aware of any such withholding obligation, DYNS shall use commercially reasonable efforts to give reasonable advance notice of such withholding to the Company (other than where such deduction or withholding is in respect of amounts treated as compensation under the Code or is due to a failure of a Person to provide an any applicable tax forms required under the Letter of Transmittal (or properly claim an exemption in respect of backup withholding on such tax forms)) and shall reasonably cooperate with the Company, to eliminate or reduce any such required deduction or withholding.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY
Subject to Section 8.8, except as set forth in the Company Disclosure Schedules, the Company hereby represents and warrants to the DYNS Parties, as of the date hereof and as of the Closing Date, as follows:
Section 3.1 Organization and Qualification.
(a) The Company and its Subsidiaries are corporations duly organized, validly existing and in good standing under the Laws of their jurisdiction of incorporation. The Company and its Subsidiaries have the requisite corporate power and authority to own, lease and operate their properties and to carry on the Business as presently conducted, except where the failure to have such power or authority would not, and would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.
(b) True and complete copies of the Governing Documents of the Company and its Subsidiaries have been made available to DYNS, in each case, as amended and in effect as of the date of this Agreement. The Governing Documents of the Company and its Subsidiaries are in full force and effect and neither the Company nor its Subsidiaries is in breach or violation of any provision set forth in its Governing Documents.
(c) The Company and its Subsidiaries are duly qualified or licensed to transact business and are in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) in each jurisdiction in which the property and assets owned, leased or operated by them, or the nature of the business conducted by them, makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing (or the equivalent thereof) would not, and would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.2 Capitalization.
(a) Schedule 3.2(a) of the Company Disclosure Schedules sets forth, as of the date of this Agreement, a true and complete statement of (i) the number and class or series (as applicable) of all of the Equity Securities of the Company issued and outstanding, (ii) the identity of the Persons that are the record and beneficial owners thereof (which does not include any Subsidiary of the Company), and (iii) with respect to each Company Option, (A) the date of grant, (B) any applicable exercise (or similar) price, (C) the expiration date, (D) any applicable vesting schedule (including acceleration provisions), (E) the number of shares of Company Common Stock subject to the Company Option on the date of grant, (F) the number of shares of Company Common Stock subject to the Company Option as of the date of this Agreement, and (G) whether the Company Option is an Incentive Stock Option. All of the Company Shares have been duly authorized and validly issued and are fully paid and non-assessable.
The Company Shares (1) were not issued in violation of the Governing Documents of the Company or any other Contract to which the Company is party or bound, (2) were not issued in violation of any preemptive rights, call option, right of first refusal or first offer, subscription rights, transfer restrictions or similar rights of any Person, (3) have been offered, sold and issued in compliance with applicable Law, including Securities Laws, and (4) are free and clear of all Liens (other than transfer restrictions under applicable Securities Law). Except for the Company Options set forth on Section 3.2(a) of the Company Disclosure Schedules, as of the date of this Agreement, the Company has no outstanding (x) equity appreciation, phantom equity or profit participation rights, or (y) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts, in the case of each of clause (x) and (y), that would require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Company or any of its Subsidiaries. There are no voting trusts, proxies or other Contracts with respect to the voting or transfer of the Company Shares. No Company Shares are held by a Subsidiary.
(b) Other than the Equity Securities it holds in each of its Subsidiaries, the Company does not own or hold (of record, beneficially, legally or otherwise), directly or indirectly, any Equity Securities in any other Person or the right to acquire any such Equity Securities, and the Company is not a partner or member of any partnership, limited liability company or joint venture.
(c) Section 3.2(c) of the Company Disclosure Schedules sets forth a list of all Indebtedness of the Company and its Subsidiaries as of the date of this Agreement, including the principal amount of such Indebtedness, the outstanding balance as of the date of this Agreement and the debtor and creditor thereof.
(d) Section 3.2(d) of the Company Disclosure Schedules sets forth a list of all Change of Control Payments of the Company and its Subsidiaries, identifying for each such Change of Control Payment (i) the Person eligible to receive such Change of Control Payment, (ii) the total potential amount of such Change of Control Payment, and (iii) the Contract or other arrangement pursuant to which such Change of Control Payment is payable or required to be made.
(e) Each Company Option was granted in compliance in all material respects with all applicable Laws and all of the terms and conditions of the applicable Company Equity Plan, and each Company Option has an exercise price per share that is equal to or greater than the fair market value of a share of Company Common Stock on the date of such grant, determined in a manner consistent with Section 409A of the Code.
Section 3.3
Authority
. The Company has the requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Subject to obtaining the Company Stockholder Written Consent, the execution and delivery of this Agreement, the Ancillary Documents to which the Company is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate action on the part of the Company. This Agreement and each Ancillary Document to which the Company is or will be a party has been or will be, upon execution thereof, as applicable, duly and validly executed and delivered by the Company and constitutes or will constitute, upon execution and delivery thereof, as applicable, a valid, legal and binding agreement of the Company (assuming that this Agreement and the Ancillary Documents to which the Company is or will be a party are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party hereto or thereto, as applicable), enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity (“
Enforceability Exceptions
”).
Section 3.4 Subsidiaries.
(a) Set forth on Section 3.4(a) of the Company Disclosure Schedules is a list of the Company’s Subsidiaries, together with their jurisdiction of incorporation, and a true and complete statement of the number and class or series (as applicable) of all of the Equity Securities of each Subsidiary.
(b) All of the issued share capital, stock or other voting or equity securities of each Subsidiary have been duly authorized and validly issued and are fully paid and non-assessable.
All of the ownership interests in each Subsidiary are owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such ownership interests) and have not been issued in violation of preemptive or similar rights. There are no outstanding (i) subscriptions, calls, options, warrants, rights (including preemptive rights), puts or other securities of any Subsidiary convertible into or exchangeable or exercisable for shares or voting or equity securities of any Subsidiary, or any other Contracts to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound obligating the Company or any Subsidiary to issue or sell any shares of, other equity interests in or debt securities of, any Subsidiary, or (ii) equity equivalents, phantom stock, options, appreciation rights, stock units, profits interests or other rights to acquire from the Company or any Subsidiary, or other obligation of the Company or any Subsidiary to issue, any shares, voting or equity securities or securities convertible into or exchangeable for shares or voting or equity securities of any Subsidiary (the items in clauses (i) and (ii) being, collectively, “
Subsidiary Securities
”). There are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities. None of the Subsidiaries owns any equity, ownership, profit, voting or similar interest in, or any interest convertible, exchangeable or exercisable for, any equity, profit, voting or similar interest in, any Person. No Subsidiary is party to any shareholders agreement, voting agreement, proxies, registration rights agreement or other similar agreements relating to its equity interests.
Section 3.5 Financial Statements; Undisclosed Liabilities.
(a) The Company has made available to DYNS true and complete copies of the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2019 and December 31, 2020 and the related audited consolidated statements of operations and comprehensive loss, redeemable convertible preferred stock and stockholders’ deficit and cash flows of the Company and its Subsidiaries for each of the years then ended (collectively, the “
Audited Company Financial Statements
”), and the unaudited, draft consolidated balance sheets of the Company as of September 30, 2021 and the related unaudited consolidated statements of operations of the Company and its Subsidiaries for the period then ended (the “
Unaudited Company Financial Statements
” and, together with the Audited Company Financial Statements, the “
Company Financial Statements
”). The Company Financial Statements (including the notes thereto) and, when delivered pursuant to Section 5.7, the Additional Company Financial Statements and any pro forma financial statements, (i) were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), (ii) fairly present, in all material respects, as applicable, the financial position, results of operations and cash flows of the Company and its Subsidiaries as at the date thereof and for the period indicated therein, except as otherwise specifically noted therein, (iii) in the case of the Audited Company Financial Statements and the Additional Company Financial Statements, when delivered pursuant to Section 5.7 only, were audited in accordance with the standards of the PCAOB and contain an unqualified report of the

Company’s auditors, and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the date hereof (including Regulation
S-X
or Regulation
S-K,
as applicable);
provided that
, the Unaudited Company Financial Statements do not include all of the notes or the information contained in such notes as required by GAAP for complete financial statements and are subject to normal year-end
adjustments.
(b) Except (i) as set forth in the Company Financial Statements, (ii) for Liabilities incurred in the ordinary course of business as of December 31, 2020 (none of which is a Liability for breach of contract, breach of warranty, tort, infringement or violation of Law), (iii) for Liabilities incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of the respective covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, and (iv) for Liabilities that are not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries have no Liabilities required by GAAP to be reflected or reserved against in the consolidated balance sheet as of December 31, 2020 included in the Company Financial Statements.
(c) The Company has established and maintains a system of internal accounting controls that is designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization, and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for the Company’s and its Subsidiaries’ assets.
(d) In the past three (3) years, neither the Company nor any of its Subsidiaries has received any written complaint, allegation, assertion or claim, written or otherwise, that there is (i) a “significant deficiency” in the internal controls over financial reporting of the Company and its Subsidiaries, (ii) a “material weakness” in the internal controls over financial reporting of the Company and its Subsidiaries, or (iii) fraud, whether or not material, that involves management or other employees of the Company or its Subsidiaries who have a significant role in the internal controls over financial reporting of the Company and its Subsidiaries.
Section 3.6 Consents and Requisite Governmental Approvals; No Violations.
(a) No consent, approval, waiver or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of the Company with respect to the Company’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which the Company is or will be party or the consummation of the transactions contemplated hereby or thereby, except for (i) compliance with and filings under the HSR Act or any filings with or approvals or clearances from any Governmental Entities that the Parties determine (acting reasonably) are required and advisable to consummate the transactions contemplated hereby, (ii) the filing with the SEC of (A) the Registration Statement/Proxy Statement and the declaration of the effectiveness thereof by the SEC, and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, (iii) filing of the Certificate of Merger, or (iv) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have a Company Material Adverse Effect.
(b) Neither the execution, delivery or performance by the Company of this Agreement nor the Ancillary Documents to which the Company is or will be a party, nor the consummation of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in any breach of any provision of the Company’s Governing Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of (A) any Material Contract to which the Company or any of its Subsidiaries is a party, or (B) any Material Permits, (iii) violate, or constitute a breach under, any Order or applicable Law to which the Company or any of its Subsidiaries or any of their respective properties or assets are bound, or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) or Equity Securities of the Company or any of its Subsidiaries,

except, in the case of any of clauses (ii) through (iv) above, as would not be material to the Company and its Subsidiaries taken as a whole.
Section 3.7
Permits
. The Company and its Subsidiaries have all Permits that are required to own, lease or operate their properties and assets and to conduct the Business as currently conducted, except where the failure to obtain the same would not result in a Company Material Adverse Effect (the “
Material Permits
”). Except as is not and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (a) each Material Permit is in full force and effect in accordance with its terms, and (b) no written notice of revocation, cancellation or termination of any Material Permit has been received by the Company or any of its Subsidiaries.
Section 3.8 Material Contracts.
(a) Section 3.8(a) of the Company Disclosure Schedules sets forth a list of the following Contracts to which the Company or any of its Subsidiaries is, as of the date of this Agreement, a party (each Contract required to be set forth on Section 3.8(a) of the Company Disclosure Schedules, together with each of the Contracts entered into after the date of this Agreement that would be required to be set forth on Section 3.8(a) of the Company Disclosure Schedules if entered into prior to the execution and delivery of this Agreement, collectively, the “
Material Contracts
”):
(i) any Contract relating to Indebtedness of the Company or any of its Subsidiaries or to the placing of a Lien (other than any Permitted Lien) on any material assets or properties of the Company or any of its Subsidiaries;
(ii) any Contract under which the Company or any of its Subsidiaries is lessee of or holds or operates, in each case, any tangible property (other than real property), owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed $500,000;
(iii) any Contract under which the Company or any of its Subsidiaries is lessor of or permits any third party to hold or operate, in each case, any tangible property (other than real property), owned or controlled by the Company or any of its Subsidiaries, except for any lease or agreement under which the aggregate annual rental payments do not exceed $500,000;
(iv) any Contract for any material joint venture, partnership, collaboration or strategic alliance;
(v) any Contract that (A) limits or purports to limit, in any material respect, the freedom of the Company or any of its Subsidiaries to engage or compete in any line of business or with any Person or in any area or that would so limit or purport to limit, in any material respect, the operations of DYNS or any of its Affiliates after the Closing, (B) contains any exclusivity, “most favored nation” or similar provisions, obligations or restrictions, or (C) contains any other provisions restricting or purporting to restrict the ability of the Company or any of its Subsidiaries to sell, manufacture, develop, commercialize, test or research the Company Products, directly or indirectly through third parties, in any material respect or that would so limit or purports to limit, in any material respect, DYNS or any of its Affiliates after the Closing;
(vi) any Contract requiring any future capital commitment or capital expenditure (or series of capital expenditures) by the Company or any of its Subsidiaries in an amount in excess of (A) $500,000 annually, or (B) $1,500,000 over the life of the agreement;
(vii) any Contract requiring the Company or any of its Subsidiaries to guarantee the Liabilities of any Person (other than the Company or a Subsidiary) or pursuant to which any Person (other than the Company or a Subsidiary) has guaranteed the Liabilities of the Company or any of its Subsidiaries, in each case in excess of $500,000;
(viii) any Contract under which the Company or any of its Subsidiaries has, directly or indirectly, made or agreed to make any loan, advance, or assignment of payment to any Person or made any capital contribution to, or other investment in, any Person, in each case in excess of $500,000;

(ix) any Contract required to be disclosed on Section 3.20 of the Company Disclosure Schedules;
(x) any Contract with any Person (A) pursuant to which the Company or any of its Subsidiaries (or DYNS or any of its Affiliates after the Closing) may be required to pay milestones, royalties or other contingent payments based on any research, testing, development, regulatory filings or approval, sale, distribution, commercial manufacture or other similar occurrences, developments, activities or events, in each case, relating to Company Products, or (B) under which the Company or any of its Subsidiaries grants to any Person any right of first refusal, right of first negotiation, option to purchase, option to license or any other similar rights with respect to any Company Product or any Company Business Intellectual Property;
(xi) any Contract (A) for the employment or engagement of any Key Employee of the Company or any of its Subsidiaries, or (B) providing for any Change of Control Payment of the type described in clause (a) of the definition thereof;
(xii) any Contract (A) executed with any current director, manager, officer, employee, Contingent Worker or other individual service provider of the Company or any of its Subsidiaries that provides for severance benefits, or (B) entered into by the Company or any of its Subsidiaries that constitutes a collective bargaining agreement or any other agreement executed between the Company or its Subsidiary, as applicable, and a union or similar organization;
(xiii) any Contract for the disposition of any portion of the assets or business of the Company or any of its Subsidiaries or for the acquisition by the Company or any of its Subsidiaries of the assets or business of any other Person (other than acquisitions or dispositions made in the ordinary course of business), or under which the Company or any of its Subsidiaries has any continuing obligation with respect to an
“earn-out”,
contingent purchase price or other contingent or deferred payment obligation;
(xiv) any Contract pursuant to which the Company or any of its Subsidiaries (A) obtains any right to use, or covenant not to be sued under, any material Intellectual Property Right (other than any license for
Off-the-Shelf
Software), or (B) grants any right to use, or covenant not to be sued under, any material Intellectual Property Right.
(xv) any settlement, conciliation or similar Contract (A) the performance of which would be reasonably likely to involve any payments after the date of this Agreement by the Company or any of its Subsidiaries, (B) with a Governmental Entity or which relates to alleged criminal wrongdoing, (C) that imposes, at any time in the future, any material, non-monetary
obligations on the Company or any of its Subsidiaries (or DYNS or any of its Affiliates after the Closing), or (D) which requires the Company or any of its Subsidiaries to accept or concede material injunctive relief; and
(xvi) any other Contract the performance of which requires either (A) annual payments by the Company or any of its Subsidiaries in excess of $500,000, or (B) aggregate payments by the Company or any of its Subsidiaries in excess of $1,500,000 over the life of the agreement and, in each case, that is not terminable by the Company or its Subsidiary, as applicable, without penalty upon less than thirty (30) days’ prior written notice.
(b) (i) Each Material Contract is valid and binding on the Company or its Subsidiary, as applicable, and, to the knowledge of the Company, the counterparty thereto, and is in full force and effect, and (ii) the Company and its Subsidiaries and, to the knowledge of the Company, the counterparties thereto, are not in material breach of, or default under, any Material Contract, and, to the knowledge of the Company, there are no facts or circumstances which would, or which would reasonably be expected to, lead to such breach or default.
Section 3.9
Absence of Changes
. During the period beginning on January 1, 2021 and ending on the date of this Agreement, (a) no Company Material Adverse Effect has occurred, and (b) except as expressly contemplated by this Agreement, any Ancillary Document or in connection with the transactions contemplated hereby and thereby, (i) the Company and its Subsidiaries have conducted the Business in the ordinary course in all material respects, and (ii) neither the Company nor any of its Subsidiaries has taken any action that would require the consent of DYNS if taken during the period from the date of this Agreement until the Closing pursuant to

Section 5.1(b)(i), (ii), (iv), (v), (vii), (ix), (x) (solely relating to the Company’s directors and officers), (xii), (xiv), (xv), (xviii) and (xxi).
Section 3.10
Litigation
. There is (and for the past three (3) years there has been) (a) no Proceeding pending or, to the Company’s knowledge, threatened against the Company, any of its Subsidiaries or any of their respective directors or officers, or affecting any of the Company’s or its Subsidiaries’ respective assets or properties, that if adversely decided or resolved, has been or would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole, and, to the Company’s knowledge, no facts exist that would reasonably be expected to form the basis for any such Proceeding, (b) no material Order to which the Company, its Subsidiaries, their respective directors and officers or any of the Company’s or its Subsidiaries’ respective properties or assets is subject, (c) no Proceeding by the Company or any of its Subsidiaries against any other Person, and no such Proceeding is or has been threatened in writing, (d) no settlement or similar agreement that imposes any material ongoing obligation or restriction on the Company or any of its Subsidiaries or the operation of the Business, and (e) no pending or, to the Company’s knowledge, threatened, audit, examination or investigation by any Governmental Entities set forth on Section 3.10 of the Company Disclosure Schedules in respect of the Company or any of its Subsidiaries or any of their respective properties or assets, or any of the directors or officers of the Company or any of its Subsidiaries.
Section 3.11
Compliance with Applicable Law
. The Company and its Subsidiaries (a) conduct (and for the past three (3) years have conducted) the Business in accordance with all Laws and Orders applicable to them and are not in violation of any such Law or Order, and (b) have not received any written communications from a Governmental Entity and, to the Company’s knowledge, there is no such pending communication, that alleges that the Company or any of its Subsidiaries is not in compliance with any such Law or Order, except in each case of clauses (a) and (b), as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole.
Section 3.12 Employee Benefit Plans.
(a) Section 3.12(a) of the Company Disclosure Schedules sets forth a true and complete list of all material Employee Benefit Plans.
(b) True, complete and correct copies of the following documents, with respect to each Employee Benefit Plan, where applicable, have been delivered to DYNS (i) all documents embodying or governing such Employee Benefit Plan (or for unwritten Employee Benefit Plans, a written description of the material terms of such Employee Benefit Plan) and any funding medium for the Employee Benefit Plan, (ii) the most recent Internal Revenue Service determination or opinion letter, (iii) the most recently filed Form 5500, (iv) the most recent actuarial valuation report, (v) the most recent summary plan description (or other descriptions provided to employees) and all modifications thereto, (vi) the last three (3) years of non-discrimination
testing results, and (vii) all
non-routine
correspondence to and from any Governmental Entity.
(c) Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or approval letter from the Internal Revenue Service with respect to such qualification, or may rely on an opinion letter issued by the Internal Revenue Service with respect to a prototype plan adopted in accordance with the requirements for such reliance and, to the knowledge of the Company, no event or omission has occurred that would be reasonably likely to cause any such Employee Benefit Plan to lose such qualification or otherwise require corrective action under the Internal Revenue Service Employee Plan Compliance Resolution System to maintain such qualification. Each trust created under any such Employee Benefit Plan is exempt from Tax under Section 501(a) of the Code and has been so exempt since its creation.
(d) Each Employee Benefit Plan is and has been established, operated and administered in all material respects in accordance with applicable Laws and with its terms, including ERISA, the Code and the Affordable Care Act. No Employee Benefit Plan is, or within the past six (6) years has been, the subject of an application or filing under a government sponsored amnesty, voluntary compliance or similar program, or been the subject of any self-correction under any such program. No litigation or governmental administrative proceeding, audit or other proceeding (other than those relating to routine claims for benefits) is pending or, to the knowledge of the Company, threatened with respect to any Employee Benefit Plan. All payments or contributions required to have been made with respect to all Employee Benefit Plans either have been made or have been accrued in accordance with the terms of the applicable Employee Benefit Plan and applicable Law.
(e) Neither the Company, its Subsidiaries nor any ERISA Affiliate (or any predecessor thereof) has ever maintained, contributed to, or been required to contribute to or had any liability (whether contingent or otherwise) or obligation (including on account of any ERISA Affiliate) with respect to (i) any Employee Benefit Plan that is or was subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA, (ii) a “multiemployer plan” (within the meaning of Section (3)37 of ERISA), (iii) any funded welfare benefit plan within the meaning of Section 419 of the Code, (iv) any “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), or (v) any “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA).
(f) No Employee Benefit Plan provides health care or any other non-pension
benefits to any employees after their employment is terminated (other than (i) as required by Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law, (ii) continuation of health or life insurance benefits provided during any severance period not in excess of two (2) years, or (iii) which lasts until the end of the month in which the termination of employment occurs).
(g) Each Employee Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder. No payment to be made under any Employee Benefit Plan is, or to the Company’s knowledge will be, subject to the penalties of Section 409A(a)(1) of the Code.
(h) Except as set forth on Section 3.12(h) of the Company Disclosure Schedules, neither the execution or delivery of this Agreement or any Ancillary Document to which the Company is or will be a party, the Company Stockholder Written Consent nor the consummation of the transactions contemplated by this Agreement or any Ancillary Document to which the Company is or will be a party, would (either alone or in combination with any other event) reasonably be expected to (i) result in, or cause the accelerated vesting, payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any current or former director, manager, officer, employee, individual independent contractor or other individual service provider of the Company or any of its Subsidiaries, (ii) further restrict any rights of the Company or its Subsidiaries to merge, amend or terminate any Employee Benefit Plan, or (iii) result in any “parachute payment” as defined in Section 280G(b)(2) of the Code.
(i) Neither the Company nor any of its Subsidiaries has any obligation to make any tax
“gross-up”
or similar “make whole” payments to any service provider.
(j) No Employee Benefit Plan is subject to the laws of any jurisdiction outside the United States.
Section 3.13
Environmental Matters
. Except as would not have a Company Material Adverse Effect:
(a) Neither the Company nor any of its Subsidiaries has received any written notice or communication from any Governmental Entity or any other Person regarding any actual, alleged or potential violation in any respect of, or a failure to comply in any respect with, any Environmental Laws.
(b) There is (and for the past three (3) years there has been) no Proceeding pending or, to the Company’s knowledge, threatened against the Company, any of its Subsidiaries or any of their respective directors and officers pursuant to Environmental Laws.
(c) There has not been, whether by the Company or any of its Subsidiaries, any manufacture, release, treatment, storage, disposal, arrangement for disposal, transport or handling of, contamination by, or exposure of any Person to, any hazardous, toxic, explosive or radioactive material, substance, waste or other pollutant that is regulated by, or may give rise to Liability pursuant to any Environmental Law, including any petroleum products or byproducts, asbestos, lead, polychlorinated biphenyls, per-
and poly-fluoroakyl substances, or radon.

(d) The Company has made available to DYNS copies of all material environmental, health and safety reports and documents that were prepared for the Company or its Subsidiaries by third parties and are in the Company’s or its Subsidiaries’ possession relating to the operations, properties or facilities of the Company and its Subsidiaries in the past three (3) years.
Section 3.14 Intellectual Property.
(a) Section 3.14(a) of the Company Disclosure Schedules sets forth a true and complete list of (i) all currently issued or pending Company Registered Intellectual Property, and (ii) any Patent included in the Company Licensed Intellectual Property that is exclusively licensed to the Company or any of its Subsidiaries (“
Licensed Patents
”), specifying as to each such item, as applicable, (A) the record owner of such item, (B) the jurisdictions in which such item has been issued, registered or filed, (C) the issuance, registration or application date, as applicable, for such item, and (D) the issuance, registration or application number, as applicable, for such item.
(b) All fees and filings necessary as of the date of this Agreement to maintain any application or registration, issuance or grant of any Company Registered Intellectual Property and, to the Company’s knowledge, any Licensed Patents, have been timely submitted to the relevant intellectual property office or Governmental Entity and Internet domain name registrars, as applicable. No item of the Company Registered Intellectual Property or, to the Company’s knowledge, Licensed Patents are cancelled. As of the date of this Agreement, the Company Registered Intellectual Property and, to the Company’s knowledge, Licensed Patents are not the subject of any pending Proceedings, including litigation, interference, re-examination,
inter parties
review, reissue, opposition, nullity or cancellation proceedings and, to the Company’s knowledge, no such Proceedings are threatened by any Governmental Entity or any other Person.
(c) Except as set forth in Section 3.14(c) of the Company Disclosure Schedules, the Company and its Subsidiaries exclusively own all right, title and interest in and to all Company Owned Intellectual Property, free and clear of all Liens (other than Permitted Liens) and hold all right, title and interest in and to all of the Company’s or its applicable Subsidiary’s rights under all Company Licensed Intellectual Property free and clear of any Lien (other than Permitted Liens). For all Patents included in the Company Owned Intellectual Property, each inventor listed on the Patent has assigned his or her rights to the Company or the relevant Subsidiary.
(d) The Company Business Intellectual Property, to the Company’s knowledge, constitutes all of the Intellectual Property Rights that are necessary to enable the Company and its Subsidiaries to conduct the Business as currently conducted To the knowledge of the Company, the Company Registered Intellectual Property and Licensed Patents are currently in compliance with formal legal requirements of the applicable intellectual property office and are not subject to any maintenance fees or taxes or actions falling due within 90 days after the Closing Date, with the exception of responses, patent maintenance fees, and other filings due in the ordinary course of intellectual property prosecution with the applicable intellectual property offices. All Company Registered Intellectual Property and, to the knowledge of the Company, Licensed Patents are subsisting, and if registered, issued or granted, are valid and enforceable.
(e) The Company’s and its Subsidiaries’ employees, consultants, advisors and independent contractors who independently or jointly contributed to or otherwise participated in the authorship, invention, creation, improvement, modification or development of any Intellectual Property Rights on behalf of the Company (each such person, a “
Creator
”) have assigned to the Company or its relevant Subsidiary, as applicable, all Intellectual Property Rights authored, invented, created, improved, modified or developed by such person in the course of such Creator’s employment or other engagement with the Company or any of its Subsidiaries.
(f) The Company and its Subsidiaries have taken reasonable steps to safeguard and maintain the secrecy of any trade secrets, confidential know-how
and other confidential information owned by or licensed to the Company and its Subsidiaries. Without limiting the foregoing, the Company and its Subsidiaries have not disclosed any material trade secrets, confidential know-how
or confidential information to any other Person unless such disclosure was under an appropriate written non-disclosure
agreement containing appropriate limitations on use, reproduction and disclosure or was otherwise made subject to an appropriate duty of confidence. To the Company’s knowledge, there has been no violation or unauthorized access to or disclosure of any material trade secrets, confidential know-how
or confidential information of or in the possession of the Company or any of its Subsidiaries, or of any written obligations with respect to such.
(g) None of the Company Owned Intellectual Property and, to the Company’s knowledge, none of the Company Licensed Intellectual Property is subject to any outstanding Order that restricts in any manner the use, sale, transfer, licensing or exploitation thereof by the Company and its Subsidiaries or affects the validity, use or enforceability of any such Company Business Intellectual Property. The consummation of the transactions contemplated by this Agreement will not alter, encumber, impair or extinguish any Company Owned Intellectual Property or the Company’s or its applicable Subsidiary’s rights under any Company Licensed Intellectual Property.
(h) To the Company’s knowledge, neither the Company nor its Subsidiaries nor any actual or currently contemplated design, development, manufacturing, reproduction, use, marketing, offer for sale, sale, importation, exportation, distribution or other exploitation of any Company Product infringes, misappropriates or otherwise violates any valid, enforceable claim of any Patents or other Intellectual Property Rights of any other Person, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole.
(i) In the past three (3) years, there has been no Proceeding pending against the Company or any of its Subsidiaries nor has the Company or any of its Subsidiaries received any written communications (i) alleging that the Company or any of its Subsidiaries has infringed, misappropriated or otherwise violated any Intellectual Property Rights of any other Person, (ii) challenging the validity, enforceability, use or exclusive ownership of any Company Owned Intellectual Property, or (iii) inviting the Company or any of its Subsidiaries to take a license under any Patent or consider the applicability of any Patents to any products or services of the Company or any of its Subsidiaries or to the conduct of the Business.
(j) To the Company’s knowledge, no Person is infringing, misappropriating or otherwise violating any Company Business Intellectual Property. For the past three (3) years, neither the Company nor any of its Subsidiaries has made any claim against any Person alleging any infringement, misappropriation or other violation of any Company Business Intellectual Property.
(k) The Company and its Subsidiaries own or have obtained, possess and are in compliance with valid licenses to use all of the Software present on the computers and other Software-enabled electronic devices that they own or lease or that are otherwise under the control of the Company and its Subsidiaries and used by them in connection with the Business, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole.
(l) Section 3.14(a) of the Company Disclosure Schedules contains a true and complete list of any and all Company Business Intellectual Property that was created, developed or reduced to practice, or is being created, developed or reduced to practice, (i) pursuant to, or in connection with, any Contract with any Governmental Entity or Governmental Entity-affiliated entity, or university, college or other educational institution, or (ii) using any funding or facilities of any Governmental Entity or Governmental Entity-affiliated entity, or university, college or other educational institution (collectively, “
Government Funded IP
”). Except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole, the Company and its Subsidiaries, and to the Company’s knowledge, the applicable licensors of Company Licensed Intellectual Property, have taken any and all actions necessary to obtain, secure, maintain, enforce and protect the Company’s or its applicable Subsidiary’s right, title and interest in, to and under all Government Funded IP, and the Company and its Subsidiaries, and to the Company’s knowledge the applicable licensors of Company Licensed Intellectual Property, have complied with any and all any Intellectual Property Rights disclosure and/or licensing obligations under any applicable contract referenced in clause (i) above.
Section 3.15 Labor Matters.
(a) Section 3.15(a) of the Company Disclosure Schedules contains a complete and accurate list of all employees of the Company and its Subsidiaries as of the date of this Agreement, setting forth for each employee

(i) the employee’s position or title, (ii) the entity that employs the individual, (iii) whether classified as exempt or non-exempt
for wage and hour purposes, (iv) whether paid on a salary, hourly or commission basis, (v) the employee’s actual annual base salary (if paid on a salary basis), hourly rate (if paid on an hourly basis) or commission rate (if paid on a purely commission basis), as applicable, (vi) bonus and commission potential, (vii) for any part-time employee, average scheduled hours per week, (viii) date of hire, (ix) business location, (x) status (
i.e.
, active or inactive and if inactive, the type of leave and estimated duration), and (xi) any visa or work permit status and the date of expiration, if applicable.
(b) The Company and its Subsidiaries are and for at least the past three (3) years have been in material compliance with the Fair Labor Standards Act and state, local and foreign wage and hour Laws (as applicable) regarding proper classification of its employees as exempt or non-exempt.
With respect to Contingent Workers who are or were engaged by the Company, the Company and its Subsidiaries are and for at least the past three (3) years have been in material compliance with applicable Laws regarding proper classification and treatment of services providers as Contingent Workers (as distinguished from Form
W-2
employees).
(c) The Company and its Subsidiaries are, and for the past three (3) years have been, in compliance in all material respects with all applicable Laws and regulations respecting labor and employment matters, including fair employment practices, pay equity, the classification of independent contractors, workplace safety and health, work authorization and immigration, unemployment compensation, workers’ compensation, affirmative action, terms and conditions of employment, employee leave and wages and hours, including payment of minimum wages and overtime. The Company and its Subsidiaries are not delinquent in any payments to any employee or Contingent Worker for any wages, salaries, commissions, bonuses, severance, fees or other direct compensation, as applicable, due with respect to any services performed for it or amounts required to be reimbursed to such employees or Contingent Workers. The Company and its Subsidiaries are not liable for any employment taxes or any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice).
(d) Currently and within the three (3) years preceding the date of this Agreement, the Company and its Subsidiaries have not been party to or, to the Company’s knowledge, the subject of any litigation, arbitration, mediation, governmental audit, administrative agency proceeding, private dispute resolution proceeding or governmental investigation, in each case relating to employment or labor matters concerning the employees or Contingent Workers of the Company and its Subsidiaries, and the Company and its Subsidiaries have not conducted an internal investigation or authorized a third-party investigation (including those concerning allegations of employment discrimination, retaliation, noncompliance with wage and hour Laws, the misclassification of independent contractors, violation of restrictive covenants, sexual harassment or misconduct, other unlawful harassment, or unfair labor practices), and no such matters are pending or, to the knowledge of the Company, have been threatened against the Company or any of its Subsidiaries.
(e) In the past three (3) years, the Company and its Subsidiaries have not experienced a “plant closing,” “business closing,” or “mass layoff” or similar group employment loss as defined in the federal WARN Act or any similar state, local or foreign Law affecting any site of employment of the Company or its Subsidiaries or one or more facilities or operating units within any site of employment or facility of the Company or its Subsidiaries. During the ninety (90) day period preceding the date of this Agreement, no employee has suffered an “employment loss” as defined in the WARN Act with respect to the Company or its Subsidiaries. The Company and its Subsidiaries have not incurred any material Liability under the WARN Act nor will they incur any Liability under the WARN Act as a result of the transactions contemplated by this Agreement or the Ancillary Documents to which the Company is or will be a party.
(f) The Company and its Subsidiaries are not a party to or bound by any collective bargaining agreements or other agreements with any labor organization, labor union, works council or other employee representative or any other Contract with a labor union, labor organization, works council, employee delegate, representative or other employee collective group, nor to the knowledge of the Company is there any duty on the part of the Company or any of its Subsidiaries to bargain with any labor union, labor organization, works council, employee delegate, representative or other employee collective group. For the past three (3) years, there has been no actual or, to the Company’s knowledge, threatened unfair labor practice charges, material grievances, arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, hand billing or other material labor disputes against the Company or any of its Subsidiaries. To the Company’s knowledge, for the past three (3) years, there have been no labor organizing activities with respect to any employees of the Company or any of its Subsidiaries.
(g) No employee layoff, facility closure or shutdown (whether voluntary or by Order), reduction-in-force,
furlough, temporary layoff, material work schedule change, reduction in hours, or reduction in salary or wages by the Company or any of its Subsidiaries has occurred within the six (6) months prior to the date of this Agreement or has been announced as of the date of this Agreement as a result of
COVID-19
or any Law, Order, directive, guidelines or recommendations by any Governmental Entity in connection with or in response to
COVID-19.
The Company and its Subsidiaries are and have been in material compliance with all applicable employment-related Pandemic Measures of a type described in clause (i) of the definition thereof.
(h) Except as set forth in Section 3.15(h) of the Company Disclosure Schedules, to the knowledge of the Company, no Key Employee has expressed, as of the date of this Agreement, any plans to terminate his or her employment with such entity.
(i) Except as set forth in Section 3.15(i) of the Company Disclosure Schedules, each employee of the Company and its Subsidiaries is employed at will.
(j) In the last five (5) years, no allegations of sexual harassment or sexual misconduct have been made to the Company or any of its Subsidiaries against any officer, executive or management-level employee of the Company or any of its Subsidiaries and, to the Company’s knowledge, there have not been any such allegations.
(k) During the three (3) year period preceding the date hereof, the Company and its Subsidiaries have paid and continue to pay each of their employees in a manner that complies in all material respects with applicable federal, state and local Laws pertaining to the equal pay of employees.
(l) Currently, and within the three (3) years preceding the date of this Agreement, the Company and its Subsidiaries have complied in all material respects with all applicable Laws concerning affirmative action and prevailing wage obligations.
Section 3.16
Insurance
. Section 3.16 of the Company Disclosure Schedules sets forth a list of all material policies of fire, liability, workers’ compensation, property, casualty and other forms of material insurance owned or held by the Company or its Subsidiaries as of the date of this Agreement. All such policies are in full force and effect, all premiums due and payable thereon as of the date of this Agreement have been paid in full as of the date of this Agreement and true and complete copies of all such policies have been made available to DYNS. Neither the Company nor any of its Subsidiaries is in breach or otherwise in default under the terms of such policies and, to the Company’s knowledge, no facts or circumstances exist which would result in any such breach or default, in each case, which has voided, would void, or which might reasonably be expected to void, any coverages under such policies. As of the date of this Agreement, no claim by the Company or any of its Subsidiaries is pending under any such policies as to which coverage has been questioned, denied or disputed, or rights reserved to do so, by the underwriters thereof, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. To the Company’s knowledge, the coverages provided by such policies are usual and customary in amount and scope for the Business as currently conducted and sufficient to comply with any insurance required to be maintained under Material Contracts.
Section 3.17 Tax Matters.
(a) The Company and its Subsidiaries have prepared and filed all material Tax Returns required to have been filed by them, all such Tax Returns are true and complete in all material respects and prepared in compliance in all material respects with all applicable Laws and Orders, and the Company and its Subsidiaries have paid all material Taxes required to have been paid by them regardless of whether shown on a Tax Return.

(b) The Company and its Subsidiaries have timely withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service provider, equity interest holder or other third-party.
(c) The Company and its Subsidiaries are not currently the subject of a Tax audit or examination, and have not been informed in writing of the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed, in each case, with respect to material Taxes.
(d) The Company and its Subsidiaries have not consented to extend or waive the time in which any material Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business.
(e) No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or
non-U.S.
income Tax Law), private letter ruling, technical advice memoranda or similar agreement or ruling has been entered into or issued by any Tax Authority with respect to the Company or any of its Subsidiaries which agreement or ruling would be effective after the Closing Date.
(f) The Company and its Subsidiaries are not nor have they been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations
Section 1.6011-4
(or any corresponding or similar provision of state, local or
non-U.S.
income Tax Law).
(g) There are no Liens for Taxes on any assets of the Company or its Subsidiaries other than Permitted Liens.
(h) Neither the Company nor any of its Subsidiaries has been a distributing corporation or a controlled corporation in a transaction purported or intended to be governed by Section 355 of the Code.
(i) Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company), or (ii) has any material Liability for the Taxes of any Person (other than the Company or any of its Subsidiaries, as applicable) under
Section 1.1502-6
of the Treasury Regulations (or any similar provision of state, local or
non-U.S.
Law), as a transferee or successor, by Contract or otherwise (other than any Contract entered into in the ordinary course of business, the principal purpose of which does not relate to Taxes).
(j) No written claims have ever been made by any Tax Authority in a jurisdiction where the Company and its Subsidiaries do not file a particular type of Tax Return or pay a particular type of Tax that the Company or any of its Subsidiaries is or may be required to file such type of Tax Return in or pay such type of Tax to that jurisdiction, which claims have not been resolved or withdrawn.
(k) Neither the Company nor any of its Subsidiaries is a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreement (other than one that is included in a Contract entered into in the ordinary course of business that is not primarily related to Taxes) and neither the Company nor any of its Subsidiaries is a party to any joint venture, partnership or other arrangement that is treated as a partnership for U.S. federal income Tax purposes.
(l) The Company and its Subsidiaries are tax residents only in their respective jurisdiction of formation, and are not managed or controlled outside such jurisdiction for income Tax purposes.
(m) Neither the Company nor any of its Subsidiaries has a branch, permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.
(n) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in, or use of improper, method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) prepaid amount received on or prior to the Closing Date outside of the ordinary course of Business, (v) intercompany transaction or excess loss amount described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law), or (vi) election under Section 965(h) of the Code.
(o) Neither the Company nor any of its Subsidiaries has deferred any Taxes under Section 2302 of the Coronavirus Aid, Relief and Economic Security Act of 2020 (the “
CARES Act
”).
(p) All related party transactions involving the Company or any of its Subsidiaries are at arm’s length in compliance with Section 482 of the Code, the Treasury Regulations promulgated thereunder and any similar provision of state, local or
non-U.S.
Law.
(q) Neither the Company nor any of its Subsidiaries (i) knows of any fact or circumstance, or (ii) has taken or agreed to take any action not contemplated by this Agreement or any Ancillary Document, in each case, that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.
Section 3.18
Brokers
. Except for fees (including the amounts due and payable assuming the Closing occurs) set forth on Section 3.18 of the Company Disclosure Schedules (which fees shall be the sole responsibility of the Company, except as otherwise provided in Section 8.6), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finder’s fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company, any of its Subsidiaries or any of their respective Affiliates for which the Company or its Subsidiaries has any obligation.
Section 3.19 Real and Personal Property.
(a)
Owned Real Property
. The Company does not own any real property.
(b)
Leased Real Property
. Section 3.19(b) of the Company Disclosure Schedules sets forth a true and complete list (including street addresses) of all real property leased by the Company and its Subsidiaries (the “
Leased Real Property
”) and all Real Property Leases pursuant to which the Company or any of its Subsidiaries is a tenant or landlord as of the date of this Agreement. True and complete copies of all such Real Property Leases have been made available to DYNS. Each Real Property Lease is in full force and effect and is a valid, legal and binding obligation of the Company or its Subsidiary (as applicable), enforceable in accordance with its terms against the Company or its Subsidiary (as applicable) and, to the Company’s knowledge, each other party thereto, subject to the Enforceability Exceptions. There is no material breach or default by the Company or its Subsidiary (as applicable) or, to the Company’s knowledge, any third party under any Real Property Lease.
(c)
Personal Property
. The Company and its Subsidiaries have good, valid and indefeasible title to, or a valid leasehold interest in or license or right to use, all of the material tangible assets and properties of the Company and its Subsidiaries reflected in the Company Financial Statements or thereafter acquired by the Company or any of its Subsidiaries prior to the date hereof, except for assets disposed of in the ordinary course of business.
Section 3.20
Transactions with Affiliates
. Section 3.20 of the Company Disclosure Schedules sets forth all Contracts between (a) the Company or any of its Subsidiaries, on the one hand, and (b) any officer, director, employee, equityholder or Affiliate of the Company or any of its Subsidiaries, or any family member of the foregoing Persons, on the other hand (each Person identified in this clause (b), a “
Company Related Party
”), other than (i) Contracts with respect to a Company Related Party’s employment with or service as a director to (including benefit plans and other ordinary course compensation from) the Company or any of its Subsidiaries entered into in the ordinary course of business, and (ii) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 5.1(b) or entered into in accordance with Section 5.1(b). No Company Related Party (A) owns any interest in any material asset used in the Business, (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a supplier, lender, partner, lessor, lessee or other material business relation of the Company or any of its Subsidiaries, or (C) owes any material amount to, or is owed any material amount by, the Company or any of its

Subsidiaries (other than ordinary course accrued compensation, employee benefits, employee or director expense reimbursement or other transactions entered into after the date of this Agreement that are either permitted pursuant to Section 5.1(b) or entered into in accordance with Section 5.1(b)). All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 3.20 are referred to herein as “
Company Related Party Transactions
”.
Section 3.21 Data Privacy and Security.
(a) The Company and its Subsidiaries have at all times for the past three (3) years complied in all material respects with all applicable Privacy Laws, Privacy and Data Security Policies (as defined below) and contractual commitments relating to the Processing of Personal Data (collectively, the “
Privacy Requirements
”). The Company has implemented adequate written policies relating to the Processing of Personal Data as and to the extent required by applicable Law (“
Privacy and Data Security Policies
”).
(b) There is no pending, nor has there been for the past three (3) years, any Proceeding against the Company or any of its Subsidiaries initiated by (i) any Person, (ii) the United States Federal Trade Commission, any state attorney general or similar state official, (iii) any other Governmental Entity, foreign or domestic, or (iv) any regulatory or self-regulatory entity, alleging that any Processing of Personal Data by or on behalf of the Company or any of its Subsidiaries is in violation of any Privacy Requirements.
(c) For the past three (3) years, there has been no breach of security resulting in unauthorized access, use or disclosure of Personal Data in the possession or control of the Company or any of its Subsidiaries or, to the Company’s knowledge, any of its contractors with regard to any Personal Data obtained from or on behalf of the Company or any of its Subsidiaries, or any unauthorized intrusions or breaches of security into the Company’s or its Subsidiaries’ systems.
(d) The Company and its Subsidiaries own or have license to use the Company IT Systems as necessary to operate the Business as currently conducted and the Company IT Systems operate and perform in a manner that permits the Company and its Subsidiaries to conduct the Business as currently conducted. To the Company’s knowledge, none of the Company IT Systems contain any worm, bomb, backdoor, clock, timer or other disabling device, code, design or routine that causes the Software of any portion thereof to be erased, inoperable or otherwise incapable of being used, either automatically, with the passage of time or upon command by any unauthorized person.
(e) The Company has taken commercially reasonable organizational, physical, administrative and technical measures required by Privacy Requirements, and consistent with standards prudent in the industry in which the Company operates, designed to protect the integrity, security and operations of the Company IT Systems. The Company and its Subsidiaries have implemented commercially reasonable procedures, satisfying the requirements of applicable Privacy Laws in all material respects, designed to detect data security incidents and to protect Personal Data against loss and against unauthorized access, use, modification, disclosure or other misuse.
(f) The consummation of any of the transactions contemplated hereby or pursuant to any Ancillary Document will not violate any applicable Privacy Requirements.
(g) There have not been any Proceedings related to any data security incidents or any violations of any Privacy Requirements that have been asserted against the Company or any of its Subsidiaries and, to the Company’s knowledge, neither the Company nor any of its Subsidiaries has received any information relating to, or notice of any Proceedings with respect to, alleged violations by the Company or any of its Subsidiaries of any Privacy Requirements.
Section 3.22 Compliance with International Trade & Anti-Corruption Laws.
(a) Neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any of their respective Representatives acting for or on their behalf, is or has been, for the past three (3) years (i) a Person named on any Sanctions and Export Control Laws-related list of designated Persons maintained by a Governmental Entity, (ii) located, organized or resident in a country or territory which is itself the subject or target of any Sanctions and Export Control Laws, (iii) an entity owned, directly or indirectly, by one or more Persons described in clause (i) or (ii), or (iv) otherwise engaging in dealings with or for the benefit of any Person described in clauses (i) through (iii) or any country or territory which is or has, or the past three (3) years, been the subject or target of any Sanctions and Export Control Laws (at the time of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea, Venezuela, Sudan and Syria).
(b) Neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any of their respective Representatives acting for or on their behalf, has (i) made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, or (ii) otherwise violated any Anti-Corruption Laws.
Section 3.23
Information Supplied
. None of the information supplied or to be supplied by or on behalf of the Company expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement/Proxy Statement will, when the Registration Statement/Proxy Statement is declared effective, when the Registration Statement/Proxy Statement is mailed to the
Pre-Closing
DYNS Stockholders, or at the time of the DYNS Stockholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
Section 3.24 Regulatory Compliance.
(a) The Company, its Subsidiaries and the Company Products are in compliance in all material respects with all Regulatory Permits, if any. To the knowledge of the Company, (i) no Governmental Entity is considering limiting, suspending or revoking any Regulatory Permit held by the Company or any of its Subsidiaries, if any, and (ii) each third party that is a manufacturer, contractor or agent for the Company or any of its Subsidiaries is in compliance in all material respects with all Regulatory Permits, if any, required by all applicable Healthcare Laws insofar as they reasonably pertain to the Company Products.
(b) Neither the Company nor any of its Subsidiaries has, nor, to the Company’s knowledge, have any of their Representatives acting on their behalf, received any written notice that the FDA or any other Governmental Entity responsible for oversight or enforcement of any applicable Healthcare Law, or any institutional review board (or similar body responsible for oversight of human subjects research) or institutional animal care and use committee (or similar body responsible for oversight of animal research), has initiated, or threatened to initiate, any Proceeding to restrict or suspend preclinical or nonclinical research on or clinical study of any Company Product or in which the Governmental Entity alleges or asserts a failure to comply with applicable Healthcare Laws.
(c) There are no Proceedings pending or, to the Company’s knowledge, threatened, with respect to any alleged violation by the Company or any of its Subsidiaries or, to the Company’s knowledge, any of their Representatives acting for or on their behalf, of the United States Federal Food, Drug, and Cosmetic Act (the “
FDCA
”) or any other applicable Healthcare Law as it relates to a Company Product, and neither the Company nor any of its Subsidiaries, nor to the Company’s knowledge, any of their Representatives acting on their behalf, is party to or subject to any corporate integrity agreement, monitoring agreement, consent decree, deferred prosecution agreement, settlement order or similar Contract with or imposed by any Governmental Entity related to any applicable Healthcare Law that applies to the transactions contemplated by this Agreement or any Ancillary Document.
(d) All Company Products are, as applicable, developed, tested and investigated in compliance in all material respects with applicable Healthcare Laws.
(e) Neither the Company nor any of its Subsidiaries has, nor as it relates to the Company or its Subsidiaries or any Company Product, to the Company’s knowledge, has any Person engaged by the Company or any of its Subsidiaries for contract research, consulting or other collaboration services with respect to any Company Product, made any untrue statement of a material fact or a fraudulent statement to the FDA or any other Governmental Entity responsible for enforcement or oversight with respect to applicable Healthcare Laws, or failed to disclose a material fact required to be disclosed to the FDA or such other Governmental Entity that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991), or for any other Governmental Entity to invoke a similar policy.
(f) All preclinical studies conducted or being conducted with respect to all Company Products by or at the direction of the Company or any of its Subsidiaries have been and are being conducted in material compliance with accepted professional scientific standards and all applicable Law, including all applicable Healthcare Laws, including the applicable requirements of Good Laboratory Practices.
(g) None of the Company, its Subsidiaries or any of their directors, officers or employees, and, to the Company’s knowledge, none of the Company’s or its Subsidiaries’ individual independent contractors or other service providers, including clinical trial investigators, coordinators, or monitors, (i) have been or are currently disqualified, excluded or debarred under; (ii) to the Company’s knowledge, are currently subject to an investigation or Proceeding that would reasonably be expected to result in disqualification, exclusion or debarment, the assessment of civil monetary penalties for violation of any health care programs of any Governmental Entity under, or (iii) have been convicted of any crime regarding health care products or services, or engaged in any conduct that would reasonably be expected to result in any such debarment, exclusion, disqualification, or ineligibility under applicable Healthcare Laws, including, (A) debarment under 21 U.S.C. Section 335a or any similar Law (B) exclusion under 42 U.S.C.
Section 1320a-7
or any similar Law, or (C) exclusion under 48 CFR Subpart Section 9.4, the System for Award Management Nonprocurement Common Rule. None of the Company, its Subsidiaries or any of their current or former directors, officers or employees, and, to the Company’s knowledge, none of the Company’s or its Subsidiaries’ individual independent contractors or other service providers to the extent acting on behalf of the Company or any of its Subsidiaries have been subject to any consent decree of, or criminal or civil fine or penalty imposed by, any Governmental Entity related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, or obstruction of an investigation of controlled substances. To the Company’s knowledge, none of the Company, its Subsidiaries or any of their current or former directors, officers or employees, individual independent contractors or other service providers to the extent acting on behalf of the Company or any of its Subsidiaries, has been (1) subject to any enforcement, regulatory or administrative proceedings against or affecting the Company or any of its Affiliates relating to material violations of any Healthcare Law and no such enforcement, regulatory or administrative proceeding has been threatened, or (2) a party to any corporate integrity agreement, monitoring agreement, deferred prosecution agreement, consent decree, settlement order or similar agreement imposed by any Governmental Entity. To the Company’s knowledge, none of the Company, its Subsidiaries or any of their directors, officers or employees, and, to the Company’s knowledge, none of the Company’s or its Subsidiaries’ individual independent contractors or other service providers to the extent acting on behalf of the Company or any of its Subsidiaries, have received notice from the FDA, any other Governmental Entity or any health insurance institution with respect to debarment, disqualification or restriction.
(h) All material reports, documents, claims, permits and notices required to be filed, maintained or furnished to the FDA or any similar foreign Governmental Entity by the Company or any of its Subsidiaries have been so filed, maintained or furnished, except as would not, individually or in the aggregate, have a Company Material Adverse Effect. To the knowledge of the Company, all such reports, documents, claims, permits and notices were complete and accurate in all material respects on the date filed (or were corrected or supplemented by a subsequent filing).
(i) In the three (3) years prior to the date hereof, neither the Company nor any of its Subsidiaries, nor any of their respective officers, directors or employees, has received written notice from the FDA, the Federal Trade Commission or other Governmental Entity in connection with advertising or promotion of any Company Products, and in respect of the Business, alleging or asserting noncompliance with requirements of any applicable Law.
(j) The Company, its Subsidiaries and, to the Company’s knowledge, their Representatives acting for or on their behalf, are and have been for the past three (3) years in compliance with all applicable Healthcare Laws, except as would not have or be reasonably expect to have a Company Material Adverse Effect.

Section 3.25 Investigation; No Other Representations.
(a) The Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning the business, assets, condition, operations and prospects of the DYNS Parties, and (ii) it has been furnished with or given access to such documents and information about the DYNS Parties and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.
(b) In entering into this Agreement and the Ancillary Documents to which it is or will be a party, the Company has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 4 and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of any DYNS Party or any other Person, either express or implied, and the Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article 4 and in the Ancillary Documents to which it is or will be a party, none of the DYNS Parties nor any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.
Section 3.26
PPP Loans
. Neither the Company nor any of its Subsidiaries has applied for or received any loans pursuant to the Paycheck Protection Program established by the CARES Act.
Section 3.27
EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES
. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO ANY DYNS PARTY OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 3 OR THE ANCILLARY DOCUMENTS, NEITHER THE COMPANY NOR ANY OTHER PERSON MAKES, AND THE COMPANY EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE COMPANY AND ITS SUBSIDIARIES THAT HAVE BEEN MADE AVAILABLE TO ANY DYNS PARTY OR ANY OF THEIR REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE COMPANY AND ITS SUBSIDIARIES BY OR ON BEHALF OF THE MANAGEMENT OF THE COMPANY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY ANY DYNS PARTY OR ANY OF THEIR REPRESENTATIVES IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE 4 OR THE ANCILLARY DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF ANY DYNS PARTY ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF ANY DYNS PARTY, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY THE COMPANY OR ANY OF ITS REPRESENTATIVES IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES RELATING TO THE DYNS PARTIES
(a) Subject to Section 8.8, except as set forth on the DYNS Disclosure Schedules or as set forth in any DYNS SEC Reports filed or furnished with the SEC at least one (1) Business Day prior to the date hereof (excluding (i) any disclosures in any “risk factors” section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature, and (ii) any matters required to be disclosed for purposes of Section 4.1 (
Organization and Qualification
), Section 4.2 (
Authority
), Section 4.4 (
Brokers
), Section 4.6(a) (
Capitalization
) and Section 4.8 (
Trust Account
)), each DYNS Party hereby represents and warrants to the Company, as of the date hereof and as of the Closing Date, as follows:
Section 4.1
Organization and Qualification
. Each DYNS Party is a corporation, duly organized, incorporated or formed, as applicable, validly existing and in good standing under the Laws of its jurisdiction of incorporation.
Section 4.2
Authority
. Each DYNS Party has the requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or will be a party, to perform its obligations hereunder and thereunder (subject to the DYNS Stockholder Approval and the stockholder approval contemplated in Section 5.9) and to consummate the transactions contemplated hereby and thereby. Subject to obtaining the DYNS Stockholder Approval and the approvals and consents to be obtained by Merger Sub pursuant to Section 5.9, the execution and delivery of this Agreement, the Ancillary Documents to which a DYNS Party is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate action on the part of such DYNS Party. This Agreement and each Ancillary Document to which a DYNS Party is or will be a party has been or will be, upon execution thereof, as applicable, duly and validly executed and delivered by such DYNS Party and constitutes or will constitute, upon execution and delivery thereof, as applicable, a valid, legal and binding agreement of such DYNS Party (assuming that this Agreement and the Ancillary Documents to which such DYNS Party is or will be a party are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party hereto or thereto, as applicable), enforceable against such DYNS Party in accordance with their terms, subject to Enforceability Exceptions.
Section 4.3 Consents and Requisite Governmental Approvals; No Violations.
(a) No consent, approval, waiver or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of any DYNS Party with respect to such DYNS Party’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which it is or will be party or the consummation of the transactions contemplated hereby or thereby, except for (i) compliance with and filings under the HSR Act or any filings with or approvals or clearances from any Governmental Entities that the Parties determine (acting reasonably) are required and advisable to consummate the transactions contemplated hereby and thereby, (ii) the filing with the SEC of (A) the Registration Statement/Proxy Statement and the declaration of the effectiveness thereof by the SEC, and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, (iii) such filings with and approvals of Nasdaq to permit Class A Common Stock to be issued in accordance with this Agreement to be listed on Nasdaq, (iv) filing of the Certificate of Merger, (v) the approvals and consents to be obtained by Merger Sub pursuant to Section 5.9, (vi) the DYNS Stockholder Approval, or (vii) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have a DYNS Material Adverse Effect.
(b) Neither the execution, delivery or performance by any DYNS Party of this Agreement nor the Ancillary Documents to which any DYNS Party is or will be a party, nor the consummation of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in any breach of any provision of the Governing Documents of any DYNS Party, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which any DYNS Party is a party, (iii) violate, or constitute a breach under, any Order or applicable Law to which any such DYNS Party or any of its properties or assets are bound, or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) or Equity Securities of any DYNS Party, except, in the case of any of clauses (ii) through (iv) above, as would not have a DYNS Material Adverse Effect.
Section 4.4
Brokers
. Except for fees (including the amounts due and payable assuming the Closing occurs) set forth on Section 4.4 of the DYNS Disclosure Schedules (which fees shall be the sole responsibility of the DYNS, except as otherwise provided in Section 8.6), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finder’s fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of DYNS or any of its Affiliates for which DYNS has any obligation.
Section 4.5
Information Supplied
. None of the information supplied or to be supplied by or on behalf of either DYNS Party expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement/Proxy Statement will, when the Registration Statement/Proxy Statement is declared effective or when the Registration Statement/Proxy Statement is mailed to the
Pre-Closing
DYNS Stockholders or at the time of the DYNS Stockholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
Section 4.6 Capitalization.
(a) The authorized capital stock of DYNS consists of (i) 100,000,000 shares of Class A Common Stock, (ii) 10,000,000 shares of Class B Common Stock, and (iii) 1,000,000 shares of preferred stock, in each case, par value $0.0001 per share. As of the date of this Agreement, (A) 23,715,500 shares of Class A Common Stock and 5,750,000 shares of Class B Common Stock are issued and outstanding (which includes 23,000,000 shares subject to Redemption Rights), all of which are validly issued, fully paid and non-assessable,
and (B) no shares of DYNS Common Stock are held in the treasury of DYNS.
(b) Except for this Agreement, the Ancillary Documents or the transactions contemplated hereby and thereby, or as mutually agreed to by the Parties, there are no outstanding (i) equity appreciation, phantom equity or profit participation rights, or (ii) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that would require DYNS, and, except as expressly contemplated by this Agreement, the Ancillary Documents or as mutually agreed in writing by the Parties, there is no obligation of DYNS, to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of DYNS. There are no voting trusts, proxies or other Contracts with respect to the voting or transfer of DYNS Equity Securities to which DYNS, the Sponsor or, to DYNS’s knowledge, any other Person is a party.
(c) The Equity Securities of Merger Sub outstanding as of the date of this Agreement (i) have been duly authorized and validly issued and are fully paid and non-assessable,
(ii) were issued in compliance in all material respects with applicable Law, and (iii) were not issued in breach or violation of any preemptive rights or Contract to which DYNS is a party or bound. All of the outstanding Equity Securities of Merger Sub are owned directly by DYNS free and clear of all Liens (other than transfer restrictions under applicable Securities Laws). As of the date of this Agreement, DYNS has no Subsidiaries other than Merger Sub and does not own, directly or indirectly, any Equity Securities in any Person other than Merger Sub.
(d) Section 4.6(d) of the DYNS Disclosure Schedules sets forth a list of all Indebtedness of DYNS as of the date of this Agreement, including the principal amount of such Indebtedness, the outstanding balance as of the date of this Agreement and the debtor and the creditor thereof.
Section 4.7
SEC Filings
. DYNS has timely filed or furnished all statements, forms, reports and documents required to be filed or furnished by it prior to the date of this Agreement with the SEC pursuant to Federal

Securities Laws since its initial public offering (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, the “
DYNS SEC Reports
”), and will file or furnish all other statements, forms, reports and other documents required to be filed or furnished by it subsequent to the date of this Agreement with the SEC pursuant to Federal Securities Laws (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they may be supplemented, modified or amended after the time of filing, but excluding the Registration Statement/Proxy Statement, the “
Additional DYNS SEC Reports
”). Each of the DYNS SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, complied in all material respects, and each of the Additional DYNS SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that supersedes the initial filing, will comply in all material respects, with the applicable requirements of the Federal Securities Laws (including, as applicable, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder) applicable to the DYNS SEC Reports or the Additional DYNS SEC Reports;
provided
that, for purposes of the Additional DYNS SEC Reports, the representation and warranty in this sentence is subject to the representation and warranty set forth in Section 3.23 being true and correct in all respects with respect to all information supplied by or on behalf of the Company expressly for inclusion or incorporation by reference therein. As of their respective dates of filing, the DYNS SEC Reports did not (a) contain any untrue statement of a material fact, or (b) omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made or will be made, as applicable, not misleading in any material respect. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the DYNS SEC Reports.
Section 4.8
Trust Account
. As of the date of this Agreement, DYNS has an amount in cash in the Trust Account equal to at least $230,000,000. The funds held in the Trust Account are (a) invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule
2a-7
promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, and (b) held in trust pursuant to that certain Investment Management Trust Agreement, dated May 25, 2021, between DYNS and Continental Stock Transfer & Trust Company, as trustee (the “
Trustee
”) (the “
Trust Agreement
”). There are no separate agreements, side letters or other understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the DYNS SEC Reports to be inaccurate in any material respect or, to DYNS’s knowledge, that would entitle any Person to any portion of the funds in the Trust Account (other than (i) in respect of deferred underwriting commissions or Taxes, (ii) the
Pre-Closing
DYNS Stockholders who shall have elected to redeem their Class A Common Stock pursuant to the Governing Documents of DYNS, or (iii) if DYNS fails to complete a business combination within the allotted time period set forth in the Governing Documents of DYNS and liquidates the Trust Account, subject to the terms of the Trust Agreement, DYNS (in limited amounts to permit DYNS to pay the expenses of the Trust Account’s liquidation, dissolution and winding up of DYNS) and then the
Pre-Closing
DYNS Stockholders). Prior to the Closing, none of the funds held in the Trust Account are permitted to be released, except in the circumstances described in the Governing Documents of DYNS and the Trust Agreement. DYNS has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with the Trust Agreement, and, to the knowledge of DYNS, no event has occurred which, with due notice or lapse of time or both, would constitute such a material default thereunder. As of the date of this Agreement, there are no claims or proceedings pending with respect to the Trust Account. Since May 25, 2021, DYNS has not released any money from the Trust Account (other than interest income earned on the funds held in the Trust Account as permitted by the Trust Agreement). Upon the consummation of the transactions contemplated hereby, including the distribution of assets from the Trust Account (A) in respect of deferred underwriting commissions or Taxes, or (B) to the
Pre-Closing
DYNS Stockholders who have elected to redeem their Class A Common Stock pursuant to the Governing Documents of DYNS, each in accordance with the terms of and as set forth in the Trust Agreement, DYNS shall have no further obligation under either the Trust Agreement or the Governing Documents of DYNS

to liquidate or distribute any assets held in the Trust Account, and the Trust Agreement shall terminate in accordance with its terms.
Section 4.9
Transactions with Affiliates
. Section 4.9 of the DYNS Disclosure Schedules sets forth all Contracts between (a) DYNS, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder (including the Sponsor) or Affiliate of either DYNS or the Sponsor or any family member of the forgoing Persons, on the other hand (each Person identified in this clause (b), a “
DYNS Related Party
”), other than (i) Contracts with respect to a DYNS Related Party’s employment with, or the provision of services to, DYNS entered into in the ordinary course of business (including benefit plans, indemnification arrangements and other ordinary course compensation), and (ii) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 5.10 or entered into in accordance with Section 5.10. No DYNS Related Party (A) owns any interest in any material asset used in the business of DYNS, (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a material client, supplier, lender, partner, customer, lessor, lessee or other material business relation of DYNS or (C) owes any material amount to, or is owed any material amount by, DYNS. All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 4.9 are referred to herein as “
DYNS Related Party Transactions.
”
Section 4.10
Litigation
. There is (and since its organization, incorporation or formation, as applicable, there has been) no Proceeding pending or, to DYNS’s knowledge, threatened against any DYNS Party that, if adversely decided or resolved, would be material to the DYNS Parties, taken as a whole. None of the DYNS Parties nor any of their respective properties or assets is subject to any material Order. As of the date of this Agreement, there are no material Proceedings by any DYNS Party pending against any other Person.
Section 4.11
Compliance with Applicable Law
. Each DYNS Party is (and since its incorporation has been) in compliance with all applicable Laws, except as would not be material to the DYNS Parties, taken as a whole.
Section 4.12
Merger Sub Activities
. Merger Sub was organized solely for the purpose of entering into this Agreement, the Ancillary Documents and consummating the transactions contemplated hereby and thereby and has not engaged in any activities or business, other than those incident or related to or incurred in connection with its incorporation or the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby. Merger Sub does not have any Indebtedness.
Section 4.13 Internal Controls; Listing; Financial Statements.
(a) Except as not required in reliance on exemptions from various reporting requirements by virtue of DYNS’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, as amended, or “smaller reporting company” within the meaning of the Exchange Act, since its initial public offering, (i) DYNS has established and maintained a system of internal controls over financial reporting (as defined in Rule
13a-15
and Rule
15d-15
under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of DYNS’s financial reporting and the preparation of DYNS’s financial statements for external purposes in accordance with GAAP, and (ii) DYNS has established and maintained disclosure controls and procedures (as defined in Rule
13a-15
and Rule
15d-15
under the Exchange Act) designed to ensure that information relating to DYNS is made known to DYNS’s principal executive officer and principal financial officer by others within DYNS. Such disclosure controls and procedures are effective in timely alerting DYNS’s principal executive officer and principal financial officer to material information required to be included in DYNS’s periodic reports required under the Exchange Act.
(b) Each director and executive officer of DYNS has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. DYNS has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c) Since its initial public offering, DYNS has complied in all material respects with all applicable listing and corporate governance rules and regulations of Nasdaq. The class of securities representing issued and outstanding Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq. There is no Proceeding pending or, to the knowledge of DYNS, threatened against DYNS by Nasdaq or the SEC with respect to any intention by such entity to deregister the Class A Common Stock or prohibit or terminate the listing of Class A Common Stock on Nasdaq. DYNS has not taken any action that is designed to terminate the registration of Class A Common Stock under the Exchange Act.
(d) (i) The DYNS SEC Reports contain true and complete copies of the financial statements (including all related notes and schedules thereto) of DYNS (the “
DYNS Financial Statements
”). The DYNS Financial Statements (A) fairly present in all material respects the financial position of DYNS as at the respective dates thereof, and the results of its operations and cash flows for the respective periods then ended and fairly present, in all material respects, its stockholders’ equity, (B) were prepared in conformity with GAAP applied on a consistent basis during the periods involved, and (C) comply, in all material respects, with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation
S-X
or Regulation
S-K,
as applicable).
(e) DYNS has established and maintains systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization, and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for DYNS’s and its Subsidiaries’ assets. DYNS maintains and, for all periods covered by the DYNS Financial Statements, has maintained, in all material respects in accordance with GAAP and applicable Law, books and records of DYNS in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and Liabilities of DYNS.
(f) There are no outstanding loans or other extensions of credit made by DYNS to any executive officer (as defined in Rule
3b-7
under the Exchange Act) or director of DYNS.
(g) Except as set forth on Section 4.13(g) of the DYNS Disclosure Schedules, since its incorporation, neither DYNS (including any employee thereof) nor, to the knowledge of DYNS, DYNS’s independent auditors, has received any written complaint, allegation, assertion or claim that there is, or there has been, (i) a “significant deficiency” in the internal controls over financial reporting of DYNS, (ii) a “material weakness” in the internal controls over financial reporting of DYNS, or (iii) fraud, whether or not material, that involves management or other employees of DYNS who have a role in the internal controls over financial reporting of DYNS.
Section 4.14
No Undisclosed Liabilities
. Except for the Liabilities (a) set forth in Section 4.14 of the DYNS Disclosure Schedules, (b) incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby (including, for the avoidance of doubt, the DYNS Expenses and any Liabilities arising out of, or related to, any Proceeding related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, including any stockholder demand or other stockholder Proceedings (including derivative claims) arising out of, or related to, any of the foregoing), (c) set forth or disclosed in the DYNS Financial Statements, (d) that have arisen since the date of the most recent balance sheet included in the DYNS SEC Reports in the ordinary course of business, (e) either permitted to be incurred pursuant to or incurred in accordance with Section 5.10, or (f) that are not, and would not reasonably be expected to be, individually or in the aggregate, material to DYNS, DYNS does not have any Liabilities.
Section 4.15
Employee Matters
. DYNS does not have any current or former employees, and does not maintain, sponsor, contribute to or have any present or future Liability with respect to (other than as a result of the transactions contemplated by this Agreement) any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA).

Section 4.16 Tax Matters.
(a) Each DYNS Party has prepared and filed all material Tax Returns required to have been filed by it, all such Tax Returns are true and complete in all material respects and prepared in compliance in all material respects with all applicable Laws and Orders, and each DYNS Party has paid all material Taxes required to have been paid or deposited by it regardless of whether shown on a Tax Return.
(b) Each DYNS Party has timely withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder or other third-party.
(c) No DYNS Party is currently the subject of a Tax audit or examination, and has not been informed in writing of the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed, in each case with respect to material Taxes.
(d) No DYNS Party has consented to extend or waive the time in which any material Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business.
(e) No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or
non-U.S.
income Tax Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to any DYNS Party which agreement or ruling would be effective after the Closing Date.
(f) None of the DYNS Parties is and none of the DYNS Parties has been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations
Section 1.6011-4
(or any corresponding or similar provision of state, local or
non-U.S.
income Tax Law).
(g) There are no Liens for Taxes on any assets of any DYNS Party other than Liens for Taxes not yet delinquent as of the Closing Date or which are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP.
(h) No DYNS Party has been a distributing corporation or a controlled corporation in a transaction purported or intended to be governed by Section 355 of the Code.
(i) No DYNS Party (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was DYNS) or (ii) has any material Liability for the Taxes of any Person (other than the DYNS Parties) under
Section 1.1502-6
of the Treasury Regulations (or any similar provision of state, local or
non-U.S.
Law), as a transferee or successor, by Contract or otherwise (other than any Contract entered into in the ordinary course of business the principal purpose of which does not relate to Taxes).
(j) No written claims have ever been made by any Tax Authority in a jurisdiction where a DYNS Party does not file a particular type of Tax Return or pay a particular type of Tax that such DYNS Party is or may be required to file such type of Tax Return in or pay such type of Tax to that jurisdiction, which claims have not been resolved or withdrawn.
(k) No DYNS Party is a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than one that is included in a Contract entered into in the ordinary course of business that is not primarily related to Taxes) and no DYNS Party is a party to any joint venture, partnership or other arrangement that is treated as a partnership for U.S. federal income Tax purposes.
(l) Each DYNS Party is tax resident only in its jurisdiction of organization, incorporation or formation, as applicable.
(m) No DYNS Party has a branch, permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(n) No DYNS Party will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in, or use of improper, method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) prepaid amount received on or prior to the Closing Date, outside of the ordinary course of Business (v) intercompany transaction or excess loss amount described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law), or (vi) election under Section 965(h) of the Code.
(o) No DYNS Party has deferred any Taxes under Section 2302 of the CARES Act.
(p) All related party transactions involving the DYNS Parties are at arm’s length in compliance with Section 482 of the Code, the Treasury Regulations promulgated thereunder and any similar provision of state, local or
non-U.S.
Law.
(q) None of the DYNS Parties (i) knows of any fact or circumstance, or (ii) has taken or agreed to take any action not contemplated by this Agreement or any Ancillary Documents, in each case, that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.
Section 4.17 Investigation; No Other Representations.
(a) Each DYNS Party, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning the business, assets, condition, operations and prospects of, the Company and its Subsidiaries, and (ii) it has been furnished with or given access to such documents and information about the Company, its Subsidiaries and the Business as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents to which it is or will be a party and the transactions contemplated hereby and thereby.
(b) In entering into this Agreement and the Ancillary Documents to which it is or will be a party, each DYNS Party has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 3 and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of the Company or any other Person, either express or implied, and each DYNS Party, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article 3 and in the Ancillary Documents to which it is or will be a party, neither the Company nor any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.
Section 4.18
EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES
. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 4 OR THE ANCILLARY DOCUMENTS, NONE OF THE DYNS PARTIES NOR ANY OTHER PERSON MAKES, AND EACH DYNS PARTY EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF ANY DYNS PARTY THAT HAVE BEEN MADE AVAILABLE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF ANY DYNS PARTY BY OR ON BEHALF OF THE MANAGEMENT OF SUCH DYNS PARTY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION

SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY THE COMPANY OR ANY OF ITS REPRESENTATIVES IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE 3 OR THE ANCILLARY DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF THE COMPANY, ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF THE COMPANY, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY ANY DYNS PARTY OR ANY OF ITS REPRESENTATIVES IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
ARTICLE 5
COVENANTS
Section 5.1 Conduct of Business of the Company.
(a) From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms (the “
Interim Period
”), the Company shall, and shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as set forth on Section 5.1(a) of the Company Disclosure Schedules, to reasonably comply with any applicable Pandemic Measures or as expressly consented to in writing by DYNS (it being agreed that any request for a consent shall not be unreasonably withheld, conditioned or delayed), (i) operate the Business in the ordinary course and, where applicable, consistent with past practice, in all material respects, and (ii) use commercially reasonable efforts to maintain and preserve intact the business organization, assets, properties and material business relations of the Company and its Subsidiaries;
provided
that in no event shall the Company’s and its Subsidiaries’ compliance with Section 5.1(b) constitute a breach of this Section 5.1(a);
and provided further
, that any action taken, or omitted to be taken, by the Company or any of its Subsidiaries, or by the Company Board or the board of directors of any Subsidiary, to the extent such act or omission is reasonably determined by the Company, its Subsidiary the Company Board or the board of directors of the relevant Subsidiary to be reasonably necessary or advisable to comply with any Pandemic Measures, shall in no event be deemed to constitute a breach of Section 5.1 (provided, however, (1) that the Company shall give DYNS prior written notice of any such act or omission to the extent reasonably practicable and, in the event that it is not reasonably practicable for the Company to give the prior written notice described in this clause (1), the Company shall instead give such written notice to DYNS promptly after such act or omission, and (2) in no event shall any act or omission be deemed in accordance with this sentence to not constitute a breach of Section 5.1 if the act or omission is of the type described in Section 5.1(b) (i), (ii), (iv), (v), (vii), (ix), (x) (solely relating to the Company’s directors and officers), (xii), (xiv) , (xv), (xviii) and (xxi).
(b) Without limiting the generality of the foregoing, during the Interim Period, the Company shall, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as set forth on Section 5.1(b) of the Company Disclosure Schedules or as expressly consented to in writing by DYNS (such consent, other than in the case of Section 5.1(b)(i) or Section 5.1(b)(xxi), or Section 5.1(b)(xxii) to the extent that it relates to those Sections, not to be unreasonably withheld, conditioned or delayed), not do, and shall cause its Subsidiaries not to do, any of the following:
(i) declare, set a record date for, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any of its issued and outstanding Equity Securities, or repurchase, cancel, redeem, facilitate a capital reduction in respect of or otherwise acquire any of its issued and outstanding Equity Securities or any securities convertible into (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable for its Equity Securities, or offer to do any of these things;
(ii) (A) merge, consolidate, combine or amalgamate with any Person, or (B) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any Equity Securities in or a substantial portion of the assets of, or by any other manner) any corporation, partnership, limited liability company, joint venture, association or other business entity or organization or division thereof;
(iii) adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect any change in respect of any of its Equity Securities or issue any other security in respect of, in lieu of or in substitution for its Equity Securities;
(iv) adopt or propose that its stockholders approve or adopt any amendments, supplements, restatements or modifications to its Governing Documents;
(v) (A) sell, assign, transfer, convey, abandon, lease, license, allow to lapse or expire or otherwise dispose of any material assets or properties (including the Leased Real Property but excluding Intellectual Property Rights), other than obsolete assets or properties or in the ordinary course of business, or (B) create, subject to or incur any Lien (other than a Permitted Lien) in respect of any material assets or properties (including the Leased Real Property but excluding Intellectual Property Rights);
(vi) other than grants to current and new employees, officers and directors pursuant to the Company Equity Plan in the ordinary course and consistent with past practice, transfer, issue, deliver, sell, pledge, grant or otherwise directly or indirectly dispose of, or subject to a Lien, (A) any of its Equity Securities or the Equity Securities of any Subsidiary, as applicable, or (B) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating it to transfer, issue, deliver, sell, pledge, grant or otherwise directly or indirectly dispose of, or subject to a Lien, any of its Equity Securities or the Equity Securities of any Subsidiary, as applicable;
(vii) incur, create, assume or otherwise become liable for (whether directly, contingently or otherwise), or guarantee for the benefit of another Person, any Indebtedness in excess of $500,000 (other than equipment financing and trade payables incurred in the ordinary course of Business), individually or in the aggregate;
(viii) enter into, amend, modify, waive any material benefit or right under, novate, assign, assume or terminate or rescind any Material Contract (excluding, for the avoidance of doubt, any expiration or automatic extension or renewal of any such Material Contract pursuant to its terms, or entering into additional work orders pursuant to, and in accordance with the terms of, any Material Contract);
(ix) make any loans, advances or capital contributions of money or other property to, or guarantees for the benefit of, or any investments in, any Person in excess of $250,000, individually or in the aggregate, other than (A) the reimbursement of expenses of employees in the ordinary course of business, and (B) prepayments and deposits paid to suppliers of the Company and its Subsidiaries in the ordinary course of business;
(x) except as required under the terms of any Employee Benefit Plan, (A) amend or modify in any material respect, adopt, enter into, materially alter the prior interpretation of, waive any material benefit or right under or terminate or rescind any Employee Benefit Plan or any benefit or compensation plan, policy, program or Contract that would be an Employee Benefit Plan if in effect as of the date of this Agreement, (B) increase or agree to increase the compensation, bonus or other benefits payable, or pay or agree to pay any bonus to, any current or former Key Employee or Contingent Worker, other than, in each case, individual annual and merit-based raises of up to three percent (3%) in the salary or wages of any such Key Employee or Contingent Worker and bonus payments made in the ordinary course of business and consistent with past practice, as applicable, (C) take any action to accelerate any payment, right to payment or benefit, or the vesting or funding of any payment, right to payment or benefit, payable or to become payable to any current or former Key Employee or Contingent Worker, (D) waive or release any noncompetition,
non-solicitation,
no-hire,
nondisclosure or other restrictive covenant obligation of any current or former Key Employee, (E) pay or agree to pay any severance or change in control pay or benefits, or otherwise increase the severance or change in control pay or benefits of, any current or former executive director, manager, officer or employee, or (F) hire or terminate (other than for cause) or furlough the employment of any Key Employee (or person who would be a Key Employee, were they hired by the Company or any of its Subsidiaries), or terminate any group of employees if such group termination would trigger the WARN Act;
(xi) enter into, assume, assign, amend any material term of or terminate (excluding any expiration in accordance with its terms) any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which it is a party or by which it is bound, other than in the ordinary course of business consistent with past practice;
(xii) make, change or revoke any material Tax election or material Tax accounting method, file any material Tax Return in a manner inconsistent with past practice, amend any material Tax Return, enter into any agreement with a Governmental Entity with respect to a material amount of Taxes, settle or compromise any claim or assessment by a Governmental Entity in respect of any material amount of Taxes, surrender any right to claim a refund of a material amount of Taxes, consent to any extension or waiver of the statutory period of limitation applicable to any material Tax claim or assessment or enter into any Tax sharing or similar agreement (other than any agreement entered into in the ordinary course of business, the primary purpose of which does not relate to Taxes);
(xiii) waive, release, compromise, settle or satisfy any pending or threatened claim or compromise or settle any Liability, whether by Contract or otherwise, the performance of which would, at any time (A) involve the payment of more than $250,000 in the aggregate, (B) impose any material, non-monetary
obligations on it (or DYNS or any of its Affiliates after the Closing), (C) require it to accept or concede material injunctive relief or (D) involve a Governmental Entity or alleged criminal wrongdoing;
(xiv) authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction;
(xv) change the Company’s accounting principles, policies, procedures, practices or methods in any material respect, or make any change which would materially affect the reported consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, other than changes that are made in accordance with GAAP or PCAOB standards;
(xvi) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finder’s fee or other commission in connection with the transactions contemplated by this Agreement;
(xvii) enter into any Contract or other arrangement that materially restricts its or its Affiliates’ ability to engage or compete in any material line of business or enter into a new material line of business;
(xviii) make any capital expenditure that in the aggregate exceeds $1,000,000, other than any capital expenditure (or series of related capital expenditures) consistent with the capital expenditures budget set forth in Section 5.1(b)(xviii) of the Company Disclosure Schedules;
(xix) voluntarily fail to maintain in full force and effect material insurance policies covering it and its Affiliates and their respective properties, assets and businesses in a form and amount consistent with past practice;
(xx) enter into any transaction or amend in any material respect any existing Contract with any Company Related Party excluding, to the extent permitted under Section 5.1(b)(x), ordinary course payments of annual compensation, provision of benefits or reimbursement of expenses;
(xxi) make any Change of Control Payment that is not set forth on Section 3.2(d) of the Company Disclosure Schedules;

(xxii) sell, assign, transfer, convey, abandon, lease, license, allow to lapse or expire, or otherwise dispose of, fail to take any action necessary to maintain, enforce or protect, or create or incur any Lien (other than Permitted Liens) on, any Intellectual Property Rights, except granting non-exclusive
licenses pursuant to clinical trial agreements or supply agreements in which clinical trials or supply services are being performed for the Company or any of its Subsidiaries, in each case, that are entered into by the Company or any of its Subsidiaries in the ordinary course of business and where the grant of rights to use any Intellectual Property Rights are incidental, and not material to, any performance under each such agreement; or
(xxiii) enter into any Contract to take or cause to be taken, or otherwise become obligated to take or cause to be taken, any of the actions set forth in this Section 5.1.
Notwithstanding anything in this Section 5.1 or this Agreement to the contrary, nothing set forth in this Agreement shall give DYNS, directly or indirectly, the right to control or direct the operations of the Company prior to the Closing.
Section 5.2 Efforts to Consummate.
(a) Subject to the terms and conditions herein provided, each of the Parties shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective, as promptly as reasonably practicable, the transactions contemplated by this Agreement (including (i) the satisfaction, but not waiver, of the Closing conditions set forth in Article 6 and, in the case of any Ancillary Document to which such Party will be a party after the date of this Agreement, to execute and deliver such Ancillary Document when required pursuant to this Agreement, (ii) using reasonable best efforts to solicit proxies in connection with the DYNS Stockholder Approval, and (iii) using reasonable best efforts to obtain the PIPE Financing on the terms and subject to the conditions set forth in the Subscription Agreements, and (iv) the Company taking, or causing to be taken, all actions necessary or advisable to cause the agreements set forth on Section 5.2(a) of the Company Disclosure Schedules to be terminated effective as of the Closing without any further obligations or liabilities to the Company or any of its Affiliates (including, from and after the Effective Time, DYNS)). Without limiting the generality of the foregoing, each of the Parties shall use reasonable best efforts to obtain, file with or deliver to, as applicable, any Consents of any Governmental Entities necessary, proper or advisable to consummate the transactions contemplated by this Agreement or the Ancillary Documents. The costs incurred in connection with obtaining such Consents, including the HSR Act filing fee, shall be borne 50% by the Company and 50% by DYNS;
provided
,
however
, that each Party shall bear its
out-of-pocket
costs and expenses in connection with the preparation of any such Consents. Each Party shall (A) make any appropriate filings pursuant to the HSR Act with respect to the transactions contemplated by this Agreement promptly (and in any event within ten (10) Business Days) following the date of this Agreement, and (B) respond as promptly as reasonably practicable to any requests by any Governmental Entity for additional information and documentary material that may be requested pursuant to the HSR Act. DYNS shall promptly inform the Company of any communication between any DYNS Party, on the one hand, and any Governmental Entity, on the other hand, and the Company shall promptly inform DYNS of any communication between the Company or any of its Affiliates, on the one hand, and any Governmental Entity, on the other hand, in either case, regarding any of the transactions contemplated by this Agreement or any Ancillary Document. Without limiting the foregoing, each Party and their respective Affiliates shall not extend any waiting period, review period or comparable period under the HSR Act or enter into any agreement with any Governmental Entity not to consummate the transactions contemplated hereby or by the Ancillary Documents, except with the prior written consent of DYNS and the Company. Nothing in this Section 5.2 obligates any Party or any of its Affiliates to agree to (1) sell, license or otherwise dispose of, or hold separate and agree to sell, license or otherwise dispose of, any entities, assets or facilities, (2) terminate, amend or assign existing relationships and contractual rights or obligations, including licenses, or (3) enter into new licenses or other agreements. No Party shall agree to any of the foregoing measures with respect to any other Party, except with DYNS’s and the Company’s prior written consent.

(b) During the Interim Period, and unless prohibited by applicable Law, the DYNS Parties, on the one hand, and the Company, on the other hand, shall give counsel for the Company (in the case of any DYNS Party) or DYNS (in the case of the Company) a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written communication to any Governmental Entity relating to the transactions contemplated by this Agreement or the Ancillary Documents. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it consults with, in the case of any DYNS Party, the Company, or, in the case of the Company, DYNS in advance.
(c) Notwithstanding anything to the contrary in the Agreement, in the event that this Section 5.2 conflicts with any other covenant or agreement in this Article 5 that is intended to specifically address certain subject matter, then such other covenant or agreement shall govern and control solely to the extent of such conflict.
Section 5.3 Confidentiality and Access to Information.
(a) The Parties hereby acknowledge and agree that the information being provided in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference, mutatis mutandis
. Notwithstanding the foregoing or anything to the contrary in this Agreement, in the event that this Section 5.3(a) or the Confidentiality Agreement conflicts with any other covenant or agreement contained herein that contemplates the disclosure, use or provision of information or otherwise, then such other covenant or agreement contained herein shall govern and control to the extent of such conflict.
(b) During the Interim Period, upon reasonable advance written notice, the Company shall provide, or cause to be provided, to DYNS and its Representatives during normal business hours reasonable access to the directors, officers, books and records of the Company (in a manner so as to not interfere with the normal business operations of the Company or, in light of
COVID-19
or any Pandemic Measures, jeopardize the health or safety of any employee of the Company (which may require remote and telephonic meetings)). Notwithstanding the foregoing, the Company shall not be required to provide, or cause to be provided, to DYNS or any of its Representatives any information (i) if, and to the extent, doing so would (A) violate any Law to which the Company is subject, (B) result in the disclosure of any trade secrets, (C) violate any legally-binding obligation of the Company with respect to confidentiality, non-disclosure
or privacy or (D) jeopardize protections afforded to the Company under the attorney-client privilege or the attorney work product doctrine (
provided
that, in case of each of clauses (A) through (D), the Company shall use commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law, and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if the Company, on the one hand, and any DYNS Party or any of its Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto;
provided
that the Company shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis.
(c) During the Interim Period, upon reasonable advance written notice, DYNS shall provide, or cause to be provided, to the Company and its Representatives during normal business hours reasonable access to the directors, officers, books and records of the DYNS Parties (in a manner so as to not interfere with the normal business operations of the DYNS Parties or, in light of
COVID-19
or any Pandemic Measures, jeopardize the health or safety of any employee of the DYNS Parties (which may require remote and telephonic meetings)). Notwithstanding the foregoing, DYNS shall not be required to provide, or cause to be provided, to the Company or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which any DYNS Party is subject, (B) result in the disclosure of any trade secrets, (C) violate any legally-binding obligation of any DYNS Party with respect to confidentiality, non-disclosure
or privacy or (D) jeopardize protections afforded to any DYNS Party under the attorney-client privilege or the attorney work product doctrine (
provided
that, in case of each of clauses (A) through (D), DYNS shall use, and shall cause the other DYNS Parties to use, commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law, and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if a DYNS Party, on the one hand, and the Company or any of its Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto;
provided
that DYNS shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis.
(d) The Parties hereby acknowledge and agree that the Confidentiality Agreement shall be automatically terminated effective as of the Closing without any further action by any Party or any other Person.
Section 5.4 Public Announcements.
(a) Subject to Section 5.4(a), Section 5.7 and Section 5.8, none of the Parties or any of their respective Representatives or Affiliates shall issue any press releases or make any public announcements with respect to this Agreement or the transactions contemplated hereby without the prior written consent of, prior to the Closing, the Company and DYNS or, after the Closing, DYNS;
provided
,
however
, that each Party may make any such announcement or other communication (i) if such announcement or other communication is required by applicable Law, in which case (A) prior to the Closing, the disclosing Party and its Representatives shall, where permitted under applicable Law and feasible with regard to any time limits imposed thereby in relation to making such announcement or other communication, use reasonable best efforts to consult with the Company, if the disclosing party is any DYNS Party, or with DYNS, if the disclosing party is the Company, prior to making such announcement or other communication, to review such announcement or communication and to give such non-disclosing
party the opportunity to comment thereon, in which case the disclosing Party shall consider such comments in good faith, or (B) after the Closing, the disclosing Party and its Representatives shall, where permitted under applicable Law and feasible with regard to any time limits imposed thereby in relation to making such announcement or other communication, use reasonable best efforts to consult with DYNS prior to making such announcement or other communication and to consider any comments of DYNS thereon in good faith, (ii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 5.4, and (iii) to Governmental Entities in connection with any Consents required to be made under this Agreement, the Ancillary Documents or in connection with the transactions contemplated hereby or thereby. Notwithstanding anything to the contrary in this Section 5.4 or otherwise in this Agreement, the Parties agree that the DYNS Parties, the Sponsor and their respective Representatives may provide general information about the subject matter of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby to any direct or indirect current or prospective investor or in connection with normal fund raising or related marketing or informational or reporting activities.
(b) The initial press release concerning this Agreement and the transactions contemplated hereby shall be a joint press release in the form agreed by the Company and DYNS prior to the execution of this Agreement and such initial press release (the “
Signing Press Release
”) shall be released as promptly as reasonably practicable after the execution of this Agreement. Promptly after the execution of this Agreement, DYNS shall file a current report on Form
8-K
(the “
Signing Filing
”) with the Signing Press Release and a description of this Agreement as required by, and in compliance with, the Securities Laws, which the Company shall have the opportunity to review and comment upon prior to filing and DYNS shall consider such comments in good faith. The Company, on the one hand, and DYNS, on the other hand, shall mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or DYNS, as applicable) a press release announcing the consummation of the transactions contemplated by this Agreement (the “
Closing Press Release
”) prior to the Closing, and, on the Closing Date, the Parties shall cause the Closing Press Release to be released. Promptly after the Closing (but in any event within four (4) Business Days after the Closing), DYNS shall file a current report on Form
8-K
(the “
Closing Filing
”) with the Closing Press Release, a description of the Closing and the required pro forma financial statements and the historical financial statements prepared by the Company and its accountants, in each case, as required by Securities Laws, which the Company shall have the opportunity to review and comment upon prior to filing and DYNS shall consider such comments in good faith.

In connection with the preparation of each of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing, each Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, officers and equityholders, and such other matters as may be reasonably necessary for such press release or filing.
Section 5.5 Tax Matters.
(a) The Parties intend that the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code. Each Party shall, and shall cause its respective Affiliates to, use reasonable best efforts to so qualify and shall file all Tax Returns consistent with, and take no position inconsistent with (whether in audits, Tax Returns or otherwise), such treatment unless required to do so pursuant to a “determination” (within the meaning of Section 1313(a) of the Code) that is final. The Parties shall not knowingly take any action that would reasonably be expected to prevent or impede the Intended Tax Treatment.
(b) DYNS and the Company hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a), for purposes of Sections 354, 361 and 368 of the Code.
(c) DYNS and the Company shall cooperate fully, as and to the extent reasonably requested by each of them, in connection with the filing or amendment of any Tax Returns or any audit or other proceeding with respect to Taxes of the Surviving Corporation, and with each other and their respective counsel to document and support the Tax treatment of the Merger in a manner consistent with the Intended Tax Treatment, including by providing factual support letters. Such cooperation shall include the retention and (upon the other’s reasonable request) the provision of records and information which are reasonably relevant to any such Tax Returns or audit or other proceeding and within such Party’s possession or obtainable without material cost or expense, and making employees or other representatives available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.
Section 5.6 Exclusive Dealing.
(a) During the Interim Period, the Company shall not, and shall cause its Representatives and Affiliates not to, directly or indirectly (i) solicit, initiate, knowingly encourage (including by means of furnishing or disclosing information), knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a Company Acquisition Proposal, (ii) furnish or disclose any non-public
information to any Person (other than to the Parties and their respective Representatives) in connection with, or that would reasonably be expected to lead to, a Company Acquisition Proposal, (iii) enter into any Contract or other arrangement or understanding regarding a Company Acquisition Proposal, (iv) prepare or take any steps in connection with a public offering of any Equity Securities of the Company (or any Affiliate or successor of the Company), or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or knowingly encourage any effort or attempt by any Person to do or seek to do any of the foregoing.
(b) The Company shall (i) notify DYNS promptly upon receipt of any Company Acquisition Proposal by the Company, describing the terms and conditions of any such Company Acquisition Proposal in reasonable detail (including the identity of the Person(s) making such Company Acquisition Proposal, unless the Company is bound by any confidentiality obligation entered into prior to the date hereof prohibiting the disclosure of such identity), and (ii) keep DYNS fully informed on a current basis of any modifications to such offer or information.
(c) During the Interim Period, the DYNS Parties shall not, and each of them shall direct their Representatives not to, directly or indirectly (i) solicit, initiate, knowingly encourage (including by means of furnishing or disclosing information), knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a DYNS Acquisition Proposal, (ii) furnish or disclose any non-public
information to any Person (other than to the Parties and their respective Representatives) in connection with, or that would reasonably be expected to lead to, a DYNS Acquisition Proposal, (iii) enter into any Contract or other arrangement or understanding regarding a DYNS Acquisition Proposal, (iv) other than in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, prepare or take any steps in connection with an offering of any securities of any DYNS Party (or any Affiliate or successor of any DYNS Party), or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or knowingly encourage any effort or attempt by any Person to do or seek to do any of the foregoing. DYNS agrees to (A) notify the Company promptly upon any DYNS Party obtaining any DYNS Acquisition Proposal, and to describe the terms and conditions of any such DYNS Acquisition Proposal in reasonable detail (including the identity of any Person making such DYNS Acquisition Proposal), and (B) keep the Company reasonably informed on a reasonably current basis of any modifications to such offer or information.
Section 5.7
Preparation of Registration Statement/Proxy Statement
. As promptly as practicable following the date of this Agreement, (a) DYNS and the Company shall jointly prepare and DYNS shall file with the SEC, mutually acceptable materials which shall include the proxy statement/prospectus (as amended or supplemented from time to time, the “
Proxy Statement/Prospectus
”) to be sent to the
Pre-Closing
DYNS Stockholders soliciting proxies from such stockholders to obtain the DYNS Stockholders Approval at the DYNS Stockholders Meeting, and (b) DYNS shall prepare and file with the SEC a registration statement on Form
S-4
or such other applicable form, in which the Proxy Statement/Prospectus will be included as a prospectus, in connection with the registration under the Securities Act of, to the extent permitted by the rules and regulations promulgated by the SEC, the Class A Common Stock issuable in connection with the Merger (together with the Proxy Statement/Prospectus, the “
Registration Statement/Proxy Statement
”). Any lodgement or filing fees in connection with the filing of the Registration Statement/Proxy Statement with the SEC shall be borne 50% by the Company and 50% by DYNS. Each of DYNS and the Company shall use its reasonable best efforts to (i) cause the Registration Statement/Proxy Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC (including, with respect to the Company and its Subsidiaries, by the provision of audited financial statements (in accordance with PCAOB standards) of, and any other information with respect to, the Company and its Subsidiaries for all periods, and in the form, required to be included in the Registration Statement/Proxy Statement under Securities Laws (after giving effect to any waivers received) or in response to any comments from the SEC) and using reasonable best efforts to cause the Company’s auditors to deliver the required audit opinions and consents, and (ii) promptly notify the other Party of, reasonably cooperate with each other with respect to and respond promptly to any comments of the SEC or its staff; and DYNS shall use its reasonable best efforts to (A) have the Registration Statement/Proxy Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC, and (B) keep the Registration Statement/Proxy Statement effective through the Closing in order to permit the consummation of the transactions contemplated by this Agreement. DYNS, on the one hand, and the Company, on the other hand, shall promptly furnish, or cause to be furnished, to the other all information concerning such Party and its Representatives that may be required or reasonably requested in connection with any action contemplated by this Section 5.7 or for including in any other statement, filing, notice or application made by or on behalf of DYNS to the SEC or Nasdaq in connection with the transactions contemplated by this Agreement and the Ancillary Documents, including, for the avoidance of doubt, the Company providing for the Registration Statement/Proxy Statement its audited consolidated balance sheets as of December 31, 2021 and December 31, 2020 and its related consolidated statements of income (loss), changes in shareholders’ equity and cash flows for the fiscal years then ended, audited in accordance with applicable PCAOB auditing standards (the “
Additional Company Financial Statements
”), and necessary pro forma financial statements. If any Party becomes aware of any information that should be disclosed in an amendment or supplement to the Registration Statement/Proxy Statement, then (1) such Party shall promptly inform, in the case of any DYNS Party, the Company, or, in the case of the Company, DYNS thereof, (2) such Party shall prepare and mutually agree upon with, in the case of DYNS, the Company, or, in the case of the Company, DYNS (in either case, such agreement not to be unreasonably withheld, conditioned or delayed), an amendment or supplement to the Registration Statement/Proxy Statement, (3) DYNS shall promptly file such mutually agreed upon amendment or supplement with the SEC, and (4) the Parties shall reasonably cooperate, if appropriate, in promptly mailing such amendment or supplement to the
Pre-Closing
DYNS Stockholders. The Proxy Statement/Prospectus shall include materials for the adoption and approval by the
Pre-Closing
DYNS Stockholders of (i) the New ESPP, and (ii) a new equity incentive plan (the “
New Equity Incentive Plan
”), which will initially reserve a number of shares of Class A Common Stock equal to the percentage of the aggregate number of shares of Class A Common Stock issued and outstanding immediately after the Closing (and, for the avoidance of doubt, without accounting for any shares of Class A Common Stock subject to Rollover Options) set forth on Section 5.7 of the Company Disclosure Schedules. The New Equity Incentive Plan will provide for awards of incentive stock options, non-statutory
stock options and other stock-based awards (including restricted stock units) as determined by the administrator of the New Equity Incentive Plan in its sole discretion. The Company shall provide a proposed form of the New Equity Incentive Plan within 30 days after the date of this Agreement. DYNS shall have a right to review and approve the New Equity Incentive Plan in advance, such approval not to be unreasonably withheld, conditioned or delayed, and the Parties shall otherwise cooperate to include such terms and conditions as are customary and appropriate for the New Equity Incentive Plan, including a ten (10) year “evergreen” increase provision, pursuant to which the number of shares of Class A Common Stock available for issuance under the New Equity Incentive Plan shall be increased on the first day of each calendar year following the date on which the New Equity Incentive Plan is adopted in an amount equal to the lesser of (x) a percentage of the aggregate number of shares of Class A Common Stock issued and outstanding (and, for the avoidance of doubt, without accounting for any shares of Class A Common Stock then subject to unexercised Rollover Options or outstanding, unexercised options issued pursuant to the New Equity Incentive Plan) as of the last day of the immediately preceding calendar year, and (y) such number of shares of Class A Common Stock as determined by the “Committee” (as defined and designated under the terms of the New Equity Incentive Plan), and with such other parameters as set forth on Section 5.7 of the Company Disclosure Schedules. DYNS shall as promptly as reasonably practicable advise the Company of the time of effectiveness of the Registration Statement/Proxy Statement, the issuance of any stop order relating thereto or the suspension of the qualification of Class A Common Stock for offering or sale in any jurisdiction, and DYNS and the Company shall each use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of the Parties hereto shall use reasonable best efforts to ensure that none of the information related to it or any of its Representatives, supplied by or on its behalf for inclusion or incorporation by reference in the Registration Statement/Proxy Statement will, at the time the Registration Statement/Proxy Statement is filed with the SEC, at each time at which it is amended, or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.
Section 5.8
DYNS Stockholder Approval
. As promptly as reasonably practicable following the time at which the Registration Statement/Proxy Statement is declared effective under the Securities Act, DYNS shall (a) duly give notice of, and (b) in any case within thirty (30) days of such effectiveness, duly convene and hold a meeting of its stockholders (the “
DYNS Stockholders Meeting
”) in accordance with the Governing Documents of DYNS, for the purposes of obtaining the DYNS Stockholder Approval and, if applicable, any approvals related thereto, and providing its stockholders with the opportunity to elect to effect a DYNS Stockholder Redemption. Except as required by applicable Law, DYNS shall, through its board of directors, recommend to its stockholders (i) the adoption and approval of this Agreement and each Ancillary Document to which DYNS is a party and the transactions contemplated hereby and thereby (including the Merger), (ii) the adoption and approval of the issuance of Class A Common Stock in connection with the transactions contemplated by this Agreement, as required by Nasdaq listing requirements, (iii) the adoption and approval of the Required Governing Document Proposals, (iv) the adoption of the New Equity Incentive Plan, (v) the election of directors to be nominated in accordance with Section 5.16, (vi) the adoption and approval of each other proposal that either the SEC or Nasdaq (or the respective staff members thereof) indicates is necessary in its comments to the Registration Statement/Proxy Statement or in correspondence related thereto, (vii) the adoption and approval of each other proposal reasonably agreed by DYNS and the Company as necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, and (viii) the adoption and approval of a proposal for the adjournment of the DYNS Stockholders Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in clauses (i) through (viii) together, the “
Required Transaction Proposals
”);
provided
that DYNS may postpone or adjourn the DYNS Stockholders Meeting (A) to solicit additional proxies for the purpose of obtaining the DYNS Stockholder Approval, (B) for the absence of a quorum, (C) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosures that DYNS has determined, based on the advice of outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the
Pre-Closing
DYNS Stockholders prior to the DYNS Stockholders Meeting, or (D) if the holders of Class A Common Stock have elected to redeem a number of shares of Class A Common Stock as of such time that would reasonably be expected to result in the conditions set forth in Section 6.1(e) or Section 6.3(c) not being satisfied;
provided
that, without the consent of the Company, (i) DYNS may only adjourn the DYNS Stockholders Meeting two (2) times, and (ii) in no event shall DYNS adjourn the DYNS Stockholders Meeting for more than fifteen (15) Business Days later than the most recently adjourned meeting or to a date that is beyond the Termination Date. Except as required by applicable Law, the recommendation of the board of directors of DYNS contemplated by the preceding sentence shall be included in the Registration Statement/Proxy Statement.
Section 5.9
Merger Sub Stockholder Approval
. As promptly as reasonably practicable (and in any event within one Business Day) following the date of this Agreement, DYNS, as the sole stockholder of Merger Sub, will approve and adopt this Agreement, the Ancillary Documents to which Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger).
Section 5.10
Conduct of Business of DYNS
. During the Interim Period, DYNS shall not, except as expressly contemplated by this Agreement or any Ancillary Document (including, for the avoidance of doubt, in connection with the PIPE Financing), as required by applicable Law, as set forth on Section 5.10 of the DYNS Disclosure Schedules, to reasonably comply with any applicable Pandemic Measures or as expressly consented to in writing by the Company (such consent not to be unreasonably withheld, conditioned or delayed if such matter is in furtherance of the transactions contemplated by this Agreement or any Ancillary Document), do any of the following:
(a) seek an approval from the
Pre-Closing
DYNS Stockholders, or otherwise adopt any amendments, supplements, restatements or modifications to the Trust Agreement or the Governing Documents of any DYNS Party or any of their Subsidiaries;
(b) declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any issued and outstanding Equity Securities of DYNS or any of its Subsidiaries, or repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any issued and outstanding Equity Securities of DYNS or any of its Subsidiaries, as applicable;
(c) split, combine or reclassify any of its capital stock or other Equity Securities or issue any other security in respect of, in lieu of or in substitution for shares of its capital stock;
(d) incur, create, guarantee or assume (whether directly, contingently or otherwise) any Indebtedness, except for Indebtedness for borrowed money in an amount not to exceed $1,000,000 in the aggregate;
(e) make any loans or advances to, or capital contributions in, any other Person, other than to, or in, DYNS or any of its Subsidiaries;
(f) issue any Equity Securities of DYNS or any of its Subsidiaries or grant any options, warrants or stock appreciation rights with respect to Equity Securities of DYNS or any of its Subsidiaries;
(g) enter into, renew, modify or revise any DYNS Related Party Transaction (or any Contract or agreement that if entered into prior to the execution and delivery of this Agreement would be a DYNS Related Party Transaction), other than the entry into any Contract with a DYNS Related Party with respect to the incurrence of Indebtedness permitted by Section 5.10(d);
(h) engage in any activities or business, or incur any material Liabilities, other than with respect to any activities, business or Liabilities that are (i) either otherwise permitted under this Section 5.10 (including, for the avoidance of doubt, any activities, business or Liabilities contemplated by, or Liabilities incurred in connection with, or that are otherwise incidental or attendant to, this Agreement or any Ancillary Document, the performance of any covenants or agreements hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby) or in accordance with or consented to by the Company pursuant to this Section 5.10, (ii) in connection with or incidental or related to its continuing corporate (or similar) existence or it being (or continuing to be) a public company listed on Nasdaq, or (iii) which are administrative or ministerial in nature and, in the case of this clause (iii), which are not material;
(i) authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving DYNS or its Subsidiaries;
(j) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finder’s fee or other commission in connection with the transactions contemplated by this Agreement;
(k) make, change or revoke any material Tax election or material Tax accounting method, file any material Tax Return in a manner inconsistent with past practice, amend any material Tax Return, enter into any agreement with a Governmental Entity with respect to a material amount of Taxes, settle or compromise any claim or assessment by a Governmental Entity in respect of any material amount of Taxes, surrender any right to claim a refund a material amount of Taxes, consent to any extension or waiver of the statutory period of limitation applicable to any material Tax claim or assessment, or enter into any Tax sharing or similar agreement (other than any agreement entered into in the ordinary course of business, the primary purpose of which does not relate to Taxes);
(l) waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include, but not be limited to, any pending or threatened Proceeding);
(m) make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices except changes that are made (i) in accordance with PCAOB standards, or (ii) as required by any Securities Law or any Order, directive, guideline, recommendation, statement, comment or guidance issued, passed, approved, published, promulgated or released by, the SEC, following reasonable prior consultation with the Company;
(n) make or permit to be made any distribution of amounts held in the Trust Account (other than interest income earned on the funds held in the Trust Account as permitted by the Trust Agreement);
(o) create any new Subsidiary (other than Merger Sub); or
(p) enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 5.10.
Notwithstanding anything in this Section 5.10 or this Agreement to the contrary, (i) nothing set forth in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of DYNS, and (ii) nothing set forth in this Agreement shall prohibit, or otherwise restrict the ability of, DYNS from using the funds held by DYNS outside the Trust Account to pay any DYNS Expenses or any Liabilities of DYNS from otherwise distributing or paying over any funds held by DYNS outside the Trust Account to the Sponsor or any of its Affiliates, in each case, prior to the Closing;
provided
, that prior to any distribution or payment of any funds to the Sponsor or any of its Affiliates pursuant to the foregoing sentence, DYNS shall cause any Indebtedness of DYNS payable or owing to the Sponsor or any of its Affiliates to be paid in full and discharged with no further Liability or obligation of DYNS.
Section 5.11
Nasdaq Listing
. From the date hereof through the Effective Time, DYNS shall ensure DYNS remains listed as a public company on Nasdaq. DYNS shall use its reasonable best efforts to, as promptly as reasonably practicable after the date of this Agreement (and in any event, as of immediately prior to or at the Effective Time), (a) cause the Class A Common Stock issuable in accordance with this Agreement to be approved for listing on Nasdaq (and the Company shall reasonably cooperate in connection therewith), subject to official notice of issuance prior to the Effective Time, (b) satisfy any applicable initial and continuing listing requirements of Nasdaq, (c) cause the name of DYNS to be changed to “Senti Biosciences Inc.” with effect from the Closing Date, and (d) cause the ticker under which the Class A Common Stock is listed for trading on Nasdaq to be changed to “SNTB” and have the Class A Common Stock listed for trading with such trading ticker.

Section 5.12
Trust Account
. Upon satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article 6 and provision of notice thereof to the Trustee, (a) at the Closing, DYNS shall (i) cause the documents, certificates and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (ii) make all appropriate arrangements to cause the Trustee to (A) pay as and when due all amounts, if any, payable to the Public Stockholders pursuant to the DYNS Stockholder Redemption, (B) pay the amounts due to the underwriters of DYNS’s initial public offering for their deferred underwriting commissions as set forth in the Trust Agreement and (C) immediately thereafter, pay all remaining amounts then available in the Trust Account to DYNS in accordance with the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.
Section 5.13
Company Stockholder Approval
. As promptly as reasonably practicable (and in any event within forty eight (48) hours) following the date that the Registration Statement becomes effective (the “
Company Stockholder Written Consent Deadline
”), the Company shall obtain and deliver to DYNS a true and correct copy of a written consent (in form and substance reasonably satisfactory to DYNS) approving this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger) that is duly executed by the Company Stockholders that hold at least the requisite number of issued and outstanding Company Shares required to approve and adopt such matters in accordance with the DGCL and the Company’s Governing Documents (the “
Company Stockholder Written Consent
”). The Company shall recommend to the Company Stockholders the approval and adoption of this Agreement and the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger).
Section 5.14 DYNS Indemnification; Directors’ and Officers’ Insurance.
(a) Each Party agrees that (i) all rights to advancement, indemnification, limitations on liability or exculpation now existing in favor of the directors and officers of each DYNS Party, as provided in the applicable DYNS Party’s Governing Documents in effect as of immediately prior to the Effective Time, in either case, solely with respect to any acts, errors or omissions occurring on or prior to the Effective Time, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Effective Time for a period of six (6) years, and (ii) DYNS will perform and discharge, or cause to be performed and discharged, all obligations to provide such advancement, indemnity, limitations on liability and exculpation during such six (6)-year period. During such six (6)-year period, DYNS shall advance, or caused to be advanced, expenses in connection with such indemnification as provided in the applicable DYNS Party’s Governing Documents or other applicable agreements in effect as of the date hereof. The advancement, indemnification and liability limitation or exculpation provisions of the DYNS Parties’ Governing Documents or in other applicable agreements in effect as of immediately prior to the Effective Time shall not, during such six (6)-year period, be amended, repealed or otherwise modified after the Effective Time in any manner that would materially and adversely affect the rights thereunder of individuals who, as of immediately prior to the Effective Time or at any time prior to such time, were directors or officers of any DYNS Party (the “
DYNS D&O Persons
”) to receive advancement, be so indemnified, have their liability limited or be exculpated with respect to any act, error or omission occurring on or prior to the Effective Time by reason of the fact that such DYNS D&O Person was a director or officer of any DYNS Party prior to the Effective Time, unless such amendment, repeal or other modification is required by applicable Law.
(b) DYNS shall not have any obligation under this Section 5.14 to any DYNS D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable)
that the indemnification of such DYNS D&O Person in the manner contemplated hereby is prohibited by applicable Law.
(c) DYNS shall purchase at or prior to Closing and maintain in effect for a period of six (6) years after the Effective Time, without lapses in coverage, a “tail” policy or policies providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of the DYNS Parties as of the date of this Agreement with respect to any acts, errors or omissions occurring on or prior to the Effective Time (the “
DYNS D&O Tail Policy
”). Such “tail” policy or policies shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under DYNS’s directors’ and officers’ liability insurance policies as of the date of this Agreement,;
provided
that DYNS shall not be required to pay a premium for such “tail” policy or policies in excess of three hundred percent (300%) of the most recent premium paid by DYNS prior to the date of this Agreement and, if the requisite cover is not available for such a premium, DYNS shall purchase the maximum coverage available for three hundred percent (300%) of the most recent premium paid by DYNS prior to the date of this Agreement.
(d) If, following the Closing, DYNS (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of DYNS shall assume all of the obligations set forth in this Section 5.14.
(e) The DYNS D&O Persons entitled to the advancement, indemnification, liability limitation, exculpation and insurance set forth in this Section 5.14 are intended to be third-party beneficiaries of this Section 5.14. This Section 5.14 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of DYNS.
Section 5.15 Company Indemnification; Directors’ and Officers’ Insurance.
(a) Each Party agrees that (i) all rights to advancement, indemnification, limitations on liability or exculpation now existing in favor of the directors and officers of the Company and its Subsidiaries, as provided in the Company’s and its Subsidiaries’ Governing Documents in effect as of immediately prior to the Effective Time, in either case, solely with respect to any acts, errors or omissions occurring on or prior to the Effective Time, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Effective Time for a period of six (6) years, and (ii) DYNS will perform and discharge, or cause to be performed and discharged, all obligations to provide such advancement, indemnity, limitations on liability and exculpation during such six (6)-year period. During such six (6)-year period, DYNS shall advance, or caused to be advanced, expenses in connection with such indemnification as provided in the Company’s and its Subsidiaries’ Governing Documents or other applicable agreements in effect as of the date hereof. The advancement, indemnification and liability limitation or exculpation provisions of the Company’s and its Subsidiaries’ Governing Documents or in other applicable agreements in effect as of immediately prior to the Effective Time shall not, during such six (6)-year period, be amended, repealed or otherwise modified after the Effective Time in any manner that would materially and adversely affect the rights thereunder of individuals who, as of immediately prior to the Effective Time or at any time prior to such time, were directors or officers of the Company or any of its Subsidiaries (the “
Company D&O Persons
”) to receive advancement, be so indemnified, have their liability limited or be exculpated with respect to any act, error or omission occurring on or prior to the Effective Time by reason of the fact that such Company D&O Person was a director or officer of the Company prior to the Effective Time, unless such amendment, repeal or other modification is required by applicable Law.
(b) None of DYNS, the Company or any of its Subsidiaries shall have any obligation under this Section 5.15 to any Company D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable)
that the indemnification of such Company D&O Person in the manner contemplated hereby is prohibited by applicable Law.
(c) The Company shall purchase, at or prior to the Effective Time, and DYNS shall maintain, or cause to be maintained, in effect for a period of six (6) years after the Effective Time, without lapses in coverage, a “tail” policy or policies providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of the Company or its Subsidiaries immediately prior to the Effective Time with respect to any acts, errors or omissions occurring on or prior to the Effective Time (the “
Company D&O Tail Policy
”). Such Company D&O Tail Policy shall provide coverage on terms

(with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under the Company’s or its Subsidiaries’ directors’ and officers’ liability insurance policies in effect immediately prior to the Effective Time;
provided
that the Company shall not pay a premium for such “tail” policy or policies in excess of three hundred fifty percent (350%) of the most recent premium paid by the Company or its Subsidiary prior to the Effective Time and, if the requisite cover is not available for such a premium, the Company shall purchase the maximum coverage available for three hundred fifty percent (350%) of the most recent premium paid by the Company prior to the Effective Time. Notwithstanding the foregoing in this Section 5.15(c), the Company in its sole discretion, in lieu of purchasing the Company D&O Tail Policy, may choose to maintain (and if so chosen, DYNS shall maintain or cause to be maintained) for a period of six (6) years after the Closing, without any lapses in coverage, directors’ and officers’ liability insurance for the benefit of those Persons who are currently covered by any comparable insurance policies of the Company and its Subsidiaries immediately prior to the Effective Time with respect to any acts, errors or omissions occurring on or prior to the Effective Time. Such insurance policies shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under the Company’s or its Subsidiaries’ directors’ and officers’ liability insurance policies immediately prior to the Effective Time.
(d) If, following the Closing, DYNS (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of DYNS shall assume all of the obligations set forth in this Section 5.15.
(e) The Company D&O Persons entitled to the advancement, indemnification, liability limitation, exculpation and insurance set forth in this Section 5.15 are intended to be third-party beneficiaries of this Section 5.15. This Section 5.15 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of DYNS.
Section 5.16 Post-Closing Directors and Officers.
(a) DYNS and the Company shall take, or cause to be taken, all actions as may be necessary or appropriate such that effective immediately after the Effective Time, the DYNS Board shall consist of seven (7) directors. The directors shall be divided into three classes, designated Class I, Class II and Class III, the composition of which shall be determined by mutual agreement between DYNS and the Company following the date of this Agreement. The members of the DYNS Board are the Persons determined in accordance with Section 5.16(b), Section 5.16(c) and Section 5.16(d). The members of the compensation committee, audit committee and nominating committee of the DYNS Board are the Persons determined in accordance with Section 5.16(d). The Officers are the Persons determined in accordance with Section 5.16(e) and if the chief executive officer of the Company is designated as a Company Designee, then he or she is the initial chairperson of the DYNS Board.
(b) The four (4) Persons identified on Section 5.16(b) of the Company Disclosure Schedules shall be directors on the DYNS Board immediately after the Effective Time, with such individuals being in the class of directors determined by mutual agreement between DYNS and the Company following the date of this Agreement and at least one of such individuals being considered an independent director for purposes of the Exchange Act and the rules promulgated thereunder (the “
Company Designees
”). No later than 20 days prior to the effectiveness of the Registration Statement/Proxy Statement, the Company may, subject to applicable listing rules of Nasdaq and applicable Law, replace the Company Designees with any individuals by amending Section 5.16(b) of the Company Disclosure Schedules to include such replacement individuals. DYNS shall take all such action within its power as may be necessary or appropriate to give effect to the Company’s director designations (and its own designations, pursuant to Section 5.16(c)) as of immediately after the Effective Time and for the officers of DYNS (the “
Officers
”) as of immediately after the Effective Time to be the individuals determined in accordance with Section 5.16(e).
(c) Notwithstanding the Company’s designation rights under Section 5.16(b), the two (2) Persons identified on Section 5.16(c) of the DYNS Disclosure Schedules, who shall be nominated by the Sponsor, shall be directors on the DYNS Board immediately after the Effective Time, with such individuals being in the class of directors determined by mutual agreement between DYNS and the Company following the date of this Agreement (provided that at least one DYNS Designee shall be in Class I and one DYNS Designee shall be in Class II) and at least one of such individuals being considered an independent director for purposes of the Exchange Act and the rules promulgated thereunder (the “
DYNS Designees
”). No later than 20 days prior to the effectiveness of the Registration Statement/Proxy Statement, DYNS may, subject to applicable listing rules of Nasdaq and applicable Law, replace the DYNS Designees with any individuals by amending Section 5.16(c) of the DYNS Disclosure Schedules to include such replacement individuals.
(d) Following the date of this Agreement, and no later than 20 days prior to the effectiveness of the Registration Statement/Proxy Statement, the Company and DYNS (on behalf of the Sponsor) shall, subject to applicable listing rules of Nasdaq and applicable Law, consult with each other and agree to (i) designate one (1) Person who shall be a director on the DYNS Board immediately after the Effective Time, with such individual being in the class of directors as determined by the Company and DYNS and considered an independent director for purposes of the Exchange Act and the rules promulgated thereunder (and, no later than 20 days prior to the effectiveness of the Registration Statement/Proxy Statement, the Company and DYNS may, subject to applicable listing rules of Nasdaq and applicable Law, agree to replace such Person with any individual), and (ii) the members of the DYNS Board, as constituted immediately after the Effective Time, who shall be the members of the compensation committee, audit committee and nominating committee of the DYNS Board immediately after the Effective Time.
(e) The Persons identified on Section 5.16(e) of the Company Disclosure Schedules shall be the Officers immediately after the Effective Time, with each such individual holding the title set forth opposite his or her name. In the event that any Person identified on Section 5.16(e) of the Company Disclosure Schedules is unwilling or unable (whether due to death, disability or otherwise) to serve as an Officer, then, no later than 20 days prior to the effectiveness of the Registration Statement/Proxy Statement, the Company may, subject to applicable listing rules of Nasdaq and applicable Law, replace such individual with another individual to serve as such Officer by amending Section 5.16(e) of the Company Disclosure Schedules to include such replacement individual as such Officer.
(f) At or prior to the Closing, the Company will (i) purchase a policy or policies providing directors’ and officers’ liability insurance coverage for the benefit of DYNS Designees with respect to any acts, errors or omissions occurring on or following the Effective Time that shall provide coverage on terms (with respect to coverage and amount) that are no less advantageous, in the aggregate, than the coverage and terms provided by a policy held by a similarly situated Person, and (ii) provide the Sponsor (on behalf of the DYNS Designees) with and, subject to the entry into the same by the DYNS Designees, will enter into a director indemnification agreement with the DYNS Designees, in a form and substance approved by the DYNS Board and reasonably acceptable to the Sponsor;
provided
, however, that in no event shall the terms and conditions of any such director indemnification agreement entered into by such DYNS Designee be less favorable to the underlying director than those (if any) entered into by DYNS with any other members of the DYNS Board.
Section 5.17 PIPE Subscriptions.
(a) Unless otherwise approved in writing by the Company, DYNS shall not (other than changes that are solely ministerial) permit any amendment or modification to be made to, permit any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the Subscription Agreements, in each case, other than any assignment or transfer expressly permitted thereby (without any further amendment, modification or waiver to such assignment or transfer provision). Subject to the immediately preceding sentence and in the event that all conditions in the Subscription Agreements have been satisfied, DYNS shall use its reasonable best efforts to take, or to cause to be taken, all actions required, necessary or that it otherwise deems to be proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms described therein. Without limiting the generality of the foregoing, DYNS shall give the Company prompt written notice (a) of any requested amendment to any Subscription Agreement, (b) of any breach or default, to the knowledge of DYNS, by any party to any Subscription Agreement, (c) of the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, or to the knowledge of DYNS, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provisions of any Subscription Agreement, and (d) if DYNS does not expect to receive all or any portion of the applicable purchase price under any Investor’s Subscription Agreement in accordance with its terms.
(b) Notwithstanding any other provision of this Agreement, DYNS agrees, for the benefit of the Company, to take all necessary, legally available steps to enforce against any Investor the terms of that Investor’s Subscription Agreement if the Investor is in material breach of its obligations thereunder, including any material breach caused by the Investor’s failure to fund its Subscription Amount (as defined in its Subscription Agreement) at the time and in the amount required pursuant to its Subscription Agreement.
Section 5.18
Expense Statement
. At least three (3) Business Days prior to the contemplated Closing Date, DYNS and the Company shall each deliver to the other a written statement setting forth a complete and accurate schedule of its good faith estimate of, in respect of DYNS, each Unpaid DYNS Expense, and in respect of the Company, each Unpaid Company Expense, as of the Closing Date.
Section 5.19
Transaction Litigation
. During the Interim Period, DYNS, on the one hand, and the Company, on the other hand, shall each notify the other promptly after learning of any stockholder demand (or threat thereof) or other stockholder Proceeding, claim, investigation, examination or inquiry, whether or not before any Governmental Entity (including derivative claims), relating to this Agreement, or any of the transactions contemplated hereby (collectively, “
Transaction Litigation
”) commenced or, to the knowledge of DYNS or to the knowledge of the Company, as applicable, threatened in writing against (a) in the case of DYNS, DYNS, any of DYNS’s Affiliates or any of their respective Representatives or stockholders (in their capacity as such), or (b) in the case of the Company, the Company, any of the Company’s Affiliates or any of their respective Representatives or stockholders (in their capacity as such). DYNS and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation, and (iv) reasonably cooperate with each other with respect to any Transaction Litigation;
provided
,
however
, that in no event shall (x) the Company, any of the Company’s Affiliates or any of their respective Representatives settle or compromise any Transaction Litigation without the prior written consent of DYNS (such consent not to be unreasonably withheld, conditioned or delayed) or (y) DYNS, any of DYNS’s Affiliates or any of their respective Representatives settle or compromise any Transaction Litigation without the Company’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).
Section 5.20
Grant of Options Under New Equity Incentive Plan
. As of the date hereof, the Company has granted to the Persons set forth on Section 5.20 of the Company Disclosure Schedules the number of incentive stock options or non-statutory
stock options set forth beside such Person’s name, which stock options shall (i) be for a number of shares of Company Common Stock, (ii) have an exercise price of $1.936, and (iii) vest subject to both (x) the consummation of the transactions contemplated by this Agreement and (y) time-based vesting over four years, with twenty-five percent (25%) of each option time-vesting on the first anniversary of the grant date and the remaining seventy-five percent (75%) of each option time-vesting in thirty-six
(36) equal monthly installments thereafter, provided in each case that such person remains in a continuous service relationship with the Company or its Subsidiaries at each applicable vesting date (collectively, the “
Closing Option Awards
”).
Section 5.21
Employee Stock Purchase Plan
. The Company shall provide a proposed form of employee stock purchase plan within 30 days after the date of this Agreement, which will include an initial pool of available shares of Class A Common Stock equal to 1% percent of the aggregate number of shares of Class A Common Stock issued and outstanding immediately after the Closing (and, for the avoidance of doubt, without accounting for any shares of Class A Common Stock subject to Rollover Options) (the “
New ESPP
”). DYNS shall have a right to review and approve the New ESPP in advance, such approval not to be unreasonably withheld, conditioned or delayed, and the Parties shall otherwise cooperate to include such terms and conditions as are customary and appropriate for the New ESPP, including a ten year “evergreen” increase provision, pursuant to which the number of shares of Class A Common Stock available for issuance under the New ESPP shall be increased on the first day of each calendar year following the date on which the New ESPP is adopted in an amount equal to the lesser of (x) 1% of the aggregate number of shares of Class A Common Stock issued and outstanding (and, for the avoidance of doubt, without accounting for any shares of Class A Common Stock then subject to Rollover Options or outstanding options issued pursuant to the New Equity Incentive Plan) as of the last day of the immediately preceding calendar year, and (y) such number of shares of Class A Common Stock as determined by the “Committee” (as defined and designated under the terms of the employee stock purchase plan). Notwithstanding the above, and despite the approval of the New ESPP by DYNS, the parties acknowledge and agree that the implementation of the New ESPP, and any grants thereunder, are subject to review and adoption by the DYNS Board after Closing.
Section 5.22
Section
 280G
. Prior to the Closing Date, the Company shall solicit from each “disqualified individual” (as defined in Section 280G(c) of the Code) a waiver of all payments or other benefits the Company is obligated to pay or provide, that could, in whole or in part, not be deductible under Section 280G of the Code or subject to an excise Tax under Section 4999 of the Code as a result of the transactions contemplated by this Agreement, such that after giving effect to all waivers, the Company would not make or provide any payments or benefits that would not be deductible under Section 280G of the Code or subject to an excise Tax under Section 4999 of the Code (the payments and benefits waived shall be collectively referred to as the “
Waived 280G Payments
”). Prior to the Closing Date, the Company shall solicit shareholder approval of all Waived 280G Payments in a manner intended to satisfy all applicable requirements of Section 280G(b)(5)(B) of the Code and the Treasury Regulations promulgated thereunder. The form and substance of all stockholder approval documents contemplated by this Section 5.22, including the waivers, shall be subject to the prior review and reasonable approval of DYNS.
Section 5.23
Company Support Agreements
. During the Interim Period and subject to applicable law, the Company will use commercially reasonable efforts to obtain from all Company Stockholders, who have not previously entered into a Company Support Agreement or Major Holder Support Agreement on the date hereof, Company Support Agreements in the form attached hereto as Exhibit C prior to the Closing.
ARTICLE 6
CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT
Section 6.1
Conditions to the Obligations of the Parties
. The obligations of the Parties to consummate, or cause to be consummated, the transactions contemplated by this Agreement (including the Closing) are subject to the satisfaction or, if permitted by applicable Law, waiver by the Party for whose benefit such condition exists, of the following conditions:
(a) each applicable waiting period (and any extensions thereof, or any timing agreements, understandings or commitments obtained by request or other action of the United States Federal Trade Commission or the Antitrust Division of the United States Department of Justice, as applicable) or Consent under the HSR Act shall have expired, been terminated or obtained (or deemed, by applicable Law, to have been obtained), as applicable;
(b) no Order or Law issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement (including the Closing) shall be in effect;
(c) the Registration Statement/Proxy Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC and shall remain in effect with respect to the Registration Statement/Proxy Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC and remain pending;
(d) the Company Stockholder Written Consent shall have been obtained;
(e) the approval of the sole stockholder of Merger Sub, as contemplated in Section 5.9;
(f) the DYNS Stockholder Approval shall have been obtained;
(g) DYNS’s initial listing application with Nasdaq in connection with the transactions contemplated by this Agreement shall have been approved and, immediately following the Effective Time, DYNS shall be able to satisfy any applicable initial and continuing listing requirements of Nasdaq, and DYNS shall not have received any notice of non-compliance
therewith that has not been cured or would not be cured at or immediately following the Effective Time, and the Class A Common Stock (including the Class A Common Stock to be issued hereunder) shall have been approved for listing on Nasdaq, subject only to official notice of issuance thereof; and
(h) after giving effect to the transactions contemplated hereby (including the DYNS Stockholder Redemption and the PIPE Financing), DYNS shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule
3a51-1(g)(1)
of the Exchange Act) immediately after the Effective Time.
Section 6.2
Other Conditions to the Obligations of the DYNS Parties
. The obligations of the DYNS Parties to consummate the transactions contemplated by this Agreement (including the Closing) are subject to the satisfaction or, if permitted by applicable Law, waiver by DYNS (on behalf of itself and the other DYNS Parties), of the following further conditions:
(a) (i) the Company Fundamental Representations (other than the representations and warranties set forth in Section 3.2(a) and Section 3.9(a)) shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of such earlier date), (ii) the representations and warranties set forth in Section 3.2(a) shall be true and correct in all respects (except for de minimis
inaccuracies) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis
inaccuracies) as of such earlier date), (iii) the representations and warranties set forth in Section 3.9(a) shall be true and correct in all respects as of the Closing Date, as though made on and as of the Closing Date, and (iv) the representations and warranties of the Company set forth in Article 3 (other than the Company Fundamental Representations and the representations and warranties set forth in Section 3.2(a) and Section 3.9(a)) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) as of such earlier date), except, in the case of this clause (iii), where the failure of such representations and warranties to be true and correct, taken as a whole, does not, and would not reasonably be expected to, cause a Company Material Adverse Effect;
(b) the Company shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by the Company under this Agreement at or prior to the Closing;
(c) since the date of this Agreement, no Company Material Adverse Effect has occurred and is continuing; and

(d) at or prior to the Closing, the Company shall have delivered, or caused to be delivered, to DYNS a certificate duly executed by an authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in Section 6.2(a), Section 6.2(b) and Section 6.2(c) are satisfied, in a form and substance reasonably satisfactory to DYNS.
Section 6.3
Other Conditions to the Obligations of the Company
. The obligations of the Company to consummate the transactions contemplated by this Agreement (including the Closing) are subject to the satisfaction or, if permitted by applicable Law, waiver by the Company, of the following further conditions:
(a) (i) the DYNS Fundamental Representations (other than the representations and warranties set forth in Section 4.6(a)) shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “DYNS Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “DYNS Material Adverse Effect” or any similar limitation set forth therein) as of such earlier date), (ii) the representations and warranties set forth in Section 4.6(a) shall be true and correct in all respects (except for de minimis
inaccuracies) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis
inaccuracies) as of such earlier date), and (iii) the representations and warranties of the DYNS Parties (other than the DYNS Fundamental Representations and the representations and warranties set forth in Section 4.6(a)) contained in Article 4 of this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “DYNS Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or “DYNS Material Adverse Effect” or any similar limitation set forth therein) as of such earlier date), except, in the case of this clause (iii), where the failure of such representations and warranties to be true and correct, taken as a whole, does not, and would not reasonably be expected to, cause a DYNS Material Adverse Effect;
(b) the DYNS Parties shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by the DYNS Parties under this Agreement at or prior to the Closing;
(c) there being at least $150,000,000 in Available Closing Cash;
(d) since the date of this Agreement, no DYNS Material Adverse Effect has occurred and is continuing; and
(e) at or prior to the Closing, DYNS shall have delivered, or caused to be delivered, to the Company a certificate duly executed by an authorized officer of DYNS, dated as of the Closing Date, to the effect that the conditions specified in Section 6.3(a) and Section 6.3(b) are satisfied, in a form and substance reasonably satisfactory to the Company
Section 6.4
Frustration of Closing Conditions
. The Company may not rely on the failure of any condition set forth in this Article 6 to be satisfied if such failure was proximately caused by the Company’s or any one of its Subsidiaries’ failure to use reasonable best efforts to cause the Closing to occur, as required by Section 5.2, or a material breach of any of its other obligations under this Agreement. None of the DYNS Parties may rely on the failure of any condition set forth in this Article 6 to be satisfied if such failure was proximately caused by any DYNS Party’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 5.2, or a material breach of any of its other obligations under this Agreement.

ARTICLE 7
TERMINATION
Section 7.1
Termination
. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:
(a) by mutual written consent of DYNS and the Company;
(b) by DYNS, if any of the representations or warranties set forth in Article 3 shall not be true and correct, or if the Company has failed to perform any covenant or agreement on the part of the Company set forth in this Agreement (including an obligation to consummate the Closing), such that the condition to Closing set forth in either Section 6.2(a) or Section 6.2(b) will not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to the Company by DYNS, and (ii) the Termination Date;
provided
,
however
, that none of the DYNS Parties is then in breach of this Agreement so as to prevent the condition to Closing set forth in either Section 6.3(a) or Section 6.3(b) from being satisfied;
(c) by the Company, if any of the representations or warranties set forth in Article 4 shall not be true and correct, or if any DYNS Party has failed to perform any covenant or agreement on the part of such applicable DYNS Party set forth in this Agreement (including an obligation to consummate the Closing), such that the condition to Closing set forth in either Section 6.3(a) or Section 6.3(b) will not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to DYNS by the Company, and (ii) the Termination Date;
provided
,
however
, that the Company is not then in breach of this Agreement so as to prevent the condition to Closing set forth in Section 6.2(a) or Section 6.2(b) from being satisfied;
(d) by either DYNS or the Company, if the transactions contemplated by this Agreement (including the Closing) shall not have been consummated on or prior to the date which is six (6) months after the date of this Agreement (the “
Termination Date
”);
provided
, that if (x) all of the conditions to the consummation of the Merger set forth in Article 6 (other than the conditions set forth in Section 6.1(e), Section 6.1(f), Section 6.1(g), Section 6.3(c) and those conditions that by their nature are to be satisfied at the Closing) have been satisfied or waived, and (y) the Registration Statement/Proxy Statement has not been declared effective under the Securities Act by the date that is 30 days prior to the Termination Date, then the Termination Date shall automatically be extended by three (3) months to a total of nine (9) months after the date of this Agreement, and such date, as so extended, shall be the Termination Date for all purposes under this agreement;
provided, further,
that (i) the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to DYNS if any DYNS Party’s breach of any of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date, and (ii) the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to the Company if the Company’s breach of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date;
(e) by either DYNS or the Company, if any Governmental Entity shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such Order or other action shall have become final and nonappealable;
(f) by either DYNS or the Company, if the DYNS Stockholders Meeting has been held (including any adjournment or postponement thereof), has concluded, DYNS’s stockholders have duly voted and the DYNS Stockholder Approval was not obtained; or
(g) by DYNS, if the Company does not deliver or cause to be delivered to DYNS the Company Stockholder Written Consent in accordance with Section 5.13 on or prior to the Company Stockholder Written Consent Deadline.

Section 7.2
Effect of Termination
. In the event of the termination of this Agreement pursuant to Section 7.1, this entire Agreement shall forthwith become void (and there shall be no Liability or obligation on the part of the Parties and their respective Representatives) with the exception of (a) Section 5.3(a), this Section 7.2, Article 8 and Article 1 (to the extent related to the foregoing), each of which shall survive such termination and remain valid and binding obligations of the Parties, and (b) the Confidentiality Agreement, which shall survive such termination and remain valid and binding obligations of the parties thereto in accordance with its terms. Notwithstanding the foregoing, the termination of this Agreement pursuant to Section 7.1 shall not affect any Liability on the part of any Party for the Willful Breach of this Agreement by, or any Fraud of, such Party (or in the case of DYNS, DYNS or Merger Sub).
ARTICLE 8
MISCELLANEOUS
Section 8.1
Non-Survival
. The representations, warranties, agreements and covenants in this Agreement, or in any instrument, document or certificate delivered pursuant to this Agreement, shall terminate at the Effective Time, except for (a) those covenants and agreements that, by their terms, contemplate performance after the Effective Time, and (b) those representations and warranties set forth in Section 3.25, Section 3.27, Section 4.17 and Section 4.18.
Section 8.2
Entire Agreement; Assignment
. This Agreement (together with the Ancillary Documents and the Confidentiality Agreement) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, undertakings, representations and other arrangements, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement may not be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of (a) prior to the Closing, DYNS and the Company, and (b) from and after the Closing, DYNS and the Sponsor. Any attempted assignment of this Agreement not in accordance with the terms of this Section 8.2 shall be void.
Section 8.3
Amendment
. This Agreement may be amended or modified only (a) prior to the Closing, by a written agreement executed and delivered by DYNS, Merger Sub and the Company, and (b) after the Closing, by a written agreement executed and delivered by DYNS and the Sponsor. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 8.3 shall be void, ab initio
.
Section 8.4
Notices
. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person,
e-mail
(having obtained electronic delivery confirmation thereof) or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:
(a) If to any DYNS Party, to:
c/o Dynamics Special Purpose Corp.
2875 El Camino Real
Redwood City, CA 94061
Attention: Omid Farokhzad, Mostafa Ronaghi, Mark Afrasiabi
Email: of@dspc.bio, mr@dspc.bio, ma@dspc.bio
with a copy (which shall not constitute notice) to
:
Davis Polk & Wardwell LLP
1600 El Camino Real
Menlo Park, CA 94025
Attention: Alan Denenberg, Soren W. Kreider
Email: alan.denenberg@davispolk.com, w.soren.kreider@davispolk.com

(b) If to the Company, to:
Senti Biosciences, Inc.
2 Corporate Drive, First Floor
South San Francisco, CA 94080
Attention: Timothy Lu, Deb Knobelman, Curt Herberts
Email: tim.lu@sentibio.com, deb.knobelman@sentibio.com, curt.herberts@sentibio.com with a copy (which shall not constitute notice) to
:
Goodwin Procter LLP
100 Northern Avenue
Boston, MA 02210
Attention: Jocelyn M. Arel, Michael R. Patrone
E-mail:
jarel@goodwinlaw.com, mpatrone@goodwinlaw.com
or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above. All such notices, requests, claims, demands and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day; otherwise, any such notice, request, claim, demand or other communication shall be deemed not to have been received until the next succeeding Business Day.
Section 8.5
Governing Law
. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby, including the applicable statute of limitations, shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of New York.
Section 8.6
Fees and Expenses
. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses;
provided
that, for the avoidance of doubt, (a) if this Agreement is terminated in accordance with its terms, the Company shall pay, or cause to be paid, all Unpaid Company Expenses and DYNS shall pay, or cause to be paid, all Unpaid DYNS Expenses, and (b) if the Closing occurs, then DYNS shall pay, or cause to be paid, all Unpaid Company Expenses and all Unpaid DYNS Expenses.
Section 8.7
Construction; Interpretation
. The term “this Agreement” means this Business Combination Agreement together with the Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement, (b) masculine gender shall also include the feminine and neutral genders, and vice versa, (c) words importing the singular shall also include the plural, and vice versa, (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”, (e) references to “$” or “dollar” or “US$” shall be references to United States dollars, (f) the word “or” is disjunctive but not necessarily exclusive, (g) the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form, (h) the word “day” means calendar day unless Business Day is expressly specified, (i) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”, (j) all references to

Articles, Sections, Exhibits or Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement, (k) the words “provided” or “made available” or words of similar import (regardless of whether capitalized or not) shall mean, when used with reference to documents or other materials required to be provided or made available to any DYNS Party, any documents or other materials posted to the ShareVault electronic data room maintained by the Company as of 5:00 p.m., Eastern Time, at least one (1) day prior to the date of this Agreement, (l) all references to any Law will be to such Law as amended, supplemented, restated or otherwise modified or re-enacted
from time to time, and (m) all references to any Contract are to such Contract as amended or modified from time to time in accordance with the terms thereof (subject to any restrictions on amendments or modifications set forth in this Agreement). If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.
Section 8.8
Exhibits and
Schedules
. All Exhibits and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. The Schedules shall be arranged in sections and subsections corresponding to the numbered and lettered Sections and subsections set forth in this Agreement. Any item disclosed in the Company Disclosure Schedules or in the DYNS Disclosure Schedules corresponding to any Section or subsection of Article 3 (in the case of the Company Disclosure Schedules) or Article 4 (in the case of the DYNS Disclosure Schedules) shall be deemed to have been disclosed with respect to every other Section and subsection of Article 3 (in the case of the Company Disclosure Schedules) or Article 4 (in the case of the DYNS Disclosure Schedules), as applicable, where the relevance of such disclosure to such other Section or subsection is reasonably apparent on the face of the disclosure. The information and disclosures set forth in the Schedules that correspond to the Sections or subsections of Article 3 or 4 may not be limited to matters required to be disclosed in the Schedules, and any such additional information or disclosure is for informational purposes only and does not necessarily include other matters of a similar nature.
Section 8.9
Parties in Interest
. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in Section 5.14, Section 5.15 and the last sentence of this Section 8.9, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. The Sponsor shall be an express third-party beneficiary of Section 8.2, Section 8.3, this Section 8.9, Section 8.13 and Section 8.14.
Section 8.10
Severability
. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, then all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
Section 8.11
Counterparts; Electronic Signatures; Effectiveness
. This Agreement and each Ancillary Document (including any of the Closing deliverables contemplated hereby) may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement or any Ancillary Document (including any of the Closing deliverables contemplated hereby) by
e-mail,
or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement or any such Ancillary Document or Closing deliverable.

Section 8.12
Knowledge of Company; Knowledge of DYNS
. For all purposes of this Agreement, the phrase “
to the Company
’
s knowledge
” and “
known by the Company
” and any derivations thereof shall mean, as of the applicable date, the actual knowledge of the individuals set forth on Section 8.12 of the Company Disclosure Schedules. For all purposes of this Agreement, the phrase “
to DYNS
’
s knowledge
” and “
to the knowledge of DYNS
” and any derivations thereof shall mean, as of the applicable date, the actual knowledge of the individuals set forth on Section 8.12 of the DYNS Disclosure Schedules. For the avoidance of doubt, none of the individuals set forth on Section 8.12 of the Company Disclosure Schedules or the DYNS Disclosure Schedules shall have any personal Liability or obligations regarding such knowledge.
Section 8.13
No Recourse
. This Agreement may only be enforced against, and any action for breach of this Agreement or related to the transactions contemplated hereby, may only be made against, the Parties (and then only with respect to the specific obligations of such Parties, as set forth herein), and none of the Representatives of any DYNS Party (including the Sponsor) or the Company (and including the Parties’ stockholders) shall have any Liability arising out of or relating to this Agreement or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein.
Section 8.14
Extension; Waiver
. The Company (prior to the Closing) or the Sponsor (after the Closing) may (a) extend the time for the performance of any of the obligations or other acts of the DYNS Parties set forth herein, (b) waive any inaccuracies in the representations and warranties of the DYNS Parties set forth herein or (c) waive compliance by the DYNS Parties with any of the agreements or conditions set forth herein. DYNS may (i) extend the time for the performance of any of the obligations or other acts of the Company set forth herein, (ii) waive any inaccuracies in the representations and warranties of the Company set forth herein or (iii) waive compliance by the Company with any of the agreements or conditions set forth herein. Any agreement on the part of any such Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights, powers or privileges hereunder shall not constitute a waiver of such rights, powers or privileges, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
Section 8.15
Waiver of Jury Trial
. THE PARTIES EACH HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ANCILLARY DOCUMENT, OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. THE PARTIES EACH HEREBY AGREE AND CONSENT THAT ANY SUCH PROCEEDING SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.15.

Section 8.16
Submission to Jurisdiction
. Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York and the Supreme Court of the State of New York for the purposes of any Proceeding (a) arising under this Agreement or under any Ancillary Document, or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the transactions contemplated hereby or thereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such Proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding has been brought in an inconvenient forum. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding (i) arising under this Agreement or under any Ancillary Document, or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the transactions contemplated hereby or thereby, (A) any claim that it is not personally subject to the jurisdiction of the courts as described in this Section 8.16 for any reason, (B) that it or its property is exempt or immune from the jurisdiction of any such court or from any Proceeding commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Proceeding in any such court is brought in an inconvenient forum, (y) the venue of such Proceeding is improper or (z) this Agreement, or any Ancillary Document, or the subject matter hereof or thereof, may not be enforced in or by such courts. Each Party agrees that service of any process, summons, notice or document by registered mail to such Party’s respective address set forth in Section 8.4 shall be effective service of process for any such Proceeding.
Section 8.17
Remedies
. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage, for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages, and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that (a) the other Parties have an adequate remedy at law, or (b) an award of specific performance is not an appropriate remedy for any reason at law or in equity.
Section 8.18
Trust Account Waiver
. Reference is made to the final prospectus of DYNS, filed with the SEC (File No. 333-255930) on May 27, 2021 (the “
Prospectus
”). The Company acknowledges, agrees and understands that DYNS has established a trust account (the “
Trust Account
”) containing the proceeds of its initial public offering (the “
IPO
”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of DYNS’s public stockholders (the “
Public Stockholders
”) and certain other parties (including the underwriters of the IPO), and DYNS may disburse monies from the Trust Account only in the express circumstances described in the Prospectus. For and in consideration of DYNS entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company hereby agrees on behalf of itself and its Representatives and Affiliates that, notwithstanding anything to the contrary in this Agreement, none of the Company nor any of its Representatives or Affiliates does now nor shall at any time hereafter have any right, title, interest or claim of any kind in or to any assets held in the Trust Account or distributions therefrom, and shall not make or bring any action, suit, claim or other proceeding against the Trust Account (including in respect of any distributions therefrom), regardless of whether such action, suit, claim or other proceeding arises as a result of, in connection with or relates in any way to, this Agreement, the transactions contemplated hereby or any proposed or actual business relationship between DYNS or any of its Representatives of Affiliates, on the one hand, and the Company or any of its Representatives or Affiliates, on the other hand, or any other matter, and regardless of whether such action, suit, claim or other proceeding arises based on contract, tort, equity or any other theory of legal liability (any and all such actions, suits, claims or other proceedings are collectively referred to hereafter as the “
Trust Account Released Claims
”). The Company, on its own behalf and on behalf of its Representatives and Affiliates, hereby irrevocably and unconditionally waives any Trust Account Released Claims that it or any of its Representatives or Affiliates may have against the Trust Account (including in respect of any distributions therefrom) now or in the future as a result of, or arising out of, any discussions, negotiations, agreements or Contracts with DYNS or its Representatives or Affiliates, and will not seek recourse against the Trust Account (including in respect of any distributions therefrom) for any reason whatsoever (including for an alleged breach of any agreement with DYNS or its Affiliates).
* * * * *

IN WITNESS WHEREOF, each of the Parties has caused this Business Combination Agreement to be duly executed on its behalf as of the day and year first above written.

DYNAMICS SPECIAL PURPOSE CORP.

By:
Name: Mostafa Ronaghi
Title: Chief Executive Officer

EXPLORE MERGER SUB, INC.

By:
Name: Mostafa Ronaghi
Title: President

SENTI BIOSCIENCES, INC.

By:
Name: Timothy Lu
Title: Chief Executive Officer
[
Signature Page to Business Combination Agreement
]

Exhibit A
EXECUTION
INVESTOR RIGHTS AND
LOCK-UP
AGREEMENT
THIS INVESTOR RIGHTS AND
LOCK-UP
AGREEMENT
(this “
Agreement
”) is entered into as of [    ], 2021, by and among Dynamics Special Purpose Corp., a Delaware corporation, (the “
Company
”) and the parties listed as Investors on Schedule I hereto (each, including any person or entity who hereinafter becomes a party to this Agreement pursuant to
Section
 8.2
, an “
Investor
” and collectively, the “
Investors
”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement (as defined below).
WHEREAS, the Company, Explore Merger Sub, Inc., a Delaware corporation (“
Merger Sub
”) and Senti Biosciences, Inc., a Delaware corporation (“
Senti
”) have entered into that certain Business Combination Agreement, dated as of December 19, 2021 (as amended or supplemented from time to time, the “
Business Combination Agreement
”), pursuant to which, among other things, Merger Sub will merge with and into Senti (the “
Merger
”), with Senti surviving as a wholly owned subsidiary of the Company;
WHEREAS, the Company, Dynamics Sponsor LLC, a Delaware limited liability company (“
Sponsor
”), Omid Farokhzad, Mostafa Ronaghi, Mark Afrasiabi, David Epstein, Jay Flatley, Deep Nishar, Rowan Chapman, Bob Langer and any person or entity who hereafter became or becomes a party to the Prior DYNS Agreement (as defined below) pursuant to Section 6.2 thereof are parties to that certain Registration and Shareholder Rights Agreement, dated May 25, 2021 (the “
Prior DYNS Agreement
”);
WHEREAS, concurrently with the execution of this Agreement, the Company, the Sponsor and certain DYNS Stockholders (such certain DYNS Stockholders, the “
Non-Redemption
Investors
”) will enter into
non-redemption
agreements (the “
Non-Redemption
Agreements
”), pursuant to which, among other things (a) such DYNS Stockholders will agree, for the benefit of DYNS, (i) to not exercise their Redemption Rights in respect of (x) the Class A Common Stock beneficially owned by it, or (y) any other shares, capital stock or other equity interests, as applicable, of the Company, which it holds on the date of the
Non-Redemption
Agreement, (ii) to not, among other things, sell, encumber or otherwise transfer such Class A Common Stock or other shares, capital stock, or equity interests, (b) the Sponsor will agree to forfeit to the Company certain Class B Common Stock which it holds, and (c) the Company will agree to cancel such Class B Common Stock of the Sponsor and concurrently issue to the
Pre-Closing
DYNS Stockholder an equivalent number of shares of Class A Common Stock, in the case of clauses (b) and (c) above, at or promptly following the consummation of the Merger and, in each case, on the terms and subject to the conditions therein;
WHEREAS, Senti is party to that certain Amended and Restated Investors’ Rights Agreement, dated as of October 22, 2020, by and among Senti and certain investors listed therein (the “
Prior Senti Agreement
” and together with the Prior DYNS Agreement, the “
Prior Agreements
”);
WHEREAS, as of the date of this Agreement, the Sponsor holds 5,750,000 shares of Class B Common Stock of the Company (collectively, the “
Founder Shares
”);
WHEREAS, the Founder Shares will automatically convert into Class A Common Stock at the time of the initial Business Combination (as defined in the Prior DYNS Agreement) on a one-for-one
basis, subject to adjustment, on the terms and conditions provided in the DYNS Certificate of Incorporation;
WHEREAS, certain investors (“
Senti Investors
”) hold (a) shares of common stock, par value $0.001 per share, of Senti (“
Senti Common Stock
”); (b) shares designated as “Series A Preferred Stock” (“
Senti Series A Preferred Stock
”); and (c) shares designated as “Series B Preferred Stock” (“
Senti Series B Preferred Stock
”, and together with Senti Common Stock, Senti Series A Preferred Stock, and Senti Series B Preferred Stock, the “
Senti Shares
”);

A-1

WHEREAS, the Senti Shares will be exchanged for Class A Common Stock on or about the date hereof, pursuant to the Business Combination Agreement;
WHEREAS, certain Investors have subscribed to purchase shares of Class A Common Stock in the PIPE Financing (as defined in the Business Combination Agreement) in connection with the consummation of the Merger; and
WHEREAS, DYNS and Senti desire to terminate the Prior Agreements to provide for the terms and conditions included herein.
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.
DEFINITIONS
. The following capitalized terms used herein have the following meanings:
“
Addendum Agreement
” is defined in
Section
 8.2
.
“
Adverse Disclosure
” mean public disclosure of any material nonpublic information which, in the good faith reasonable determination of the board of directors of the Company, (i) would be required to be made in any Registration Statement filed with the SEC by the Company so that such Registration Statement, from and after its effective date, does not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; (ii) would not be required to be made at such time but for the filing, effectiveness or continued use of such Registration Statement; and (iii) the Company has a bona fide business purpose for not disclosing publicly and would reasonably be likely to be detrimental to the Company and its subsidiaries.
“
Agreement
” is defined in the preamble to this Agreement.
“
Block Trade
” means any
non-marketed
underwritten offering taking the form of a block trade to financial institutions, QIBs or Institutional Accredited Investors, bought deals, over-night deals or similar transactions that do not include “road show” presentations to potential investors requiring marketing effort from management over multiple days.
“
Business Combination Agreement
” is defined in the preamble to this Agreement.
“
Business Day
” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.
“
Class
 A Common Stock
” is defined in the recitals to this Agreement.
“
Closing Date
” is defined in the Business Combination Agreement.
“
Commission
” means the Securities and Exchange Commission, or any other Federal agency then administering the Securities Act or the Exchange Act.
“
Company
” is defined in the preamble to this Agreement.
“
Company Board
” is defined in
Section
 3.1.1
.
“
Demand Registration
” is defined in
Section
 2.2.1
.
“
Demanding Holder
” is defined in
Section
 2.2.1
.

A-2

“
DYNS Certificate of Incorporation
” means the Amended and Restated Certificate of Incorporation of DYNS Special Purpose Corp., effective as of May 25, 2021.
“
DYNS Investors
” shall mean the investors listed on
Schedule I
hereto, together with any of their respective Permitted Transferees.
“
Effectiveness Period
” is defined in
Section
 3.1.3
.
“
Exchange Act
” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.
“
Form 10 Disclosure Filing Date
” means the date on which the Company shall file with the Commission a Current Report on Form
8-K
that includes current “Form 10 information” (within the meaning of Rule 144) reflecting the Company’s status as an entity that is no longer an issuer described in paragraph (i)(1)(i) of Rule 144.
“
Form
 S-1
” means a Registration Statement on Form S-1.
“
Form
S-3
” means a Registration Statement on Form S-3 or any similar short-form registration that may be available at such time.
“
Founder Shares
” is defined in the recitals to this Agreement.
“
Indemnified Party
” is defined in
Section
 4.3
.
“
Indemnifying Party
” is defined in
Section
 4.3
.
“
Initiating Holder
” is defined in
Section
 2.1.6
.
“
Institutional Accredited Investor
” means an institutional “accredited” investor as defined in Rule 501(a) of Regulation D under the Securities Act.
“
Investor
” is defined in the preamble to this Agreement.
“
Investor Indemnified Party
” is defined in
Section
 4.1
.
“
Lock-up
Release Date
” means, for purposes of this Agreement for certain Investors as set forth on Schedule II to this agreement, (I)(i) the earliest of (A) the one year anniversary of the Closing and (B) subsequent to the Closing, (x) if the last reported sale price of the Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 consecutive trading day period commencing at least 150 days after the Closing, or (ii) the earliest of (A) the eighteen (18) month anniversary of the Closing and (B) subsequent to the Closing, (x) if the last reported sale price of the Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 consecutive trading day period commencing at least 330 days after the Closing, or (II) the date upon completion of a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of the public stockholders of Parent having the right to exchange their DYNS Common Stock for cash, securities or other property.
“
Maximum Number of Shares
” is defined in
Section
 2.2.4
.
“
New Registration Statement
” is defined in
Section
 2.1.4
.

A-3

“
New Securities
”
means all shares of Class A Common Stock issued in connection with the Merger.
“
Notices
” is defined in
Section
 8.5
.
“
Permitted Transferee
” means (i) the members of an Investor’s immediate family (for purposes of this Agreement, “
immediate family
” shall mean with respect to any natural person, any of the following: such person’s spouse, the siblings of such person and his or her spouse, and the direct descendants and ascendants (including adopted and step children and parents) of such person and his or her spouses and siblings); (ii) any trust or family limited liability company or partnership for the direct or indirect benefit of an Investor or the immediate family of an Investor; (iii) if an Investor is a trust, to the trustor or beneficiary of such trust or to the estate of a beneficiary of such trust; (iv) any officer, director, general partner, limited partner, shareholder, member, or owner of similar equity interests in an Investor; or (v) any affiliate of an Investor.
“
Piggy-Back Registration
” is defined in
Section
 2.3.1
.
“
Prior Agreements
” is defined in the preamble to this Agreement.
“
Prior DYNS Agreement
” is defined in the preamble to this Agreement.
“
Prior Senti Agreement
” is defined in the preamble to this Agreement.
“
Pro Rata
” is defined in
Section
 2.2.4
.
“
Q
IB
” means “qualified institutional buyer” as defined in Rule 144A under the Securities Act.
“
Registrable Securities
” means (i) New Securities and, for Investors other than the
Non-Redemption
Investors, shares of Class A Common Stock issued in the PIPE Financing and (ii) all shares of Class A Common Stock issued to any Investor with respect to such securities referenced in clause (i) by way of any share split, share dividend or other distribution, recapitalization, share exchange, share reconstruction, amalgamation, contractual control arrangement or similar event. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when: (a) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (b) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; or (c) such securities shall have ceased to be outstanding.
“
Registration
” means a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.
“
Registration Statement
” means a registration statement filed by the Company with the Commission in compliance with the Securities Act and the rules and regulations promulgated thereunder for a public offering and sale of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities (other than a registration statement on Form
S-4
or Form
S-8,
or their successors, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another entity).
“
Resale Shelf Registration Statement
” is defined in
Section
 2.1.1
.
“
Rule 415 Notice
” is defined in
Section
 2.1.4
.
“
SEC Guidance
” is defined in
Section
 2.1.4
.

A-4

“
Securities Act
” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.
“
Senti Common Stock
” is defined in the recitals to this Agreement.
“
Senti Investors
” is defined in the recitals to this Agreement.
“
Senti Series A Preferred Stock
” is defined in the recitals to this Agreement.
“
Senti Series B Preferred Stock
” is defined in the recitals to this Agreement.
“
Senti Shares
” is defined in the recitals to this Agreement.
“
Shelf Participant
” is defined in
Section
 2.1.6
.
“
Takedown Demand
” is defined in
Section
 2.1.6
.
“
Transfer
” means to (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the Commission promulgated thereunder, with respect to any shares of Class A Common Stock, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any shares of Class A Common Stock, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction, including the filing of a registration statement specified in clause (i) or (ii), other than a Registration Statement filed pursuant to this Agreement. Notwithstanding the foregoing, a Transfer shall not be deemed to include any transfer for no consideration if the donee, trustee, heir or other transferee has agreed in writing to be bound by the same terms under this Agreement to the extent and for the duration that such terms remain in effect at the time of the Transfer.
“
Underwriter
” means a securities dealer who purchases any Registrable Securities as principal in an underwritten offering and not as part of such dealer’s market-making activities.
“
Underwritten Demand Registration
” shall mean an underwritten public offering of Registrable Securities pursuant to a Demand Registration, as amended or supplemented, that is a fully marketed underwritten offering that requires Company management to participate in “road show” presentations to potential investors requiring substantial marketing effort from management over multiple days, the issuance of a “comfort letter” by the Company’s auditors, and the issuance of legal opinions by the Company’s legal counsel.
“
Underwritten Takedown
” shall mean an underwritten public offering of Registrable Securities pursuant to the Resale Shelf Registration Statement, as amended or supplemented, that requires the issuance of a “comfort letter” by the Company’s auditors and the issuance of legal opinions by the Company’s legal counsel.
2.
REGISTRATION RIGHTS
.
2.1
Resale Shelf Registration Rights
.
2.1.1
Registration Statement Covering Resale of Registrable Securities
. Provided compliance by the Investors with
Section
 3.4
, the Company shall prepare and file or cause to be prepared and filed with the Commission, as soon as reasonably practical, but in no event later than twenty (20) calendar days following the Closing Date, a Registration Statement on Form
S-3
or its successor form, or, if the Company is ineligible to use Form
S-3,
a Registration Statement on Form
S-1,
for an offering to be made on a continuous basis pursuant to Rule 415 of the Securities Act registering the resale from time to time by Investors of all of the Registrable

A-5

Securities then held by such Investors that are not covered by an effective resale registration statement (the “
Resale Shelf Registration Statement
”). The Company shall use commercially reasonable efforts to cause the Resale Shelf Registration Statement to be declared effective as soon as possible after filing, and in no event later than the earlier of (x) 60 th
calendar day after the Closing (or 90
th
calendar day if the SEC notifies (orally or in writing, whichever is earlier) the Company that it will “review” the Resale Shelf Registration Statement) and, (y) the 5
th
Business Day after the Company is notified (orally or in writing, whichever is earlier) by the SEC that the Resale Shelf Registration Statement will not be “reviewed” or will not be subject to further review. Once effective the Company shall use commercially reasonable efforts to keep the Resale Shelf Registration Statement continuously effective under the Securities Act at all times until the expiration of the Effectiveness Period (as defined below). In the event that the Company files a Form
S-1
pursuant to this
Section
 2.1
, the Company shall use its commercially reasonable efforts to convert the Form
S-1
to a Form
S-3
promptly after the Company is eligible to use Form
S-3.
The Resale Shelf Registration Statement shall provide that the Registrable Securities may be sold pursuant to any method or combination of methods legally available to, and requested by, the Investors, including the registration of the distribution to its shareholders, partners, members or other affiliates. Without limiting the foregoing, subject to any comments from the Commission, each Registration Statement filed pursuant to this
Section
 2.1.1
shall include a “plan of distribution” approved by Senti Investors holding a majority of the Registrable Securities.
2.1.2
Notification and Distribution of Materials
. The Company shall promptly notify the Investors in writing of the effectiveness of the Resale Shelf Registration Statement and shall furnish to them, without charge, such number of copies of the Resale Shelf Registration Statement (including any amendments, supplements and exhibits), the prospectus contained therein (including each preliminary prospectus and all related amendments and supplements) and any documents incorporated by reference in the Resale Shelf Registration Statement or such other documents as the Investors may reasonably request in order to facilitate the sale of the Registrable Securities in the manner described in the Resale Shelf Registration Statement.
2.1.3
Amendments and Supplements
. Subject to the provisions of
Section
 2.1.1
above, the Company shall promptly prepare and file with the Commission from time to time such amendments and supplements to the Resale Shelf Registration Statement and prospectus used in connection therewith as may be necessary to keep the Resale Shelf Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all the Registrable Securities during the Effectiveness Period (as defined below).
2.1.4
Reduction of Shelf Offering
. Notwithstanding the registration obligations set forth in this
Section
 2.1
, in the event the Commission informs the Company (the “
Rule 415
Notice
”) that all of the Registrable Securities cannot, as a result of the application of Rule 415, be registered for resale as a secondary offering on a single registration statement, the Company agrees to promptly (i) inform each of the holders thereof and use its commercially reasonable efforts to file an amendment or amendments to the Resale Shelf Registration Statement as required by the Commission and/or (ii) withdraw the Resale Shelf Registration Statement and file a new registration statement (a “
New Registration Statement
”), in either case covering the maximum number of Registrable Securities permitted to be registered by the Commission, on Form
S-1,
Form
S-3
or such other form available to register for resale the Registrable Securities as a secondary offering; provided, however, that prior to filing such amendment or New Registration Statement, the Company shall be obligated to use its commercially reasonable efforts to advocate with the Commission for the registration of all of the Registrable Securities in accordance with any publicly-available written or oral guidance, comments, requirements or requests of the Commission staff (the “
SEC Guidance
”), including, without limitation, Compliance and Disclosure Interpretation 612.09. Notwithstanding any other provision of this Agreement, if any SEC Guidance sets forth a limitation of the number of Registrable Securities permitted to be registered on a particular Registration Statement as a secondary offering (and notwithstanding that the Company used diligent efforts to advocate with the Commission for the registration of all or a greater number of Registrable Securities), unless otherwise directed in writing by a holder as to its Registrable Securities, the number of Registrable Securities to be registered on such Registration Statement will be reduced on a Pro Rata basis, subject to a determination by the Commission that certain Investors must be reduced first based on the number of Registrable Securities held by

A-6

such Investors. In the event the Company amends the Resale Shelf Registration Statement or files a New Registration Statement, as the case may be, under clauses (i) or (ii) above, the Company will use its commercially reasonable efforts to file with the Commission, as promptly as allowed by Commission or SEC Guidance provided to the Company or to registrants of securities in general, one or more registration statements on Form
S-1,
Form
S-3
or such other form available to register for resale those Registrable Securities that were not registered for resale on the Resale Shelf Registration Statement, as amended, or the New Registration Statement. If the Company shall not be able to register for resale all of the Registrable Securities on the Resale Shelf Registration Statement within three (3) months following the date of the Company’s receipt of the Commission’s Notice, then, until such Resale Shelf Registration Statement is effective, each of the Senti Investors shall be entitled to demand registration rights pursuant to Section 2.2 below as long as the demand request is a proposal to sell Registrable Securities with an aggregate market price at the time of request of not less than $5,000,000 (the “
Shelf Demand Right
”). Shelf Demand Rights shall not be counted as Demand Registrations under Section 2.2.
No Investor shall be named as an “underwriter” in any Registration Statement filed pursuant to this
Section
 2
without the Investor’s prior written consent; provided that if the Commission requests that an Investor be identified as a statutory underwriter in the Registration Statement, then such Investor will have the option, in its sole and absolute discretion, to either (i) have the opportunity to withdraw from the Registration Statement upon its prompt written request to the Company, in which case the Company’s obligation to register such Investor’s Registrable Securities shall be deemed satisfied or (ii) be included as such in the Registration Statement. Each Registration Statement (and each amendment or supplement thereto, and each request for acceleration of effectiveness thereof) shall be provided to (and shall be subject to the approval, which shall not be unreasonably withheld or delayed, of) the Investors prior to its filing with, or other submission to, the Commission.
2.1.5
Notice of Certain Events
. The Company shall promptly notify the Investors in writing of any request by the Commission for any amendment or supplement to, or additional information in connection with, the Resale Shelf Registration Statement required to be prepared and filed hereunder (or prospectus relating thereto). The Company shall promptly notify each Investor, or their representatives, in writing of the filing of the Resale Shelf Registration Statement or any prospectus, amendment or supplement related thereto or any post-effective amendment to the Resale Shelf Registration Statement and the effectiveness of any post-effective amendment.
2.1.6
Underwritten Takedown
. If the Company shall receive a request (a “
Takedown Demand
”) from the (i) holders of Registrable Securities with an estimated market value of at least $5,000,000 or (ii) the holders of Registrable Securities registered under the Resale Shelf Registration Statement that own in the aggregate at least 5% of the outstanding Class A Common Stock requesting a registration of at least $5,000,000 (either an “
Initiating Holder
”) that the Company effect an Underwritten Takedown of all or any portion of the requesting holder’s Registrable Securities covered under the Resale Shelf Registration Statement, then the Company shall give (x) in connection with any non-marketed
underwritten takedown offering (other than a Block Trade), at least two (2) Business Days’ notice of such Takedown Demand to each holder of Registrable Securities (other than the Initiating Holder) that is a participant in the Resale Shelf Registration Statement (“
Shelf Participant
”), (y) in connection with any Block Trade initiated, notice of such Underwritten Takedown to each holder of Registrable Securities (other than the Initiating Holder) that is a Shelf Participant no later than noon Eastern time on the Business Day prior to the requested Underwritten Takedown and (z) in connection with any marketed Underwritten Takedown, at least five (5) Business Days’ notice of such Underwritten Takedown to each holder of Registrable Securities (other than the Initiating Holder) that is a Shelf Participant. In connection with (x) any non-marketed
Underwritten Takedown initiated and (y) any marketed Underwritten Takedown, if any Shelf Participants entitled to receive a notice pursuant to the preceding sentence request inclusion of their Registrable Securities covered by the Resale Shelf Registration Statement (by written notice to the Company, which notice must be received by the Company no later than (A) in the case of a non-marketed
Underwritten Takedown (other than a Block Trade), the Business Day following the date notice is given to such participant, (B) in the case of a Block Trade, by 10:00 p.m. Eastern time on the date notice is given to such participant and (C) in the case of a

A-7

marketed Underwritten Takedown, three (3) Business Days following the date notice is given to such participant), the Initiating Holder and the other Shelf Participants that request inclusion of their Registrable Securities shall be entitled to sell their Registrable Securities in such offering. Thereupon the Company shall use its commercially reasonable efforts to effect, as expeditiously as possible, the offering in such Underwritten Takedown of:
(i) subject to the restrictions set forth in
Section
 2.2.4
, all Registrable Securities for which the Initiating Holder has requested such offering under
Section
 2.1.6
, and
(ii) subject to the restrictions set forth in
Section
 2.2.4
, all other Registrable Securities that any holders of Registrable Securities covered under the Resale Registration Shelf Statement have requested the Company to offer by request received by the Company in the requisite time period, all to the extent necessary to permit the disposition (in accordance with the intended methods thereof as aforesaid) of the Registrable Securities so to be offered.
(a) Promptly after the expiration of the relevant time period, the Company will promptly notify all selling holders of the identities of the other selling holders and the number of shares of Registrable Securities requested to be included therein.
(b) the Company shall only be required to effectuate, within any twelve (12) month period, one Underwritten Takedown by each of (A) the DYNS Investors, collectively, and (B) Senti Investors, collectively.
2.1.7
Block Trade
. If the Company shall receive a request from the holders of Registrable Securities with an estimated market value of at least $5,000,000 that the Company effect the sale of all or any portion of the Registrable Securities in a Block Trade, then the Company shall, as expeditiously as possible, initiate the offering in such Block Trade of the Registrable Securities for which such requesting holder has requested such offering under
Section
 2.1.7
.
2.1.8
Selection of Underwriters
. The Initiating Holder(s) shall have the right to select an Underwriter or Underwriters in connection with such Underwritten Takedown, which Underwriter or Underwriters shall be reasonably acceptable to the Company. In connection with an Underwritten Takedown, the Company shall enter into customary agreements (including an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of the Registrable Securities in such Underwritten Takedown, including, if necessary, the engagement of a “qualified independent underwriter” in connection with the qualification of the underwriting arrangements with the Financial Industry Regulatory Authority, Inc.
2.1.9 Underwritten Takedowns effected pursuant to this
Section
 2.1
shall not be counted as Demand Registrations effected pursuant to
Section
 2.2
.
2.2
Demand Registration
.
2.2.1
Request for Registration
. At any time and from time to time after the expiration of any lock-up
to which an Investor’s shares are subject, if any, provided compliance by the Investors with
Section
 3.4
, and provided further there is not an effective Resale Shelf Registration Statement available for the resale of all of the Registrable Securities pursuant to
Section
 2.1
(and subject to the right of holders to effect Underwritten Takedowns under Section 2.1), (i) DYNS Investors who hold a majority of the Registrable Securities held by all DYNS Investors or (ii) Senti Investors who hold either a majority of the Registrable Securities held by all Senti Investors, may make a written demand for Registration under the Securities Act of all or any portion of their Registrable Securities on Form
S-1
or any similar long-form Registration or, if then available, on Form
S-3.
Each registration requested pursuant to this
Section
 2.2.1
is referred to herein as a “
Demand Registration
”. Any demand for a Demand Registration shall specify the number of shares of Registrable Securities proposed to be sold and the intended method(s) of distribution thereof. The Company will within five (5) Business Days after receiving such demand, notify all Investors that are holders of Registrable Securities of the demand, and each

A-8

such holder of Registrable Securities who wishes to include all or a portion of such holder’s Registrable Securities in the Demand Registration (each such holder including shares of Registrable Securities in such registration, a “
Demanding Holder
”) shall so notify the Company within five (5) Business Days after the receipt by the holder of the notice from the Company. Upon any such request, the Demanding Holders shall be entitled to have their Registrable Securities included in the Demand Registration, subject to
Section
 2.2.4
and the provisos set forth in
Section
 3.1.1
. The Company shall not be obligated to effect: (a) more than two (2) Demand Registration during any twelve-month period (not including any Underwritten Takedown); (b) any Demand Registration at any time there is an effective Resale Shelf Registration Statement on file with the Commission pursuant to
Section
 2.1
that is not subject to a reduction of registered shares under
Section
 2.1.4
(and subject to the obligation to effect Underwritten Takedowns as set forth in
Section
 2.1)
; or (c) more than two (2) Underwritten Demand Registrations in respect of all Registrable Securities held by DYNS Investors.
2.2.2
Effective Registration
. A Registration will not count as a Demand Registration until the Registration Statement filed with the Commission with respect to such Demand Registration has been declared effective and the Company has complied with all of its obligations under this Agreement with respect thereto; provided, however, that if, after such Registration Statement has been declared effective, the offering of Registrable Securities pursuant to a Demand Registration is interfered with by any stop order or injunction of the Commission or any other governmental agency or court, the Registration Statement with respect to such Demand Registration will be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest
of the Demanding Holders thereafter elect to continue the offering; provided, further, that the Company shall not be obligated to file a second Registration Statement until a Registration Statement that has been filed is counted as a Demand Registration or is terminated.
2.2.3
Underwritten Demand Registration
. If the Demanding Holders so elect and such holders so advise the Company as part of their written demand for a Demand Registration, the offering of such Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Demand Registration. In such event, the right of any holder to include its Registrable Securities in such registration shall be conditioned upon such holder’s participation in such underwriting and the inclusion of such holder’s Registrable Securities in the underwriting to the extent provided herein. All Demanding Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such underwriting by the holders initiating the Demand Registration, and subject to the approval of the Company. The parties agree that, in order to be effected, any Underwritten Demand Registration must result in aggregate proceeds to the selling shareholders of at least $5,000,000.
2.2.4
Reduction of Offering
. If the managing Underwriter or Underwriters for a Underwritten Demand Registration that is to be an underwritten offering advises the Company and the Demanding Holders in writing that, in such Underwriter’s or Underwriters’ opinion, the dollar amount or number of shares of Registrable Securities which the Demanding Holders desire to sell, taken together with all other shares of Class A Common Stock or other securities which the Company desires to sell and the shares of Class A Common Stock, if any, as to which registration has been requested pursuant to written contractual piggy-back registration rights held by other shareholders of the Company who desire to sell, exceeds the maximum dollar amount or maximum number of shares that can be sold in such offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of shares, as applicable, the “
Maximum Number of Shares
”), then the Company shall include in such registration: (i) first, the Registrable Securities as to which Demand Registration has been requested by the Demanding Holders (pro rata in accordance with the number of shares that each such person has requested be included in such registration, regardless of the number of shares held by each such person (such proportion is referred to herein as “
Pro Rata
”)) that can be sold without exceeding the Maximum Number of Shares; (ii) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (i), the shares of Class A Common Stock or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; and (iii) third, to the extent that the Maximum Number of

A-9

Shares has not been reached under the foregoing clauses (i) and (ii), any shares of Class A Common Stock or other securities for the account of other persons that the Company is obligated to register pursuant to written contractual arrangements with such persons, as to which “piggy-back” registration has been requested by the holders thereof that can be sold without exceeding the Maximum Number of Shares.
2.2.5
Withdrawal
. A Demanding Holder shall have the right to withdraw all or any portion of its Registrable Securities included in an Underwritten Demand Registration pursuant to this
Section
 2.2
for any reason or no reason whatsoever upon written notice to the Company and the Underwriter or Underwriters of its intention to withdraw from such Underwritten Demand Registration prior to the pricing of such Underwritten Demand Registration; provided, however, that such withdrawn amount shall still be considered an Underwritten Demand Registration. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the registration expenses incurred in connection with an Underwritten Demand Registration prior to its withdrawal under this
Section
 2.2.5
.
2.3
Piggy-Back Registration
.
2.3.1
Piggy-Back Rights
. If the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, by the Company for its own account or for shareholders of the Company for their account (or by the Company and by shareholders of the Company including, without limitation, pursuant to
Section
 2.2.1
), other than a Registration Statement (i) filed in connection with any employee stock option, employee stock purchase, or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing shareholders, (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for a dividend reinvestment plan, (v) effected pursuant to
Section
 2.1
or
2.2
(which, for the avoidance of doubt, is addressed in and subject to the rights set forth therein), then the Company shall (x) give written notice of such proposed filing to the holders of Registrable Securities with respect to shares not subject to any lock-up,
as soon as practicable but in no event less than ten (10) days before the anticipated filing date, which notice shall describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, of the offering, and (y) offer to the holders of Registrable Securities in such notice the opportunity to register the sale of such number of shares of Registrable Securities as such holders may request in writing within five (5) Business Days following receipt of such notice (a “
Piggy-Back Registration
”). The foregoing rights shall not be available to any Investor at such time as (i) there is an effective Resale Shelf Registration Statement available for the resale of the Registrable Securities pursuant to
Section
 2.1
(which, for the avoidance of doubt, is addressed in and subject to the rights set forth in,
Section
 2.1
and 2
.2
hereof) and there was no reduction in registered shares as set forth in
Section
 2.1.4
or (ii) such Registration is solely to be used for the offering of securities by the Company for its own account. The Company shall cause such Registrable Securities to be included in such registration, provided compliance by the Investors with
Section
 3.4,
and the Company shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of a proposed underwritten offering to permit the Registrable Securities requested to be included in a Piggy-Back Registration on the same terms and conditions as any similar securities of the Company and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All holders of Registrable Securities proposing to distribute their securities through a Piggy-Back Registration that involves an Underwriter or Underwriters shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such Piggy-Back Registration.
2.3.2
Reduction of Offering
. If the managing Underwriter or Underwriters for a Piggy-Back Registration that is to be an underwritten offering advises the Company and the holders of Registrable Securities in writing that the dollar amount or number of shares of Class A Common Stock which the Company desires to sell, taken together with shares of Class A Common Stock, if any, as to which registration has been demanded pursuant to written contractual arrangements with persons other than the holders of Registrable Securities

A-10

hereunder and the Registrable Securities as to which registration has been requested under this
Section
 2.3
, exceeds the Maximum Number of Shares, then the Company shall include in any such registration:
(a) If the registration is undertaken for the Company’s account: (A) first, the shares of Class A Common Stock or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; and (B) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (A), the shares of Class A Common Stock or other securities, if any, comprised of Registrable Securities, as to which registration has been requested pursuant to the terms hereof, that can be sold without exceeding the Maximum Number of Shares, Pro Rata; and (C) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A) and (B), the shares of Class A Common Stock or other securities for the account of other persons that the Company is obligated to register pursuant to written contractual piggy-back registration rights with such persons and that can be sold without exceeding the Maximum Number of Shares; and
(b) If the registration is a “demand” registration undertaken at the demand of persons other than either the holders of Registrable Securities or the Company (other than as provided in Section 2.2 which, for the avoidance of doubt, is addressed in and subject to the rights set forth in, Section 2.2 hereof), (A) first, the shares of Class A Common Stock or other securities for the account of the demanding persons that can be sold without exceeding the Maximum Number of Shares; (B) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (A), the shares of Class A Common Stock or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; (C) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A) and (B), the shares of Class A Common Stock or other securities, if any, comprised of Registrable Securities, Pro Rata, as to which registration has been requested pursuant to the terms hereof, that can be sold without exceeding the Maximum Number of Shares; and (D) fourth, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A), (B) and (C), the shares of Class A Common Stock or other securities for the account of other persons that the Company is obligated to register pursuant to written contractual arrangements with such persons, that can be sold without exceeding the Maximum Number of Shares.
2.3.3
Withdrawal
. Any holder of Registrable Securities may elect to withdraw such holder’s request for inclusion of Registrable Securities in any Piggy-Back Registration by giving written notice to the Company of such request to withdraw prior to the effectiveness of the Registration Statement, if such offering is pursuant to a Demand Registration, or prior to the public announcement of the offering, if such offering is pursuant to an Underwritten Takedown. The Company (whether on its own determination or as the result of a withdrawal by persons making a demand pursuant to written contractual obligations) may withdraw a Registration Statement at any time prior to the effectiveness of such Registration Statement. Notwithstanding any such withdrawal, the Company shall pay all expenses incurred by the holders of Registrable Securities in connection with such Piggy-Back Registration as provided in
Section
 3.3.
2.3.4
Unlimited Piggyback Registration Rights
. For purposes of clarity, any Registration effected pursuant to Section 2.3 hereof shall not be counted as a Registration pursuant to a Demand registered effected under Section 2.2 hereof.
3.
REGISTRATION PROCEDURES
.
3.1
Filings; Information
. Whenever the Company is required to effect the registration of any Registrable Securities pursuant to
Section
 2
, the Company shall use its commercially reasonable efforts to effect the registration and sale of such Registrable Securities in accordance with the intended method(s) of distribution thereof as expeditiously as reasonably possible, and in connection with any such request:
3.1.1
Filing Registration Statement
. The Company shall use its commercially reasonable efforts to, as expeditiously as possible after receipt of a request for a Demand Registration pursuant to
Section
 2.1
, prepare and file with the Commission a Registration Statement on any form for which the Company then qualifies or which counsel for the Company shall deem appropriate and which form shall be available for the sale of all

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Registrable Securities to be registered thereunder in accordance with the intended method(s) of distribution thereof, and shall use its commercially reasonable efforts to cause such Registration Statement to become effective and use its commercially reasonable efforts to keep it effective for the Effectiveness Period (as defined below); provided, however, that the Company shall have the right to defer any Demand Registration for up to forty-five (45) days, and any Piggy-Back Registration for such period as may be applicable to deferment of any Demand Registration to which such Piggy-Back Registration relates, in each case if the Company shall furnish to the holders a certificate signed by the Company stating that, in the good faith judgment of the Board of Directors of the Company (the “
Company Board
”), it would require the Company to make an Adverse Disclosure; provided, further, however, that the Company shall not have the right to exercise the right set forth in the immediately preceding proviso twice, or for more than sixty (60) total calendar days in any
360-day
period.
3.1.2
Copies
. The Company shall, prior to filing a Registration Statement or prospectus, or any amendment or supplement thereto, furnish without charge to the holders of Registrable Securities included in such registration, and such holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case, including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such Registration Statement (including each preliminary prospectus), and such other documents as the holders of Registrable Securities included in such registration or legal counsel for any such holders may request in order to facilitate the disposition of the Registrable Securities owned by such holders.
3.1.3
Amendments and Supplements
. The Company shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and in compliance with the provisions of the Securities Act until the date on which all Registrable Securities and other securities covered by such Registration Statement have been disposed of in accordance with the intended method(s) of distribution set forth in such Registration Statement or such securities have been withdrawn (the “
Effectiveness Period
”).
3.1.4
Notification
. After the filing of a Registration Statement, the Company shall promptly, and in no event more than two (2) Business Days after such filing, notify the holders of Registrable Securities included in such Registration Statement of such filing, and shall further notify such holders promptly and confirm such advice in writing in all events within two (2) Business Days of the occurrence of any of the following: (i) when such Registration Statement becomes effective; (ii) when any post-effective amendment to such Registration Statement becomes effective; (iii) the issuance or threatened issuance by the Commission of any stop order (and the Company shall take all actions required to prevent the entry of such stop order or to remove it if entered); and (iv) any request by the Commission for any amendment or supplement to such Registration Statement or any prospectus relating thereto or for additional information or of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of the securities covered by such Registration Statement, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and promptly make available to the holders of Registrable Securities included in such Registration Statement any such supplement or amendment; except that before filing with the Commission a Registration Statement or prospectus or any amendment or supplement thereto, including documents incorporated by reference, the Company shall furnish to the holders of Registrable Securities included in such Registration Statement and to the legal counsel for any such holders, copies of all such documents proposed to be filed sufficiently in advance of filing to provide such holders and legal counsel with a reasonable opportunity to review such documents and comment thereon.
3.1.5
Securities Laws Compliance
. The Company shall use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may reasonably request and (ii) take such

A-12

action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph or subject itself to taxation in any such jurisdiction.
3.1.6
Agreements for Disposition
. The Company shall enter into customary agreements (including, if applicable, an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities. The representations, warranties and covenants of the Company in any underwriting agreement which are made to or for the benefit of any Underwriters, to the extent applicable, shall also be made to and for the benefit of the holders of Registrable Securities included in such registration statement, and the representations, warranties and covenants of the holders of Registrable Securities included in such registration statement in any underwriting agreement which are made to or for the benefit of any Underwriters, to the extent applicable, shall also be made to and for the benefit of the Company.
3.1.7
Comfort Letter
. In the event of an Underwritten Takedown or an Underwritten Demand Registration, the Company shall obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an underwritten offering, and a customary “bring-down” thereof, in customary form and covering such matters of the type customarily covered by “cold comfort” letters, as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest
of the participating holders. For the avoidance of doubt, this Section 3.1.7 shall not apply to any Block Trade.
3.1.8
Opinions and Negative Assurance Letters
. In the event of an Underwritten Takedown or an Underwritten Demand Registration, on the date the Registrable Securities are delivered for sale pursuant to any Registration, the Company shall obtain an opinion and negative assurances letter, each dated such date, of one (1) counsel representing the Company for the purposes of such Registration, including an opinion of local counsel if applicable, addressed to the holders, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to such Registration in respect of which such opinion is being given as the holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions, and reasonably satisfactory to a majority in interest of the participating holders. For the avoidance of doubt, this Section 3.1.8 shall not apply to any Block Trade.
3.1.9
Cooperation
. The principal executive officer of the Company, the principal financial officer of the Company, the principal accounting officer of the Company and all other officers and members of the management of the Company shall cooperate fully in any offering of Registrable Securities hereunder, which cooperation shall include, without limitation, the preparation of the Registration Statement with respect to such offering, the preparation of a comfort letter, if applicable, and all other offering materials and related documents, and participation in meetings with Underwriters, attorneys, accountants and potential investors.
3.1.10
Transfer Agent
. The Company shall provide and maintain a transfer agent and registrar for the Registrable Securities.
3.1.11
Records
. Upon execution of confidentiality agreements, the Company shall make available for inspection by the holders of Registrable Securities included in such Registration Statement, any Underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other professional retained by any holder of Registrable Securities included in such Registration Statement or any Underwriter, all financial and other records, pertinent corporate documents and properties of the Company, as shall be necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors and employees to supply all information requested by any of them in connection with such Registration Statement.

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3.1.12
Earnings Statement
. The Company shall comply with all applicable rules and regulations of the Commission and the Securities Act, and make available to its shareholders, as soon as practicable, an earnings statement covering a period of twelve (12) months, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.
3.1.13
Road Show
. If an offering pursuant to this Agreement is conducted as an Underwritten Takedown or Underwritten Demand Registration and involves Registrable Securities with an aggregate offering price (before deduction of underwriting discounts) is expected to exceed $10,000,000, the Company shall use its reasonable best efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such offering.
3.1.14
Listing
. The Company shall use its commercially reasonable efforts to cause all Registrable Securities included in any Registration Statement to be listed on such exchanges or otherwise designated for trading in the same manner as similar securities issued by the Company are then listed or designated.
3.2
Obligation to Suspend Distribution
. Upon receipt of any notice from the Company of the happening of any event of the kind described in
Section
 3.1.4(iv)
, or, upon any suspension by the Company, pursuant to a good faith reasonable determination of the board of directors of the Company that the offer or sale of Registrable Securities would require the Company to disclose Adverse Disclosure, each holder of Registrable Securities included in any registration shall immediately discontinue disposition of such Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until such holder receives the supplemented or amended prospectus contemplated by
Section
 3.1.4(iv)
or the restriction on the ability of “insiders” to transact in the Company’s securities is removed, as applicable, and, if so directed by the Company, each such holder will deliver to the Company or destroy all copies, other than permanent file copies then in such holder’s possession, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice. The foregoing right to delay or suspend may be exercised by the Company for no longer than sixty (60) days in any consecutive
12-month
period.
3.3
Registration Expenses
. The Company shall bear all costs and expenses incurred in connection with the Resale Shelf Registration Statement pursuant to
Section
 2.1
, any Demand Registration pursuant to
Section
 2.2.1
, any Underwritten Takedown pursuant to
Section
 2.1.6
, any Block Trade pursuant to
Section
 2.1.7
(other than expenses set forth below in clause (ix) of this
Section
 3.3
), any Piggy-Back Registration pursuant to
Section
 2.3
, and all expenses incurred in performing or complying with its other obligations under this Agreement, whether or not the Registration Statement becomes effective, including, without limitation: (i) all registration and filing fees; (ii) fees and expenses of compliance with securities or “blue sky” laws (including fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities); (iii) printing expenses; (iv) the Company’s internal expenses (including, without limitation, all salaries and expenses of its officers and employees); (v) the fees and expenses incurred in connection with the listing of the Registrable Securities as required by
Section
 3.1.12
; (vi) Financial Industry Regulatory Authority fees; (vii) fees and disbursements of counsel for the Company and fees and expenses for independent certified public accountants retained by the Company; (viii) the fees and expenses of any special experts retained by the Company in connection with such registration; and (ix) the reasonable fees and expenses of one legal counsel selected by the holders of a majority-in-interest
of the Registrable Securities included in such registration. The Company shall have no obligation to pay any underwriting discounts or selling commissions attributable to the Registrable Securities being sold by the holders thereof, which underwriting discounts or selling commissions shall be borne by such holders, but the Company shall pay any underwriting discounts or selling commissions attributable to the securities it sells for its own account.
3.4
Information
. The holders of Registrable Securities shall promptly provide such information as may reasonably be requested by the Company, or the managing Underwriter, if any, in connection with the preparation of any Registration Statement, including amendments and supplements thereto, in order to effect the registration of any Registrable Securities under the Securities Act and in connection with the Company’s obligation to comply with Federal and applicable state securities laws.

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3.5
Other Obligations
.
3.5.1 At any time and from time to time after the expiration of any lock-up
to which such shares are subject, if any, in connection with a sale or transfer of Registrable Securities exempt from registration under the Securities Act or through any broker-dealer transactions described in the plan of distribution set forth within any prospectus and pursuant to the Registration Statement of which such prospectus forms a part, the Company shall, subject to the receipt of customary documentation required from the applicable holders in connection therewith, (i) promptly instruct its transfer agent to remove any restrictive legends applicable to the Registrable Securities being sold or transferred and (ii) cause its legal counsel to deliver the necessary legal opinions, if any, to the transfer agent in connection with the instruction under subclause (i). In addition, the Company shall cooperate reasonably with, and take such customary actions as may reasonably be requested by such holders in connection with the aforementioned sales or transfers.
3.5.2 The stock certificates evidencing the Registrable Securities (and/or book entries representing the Registrable Securities) held by each Investor shall not contain or be subject to any legend restricting the transfer thereof (and the Registrable Securities shall not be subject to any stop transfer or similar instructions or notations): (A) while a Registration Statement covering the sale or resale of such securities is effective under the Securities Act, or (B) if such Investor provides customary paperwork to the effect that it has sold such shares pursuant to Rule 144, or (C) if such Registrable Securities are eligible for sale under Rule 144(b)(1) as set forth in customary non-affiliate
paperwork provided by such Investor, or (D) if at any time on or after the date that is one year after the Form 10 Disclosure Filing Date such Investor certifies that it is not an affiliate of the Company and that such Investor’s holding period for purposes of Rule 144 in respect of such Registrable Securities is at least six (6) months, or (E) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission) as determined in good faith by counsel to the Company or set forth in a legal opinion delivered by nationally recognized counsel to the Investor (collectively, the “
Unrestricted Conditions
”). The Company agrees that following the date that the Resale Shelf Registration Statement has been declared effective by the Commission or at such time as any of the Unrestricted Conditions is met or such legend is otherwise no longer required it will, no later than two (2) Business Days following the delivery by an Investor to the Company or its transfer agent of a certificate representing any Registrable Securities, issued with a restrictive legend, (or, in the case of Registrable Securities represented by book entries, delivery by an Investor to the Company or its transfer agent of a legend removal request) deliver or cause to be delivered to such Investor a certificate or, at the request of such Investor, deliver or cause to be delivered such Registrable Securities to such Investor by crediting the account of such Investor’s prime broker with DTC through its Deposit/Withdrawal at Custodian (DWAC) system, in each case, free from all restrictive and other legends and stop transfer or similar instructions or notations. If any of the Unrestricted Conditions is met at the time of issuance of any Registrable Securities (e.g., upon exercise of warrants), then such securities shall be issued free of all legends. Each Investor shall have the right to pursue any remedies available to it hereunder, or otherwise at law or in equity, including a decree of specific performance and/or injunctive relief, with respect to the Company’s failure to timely deliver shares of Class A Common Stock without legend as required pursuant to the terms hereof.
3.5.3 As long as Registrable Securities remain outstanding the Company shall (a) cause the Class A Common Stock to be eligible for clearing through DTC, through its DWAC system; (b) be eligible and participating in the Direct Registration System (DRS) of DTC with respect to the Class A Common Stock; (c) ensure that the transfer agent for the Class A Common Stock is a participant in, and that the Class A Common Stock is eligible for transfer pursuant to, DTC’s Fast Automated Securities Transfer Program (or successor thereto); and (d) use its reasonable best efforts to cause the Class A Common Stock to not at any time be subject to any DTC “chill,” “freeze” or similar restriction with respect to any DTC services, including the clearing of shares of Common Stock through DTC, and, in the event the Class A Common Stock becomes subject to any DTC “chill,” “freeze” or similar restriction with respect to any DTC services, use its reasonable best efforts to cause any such “chill,” “freeze” or similar restriction to be removed at the earliest possible time.

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4.
INDEMNIFICATION AND CONTRIBUTION
.
4.1
Indemnification by the Company
. The Company agrees to indemnify and hold harmless, to the fullest extent permitted by law, each Investor and each other holder of Registrable Securities, and each of their respective officers, employees, affiliates, directors, partners, members, attorneys and agents, and each person, if any, who controls an Investor and each other holder of Registrable Securities (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) (each, an “
Investor Indemnified Party
”), from and against any expenses, losses, judgments, claims, damages or liabilities, whether joint or several, (including reasonable and documented costs of investigation and legal expenses and any indemnity and contribution payments made to underwriters) arising out of or based upon any untrue statement (or allegedly untrue statement) of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained in the Registration Statement, or any amendment or supplement to such Registration Statement, or arising out of or based upon any omission (or alleged omission) to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of the Securities Act or any rule or regulation promulgated thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration; and the Company shall promptly reimburse the Investor Indemnified Party for any legal and any other expenses reasonably incurred by such Investor Indemnified Party in connection with investigating and defending any such expense, loss, judgment, claim, damage, liability or action;
provided
,
however
, that the Company will not be liable in any such case to the extent that any such expense, loss, claim, damage or liability is finally judicially determined to have arisen out of or resulted from any untrue statement or allegedly untrue statement or omission or alleged omission made in such Registration Statement, preliminary prospectus, final prospectus, or summary prospectus, or any such amendment or supplement, in reliance upon and in conformity with information furnished to the Company, in writing, by such selling holder expressly for use therein or to the extent related to any selling holder’s violation of the federal securities laws (including Regulation M) or failure to sell the Registrable Securities in accordance with the plan of distribution contained in the prospectus.
4.2
Indemnification by Holders of Registrable Securities
. Each selling holder of Registrable Securities will, in the event that any Registration is being effected under the Securities Act pursuant to this Agreement of any Registrable Securities held by such selling holder, indemnify and hold harmless to the fullest extent permitted by law the Company, each of its directors and officers, and each other selling holder of Registrable Securities and each other person, if any, who controls such other selling holder within the meaning of the Securities Act, against any losses, claims, judgments, damages or liabilities, only insofar as such losses, claims, judgments, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) any untrue statement or allegedly untrue statement of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained in the Registration Statement, or any amendment or supplement to the Registration Statement, or arise out of or are based upon any omission or the alleged omission to state a material fact required to be stated therein or necessary to make the statement therein not misleading, if the statement or omission was made expressly in reliance upon and in conformity with information furnished in writing to the Company by such selling holder in writing expressly for use therein, or (ii) such selling holder’s failure to sell the Registrable Securities in accordance with the plan of distribution contained in the prospectus, and shall reimburse the Company, its directors and officers, and each other selling holder or controlling person for any legal or other expenses reasonably incurred by any of them in connection with investigation or defending any such loss, claim, damage, liability or action. Each selling holder’s indemnification obligations hereunder shall be several and not joint and shall be limited to the amount of any net proceeds actually received by such selling holder upon the sale of Registrable Securities giving rise to such indemnification obligations.
4.3
Conduct of Indemnification Proceedings
. Promptly after receipt by any person of any notice of any loss, claim, damage or liability or any action in respect of which indemnity may be sought pursuant to
Sections 4.1
or
4.2
, such person (the “
Indemnified Party
”) shall, if a claim in respect thereof is to be made against any other

A-16

person for indemnification hereunder, notify such other person (the “
Indemnifying Party
”) in writing of the loss, claim, judgment, damage, liability or action; provided, however, that the failure by the Indemnified Party to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which the Indemnifying Party may have to such Indemnified Party hereunder, except and solely to the extent the Indemnifying Party is actually prejudiced by such failure. If the Indemnified Party is seeking indemnification with respect to any claim or action brought against the Indemnified Party, then the Indemnifying Party shall be entitled to participate in such claim or action, and, to the extent that it wishes, jointly with all other Indemnifying Parties, to assume control of the defense thereof with counsel satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume control of the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that in any action in which both the Indemnified Party and the Indemnifying Party are named as defendants, the Indemnified Party shall have the right to employ separate counsel (but no more than one such separate counsel, which counsel is reasonably acceptable to the Indemnifying Party) to represent the Indemnified Party and its controlling persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Indemnified Party against the Indemnifying Party, with the fees and expenses of such counsel to be paid by such Indemnifying Party if, based upon the written opinion of counsel of such Indemnified Party, representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, consent to entry of judgment or effect any settlement of any claim or pending or threatened proceeding in respect of which the Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such judgment or settlement includes an unconditional release of such Indemnified Party from all liability arising out of such claim or proceeding.
4.4
Contribution
.
4.4.1 If the indemnification provided for in the foregoing
Sections 4.1
,
4.2
and
4.3
is unavailable to any Indemnified Party in respect of any loss, claim, damage, liability or action referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage, liability or action in such proportion as is appropriate to reflect the relative fault of the Indemnified Parties and the Indemnifying Parties in connection with the actions or omissions which resulted in such loss, claim, damage, liability or action, as well as any other relevant equitable considerations. The relative fault of any Indemnified Party and any Indemnifying Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such Indemnified Party or such Indemnifying Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.
4.4.2 The parties hereto agree that it would not be just and equitable if contribution pursuant to this
Section
 4.4
were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in
Section
 4.4.1
.
4.4.3 The amount paid or payable by an Indemnified Party as a result of any loss, claim, damage, liability or action referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this
Section
 4.4
, no holder of Registrable Securities shall be required to contribute any amount in excess of the dollar amount of the net proceeds (after payment of any underwriting fees, discounts, commissions or taxes) actually received by such holder from the sale of Registrable Securities which gave rise to such contribution obligation. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

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5.
UNDERWRITING AND DISTRIBUTION
.
5.1
Rule 144
. The Company covenants that it shall timely file any reports required to be filed by it under the Securities Act and the Exchange Act and shall take such further action as the holders of Registrable Securities may reasonably request, all to the extent required from time to time to enable such holders to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 under the Securities Act, as such Rules may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission. Upon reasonable prior written request, the Company shall deliver to the Investors a customary written statement as to whether it has complied with such requirements.
6.
LOCK-UP
AGREEMENTS
.
6.1
Investor
Lock-Up
. Without limiting the terms of any other Ancillary Document or any other contract, agreement or understanding entered into by any Investor, each Investor agrees that it shall not Transfer any shares of Class A Common Stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for shares of Class A Common Stock (including New Securities) until the
Lock-Up
Release Date;
provided
,
however
, that the foregoing restrictions shall (i) not apply to any shares of Class A Common Stock purchased by an Investor in the PIPE Financing and (ii) with respect to the
Non-Redemption
Investors, only apply to shares of Class A Common Stock received by the
Non-Redemption
Investors pursuant to the
Non-Redemption
Agreements. The foregoing restriction is expressly agreed to preclude each Investor from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of such Investor’s shares of Class A Common Stock even if such shares of Class A Common Stock would be disposed of by someone other than the undersigned until the
Lock-Up
Release Date. Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any of the Investor’s shares of Class A Common Stock or with respect to any security that includes, relates to, or derives any significant part of its value from such shares of Class A Common Stock. The foregoing restrictions shall not apply to Transfers made: (i) pursuant to a bona fide
 gift or charitable contribution; (ii) by will or intestate succession upon the death of an Investor; (iii) to any Permitted Transferee; (iv) pursuant to a court order or settlement agreement related to the distribution of assets in connection with the dissolution of marriage or civil union; or (v) in the case of any Investor that is not a natural person, pro rata to the direct or indirect partners, members or shareholders of an Investor or any related investment funds or vehicles controlled or managed by such persons or their respective affiliates in connection with the liquidation or dissolution thereof; or (vi) in the event of the Company’s completion of a liquidation, merger, share exchange or other similar transaction which results in all of its shareholders having the right to exchange their shares of Class A Common Stock for cash, securities or other property; provided that in the case of (i) through (vi), the recipient of such Transfer must enter into a written agreement agreeing to be bound by the terms of this Agreement in form and substance reasonably satisfactory to the Company, including the transfer restrictions set forth in this
Section
 6.1
.
The foregoing notwithstanding, to the extent any Investor is granted a release or waiver from the restrictions contained in this Section 6 prior to the expiration of the
Lock-Up
Release Date, then all Investors shall be automatically granted a release or waiver from the restrictions contained in this Section 6 to the same extent, on substantially the same terms as and on a pro rata basis with, the Investor to which such release or waiver is granted.
7.
RESERVED
.
8.
MISCELLANEOUS
.
8.1
Other Registration Rights and Arrangements
. The Company represents and warrants that no person, other than a holder of the Registrable Securities and the investors of the PIPE Financing has any right to require the Company to register any of the Company’s capital stock for sale or to include the Company’s capital stock in any registration filed by the Company for the sale of capital stock for its own account or for the account of any

A-18

other person. The parties hereby terminate the Prior Agreements, each of which shall be of no further force and effect and is hereby superseded and replaced in its entirety by this Agreement. The Company shall not hereafter enter into any agreement with respect to its securities which is inconsistent with or violates the rights granted to the holders of Registrable Securities in this Agreement and in the event of any conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.
8.2
Assignment; No Third-Party Beneficiaries
. This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part. This Agreement and the rights, duties and obligations of the holders of Registrable Securities hereunder may be freely assigned or delegated by such holder of Registrable Securities in conjunction with and to the extent of any permitted transfer of Registrable Securities by any such holder to a Permitted Transferee. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties hereto and their respective successors and assigns and the holders of Registrable Securities and their respective successors and permitted assigns. This Agreement is not intended to confer any rights or benefits on any persons that are not party hereto other than as expressly set forth in
Section
 4
and this
Section
 8.2
. The rights of a holder of Registrable Securities under this Agreement may be transferred by such a holder to a transferee who acquires or holds Registrable Securities; provided, however, that such transferee has executed and delivered to the Company a properly completed agreement to be bound by the terms of this Agreement substantially in form attached hereto as Exhibit A (an “
Addendum Agreement
”), and the transferor shall have delivered to the Company no later than fifteen (15) days following the date of the transfer, written notification of such transfer setting forth the name of the transferor, the name and address of the transferee, and the number of Registrable Securities so transferred. The execution of an Addendum Agreement shall constitute a permitted amendment of this Agreement.
8.3
Amendments and Modifications
. Upon the written consent of the Company and the Investors of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects an Investor, solely in his, her or its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from other Investors (in such capacity) shall require the consent of such Investor so affected; provided, further, however, that any waiver, amendment or repeal of the restrictions set forth in Section 6.1 (or of this Section 8.3 in respect of this proviso) shall require the prior written consent of the Sponsor. No course of dealing between any Investor or the Company and any other party hereto or any failure or delay on the part of an Investor or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Investor or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.
8.4
Term
. This Agreement shall terminate upon the earlier of (i) the tenth anniversary of the date of this Agreement or (ii) the date as of which there shall be no Registrable Securities outstanding; provided further that with respect to any Investor, such Investor will have no rights under this Agreement and all obligations of the Company to such Investor under this Agreement shall terminate upon the earlier of (x) the date at least one year after the date hereof that such Investor ceases to hold at least 1 % of the Registrable Securities outstanding on the date hereof or (y) if such Investor is a director or an executive officer of the Company, the date such Investor no longer serves as a director or an executive officer of the Company; provided, however, that such termination as to an Investors shall not apply to the following provisions until such Investor no longer holds any Registrable Securities:
Sections 3.1.4
,
3.1.5
,
3.1.10
,
3.1.12
,
3.1.14
,
3.2
,
3.3
,
3.4
,
3.5
,
7.3
,
8.3
,
8.5
and
Articles IV
and
V
. Notwithstanding the foregoing, the piggy-back registration rights provided for in
Section
 2.3
of this Agreement shall terminate no later than the third anniversary of the date of this Agreement.
8.5
Notices
. All notices, demands, requests, consents, approvals or other communications (collectively, “
Notices
”) required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be personally served, delivered by reputable air courier service with charges prepaid, or

A-19

transmitted by facsimile or email, addressed as set forth below, or to such other address as such party shall have specified most recently by written notice. Notice shall be deemed given (i) on the date of service or transmission if personally served or transmitted by email, or facsimile; provided, that if such service or transmission is not on a Business Day or is after normal business hours, then such notice shall be deemed given on the next Business Day or (ii) one Business Day after being deposited with a reputable courier service with an order for next-day
delivery, to the parties as follows:
If to the Company:
Senti Biosciences, Inc.
2 Corporate Drive, 1
st
Floor
South San Francisco, CA 94080
Attn: Timothy Lu
Email: tim.lu@sentibio.com
with a copy to:
Goodwin Procter LLP
100 Northern Avenue
Boston, MA 02210
Attn: Jocelyn Arel
Michael Patrone
Email:
jarel@goodwinlaw.com
MPatrone@goodwinprocter.com
If to DYNS:
2875 El Camino Real
Redwood City, CA 94061
Attn: Mostafa Ronaghi, Chief Executive Officer
Email:
with a copy to:
Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
Attn: Alan Denenberg
Oliver Smith
Email: alan.
denenberg@davispolk.com
oliver.smith@davispolk.com
If to an Investor, to the address set forth under such Investor’s signature to this Agreement or to such Investor’s address as found in the Company’s books and records.
8.6
Severability
. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible that is valid and enforceable.
8.7
Counterparts
. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

A-20

8.8
Entire Agreement
. This Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written, including, without limitation the Prior Agreement.
[Signature Page Follows]

A-21

IN WITNESS WHEREOF
, the parties have caused this Investor Rights and
Lock-Up
Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

DYNAMICS SPECIAL PURPOSE CORP .

By:
Name:	Mostafa Ronaghi
Title:	Chief Executive Officer

S
IGNATURE
P
AGE
TO
I
NVESTOR
R
IGHTS
A
GREEMENT

IN WITNESS WHEREOF
, the parties have caused this Investor Rights and Lock Up Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

INVESTORS:

S
IGNATURE
P
AGE
TO
I
NVESTOR
R
IGHTS
A
GREEMENT

EXHIBIT A
Addendum Agreement
This Addendum Agreement (“
Addendum Agreement
”) is executed on __________________, 20___, by the undersigned (the “
New Holder
”) pursuant to the terms of that certain Investor Rights and
Lock-Up
Agreement dated as of [    ], 2021 (the “
Agreement
”), by and among the Company and the Investors identified therein, as such Agreement may be amended, supplemented or otherwise modified from time to time. Capitalized terms used but not defined in this Addendum Agreement shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Addendum Agreement, the New Holder agrees as follows:
1.
Acknowledgment
. New Holder acknowledges that New Holder is acquiring certain shares of common stock of the Company (the “
Class
 A Common Stock
”) as a transferee of such shares of Class A Common Stock from a party in such party’s capacity as a holder of Registrable Securities under the Agreement, and after such transfer, New Holder shall be considered an “Investor” and a holder of Registrable Securities for all purposes under the Agreement.
2.
Agreement
. New Holder hereby (a) agrees that the shares of Class A Common Stock shall be bound by and subject to the terms of the Agreement and (b) adopts the Agreement with the same force and effect as if the New Holder were originally a party thereto.
3.
Notice
. Any notice required or permitted by the Agreement shall be given to New Holder at the address or facsimile number listed below New Holder’s signature below.

NEW HOLDER :	ACCEPTED AND AGREED:

Print Name:	DYNAMICS SPECIAL PURPOSE CORP.

By:	By:
Name: Mostafa Ronaghi
Title: Chief Executive Officer

A-24

SCHEDULE I
DYNS Investors
DYNSSponsor LLC
[●]
Senti Investors
[●]

SCHEDULE II
Investors by
Lock-Up
1 year lockup
18 month lockup

Annex AA
Execution Version
AMENDMENT NO. 1 TO BUSINESS COMBINATION AGREEMENT
This AMENDMENT NO. 1 TO BUSINESS COMBINATION AGREEMENT (this “
Amendment
”), dated as of February

, 2022, is made by and among Dynamics Special Purpose Corp., a Delaware corporation (“
DYNS
”), Explore Merger Sub, Inc., a Delaware corporation (“
Merger Sub
”), and Senti Biosciences, Inc., a Delaware corporation (the “
Company
”). Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Business Combination Agreement (as defined below).
WHEREAS, DYNS, Merger Sub and the Company are parties to that certain Business Combination Agreement, dated as of December 19, 2021 (the “
Business Combination Agreement
”);
WHEREAS, pursuant to Section 8.3 of the Business Combination Agreement, the Business Combination Agreement may, prior to the Closing, be amended by a written agreement executed and delivered by DYNS, Merger Sub and the Company; and
WHEREAS, each of DYNS, Merger Sub and the Company agrees to amend the Business Combination Agreement as described below.
NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound, hereby agree as follows:
ARTICLE 1
AMENDMENTS
Section 1.1    Effective as of the date of this Amendment, the definition of “Company Disclosure Schedules” in Section 1.1 of the Business Combination Agreement is hereby amended and restated in its entirety to read as follows:
““
Company Disclosure Schedules
” means the disclosure schedules to this Agreement delivered to DYNS by the Company on the date of this Agreement (as amended, modified or supplemented from time to time upon the mutual signed, written consent of the Parties).”
Section 1.2    Effective as of the date of this Amendment, Section 5.7 of the Business Combination Agreement is hereby amended and restated in its entirety to read as follows:
“Section 5.7
Preparation of Registration Statement/Proxy Statement
. As promptly as practicable following the date of this Agreement, (a) DYNS and the Company shall jointly prepare and DYNS shall file with the SEC, mutually acceptable materials which shall include the proxy statement/prospectus (as amended or supplemented from time to time, the “
Proxy
Statement/Prospectus
”) to be sent to the Pre-Closing DYNS Stockholders soliciting proxies from such stockholders to obtain the DYNS Stockholders Approval at the DYNS Stockholders Meeting, and (b) DYNS shall prepare and file with the SEC a registration statement on Form
S-4
or such other applicable form, in which the Proxy Statement/Prospectus will be included as a prospectus, in connection with the registration under the Securities Act of, to the extent permitted by the rules and regulations promulgated by the SEC, the Class A Common Stock issuable in connection with the Merger (together with the Proxy Statement/Prospectus, the “
Registration Statement/Proxy Statement
”). Any lodgement or filing fees in connection with the filing of the Registration Statement/Proxy Statement with the SEC shall be borne 50% by the Company and 50% by DYNS. Each of DYNS and the Company shall use its reasonable best efforts to (i) cause the Registration Statement/Proxy

1

Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC (including, with respect to the Company and its Subsidiaries, by the provision of audited financial statements (in accordance with PCAOB standards) of, and any other information with respect to, the Company and its Subsidiaries for all periods, and in the form, required to be included in the Registration Statement/Proxy Statement under Securities Laws (after giving effect to any waivers received) or in response to any comments from the SEC, and using reasonable best efforts to cause the Company’s auditors to deliver the required audit opinions and consents), and (ii) promptly notify the other Party of, reasonably cooperate with each other with respect to and respond promptly to any comments of the SEC or its staff; and DYNS shall use its reasonable best efforts to (A) have the Registration Statement/Proxy Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC, and (B) keep the Registration Statement/Proxy Statement effective through the Closing in order to permit the consummation of the transactions contemplated by this Agreement. DYNS, on the one hand, and the Company, on the other hand, shall promptly furnish, or cause to be furnished, to the other all information concerning such Party and its Representatives that may be required or reasonably requested in connection with any action contemplated by this Section 5.7 or for including in any other statement, filing, notice or application made by or on behalf of DYNS to the SEC or Nasdaq in connection with the transactions contemplated by this Agreement and the Ancillary Documents, including, for the avoidance of doubt, the Company providing for the Registration Statement/Proxy Statement its audited consolidated balance sheets as of December 31, 2021 and December 31, 2020 and its related consolidated statements of income (loss), changes in shareholders’ equity and cash flows for the fiscal years then ended, audited in accordance with applicable PCAOB auditing standards (the “
Additional Company Financial Statements
”), and necessary pro forma financial statements. If any Party becomes aware of any information that should be disclosed in an amendment or supplement to the Registration Statement/Proxy Statement, then (1) such Party shall promptly inform, in the case of any DYNS Party, the Company, or, in the case of the Company, DYNS thereof, (2) such Party shall prepare and mutually agree upon with, in the case of DYNS, the Company, or, in the case of the Company, DYNS (in either case, such agreement not to be unreasonably withheld, conditioned or delayed), an amendment or supplement to the Registration Statement/Proxy Statement, (3) DYNS shall promptly file such mutually agreed upon amendment or supplement with the SEC, and (4) the Parties shall reasonably cooperate, if appropriate, in promptly mailing such amendment or supplement to the
Pre-Closing
DYNS Stockholders. The Proxy Statement/Prospectus shall include materials for the adoption and approval by the
Pre-Closing
DYNS Stockholders of (i) the New ESPP, and (ii) a new equity incentive plan (the “
New Equity Incentive Plan
”), which will initially reserve a number of shares of Class A Common Stock equal to the percentage of the aggregate number of shares of Class A Common Stock issued and outstanding immediately after the Closing (and, for the avoidance of doubt, without accounting for any shares of Class A Common Stock subject to Rollover Options) set forth on Section 1.2 of the Company Disclosure Schedules. The New Equity Incentive Plan will provide for awards of incentive stock options, non-statutory
stock options and other stock-based awards (including restricted stock units) as determined by the administrator of the New Equity Incentive Plan in its sole discretion. The Company shall provide a proposed form of the New Equity Incentive Plan within 30 days after the date of this Agreement. DYNS shall have a right to review and approve the New Equity Incentive Plan in advance, such approval not to be unreasonably withheld, conditioned or delayed, and the Parties shall otherwise cooperate to include such terms and conditions as are customary and appropriate for the New Equity Incentive Plan, including a ten (10) year “evergreen” increase provision, pursuant to which the number of shares of Class A Common Stock available for issuance under the New Equity Incentive Plan shall be increased on the first day of each calendar year following the date on which the New Equity Incentive Plan is adopted in an amount equal to the lesser of (x) the percentage set forth on Section 1.2 of the Company Disclosure Schedules of the aggregate number of shares of Class A Common Stock issued and outstanding (and, for the avoidance of doubt, without accounting for any shares of Class A Common Stock then subject to unexercised Rollover Options or outstanding, unexercised options issued pursuant to the New Equity Incentive Plan) as of the last day of the immediately preceding calendar year, and (y) following the Closing, such number of shares of Class A Common Stock as determined by the DYNS Board or by the “Committee” (as defined and designated under the terms of the New Equity Incentive Plan), and with such other parameters (if any) as set forth on Section 5.7 of the

2

Company Disclosure Schedules. DYNS shall as promptly as reasonably practicable advise the Company of the time of effectiveness of the Registration Statement/Proxy Statement, the issuance of any stop order relating thereto or the suspension of the qualification of Class A Common Stock for offering or sale in any jurisdiction, and DYNS and the Company shall each use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of the Parties hereto shall use reasonable best efforts to ensure that none of the information related to it or any of its Representatives, supplied by or on its behalf for inclusion or incorporation by reference in the Registration Statement/Proxy
Statement will, at the time the Registration Statement/Proxy Statement is filed with the SEC, at each time at which it is amended, or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.”
Section 1.3    Effective as of the date of this Amendment, Section 5.20 of the Business Combination Agreement is hereby amended and restated in its entirety to read as follows:
“Section 5.20
Grant of Options Under New Equity Incentive Plan
. As of the date hereof, the Company has granted to the Persons set forth on Section 5.20 of the Company Disclosure Schedules the number of incentive stock options or non-statutory
stock options set forth beside such Person’s name, which stock options shall (i) be for a number of shares of Company Common Stock, subject to adjustment as set forth in the individual option award agreements entered into with each such Person (as amended from time to time with the prior written consent of DYNS), (ii) have an exercise price of $1.936, and (iii) vest subject to both (x) the consummation of the transactions contemplated by this Agreement and
(y) time-based
vesting over four years, with twenty-five percent (25%) of each option time-vesting
on the first anniversary of either the Closing Date or the grant date (as set forth beside the name of each Person in the Company Disclosure Schedules) and the remaining seventy-five percent (75%) of each option time-vesting
in
thirty-six
(36) equal monthly installments thereafter, provided in each case that such person remains in a continuous service relationship with the Company or its Subsidiaries at each applicable vesting date (collectively, the “
Closing Option Awards
”).”
Section 1.4    Effective as of the date of this Amendment, (a) the Company Disclosure Schedules are amended to include Section 5.7, and (b) Section 5.20 of the Company Disclosure Schedules is hereby amended and restated in its entirety, in each case, in the form set forth in the schedule attached to, and delivered to DYNS by the Company with, this Amendment.
ARTICLE 2
MISCELLANEOUS
Section 2.1    The Parties hereby agree that, except as specifically provided in this Amendment, the Business Combination Agreement shall remain in full force and effect without any other amendments or modifications.
Section 2.2    The provisions of Sections 8.2 through 8.11 (inclusive), and Sections 8.13 through 8.18 (inclusive) of the Business Combination Agreement are hereby incorporated into this Amendment by reference and shall be applicable to this Amendment, mutatis mutandis, for all purposes.
* * * * *

3

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment No. 1 to Business Combination Agreement to be duly executed on its behalf as of the day and year first above written.

DYNAMICS SPECIAL PURPOSE CORP.

By:
Name: Mostafa Ronaghi
Title: Chief Executive Officer

EXPLORE MERGER SUB, INC.

By:
Name: Mostafa Ronaghi
Title: President

SENTI BIOSCIENCES, INC.

By:
Name: Timothy Lu
Title: Chief Executive Officer
[
Signature page to Amendment No.
 1 to Business Combination Agreement
]

Schedule to Amendment No. 1 to Business Combination Agreement
See over page.

Section 5.7
Preparation of Registration Statement/Proxy Statement
1. Shares of Class
 A Common Stock reserved under New Equity Incentive Plan
: 22% of the aggregate number of shares of Class A Common Stock issued and outstanding immediately after the Closing (and, for the avoidance of doubt, without accounting for any shares of Class A Common Stock subject to Rollover Options), which 22% shall be inclusive of the shares subject to the Closing Option Awards. For the avoidance of doubt, any shares subject to the Closing Option Awards and awards granted under the New Equity Incentive Plan (each an “
Award
”, and together, the “
Awards
”) that are not issued due to (1) the relevant Award being forfeited or canceled, in whole or in part, before the shares covered by such portion of the Award are issued, (2) the settlement of any portion of an Award in cash, or (3) the withholding of shares that would otherwise be issued by the Company to satisfy the exercise price or a tax withholding obligation in connection with such an Award, shall not reduce the number of shares available for issuance under the New Equity Incentive Plan.
2. Shares of Class
 A Common Stock available for issuance under the New Equity Incentive Plan to be increased by:
5% of the aggregate number of shares of Class A Common Stock issued and outstanding (and, for the avoidance of doubt, without accounting for any shares of Class A Common Stock then subject to unexercised Rollover Options or outstanding, unexercised options issued pursuant to the New Equity Incentive Plan) as of the last day of the immediately preceding calendar year.

Section 5.20
Grant of Options Under New Equity Incentive Plan
For workings, refer to accompanying Excel spreadsheet delivered by the Company to DYNS on the date of this Amendment.

Exhibit B
EXECUTION VERSION
SPONSOR SUPPORT AGREEMENT
This
SPONSOR SUPPORT AGREEMENT
(this “
Agreement
”), dated as of December 19, 2021, is made by and among Dynamics Sponsor LLC, a Delaware limited liability company (the “
Sponsor
”) as the sole holder of Class B common stock par value $0.0001 per share (the “
Class
 B Common Stock
”) of Dynamics Special Purpose Corp., solely for purposes of Section 5 of this Agreement, the other Persons party hereto as “Other DYNS Insiders” set forth on the signature pages hereto (the “
Other DYNS Insiders
”, and together with the Sponsor, collectively, the “
DYNS Insiders
”), Dynamics Special Purpose Corp., a Delaware corporation (“
DYNS
”), and Senti Biosciences, Inc., a Delaware corporation (the “
Company
”). The Sponsor, DYNS and the Company shall be referred to herein from time to time collectively as the “
Parties
”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement (as defined below).
WHEREAS, DYNS, the Company and Explore Merger Sub, Inc., a Delaware corporation (“
Merger Sub
”), entered into that certain Business Combination Agreement, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “
Business Combination Agreement
”);
WHEREAS, as of the date of this Agreement, the Sponsor owns 5,750,000 shares of Class B Common Stock; and
WHEREAS, the Business Combination Agreement contemplates that the Parties will enter into this Agreement concurrently with the entry into the Business Combination Agreement by the parties thereto, pursuant to which, among other things, the Sponsor will vote in favor of approval of the Business Combination Agreement and the transactions contemplated thereby (including the Merger).
NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:
1.
Agreement to Vote
.
(a) Pursuant to Section 3 of that certain Letter Agreement, dated as of May 25, 2021 (the “
Insider Letter
”), by and among DYNS and the DYNS Insiders, the Sponsor hereby consents to the entry by DYNS into the Business Combination Agreement and each other Ancillary Document to which DYNS is or will be a party.
(b) For so long as this Agreement is in effect, the Sponsor hereby agrees to vote at any meeting of the stockholders of DYNS, and in any action by written resolution of the stockholders of DYNS, all of the Sponsor’s shares of Class B Common Stock (together with any other Equity Securities of DYNS that the Sponsor holds of record or beneficially, as of the date of this Agreement, or of which the Sponsor acquires record or beneficial ownership after the date hereof, collectively, the “
Subject DYNS Equity Securities
”) in favor of the Required Transaction Proposals, and against any proposal that conflicts or materially impedes or interferes with any Required Transaction Proposals, including any DYNS Acquisition Proposal, or that would adversely affect or delay the consummation of the transactions contemplated by the Business Combination Agreement. The Sponsor shall validly execute and deliver to DYNS, on (or effective as of) the fifth (5th) Business Day following the date that the Proxy Statement/Prospectus is disseminated by DYNS to DYNS’s stockholders (following the date that the Registration Statement/Proxy Statement becomes effective), a properly completed voting proxy in the form distributed by or on behalf of DYNS in favor of the Required Transaction Proposals. In the event of any equity dividend or distribution, or any change in the equity interests of DYNS by reason of any equity dividend or distribution, equity split, recapitalization, combination, conversion, exchange of equity interests or the like prior to the Closing, the term “Subject DYNS Equity Securities” shall be deemed to refer to and include the Subject DYNS Equity Securities as well as all such equity dividends and distributions and any securities into which or for which any or all of the Subject DYNS Equity Securities may be changed or exchanged or which are received in such transaction.
2.
Waivers
.
(a) The Sponsor hereby waives, subject to, and conditioned upon, the occurrence of the Closing (for himself, herself or itself and for his, her or its, successors, heirs and assigns), to the fullest extent permitted by law and the Governing Documents of DYNS, and agrees not to assert or perfect, any rights to adjustment or other anti-dilution protections with respect to the rate that the shares of Class B Common Stock held by the Sponsor convert into shares of Class A Common Stock in connection with the transactions contemplated by the Business Combination Agreement. For the avoidance of doubt, the foregoing waiver does not waive the Sponsor’s rights under Section 4.3(b) of DYNS’s Amended and Restated Certificate of Incorporation, which provides that in no event may any Class B Common Stock convert into shares of Class A Common Stock at a ratio that is less than one-for-one.
(b) The Sponsor hereby waives any and all Redemption Rights in respect to the Required Transaction Proposals, and shall not elect to cause DYNS to redeem any Subject DYNS Equity Securities beneficially owned or owned of record by the Sponsor in connection with the Required Transaction Proposals.
(c) The Sponsor hereby waives any and all right, title, interest or claim of any kind in or to any distribution of the Trust Account with respect to the Subject DYNS Equity Securities.
3.
Transfer of Shares
.
(a) From the date hereof until the earlier of (i) the Closing or (ii) the valid termination of this Agreement pursuant to Section 6, the Sponsor hereby agrees that the Sponsor shall not, directly or indirectly, (i) sell, assign, transfer (including by operation of law), place a lien on, pledge, dispose of or otherwise encumber any of his, her or its Subject DYNS Equity Securities or otherwise agree to do any of the foregoing (each, a “
Transfer
”), (ii) deposit any of the Sponsor’s Subject DYNS Equity Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect to any of the Sponsor’s Subject DYNS Equity Securities that conflicts with any of the covenants or agreements set forth in this Agreement, (iii) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect sale, assignment, transfer (including by operation of law) or other disposition of any of the Sponsor’s Subject DYNS Equity Securities, (iv) engage in any hedging or other transaction which is designed to, or which would (either alone or in connection with one or more events or developments (including the satisfaction or waiver of any conditions precedent)), result in a sale or disposition of the Sponsor’s Subject DYNS Equity Securities or (v) take any action that would have the effect of preventing or materially delaying the performance of the Sponsor’s obligations hereunder , except (A) as affirmatively permitted by the Business Combination Agreement or (B) any Transfer that would be permitted pursuant to Section 5(c) of the Insider Letter.
(b) From the Closing until the earlier of (i) the
Lock-Up
Release Date or (ii) the valid termination of this Agreement pursuant to Section 6, the Sponsor hereby agrees that the Sponsor shall not, directly or indirectly, Transfer any of the Sponsor’s Subject DYNS Equity Securities;
provided
,
however
, that the foregoing shall not apply to any Transfer (A) to DYNS’s officers or directors, any affiliates or family member of any of DYNS’s officers or directors, any members or partners of the Sponsor or their affiliates, any affiliates of the Sponsor, or any employees of such affiliates; (B) in the case of an individual, by gift to a member of one of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family, an affiliate of such person or to a charitable organization; (C) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (D) in the case of an individual, pursuant to a qualified domestic relations order; (E) by private sales or transfers made in connection with the transactions contemplated by the Business Combination Agreement; and (F) by virtue of the Sponsor’s organizational documents upon liquidation or dissolution of the Sponsor;
provided
, that any transferee of any Transfer of the type set forth in clauses (A) through (F) must enter into a written agreement in form and substance reasonably satisfactory to the Company agreeing to be bound by this Agreement prior to the occurrence of such Transfer. For purposes of this Agreement, the “
Lock-Up
Release Date
” means the earliest of (A) the one year anniversary of the Closing and (B) subsequent to the Closing, (x) if the last reported sale price of the Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 consecutive trading day period commencing at least 150 days after the Closing, or (y) the date upon completion of a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of the public stockholders of DYNS having the right to exchange their DYNS Common Stock for cash, securities or other property.
(c) In furtherance of the foregoing, DYNS hereby agrees to (i) place a revocable stop order on all Subject DYNS Equity Securities subject to Section 3(a) and Section 3(b), including those which may be covered by a registration statement, and (ii) notify DYNS’s transfer agent in writing of such stop order and the restrictions on such Subject DYNS Equity Securities under Section 3(a) and Section 3(b) and direct DYNS’s transfer agent not to process any attempts by the Sponsor to Transfer any Subject DYNS Equity Securities except in compliance with Section 3(a) or Section 3(b); for the avoidance of doubt, the obligations of DYNS under this Section 3(c) shall be deemed to be satisfied by the existence of any similar stop order and restrictions currently existing on the Subject DYNS Equity Securities.
4.
Other Covenants
. The Sponsor hereby agrees to be bound by and subject to (i) Sections 5.3(a) (Confidentiality and Access to Information) and 5.4(a) (Public Announcements) of the Business Combination Agreement to the same extent as such provisions apply to the parties to the Business Combination Agreement, as if the Sponsor is directly a party thereto, and (ii) Section 5.6(c) (Exclusive Dealing) of the Business Combination Agreement to the same extent as such provisions apply to DYNS as if the Sponsor is directly party thereto.
5.
Termination of DYNS Class
 B Common Stock
Lock-up
Period
. Each DYNS Insider and DYNS hereby agree that effective as of the consummation of the Closing (and not before), Section 5 of the Insider Letter shall be amended and restated in its entirety as follows:
“5.
Reserved
.”
The amendment and restatement of the Insider Letter set forth in this Section 5 shall be void and of no force and effect if the Business Combination Agreement shall be terminated for any reason in accordance with its terms.
6.
Termination
. This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio
upon the earlier of (a) the Effective Time; and (b) the termination of the Business Combination Agreement in accordance with its terms. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or Liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) the termination of this Agreement pursuant to Section 6(b) shall not affect any Liability on the part of any Party for a Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud, (ii) Sections 2, 5 and 10 (solely to the extent related to the foregoing Sections 2 or 5) shall each survive the termination of this Agreement pursuant to Section 6(a), and (iii) Sections 7, 8, 9 and 10 (solely to the extent related to the following Sections 7 or 9) shall survive any termination of this Agreement. For purposes of this Section 6, (x) “
Willful Breach
” means an intentional and willful breach, or an intentional and willful failure to perform, in each case that is the consequence of an act or omission by a Party with the knowledge that the taking of such act or failure to take such act would cause a breach of this Agreement and (y) “
Fraud
” means an act or omission by a Party consisting of a false or incorrect representation or warranty expressly set forth in this Agreement with the intent that another Party rely on such representations and warranties, coupled with such other

Party’s detrimental reliance on such representations and warranties under circumstances that constitute common law fraud under the Laws of the State of New York. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud, or any torts based on negligence or recklessness.
7.
No Recourse
. Except for claims pursuant to the Business Combination Agreement or any other Ancillary Document by any party(ies) thereto against any other party(ies) thereto, each Party agrees that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever (whether in tort, contract or otherwise) arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against any non-party
affiliate of the Company or DYNS, as applicable (other than the DYNS Insiders named as parties hereto, on the terms and subject to the conditions set forth herein), and (b) none of the Company’s non-party
affiliates or DYNS’s
non-party
affiliates (other than the DYNS Insiders named as parties hereto, on the terms and subject to the conditions set forth herein) shall have any Liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished in connection with this Agreement, the negotiation hereof or the transactions contemplated hereby.
8.
Fiduciary Duties
. Notwithstanding anything in this Agreement to the contrary, (a) the Sponsor makes no agreement or understanding herein in any capacity other than in the Sponsor’s capacity as a record holder and beneficial owner of the Subject DYNS Equity Securities, and not in the Sponsor’s (or any of its representatives’) capacity as a director, officer or employee of any DYNS Party, and (b) nothing herein will be construed to limit or affect any action or inaction by the Sponsor or any representative of the Sponsor serving as a member of the board of directors (or other similar governing body) of any DYNS Party or as an officer, employee or fiduciary of any DYNS Party, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of such DYNS Party.
9.
No Third Party Beneficiaries
. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever in connection with the matters governed by this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties, partners or participants in a joint venture.
10.
Incorporation by Reference
. Sections 8.1
(Non-Survival),
8.2 (Entire Agreement; Assignment), 8.3 (Amendment), 8.4 (Notices), 8.5 (Governing Law), 8.7 (Construction; Interpretation), 8.10 (Severability), 8.11 (Counterparts; Electronic Signatures), 8.15 (Waiver of Jury Trial), 8.16 (Submission to Jurisdiction) and 8.17 (Remedies) of the Business Combination Agreement are incorporated herein and shall apply to this Agreement mutatis mutandis
.
[
signature page follows
]

EXECUTION VERSION
IN WITNESS WHEREOF
, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

DYNAMICS SPECIAL PURPOSE CORP.

By:
	Name:	Mostafa Ronaghi
	Title:	Chief Executive Officer

DYNAMICS SPONSOR LLC

By:
	Name:	Mostafa Ronaghi
	Title:	President

SENTI BIOSCIENCES, INC.

By:
	Name:	Timothy Lu
	Title:	Chief Executive Officer

Solely for purposes of Section 5 of this Agreement, the following Other DYNS Insiders

Omid Farokhzad

Mostafa Ronaghi

Mark Afrasiabi

Rowan Chapman

David Epstein

Jay Flatley

Dipchand Nishar

Robert Langer

Exhibit C
Execution Version
COMPANY STOCKHOLDER SUPPORT AGREEMENT
This Company Stockholder Support Agreement (this “
Agreement
”), dated as of _________ __, 2021, is among Dynamics Special Purpose Corp., a Delaware corporation (“
Parent
”), Senti Biosciences, Inc., a Delaware corporation (the “
Company
”) and each of the undersigned holders (together with each such holder who executes a signature page to this Agreement after the date hereof, the “
Holders
”) of capital stock of the Company. Each of Parent, the Company and the Holders may hereinafter be referred to as a “
Party
” and collectively as the “
Parties
”.
RECITALS
WHEREAS, Parent, Explore Merger Sub, Inc.
,
a Delaware corporation (“
Merger Sub
”), and the Company have entered into a Business Combination Agreement (as such agreement may be amended from time to time, the “
Business Combination Agreement
”), pursuant to which Merger Sub will merge with and into the Company, with the Company surviving as the surviving corporation (the “
Merger
”), all upon the terms and subject to the conditions set forth in the Business Combination Agreement;
WHEREAS, each Holder beneficially owns (as defined in
Rule 13d-3
under the Securities Exchange Act of 1934, as amended (the “
Exchange Act
”)), and has sole voting power with respect to the number and type of the Company Shares indicated opposite such Holder’s name on Schedule 1 attached hereto (or, in the case of any Holder who executes a signature page to this Agreement after the date hereof, attached to such Holder’s signature page) (as used herein, the term “
Shares
” means all the Company Shares held by the Holders as of the date hereof and any Company Shares or other equity interests or shares of the capital stock of the Company that such Holder may hereafter acquire, including, without limitation, through acquiring ownership of record or the power to vote (including, without limitation, by proxy or power of attorney) prior to the termination of the obligations of such Holder under this Agreement);
WHEREAS, this Agreement is a material inducement to Parent’s and Merger Sub’s willingness to enter into the Business Combination Agreement and the Ancillary Documents and consummate the transactions contemplated thereby, including the Merger, pursuant to which such Holder will directly or indirectly receive a material benefit; and
WHEREAS, all capitalized terms used but not defined in this Agreement shall have the respective meanings ascribed to them in the Business Combination Agreement.
NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Parent and the Holders agree as follows:
Section 1.
Agreement to Vote Shares
.
(a) Each Holder, solely in their capacity as a stockholder of the Company, agrees that, unless the Expiration Date has occurred, it shall validly execute and deliver to the Company, within forty eight (48) hours after the date that the Proxy Statement/Prospectus is disseminated by the Company to the Company’s stockholders following the date that the Registration Statement becomes effective, a written consent approving the Business Combination Agreement, the Merger, and any other matters necessary or reasonably requested by the Company for consummation of the Merger and the other transactions contemplated by the Business Combination Agreement in respect of the Shares. In addition, unless the Expiration Date has occurred, each Holder irrevocably and unconditionally agrees that at any meeting of the holders of Company Shares, or any adjournment or postponement thereof, or in connection with any written consent of the holders of Company Shares, with respect to the Business Combination Agreement or any of the transactions contemplated thereby, including the Merger, such Holder shall:
(i) appear at any such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and
(ii) vote (or cause to be voted) (i) in favor of adoption and approval of the Business Combination Agreement, the Merger, and any other matters necessary or reasonably requested by the Company for consummation of the Merger and the other transactions contemplated by the Business Combination Agreement, and (ii) against any proposal that would constitute a breach thereof or that conflicts or materially impedes or interferes therewith, including any Company Acquisition Proposal, or would adversely affect or delay the consummation of the transactions contemplated by the Business Combination Agreement.
(b) Without limiting any other rights or remedies of Parent, each Holder hereby irrevocably appoints Parent or any individual designated by Parent as such Holder’s agent, attorney-in-fact
and proxy (with full power of substitution and resubstituting), for and in the name, place and stead of such Holder, up to the Expiration Date, to attend on behalf of such Holder any meeting of the Company Stockholders with respect to the matters described in
Section
 1(a)(ii)
, to include the Shares held by such Holder in any computation for purposes of establishing a quorum at any such meeting of the Company Stockholders, to vote (or cause to be voted) such Shares or consent (or withhold consent) with respect to any of the matters described in
Section
 1(a)(ii)
in connection with any meeting of the Company Stockholders or any action by written consent by the Company Stockholders (including the Company Stockholder Written Consent), in each case, only in the event and to the extent that the Holder fails to timely perform or otherwise comply with the covenants, agreements or obligations set forth in
Section
 1(a)
. The proxyholder may not exercise the proxy granted pursuant to this
Section
 1(b)
on any matter except those provided in
Section
 1(a)
, and each Holder may vote its, his or her Shares on all other matters, subject to the other applicable covenants, agreements and obligations set forth in this Agreement.
(c) The proxy granted by each Holder pursuant to
Section
 1(b)
 (i) will be automatically revoked upon the Expiration Date, (ii) is coupled with an interest sufficient in law to support, subject to clause (i), an irrevocable proxy and is granted in consideration for Parent entering into the Business Combination Agreement and agreeing to consummate the transactions contemplated thereby, and (iii) is a durable proxy and shall survive the bankruptcy, dissolution, death, incapacity or other inability to act by such Holder and shall revoke any and all prior proxies granted by such Holder with respect to the Shares held by such Holder. The vote or consent of the proxyholder in accordance with
Section
 1(b)
and with respect to the matters in
Section
 1(a)(ii)
shall control in the event of any conflict between such vote or consent by such proxyholder and a vote or consent by each Holder (or any other Person with the power to vote the Shares held by such Holder) with respect to the matters in
Section
 1(a)(ii)
.
(d) Prior to the Expiration Date, except as expressly set forth herein, no Holder shall enter into any agreement, understanding or arrangement (whether written or oral) with any Person to vote or give instructions in any manner inconsistent with this
Section
 1
. Any such vote shall be cast, or consent shall be given, in accordance with such procedures relating thereto so as to ensure that it is duly counted for purposes of determining that a quorum is present and for purposes of recording the results of such vote or consent.
(e) In the event of any equity dividend or distribution, or any change in the equity interests of the Company by reason of any equity dividend or distribution, equity split, recapitalization, combination, conversion, exchange of equity interests or the like prior to the Closing (including the transactions contemplated by the Business Combination Agreement), the term “Shares” shall be deemed to refer to and include the Shares as well as all such equity dividends and distributions and any securities into which or for which any or all of the Shares may be changed or exchanged or which are received in such transaction (including the DYNS Common Stock received as result of the consummation of the Merger pursuant to the Business Combination Agreement). For the avoidance of doubt, in no event shall the term “Shares” be deemed to refer to or include any securities issued to any Holder pursuant to any Subscription Agreement.
Section 2.
Transfer of Shares
.
(a) Each Holder agrees that, prior to the Expiration Date, he, she or it shall not sell, assign, transfer (including by operation of law), place a lien on, pledge, dispose of or otherwise encumber any of his, her or its Shares or otherwise agree to do any of the foregoing (collectively, a “
Transfer
”), except (a) in compliance with all applicable federal and state securities Laws, (b) in compliance with the Governing Documents of the Company (it being understood and agreed than any waiver or consent to any Transfer pursuant to the Governing Documents of the Company shall require the mutual consent of Parent and the Company), (c) in compliance with the Business Combination Agreement and (d) if, prior to such Transfer, each transferee signs a counterpart to this Agreement pursuant to which such transferee agrees to be bound by the terms of this Agreement and to be a “Holder” hereunder;
provided
that, any subsequent transfer of the Shares by any such transferee shall also be made pursuant to, and in accordance with, all of the provisions of this
Section
 2
to the same extent as if each such transferee were a Holder. Each Holder shall not, directly or indirectly,
(i) pledge, encumber or create a Lien on any Shares or enter into any contract, option, commitment or other arrangement or understanding with respect to the foregoing;
(ii) grant any proxies or powers of attorney or enter into a voting agreement or other arrangement with respect to any of such Holder’s Shares;
(iii) enter into, or deposit any of such Holder’s Shares into, a voting trust or take any other action which would, or would reasonably be expected to, result in a diminution of the voting power represented by any of such Holder’s Shares; or
(iv) commit or agree to take any of the foregoing actions.
As used in this Agreement, the term “
Expiration Date
” shall mean the earliest to occur of (i) the Effective Time, (ii) such date and time as the Business Combination Agreement shall be terminated pursuant to Article 7 thereof and (iii) upon mutual written agreement of the Parties.
(b) From the Effective Time until the earlier of (i) the
Lock-Up
Release Date or (ii) the valid termination of this Agreement pursuant to Section 13, each Holder hereby agrees that it shall not, directly or indirectly, Transfer any of the Shares (including, for the avoidance of doubt, the DYNS Common Stock received as result of the consummation of the Merger pursuant to the Business Combination Agreement);
provided
,
however
, that the foregoing shall not apply to any Transfer (A) to such Holder’s officers or directors, any affiliates or family member thereof or any of their affiliates; (B) in the case of an individual, by gift to a member of one of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family, an affiliate of such person or to a charitable organization; (C) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (D) in the case of an individual, pursuant to a qualified domestic relations order; (E) by private sales or transfers made in connection with the transactions contemplated by the Business Combination Agreement; (F) pro rata to the direct or indirect partners, members or shareholders of such Holder or any related investment funds or vehicles controlled or managed by such persons or their respective affiliates in connection with the liquidation or dissolution thereof, and (G) by virtue of such Holder’s organizational documents upon liquidation or dissolution thereof;
provided
, that any transferee of any Transfer of the type set forth in clauses (A) through (G) must enter into a written agreement in form and substance reasonably satisfactory to Parent agreeing to be bound by this Agreement prior to the occurrence of such Transfer. For purposes of this Agreement, the “
Lock-Up
Release Date
” means the earliest of (A) the one year anniversary of the Closing and (B) subsequent to the Closing, (x) if the last reported sale price of the Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 consecutive trading day period commencing at least 150 days after the Closing, or (y) the date upon completion of a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of the public stockholders of Parent having the right to exchange their DYNS Common Stock for cash, securities or other property. In furtherance of the foregoing, Parent hereby agrees to (i) place a revocable stop order on all Shares subject to Section 2(b), including those which may be covered by a registration statement, and (ii) notify Parent’s transfer agent in writing of such stop order and the restrictions on such Shares under Section 2(b) and direct Parent’s transfer agent not to process any attempts by any Holder to Transfer any Shares except in compliance with this Section 2(b).
Notwithstanding the foregoing, to the extent any Holder is granted a release or waiver to a substantially similar lockup to those set forth in the restrictions contained in this Section 2 prior to the expiration of the
Lock-Up
Period, then all Holders subject to such restrictions shall be automatically granted a release or waiver from the restrictions contained in this Section 2 to the same extent, on substantially the same terms as and on a pro rata basis with, the Holder to which such release or waiver is granted.
Section 3.
Certain Covenants of the Holder
.
(a) Each Holder and the Company hereby agrees that, notwithstanding anything to the contrary in any such agreement, (i) each of the agreements set forth on
Schedule 2
hereto shall be automatically terminated and of no further force and effect (including any provisions of any such agreement that, by its terms, survive such termination) effective as of, and subject to and conditioned upon the occurrence of, the Effective Time and (ii) upon such termination neither the Company nor any of its Affiliates shall have any further obligations or Liabilities under or with respect to each such agreement. Without limiting the above, each of the Equity Holders who are a party to the agreements set forth on
Schedule 2
hereby expressly and irrevocably acknowledge and agree that all terms and conditions of the respective agreements to which they are a party to were duly observed or waived, as applicable.
(b) Each Holder hereby agrees to be bound by and subject to (i) Sections 5.3(a) (Confidentiality) and 5.4(a) (Public Announcements) of the Business Combination Agreement to the same extent as such provisions apply to the parties to the Business Combination Agreement, as if such Holder is directly party thereto, and (ii) Section 5.6(a) (Exclusive Dealing) of the Business Combination Agreement to the same extent as such provisions apply to the Company, as if the Holder is directly party thereto.
Section 4.
Representations and Warranties of Holders
. Each Holder hereby represents and warrants to Parent as follows:
(a) such Holder has the full power and authority to execute and deliver this Agreement and to perform such Holder’s obligations hereunder;
(b) this Agreement has been duly executed and delivered by such Holder and, assuming due authorization, execution and delivered by the other Parties, constitutes a valid, legal and binding agreement with respect to such Holder, enforceable against such Holder in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar Laws affecting creditors’ rights generally and general principles of equity;
(c) if such Holder is the beneficial owner of any Shares held in trust, no consent of any beneficiary of such trust is required in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby or by the Business Combination Agreement;
(d) such Holder beneficially owns the number of Shares indicated opposite such Holder’s name on Schedule 1 hereto, free and clear of any Liens (other than Liens created by this Agreement, applicable securities laws, the Company’s Amended and Restated Certificate of Incorporation, the Company’s existing bylaws, that certain Amended and Restated Investors’ Rights Agreement made as of October 22, 2020 by and among the

Company and certain of its stockholders, and Permitted Liens), that certain Voting Agreement entered into as of October 22, 2020 by an among the Company and certain of its stockholders, as amended by Amendment No. 1 to the Voting Agreement, and has sole, and otherwise unrestricted, voting and investment power with respect to such Shares; none of the Shares are subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares; and no Person has any right to acquire from such Holder any of the Shares indicated opposite such Holder’s name on Schedule 1 hereto;
(e)    such Holder agrees to promptly notify Parent in writing of any changes or updates to Schedule 1 hereto as it relates to such Holder after the date hereof;
(f)    such Holder understands that, at the Effective Time, each outstanding Share shall be converted into the right to receive the Merger Consideration as set forth in the Business Combination Agreement;
(g)    the execution and delivery of this Agreement by such Holder, the consummation by such Holder of the transactions contemplated hereunder and the performance by such Holder of his, her or its obligations hereunder do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, any Contract or any judgment to which such Holder is a party or by which such Holder is bound, or any Law to which such Holder is subject or, in the event that such Holder is a corporation, company, partnership, limited liability company, joint venture, association, trust, business trust or other entity, any Governing Document of such Holder;
(h)    the execution and delivery of this Agreement by such Holder, the consummation by such Holder of the transactions contemplated hereunder and the performance by such Holder of his, her or its obligations hereunder do not and will not require any consent, approval, qualification, order or authorization of, registration, declaration or filing with, or notice to, any Governmental Entity by such Holder except for applicable requirements, if any, of the Exchange Act, and except where the failure to obtain such consents, approvals, qualifications, orders or authorizations or registrations, declarations or filings, would not prevent or impair in any material respect the performance by such Holder of his, her or its obligations under this Agreement; and
(i)    no investment banker, broker, finder, consultant or intermediary or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission based upon arrangements made by or on behalf of such Holder in connection with its entering into this Agreement.
Section 5.
Remedies
. Notwithstanding anything to the contrary set forth in the Business Combination Agreement, the Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other Parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.
Section 6.
No Waivers
. No waiver of any breach of this Agreement extended by Parent to a Holder shall be construed as a waiver of any rights or remedies of Parent with respect to any other Holder or with respect to any subsequent breach of such Holder or any other such Holder. No waiver of any provisions hereof by either Party shall be deemed a waiver of any other provisions hereof by any such Party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such Party.

Section 7.
Appraisal Rights; Claims
. Each Holder hereby agrees (a) not to exercise any appraisal rights or any dissenters’ rights that such Holder may have (whether under applicable Law or otherwise) or could potentially have or acquire in connection with the Business Combination Agreement and the transactions contemplated by the Business Combination Agreement, including the Merger, and (b) not to commence or participate in any claim, derivative or otherwise, against the Company, Parent, Merger Sub or any of their respective Affiliates relating to the negotiation, execution or delivery of this Agreement or the Business Combination Agreement or the consummation of the Merger, including any claim (i) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (ii) alleging a breach of any fiduciary duty of the Company Board in connection with this Agreement, the Business Combination Agreement or the Merger.
Section 8.
Fees and Expenses
. Except as otherwise provided herein or in the Business Combination Agreement, all fees and expenses incurred in connection with or related to this Agreement and the Business Combination Agreement and the transactions contemplated hereby and thereby will be paid by the party incurring such fees or expenses, whether or not such transactions are consummated.
Section 9.
Trust Account Waiver
. Reference is made to the final prospectus of Parent, filed with the Securities Exchange Commission (the “
SEC
”) (File
No. 333-255930)
on May 27, 2021 (the “
Prospectus
”). The Holder acknowledges and agrees and understands that Parent has established a Trust Account containing the proceeds of IPO and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of Parent’s Public Stockholders, and Parent may disburse monies from the Trust Account only in the express circumstances described in the Prospectus. The Holder hereby agrees that, notwithstanding anything to the contrary in this Agreement, it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability.
Section 10.
Notices
. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by facsimile (having obtained electronic delivery confirmation thereof),
e-mail
(having obtained electronic delivery confirmation thereof), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:
(a) if to Parent:
Dynamics Special Purpose Corp.
2875 El Camino Real
Redwood City, CA 94061
Attention:
Email:
with copies (which shall not constitute notice) to:
Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attention: Alan Denenberg
Email: alan.denenberg@davispolk.com

if to Company:
Senti Biosciences, Inc.
2 Corporate Drive, 1st Floor
South San Francisco, CA 94080
Attention: Timothy Lu, Deb Knobelman, Curt Herberts
Email: tim.lu@sentibio.com, deb.knobelman@sentibio.com,
curt.herberts@sentibio.com
with copies (which shall not constitute notice) to:
Goodwin Procter LLP
100 Northern Avenue
Boston, MA 02210
Attention: Jocelyn M. Arel
  Michael R. Patrone
Facsimile: (617)
523-1231
E-mail:
jarel@goodwinlaw.com
  mpatrone@goodwinlaw.com
(b) if to a Holder, to the address or facsimile number set forth under such Holder’s signature on the signature page hereto.
Section 11.
Assignment
. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any of the Parties without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the Parties and their respective successors and assigns.
Section 12.
Amendment
. Except as otherwise specifically set forth in this Agreement, this Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties. Except as otherwise specifically set forth in this Agreement, any amendment, supplement or modification of or to any provision of this Agreement and any waiver of any provision of this Agreement shall be effective (a) only if it is made or given in writing and signed by Parent and all of the Holders or, in the case of a waiver, by Parent and (b) only in the specific instance and for the specific purpose for which made or given. Notwithstanding anything to the contrary contained herein, any holder of Shares may become party to this Agreement by executing and delivering a counterpart signature page hereto agreeing to be bound by and subject to the terms of this Agreement as a Holder hereunder. In such event, each such person shall thereafter shall be deemed a Holder for all purposes under this Agreement.
Section 13.
Termination
. This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio
upon the earliest to occur of (a) the Effective Time, (b) such date and time as the Business Combination Agreement shall be terminated pursuant to Article 7 thereof, and (c) upon mutual written agreement of the Parties. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or Liabilities under, or with respect to, this Agreement;
provided
,
however
, that (i) the termination of this Agreement pursuant to the foregoing clause (b) shall not affect any Liability on the part of any Party for a Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud; (ii) the provisions of
Section
 2(b)
(
Transfer Restrictions
),
Section
 3(a)
(
Termination of Related Party Agreements
) and
Section
 7(b)
(
Claims
) shall survive the termination of this Agreement pursuant to the foregoing clause (a); and (iii) the provisions of
Section
 5
(
Remedies
),
Section
 7(a)
(A
ppraisal Rights
),
Section
 8
(
Fees and Expenses
),
Section
 9
(
Trust Account Waiver
),
Section
 10
(
Notices
),
Section
 11
(
Assignment
),
Section
 12
(
Amendment
), this
Section
 13
(
Termination
),

Section
 14
(
Entire Agreement
),
Section
 17
(
Further Assurances
),
Section
 20
(
Miscellaneous
) and
Section
 21
(
Parties Advised by Counsel
) of this Agreement shall remain in full force and effect and survive any termination of this Agreement.
Section 14.
Entire Agreement
. This Agreement, the schedules hereto and the Business Combination Agreement contain the entire agreement and understanding between the Parties with respect to the subject matter hereof and thereof and supersede all prior discussions, negotiations, commitments, agreements and understandings, both written and oral, relating to such subject matter.
Section 15.
No Third-Party Beneficiaries
. Except as otherwise provided in this Agreement, this Agreement is for the sole benefit of the Parties and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the Parties and such successors and assigns, any legal or equitable rights hereunder.
Section 16.
Capacity as a Holder
. Notwithstanding anything herein to the contrary, the Holder signs this Agreement solely in the Holder’s capacity as a stockholder of the Company, and not in any other capacity and this Agreement shall not limit or otherwise affect the actions of any affiliate, employee, or designee of the Holder or any of its affiliates in his or her capacity, if applicable, as an officer or director of the Company or any other Person.
Section 17.
Further Assurances
. From time to time and without additional consideration, each Holder agrees that it (i) shall not take any action that would reasonably be expected to prevent, impede, interfere with or adversely affect such Holder’s, the Company’s and/or Parent’s ability to perform its obligations under this Agreement and/or the Business Combination Agreement, except as expressly contemplated by this Agreement or the Business Combination Agreement, and (ii) shall execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall take such further actions, as Parent may reasonably request for the purpose of carrying out and furthering the intent of this Agreement. In addition, each Holder that is a Company IRA Stockholder agrees to execute and deliver a counterpart of the Investor Rights Agreement, to become effective as of, and contingent upon consummation of, the Closing.
Section 18.
Disclosure
. Each Holder agrees to provide to Parent, the Company and their respective Representatives any information regarding such Holder or such Holder’s Shares that is reasonably requested by Parent, the Company or their respective Representatives and required in order for the Company and Parent to comply with Sections 5.4(b) and 5.7 of the Business Combination Agreement. Each Holder hereby authorizes Parent and the Company to publish and disclose in any announcement or disclosure required by the SEC or Nasdaq (including the Registration Statement/Proxy Statement), the Holder’s identity and ownership of the Shares and the nature of the Holder’s obligations under this Agreement.
Section 19.
Certain Events
. Each Holder agrees (severally with respect to itself and not jointly) that this Agreement and the obligations hereunder will attach to such Holder’s Shares and will be binding upon any Person to which legal or beneficial ownership of such Holder’s Shares passes, whether by operation of law or otherwise, including such Holder’s heirs, guardians, administrators or successors.
Section 20.
Miscellaneous
. The provisions of Section 8.5 (
Governing Law
), Section 8.7 (
Construction; Interpretation
), Section 8.10 (
Severability
), Section 8.11 (
Counterparts; Electronic Signatures
), Section 8.15 (
Waiver of Jury Trial
) and Section 8.16 (
Submission to Jurisdiction
) of the Business Combination Agreement shall apply to this Agreement mutatis
mutandis as if set forth herein.

Section 21.
Parties Advised by Counsel
. This Agreement has been negotiated between unrelated parties who are sophisticated and knowledgeable in the matters contained in this Agreement and who have acted in their own self interest. In addition, each Party has had the opportunity to seek advice of legal counsel. This Agreement will not be interpreted or construed against any Party because that Party or any attorney or representative for that Party drafted or participated in the drafting of this Agreement.
[
Signature pages follow
]

I
N
W
ITNESS
W
HEREOF
, the Parties have executed this Agreement as of the date first set forth above.

DYNAMICS SPECIAL PURPOSE CORP.

By:
Name: Mostafa Ronaghi
Title: Chief Executive Officer

SENTI BIOSCIENCES, INC.

By:
Name: Timothy Lu
Title: Chief Executive Officer

[S
IGNATURE
P
AGE
TO
S
UPPORT
A
GREEMENT
]

[[HOLDER]

[ Type in name of individual Holder ]]

[ for an entity, use the following signature block instead ]

[[HOLDER]

[ Type in name of Holder entity ]

By:_____________________________________
Name:
Title:]

Address for Notice:

Email for Notice:

Facsimile for Notice:

[S
IGNATURE
P
AGE
TO
S
UPPORT
A
GREEMENT
]

SCHEDULE 1

Holder	Number of Shares Held	Type	Address
Common
Preferred

[S
CHEDULE
1
TO
S
UPPORT
A
GREEMENT
]

SCHEDULE 2
Terminated Related Party Agreements

[S
CHEDULE
2 T
O
S
UPPORT
A
GREEMENT
]

Exhibit D
EXECUTION VERSION
COMPANY STOCKHOLDER SUPPORT AGREEMENT
This Company Stockholder Support Agreement (this “
Agreement
”), dated as of December 19, 2021, is among Dynamics Special Purpose Corp., a Delaware corporation (“
Parent
”), Senti Biosciences, Inc., a Delaware corporation (the “
Company
”) and each of the undersigned holders (together with each such holder who executes a signature page to this Agreement after the date hereof, the “
Holders
”) of capital stock of the Company. Each of Parent, the Company and the Holders may hereinafter be referred to as a “
Party
” and collectively as the “
Parties
”.
RECITALS
WHEREAS, Parent, Explore Merger Sub, Inc.
,
a Delaware corporation (“
Merger Sub
”), and the Company have entered into a Business Combination Agreement (as such agreement may be amended from time to time, the “
Business Combination Agreement
”), pursuant to which Merger Sub will merge with and into the Company, with the Company surviving as the surviving corporation (the “
Merger
”), all upon the terms and subject to the conditions set forth in the Business Combination Agreement;
WHEREAS, each Holder beneficially owns (as defined in
Rule 13d-3
under the Securities Exchange Act of 1934, as amended (the “
Exchange Act
”)), and has sole voting power with respect to the number and type of the Company Shares indicated opposite such Holder’s name on Schedule 1 attached hereto (or, in the case of any Holder who executes a signature page to this Agreement after the date hereof, attached to such Holder’s signature page) (as used herein, the term “
Shares
” means all the Company Shares held by the Holders as of the date hereof and any Company Shares or other equity interests or shares of the capital stock of the Company that such Holder may hereafter acquire, including, without limitation, through acquiring ownership of record or the power to vote (including, without limitation, by proxy or power of attorney) prior to the termination of the obligations of such Holder under this Agreement);
WHEREAS, this Agreement is a material inducement to Parent’s and Merger Sub’s willingness to enter into the Business Combination Agreement and the Ancillary Documents and consummate the transactions contemplated thereby, including the Merger, pursuant to which such Holder will directly or indirectly receive a material benefit; and
WHEREAS, all capitalized terms used but not defined in this Agreement shall have the respective meanings ascribed to them in the Business Combination Agreement.
NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Parent and the Holders agree as follows:
Section 1.
Agreement to Vote Shares
.
(a) Each Holder, solely in their capacity as a stockholder of the Company, agrees that, unless the Expiration Date has occurred, it shall validly execute and deliver to the Company, within forty eight (48) hours after the date that the Proxy Statement/Prospectus is disseminated by the Company to the Company’s stockholders following the date that the Registration Statement becomes effective, a written consent approving the Business Combination Agreement, the Merger, and any other matters necessary or reasonably requested by the Company for consummation of the Merger and the other transactions contemplated by the Business Combination Agreement in respect of the Shares. In addition, unless the Expiration Date has occurred, each Holder irrevocably and unconditionally agrees that at any meeting of the holders of Company Shares, or any adjournment or postponement thereof, or in connection with any written consent of the holders of Company Shares, with respect to the Business Combination Agreement or any of the transactions contemplated thereby, including the Merger, such Holder shall:
(i)    appear at any such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and
(ii)    vote (or cause to be voted) (i) in favor of adoption and approval of the Business Combination Agreement, the Merger, and any other matters necessary or reasonably requested by the Company for consummation of the Merger and the other transactions contemplated by the Business Combination Agreement, and (ii) against any proposal that would constitute a breach thereof or that conflicts or materially impedes or interferes therewith, including any Company Acquisition Proposal, or would adversely affect or delay the consummation of the transactions contemplated by the Business Combination Agreement.
(b)    Without limiting any other rights or remedies of Parent, each Holder hereby irrevocably appoints Parent or any individual designated by Parent as such Holder’s agent, attorney-in-fact
and proxy (with full power of substitution and resubstituting), for and in the name, place and stead of such Holder, up to the Expiration Date, to attend on behalf of such Holder any meeting of the Company Stockholders with respect to the matters described in
Section
 1(a)(ii)
, to include the Shares held by such Holder in any computation for purposes of establishing a quorum at any such meeting of the Company Stockholders, to vote (or cause to be voted) such Shares or consent (or withhold consent) with respect to any of the matters described in
Section
 1(a)(ii)
in connection with any meeting of the Company Stockholders or any action by written consent by the Company Stockholders (including the Company Stockholder Written Consent), in each case, only in the event and to the extent that the Holder fails to timely perform or otherwise comply with the covenants, agreements or obligations set forth in
Section
 1(a)
. The proxyholder may not exercise the proxy granted pursuant to this
Section
 1(b)
on any matter except those provided in
Section
 1(a)
, and each Holder may vote its, his or her Shares on all other matters, subject to the other applicable covenants, agreements and obligations set forth in this Agreement.
(c)    The proxy granted by each Holder pursuant to
Section
 1(b)
 (i) will be automatically revoked upon the Expiration Date, (ii) is coupled with an interest sufficient in law to support, subject to clause (i), an irrevocable proxy and is granted in consideration for Parent entering into the Business Combination Agreement and agreeing to consummate the transactions contemplated thereby, and (iii) is a durable proxy and shall survive the bankruptcy, dissolution, death, incapacity or other inability to act by such Holder and shall revoke any and all prior proxies granted by such Holder with respect to the Shares held by such Holder. The vote or consent of the proxyholder in accordance with
Section
 1(b)
and with respect to the matters in
Section
 1(a)(ii)
shall control in the event of any conflict between such vote or consent by such proxyholder and a vote or consent by each Holder (or any other Person with the power to vote the Shares held by such Holder) with respect to the matters in
Section
 1(a)(ii)
.
(d) Prior to the Expiration Date, except as expressly set forth herein, no Holder shall enter into any agreement, understanding or arrangement (whether written or oral) with any Person to vote or give instructions in any manner inconsistent with this
Section
 1
. Any such vote shall be cast, or consent shall be given, in accordance with such procedures relating thereto so as to ensure that it is duly counted for purposes of determining that a quorum is present and for purposes of recording the results of such vote or consent.
(e) In the event of any equity dividend or distribution, or any change in the equity interests of the Company by reason of any equity dividend or distribution, equity split, recapitalization, combination, conversion, exchange of equity interests or the like prior to the Closing (including the transactions contemplated by the Business Combination Agreement), the term “Shares” shall be deemed to refer to and include the Shares as well as all such equity dividends and distributions and any securities into which or for which any or all of the Shares may be changed or exchanged or which are received in such transaction (including the DYNS Common Stock received as result of the consummation of the Merger pursuant to the Business Combination Agreement). For the avoidance of doubt, in no event shall the term “Shares” be deemed to refer to or include any securities issued to any Holder pursuant to any Subscription Agreement.
Section 2.
Transfer of Shares
.
(a) Each Holder agrees that, prior to the Expiration Date, he, she or it shall not sell, assign, transfer (including by operation of law), place a lien on, pledge, dispose of or otherwise encumber any of his, her or its Shares or otherwise agree to do any of the foregoing (collectively, a “
Transfer
”), except (a) in compliance with all applicable federal and state securities Laws, (b) in compliance with the Governing Documents of the Company (it being understood and agreed than any waiver or consent to any Transfer pursuant to the Governing Documents of the Company shall require the mutual consent of Parent and the Company), (c) in compliance with the Business Combination Agreement and (d) if, prior to such Transfer, each transferee signs a counterpart to this Agreement pursuant to which such transferee agrees to be bound by the terms of this Agreement and to be a “Holder” hereunder;
provided
that, any subsequent transfer of the Shares by any such transferee shall also be made pursuant to, and in accordance with, all of the provisions of this
Section
 2
to the same extent as if each such transferee were a Holder. Each Holder shall not, directly or indirectly,
(i) pledge, encumber or create a Lien on any Shares or enter into any contract, option, commitment or other arrangement or understanding with respect to the foregoing;
(ii) grant any proxies or powers of attorney or enter into a voting agreement or other arrangement with respect to any of such Holder’s Shares;
(iii) enter into, or deposit any of such Holder’s Shares into, a voting trust or take any other action which would, or would reasonably be expected to, result in a diminution of the voting power represented by any of such Holder’s Shares; or
(iv) commit or agree to take any of the foregoing actions.
As used in this Agreement, the term “
Expiration Date
” shall mean the earliest to occur of (i) the Effective Time, (ii) such date and time as the Business Combination Agreement shall be terminated pursuant to Article 7 thereof and (iii) upon mutual written agreement of the Parties.
(b) From the Effective Time until the earlier of (i) the
Lock-Up
Release Date or (ii) the valid termination of this Agreement pursuant to Section 13, each Holder hereby agrees that it shall not, directly or indirectly, Transfer any of the Shares (including, for the avoidance of doubt, the DYNS Common Stock received as result of the consummation of the Merger pursuant to the Business Combination Agreement);
provided
,
however
, that the foregoing shall not apply to any Transfer (A) to such Holder’s officers or directors, any affiliates or family member thereof or any of their affiliates; (B) in the case of an individual, by gift to a member of one of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family, an affiliate of such person or to a charitable organization; (C) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (D) in the case of an individual, pursuant to a qualified domestic relations order; (E) by private sales or transfers made in connection with the transactions contemplated by the Business Combination Agreement; (F) pro rata to the direct or indirect partners, members or shareholders of such Holder or any related investment funds or vehicles controlled or managed by such persons or their respective affiliates in connection with the liquidation or dissolution thereof, and (G) by virtue of such Holder’s organizational documents upon liquidation or dissolution thereof;
provided
, that any transferee of any Transfer of the type set forth in clauses (A) through (G) must enter into a written agreement in form and substance reasonably satisfactory to Parent agreeing to be bound by this Agreement prior to the occurrence of such Transfer. For purposes of this Agreement, the “
Lock-Up
Release Date
” means the earliest of (A) the eighteen (18) month anniversary of the Closing and (B) subsequent to the Closing, (x) if the last reported sale price of the Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 consecutive trading day period commencing at least 330 days after the Closing, or (y) the date upon completion of a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of the public stockholders of Parent having the right to exchange their DYNS Common Stock for cash, securities or other property;
provided that
, upon the achievement of certain conditions set forth in Schedule 3, (a) the term of the
Lock-Up
Release Date set forth in Clause (A) of the prior sentence shall be reduced from eighteen (18) months to twelve (12) months, and (b) the term of the
Lock-Up
Release Date set forth in Clause (B) shall be reduced from 330 days to 150 days. In furtherance of the foregoing, Parent hereby agrees to (i) place a revocable stop order on all Shares subject to Section 2(b), including those which may be covered by a registration statement, and (ii) notify Parent’s transfer agent in writing of such stop order and the restrictions on such Shares under Section 2(b) and direct Parent’s transfer agent not to process any attempts by any Holder to Transfer any Shares except in compliance with this Section 2(b).
Notwithstanding the foregoing, to the extent any Holder is granted a release or waiver to a substantially similar lockup to those set forth in the restrictions contained in this Section 2 prior to the expiration of the
Lock-Up
Period, then all Holders subject to such restrictions shall be automatically granted a release or waiver from the restrictions contained in this Section 2 to the same extent, on substantially the same terms as and on a pro rata basis with, the Holder to which such release or waiver is granted.
Section 3.
Certain Covenants of the Holder
.
(a) Each Holder and the Company hereby agrees that, notwithstanding anything to the contrary in any such agreement, (i) each of the agreements set forth on
Schedule 2
hereto shall be automatically terminated and of no further force and effect (including any provisions of any such agreement that, by its terms, survive such termination) effective as of, and subject to and conditioned upon the occurrence of, the Effective Time and (ii) upon such termination neither the Company nor any of its Affiliates shall have any further obligations or Liabilities under or with respect to each such agreement. Without limiting the above, each of the Equity Holders who are a party to the agreements set forth on
Schedule 2
hereby expressly and irrevocably acknowledge and agree that all terms and conditions of the respective agreements to which they are a party to were duly observed or waived, as applicable.
(b) Each Holder hereby agrees to be bound by and subject to (i) Sections 5.3(a) (Confidentiality) and 5.4(a) (Public Announcements) of the Business Combination Agreement to the same extent as such provisions apply to the parties to the Business Combination Agreement, as if such Holder is directly party thereto, and (ii) Section 5.6(a) (Exclusive Dealing) of the Business Combination Agreement to the same extent as such provisions apply to the Company, as if the Holder is directly party thereto.
Section 4.
Representations and Warranties of Holders
. Each Holder hereby represents and warrants to Parent as follows:
(a) such Holder has the full power and authority to execute and deliver this Agreement and to perform such Holder’s obligations hereunder;
(b) this Agreement has been duly executed and delivered by such Holder and, assuming due authorization, execution and delivered by the other Parties, constitutes a valid, legal and binding agreement with respect to such Holder, enforceable against such Holder in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar Laws affecting creditors’ rights generally and general principles of equity;
(c) if such Holder is the beneficial owner of any Shares held in trust, no consent of any beneficiary of such trust is required in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby or by the Business Combination Agreement;

(d) such Holder beneficially owns the number of Shares indicated opposite such Holder’s name on Schedule 1 hereto, free and clear of any Liens (other than Liens created by this Agreement, applicable securities laws, the Company’s Amended and Restated Certificate of Incorporation, the Company’s existing bylaws, that certain Amended and Restated Investors’ Rights Agreement made as of October 22, 2020 by and among the Company and certain of its stockholders, and Permitted Liens), that certain Voting Agreement entered into as of October 22, 2020 by an among the Company and certain of its stockholders, as amended by Amendment No. 1 to the Voting Agreement, and has sole, and otherwise unrestricted, voting and investment power with respect to such Shares; none of the Shares are subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares; and no Person has any right to acquire from such Holder any of the Shares indicated opposite such Holder’s name on Schedule 1 hereto;
(e) such Holder agrees to promptly notify Parent in writing of any changes or updates to Schedule 1 hereto as it relates to such Holder after the date hereof;
(f) such Holder understands that, at the Effective Time, each outstanding Share shall be converted into the right to receive the Merger Consideration as set forth in the Business Combination Agreement;
(g) the execution and delivery of this Agreement by such Holder, the consummation by such Holder of the transactions contemplated hereunder and the performance by such Holder of his, her or its obligations hereunder do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, any Contract or any judgment to which such Holder is a party or by which such Holder is bound, or any Law to which such Holder is subject or, in the event that such Holder is a corporation, company, partnership, limited liability company, joint venture, association, trust, business trust or other entity, any Governing Document of such Holder;
(h) the execution and delivery of this Agreement by such Holder, the consummation by such Holder of the transactions contemplated hereunder and the performance by such Holder of his, her or its obligations hereunder do not and will not require any consent, approval, qualification, order or authorization of, registration, declaration or filing with, or notice to, any Governmental Entity by such Holder except for applicable requirements, if any, of the Exchange Act, and except where the failure to obtain such consents, approvals, qualifications, orders or authorizations or registrations, declarations or filings, would not prevent or impair in any material respect the performance by such Holder of his, her or its obligations under this Agreement; and
(i) no investment banker, broker, finder, consultant or intermediary or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission based upon arrangements made by or on behalf of such Holder in connection with its entering into this Agreement.
Section 5.
Remedies
. Notwithstanding anything to the contrary set forth in the Business Combination Agreement, the Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other Parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 6.
No Waivers
. No waiver of any breach of this Agreement extended by Parent to a Holder shall be construed as a waiver of any rights or remedies of Parent with respect to any other Holder or with respect to any subsequent breach of such Holder or any other such Holder. No waiver of any provisions hereof by either Party shall be deemed a waiver of any other provisions hereof by any such Party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such Party.
Section 7.
Appraisal Rights; Claims
. Each Holder hereby agrees (a) not to exercise any appraisal rights or any dissenters’ rights that such Holder may have (whether under applicable Law or otherwise) or could potentially have or acquire in connection with the Business Combination Agreement and the transactions contemplated by the Business Combination Agreement, including the Merger, and (b) not to commence or participate in any claim, derivative or otherwise, against the Company, Parent, Merger Sub or any of their respective Affiliates relating to the negotiation, execution or delivery of this Agreement or the Business Combination Agreement or the consummation of the Merger, including any claim (i) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (ii) alleging a breach of any fiduciary duty of the Company Board in connection with this Agreement, the Business Combination Agreement or the Merger.
Section 8.
Fees and Expenses
. Except as otherwise provided herein or in the Business Combination Agreement, all fees and expenses incurred in connection with or related to this Agreement and the Business Combination Agreement and the transactions contemplated hereby and thereby will be paid by the party incurring such fees or expenses, whether or not such transactions are consummated.
Section 9.
Trust Account Waiver
. Reference is made to the final prospectus of Parent, filed with the Securities Exchange Commission (the “
SEC
”) (File
No. 333-255930)
on May 27, 2021 (the “
Prospectus
”). The Holder acknowledges and agrees and understands that Parent has established a Trust Account containing the proceeds of IPO and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of Parent’s Public Stockholders, and Parent may disburse monies from the Trust Account only in the express circumstances described in the Prospectus. The Holder hereby agrees that, notwithstanding anything to the contrary in this Agreement, it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability.
Section 10.
Notices
. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by facsimile (having obtained electronic delivery confirmation thereof),
e-mail
(having obtained electronic delivery confirmation thereof), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:
(a) if to Parent:
Dynamics Special Purpose Corp.
2875 El Camino Real
Redwood City, CA 94061
Attention:
Email:
with copies (which shall not constitute notice) to:
Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attention: Alan Denenberg
Email: alan.denenberg@davispolk.com

if to Company:
Senti Biosciences, Inc.
2 Corporate Drive, 1st Floor
South San Francisco, CA 94080
Attention: Timothy Lu, Deb Knobelman, Curt Herberts
Email: tim.lu@sentibio.com, deb.knobelman@sentibio.com,
curt.herberts@sentibio.com
with copies (which shall not constitute notice) to:
Goodwin Procter LLP
100 Northern Avenue
Boston, MA 02210
Attention: Jocelyn M. Arel
Michael R. Patrone
Facsimile: (617)
523-1231
E-mail:
jarel@goodwinlaw.com
mpatrone@goodwinlaw.com
(b) if to a Holder, to the address or facsimile number set forth under such Holder’s signature on the signature page hereto.
Section 11.
Assignment
. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any of the Parties without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the Parties and their respective successors and assigns.
Section 12.
Amendment
. Except as otherwise specifically set forth in this Agreement, this Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties. Except as otherwise specifically set forth in this Agreement, any amendment, supplement or modification of or to any provision of this Agreement and any waiver of any provision of this Agreement shall be effective (a) only if it is made or given in writing and signed by Parent and all of the Holders or, in the case of a waiver, by Parent and (b) only in the specific instance and for the specific purpose for which made or given. Notwithstanding anything to the contrary contained herein, any holder of Shares may become party to this Agreement by executing and delivering a counterpart signature page hereto agreeing to be bound by and subject to the terms of this Agreement as a Holder hereunder. In such event, each such person shall thereafter shall be deemed a Holder for all purposes under this Agreement.
Section 13.
Termination
.
This Agreement shall automatically terminate, without any notice or other action by any Party, and be void
ab initio
upon the earliest to occur of (a) the Effective Time, (b) such date and time as the Business Combination Agreement shall be terminated pursuant to Article 7 thereof, and (c) upon mutual written agreement of the Parties. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or Liabilities under, or with respect to, this Agreement;
provided
,
however
, that (i) the termination of this Agreement pursuant to the foregoing clause (b) shall not affect any Liability on the part of any Party for a Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud; (ii) the provisions of
Section
 2(b)
(
Transfer Restrictions
),
Section
 3(a)
(
Termination of Related Party Agreements
) and
Section
 7(b)
(
Claims
) shall survive the termination of this Agreement pursuant to the foregoing clause (a); and (iii) the provisions of
Section
 5
(
Remedies
),
Section
 7(a)
(A
ppraisal Rights
),
Section
 8
(
Fees and Expenses
),
Section
 9
(
Trust Account Waiver
),
Section
 10
(
Notices
),
Section
 11
(
Assignment
),
Section
 12
(
Amendment
), this
Section
 13
(
Termination
),
Section
 14
(
Entire Agreement
),
Section
 17
(
Further Assurances
),
Section
 20
(
Miscellaneous
) and
Section
 21
(
Parties Advised by Counsel
) of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

Section 14.
Entire Agreement
. This Agreement, the schedules hereto and the Business Combination Agreement contain the entire agreement and understanding between the Parties with respect to the subject matter hereof and thereof and supersede all prior discussions, negotiations, commitments, agreements and understandings, both written and oral, relating to such subject matter.
Section 15.
No Third-Party Beneficiaries
. Except as otherwise provided in this Agreement, this Agreement is for the sole benefit of the Parties and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the Parties and such successors and assigns, any legal or equitable rights hereunder.
Section 16.
Capacity as a Holder
. Notwithstanding anything herein to the contrary, the Holder signs this Agreement solely in the Holder’s capacity as a stockholder of the Company, and not in any other capacity and this Agreement shall not limit or otherwise affect the actions of any affiliate, employee, or designee of the Holder or any of its affiliates in his or her capacity, if applicable, as an officer or director of the Company or any other Person.
Section 17.
Further Assurances
. From time to time and without additional consideration, each Holder agrees that it (i) shall not take any action that would reasonably be expected to prevent, impede, interfere with or adversely affect such Holder’s, the Company’s and/or Parent’s ability to perform its obligations under this Agreement and/or the Business Combination Agreement, except as expressly contemplated by this Agreement or the Business Combination Agreement, and (ii) shall execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall take such further actions, as Parent may reasonably request for the purpose of carrying out and furthering the intent of this Agreement. In addition, each Holder that is a Company IRA Stockholder agrees to execute and deliver a counterpart of the Investor Rights Agreement, to become effective as of, and contingent upon consummation of, the Closing.
Section 18.
Disclosure
. Each Holder agrees to provide to Parent, the Company and their respective Representatives any information regarding such Holder or such Holder’s Shares that is reasonably requested by Parent, the Company or their respective Representatives and required in order for the Company and Parent to comply with Sections 5.4(b) and 5.7 of the Business Combination Agreement. Each Holder hereby authorizes Parent and the Company to publish and disclose in any announcement or disclosure required by the SEC or Nasdaq (including the Registration Statement/Proxy Statement), the Holder’s identity and ownership of the Shares and the nature of the Holder’s obligations under this Agreement.
Section 19.
Certain Events
. Each Holder agrees (severally with respect to itself and not jointly) that this Agreement and the obligations hereunder will attach to such Holder’s Shares and will be binding upon any Person to which legal or beneficial ownership of such Holder’s Shares passes, whether by operation of law or otherwise, including such Holder’s heirs, guardians, administrators or successors.
Section 20.
Miscellaneous
. The provisions of Section 8.5 (
Governing Law
), Section 8.7 (
Construction; Interpretation
), Section 8.10 (
Severability
), Section 8.11 (
Counterparts; Electronic Signatures
), Section 8.15 (
Waiver of Jury Trial
) and Section 8.16 (
Submission to Jurisdiction
) of the Business Combination Agreement shall apply to this Agreement mutatis
mutandis as if set forth herein.
Section 21.
Parties Advised by Counsel
. This Agreement has been negotiated between unrelated parties who are sophisticated and knowledgeable in the matters contained in this Agreement and who have acted in their own self interest. In addition, each Party has had the opportunity to seek advice of legal counsel. This Agreement will not be interpreted or construed against any Party because that Party or any attorney or representative for that Party drafted or participated in the drafting of this Agreement.
[
Signature pages follow
]

I
N
W
ITNESS
W
HEREOF
, the Parties have executed this Agreement as of the date first set forth above.

DYNAMICS SPECIAL PURPOSE CORP.

By:
Name:	Mostafa Ronaghi
Title:	Chief Executive Officer

SENTI BIOSCIENCES, INC.

By:
Name:	Timothy Lu
Title:	Chief Executive Officer

[S
IGNATURE
P
AGE
TO
S
UPPORT
A
GREEMENT
]

[ [HOLDER ]

[ Type in name of individual Holder ]]

[ for an entity, use the following signature block instead ]

[ [HOLDER ]

[ Type in name of Holder entity ]

By:
Name:
Title:]

Address for Notice:

Email for Notice:

Facsimile for Notice:

[S
IGNATURE
P
AGE
TO
S
UPPORT
A
GREEMENT
]

SCHEDULE 1

Holder	Number of Shares Held	Type	Address
Common
Preferred

[S
CHEDULE
1
TO
S
UPPORT
A
GREEMENT
]

SCHEDULE 2
Terminated Related Party Agreements

[S
CHEDULE
2
TO
S
UPPORT
A
GREEMENT
]

SCHEDULE 3
Lock-Up
Reduction Conditions

[S
CHEDULE
 3
TO
S
UPPORT
A
GREEMENT
]

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20. Indemnification of Directors and Officers.
Our amended and restated certificate of incorporation, to be in effect upon consummation of the Business Combination, provides that all of our directors, officers, employees and agents shall be entitled to be indemnified by us to the fullest extent permitted by Section 145 of the DGCL. Section 145 of the DGCL concerning indemnification of officers, directors, employees and agents is set forth below.
Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a)
A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b)
A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c)
To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d)
Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e)
Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former officers and directors or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f)
The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

(g)
A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h)
For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i)
For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j)
The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k)
The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any by law, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
In accordance with Section 102(b)(7) of the DGCL, our amended and restated certificate of incorporation provides that no director shall be personally liable to us or any of our stockholders for monetary damages resulting from breaches of their fiduciary duty as directors, except to the extent such limitation on or exemption from liability is not permitted under the DGCL. The effect of this provision of our amended and restated certificate of incorporation is to eliminate our rights and those of our stockholders (through stockholders’ derivative suits on our behalf) to recover monetary damages against a director for breach of the fiduciary duty of care as a director, including breaches resulting from negligent or grossly negligent behavior, except, as restricted by Section 102(b)(7) of the DGCL. However, this provision does not limit or eliminate our rights or the rights of any stockholder to seek non-monetary relief,
such as an injunction or rescission, in the event of a breach of a director’s duty of care.
If the DGCL is amended to authorize corporate action further eliminating or limiting the liability of directors, then, in accordance with our amended and restated certificate of incorporation, the liability of our directors to us or our stockholders will be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Any repeal or amendment of provisions of our amended and restated certificate of incorporation limiting or eliminating the liability of directors, whether by our stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to further limit or eliminate the liability of directors on a retroactive basis.
Our amended and restated certificate of incorporation also provides that we will, to the fullest extent authorized or permitted by applicable law, indemnify our current and former officers and directors, as well as those persons who, while directors or officers of our corporation, are or were serving as directors, officers, employees or agents of another entity, trust or other enterprise, including service with respect to an employee benefit plan, in connection with any threatened, pending or completed proceeding, whether civil, criminal, administrative or investigative, against all expense, liability and loss (including, without limitation, attorney’s fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by any such person in connection with any such proceeding.
Notwithstanding the foregoing, a person eligible for indemnification pursuant to our amended and restated certificate of incorporation will be indemnified by us in connection with a proceeding initiated by such person only if such proceeding was authorized by our board of directors, except for proceedings to enforce rights to indemnification.

The right to indemnification which is conferred by our amended and restated certificate of incorporation is a contract right that includes the right to be paid by us the expenses incurred in defending or otherwise participating in any proceeding referenced above in advance of its final disposition, provided, however, that if the DGCL requires, an advancement of expenses incurred by our officer or director (solely in the capacity as an officer or director of our corporation) will be made only upon delivery to us of an undertaking, by or on behalf of such officer or director, to repay all amounts so advanced if it is ultimately determined that such person is not entitled to be indemnified for such expenses under our amended and restated certificate of incorporation or otherwise.
The rights to indemnification and advancement of expenses will not be deemed exclusive of any other rights which any person covered by our amended and restated certificate of incorporation may have or hereafter acquire under law, our amended and restated certificate of incorporation, our bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.
Any repeal or amendment of provisions of our amended and restated certificate of incorporation affecting indemnification rights, whether by our stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision. Our amended and restated certificate of incorporation will also permit us, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other that those specifically covered by our amended and restated certificate of incorporation.
Our bylaws include the provisions relating to advancement of expenses and indemnification rights consistent with those which are set forth in our amended and restated certificate of incorporation. In addition, our bylaws provide for a right of indemnity to bring a suit in the event a claim for indemnification or advancement of expenses is not paid in full by us within a specified period of time. Our bylaws also permit us to purchase and maintain insurance, at our expense, to protect us and/or any director, officer, employee or agent of our corporation or another entity, trust or other enterprise against any expense, liability or loss, whether or not we would have the power to indemnify such person against such expense, liability or loss under the DGCL.
Any repeal or amendment of provisions of our bylaws affecting indemnification rights, whether by our board of directors, stockholders or by changes in applicable law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing thereunder with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.
We have entered into indemnification agreements with each of our officers and directors, a form of which is filed as Exhibit 10.6 to our Registration Statement on
Form S-1
that was declared effective by the SEC on May 25, 2021. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.
These limitations of liability do not alter director liability under the federal securities laws and do not affect the availability of equitable remedies such as an injunction or rescission.
Pursuant to the Business Combination Agreement incorporated by reference as Exhibit 2.1 to this Registration Statement, we have agreed to continue to indemnify our current directors and officers and have agreed to the continuation of director and officer liability insurance covering our current directors and officers.
It is anticipated that the board of directors of the Combined Company will, in connection with consummating the Business Combination, approve and direct the Combined Company to enter into customary indemnification agreements with the persons intended to serve as directors and executive officers of the Combined Company following the Business Combination.
Item 21. Exhibits and Financial Statement Schedules.

Exhibit Number	Description of Exhibit

2.1*^	Business Combination Agreement, dated as of December 19, 2021, by and among Dynamics Special Purpose Corp., Explore Merger Sub, Inc. and Senti Biosciences, Inc. (attached as Annex A to the proxy statement/prospectus contained in this registration statement)

2.2*	Amendment No. 1 to Business Combination Agreement, dated as of February 12, 2022, by and among Dynamics Special Purpose Corp., Explore Merger Sub, Inc. and Senti Biosciences, Inc. (attached as Annex A-A to the proxy statement/prospectus contained in this registration statement)

3.1	Amended and Restated Certificate of Incorporation of Senti Biosciences, Inc., as currently in effect.

3.2**	Form of Amended and Restated Certificate of Incorporation of Dynamics Special Purpose Corp., to be effective immediately after the closing of the Business Combination.

3.3	Bylaws of Senti Biosciences, Inc., as currently in effect.

3.4**	Form of Amended and Restated Bylaws of Dynamics Special Purpose Corp., to be effective upon the completion of the Business Combination.

5.1**	Opinion of Davis Polk & Wardwell LLP.

10.1	Amended and Restated Investors’ Rights Agreement by and among Senti Biosciences, Inc. and certain of its stockholders, dated October 22, 2020

10.2+	Senti Biosciences, Inc. 2016 Stock Incentive Plan, as amended, and forms of award agreements thereunder.

10.3**+	Senti Biosciences, Inc. 2022 Stock Option and Incentive Plan and forms of award agreements thereunder.

10.4**+	Senti Biosciences, Inc. 2022 Employee Stock Purchase Plan.

10.5**+	Form of Indemnification Agreement by and between Dynamics Special Purpose Corp. and each of its directors and executive officers, to be effective on or after the closing of the Business Combination.

10.6+	Employee Offer Letter, by and between Timothy Lu and Senti Biosciences, Inc., dated December 27, 2018.

10.7+	Employee Offer Letter, by and between Philip Lee and Senti Biosciences, Inc., dated December 27, 2018.

10.8+	Employment Agreement, by and between Curt Herberts III and Senti Biosciences, Inc., dated April 28, 2018.

10.9+	Employee Offer Letter, by and between Deborah Knobelman and Senti Biosciences, Inc., dated May 13, 2021.

10.10	Lease, by and between Britannia Biotech Gateway Limited Partnership and Senti Biosciences, Inc., dated July 17, 2018.

10.11	First Amendment to Lease, by and between Britannia Biotech Gateway Limited Partnership and Senti Biosciences, Inc., dated May 8, 2019.

10.12	Second Amendment to Lease, by and between Britannia Biotech Gateway Limited Partnership and Senti Biosciences, Inc., dated June 17, 2020.

10.13	Research and Development and Laboratory Lease Agreement, by and between 1430 Harbor Bay Pkwy LLC and Senti Biosciences, Inc., dated June 3, 2021.

Exhibit Number	Description of Exhibit

10.14†	Patent License Agreement by and between the U.S. Department of Health and Human Services, as represented by the National Cancer Institute, and Senti Biosciences, Inc., dated July 20, 2020.

10.15†	Patent License Agreement by and between the U.S. Department of Health and Human Services, as represented by the National Cancer Institute, and Senti Biosciences, Inc., dated February 5, 2021.

10.16†	Research Collaboration and License Agreement by and between Spark Therapeutics, Inc. and Senti Biosciences, Inc., dated April 9, 2021.

10.17†	Patent License Agreement by and between the U.S. Department of Health and Human Services, as represented by the National Cancer Institute, and Senti Biosciences, Inc., dated May 17, 2021.

10.18†	Collaboration and Option Agreement by and between BlueRock Therapeutics, LP and Senti Biosciences, Inc., dated May 21, 2021.

10.19	Form of Investor Rights and Lock-up Agreement (included in Exhibit 2.1).

10.20^	Form of Subscription Agreement (Incorporated by reference to Exhibit 10.1 of Dynamics Special Purpose Corp.’s Current Report on Form 8-K as filed with the Securities and Exchange Commission on December 20, 2021).

10.21	Form Sponsor Support Agreement (included in Exhibit 2.1).

10.22	Form of Company Stockholder Support Agreement (included in Exhibit 2.1).

10.23**	Amendment to Company Stockholder Support Agreement, dated February 14, 2022.

10.24	Form of Amendment to Company Stockholder Support Agreement entered into on February 12, 2022 by certain stockholders of Senti Biosciences, Inc.

23.1	Consent of KPMG LLP, independent registered public accounting firm.

23.2**	Consent of Davis Polk & Wardwell LLP (included in Exhibit 5.1).

23.3	Consent of Marcum LLP, independent registered public accounting firm.

24.1*	Power of Attorney. Reference is made to the signature page hereto.

101.INS	XBRL Instance Document-this instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document.

101.SCH	XBRL Taxonomy Extension Schema Document.

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document.

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document.

101.LAB	XBRL Taxonomy Extension Label Linkbase Document.

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document.

104	Cover Page Interactive Data File (formatted as inline XBRL and contained in Exhibit 101).

107	Filing Fee Table.

*
Annexes, schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation
S-K.
The registrant agrees to furnish supplementally a copy of any omitted attachment to the Securities and Exchange Commission on a confidential basis upon request.

**	To be filed by amendment.
^	Previously filed.
+	Indicates management contract or compensatory plan.
†
Portions of this exhibit (indicated by asterisks) have been omitted because the registrant has determined that the information is both not material and is the type that the registration treats as private or confidential.

(b)	Financial Statement Schedules.
All financial statement schedules are omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or the notes thereto.

Item 22. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b)(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.
(2) The registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
(d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this
Form S-4,
within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
(e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redwood City, State of California, on the 14th day of February, 2022.

DYNAMICS SPECIAL PURPOSE CORP.

By:	/s/ Mostafa Ronaghi
Name:	Mostafa Ronaghi
Title:	Chief Executive Officer
POWER OF ATTORNEY
We, the undersigned directors and officers of Dynamics Special Purpose Corp. hereby severally constitute and appoint Mostafa Ronaghi and Mark Afrasiabi, each acting together or alone, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-4 (including all pre-effective and post-effective amendments and registration statements filed pursuant to Rule 462 under the Securities Act of 1933), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that such attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Omid Farokhzard Omid Farokhzad	Executive Chair of the Board of Directors	February 14, 2022

/s/ Mostafa Ronaghi Mostafa Ronaghi	Chief Executive Officer and Director	February 14, 2022

/s/ Mark Afrasiabi Mark Afrasiabi	Chief Financial Officer	February 14, 2022

/s/ David Epstein David Epstein	Director	February 14, 2022

/s/ Jay Flatley Jay Flatley	Director	February 14, 2022

/s/ Deep Nishar Deep Nishar	Director	February 14, 2022